As filed with the Securities and Exchange Commission on June 13, 2024

Registration No. 333-276999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Arena Holdco, Inc.

(to be renamed The Arena Group Holdings, Inc.)

(Exact name of Registrant as specified in its charter)

Delaware	4841	93-4199130
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o The Arena Group Holdings, Inc.

200 Vesey Street

24th Floor

New York, New York 10281

(212) 321-5002

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Sara Silverstein

Chief Executive Officer

The Arena Group Holdings, Inc.

200 Vesey Street

24th Floor

New York, New York 10281

(212) 321-5002

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Robert A. Freedman, Esq. Jennifer J. Hitchcock, Esq. Aman D. Singh, Esq. Fenwick & West LLP 555 California Street San Francisco, CA 94104 (415) 875-2300	Sara Silverstein Chief Executive Officer The Arena Group Holdings, Inc. 200 Vesey Street 24th Floor New York, New York 10281 (212) 321-5002	Alan I. Annex, Esq. Laurie L. Green, Esq. Greenberg Traurig, P.A. 401 East Las Olas Boulevard Fort Lauderdale, FL 33301 (954) 765-0500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company, and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

The information in this combined proxy statement/prospectus is not complete and may be changed. New Arena Holdco, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This combined proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION, DATED JUNE 13, 2024

The Arena Group Holdings, Inc.

200 Vesey Street

24th Floor

New York, New York 10281

(212) 321-5002

                , 2024

Dear The Arena Group Holdings, Inc. Stockholders:

You are cordially invited to attend a special meeting (the “special meeting”) of the stockholders of The Arena Group Holdings, Inc. (“Arena”) to be held via live webcast on                 , at                 , Eastern Time. The special meeting can be accessed by visiting https://                                         . The password for the meeting is                 .

Arena entered into a Business Combination Agreement, dated as of November 5, 2023 (as amended by Amendment No. 1 to the Business Combination Agreement, dated as of December 1, 2023, and as it may be further amended from time to time, the “Transaction Agreement”) by and among Arena, Simplify Inventions LLC, a Delaware limited liability company (“Simplify”), Bridge Media Networks, LLC, a Michigan limited liability company and a wholly owned subsidiary of Simplify (“Bridge Media”), New Arena Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Arena (“Newco”), Energy Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 1”), and Energy Merger Sub II, LLC a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 2”), to combine Bridge Media and Arena under a new publicly traded company, Newco. At the closing of the transactions contemplated by the Transaction Agreement (the “Closing”), Newco will change its registered name with the Secretary of State of Delaware to “The Arena Group Holdings, Inc.” (and hereafter referred to as “New Arena” in the accompanying combined proxy statement/prospectus).

The Transaction Agreement provides for: (i) the merger of Merger Sub 1 with and into Bridge Media, with Merger Sub 1 being the surviving company, a wholly owned subsidiary of Newco being renamed Bridge Media Networks, LLC (the “Bridge Media Merger”); (ii) immediately following the Bridge Media Merger, the merger of Merger Sub 2 with and into Arena, with Arena being the surviving company and becoming a wholly owned subsidiary of Newco (the “Arena Merger,” and together with the Bridge Media Merger, the “Mergers”); (iii) immediately following the Mergers, the purchase by The Hans Foundation USA, a nonprofit nonstock corporation (the “Hans Foundation”) of 25,000 shares of New Arena Series A Preferred Stock, par value $0.0001 per share, at a purchase price of $1,000.00 per share for an aggregate purchase price of $25,000,000 (such amount, the “Preferred Stock Financing Amount,” and such financing, the “Preferred Stock Financing”) pursuant to the subscription agreement, dated as of November 5, 2023 (the “Preferred Stock Subscription Agreement”), by and between Newco and the Hans Foundation; and (iv) immediately following the Mergers, the purchase by 5-Hour International Corporation Pte. Ltd. (“5-Hour”) of 5,000,000 shares of New Arena’s common stock, par value $0.0001 per share (“New Arena Common Stock”), at a purchase price of $5.00 per share for an aggregate purchase price of $25,000,000 (such amount, the “Common Stock Financing Amount,” such financing, the “Common Stock Financing”) pursuant to the subscription agreement, dated as of November 5, 2023 (the “Common Stock Subscription Agreement”), by and between Newco and 5-Hour. Further, concurrently with the Closing of the Mergers, pursuant to that certain Committed Equity Facility Term Sheet, dated November 5, 2023, by and between Arena and Simplify (the “Committed Equity Facility Term Sheet”), Newco will enter into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Simplify, pursuant to which Simplify will agree to purchase, at New Arena’s request, up to $20,000,000 in aggregate purchase price of shares of New Arena Common Stock from time to time during the 12 months following the Closing Date at a price per share equal to the lesser of (i) the volume-weighted average price of the New Arena Common Stock for the last sixty trading days prior to the purchase date and (ii) $3.86 per share, (the “Equity Line of Credit” and, together with the Mergers, the Preferred Stock Financing, the Common Stock Financing and the other transactions contemplated by the Transaction Agreement, the “Transactions”).

Immediately following the Closing, (i) Simplify will own approximately 75.7% of the outstanding shares of New Arena Common Stock, (ii) 5-Hour will own approximately 6.6% of the outstanding shares of New Arena Common Stock and (iii) former Arena stockholders will own the remaining outstanding shares of New Arena Common Stock. Such amounts are based on 76,150,445 shares of New Arena Common Stock expected to be outstanding following the Closing and exclude the ownership of shares of New Arena Common Stock that may be issued from time to time pursuant to the Equity Line of Credit. Following the Closing, shares of Arena common stock, par value $0.01 per share (“Arena Common Stock”) will be delisted from the NYSE American (the “NYSE American”) and deregistered under the Securities Exchange Act of 1934, as amended, and cease to be publicly traded. New Arena and its subsidiaries will operate under Arena’s current name “The Arena Group Holdings, Inc.” and New Arena Common Stock will be traded on the NYSE American under Arena’s current stock ticker symbol “AREN.”

At the special meeting of the stockholders of Arena, you will be asked to vote on:

●	Proposal No. 1 – The Transactions Proposal: a proposal to adopt the Transaction Agreement and approve the Transactions, including the Mergers (the “Transactions Proposal”); and

●	Proposal No. 2 – The Stock Issuance Proposal: a proposal to approve, for purposes of complying with the applicable provisions of Sections 712(a) and 713 of the NYSE American Company Guide, the issuance of an aggregate of (i) 46,541,482 shares of New Arena Common Stock pursuant to the Mergers and Common Stock Financing, (ii) 60,000 shares of New Arena Common Stock representing payment of the commitment fee under the Stock Purchase Agreement and (iii) up to $20.0 million in aggregate purchase price of shares of New Arena Common Stock pursuant to the Equity Line of Credit (the “Stock Issuance Proposal”).

The Transactions Proposal and the Stock Issuance Proposal are cross-conditioned on the approval of the other.

Following a comprehensive review of Arena’s strategic opportunities to increase stockholder value, the Arena Board believes that Bridge Media is the ideal strategic partner for Arena and that the structure of the Transactions provides the best opportunity to drive continued growth and expand Arena’s ability to focus on its deep content verticals and digital media platform. The Arena Board believes the Transactions will accelerate Arena’s planned expansion across the video ecosystem, enable the combined company to have a significant presence in OTT, CTV, and Free Ad Support Television channels, unlock significant revenue opportunities, and create a diversified, high-performance digital media leader with additional ways to reach consumers and support advertising clients across video platforms. New Arena will potentially provide substantial benefits to Arena stockholders as holders of shares of New Arena Common Stock and offer a highly differentiated digital media portfolio that can support the opportunity to create, distribute and monetize premium video content across all linear, digital and connected ecosystems.

The Arena Board has reviewed and considered the terms of the Transaction Agreement and has determined that the Transaction Agreement and the Transactions, including the Mergers, are advisable, fair to and in the best interests of, Arena and its stockholders. The Arena Board recommends that you vote “FOR” the proposal to adopt the Transaction Agreement and approve the Transactions, including the Mergers, and “FOR” all the other proposals described in the accompanying combined proxy statement/prospectus.

We urge you to read the enclosed combined proxy statement/prospectus, including the Annexes, carefully and in their entirety, as they include important information about the Transactions. In particular, we urge you to carefully read the section titled “Risk Factors” beginning on page 28 of the enclosed combined proxy statement/prospectus for a description of the risks that you should consider in evaluating the Transactions.

Your vote is very important. We cannot complete the Transactions unless Arena stockholders adopt the Transaction Agreement and approve the Transactions, including the Mergers. Whether or not you expect to attend the special meeting, the details of which are described in the enclosed combined proxy statement/prospectus, please immediately submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope.

After the completion of the Transactions, we will be a “Controlled Company” within the meaning of NYSE American corporate governance listing standards. We will qualify for exemptions from certain NYSE American corporate governance listing standards and we will avail ourselves of such exemptions, in whole or in part, as requested by Simplify.

If you have any questions or require assistance in voting your shares, you should call                         , Arena’s investor relations representative for the special meeting, toll-free at                         .

Sincerely,

Cavitt Randall
Chairman of the Board of Directors
The Arena Group Holdings, Inc.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued pursuant to the Transactions or determined if the enclosed combined proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The enclosed combined proxy statement/prospectus is dated                 , 2024, and is first being mailed to stockholders on or about                 , 2024.

The Arena Group Holdings, Inc.

200 Vesey Street

24th Floor

New York, New York 10281

(212) 321-5002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF THE ARENA GROUP HOLDINGS, INC.

TO BE HELD ON                         , 2024

A special meeting of The Arena Group Holdings, Inc. stockholders will be held virtually on                 , at                 , Eastern Time. The special meeting can be accessed by visiting https://                         , where you will be able to listen to the meeting live and vote during the meeting. The password for the meeting is                         . Please note that you will only be able to access the special meeting by means of remote communication.

On behalf of Arena’s board of directors (the “Arena Board”), you are cordially invited to attend the special meeting, to conduct the following business items:

1.	Proposal No. 1 - The Transactions Proposal - to consider and vote on a proposal to adopt the business combination described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A (as it may be amended from time to time, the “Transaction Agreement”), which, among other things, provides for the merger of (i) Merger Sub 1 with and into Bridge Media, with Merger Sub 1 surviving the merger as a wholly owned subsidiary of Newco and being renamed Bridge Media Networks, LLC and (ii) Merger Sub 2 with and into Arena, with Arena surviving the merger as a wholly owned subsidiary of Newco, in accordance with the terms and subject to the conditions of the Transaction Agreement and (b) approving the other transactions contemplated by the Transaction Agreement and related agreements described in this combined proxy statement/prospectus (collectively, the “Transactions,” and such proposal, the “Transactions Proposal”).

2.	Proposal No. 2 – The Stock Issuance Proposal – to consider and vote on a proposal to approve, for purposes of complying with the applicable provisions of Sections 712(a) and 713 of the NYSE American LLC Company Guide, the issuance of an aggregate of (i) 46,541,482 shares of New Arena Common Stock pursuant to the Mergers and the Common Stock Financing, (ii) 60,000 shares of New Arena Common Stock representing payment of the commitment fee under the Stock Purchase Agreement and (iii) up to $20.0 million aggregate purchase price of shares of New Arena Common Stock pursuant to the Equity Line of Credit (the “Stock Issuance Proposal”).

The Transactions Proposal and the Stock Issuance Proposal are cross-conditioned on the approval of the other.

These items of business, including the Transaction Agreement and the Transactions, are described in detail in the accompanying combined proxy statement/prospectus.

Only stockholders of record on the books of Arena at the close of business on                 , will be entitled to vote at the special meeting or any adjournment or postponement thereof. If a new record date is set, you will be entitled to vote at the special meeting if you hold shares of Arena Common Stock as of such new record date.

THE ARENA BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH PROPOSAL.

Consummation of the Transactions is conditioned on the approval of the Transactions Proposal and the Stock Issuance Proposal. If either of the Transactions Proposal and the Stock Issuance Proposal are not approved, we will not consummate the Transactions.

Your vote is very important. Approval of the Transactions by Arena stockholders is a condition to the Transactions and requires the affirmative vote, in person or by proxy, of holders of a majority of the shares of Arena Common Stock outstanding and entitled to vote on such proposal. Your abstaining, failure to submit a proxy or vote in person at the special meeting or failure to provide your broker, nominee, fiduciary or other custodian, as applicable, with instructions on how to vote your shares will have the same effect as a vote against the adoption of the Transaction Agreement and the approval of the Transactions.

Whether or not you plan to attend the special meeting, please promptly submit your proxy by telephone or by accessing the Internet site following the instructions in the accompanying combined proxy statement/prospectus or by marking, dating, signing and returning the accompanying proxy card in the self-addressed postage prepaid envelope as promptly as possible. If you attend the special meeting, you may withdraw your proxy and vote in person.

The special meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. There will be no physical meeting location. We believe the virtual format makes it easier for stockholders to attend, and participate fully and equally in, the special meeting because they can join with any internet-connected device from any location around the world at no cost. Our virtual meeting format helps us engage with all stockholders—regardless of size, resources, or physical location, saves us and stockholders’ time and money and reduces our environmental impact.

By Order of the Board of Directors

/s/ Cavitt Randall
Cavitt Randall
Chairman of the Board of Directors
The Arena Group Holdings, Inc.

References to Additional Information

You may obtain additional copies of this combined proxy statement/prospectus or any other publicly available information concerning Arena, without charge, by contacting               , Arena’s investor relations representative at the address and telephone number listed below, or from the SEC through the SEC website at www.sec.gov.

Address:
Phone:

To obtain timely delivery of documents, you must request them no later than five business days before the date of the special meeting, which is scheduled to be held on                 .

Submitting Proxies by Mail, Telephone or Internet

Arena stockholders of record may vote by submitting their proxies:

●	by telephone, by calling the toll-free number and following the recorded instructions;

●	by accessing the Internet website at www.proxyvote.com and following the instructions on the website; or

●	by mail, by indicating their vote on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied the proxy card.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

Stockholders of Arena whose shares are held in “street name” must provide their broker, nominee, fiduciary or other custodian with instructions on how to vote their shares; otherwise, their broker, nominee, fiduciary or other custodian will not vote their shares on any of the proposals before the special meeting. Stockholders should check the voting form provided by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.

TRADEMARKS AND TRADE NAMES

Arena owns and has rights to, and New Arena will own or acquire rights to, trademarks, service marks, copyrights and trade names in conjunction with the operation of its business and future business, including, without limitation, Arena trademarks. Solely for convenience, the trademarks, service marks, copyrights and trade names referred to in this combined proxy statement/prospectus may be listed without the ™, © and ® symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, copyrights and trade names included or referred to in this combined proxy statement/prospectus.

This combined proxy statement/prospectus also includes trademarks, service marks and trade names of other companies, including, without limitation, Simplify and Bridge Media. Each trademark, service mark or trade name of any other company appearing in this combined proxy statement/prospectus belongs to its holder. Use or display by us of other parties’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of the trademark, service mark or trade name owner.

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Helpful Information

In this document:

●	“5-Hour” means 5-Hour International Corporation Pte. Ltd., a company organized under the laws of Singapore. The indirect owner of 5-Hour also has an indirect non-controlling interest in Simplify;

●	“Advertising Commitment Agreement” means the Advertising Commitment Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, by and among Arena, Simplify and Agency 5, a form of which is attached as Annex B to this combined proxy statement/prospectus;

●	“Agency 5” means Agency 5, LLC, a Michigan limited liability company and an indirect subsidiary of Simplify;

●	“Ancillary Agreements” means, collectively, the Support Agreement, the Advertising Commitment Agreement, the Registration Rights Agreement, the Common Stock Subscription Agreement, the Preferred Stock Subscription Agreement, the Nomination Agreement and the Master Airtime Services Agreement;

●	“Arena” means The Arena Group Holdings, Inc., a Delaware corporation, prior to the Closing. At the Closing, Arena will change its registered name with the Secretary of State of Delaware to “The Arena Group Operating Holdco, Inc.”;

●	“Arena Board” means the board of directors of Arena;

●	“Arena Common Stock” means the common stock, par value $0.01 per share, of Arena;

●	“Arena Credit Agreement” means the Financing and Security Agreement, dated as of February 6, 2020, as amended through the Seventh Amendment to the Financing and Security Agreement, dated as of August 31, 2023, by and among Arena, the subsidiaries of Arena party thereto and SLR Digital Finance LLC;

●	“Arena Effective Time” means the time of acceptance by the Secretary of State of the State of Delaware of a certificate of merger to be filed by Arena with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, to consummate the Arena Merger;

●	“Arena Merger” means the merger of Merger Sub 2 with Arena, with Arena as the surviving company and becoming a wholly owned subsidiary of Newco on the terms and subject to the conditions set forth in the Transaction Agreement;

●	“Arena Merger Consideration” means, with respect to each share of Arena Common Stock (other than Excluded Shares), one share of New Arena Common Stock;

●	“Arena Notes” means the Notes (as such term is defined in the Arena Note Purchase Agreement);

●	“Arena Note Purchase Agreement” means the Third Amended and Restated Note Purchase Agreement, dated as of December 15, 2022, as amended by the First Amendment to the Third Amended and Restated Note Purchase Agreement, dated as of August 14, 2023, and the Second Amendment to the Third Amended and Restated Note Purchase Agreement, dated as of December 1, 2023, by and among Arena, the subsidiaries of Arena party thereto, BRF Finance Co., LLC, and the other purchasers from time-to-time party thereto;

●	“Arena Warrant” means warrants to purchase shares of Arena Common Stock that are issued and outstanding immediately prior to the Arena Effective Time;

●	“B. Riley” means B. Riley Financial, Inc., a Delaware corporation;

●	“Bridge Media” means Bridge Media Networks, LLC, a Michigan limited liability company and a wholly owned subsidiary of Simplify;

●	“Bridge Media Consideration” means 41,541,482 shares of New Arena Common Stock;

●	“Bridge Media Effective Time” means the time of acceptance by the Secretary of State of the State of Delaware of a certificate of merger to be filed by Bridge Media with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, to consummate the Bridge Media Merger;

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●	“Bridge Media Merger” means the merger of Merger Sub 1 with Bridge Media, with Merger Sub 1 as the surviving company, a wholly owned subsidiary of Newco being renamed Bridge Media Networks, LLC, on the terms and subject to the conditions set forth in the Transaction Agreement;

●	“Bridge Media Interests” means all of the outstanding membership interests of Bridge Media;

●	“Bridge News” means Bridge News LLC, a Michigan limited liability company and an affiliate of Simplify;

●	“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close;

●	“Closing” means the consummation of the Transactions;

●	“Closing Date” means the date on which the Closing occurs;

●	“Code” means the Internal Revenue Code of 1986, as amended;

●	“Committed Equity Facility Term Sheet” means the Committed Equity Facility Term Sheet, dated November 5, 2023, by and between Arena and Simplify, a copy of which is attached as Annex F to this combined proxy statement/prospectus;

●	“Common Stock Financing” means the purchase by 5-Hour of 5,000,000 shares of New Arena Common Stock at a purchase price of $5.00 per share, for an aggregate purchase price of $25,000,000, pursuant to the Common Stock Subscription Agreement;

●	“Common Stock Subscription Agreement” means the Common Stock Subscription Agreement, dated November 5, 2023, by and between Newco and 5-Hour, a copy of which is attached as Annex D to this combined proxy statement/prospectus;

●	“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 3, 2023, entered into by and between Arena and SI Capital LLC and its affiliates;

●	“DGCL” means the Delaware General Corporation Law, as amended;

●	“Equity Line of Credit” means an aggregate $20,000,000 payable to New Arena in exchange for shares of New Arena Common Stock having a per share purchase price equal to the lesser of (i) the volume-weighted average price of the New Arena Common Stock for the last sixty (60) trading days prior to the purchase date and (ii) $3.86 per share pursuant to the Stock Purchase Agreement;

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

●	“Excluded Shares” means shares of Arena Common Stock outstanding immediately prior to the effective time of the Mergers held by Arena as treasury stock;

●	“FCC” means the U.S. Federal Communications Commission;

●	“FTC” means the U.S. Federal Trade Commission;

●	“GAAP” means generally accepted accounting principles in the United States;

●	“Hans Foundation” means The Hans Foundation USA, a nonprofit nonstock corporation, which owns a non-voting minority interest in Simplify;

●	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

●	“Independent Director” means a director of New Arena who is independent under the NYSE American listing rules;

●	“Master Airtime Services Agreement” means the Master Airtime Services Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, by and between Bridge News and Bridge Media, a form of which is attached as Annex C to this combined proxy statement/prospectus;

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●	“Mergers” means, together, the Bridge Media Merger and the Arena Merger;

●	“Merger Sub 1” means Energy Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco;

●	“Merger Sub 2” means Energy Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco;

●	“New Arena” means Newco after the Closing. At the Closing, Newco will change its registered name with the Secretary of State of Delaware to “The Arena Group Holdings, Inc.”;

●	“New Arena Board” means the board of directors of New Arena;

●	“New Arena Bylaws” means the amended and restated bylaws of New Arena, a form of which is attached as Annex K to this combined proxy statement/prospectus;

●	“New Arena Capital Stock” means, collectively, the New Arena Common Stock and the New Arena Series A Preferred Stock;

●	“New Arena Charter” means the amended and restated certificate of incorporation of New Arena, a form of which is attached as Annex J to this combined proxy statement/prospectus;

●	“New Arena Common Stock” means the common stock, par value $0.0001 per share, of New Arena;

●	“New Arena Series A Preferred Stock” means the Series A preferred stock, par value $0.0001 per share, of New Arena to be issued pursuant to the Preferred Stock Subscription Agreement;

●	“New Arena Warrants” means warrants to purchase shares of New Arena Common Stock;

●	“Newco” means New Arena Holdco, Inc., a Delaware corporation and direct wholly owned subsidiary of Arena, prior to the Closing;

●	“Nomination Agreement” means the Nomination Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, a form of which is attached as Annex H to this combined proxy statement/prospectus;

●	“Preferred Stock Financing” means the purchase by the Hans Foundation of 25,000 shares of New Arena Series A Preferred Stock at a purchase price of $1,000.00 per share, for an aggregate purchase price of $25,000,000, pursuant to the Preferred Stock Subscription Agreement;

●	“Preferred Stock Subscription Agreement” means the Preferred Stock Subscription Agreement, dated November 5, 2023, by and between Newco and the Hans Foundation, a copy of which is attached as Annex E to this combined proxy statement/prospectus;

●	“Registrable Securities” means, with respect to rights set forth under the Registration Rights Agreement, the shares of New Arena Common Stock received by Simplify pursuant to the Transaction Agreement, the shares of New Arena Common Stock purchased by 5-Hour pursuant to the Common Stock Subscription Agreement and the shares of New Arena Common Stock that may be purchased from time to time by Simplify pursuant to the Stock Purchase Agreement;

●	“Registration Rights Agreement” means the Registration Rights Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, by and among Simplify, 5-Hour and New Arena, a form of which is attached as Annex G to this combined proxy statement/prospectus;

●	“SEC” means the U.S. Securities and Exchange Commission;

●	“Securities Act” means the Securities Act of 1933, as amended;

●	“Simplify” means Simplify Inventions LLC, a Delaware limited liability company;

●	“Stock Purchase Agreement” means the Stock Purchase Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, by and between New Arena and Simplify;

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●	“Support Agreements” means the Support Agreements, dated between August 14, 2023 and December 1, 2023, by and among Arena and certain stockholders of Arena, a form of which is attached as Annex I to this combined proxy statement/prospectus;

●	“Transaction Agreement” means the Business Combination Agreement, dated as of November 5, 2023, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of December 1, 2023, among Arena, Simplify, Bridge Media, Newco, Merger Sub 1 and Merger Sub 2, as it may be further amended from time to time, a copy of which is attached as Annex A to this combined proxy statement/prospectus;

●	“Transaction Documents” means, collectively, the Transaction Agreement and the Ancillary Agreements;

●	“Transactions” means the various transactions contemplated by the Transaction Agreement, including the Mergers, the Preferred Stock Financing, the Common Stock Financing and the Equity Line of Credit;

●	“us,” “we” and “our” refer to Arena and its consolidated subsidiaries, before the Closing, or New Arena and its consolidated subsidiaries, after the Closing, as the context requires and unless otherwise noted; and

●	“you” means the stockholders of Arena.

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Questions and Answers

The following are some questions that you, as a stockholder of Arena, may have regarding the Transactions and the answers to those questions. Arena urges you to read the remainder of this combined proxy statement/prospectus carefully, including the annexes, because the information in this section does not provide all of the information that might be important to you with respect to the Transactions and how to vote your shares.

Questions and Answers about the Transactions

Q:	Why am I receiving this combined proxy statement/prospectus?

A:	This document is being delivered to you because you are a stockholder of Arena. Arena is holding a special meeting in connection with the Transactions contemplated by the Transaction Agreement.

At the special meeting, Arena stockholders are being asked to vote on:

●	Proposal No. 1 – The Transactions Proposal: a proposal to adopt the Transaction Agreement and approve the Transactions, including the Mergers; and

●	Proposal No. 2 – The Stock Issuance Proposal: a proposal to approve, for purposes of complying with the applicable provisions of Sections 712(a) and 713 of the NYSE American LLC Company Guide, the issuance of an aggregate (i) 46,541,482 shares of New Arena Common Stock pursuant to the Mergers and the Common Stock Financing, (ii) 60,000 shares of New Arena Common Stock representing payment of the commitment fee under the Stock Purchase Agreement and (iii) up to $20.0 million in aggregate purchase price of shares of New Arena Common Stock pursuant to the Equity Line of Credit; and

The Transactions Proposal and the Stock Issuance Proposal are cross-conditioned on the approval of the other.

This document is serving as both a proxy statement of Arena and a prospectus of Newco. It is a proxy statement because it is being used by the Arena Board to solicit proxies from the Arena stockholders. It is a prospectus because Newco is offering (i) shares of New Arena Common Stock in exchange for shares of Arena Common Stock and (ii) shares of New Arena Common Stock in exchange for the Bridge Media Interests held by Simplify. A copy of the Transaction Agreement is attached as Annex A to this combined proxy statement/prospectus.

Q:	What is happening in the Transactions?

A:	If the Transactions are consummated, New Arena will own Arena and Bridge Media. In connection with the Transactions, (1) Merger Sub 1 will merge with and into Bridge Media, with Merger Sub 1 being the surviving company, a wholly owned subsidiary of Newco being renamed Bridge Media Networks, LLC and (2) Merger Sub 2 will merge with and into Arena, with Arena being the surviving company and becoming a wholly owned subsidiary of Newco. As a result of the Bridge Media Merger, the Bridge Media Interests will cease to exist and be automatically converted into the right of Simplify to receive 41,541,482 shares of New Arena Common Stock. As a result of the Arena Merger, each issued and outstanding share of Arena Common Stock (other than Excluded Shares) will be converted into the right to receive one share of New Arena Common Stock. Each issued and outstanding Arena Warrant, whether vested or unvested, will be converted into the right to receive a New Arena Warrant to purchase an equal number of shares of New Arena Common Stock at a per share exercise price equal to the per share exercise price of such Arena Warrant upon the terms and subject to the conditions specified in the agreements governing the outstanding Arena Warrants.

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Concurrently with the execution of the Transaction Agreement, Newco entered into (i) the Common Stock Subscription Agreement with 5-Hour, pursuant to which 5-Hour agreed to purchase 5,000,000 shares of New Arena Common Stock at a purchase price of $5.00 per share, for an aggregate purchase price of $25,000,000 and (ii) the Preferred Stock Subscription Agreement with Simplify, pursuant to which the Hans Foundation has agreed to purchase 25,000 shares of New Arena Series A Preferred Stock at a purchase price of $1,000.00 per share, for an aggregate purchase price of $25,000,000, with each such purchase to be consummated immediately following the consummation of the Mergers.

Further, concurrently with the Closing of the Mergers, and pursuant to the Committed Equity Facility Term Sheet, Newco will enter into the Stock Purchase Agreement with Simplify, pursuant to which Simplify will agree to purchase such number of shares of New Arena Common Stock having an aggregate purchase price of $20,000,000 in a private placement at a per share purchase price equal the lesser of (i) the volume-weighted average price of the New Arena Common Stock for the last sixty trading days prior to the purchase date and (ii) $3.86 per share. The Stock Purchase Agreement will provide that New Arena will have the right, but not the obligation, to direct Simplify to purchase the number of shares of New Arena Common Stock specified by New Arena, in a minimum aggregate value of not less than $5,000,000 and up to a maximum of $20,000,000 from time to time during the 12 months following the Closing Date, subject to the earlier termination of the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, at Closing, New Arena will issue Simplify 60,000 shares of New Arena Common Stock, representing payment of the commitment fee owed to Simplify.

In connection with the Transactions, New Arena has agreed to use a portion of the cash proceeds of the Common Stock Financing and the Preferred Stock Financing to repay $28,000,000 in aggregate principal amount of outstanding indebtedness owed to Renew Group Private Limited (“Renew”) and/or its subsidiaries and affiliates pursuant to the Arena Note Purchase Agreement at a purchase price equal to 100% of the principal amount thereof.

At the Closing, Newco will change its registered name with the Secretary of State of Delaware to “The Arena Group Holdings, Inc.” (and thereafter be referred to as “New Arena” in this combined proxy statement/prospectus). Immediately following the Closing, Simplify will own approximately 75.7% of the outstanding shares of New Arena Common Stock, 5-Hour will own approximately 6.6% of the outstanding shares of New Arena Common Stock and former Arena stockholders will own the remaining outstanding shares of New Arena Common Stock. Such amounts are based on 76,150,445 shares of New Arena Common Stock expected to be outstanding following the Closing and exclude the ownership of shares of New Arena Common Stock that may be issued from time to time pursuant to the Equity Line of Credit (including the issuance of 60,000 shares of New Arena Common Stock, as payment of the commitment fee pursuant to the Stock Purchase Agreement). Following the Closing, Arena Common Stock will be delisted from the NYSE American, deregistered under the Exchange Act and cease to be publicly traded. New Arena and its subsidiaries will operate under Arena’s current name “The Arena Group Holdings, Inc.” In connection with the Closing, we intend to apply to list the New Arena Common Stock on the NYSE American under Arena’s current stock ticker symbol and, if the NYSE American approves such application, the New Arena Common Stock will be traded on the NYSE American with the stock ticker symbol “AREN.” It is a condition to the Transactions that the shares of New Arena Common Stock issuable pursuant to the Transactions be approved for listing on the NYSE American, subject only to official notice of issuance.

Arena and Simplify believe that the Transactions, as set forth in the Transaction Agreement, will accelerate Arena’s planned expansion across the video ecosystem, enable the combined company to have a significant presence in OTT, CTV, and Free Ad Support Television channels, unlock significant revenue opportunities, and create a diversified, high-performance digital media leader with additional ways to reach consumers and support advertising clients across video platforms. Furthermore, New Arena will potentially provide substantial benefits to Arena stockholders as holders of shares of New Arena Common Stock and offer a highly differentiated digital media portfolio that can support the opportunity to create, distribute and monetize premium video content across all linear, digital and connected ecosystems.

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Additional information on the reasons for the Transactions can be found below in the section titled “The Transactions—Recommendation of the Arena Board and Its Reasons for the Transactions” beginning on page 72 of this combined proxy statement/prospectus.

Q:	What will existing stockholders of Arena own after the Transactions?

A:	Following the Transactions, and excluding the impact of shares of New Arena Common Stock issuable from time to time pursuant to the Equity Line of Credit (including the issuance of 60,000 shares of New Arena Common Stock as payment of the commitment fee pursuant to the Stock Purchase Agreement), Simplify is expected to beneficially own or control approximately 75.7% of the outstanding shares of New Arena Capital Stock and 5-Hour is expected to beneficially own or control approximately 6.6% of the outstanding shares of New Arena Capital Stock, based on 76,150,445 shares of New Arena Common Stock expected to be outstanding following the Closing. Holders of Arena Common Stock immediately prior to the Closing will own the remaining outstanding shares of New Arena Common Stock, which will be shares in a “Controlled Company” under the NYSE American corporate governance listing standards. When the Transactions are completed, each share of Arena Common Stock you own prior to the Closing (other than Excluded Shares) will have been converted automatically into the right to receive one share of New Arena Common Stock.

Following the Transactions, Simplify will be able to control any action requiring stockholder approval, including, the election of directors, the adoption of amendments to the New Arena Charter and the approval of any merger, consolidation or sale of all or substantially all of New Arena’s assets. In addition, pursuant to the Nomination Agreement by and among Newco, Simplify and 5-Hour, a form of which is attached hereto as Annex H, Simplify has the right: (i) during the period beginning on the Closing Date and ending on the date on which Simplify and 5-Hour (together with their respective Permitted Transferees (as such term is defined in the Nomination Agreement)) no longer collectively own at least fifty percent of the total number of New Arena shares outstanding (the “Majority Period”), to nominate such number of individuals for election to the New Arena board of directors (the “New Arena Board”) as is determined by multiplying (A) a fraction, the numerator of which is the aggregate number of shares of New Arena Common Stock then owned, of record or beneficially, by Simplify and 5-Hour, together with their respective Permitted Transferees, and the denominator of which is the aggregate number of shares of New Arena Common Stock then outstanding, by (B) the then total number of directors on the New Arena Board which, as of the Closing Date shall be five of the seven total number of directors on the New Arena Board and shall initially be Manoj Bhargava, H. Hunt Allred, Vince Bodiford, Christopher Fowler and Cavitt Randall; (ii) following the Majority Period, to nominate such number of individuals as determined by multiplying (A) a fraction, the numerator of which is the aggregate number of shares of New Arena Common Stock then owned, of record or beneficially, by Simplify and 5-Hour, together with their respective Permitted Transferees, and the denominator of which is the aggregate number of shares of New Arena Common Stock then outstanding (in each case, including any options, warrant or other rights entitling the holder thereof to acquire shares of New Arena Common Stock from New Arena), by (B) the then total number of directors constituting the entire New Arena Board; and (iii) in the event of the death, resignation, disqualification or removal of any director nominated pursuant to clauses (i) and (ii) above, to nominate for election an individual to fill the vacancy resulting from such death, resignation, disqualification, removal or other cause.

The Nomination Agreement shall terminate on the earliest to occur of (a) the date on which Simplify, together with its permitted transferees, no longer owns of record or beneficially in the aggregate at least fifteen percent (15%) of the aggregate number of shares of New Arena Common Stock then outstanding (including any options, warrant or other rights entitling the holder thereof to acquire shares of New Arena Common Stock from New Arena); (b) the dissolution of New Arena; and (c) the consummation of a Change of Control (as defined in the Nomination Agreement).

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Q:	Are stockholders of Arena entitled to dissenters’ or appraisal rights in connection with the Transactions?

A:	No. Under Delaware law, holders of shares of Arena Common Stock will not have dissenters’ rights or appraisal rights in connection with the Transactions, including the Mergers. For more information, please read the section titled “No Dissenters’ or Appraisal Rights” beginning on page 90 of this combined proxy statement/prospectus.

Q:	Are there risks associated with the Transactions?

A:	Yes. The Transactions may not be completed or, if completed, we may not achieve the expected benefits of the Transactions because of the risks and uncertainties discussed in the section titled “Risk Factors” beginning on page 28 of this combined proxy statement/prospectus, which you should read carefully. Those risks include, among other things, risks relating to the uncertainty of whether the closing conditions to the completion of the Transactions will be satisfied and, if the Transactions are completed, whether we will be able to successfully integrate Bridge Media with the existing Arena business, and uncertainties relating to the performance of the combined businesses following the completion of the Transactions due to factors outside our control. There are also other risks associated with the Transactions that are described in the “Risk Factors” section.

Q:	How will my rights as a New Arena stockholder after the Closing differ from my current rights as an Arena stockholder?

A:	New Arena will be a Delaware corporation, as is Arena, and your rights as a stockholder of a corporation incorporated in Delaware under the DGCL will remain the same. However, after the Closing, your rights as a stockholder of New Arena will be governed by the New Arena Charter, a form of which is attached hereto as Annex J, and by the New Arena Bylaws, a form of which is attached hereto as Annex K, rather than the current certificate of incorporation and bylaws of Arena. New Arena will also be governed by the Nomination Agreement with Simplify and 5-Hour, a form of which is attached hereto as Annex H, which may affect your rights as a stockholder of New Arena. A comparison of your rights as a stockholder under these governing documents is discussed in the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 109 of this combined proxy statement/prospectus.

Q:	How are outstanding Arena stock options and restricted stock units treated as a result of the Transactions?

A:	Pursuant to the terms of the Transaction Agreement and the plans and agreements governing such awards, any Arena stock option and restricted stock unit awards that are outstanding at the Closing will be treated as follows:

Each outstanding option to purchase shares of Arena Common Stock under any Arena equity plan, whether vested or unvested, that is unexercised as of immediately prior to the Closing will be converted into an option to acquire an equal number of shares of New Arena Common Stock. Each converted option will be subject to the same terms and conditions as applied to the original option.

Each outstanding award of restricted stock units with respect to shares of Arena Common Stock under any Arena equity plan, whether vested or unvested, that is not settled as of immediately prior to the Closing will be converted into an award of restricted stock units with respect to an equal number of shares of New Arena Common Stock. Each converted restricted stock unit will be subject to the same terms and conditions as applied to the original restricted stock unit.

The conversions described above will be effected in a manner intended to preserve the intrinsic value of the award. For additional details on the treatment of Arena stock options and restricted stock units in connection with the Transactions, see the section titled “The Transaction Agreement—Treatment of Arena Equity Incentive Awards” beginning on page 57 of this combined proxy statement/prospectus.

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Q:	What are the U.S. federal income tax consequences to Arena stockholders resulting from the Transactions?

A:	For U.S. federal income tax purposes, the Transactions, taken together, are intended to qualify as an exchange described in Section 351 of the Code, and Arena has received a tax opinion from its counsel, Fenwick & West LLP (“Fenwick”), to the effect that, for U.S. federal income tax purposes, the Transactions should constitute an exchange described in Section 351 of the Code. This opinion of counsel is based on customary assumptions, representations, covenants and undertakings of Arena and Bridge Media. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or is breached, the validity of the opinion may be affected and the U.S. federal income tax consequences of the Transactions could differ materially from those described in this combined proxy statement/prospectus. The obligation of each of Arena and Bridge Media to consummate the Transactions, however, is not conditioned upon the receipt of such opinion from Fenwick or any other counsel, nor will the parties request a ruling from the IRS regarding the qualification of the Transactions as an exchange described in Section 351 of the Code. The U.S. federal income tax consequences of the Transactions depend on each stockholder’s particular facts and circumstances. Each Arena stockholder is accordingly urged to read the discussion in the section titled “U.S. Federal Income Tax Consequences of the Transactions,” beginning on page 97 of this combined proxy statement/prospectus and to consult its tax advisors to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Transactions to such stockholder.

Q:	When will the Transactions be completed?

A:	We are working to complete the Transactions as quickly as reasonably practicable, subject to receipt of the stockholder approval that is being sought at the Arena special meeting, among other closing conditions. Arena and Bridge Media currently expect to complete the Transactions in the third quarter of 2024. However, Arena and Bridge Media cannot predict when stockholder approval will be received, and it is possible that those or other factors could require us to complete the Transactions at a later time or not complete them at all. For a discussion of the conditions to the Transactions, see the section titled “The Transaction Agreement—Conditions to Closing” beginning on page 59 of this combined proxy statement/prospectus.

Q:	What happens if Arena stockholders fail to adopt the Transaction Agreement?

A:	Adoption of the Transaction Agreement by Arena stockholders requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Arena Common Stock outstanding and entitled to vote. If Arena stockholders do not adopt the Transaction Agreement, then each party to the Transaction Agreement will be permitted to terminate the Transaction Agreement unilaterally. As of the date of this combined proxy statement/prospectus, the stockholders of Arena collectively holding over a majority of the shares of Arena Common Stock have entered into the Support Agreement, pursuant to which, each such holder has agreed to (i) vote at any meeting of the stockholders of Arena (each, an “Arena Stockholder Meeting”) all of the shares of Arena Common Stock held of record or thereafter acquired in favor of the Transactions, (ii) vote such shares it holds at any Arena Stockholder Meeting against any other proposal, action or agreement for an acquisition of, or change in control transaction involving, Arena and (iii) not to transfer such shares it holds during the term of the Support Agreement. Each Support Agreement will terminate upon (i) the termination or expiration of the Letter of Intent (as defined below), (ii) the consummation of the Transactions, (iii) the mutual written consent of Arena and the subject stockholder or (iv) in certain instances, fourteen days following the date the Arena Board changes its recommendation that the stockholders of Arena approve the Transactions. See the section titled “The Transaction Agreement - The Transaction Agreement May Be Terminated and Arena May Be Obligated to Reimburse Certain Expenses” beginning on page 64 of this combined proxy statement/prospectus.

Q:	What will holders of Bridge Media Interests be entitled to receive pursuant to the Transactions?

A:	Simplify, the sole holder of the Bridge Media Interests, will be entitled to receive 41,541,482 shares of New Arena Common Stock pursuant to the Transactions. Following the Closing, Simplify is expected to beneficially own or control approximately 82.3% of the outstanding shares of New Arena Capital Stock. Such amount is based on 76,150,445 shares of New Arena Common Stock expected to be outstanding following the Closing and excludes the ownership of shares of New Arena Common Stock that may be issued from time to time pursuant to the Equity Line of Credit, including the issuance of 60,000 shares of New Arena Common Stock as payment of the commitment fee pursuant to the Stock Purchase Agreement.

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Questions and Answers about the Special Meeting

Q:	When and where is the special meeting?

A:	The special meeting will take place , at , Eastern Time. The special meeting can be accessed by visiting https:// . The password for the meeting is . Please note that you will only be able to access the special meeting by means of remote communication.

Q:	What do I need to do now?

A:	After you carefully read this combined proxy statement/prospectus, please respond by submitting your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope(s), as soon as possible, so that your shares may be represented at the special meeting. If you hold your shares in “street name” through a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares. In order to ensure that your vote is recorded, please submit your proxy as instructed on your proxy card(s) even if you currently plan to attend the special meeting in person.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on , the record date, will be entitled to vote at the special meeting. On the record date, there were shares of Arena Common Stock outstanding and entitled to vote. Each share of Arena Common Stock is entitled to one vote.

Stockholder of Record: Shares Registered in Your Name

If at the record date your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting in person, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the special meeting in person. However, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:	Why is my vote important?

A:	If you do not submit your proxy, vote in person virtually at the special meeting, or provide voting instructions, it will be more difficult for Arena to obtain the necessary quorum to hold the special meeting and to obtain the stockholder approvals necessary for the completion of the Transactions. For the special meeting, the presence, in person or by proxy, of holders of a majority of Arena Common Stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business. If a quorum is not present at the special meeting, Arena stockholders will not be able to take action on any of the proposals at that meeting.

For the proposal to adopt the Transaction Agreement and approve the Transactions, the affirmative vote, in person or by proxy, of holders of a majority of the shares of Arena Common Stock outstanding and entitled to vote on such proposal is required. Thus, an abstention from voting, a withhold vote, a failure to submit a proxy or vote in person at the special meeting, or a failure to provide your broker, nominee, fiduciary or other custodian, as applicable, with instructions on how to vote your shares will have the same effect as a vote against the proposal.

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Your vote is very important. Arena cannot complete the Transactions unless Arena stockholders adopt the Transaction Agreement and approve the Transactions.

Q:	How will my proxy be voted?

A:	If you submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s), your proxy will be voted in accordance with your instructions. If other matters are properly brought before the special meeting, or any adjournments or postponements of the meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares to act on those matters in their discretion.

Q:	May I vote in person?

A:	Yes. If you hold shares directly in your name as a stockholder of record of Arena Common Stock as of the close of business on , you may virtually attend the special meeting and vote your shares in person.

If you hold shares of Arena Common Stock in “street name,” meaning through a broker, nominee, fiduciary or other custodian, you must obtain a legal proxy from that institution and present it to the inspector of election with your ballot to be able to vote in person at the special meeting. To request a legal proxy, please contact your broker, nominee, fiduciary or other custodian. Arena highly recommends that you vote in advance by submitting your proxy by telephone, by the Internet or by mail, even if you plan to attend the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	A quorum is the number of shares that must be represented at a meeting to lawfully conduct business. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Arena Common Stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What are the votes required to approve the proposals?

A:	The votes required to approve each of the proposals are as follows:

●	Approval of the Transactions Proposal requires the affirmative vote of the holders of a majority of the shares of Arena Common Stock outstanding and entitled to vote on such proposal.

●	Approval of the Stock Issuance Proposal requires a majority of the votes cast upon the proposal.

Q:	Does the Arena Board recommend that Arena stockholders approve the Transactions Proposal and the Stock Issuance Proposal?

A:	Yes. The Arena Board has approved the Transaction Agreement and the Transactions contemplated thereby, including the Mergers and determined that the Transaction Agreement and the Transactions are in the best interest of Arena and its stockholders. Therefore, the Arena Board recommends that you vote FOR each of the Transactions Proposal and the Stock Issuance Proposal at the special meeting. See the section titled “The Transactions—Recommendation of the Arena Board and Its Reasons for the Transactions” beginning on page 72 of this combined proxy statement/prospectus.

In considering the recommendation of the Arena Board with respect to the Transactions Proposal and the Stock Issuance Proposal, you should be aware that directors and executive officers of Arena are parties to agreements or participants in other arrangements that give them interests in the Transactions that may be different from, or in addition to, your interests as a stockholder of Arena. You should consider these interests in voting on the Transactions Proposal and the Stock Issuance Proposal. These different interests are described under “Interests of Arena’s Directors and Executive Officers in the Transactions” beginning on page 86 of this combined proxy statement/prospectus.

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Q:	What interests do Arena’s current officers and directors have in the Transactions?

A:	In considering the recommendation of the Arena Board with respect to the Transactions Proposal and the Stock Issuance Proposal, you should be aware that directors and executive officers of Arena are parties to agreements or participants in other arrangements that give them interests in the Transactions that may be different from, or in addition to, your interests as a stockholder of Arena. These interests include conversion of any shares of Arena Common Stock, options and restricted stock units held by directors and officers of Arena. In addition, Arena is currently controlled by Simplify and following the completion of the Transactions, New Arena will be controlled by Simplify and the interests of Simplify may differ from the interests of other stockholders of New Arena. Manoj Bhargava, the control person of Simplify and Bridge Media, is currently the President of Arena and will be the Chairman of the New Arena Board as well as an 82.2% shareholder after the Transactions. For as long as Simplify beneficially owns a majority of the outstanding shares of New Arena Common Stock, Simplify will have the ability to designate and elect a majority of the directors of the New Arena Board will have control over all other matters submitted to stockholders for approval, including changes in capital structure, transactions requiring stockholder approval under Delaware law and corporate governance. Among other things, Simplify’s control could delay, defer, or prevent a sale of New Arena that New Arena’s other stockholders support, or, conversely, this control could result in the consummation of such a transaction that other stockholders do not support. This concentrated control could discourage a potential investor from seeking to acquire New Arena Common Stock and, as a result, might impact the market price of New Arena Common Stock.

You should consider these interests in voting on the Transactions Proposal and the Stock Issuance Proposal. These different interests are described under “Interests of Arena’s Directors and Executive Officers in the Transactions” beginning on page 86 of this combined proxy statement/prospectus and described under “Risk Factors—Risks related to the Transaction and New Arena Following the Consummation of the Transactions” beginning on page 28 of this combined proxy statement/prospectus.

Q:	How do Arena insiders intend to vote?

A:	In connection with the execution by Arena of the binding letter of intent (the “Letter of Intent”) with Simplify and the Transaction Agreement and in connection with Simplify’s acquisition of shares of Arena Common Stock on December 1, 2023, certain Arena stockholders, including certain directors and executive officers of Arena and Simplify, who own in the aggregate 64% of the outstanding shares of Arena Common Stock, entered into the Support Agreements with Arena, pursuant to which each such holder has agreed to, among other things, vote their shares of Arena Common Stock in favor of the Transactions. Therefore, we would not need any of the 10,655,977 shares of Arena Common Stock issued and outstanding and entitled to vote at the special meeting held by unaffiliated Arena shareholders to be voted in favor of the Transactions Proposal and the Stock Issuance Proposal in order for such proposals to be approved and such unaffiliated shareholders will not be able to exert meaningful influence over the outcome of the proposals. For a more detailed summary of the Support Agreements, see “Certain Agreements Related to the Transactions—Stockholder Voting and Support Agreements” beginning on page 94 of this combined proxy statement/prospectus.

Q:	If I am a record holder of my shares, what happens if I abstain from voting or withhold authority to vote (whether by returning my proxy card or submitting my proxy by telephone or via the Internet), or if I am not the record holder of my shares and my shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, if I fail to provide my broker, nominee, fiduciary or other custodian, as applicable, with instructions on how to vote my shares or I don’t submit a proxy?

A:	Any abstention or withhold vote, or failure to provide your broker, nominee, fiduciary or other custodian with instructions on how to vote your shares, or failure to submit a proxy will have the following effects on each proposal:

●	For the Transactions Proposal, an abstention, a withhold vote, a broker non-vote or a failure to submit a proxy will have the same effect as a vote against the proposal.

●	For the Stock Issuance Proposal, an abstention, a withhold vote, a broker non-vote or a failure to submit a proxy will not have an effect on the outcome of the vote for the proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you are an Arena stockholder of record and submit your proxy but do not make specific choices with respect to the proposals, your proxy will follow the Arena Board’s recommendations and your shares will be voted:

●	FOR the Transactions Proposal; and

●	FOR the Stock Issuance Proposal;

Q:	What if my shares are held in “street name”?

A:	If some or all of your shares of Arena are held in “street name” by your broker, nominee, fiduciary or other custodian, you must provide your broker, nominee, fiduciary or other custodian with instructions on how to vote your shares; otherwise, your broker, nominee, fiduciary or other custodian may submit a broker non-vote so as to be present for quorum purposes but will not be able to vote your shares on any of the proposals before the special meeting.

As a result of the foregoing, please be sure to provide your broker, nominee, fiduciary or other custodian with instructions on how to vote your shares. Please check the voting form used by your broker, nominee, fiduciary or other custodian to see if it offers telephone or Internet submission of proxies.

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Q:	What if I fail to instruct my broker how to vote? Will my broker automatically vote my shares for me?

A:	Under NYSE American rules, your bank, broker or other nominee will not vote your shares if you do not provide your bank, broker or other nominee with a signed voting instruction form with respect to your shares on matters deemed “non-routine,” such failure to vote being referred to as a “broker non-vote.” The proposed matters to be voted on the special meeting are “non-routine.” Therefore, if you are an Arena stockholder and you do not instruct your broker on how to vote your shares:

●	your broker may not vote your shares on the Transactions Proposal, which broker non-votes will have the same effect as a vote against the proposal; and

●	your broker may not vote your shares on the Stock Issuance Proposal, which broker non-votes will not have an effect on the outcome of the vote for the proposal.

See “Information About the Special Meeting and Voting—Votes Required; Abstentions, Withhold Votes and Broker Non-Votes” beginning on page 51 of this combined proxy statement/prospectus.

Q:	What happens if I sell my shares of Arena Common Stock after the record date but before the special meeting or before the Closing?

A:	The record date for the special meeting (the close of business on ) is earlier than the date of the special meeting and earlier than the date that the Transactions are expected to be completed. If you sell or otherwise transfer shares of Arena Common Stock after the record date but before the date of the special meeting, you will retain your right to vote those shares at the special meeting. However, you will not have the right to receive the Arena Merger Consideration in respect of those shares. In order to receive the Arena Merger Consideration, you must hold your shares through the effective time of the Transactions.

Q:	Who will count the votes?

A:	The inspector of elections will count all ballots submitted, including those submitted by proxies, and report the votes at the special meeting. Whether you vote your shares by Internet, telephone or mail, your vote will be received directly by .

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Arena Common Stock that are registered under different names or held in different brokerage accounts. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you may receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for submitting your proxy by telephone or by the Internet on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own prepaid return envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope which accompanied that proxy card.

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Q:	Can I revoke my proxy and change my vote?

A:	Yes. You can revoke your proxy at any time prior to the time your shares of Arena Common Stock are voted at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.

●	You may grant a subsequent proxy by telephone or through the Internet.

●	You may send a timely written notice that you are revoking your proxy to our Secretary at The Arena Group Holdings, Inc. at our principal executive offices at 200 Vesey Street, 24th Floor, New York, NY 10281.

●	You may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Q:	Should I send in my Arena stock certificates now?

A:	No. After the Transactions are completed, New Arena will send former Arena stockholders written instructions for exchanging their Arena stock certificates for the Arena Merger Consideration, if applicable.

Q:	Who can answer any questions I may have about the special meeting or the Transactions?

A:	Arena stockholders may call , Arena’s investor relations contact for the special meeting, at .

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Summary

The following summary highlights information contained elsewhere in this combined proxy statement/prospectus. It may not contain all the information that may be important to you. You should read this entire combined proxy statement/prospectus carefully, including the sections titled “Risk Factors,” “Business of Arena,” “Business of Bridge Media,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Arena,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bridge Media” and each of the Arena and Bridge Media financial statements and related notes, all included elsewhere in this combined proxy statement/prospectus. A copy of the Transaction Agreement is attached as Annex A to this combined proxy statement/prospectus.

The Companies (see page 55)

Newco / New Arena

Newco is a Delaware corporation that was formed by Arena for the purpose of engaging in the Transactions. Since the date of its incorporation, Newco has not engaged in any activities other than as contemplated by the Transaction Documents. Following the completion of the Transactions, Newco (thereafter being referred to as New Arena) will be a holding company whose principal asset will be the ownership of Arena and Bridge Media. Immediately after the completion of the Transactions, New Arena’s equity capital will consist of the New Arena Common Stock and the New Arena Series A Preferred Stock issued pursuant to the Transactions. For a description of the capital stock of New Arena, see “Description of New Arena Capital Stock” beginning on page 117 of this combined proxy statement/prospectus.

Following the Closing, the principal executive offices of New Arena will be located at 230 Park Avenue, 19th Floor, New York, NY 10169, and the telephone number at this location is (212) 321-5002.

Arena

Arena is an innovative media company and technology platform with a proven cutting-edge playbook that transforms media brands. Its unified technology platform empowers creators and publishers with tools to publish and monetize their content, while also leveraging quality journalism of anchor brands like TheStreet, Parade, Men’s Journal and HubPages to build their businesses. Arena aggregates content across a diverse portfolio of over 320 brands, reaching over 100 million users monthly. See “Business of Arena” beginning on page 122 of this combined proxy statement/prospectus for more information on Arena.

The principal executive offices of Arena are located at 200 Vesey Street, 24th Floor, New York, NY 10281, and the telephone number at this location is (212) 321-5002.

Simplify and Bridge Media

Bridge Media is an innovative national media group that offers a wide range of platforms for delivering the latest news, sports, automotive and travel content nationwide. Bridge Media’s core brands include NEWSnet, a provider of 24 hours of news and weather content, Sports News Highlights, which provides 24 hours of sports news and highlights, Driven Automotive, offering exciting content for auto enthusiasts, and TravelHost, which is a travel and lifestyle magazine and media outlet. Its media portfolio includes operating rights for over-the-air television stations, two national television networks, cutting-edge streaming platforms, and dynamic streaming websites designed to keep viewers informed and entertained. The content, distributed through Bridge Media’s network, websites and streaming and third-party platforms, consists of (i) original programming produced by Bridge Media, (ii) third-party programming provided by third-party networks and syndicators, and (iii) college and professional sports. See “Business of Bridge Media” beginning on page 148 of this combined proxy statement/prospectus for more information on Bridge Media.

Simplify, which is controlled by Manoj Bhargava, holds 100% of the Bridge Media Interests.

The principal executive offices of Bridge Media and Simplify are located at 38955 Hills Tech Drive, Farmington Hills, MI 48331. The telephone number at this location is (948) 960-1700.

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Merger Sub 1 and Merger Sub 2

Merger Sub 1 and Merger Sub 2 have been formed solely for the purpose of engaging in the Transactions. Since the respective dates of their incorporation, Merger Sub 1 and Merger Sub 2 have not engaged in any activities other than as contemplated by the Transaction Documents. Merger Sub 1 and Merger Sub 2 are, and will be prior to the Closing, limited liability companies formed in Delaware and wholly and directly owned by Newco.

The Transactions (see page 57)

The Transaction Agreement and related documents provide that, on the terms and subject to the conditions set forth in the Transaction Agreement, among other things, each of Arena and Merger Sub 1 shall become wholly owned subsidiaries of New Arena following the Closing of the Transactions. In connection with the Transactions, (1) Merger Sub 1 will merge with and into Bridge Media, with Merger Sub 1 being the surviving company, a wholly owned subsidiary of Newco being renamed Bridge Media Networks, LLC and (2) Merger Sub 2 will merge with and into Arena, with Arena being the surviving company and becoming a wholly owned subsidiary of Newco. As a result of the Bridge Media Merger, the Bridge Media Interests will cease to exist and be automatically converted into the right of Simplify to receive 41,541,482 shares of New Arena Common Stock. As a result of the Arena Merger, each issued and outstanding share of Arena Common Stock (other than the Excluded Shares) will be converted into the right to receive one share of New Arena Common Stock. Each issued and outstanding Arena Warrant, whether vested or unvested, will be converted into the right to receive a New Arena Warrant to purchase an equal number of shares of New Arena Common Stock at a per share exercise price equal to the per share exercise price of such Arena Warrant.

Concurrently with the execution of the Transaction Agreement, Newco entered into (i) the Common Stock Subscription Agreement with 5-Hour, pursuant to which 5-Hour agreed to purchase 5,000,000 shares of New Arena Common Stock at a purchase price of $5.00 per share, for an aggregate purchase price of $25,000,000 and (ii) the Preferred Stock Subscription Agreement with the Hans Foundation, pursuant to which the Hans Foundation has agreed to purchase 25,000 shares of New Arena Series A Preferred Stock at a purchase price of $1,000.00 per share, for an aggregate purchase price of $25,000,000, with each such purchase to be consummated immediately following the consummation of the Mergers.

Further, concurrently with the Closing of the Mergers, and pursuant to the Committed Equity Facility Term Sheet, Newco will enter into the Stock Purchase Agreement with Simplify, pursuant to which Simplify will agree to purchase such number of shares of New Arena Common Stock having an aggregate purchase price of $20,000,000 in a private placement at a purchase price per share equal to the lesser of (i) the volume-weighted average price of the New Arena Common Stock for the last sixty (60) trading days prior to the purchase date and (ii) $3.86 per share. The Stock Purchase Agreement will provide that New Arena will have the right, but not the obligation, to direct Simplify to purchase the number of shares of New Arena Common Stock specified by New Arena, in a minimum aggregate value of not less than $5,000,000 and up to a maximum of $20,000,000 from time to time during the 12 months following the Closing Date, subject to the earlier termination of the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, at Closing, New Arena will issue Simplify 60,000 shares of New Arena Common Stock, representing payment of the commitment fee owed to Simplify.

In connection with the Transactions, New Arena has agreed to use a portion of the cash proceeds of the Common Stock Financing and the Preferred Stock Financing to repay $28,000,000 in aggregate principal amount of outstanding indebtedness owed to Renew pursuant to the Arena Note Purchase Agreement at a purchase price equal to 100% of the principal amount thereof.

The Transaction Agreement, Common Stock Purchase Agreement, Preferred Stock Purchase Agreement and Committed Equity Facility Term Sheet are attached as Annex A, Annex D, Annex E and Annex F, respectively, to this combined proxy statement/prospectus. We encourage you to read each of the Transaction Agreement, Common Stock Purchase Agreement, Preferred Stock Purchase Agreement, Committed Equity Facility Term Sheet and Stock Purchase Agreement carefully and fully, as they are the legal documents that govern the Transactions.

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The New Arena Structure

The following diagram illustrates the structure of New Arena and its stockholders upon completion of the Transactions:

Merger Consideration

Subject to the terms and conditions of the Transaction Agreement, at the Closing, (1) as a result of the Bridge Media Merger, the Bridge Media Interests will cease to exist and be automatically converted into the right of Simplify to receive 41,541,482 shares of New Arena Common Stock and (2) as a result of the Arena Merger, each issued and outstanding share of Arena Common Stock (subject to certain exceptions) will be converted into the right to receive one share of New Arena Common Stock. Each issued and outstanding Arena Warrant, whether vested or unvested, will automatically cease to represent a warrant to purchase shares of Arena Common Stock and will be converted into the right to receive a New Arena Warrant to purchase an equal number of shares of New Arena Common Stock at a per share exercise price equal to the per share exercise price of such Arena Warrant immediately prior to the Arena Effective Time.

No Dissenters’ or Appraisal Rights (see page 90)

No dissenters’ or appraisal rights will be available to Arena stockholders pursuant to Section 262 of the DGCL or any other applicable laws, as described in the section titled “The Transactions—No Dissenters’ or Appraisal Rights” beginning on page 90 of this combined proxy statement/prospectus.

Treatment of Arena Equity Incentive Awards (see page 57)

There are currently outstanding options to purchase shares of Arena Common Stock and restricted stock units with respect to shares of Arena Common Stock. Pursuant to the terms of the Transaction Agreement and the plans and agreements governing such awards, each outstanding option to purchase shares of Arena Common Stock under any Arena equity plan, whether vested or unvested, that is unexercised as of immediately prior to the Closing will be converted into an option to acquire an equal number of shares of New Arena Common Stock. Each converted option will be subject to the same terms and conditions as applied to the original option. Each outstanding award of restricted stock units with respect to shares of Arena Common Stock under any Arena equity plan, whether vested or unvested, that is not settled as of immediately prior to the Closing will be converted into an award of restricted stock units with respect to an equal number of shares of New Arena Common Stock. Each converted restricted stock unit will be subject to the same terms and conditions as applied to the original restricted stock unit.

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U.S. Federal Income Tax Consequences of the Transactions (see page 97)

Arena, Simplify and Newco each intend that, subject to certain limitations and qualifications described in the section of this combined proxy statement/prospectus titled “U.S. Federal Income Tax Consequences of the Transactions,” beginning on page 97, for U.S. federal income tax purposes, the Mergers and the Transactions, taken together, should qualify as an exchange described in Section 351 of the Code. Accordingly, a U.S. Holder (as defined in the section of this combined proxy statement/prospectus titled “U.S. Federal Income Tax Consequences of the Transactions” beginning on page 97) of shares of Arena Common Stock should not recognize gain or loss, on the exchange of shares of Arena Common Stock for shares of New Arena Common Stock.

For a more complete discussion of the U.S. federal income tax consequences of the Transactions, see the section titled “U.S. Federal Income Tax Consequences of the Transactions” beginning on page 97. Because tax matters can be complicated, holders of shares of Arena Common Stock are urged to consult their tax advisors to determine the applicable U.S. federal, state, local and non-U.S. tax consequences, including any non-income tax consequences, to them of exchanging shares of Arena Common Stock pursuant to the Transactions in light of their particular circumstances.

The Arena Special Meeting (see page 50)

The special meeting will be held virtually at https://                          on              at                 , Eastern Time. The record date for the special meeting is                      . Only Arena stockholders of record at the close of business on                          will be entitled to receive notice of and to vote at the special meeting or any adjournment thereof. Shares of Arena Common Stock held by Arena as treasury shares and by any Arena subsidiary will not be entitled to vote.

Approvals Required by Arena Stockholders to Complete the Transactions (see page 51)

A stockholder will be deemed “present” at the special meeting by proxy if the stockholder has returned a proxy by mail, by telephone, or via the Internet (even if the proxy contains no instructions as to voting, abstains from voting, withholds authority to vote or constitutes a broker “non-vote”). If you do not return your proxy card or submit your proxy by telephone, via the Internet or vote in person at the special meeting, your vote will not be counted and it will be less likely that there will be a quorum to conduct business at the special meeting and that the vote necessary to adopt the Transaction Agreement will be obtained.

Approval of the proposal to adopt the Transaction Agreement and approve the Transactions, including the Mergers, requires the affirmative vote of the holders of a majority of the shares of Arena Common Stock outstanding and entitled to vote on such proposal. Arena cannot complete the Transactions unless Arena stockholders approve the proposal to adopt the Transaction Agreement and approve the Transactions, including the Mergers.

Arena’s directors and executive officers beneficially owned                  shares of Arena Common Stock on                 , the record date for the special meeting. These shares represent in total                  % of the total voting power of Arena’s voting securities outstanding and entitled to vote as of the record date. Arena currently expects that Arena’s directors and executive officers will vote their shares in favor of all the proposals to be voted on at the special meeting, although none of them have entered into any agreements obligating them to do so.

Recommendation of the Arena Board and Its Reasons for the Transactions (see page 72)

The Arena Board has reviewed and considered the terms of the Transaction Agreement and has determined that the Transaction Agreement and the Transactions, including the Mergers, are advisable, fair to and in the best interests of, Arena and its stockholders, and recommends that Arena stockholders vote FOR the proposal to adopt the Transaction Agreement and approve the Transactions, including the Mergers. See “The Transactions—Recommendation of the Arena Board and Its Reasons for the Transactions” beginning on page 72 of this combined proxy statement/prospectus for a discussion of the Arena Board’s reasons for its recommendation.

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Opinion of Current Capital Securities LLC (see page 77)

On November 3, 2023, at a meeting of the Arena Board, Current Capital Securities LLC (“Current Capital”) rendered its oral opinion to the Arena Board, subsequently confirmed in writing, as to the fairness, from a financial point of view, as of such date, to the public holders of Arena Common Stock of the Exchange Ratio (as defined in such opinion) (for purposes of such opinion and this summary, other than Simplify and its affiliates, which we refer to collectively as the “Excluded Parties”) pursuant to the Transaction Agreement, after giving effect to the Bridge Media Merger, the Preferred Stock Financing, and the Common Stock Financing (without giving effect to any impact of the transactions contemplated by the Transaction Agreement on any particular Arena stockholder other than in its capacity as a holder of Arena Common Stock), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in preparing its opinion.

The full text of Current Capital’s written opinion, dated November 3, 2023, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in connection with the opinion, is attached to this combined proxy statement/prospectus as Annex M. The summary of Current Capital’s opinion in this combined proxy statement/prospectus is qualified in its entirety by reference to the full text of Current Capital’s written opinion. Current Capital’s opinion was provided for the information and assistance of the Arena Board and the opinion does not constitute a recommendation as to how any Arena stockholder should vote or act with respect to the Transactions or any other matter.

Regulatory Matters Relating to the Transactions (see page 90)

For a discussion of the regulatory matters relating to the Transactions, please see the section titled “Transaction Agreement—Regulatory Matters Relating to the Transactions” beginning on page 90 of this combined proxy statement/prospectus.

Interests of Arena’s Directors and Executive Officers in the Transactions (see page 86)

Arena stockholders should be aware that Arena directors and executive officers may have interests in the Transactions that are different from, or in addition to, the interests of Arena stockholders. These interests are described in “Interests of Arena’s Directors and Executive Officers in the Transactions” beginning on page 86 of this combined proxy statement/prospectus.

The Arena Board was aware of these interests and considered them, among other matters, in approving the Transaction Agreement and making its recommendation that the Arena stockholders adopt the Transaction Agreement.

Conditions to Closing (see page 59)

As more fully described in this combined proxy statement/prospectus and in the Transaction Agreement, each party’s obligation to complete the Transactions is subject to the satisfaction of the following conditions:

●	approval and adoption by Arena stockholders of the Transaction Agreement in accordance with the DGCL;

●	the absence of any applicable law or order issued by any court of competent jurisdiction or governmental authority prohibiting the consummation of the Transactions;

●	the effectiveness of the registration statement on Form S-4, of which this combined proxy statement/prospectus constitutes a part, and the absence of any stop order suspending the effectiveness of the registration statement on Form S-4 or proceedings for such purpose pending before or threatened by the SEC;

●	the absence of any applicable law in any jurisdiction in which Arena, Simplify, Bridge Media or any of their respective subsidiaries has a material presence imposing a Burdensome Condition (as such term is defined in the Transaction Agreement), and the absence of an action by any governmental authority in any such jurisdiction seeking to impose a Burdensome Condition;

●	approval of the shares of New Arena Common Stock to be issued in connection with the Mergers for listing on the NYSE American, subject to official notice of issuance; and

●	the conversion of the outstanding shares of Arena preferred stock into shares of Arena Common Stock.

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The obligation of Simplify and Bridge Media to complete the Transactions is also subject to the satisfaction of the following conditions:

●	the performance in all material respects by each of Arena, Newco, Merger Sub 1 and Merger Sub 2 of the obligations, covenants and agreements contained in the Transaction Agreement required to be performed by it at or prior to the Closing Date;

●	the accuracy of the representations and warranties of Arena in the Transaction Agreement, subject to the materiality and material adverse effect standards provided in the Transaction Agreement, with specified exceptions;

●	the delivery by Arena to Simplify of an officer’s certificate certifying to the effect that the closing conditions described in the preceding two bullets have been satisfied;

●	the expiration or termination of any applicable waiting period under the HSR Act relating to the Mergers (or, as applicable, the expiration or termination of any waiting periods with respect thereto), in each case, without the imposition of a Burdensome Condition (as more fully described in “The Transaction Agreement—Regulatory Matters Relating to the Transactions” beginning on page 90 of this combined proxy statement/prospectus) (including any Burdensome Condition that would come into effect at the Closing);

●	the absence of the occurrence of any Arena Material Adverse Effect since the date of the Transaction Agreement; and

●	the delivery by Arena to Simplify of copies of the closing deliverables and ancillary documents specified in the Transaction Agreement, including the Preferred Stock Subscription Agreement and Common Stock Subscription Agreement.

The obligation of Arena to complete the Transactions is also subject to the satisfaction of the following conditions:

●	the performance in all material respects by each of Simplify and Bridge Media of its obligations contained in the Transaction Agreement required to be performed by it at or prior to the Closing Date;

●	the accuracy of the representations and warranties of Simplify in the Transaction Agreement, subject to the materiality and material adverse effect standards provided in the Transaction Agreement, with specified exceptions;

●	the delivery by Simplify to Arena of an officer’s certificate, certifying to the effect that the closing conditions described in the preceding two bullets have been satisfied;

●	the expiration or termination of any applicable waiting period under the HSR Act relating to the Mergers (or, as applicable, the expiration or termination of any waiting periods with respect thereto);

●	the absence of the occurrence of any Bridge Media Material Adverse Effect since the date of the Transaction Agreement;

●	the delivery by Simplify, on behalf of the Hans Foundation, to Arena of (1) a copy of the Preferred Stock Subscription Agreement, duly executed by the Hans Foundation, and (2) the funding pursuant to the terms of the Preferred Stock Subscription Agreement;

●	the delivery by Simplify, on behalf of 5-Hour, to Arena of a copy of the Common Stock Subscription Agreement, duly executed by 5-Hour;

●	the delivery by 5-Hour of the funding pursuant to the terms of the Common Stock Subscription Agreement; and

●	the delivery by Simplify and Bridge Media to Arena of copies of the closing deliverables and ancillary documents specified in the Transaction Agreement.

If the Transactions are not completed for any reason, Arena stockholders will not receive any form of consideration for their shares of Arena Common Stock in connection with the Transactions. Instead, Arena will remain an independent publicly traded corporation and its common stock will continue to be listed and traded on NYSE American.

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We cannot provide any assurances as to when, or if, the conditions to the Transactions will be satisfied or, if applicable, waived, or that the Transactions will be completed.

Arena No Solicitation; Arena’s Ability to Change Recommendation (see page 61)

Under the Transaction Agreement, Arena is subject to a customary “no-shop” provision that restricts, among other things, Arena and its representatives from soliciting an Arena Acquisition Proposal (as defined in the Transaction Agreement) from third parties, providing information to or participating in any discussions or negotiations with third parties regarding Arena Acquisition Proposals, changing its recommendation regarding the Transactions, and agreeing to, or recommending, an Arena Acquisition Proposal. However, the “no-shop” provision allows Arena prior to the receipt of stockholder approval of the Transactions Proposal, under certain circumstances and in compliance with certain obligations set forth in the Transaction Agreement, to provide non-public information and engage in discussions and negotiations with respect to an unsolicited Arena Acquisition Proposal that is, or is reasonably likely to result in, a Superior Proposal (as defined in the Transaction Agreement) and make a Change in Board Recommendation (as defined in the Transaction Agreement) following receipt of a bona fide, written Arena Acquisition Proposal.

For more information regarding the limitations on Arena and the Arena Board to consider other proposals, see “The Transaction Agreement—Arena No Solicitation; Arena’s Ability to Change Recommendation” beginning on page 61 of this combined proxy statement/prospectus.

The Transaction Agreement May Be Terminated and Arena May Be Obligated to Reimburse Certain Expenses (see page 64)

The Transaction Agreement may be terminated at any time prior to the Closing in any of the following ways:

●	by mutual written agreement of Simplify and Arena;

●	by either Simplify or Arena upon notice to the other if:

○	the Mergers have not been completed on or before August 5, 2024 (the “End Date”), unless such party’s breach of any provision of the Transaction Agreement or the other Transaction Documents is the principal cause of, or results in, the failure of the Mergers to be completed by such time (“Termination Scenario 1”);

○	any applicable law or order making the consummation of the Mergers illegal or otherwise prohibited or enjoining Arena, Newco, Simplify or Bridge Media from consummating the Closing is in effect and has become final and non-appealable; provided that such party has complied in all material respects with its obligations to use reasonable best efforts to complete the Mergers; or

○	the Arena stockholders fail to adopt the Transaction Agreement and approve the Transactions at the special meeting (including any adjournment or postponement thereof) (“Termination Scenario 2”);

●	by Simplify upon notice to Arena if:

○	prior to the Arena stockholder approval having been obtained, a Change in Board Recommendation has occurred (“Termination Scenario 3”);

○	Arena has breached any of its representations or warranties or failed to perform any of the covenants or agreements contained in the Transaction Agreement, which breach or failure to perform is incapable of being cured prior to the End Date, or, if capable of being cured by the End Date, is not cured by Arena, Newco, Merger Sub 1 and Merger Sub 2 within 30 days after written notice has been given by Simplify to Arena of such breach or failure to perform; provided that Simplify and Bridge Media are not then in breach of any representation, warranty, covenant or agreement contained in the Transaction Agreement in a manner that would cause a related condition to the Closing not to be satisfied; or

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○	prior to the Arena stockholder approval having been obtained, Arena has intentionally and materially breached its obligations under the provisions of the Transaction Agreement pertaining to the Arena special meeting or its obligations under the no solicitation provisions of the Transaction Agreement; or

●	by Arena upon notice to Simplify if:

○	Simplify has breached any of its representations or warranties or failed to perform any of the covenants or agreements contained in the Transaction Agreement, which breach or failure to perform is incapable of being cured prior to the End Date, or, if capable of being cured by the End Date, is not cured by Simplify and Bridge Media, as applicable, within 30 days after written notice has been given by Arena to Simplify of such breach or failure to perform; provided that Arena, Newco, Merger Sub 1 and Merger Sub 2 are not then in breach of any representation, warranty, covenant or agreement contained in the Transaction Agreement in a manner that would cause a related condition to Closing not to be satisfied;

○	Simplify has intentionally and materially breached its obligations under the provisions of the Transaction Agreement pertaining to its obligations under the no solicitation provisions of the Transaction Agreement; or

○	prior to the Arena stockholder approval having been obtained, (1) the Arena Board authorizes Arena to enter into a definitive agreement relating a Superior Proposal, (2) the Arena Board has complied in all material respects with its obligations under the Transaction Agreement in respect of such Superior Proposal, and (3) substantially concurrently with the termination of the Transaction Agreement pursuant to its terms, Arena enters into a definitive agreement in respect of such Superior Proposal and pays the Expense Reimbursement to Simplify (“Termination Scenario 4”).

If the Transaction Agreement is terminated in accordance with its terms, it will become void and of no effect, without liability of any party to the Transaction Agreement (or any subsidiary of such party or any former, current or future stockholder, director, officer, employee, agent, consultant or other representative of such party or any of its subsidiaries) to any other party to the Transaction Agreement; provided that (i) certain customary provisions will survive such termination, (ii) no party will be relieved from any liabilities or damages for actual fraud or for any willful and material breach of the Transaction Agreement prior to such termination, and (iii) if the Transaction Agreement is terminated (A) by either Simplify or Arena pursuant to Termination Scenario 1 (and all of the conditions to Arena’s obligations to close, other than receipt of the requisite Arena stockholder approval, have been satisfied as of the End Date or are capable of satisfaction had the Closing occurred on the End Date) or Termination Scenario 2, (B) by Simplify pursuant to Termination Scenario 3, or (C) by Arena pursuant to Termination Scenario 4, then, in each case, Arena will promptly pay to Simplify all of the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, financial advisors, accountants, and other professional advisors) incurred by Simplify and its affiliates in connection with the Transaction Agreement, the other Transaction Documents and any of the transactions contemplated thereby, up to a maximum of $5.0 million.

Specific Performance (see page 65)

Under the Transaction Agreement, each party to the Transaction Agreement is entitled to specific performance or an injunction (in addition to any other remedy to which they are entitled at law or in equity) in the event of a breach or threatened breach of the Transaction Agreement.

Common Stock Anticipated to Be Listed on the NYSE American; Arena Common Stock to Be Delisted and Deregistered if the Transactions Are Completed

The parties anticipate that shares of New Arena Common Stock will be listed on the NYSE American under the symbol “AREN.” If the Transactions are completed, Arena Common Stock will no longer be listed on the NYSE American and will be deregistered under the Exchange Act.

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Simplify and 5-Hour Will Collectively Hold Over 80% of the Outstanding Shares of New Arena Common Stock Following the Closing

Following the Closing, Simplify will hold approximately 75.7% of the outstanding shares of New Arena Common Stock, 5-Hour will own approximately 6.6% of the outstanding shares of New Arena Common Stock and former Arena stockholders will hold the remaining outstanding shares of New Arena Common Stock. The indirect owner of 5-Hour also has an indirect non-controlling interest in Simplify. Such amounts are based on 76,150,445 shares of New Arena Common Stock expected to be outstanding following the Closing and exclude the ownership of shares of New Arena Common Stock that may be issued from time to time pursuant to the Equity Line of Credit, including the issuance of 60,000 shares of New Arena Common Stock as payment of the commitment fee pursuant to the Stock Purchase Agreement.

Differences Exist Between the Rights of the Holders of New Arena Common Stock and Arena Stockholders (see page 109)

Arena stockholders, whose rights are currently governed by the restated certificate of incorporation of Arena, as amended, the amended and restated bylaws of Arena, and Delaware law, will, upon completion of the Transactions, become stockholders of New Arena and their rights will be governed by the New Arena Charter, the New Arena Bylaws, the Nomination Agreement and Delaware law. As a result, Arena stockholders will have different rights once they become New Arena stockholders due to differences between the governing documents of Arena and New Arena. These differences are described in detail in the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 109 of this combined proxy statement/prospectus.

The Transactions and the Performance of New Arena Are Subject to a Number of Risks (see page 28)

There are a number of risks relating to the Transactions and to Bridge Media, Arena and New Arena. See “Risk Factors” beginning on page 28 of this combined proxy statement/prospectus for a discussion of these and other risks.

Post-Transactions Governance and Management (see page 159)

Immediately following the Closing, the New Arena Board will initially consist of the following seven directors: Manoj Bhargava, H. Hunt Allred, Vince Bodiford, Christopher Fowler, Cavitt Randall, Laura Lee and Christopher Petzel. For additional information regarding the directors of New Arena, please see “Management of New Arena Following the Transactions” on page 159 of this combined proxy statement/prospectus.

The executive officers of New Arena immediately following the completion of the Transactions will be Sara Silverstein and a principal financial officer who the Arena Board is in the process of identifying. For additional information regarding the executive officers of New Arena, please see “Management of New Arena Following the Transaction” beginning on page 159 of this combined proxy statement/prospectus.

Nomination Agreement (see page 91)

At the Closing, Simplify, 5-Hour and New Arena will enter into a Nomination Agreement, which sets forth, among other things, that Simplify will have the right: (i) during the Majority Period, to nominate such number of individuals for election to the New Arena Board as is determined by multiplying (A) a fraction, the numerator of which is the aggregate number of shares of New Arena Common Stock then owned, of record or beneficially, by Simplify and 5-Hour, together with their respective Permitted Transferees, and the denominator of which is the aggregate number of shares of New Arena Common Stock then outstanding, by (B) the then total number of directors on the New Arena Board which, as of the Closing Date shall be five of the seven total number of directors on the New Arena Board and shall initially be Manoj Bhargava, H. Hunt Allred, Vince Bodiford, Christopher Fowler and Cavitt Randall; (ii) following the Majority Period, to nominate such number of individuals as determined by multiplying (A) a fraction, the numerator of which is the aggregate number of shares of New Arena Common Stock then owned, of record or beneficially, by Simplify and 5-Hour, together with their respective Permitted Transferees, and the denominator of which is the aggregate number of shares of New Arena Common Stock then outstanding (in each case, including any options, warrant or other rights entitling the holder thereof to acquire shares of New Arena Common Stock from New Arena), by (B) the then total number of directors constituting the entire New Arena Board; and (iii) in the event of the death, resignation, disqualification or removal of any director nominated pursuant to clauses (i) and (ii) above, to nominate for election an individual to fill the vacancy resulting from such death, resignation, disqualification, removal or other cause (such nominees, the “Simplify Nominees”).

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The Nomination Agreement also provides that the Nominating Committee of the New Arena Board shall nominate for election to the New Arena Board, (i) during the Majority Period, such number of individuals as determined by subtracting from the total number of directors constituting the whole New Arena Board the number of Simplify Nominees, which, as of the Closing shall be two of the seven total number of directors on the New Arena Board and shall initially be, Christopher Petzel and Laura Lee, (ii) in the event of the death, resignation, disqualification or removal of any director nominated pursuant to clause (i) above, an individual to fill the vacancy resulting from such death, resignation, disqualification, removal or other cause and (iii) in the event of the removal or resignation of a director nominated by Simplify upon the end of the Majority Period, an individual to fill the vacancy from such removal or resignation.

Pursuant to the Nomination Agreement, Simplify and 5-Hour have also agreed to vote or cause to be voted all shares of New Arena Common Stock owned or controlled by each of them for the director nominees described in the preceding two paragraphs at any meeting of the stockholders of New Arena.

The Nomination Agreement shall terminate on the earliest to occur of (a) the date on which Simplify, together with its permitted transferees, no longer owns of record or beneficially in the aggregate at least fifteen percent (15%) of the aggregate number of shares of New Arena Common Stock then outstanding (including any options, warrant or other rights entitling the holder thereof to acquire shares of New Arena Common Stock from New Arena); (b) the dissolution of New Arena; and (c) the consummation of a Change of Control (as defined in the Nomination Agreement).

A copy of the form of the Nomination Agreement is attached to this combined proxy statement/prospectus as Annex H. For a more detailed summary of the Nomination Agreement, see “Certain Agreements Related to the Transactions— Nomination Agreement” beginning on page 91 of this combined proxy statement/prospectus.

Advertising Commitment Agreement (see page 91)

At the Closing, Arena will enter into the Advertising Commitment Agreement with Simplify and Agency 5, LLC (together with Simplify, the “Advertisers”), pursuant to which the Advertisers will agree to spend an aggregate of $12.0 million per year for a period of five years beginning on the Closing Date and ending on the five year anniversary of the Closing Date in connection with Promotional Activities (as defined in the Advertising Commitment Agreement) across any digital online and video property owned or operated by Arena. Each party’s obligations pursuant to the Advertising Commitment Agreement shall remain non-cancellable and non-terminable, except in the event of the termination of the Transaction Agreement.

A copy of the Advertising Commitment Agreement is attached to this combined proxy statement/prospectus as Annex B. For a more detailed summary of the Advertising Commitment Agreement, see “Certain Agreements Related to the Transactions—Advertising Commitment Agreement” beginning on page 91 of this combined proxy statement/prospectus.

Master Airtime Services Agreement (see page 92)

At the Closing, Bridge News and Bridge Media will enter into the Master Airtime Services Agreement, pursuant to which the parties have agreed, for an initial period of five (5) years (the “Initial Term”), that (i) in consideration of the payment by Bridge Media to Bridge News of market rate fees mutually agreed by the parties, Bridge Media shall have the right to utilize, and Bridge News will provide Bridge Media with reasonable and necessary access to certain broadcast equipment owned and/or leased by Bridge News in order for Bridge Media to broadcast certain television programming it produces on television broadcast stations owned by Bridge News. Bridge News will maintain and operate the television broadcast stations and broadcast equipment identified in the Master Airtime Services Agreement and provide to Bridge Media 100% of the airtime on two subchannels of the broadcast station’s full channel for the carriage of television programming produced by Bridge Media. The Initial Term will automatically renew for three (3) successive five (5) year terms (each, a “Renewal Term”) (the Initial Term and any and all Renewal Terms are collectively, the “Term”) unless and until the Master Airtime Services Agreement is terminated by either Bridge News or Bridge Media upon ninety (90) days advance written notice.

A copy of the Master Airtime Services Agreement is attached to this combined proxy statement/prospectus as Annex C. For a more detailed summary of the Master Airtime Services Agreement, see “Certain Agreements Related to the Transactions—Airtime Service Agreement” beginning on page 92 of this combined proxy statement/prospectus.

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Common Stock Subscription Agreement (see page 92)

On November 5, 2023, Newco entered into the Common Stock Subscription Agreement with 5-Hour, pursuant to which 5-Hour has agreed to purchase, immediately following the consummation of the Mergers, 5,000,000 shares of New Arena Common Stock at a purchase price of $5.00 per share, for an aggregate purchase price of $25,000,000.

A copy of the Common Stock Subscription Agreement is attached to this combined proxy statement/prospectus as Annex D. For a more detailed summary of the Common Stock Subscription Agreement, see “Certain Agreements Related to the Transactions—Common Stock Subscription Agreement” beginning on page 92 of this combined proxy statement/prospectus.

Preferred Stock Subscription Agreement (see page 93)

On November 5, 2023, Newco entered into the Preferred Stock Subscription Agreement with the Hans Foundation, pursuant to which the Hans Foundation has agreed to purchase, immediately following the consummation of the Mergers, 25,000 shares of New Arena Series A Preferred Stock at a purchase price of $1,000.00 per share, for an aggregate purchase price of $25,000,000.

A copy of the Preferred Stock Subscription Agreement is attached to this combined proxy statement/prospectus as Annex E. For a more detailed summary of the Preferred Stock Subscription Agreement, see “Certain Agreements Related to the Transactions—Preferred Stock Subscription Agreement” beginning on page 93 of this combined proxy statement/prospectus. For a more detailed description of the New Area Series A Preferred Stock, see “Description of New Arena Capital Stock—New Arena Series A Preferred Stock.”

Stock Purchase Agreement (see page 93)

At the Closing, pursuant to the Committed Equity Facility Term Sheet, Newco will enter into a Stock Purchase Agreement with Simplify, pursuant to which Simplify will agree to purchase such number of shares of New Arena Common Stock having an aggregate purchase price of $20,000,000 in a private placement at a per share purchase price equal to the lesser of (i) the volume-weighted average price of the New Arena Common Stock for the last sixty (60) trading days prior to the purchase date and (ii) $3.86 per share. The Stock Purchase Agreement will provide that New Arena will have the right, but not the obligation, to direct Simplify to purchase the number of shares of New Arena Common Stock specified by New Arena, in a minimum aggregate purchase price of not less than $5,000,000 and up to a maximum of $20,000,000 from time to time during the 12 months following the Closing Date, subject to the earlier termination of the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, at Closing, New Arena will issue Simplify 60,000 shares of New Arena Common Stock, representing payment of the commitment fee owed to Simplify.

A copy of the Committed Equity Facility Term Sheet is attached to this combined proxy statement/prospectus as Annex F. For a more detailed summary of the Stock Purchase Agreement, see “Certain Agreements Related to the Transactions—Stock Purchase Agreement” beginning on page 93 of this combined proxy statement/prospectus.

Registration Rights Agreement (see page 93)

At the Closing, Simplify, 5-Hour and Newco will enter into the Registration Rights Agreement. The Registration Rights Agreement will grant each of Simplify and 5-Hour certain registration rights, including, demand registration rights and piggyback registration rights (subject to underwriter cutback and certain blackout periods), with respect to its Registrable Securities, which shall include the shares of New Arena Common Stock received by Simplify pursuant to the Transaction Agreement, the shares of New Arena Common Stock purchased by 5-Hour pursuant to the Common Stock Subscription Agreement and the shares of New Arena Common Stock that may be purchased from time to time by Simplify pursuant to the Stock Purchase Agreement. New Arena will pay all reasonable out-of-pocket fees and expenses in connection with any registration pursuant to the Registration Rights Agreement, subject to certain exceptions.

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A copy of the form of the Registration Rights Agreement is attached to this combined proxy statement/prospectus as Annex G. For a more detailed summary of the Registration Rights Agreement, see “Certain Agreements Related to the Transactions—Registration Rights Agreement” beginning on page 93 of this combined proxy statement/prospectus.

Stockholder Voting and Support Agreements (see page 94)

Between August 14, 2023 and December 1, 2023, in connection with the execution by Arena of the binding letter of intent (the “Letter of Intent”) with Simplify and the Transaction Agreement and in connection with Simplify’s acquisition of shares of Arena Common Stock on December 1, 2023, certain Arena stockholders, including certain directors and executive officers of Arena and Simplify, who own in the aggregate 64% of the outstanding shares of Arena Common Stock, entered into the Support Agreements with Arena, pursuant to which each such holder has agreed to, among other things, vote their shares of Arena Common Stock in favor of the Transactions.

A copy of the form of the Support Agreement is attached to this combined proxy statement/prospectus as Annex I. For a more detailed summary of the Support Agreements, see “Certain Agreements Related to the Transactions—Stockholder Voting and Support Agreements” beginning on page 94 of this combined proxy statement/prospectus.

Simplify Subscription Agreement (see page 173)

On February 14, 2024, Arena entered into a Subscription Agreement (the “Simplify Subscription Agreement”) with Simplify, pursuant to which Arena sold to Simplify in a private placement an aggregate of 5,555,555 shares of Arena Common Stock at a purchase price of $2.16 per share, a price equal to the 60-day volume weighted average price of the Arena Common Stock for an aggregate amount equal to approximately $12.0 million to be used by Arena for working capital and general corporate purposes.

For a more detailed summary of the Simplify Subscription Agreement, see “Certain Relationships and Related Party Transactions” beginning on page 171 of this combined proxy statement/prospectus.

Arena Loan Agreement (see page 173)

On March 13, 2024, Arena entered into a loan agreement (the “Arena Loan Agreement”), with Simplify (the “Simplify Loan”), which provides for up to $25 million of borrowings to be used for working capital and general corporate purposes. The Simplify Loan bears interest at a rate of 10% per annum, payable monthly in arrears unless otherwise demanded by the lender, and will mature on March 13, 2026. The Simplify Loan is secured by certain assets of Arena and its subsidiaries, which are also guarantors of the obligations. Upon the closing of the Simply Loan, Arena borrowed approximately $7.7 million, of which approximately $3.4 million was used to repay the outstanding loan balance, accrued interest, certain fees and contingency reserves under the Arena Credit Agreement. The Arena Credit Agreement was simultaneously terminated upon repayment of the outstanding balance.

For a more detailed summary of the Arena Loan Agreement, see “Certain Relationships and Related Party Transactions” beginning on page 171 of this combined proxy statement/prospectus.

Market Prices and Dividend Information

Arena Common Stock is listed on the NYSE American and Arena’s trading symbol is “AREN.”

The following table sets forth the closing prices for Arena Common Stock as reported on the NYSE American on August 11, 2023, the last trading day prior to Arena’s announcement of its execution of a binding Letter of Intent with Simply Inventions, LLC to consummate the Transactions, November 3, 2023, the trading day prior to Simplify’s and Arena’s announcement of their entry into the Transaction Agreement, and June 12, 2024, the most recent practicable trading day prior to the date of this combined proxy statement/prospectus.

Arena Closing Price
August 11, 2023	$3.37
November 3, 2023	$3.86
June 12, 2024	$0.84

Arena has not historically paid dividends on Arena Common Stock.

We urge you to obtain current market quotations for Arena Common Stock. We cannot give any assurance as to the future prices or markets for Arena Common Stock or New Arena Common Stock.

Market price data for New Arena has not been presented because the New Arena Common Stock is not listed for trading on any exchange or automated quotation service.

Whether the New Arena Board exercises its discretion to propose any dividends to holders of New Arena Common Stock in the future will depend on many factors, including New Arena’s financial condition, earnings, capital requirements of New Arena’s business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice, capital allocation preferences and other factors that the New Arena Board deems relevant. There can be no assurance that New Arena will pay a dividend on New Arena Common Stock in the future. See “Description of New Arena Capital Stock—New Arena Common Stock—Dividends” beginning on page 119 of this combined proxy statement/prospectus.

Summary of Risk Factors

In evaluating the proposals to be presented at the Arena special meeting, a stockholder should carefully read this combined proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.” Such risks include, but are not limited to:

●	The Transactions may not be completed on the terms or timeline currently contemplated, or at all, and failure to complete the Transactions may result in material adverse consequences to Arena’s business and operations.

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●	Each of Arena and Bridge Media will be subject to business uncertainties and contractual restrictions while the Transactions are pending that could adversely affect each of them.

●	The integration of Arena and Bridge Media following the Closing will present challenges that may not result in the anticipated benefits of the Transactions.

●	The fairness opinion obtained by the Arena Board does not reflect changes, circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion.

●	Ownership interests will not be adjusted if there is a change in the value of Arena or Bridge Media and their respective assets before the Transactions are completed.

●	The Transaction Agreement contains provisions that may discourage other companies from trying to acquire Arena.

●	The shares of New Arena Common Stock to be received by Arena stockholders as a result of the Transactions will have different rights from shares of Arena Common Stock.

●	No trading market currently exists for New Arena Common Stock.

●	Following the completion of the Transactions, New Arena will be controlled by Simplify. The interests of Simplify may differ from the interests of other stockholders of New Arena.

●	Members of Arena’s management and Arena Board have interests in the Transactions that are different from, or in addition to, those of other stockholders.

●	Arena and New Arena will incur transaction-related costs in connection with the Transactions and the integration of the businesses.

●	The unaudited pro forma condensed combined financial information of Arena and Bridge Media is not intended to reflect what actual results of operations and financial condition would have been had Arena and Bridge Media been a combined company for the periods presented, and therefore these results may not be indicative of New Arena’s future operating performance.

●	Business issues currently faced by one company may be imputed to the operations of the combined company.

●	Some of Arena’s and Bridge Media’s existing agreements contain change in control, anti-assignment or early termination rights that may be implicated by the Transactions, and some of Arena’s and Bridge Media’s customers may experience uncertainty associated with the Transactions, which may limit New Arena’s business.

●	Simplify could engage in business and other activities that compete with us.

●	Simplify will be permitted to transfer its shares of New Arena Common Stock, which could have a negative impact on New Arena’s stock price and Simplify could acquire more shares of New Arena Common Stock, which could have a negative impact on New Arena’s ability to maintain the NYSE American continued listing requirements.

●	Lawsuits may be filed against Arena, Simplify, Bridge Media and/or their respective boards of directors and/ or managers challenging the Transactions. An adverse ruling in any such lawsuit could result in substantial costs and may prevent the Transactions from being completed.

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rISK fACTORS

The following risk factors are classified into three sections for convenience: (i) “Risks related to the Transaction and New Arena Following the Consummation of the Transactions,” (ii) “Risks related to the Business of Arena,” and (iii) “Risks related to the Business of Bridge Media.” Arena stockholders should carefully consider each of following factors, in addition to considering those factors discussed elsewhere in this combined proxy statement/prospectus, before voting at the special meeting.

Risks Related to the Transactions and New Arena Following Consummation of the Transactions

The Transactions may not be completed on the terms or timeline currently contemplated, or at all, and failure to complete the Transactions may result in material adverse consequences to Arena’s business and operations.

The Transactions are subject to closing conditions, including adoption of the Transaction Agreement, approval of the Transactions by Arena’s stockholders, effectiveness of a registration statement relating to the issuance of the New Arena Common Stock in the Transactions, approval of the listing of the New Arena Common Stock on the NYSE American and expiration or termination of any applicable waiting period under the HSR Act. There is no assurance that the Transactions will be completed as currently contemplated, or at all. See the section titled “The Transaction Agreement—Conditions to Closing” beginning on page 59 of this combined proxy statement/prospectus for more detail.

Arena, Simplify and Bridge Media have determined that, at the time of filing the registration statement of which this combined proxy statement/prospectus forms a part, no filing is required under the HSR Act in connection with the Mergers or the other transactions contemplated by the Transaction Agreement.

If Arena’s stockholders do not approve the Transactions or if the Transactions are not completed for any other reason, Arena would be subject to a number of risks, including:

●	Arena stockholders would not become stockholders of New Arena and therefore not realize the anticipated benefits of the Transactions, including anticipated synergies;

●	the failure to consummate the Transactions by September 30, 2024, would result in an event of default under certain of Arena’s debt facilities; and

●	the trading price of Arena Common Stock may experience increased volatility.

The occurrence of any of these events individually or in combination could have a material adverse effect on Arena’s operations and/or the trading price of the Arena Common Stock. Arena’s general competitive pressures and risks may also increase if the Transactions are not completed.

Each of Arena and Bridge Media will be subject to business uncertainties and contractual restrictions while the Transactions are pending that could adversely affect each of them.

Uncertainty about the Transactions perceived by employees, customers and suppliers may have an adverse effect on either, or both of, Arena and Bridge Media, regardless of whether the Transactions are eventually completed, and, consequently, on New Arena. These uncertainties may impair the ability to attract, retain and motivate key personnel and could cause customers, suppliers and others to change or discontinue existing business relationships with Arena and/or Bridge Media.

Before and immediately following the Closing, the management teams of Arena and Bridge Media will be required to devote considerable time to the integration process, which will limit time available to manage their respective existing businesses and to develop new products, services or strategies. If Arena’s or Bridge Media’s senior management is not able to effectively manage this process leading up to and immediately following the Closing, or if any significant business activities are interrupted as a result, the business of Arena or Bridge Media could suffer.

In addition, the Transaction Agreement restricts Arena and Simplify (with respect to Bridge Media) from taking specified actions without the consent of the other until the Transactions are consummated, or the Transaction Agreement is terminated. For a description of the restrictive covenants applicable to Arena and Simplify (with respect to Bridge Media), see the section titled “The Transaction Agreement—Operations of Arena and Bridge Media Pre-Closing” beginning on page 62 of this combined proxy statement/prospectus.

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Further, Arena and its directors could become subject to lawsuits relating to the Transactions that may be filed. While Arena intends to defend against any such actions vigorously, the costs of the defense of such lawsuits and other effects of such litigation could have an adverse effect on Arena’s business, financial condition, and operating results.

The integration of Arena and Bridge Media following the Closing will present challenges that may not result in the anticipated benefits of the Transactions.

The Transactions involve the combination of businesses that currently operate as independent businesses. Potential difficulties New Arena may encounter in the integration process include the following:

●	the inability to successfully integrate the businesses, including operations, technologies, products and services, in a manner that permits New Arena to achieve the anticipated benefits from the Transactions;

●	lost sales and customers;

●	the necessity of coordinating geographically separated organizations, systems and facilities;

●	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions;

●	integrating personnel with diverse business backgrounds and business cultures;

●	consolidating and rationalizing information technology platforms, administrative infrastructures, accounting systems and related financial reporting controls; and

●	preserving important relationships of Arena and Bridge Media and resolving potential conflicts.

If New Arena experiences difficulties with the integration process, the anticipated benefits of the Transactions may not be realized fully or at all or may take longer to realize than expected.

The financial analyses, estimates and projections considered by Arena and Simplify and their respective financial advisors may not be realized, which may adversely affect the market price of New Arena Common Stock following the completion of the Transactions.

In connection with Arena’s evaluation of the Transactions, Arena management prepared (i) unaudited prospective financial information relating to Arena on a stand-alone, pre-Transactions basis; (ii) unaudited prospective financial information relating to Bridge Media’s business on a stand-alone, pre-Transactions basis, based on projections provided by Bridge Media; and (iii) unaudited prospective pro forma financial information for New Arena after the Transactions. Such unaudited prospective financial information was also provided to Current Capital for its use and reliance in connection with its financial analyses and opinion. For further information, please read the section titled “Proposal No. 1 The Transactions Proposal—Unaudited Prospective Information” beginning on page 73 of this combined proxy statement/prospectus.

There can be no assurance that the prospective results, based on various estimates and assumptions, will be realized or that actual results will not be significantly higher or lower than estimated. The failure of the prospective results to be realized or any deviation of actual results may adversely affect the financial position of New Arena and, therefore, the market price of New Arena Common Stock.

The fairness opinion obtained by the Arena Board does not reflect changes, circumstances, developments or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion.

Current Capital has provided a fairness opinion to the Arena Board stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on review undertaken, and other matters considered by Current Capital, the Exchange Ratio (as defined in such opinion) is fair from a financial point of view to the public holders of Arena Common Stock (other than the Excluded Parties). The Arena Board has not obtained an updated fairness opinion as of the date of this combined proxy statement/prospectus and does not expect to receive an updated fairness opinion prior to the completion of the Transactions.

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The opinion does not reflect changes, circumstances, developments, or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion, including changes in the operations and prospects of Arena, Bridge Media, or New Arena, updated financial projections, regulatory or legal changes, the termination of the Licensing Agreement (and the associated termination fee that is due as a result), the permanent loss of Arena’s rights to operate the Sports Illustrated media business, the Arena Notes Default, general market and economic conditions and other factors. Current Capital’s opinion does not address the prices at which Arena Common Stock or New Arena Common Stock may trade which may have fluctuated since and could be materially different from their value as of the date of Current Capital’s opinion. The opinion does not speak as of the time the Transactions will be completed, or as of any date, other than the date of such opinion. Current Capital does not have an obligation or responsibility to update, revise, or reaffirm its opinion based on circumstances, developments, or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion. The written opinion of Current Capital is attached as Annex M to this combined proxy statement/prospectus and is incorporated by reference herein.

There are risks to Arena’s stockholders who are becoming stockholders of New Arena through the Transactions rather than acquiring securities of New Arena directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of Simplify.

Because there is no independent third-party underwriter involved in the Transactions or the issuance of Arena Common Stock in connection therewith, investors will not receive the benefit of any outside independent review of Arena’s or Simplify’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, and the rules of the Financial Industry Regulatory Authority, Inc. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. The due diligence conducted by underwriters in an underwritten public offering is expected to provide additional assurance that the disclosure does not contain material misstatements or material omissions. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. While private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of material misstatements or omissions in this combined proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Transactions, prior to the opening of trading on the trading day following the Closing, there will be no traditional “roadshow” or book-building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of New Arena securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New Arena’s securities or helping to stabilize, maintain or affect the public price of New Arena’s securities following the Closing.

In addition, New Arena will not engage in, has not requested and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with New Arena’s securities that will be outstanding immediately following the Closing. In addition, since New Arena will become public through a business combination, securities analysts of major brokerage firms may not provide coverage of New Arena since there is no incentive to brokerage firms to recommend the purchase of its securities. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New Arena’s behalf. All of these differences from an underwritten public offering of New Arena’s securities could result in a more volatile price for New Arena’s securities.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New Arena became a publicly listed company through an underwritten initial public offering instead of upon completion of the Transactions.

In addition, Simplify and certain of Arena’s directors and officers have interests in the Transactions that are different from, or in addition to, the interests of Arena’s stockholders generally. Such interests may have influenced Arena’s directors in making their recommendation that you vote in favor of the Transactions Proposal and the Stock Issuance Proposal described in this combined proxy statement/prospectus. For a description of these interests, see the section titled “Interests of Arena’s Directors and Executive Officers in the Transactions” beginning on page 86 of this combined proxy statement/prospectus.

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Ownership interests will not be adjusted if there is a change in the value of Arena or Bridge Media and their respective assets before the Transactions are completed.

The shares of New Arena Common Stock to be received by Simplify and the former stockholders of Arena in connection with the Transactions will not be adjusted if there is a change in the value or assets of Arena or Bridge Media prior to the consummation of the Transactions. As such, the value of the shares of Arena Common Stock exchanged for New Arena Common Stock in the Transactions may be higher or lower than the value of such shares at an earlier date, but the number of shares of New Arena Common Stock received by former stockholders of Arena will remain at one shares of New Arena Common Stock for each share of Arena Common Stock.

However, Arena will not be required to consummate the Transactions if there has been any “material adverse effect” (as this term is described in the section “The Transaction Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 59 of this combined proxy statement/prospectus) with respect to Bridge Media.

The Transaction Agreement contains provisions that may discourage other companies from trying to acquire Arena.

The Transaction Agreement contains provisions that may discourage third parties from submitting business combination proposals to Arena that might result in greater value to Arena stockholders than the Transactions. The Transaction Agreement generally prohibits Arena from soliciting any competing acquisition proposal. For further information, see the section titled “The Transaction Agreement—Arena No Solicitation; Arena’s Ability to Change Recommendation” beginning on page 61 of this combined proxy statement/prospectus.

The shares of New Arena Common Stock to be received by Arena stockholders under the Transactions will have different rights from shares of Arena Common Stock.

Following the Closing, Arena stockholders will no longer be stockholders of Arena but will instead be stockholders of New Arena holding New Arena Common Stock. For a description of different rights associated with Arena Common Stock and New Arena Common Stock, see the section titled “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 109 of this combined proxy statement/prospectus.

No trading market currently exists for New Arena Common Stock.

Prior to the Closing, there is no trading market for the New Arena Common Stock. At the Closing, the New Arena Common Stock is expected to be listed for trading on the NYSE American. However, there can be no assurance that an active market for the New Arena Common Stock will develop after the Closing, or if it develops, that such market will be sustained. In the absence of an active trading market for the New Arena Common Stock, investors may not be able to sell their New Arena Common Stock at the time that they would like to sell.

Following the completion of the Transactions, New Arena will be controlled by Simplify. The interests of Simplify may differ from the interests of other stockholders of New Arena.

Simplify currently beneficially owns approximately 54% of the outstanding shares of Arena Common Stock. Immediately following the Closing, Simplify and 5-Hour will hold in the aggregate, approximately 82.3% of outstanding New Arena Common Stock. Following the Closing, Simplify will hold approximately 75.7% of the outstanding shares of New Arena Common Stock and 5-Hour will own approximately 6.6% of the outstanding shares of New Arena Common Stock. The indirect owner of 5-Hour also has an indirect non-controlling interest in Simplify. Such amounts are based on 76,150,445 shares of New Arena Common Stock expected to be outstanding following the Closing and exclude the ownership of shares of New Arena Common Stock that may be issued from time to time pursuant to the Equity Line of Credit, including the issuance of 60,000 shares of New Arena Common Stock as payment of the commitment fee pursuant to the Stock Purchase Agreement.

Through its ownership of at least a majority of the shares of New Arena Common Stock and the provisions set forth in the New Arena Charter, the New Arena Bylaws and the Nomination Agreement, Simplify will have the ability to designate and elect a majority of the directors of the New Arena Board. New Arena will avail itself of available “Controlled Company” exemptions to the corporate governance listing standards of the NYSE American that would otherwise require New Arena to have (i) a majority of the board of directors consist of independent directors, (ii) a nominating/corporate governance committee that is composed solely of independent directors and (iii) a compensation committee that is composed solely of independent directors.

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For further information regarding the New Arena Board and its committees following the Closing, please see “Certain Agreements Related to the Transactions— Nomination Agreement” beginning on page 91 of this combined proxy statement/prospectus.

For as long as Simplify beneficially owns a majority of the outstanding shares of New Arena Common Stock, Simplify will also have control over all other matters submitted to stockholders for approval, including changes in capital structure, transactions requiring stockholder approval under Delaware law and corporate governance. Simplify and its subsidiaries may have different interests than other holders of New Arena Common Stock and may make decisions adverse to your interests. Among other things, Simplify’s control could delay, defer, or prevent a sale of New Arena that New Arena’s other stockholders support, or, conversely, this control could result in the consummation of such a transaction that other stockholders do not support. This concentrated control could discourage a potential investor from seeking to acquire New Arena Common Stock and, as a result, might impact the market price of New Arena Common Stock.

Members of Arena’s management and Arena Board have interests in the Transactions that are different from, or in addition to, those of other stockholders.

In considering whether to approve the Transactions, Arena stockholders should recognize that members of Arena management and the Arena Board have interests in the Transactions that differ from, or are in addition to, their interests as stockholders of Arena. For a description of these interests, see the section titled “Interests of Arena’s Directors and Executive Officers in the Transactions” beginning on page 86 of this combined proxy statement/prospectus.

We have entered into Support Agreements with certain of our shareholders to vote in favor of the Transactions who control a substantial interest in us and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support, including a vote in favor of the Transactions.

In connection with the execution by Arena of Letter of Intent with Simplify and the Transaction Agreement and in connection with Simplify’s acquisition of shares of Arena Common Stock on December 1, 2023, certain Arena stockholders, including certain directors and executive officers of Arena and Simplify, who own in the aggregate 64% of the outstanding shares of Arena Common Stock, entered into the Support Agreements with Arena, pursuant to which each such holder has agreed to, among other things, vote their shares of Arena Common Stock in favor of the Transactions. Therefore, we would not need any of the 10,655,977 shares of Arena Common Stock issued and outstanding and entitled to vote at the special meeting held by unaffiliated Arena shareholders to be voted in favor of the Transactions Proposal and the Stock Issuance Proposal in order for such proposals to be approved and such unaffiliated shareholders will not be able to exert meaningful influence over the outcome of the proposals.

Arena and New Arena will incur transaction-related costs in connection with the Transactions and the integration of the businesses.

Arena has incurred transaction-related costs in connection with the Transactions and both Arena and New Arena will incur costs in connection with the integration of Arena’s and Bridge Media’s businesses. There are many systems that must be integrated, including information management, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. Arena and Bridge Media are in the early stages of assessing the magnitude of these costs and, therefore, are not able to provide estimates. These expenses could, particularly in the near term, reduce the anticipated benefits that New Arena expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost synergies, and accordingly, any net synergies may not be achieved in the near term or at all. These integration expenses may result in New Arena taking significant charges against earnings following the completion of the Transactions. Some of these costs and expenses will be incurred even if the Transactions are not consummated.

The unaudited pro forma condensed combined financial information of Arena and Bridge Media is not intended to reflect what actual results of operations and financial condition would have been had Arena and Bridge Media been a combined company for the periods presented, and therefore these results may not be indicative of New Arena’s future operating performance.

Because Arena will combine with Bridge Media only upon completion of the Transactions, it has no available historical financial information that combines the financial results for Arena and Bridge Media. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of Arena and Bridge Media. The unaudited pro forma condensed combined financial information presented in this document is for illustrative purposes only and is not intended to, and does not purport to, represent what New Arena’s actual results or financial condition would have been if the Transactions had occurred on the relevant dates.

As Simplify owns more than 50% of both Arena and Bridge Media prior to the completion of the Transactions, the Transactions will be accounted for as a merger of entities under common control (also known as an “as if pooling”) whereby the entities will be combined at historical cost, in accordance with US GAAP, with Bridge Media treated as the transferring entity and Arena treated as the receiving entity for financial reporting purposes.

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The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities costs or incremental capital spending that Bridge Media’s or Arena’s management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included in this document does not reflect what New Arena’s results of operations or operating condition would have been had Arena and Bridge Media been a combined entity during all periods presented, or what New Arena’s results of operations and financial condition will be in the future.

Business issues currently faced by one company may be imputed to the operations of the combined company.

To the extent that Bridge Media or Arena currently has or is perceived by customers to have operational challenges, those challenges may raise concerns by existing customers of the other business following the Closing, which may limit or impede New Arena’s future ability to obtain additional orders for products or services from those customers.

Some of Arena’s and Bridge Media’s existing agreements contain change in control, anti-assignment or early termination rights that may be triggered by the Transactions, and some of Arena’s and Bridge Media’s customers may experience uncertainty associated with the Transactions, which may limit New Arena’s business.

Certain customers, vendors, and other counterparties have contractual consent or termination rights that could be triggered by a change of control and parties with which Arena and Bridge Media currently do business or may do business in the future may experience uncertainty associated with the Transactions. As a result, the business relationships of Arena and Bridge Media may be subject to disruptions if customers, suppliers, or others attempt to negotiate changes in existing business relationships or consider business relationships with parties other than Arena, Bridge Media and New Arena. These disruptions could have a material adverse effect on the business, financial condition and results of operations, cash flows or share price of Arena, Bridge Media or New Arena. The effect of such disruptions could be exacerbated by a delay in the consummation of the Transactions.

Simplify could engage in business and other activities that compete with us.

Simplify or any of its subsidiaries may engage in certain activities that will compete with New Arena. Following the completion of the Transactions, Simplify may continue to engage in these activities. To the extent that Simplify engages in the same or similar business activities or lines of business as us, or engages in business with any of our partners, customers or vendors, our ability to successfully operate and expand our business may be hampered.

Simplify will be permitted to transfer its shares of New Arena Common Stock, which could have a negative impact on New Arena’s stock price and Simplify could acquire more shares of New Arena Common Stock, which could have a negative impact on New Arena’s ability to maintain the NYSE American continued listing requirements.

Simplify will be permitted to transfer shares of New Arena Common Stock, including in public offerings pursuant to registration rights to be granted by New Arena. Any such transfer could significantly increase the number of shares of New Arena Common Stock available in the market, which could decrease the price of New Arena Common Stock. In addition, even if Simplify does not transfer a large number of its shares into the market, the existence of its right to do so may depress the price of New Arena Common Stock.

Simplify will be permitted, to acquire or seek to acquire, directly or indirectly, additional shares of New Arena Common Stock which may have an adverse effect on New Arena’s ability to maintain the NYSE American continued listing requirements, including requirements with respect to a minimum number of holders of the New Arena Common Stock.

Lawsuits have been and may continue to be filed against Arena, Simplify, Bridge Media and/or their respective boards of directors and/or managers challenging the Transactions. An adverse ruling in any such lawsuit could result in substantial costs and may prevent the Transactions from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements to enjoin the relevant merger or seek monetary relief. Arena, Simplify and Bridge Media may in the future be defendants in one or more lawsuits relating to the Transaction Agreement and the Transactions, including the Mergers, and, even if any such future lawsuits are without merit. Defending against these claims can result in substantial costs, delays to the Transactions, and divert management time and resources from pursuing the completion of the Transactions, and from other potentially beneficial business opportunities. Arena, Simplify and Bridge Media cannot predict whether such lawsuits will be brought against Arena, Simplify or Bridge Media, their outcome or the amount of time and expense necessary to resolve them.

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The elimination of monetary liability against our directors, officers, and employees under Delaware law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

The New Arena Charter and the New Arena Bylaws contain provisions permitting us to eliminate the personal liability of our directors and officers to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Delaware law. We may also have contractual indemnification obligations under any future employment agreements with our officers. The foregoing could result in us incurring substantial expenses which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even through such actions, if successful, might otherwise benefit us and our stockholders.

The New Arena Bylaws provide that we are required to indemnify our directors and officers, in each case, to the fullest extent permitted by Delaware law. In addition, Section 145 of the DGCL or the New Arena Bylaws provide that:

●	We are required to indemnify our directors and officers for serving at our request as a director, officer, employee or agent of another business enterprises.
●	We may, in our discretion, indemnify our employees and agents in those circumstances where indemnification is permitted by applicable law.
●	We are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding in advance of its final disposition, except that our current directors or officers are required to undertake to repay such advances if it is ultimately determined that they are not entitled to indemnification.
●	The rights conferred in the New Arena Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees, and agents and to obtain insurance to indemnify such persons.
●	We may not retroactively amend the New Arena Bylaws or an indemnification agreement, if any, to reduce our indemnification or advancement obligations to our directors and officers.

Because we will be a “smaller reporting company,” we will not be required to comply with certain disclosure requirements that are applicable to other public companies, and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make Arena Common Stock less attractive to investors.

Following the consummation of the Transactions, we will be a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. As a smaller reporting company, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to reduced disclosure obligations, including with respect to executive compensation, in our periodic reports, proxy statements, and registration statements. We will continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million as of the prior March 31, or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million as of the prior March 31. We cannot predict if investors will find Arena Common Stock less attractive because we may rely on these exemptions.

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Provisions in the New Arena Charter, the New Arena Bylaws and Delaware law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders and limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers and employees.

Provisions contained in the New Arena Charter and the New Arena Bylaws could make it more difficult for a third party to acquire us. Provisions in the New Arena Charter and the New Arena Bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to affect certain corporate actions. For example, the New Arena Charter authorizes the New Arena Board to create and issue one or more additional series of New Arena preferred stock without any vote or action by our stockholders which may have preferences, powers, and rights, including voting and dividend rights, that could adversely affect the holders of New Arena Common Stock and could discourage a takeover of New Arena even if a change of control of Arena would be beneficial to the interests of New Arena stockholders. Additionally, the New Arena Bylaws include advance notice requirements for stockholder proposals of business to be considered at an annual meeting of stockholders and stockholder nomination of candidates for election to the New Arena Board at an annual meeting of stockholders or a special meeting of stockholders at which directors will be elected.

In addition, the New Arena Bylaws provide that unless New Arena consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Arena, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Arena to New Arena or New Arena’s stockholders, (iii) any action to interpret, apply, enforce or determine any provision of the DGCL, (iv) any action to interpret, apply, enforce, or determine the validity of the New Arena Charter or New Arena Bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine. Additionally, unless New Arena consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. However, a court may not enforce the provision in New Arena’s Bylaws designating the federal district courts of the United States of America as the sole and exclusive forum for causes of action arising under the Securities Act because Section 22 of the Securities Act grants concurrent jurisdiction over claims by private plaintiffs to the federal and state courts and compliance with the federal securities laws cannot be waived by shareholders. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the New Arena Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results, and financial condition.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits an “interested stockholder” (which is generally defined to include any person that owns 15% or more of our outstanding voting stock) from engaging in business combinations with us for a period of three years after the date of the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, unless (i) prior to such stockholder becoming an interested stockholder, the New Arena Board approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, such stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced (excluding certain shares) or (iii) at or subsequent to the time such stockholder became an interested stockholder, the business combination is approved by the New Arena Board and by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of our outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (not by consent in lieu of a meeting of stockholders). These provisions could limit the price that certain investors might be willing to pay in the future for shares of New Arena Common Stock.

The trading price of the shares of our New Arena Common Stock may be volatile and could subject us to litigation.

Stocks of companies in the media and technology industries have historically experienced high levels of volatility. The trading price of New Arena Common Stock may fluctuate substantially. These fluctuations could cause you to incur substantial losses, including all of your investment in Arena Common Stock. Factors that could cause fluctuations in the trading price of New Arena Common Stock, some of which are beyond our control and may not be related to our operational or financial performance, include, among others, the following:

●	price and volume fluctuations in the overall stock market from time to time;
●	announcements of new products, solutions or technologies, commercial relationships, acquisitions, or other events by us or our competitors;
●	the public’s reaction to our press releases, other public announcements, and filings with the SEC;
●	fluctuations in the trading volume of our shares or the size of our public float, including in connection with an acquisition;

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●	sales of large blocks of Arena Common Stock;
●	actual or anticipated changes or fluctuations in our results of operations or financial projections;
●	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
●	recruitment or departures of key personnel;
●	governmental or regulatory developments or actions, or litigation involving us, our industry, or both
●	general economic conditions and trends, including inflation and fluctuating interest rates;
●	general political conditions and trends, political instability and acts of war or terrorism, including the ongoing global conflicts;
●	public health crises and related measures to protect the public health (such as the COVID-19 pandemic);
●	cybersecurity events;
●	major catastrophic events in our domestic and foreign markets;
●	changes in accounting standards, policies, guidelines, interpretations, or principles; and
●	“flash crashes,” “freeze flashes,” or other glitches that disrupt trading on the securities exchange on which we are listed.

In addition, if the market for stock of media and technology companies or the stock market, in general, experiences a loss of investor confidence, the trading price of New Arena Common Stock could decline for reasons unrelated to our business, results of operations, or financial condition. The trading price of New Arena Common Stock might also decline in reaction to events that affect other companies in the media and technology industries even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If litigation is instituted against us, it could subject us to substantial costs, divert management’s attention and resources, and adversely affect our business.

The New Arena Board will be authorized to issue additional shares of New Arena Common Stock that would dilute existing stockholders and sales, distribution, or issuance of substantial amounts of New Arena Common Stock could cause the market price of New Arena Common Stock to decline.

The New Arena Board will have the power to issue any or all authorized but unissued shares of Arena Common Stock at any price and, in respect of New Arena preferred stock, at any price and with any attributes the New Arena Board considers sufficient, without stockholder approval. Moreover, the sale or distribution of a substantial number of shares of Arena Common Stock, particularly sales by us or our directors, executive officers, and principal stockholders, or the perception that these sales or distributions might occur in large quantities, could cause the market price of New Arena Common Stock to decline. In addition, shares subject to outstanding warrants as well as the shares of New Area Common Stock subject to outstanding options and restricted stock unit awards under our equity incentive plans, and the shares reserved for future issuance under our equity incentive plans, will become eligible for sale in the public market upon issuance, subject to compliance with applicable securities laws. Further, we also may issue our capital stock or securities convertible into our capital stock, from time to time in connection with financing, an acquisition, investments, or otherwise. Any of the aforementioned, could result in substantial dilution to our existing stockholders and cause the market price of New Arena Common Stock to decline.

We may issue additional securities with rights superior to those of New Arena Common Stock, which could materially limit the ownership rights of our stockholders.

We may offer additional debt or equity securities in private or public offerings to raise working capital or to refinance our debt. The New Arena Board will have the right to determine the terms and rights of any debt securities and preferred stock without obtaining the approval of our stockholders. It is possible that any debt securities or preferred stock that we sell would have terms and rights superior to those of New Arena Common Stock and may be convertible into shares of New Arena Common Stock. Any sale of such securities could adversely affect the interests or voting rights of the holders of New Arena Common Stock, result in substantial dilution to existing stockholders, or adversely affect the market price of New Arena Common Stock.

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Risk Factors Related to the Business of Arena

In addition to the “Risks related to the Transaction and New Arena Following the Consummation of the Transactions” described above and the “Risks related to the Business of Bridge Media” described below, the following are risk factors that relate to the business of Arena. In this section, unless the context requires otherwise, references to “Arena,” “we,” “our,” or “us” refer to The Arena Group Holdings, Inc. and its consolidated subsidiaries before the completion of the Transactions and as a subsidiary of New Arena after completion of the Transactions.

If we fail to retain current users or add new users, or if our users decrease their level of engagement with the Platform, our business would be seriously harmed.

The success of our business and our ability to attract and retain advertisers heavily depends on the size of our user base and the level of engagement of our users. Several factors could negatively affect user retention, growth, and engagement, including if:

●	our users increasingly engage with competing platforms instead of the Platform;
●	we fail to introduce new and exciting products and services, or such products and services do not achieve a high level of market acceptance;
●	we fail to accurately anticipate user needs, or we fail to innovate and develop new software and products that meet these needs;
●	we fail to price our products competitively;
●	we do not provide a compelling user experience because of the decisions we make regarding the type and frequency of advertisements that we display;
●	we are unable to combat spam, bugs, malwares, viruses, hacking, or other hostile or inappropriate usage of our products or the Platform (as defined below);
●	there are changes in user sentiment about the quality or usefulness of our existing products in the short-term, long-term, or both;
●	there are increased user concerns related to privacy and information sharing, safety, or security on the Platform;
●	there are adverse changes in our products or services that are mandated by legislation, regulatory authorities, or legal proceedings;
●	technical or other problems frustrate the user experience, particularly if those problems prevent us from delivering our products in a fast and reliable manner;
●	we, our media publisher partners (each, a “Publisher Partner” and collectively, “Publisher Partners”), or other companies in our industry are the subject of adverse media reports or other negative publicity, some of which may be inaccurate or include confidential information that we are unable to correct or retract; or
●	we fail to maintain our brand image or our reputation is damaged.

Our license agreement to operate the Sports Illustrated media business was terminated by the licensor, which may materially harm our business, operating results and financial condition.

In connection with our failure to make a quarterly payment due to ABG SI LLC (“ABG”) pursuant to the Licensing Agreement, dated June 14, 2019, by and between us and ABG (as amended to date, the “Licensing Agreement”), of approximately $3,750,000, on January 18, 2024, ABG notified us of the termination of the Licensing Agreement, effective immediately, in accordance with its rights under the Licensing Agreement. Upon such termination, a fee of $45.0 million became immediately due and payable by us to ABG pursuant to the terms and conditions of the Licensing Agreement. In addition, upon termination of the Licensing Agreement, all outstanding and unvested warrants to purchase shares of Arena Common Stock issued to ABG in connection with the Licensing Agreement became immediately vested and exercisable.

On March 18, 2024, ABG announced it had reached an agreement in principle with a third party to become the new operator of the Sports Illustrated media business. We are engaging in discussions with ABG and the third party regarding the timing and terms of the transition of the Sports Illustrated media business to the aforementioned third party.

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The loss of the rights to operate the Sports Illustrated media business, in addition to termination payments that are due following termination of the Licensing Agreement, could harm our competitiveness in our industry, damage any goodwill we may have generated, and otherwise have a material adverse effect on our business, operating results and financial condition. Any subsequent rebranding efforts we may undertake may require significant resources and expenses and may affect our ability to attract and retain customers, all of which may have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.

We defaulted on certain covenants included in our debt agreements that could result in the acceleration of the related debt or the exercise of other remedies.

On December 29, 2023, we failed to make the interest payment due pursuant to the Arena Note Purchase Agreement in the amount of approximately $2.8 million, resulting in an event of default under the Arena Notes (the “Arena Notes Default”). On January 5, 2024, we entered into a forbearance agreement (the “Forbearance Agreement”) with Renew, the lender under the Arena Note Purchase Agreement, pursuant to which Renew agreed to a forbearance period through March 29, 2024, while reserving its rights and remedies. The forbearance period is subject to us retaining a chief restructuring officer acceptable to Renew. Also on January 5, 2024, the Arena Board finalized an engagement with FTI Consulting Inc. (“FTI”), a global business advisory firm, to assist Arena with its turnaround plans and forge an expedited path to sustainable positive cash flow and earnings to create shareholder value (the “FTI Engagement”). As part of the FTI Engagement, Jason Frankl, a senior managing director of FTI, was appointed as Arena’s Chief Business Transformation Officer and interim Co-President. Jason Frankl is a chief restructuring officer acceptable to Renew. On March 27, 2024, the forbearance period was extended through the earlier of the following: (a) September 30, 2024; (b) the occurrence of the Closing of the Transactions and (c) the termination of the Transactions prior to closing. The outstanding principal on the Arena Notes was approximately $110.7 million as of December 31, 2023. On April 26, 2024, Arena and Jason Frankl mutually agreed to end the interim management engagement with FTI. In connection with this action, Mr. Frankl, no longer serves as interim Co-President and Chief Business Transformation Officer of Arena.

The Arena Notes Default, as well as Arena’s failure to make a quarterly payment due to ABG pursuant to the Licensing Agreement, resulted in an Event of Default under the Arena Credit Agreement with SLR Digital Finance LLC (“SLR”). On March 13, 2024, Arena entered into the Arena Loan Agreement, with Simplify which provides for up to $25 million of borrowings to be used for working capital and general corporate purposes. Upon the closing of the Simplify Loan, Arena borrowed approximately $7.7 million, of which approximately $3.4 million was used to repay the outstanding loan balance, accrued interest, certain fees and contingency reserves under the Arena Credit Agreement. The indirect owner of Renew also has an indirect non-controlling interest in Simplify.

Borrowings under the Arena Loan Agreement are secured by substantially all of our assets. Upon the termination of the forbearance period under the Forbearance Agreement, Renew can declare all outstanding borrowings under the Arena Notes, together with accrued and unpaid interest and fees, to be immediately due and payable. In addition, Simplify could declare all outstanding borrowings under the Arena Loan Agreement together with accrued and unpaid interest and fees, to be immediately due and payable and, subject to the terms of the intercreditor agreement between Renew and Simplify, foreclose on our assets. Any of these actions would have a material adverse effect on our business, financial condition, or results of operations and could lead to selling assets, cutting costs, reducing cash requirements, filing bankruptcy or ceasing operations.

The market in which we participate is intensely competitive, and if we do not compete effectively, our operating results could be harmed.

The digital media industry is fragmented and highly competitive. There are many players in the digital media market, many with greater name recognition and financial resources, which may give them a competitive advantage. The general business of online media, combined with some level or method of leveraging community attracts many potential entrants, and in the future, there may be strong competitors that will compete with us in general or in selected markets. These and other companies may be better financed and be able to develop their markets more quickly and penetrate those markets more effectively. We expect competition to intensify in the future. All of this could adversely affect our revenues and operating results.

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The sales and payment cycle for online advertising is long, and such sales may not occur when anticipated or at all, all of which could adversely affect our business.

The decision process is typically lengthy for brand advertisers and sponsors to commit to online campaigns and subject to delays which may be beyond our control. In addition, some advertisers and sponsors take months after the campaign runs to pay, and some may not pay at all, or require partial “make-goods” based on performance. This could have a material adverse effect on our business, financial condition, or results of operations.

We are dependent on the continued services and on the performance of key third party content contributors, the loss of which could adversely affect our business.

We rely on content contributed by third party providers to attract users that drive advertising and subscription revenue. The loss of the services of any of such key contributors could have a material adverse effect on our business, operating results, and financial condition. Competition for such contributors is intense, and there can be no assurance that we will be able to successfully attract, assimilate, or retain them which could have a material adverse effect on our business, financial condition, or results of operations.

Our revenues could decrease if the Platform does not continue to operate as intended.

The Platform performs complex functions and is vulnerable to undetected errors or unforeseen defects that could result in a failure to operate or inefficiency. The occurrence of errors and defects could result in loss of or delay in revenue, loss of market share, increased development costs, diversion of development resources and injury to our reputation or damage to our efforts to expand brand awareness.

The growing percentage of users whose computers, tablets, or phones do not support identification through third party cookies, mobile identifiers, or other tracking technologies could adversely affect our business, results of operations, and financial conditions.

We rely heavily on our ability to collect and disclose data and metrics in order to attract new advertisers and retain existing advertisers. Any restriction, whether by law, regulation, policy, or other reason, on our ability to collect and disclose data that our advertisers find useful would impede our ability to attract and retain advertisers.

We use “cookies,” or small text files placed on user devices when an Internet browser is used, as well as mobile device identifiers, to connect users’ computers anonymously to information that we gather, enabling the Platform to demonstrate to advertisers its efficacy. More and more devices have offered functionalities that block such anonymized identifiers and some prominent technology companies have announced intentions to discontinue the use of cookies entirely. Although we believe the Platform is well-positioned to continue to provide key data insights to advertisers without cookies, actions by advertisers to buy advertising based on alternative identifiers could lead to changes in purchase behavior of such advertisers, thereby possibly impacting our operations, and our financial condition could be adversely affected.

Our Publisher Partners may engage in intentional or negligent misconduct or other improper activities on the Platform or otherwise misuse the Platform, which may damage our brand image, our business and our results of operations.

The Platform provides our owned and operated media businesses, Publisher Partners, and individual creators contributing content the ability to produce and manage editorially focused content through tools and services provided by us. We might not be able to monitor or edit a significant portion of the content, such as advertising content, that appears on the Platform. If misconduct and misuse of the Platform for inappropriate or illegal purposes occurs, user experience on the Platform may suffer, and claims may be brought against us. Our business and public perception of our brands may be materially and adversely affected if we face any related lawsuits or other liabilities.

The Platform and our technology systems contain open-source software, which may pose particular risk to our proprietary software, features and functionalities in a manner that negatively affect our business.

We use open-source software in the Platform and our technology systems and will continue to use open-source software in the future. We have set up an internal system to monitor the open-source software we use in our operation and its functionality, and to manage the risk it poses to our business. We may face claims from third parties claiming ownership of, or demanding release of, the open-source software or derivative works that we developed using such software. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated services unless and until we can re-engineer them to avoid infringement. This could require significant additional technology and development resources, and we may not be able to complete such re-engineering successfully.

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ECONOMIC AND OPERATIONAL RISKS

We may have difficulty managing our growth.

We have added, and expect to continue to add, Publisher Partner and end-user support capabilities, continue software development activities, and expand our administrative capabilities. In the past two years, we have entered into multiple strategic transactions which have significantly expanded our business and placed significant strain on our resources. To manage any further growth, we will be required to improve existing, and implement new, operational and financial systems and properly manage our employee base. If we are unable to manage growth effectively, our business could be harmed.

The strategic relationships that we may be able to develop and on which we may come to rely may not be successful.

We will seek to develop strategic relationships with advertising, media, technology, and other companies to enhance our market penetration, business development, and advertising sales revenues. There can be no assurance that these relationships will develop and mature, or that potential competitors will not develop more substantial relationships with the same or more attractive partners. Our inability to successfully implement our strategy of building valuable strategic relationships could harm our business.

A significant portion of our revenues is derived from a single customer. If we were to lose this customer, our revenues could decrease significantly.

During the year ended December 31, 2023, approximately 10% of our revenue was derived from sales to a single customer. The loss of this customer, or a significant reduction in sales to such customer, could adversely affect our financial condition and operating results.

Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business and operating results.

Our growth will depend in part on the ability of our users, customers, and Publisher Partners to access the Platform at any time and within an acceptable amount of time. We may experience performance problems due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints due to an overwhelming number of users accessing the Platform software simultaneously, denial of service attacks, or other security related incidents. If the Platform software is unavailable or if our users are unable to access it within a reasonable amount of time or at all, our business would be negatively affected.

Moreover, the Partner Agreements with our Publisher Partners include service level standards that obligate us to provide credits or termination rights in the event of a significant disruption of the Platform, which may adversely affect our business and operating results.

We operate our exclusive coalition of professional-managed online media channels on third party cloud platforms and data center hosting facilities.

We rely on software and services licensed from, and cloud platforms provided by, third parties to offer our digital media services. Any errors or defects in third party software or cloud platforms could result in errors in, or a failure of, our digital media services, which could harm our reputation, our business and force us to seek more expensive alternatives. Failure of these third party systems could cause us to render credits or pay penalties or cause our Publisher Partners to terminate their contractual arrangements with us.

We are subject to certain standard terms and conditions with Amazon Web Services and Google Cloud, companies which have broad discretion to change their terms of service and other policies with respect to us, and those changes may be unfavorable to us.

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Real or perceived errors, failures, or “bugs” in the Platform could adversely affect our operating results and growth prospects.

Because the Platform is complex, undetected errors, failures, vulnerabilities, or bugs may occur despite prior testing, especially when updates are deployed. Real or perceived errors, failures, or bugs in our software could result in negative publicity, loss of or delay in market acceptance of the Platform, loss of competitive position, or claims by our Publisher Partners or our users for losses sustained by them.

Malware, viruses, hacking attacks, and improper or illegal use of the Platform could harm our business and results of operations.

Malware, viruses, and hacking attacks have become more prevalent in our industry and have occurred on our systems and may occur in the future. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware, or other computer equipment, and the inadvertent transmission of computer viruses could harm our business, financial condition and operating results.

If we are unable to protect our intellectual property rights, our business could suffer.

Our success significantly depends on our proprietary technology. We rely on a combination of copyright, trademark and trade secret laws, employee and third party non-disclosure and invention assignment agreements and other methods to protect our proprietary technology. Our business, profitability and growth prospects could be adversely affected if we fail to receive adequate protection of our proprietary rights.

We could be required to cease certain activities or incur substantial costs due to claims of infringement of another party’s intellectual property rights.

Some of our competitors and other third parties may own technology patents, copyrights, trademarks, trade secrets and website content which they may use to assert claims against us. We cannot assure you that we will not become subject to claims that we have misappropriated or misused other parties’ intellectual property rights. Any claim or litigation alleging that we have infringed or otherwise violated intellectual property or other rights of third parties, with or without merit, whether or not settled out of court or determined in our favor, could be time-consuming and costly to address and resolve, and could divert the time and attention of our management and technical personnel.

If we are required to make substantial payments, cease using the challenged intellectual property, obtain a license or redesign existing technology due to any intellectual property infringement claims against us, such payments or actions could have a material adverse effect upon our business and financial results.

We are subject to many laws and regulations in the United States and abroad that are constantly evolving and involve matters central to our business.

We are subject or will be subject in the future to myriad constantly evolving laws, statutes and regulations in the United States as well as in other countries where we may do business. These include, among others, privacy, data protection, and personal information, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, personal information, electronic contracts and other communications, competition, protection of minors, consumer protection, telecommunications, employee classification, product liability, taxation, economic or other trade prohibitions or sanctions, securities law compliance, and online payment services, and the related compliance costs. Our failure to comply with these laws and regulations could adversely affect our business and cause significant penalties to be imposed on us.

In particular, the growth and development of Internet content, commerce and communities may prompt more stringent consumer protection, privacy, and data protection laws, both in the United States and abroad, as well as new laws governing their taxation. Compliance with any newly adopted laws may prove difficult and costly for us.

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Our services involve the storage and transmission of digital information; therefore, cybersecurity incidents, including those caused by unintentional errors and those intentionally caused by third parties, may expose us to a risk of loss, unauthorized disclosure or other misuse of this information, litigation liability, regulatory exposure, reputational harm and increased security costs.

We and our third party service providers experience attempted cyber-attacks of varying degrees on a regular basis, one of which infiltrated our systems and accessed a limited amount of our non-financial and encrypted data. We expect to incur significant, increasing costs in ongoing efforts to detect and prevent cybersecurity-related incidents. We cannot ensure that our efforts to prevent cyber security incidents will succeed. While we purchase liability coverage for certain of these types of matters, a significant cybersecurity incident could subject us to reputational harm, loss of revenue, financial liability and other damage that may exceed our insurance coverage and preclude us from obtaining adequate insurance levels in the future.

Existing or future strategic alliances, long-term investments and acquisitions may have a material and adverse effect on our business, reputation, and results of operations.

We may enter strategic business relationships with third parties to further our business purpose from time to time. These alliances could subject us to risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association.

Future acquisitions and the subsequent integration of new assets and businesses into our own will require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquisitions may not achieve our goals and could be viewed negatively by users, business partners or investors, use substantial amounts of cash, cause potentially dilutive issuances of equity securities, require significant goodwill impairment charges or amortization expenses for other intangible assets and expose us to unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. In addition to, in some cases, having to obtain shareholders’ approval, we may also have to obtain approvals and licenses from relevant authorities for the acquisitions, which could result in increased delay and costs.

Our products may require availability of components or known technology from third parties and their non-availability can impede our growth.

We license/buy certain technology integral to our products from third parties, including open-source and commercially available software. Our inability to acquire and maintain any third party product licenses or integrate the related third party products into our products in compliance with license arrangements, could result in delays in product development until equivalent products can be identified, licensed and integrated. We also expect to require new licenses in the future as our business grows and technology evolves. We cannot provide assurance that these licenses will continue to be available to us on commercially reasonable terms, if at all.

Our business is subject to the risk of catastrophic events such as pandemics, earthquakes, flooding, fire, and power outages, and to interruption by man-made acts, such as war and terrorism.

Our business is vulnerable to damage or interruption from pandemics, earthquakes, flooding, fire, power outages, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins, and similar events. A significant natural disaster could have a material adverse effect on our business, results of operations, and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur. Furthermore, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in our or our Publisher Partners’ businesses or the U.S. economy as a whole. Our technology infrastructure may also be vulnerable to computer viruses, break-ins, denial-of-service attacks, and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays and loss of critical data. We may not have sufficient protection or recovery plans in some circumstances. As we rely heavily on our computer and communications systems and the Internet to conduct our business and provide high-quality user and customer service, these disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt our Publisher Partners’ businesses, which could adversely affect our business, results of operations, and financial condition.

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Compliance with the reporting obligations under the United States securities laws and Section 404 of Sarbanes-Oxley requires expenditure of capital and other resources and may divert management’s attention. If we fail to comply with these reporting obligations or to maintain adequate internal controls our operations, and investors’ confidence in us, could be materially and adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, Sarbanes-Oxley and other applicable securities rules and regulations, including the preparation of annual reports, quarterly reports, and current reports. Complying with these rules and regulations have caused us and will continue to cause us to incur additional legal and financial compliance costs and make some activities more difficult, time-consuming and costly. Further, by complying with public disclosure requirements, our business and financial condition are more visible, which may result in increased threatened or actual litigation.

In preparing our financial statements for the year ended December 31, 2022, we identified material weaknesses in our internal control over financial reporting, which were remediated in 2023 with the implementation of additional controls and procedures. However, we may in the future discover material weaknesses in other areas of our internal control over financial reporting that require remediation.

Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations, cause us to lose investor confidence, prevent us from obtaining capital on favorable terms or at all, and subject us to sanctions or investigations by the SEC, the NYSE American or other regulatory authorities.

If we fail to timely meet our reporting obligations under the Exchange Act, Sarbanes-Oxley and other applicable securities rules and regulations in their entirety, we could be subject to penalties under federal securities laws and regulations of the NYSE American and face lawsuits, and we will not be able to obtain independent accountant certifications required for public companies under Sarbanes-Oxley.

Unfavorable economic and market conditions could adversely affect our business, reputation, and results of operations.

Our services, products, properties, and our ability to access the capital markets on terms acceptable or at all may be adversely impacted by uncertain economic conditions, including but not limited to, regional conflicts, pandemics, adverse changes in interest rates, foreign currency exchange rates, tax laws or tax rates, inflation, economic downturns, recessions, contraction in the availability of credit, and the effects of government initiatives to manage economic conditions.

Our ongoing cash management strategy is to maintain diversity in our deposit accounts across financial institutions to manage risks from potential instability in the banking system, but deposits in these institutions may exceed the amount of insurance provided on such deposits and there can be no assurance that this strategy will be successful.

We cannot predict how future economic conditions will affect our users and Publisher Partners and any negative impact on our users or Publisher Partners may also have an adverse impact on our own results of operations or financial condition.

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RISKS RELATED TO OUR INDEBTEDNESS, FINANCIAL CONDITION, AND INTERNAL CONTROL

As the general economic and market conditions present uncertainty as to our ability to secure additional capital, there can be no assurances that we will be able to secure additional financing on acceptable terms, or at all, as and when necessary to continue to conduct operations.

Our future liquidity and capital requirements will depend upon numerous factors, including the success of the Platform, our offerings, competing technological developments, and general economic and market conditions, which have presented substantial uncertainty in recent months. We may need to raise funds through public or private financings, strategic relationships, or other arrangements. There can be no assurance that such funding will be available on terms acceptable to us, or at all. Furthermore, any equity financing will be dilutive to existing stockholders, and debt financing, if available, may involve restrictive covenants that may limit our operating flexibility with respect to certain business matters. Strategic arrangements may require us to relinquish our rights or grant licenses to some or substantial parts of our intellectual property. If funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences, or privileges senior to those of the holders of our existing capital stock. If adequate funds are not available on acceptable terms, we may not be able to continue operating, develop or enhance products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, operating results, and financial condition.

We have a history of losses.

For the three months ended March 31, 2024, we had a net loss of approximately $103.3 million compared to approximately $19.3 million for the three months ended March 31, 2023. In the year ended December 31, 2023, we had net loss of approximately $55.6 million compared to approximately $70.9 million for the year ended December 31, 2022.

Our accumulated deficit as of December 31, 2023 was approximately $373.1 million. In fiscal 2023, we had net loss of approximately $55.6 million compared to approximately $70.9 million in fiscal 2022. Our accumulated deficit as of December 31, 2022 was approximately $378.7 million. We may continue to incur losses in the future if we do not achieve sufficient revenue or adequately reduce costs to achieve and maintain profitability. There is no assurance that our operations will generate sufficient cash flows to support our continued operations in the future without needing to seek additional capital funding or borrowings. We can provide no assurance that if we need to seek such additional outside capital that it will be available on favorable terms or at all. Any failure to achieve and maintain profitability could have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition.

Our financial conditions raise substantial doubt about our ability to continue as a “going concern” through one year from the date of the financial statements contained herein if the Transactions are not consummated and we are unable to refinance or modify the terms of the Arena Note Purchase Agreement and the underlying debt with Renew.

For the three months ended March 31, 2024 and for the full year ended December 31, 2023, Arena incurred a net loss of $103.3 million and $55.6 million, respectively. As of March 31, 2024, Arena had cash on hand of $4.0 million and a working capital deficit of $22.5 million. Arena’s net loss and working capital deficit have been evaluated by management to determine if the significance of those conditions or events would limit its ability to meet its obligations when due.

As a result, management determined there is substantial doubt about Arena’s ability to continue as a going concern for a one-year period following the financial statement issuance date, unless (i) Arena closes the Transactions and (ii) Arena is able to refinance or modify the terms of the Arena Note Purchase Agreement and the underlying debt with Renew, which is subject to a forbearance period through the earlier of the following: (a) September 30, 2024, (b) the closing of the Transactions, and (c) the termination of the Transactions, and establishes debt payments that are serviceable by the Arena’s cash flow. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. We cannot provide any assurance that financing sources will be available to us on commercially acceptable terms or if at all, that our plans to consummate the Transactions will be successful or we will be able to refinance or modify the terms of the Arena Note Purchase Agreement and the underlying debt with Renew. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Our results of operations may fluctuate significantly and may not meet our expectations or those of securities analysts and investors.

We operate in an evolving industry, and as a result, our business has evolved over time such that our operating history makes it difficult to evaluate our business and future prospects. Our results of operations have fluctuated in the past, and future results of operations are likely to fluctuate as well. Although we have experienced substantial revenue growth, we may not be able to sustain this growth rate or current revenue levels or achieve profitability. In addition, because our business is evolving, our historical results of operations may be of limited utility in assessing our future prospects. We expect to face challenges, risks, and difficulties frequently experienced by growing companies in rapidly developing industries, including those relating to:

●	changes in demand and pricing for our products, services and the Platform;
●	developing, maintaining, and expanding relationships with Publisher Partners and advertisers;
●	innovating and developing new solutions that are adopted by and meet the needs of Publisher Partners and advertisers;
●	competing against companies with a larger user and customer base or greater financial or technical resources;
●	changes in the pricing policies of Publisher Partners, advertisers and competitors;
●	changes in our access to valuable user data;
●	costs to develop and upgrade the Platform to incorporate new technologies;
●	costs related to the acquisition of businesses, talent, technologies, or intellectual property, including potentially significant amortization costs and possible write-downs;
●	seasonality in our business;
●	the length and complexity of our sales cycles;
●	the timing of stock-based compensation expense;
●	potential costs to attract, onboard, retain and motivate qualified personnel;
●	responding to evolving industry standards and government regulations that impact our business, particularly in the areas of data protection and consumer privacy;
●	changes in demand as a result of changes in the macroeconomic environment, as a result of inflation, changes in interest rates or foreign exchange rates, or otherwise; and
●	further expanding our business in other markets.

Any one or more of the factors above may result in significant fluctuations in our results of operations. You should not rely on our past results as an indicator of our future performance.

Because many of our expenses are based upon forecast demand and may be difficult to reduce in the short term, volatility in quarterly revenue could cause significant variations in quarterly results of operations. We may not forecast our revenue or expenses accurately, which may cause our results of operations to diverge from our estimates or the expectations of securities analysts, and investors. If we fail to meet or exceed such expectations for these or any other reasons, the trading price of Arena Common Stock could fall, and we could face costly litigation, including securities class action lawsuits.

Any future litigation against us could be costly and time-consuming to defend.

We have in the past and may in the future become subject to legal proceedings and claims or regulatory inquiries or proceedings that arise in the ordinary course of business, such as claims brought by our customers and partners in connection with commercial disputes, employment claims made by our current or former employees, or claims for reimbursement following misappropriation of customer data.

For example, we could face claims relating to information published or made available on the Platform. In particular, the nature of our business exposes us to claims related to defamation, intellectual property rights and rights of publicity and privacy. We might not be able to monitor or edit a significant portion of the content that appears on the Platform. This risk is enhanced in certain jurisdictions outside the United States where our protection from liability for third party actions may be unclear and where we may be less protected under local laws than we are in the United States. We could also face fines or orders restricting or blocking our services in particular geographies as a result of content hosted on our services. If any of these events occur, our business could be seriously harmed.

Our employees are highly experienced, having worked in our industry for many years and prior employers may try to assert that our employees are breaching restrictive covenants and other limitations imposed by past employment arrangements. We believe that all of our employees are free to work for us in their various capacities and have not breached past employment arrangements. Notwithstanding our care in our employment practices, a prior employer may assert a claim against us. Such claims can be costly to contest, disruptive to our work environment, and may be detrimental to our operations and financial results.

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Moreover, insurance may not cover any such claims that rise in the ordinary course of business, may not provide sufficient payments to cover all the costs to resolve one or more such claims, and may not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our results of operations and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the trading price of Arena Common Stock. Litigation may result in substantial costs and may divert management’s attention and resources, which could adversely affect our business, financial condition, results of operations, and prospects.

Our ability to utilize our net operating loss carryforwards may be limited.

As of December 31, 2023, we had federal net operating loss carryforwards, or NOLs, due to prior period losses of $193.8 million, and certain NOLs could expire before we generate sufficient taxable income to make use of our NOLs. Subject to certain limitations, NOLs can be used to offset taxable income for U.S. federal income tax purposes. However, Section 382 of the Internal Revenue Code of 1986, as amended, may limit certain NOLs we may use in any year for U.S. federal income tax purposes in the event of certain changes in ownership of Arena. If an “ownership change” occurs, Section 382 would impose an annual limit on certain pre-ownership NOLs and other tax attributes we can use to reduce our taxable income, potentially increasing and accelerating our liability for income taxes, and also potentially causing those tax attributes to expire unused. In addition, our ability to use our net operating losses is dependent on our ability to generate taxable income, and certain net operating losses could expire before we generate sufficient taxable income to make use of our net operating losses.

We are dependent on the continued services and on the performance of our key executive officers, management team, and other key personnel, the loss of which could adversely affect our business.

The loss of the services of any key personnel could have a material adverse effect on our business, operating results, and financial condition. We also depend on our ability to identify, attract, hire, train, retain, and motivate other highly skilled technical, managerial, sales, operational, business development, and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate, or retain sufficiently qualified personnel. The loss or limitation of the services of any of our executive officers, members of our management team, or key personnel or the inability to attract and retain additional qualified key personnel, could have a material adverse effect on our business, financial condition, or results of operations.

Cyber-attacks and other security threats and disruptions could have a material adverse effect on our business.

As a tech-powered media company, we face cybersecurity threats, such as ransomware and denial-of-service, and attacks on technical infrastructure. Our customers and suppliers face similar cybersecurity threats, and a cybersecurity incident impacting us or any of these entities could materially adversely affect our operations, performance and results of operations.

The sophistication of threats continues to evolve and grow, including the risk associated with the use of emerging technologies, such as artificial intelligence and quantum computing, for nefarious purposes. In addition to cybersecurity threats, we face threats to the security of our systems and employees from terrorist acts, sabotage or other disruptions, any of which could adversely affect our business. The improper conduct of our employees or others working on behalf of us who have access to confidential or sensitive information could also adversely affect our business and reputation. Our customers (including sites that we operate for our customers) and suppliers experience similar security threats.

If we are unable to protect sensitive information, including complying with evolving information security, data protection and privacy regulations, our customers or governmental authorities could investigate the adequacy of our threat mitigation and detection processes and procedures; and could bring actions against us for noncompliance with applicable laws and regulations. Moreover, depending on the severity of an incident, our customers’ data, our employees’ data, our intellectual property (including trade secrets and research, development and engineering know-how), and other third party data (such as suppliers) could be compromised, which could adversely affect our business. Products and services we provide to customers also carry cybersecurity risks, including risks that they could be breached or fail to detect, prevent or combat attacks, which could result in losses to our customers and claims against us, and could harm our relationships with our customers and financial results.

Given the persistence, sophistication, volume and novelty of threats we face, we may not be successful in preventing or mitigating an attack that could have a material adverse effect on us and the costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means.

Our suppliers face similar security threats and an incident at one of these entities could adversely impact our business. These entities are typically outside our control and may have access to our information with varying levels of security and cybersecurity resources, expertise, safeguards and capabilities. Adversaries actively seek to exploit security and cybersecurity weaknesses in our supply chain. Breaches in our supply chain could in the future compromise our data and adversely affect customer deliverables. We also must rely on our supply chain for adequately detecting and reporting cyber incidents, which could affect our ability to report or respond to cybersecurity incidents effectively or in a timely manner. Failures by our suppliers could result in damages to you and have an adverse effect on our business and operations.

Risk Factors Related to the Business of Bridge Media

In addition to the risk factors described above under “Risks related to the Transaction and New Arena Following the Consummation of the Transactions” and “Risk Factors Related to Business of Arena,” the following are risk factors that relate to the business of Bridge Media. In this section, unless the context requires otherwise, references to “Bridge Media,” “we,” “our,” or “us” refer to Bridge Media before the completion of the Transactions and to the corresponding surviving merger entity as a subsidiary of New Arena after completion of the Transactions.

We are a relatively new company with a limited operating history and are in the process of building out our business. Our ability to grow and attract advertisers may be slower than we expect.

We were incorporated on August 18, 2022, and are a subsidiary of Simplify. As a new company, we are subject to many business risks and uncertainties associated with any new business, including the risk that we will not achieve our growth strategy or achieve sustained profitability. For the years ended December 31, 2022 and 2023, our net sales were $0.3 million and $6.8 million, respectively, and our net loss was $0.1 million and $10.0 million, respectively. For the three months ended March 31, 2023 and 2024, our net sales were $0.9 million and $2.8 million, respectively, and our net loss was $1.7 million and $2.1 million, respectively.

We derive the majority of our revenues from national and local advertisers, which may be affected by many factors. Declines in advertising revenues or the way programming is consumed could adversely affect our business and operating results.

Our revenue is primarily generated from advertising sales. The demand for advertising can fluctuate due to a number of factors, both locally and nationally, including, but not limited to:

●	seasonal and cyclical variations in advertising and marketing spending by customers, including as a result of current economic, geopolitical conditions and political election cycles;

●	our programming and content failing to achieve desired ratings or declining in audience popularity;

●	shifts in spending away from traditional media and toward digital and mobile offerings, which can deliver targeted advertising more promptly or toward newer ways of purchasing advertising such as through automated purchasing, and dynamic advertising insertion and third parties selling local advertising spots and advertising exchange;

●	national advertising agencies are employing an automated process known as “programmatic buying” to gain efficiencies and reduce costs related to buying advertising. Growth in advertising revenues will also rely in part on the ability to maintain and expand relationships with existing and future advertisers; and

●	advertising sales are significantly influenced by audience measurement or ratings which could be negatively affected if measurement methodologies do not accurately reflect actual viewership levels.

We operate in a competitive industry. Competition occurs on multiple levels for audiences, programming, and advertisers.

We compete for audiences in a highly competitive environment. We distribute our content on internet websites, digital streaming services, mobile apps, wireless carriers, direct-to-consumer video distribution systems, and home entertainment systems. The increasing availability of programming alternatives to the consumer is expected to continue to drive changes in competitive dynamics and consumer behavior. As a result, our business may be materially affected.

A significant portion of our revenue was generated by an affiliated company, Agency 5.

We are highly dependent on a single affiliated customer, Agency 5, to generate a material percentage of our annual revenue. For the year ended December 31, 2023 and the three months ended March 31, 2024, approximately 68% and 81% of our revenue was derived from sales to Agency 5. There can be no assurance that we will be successful in mitigating such risk.

Unfavorable financial and economic conditions may have an adverse impact on our industry, business, and results of operations and/or financial condition.

Financial, economic and geopolitical conditions could have an adverse effect on the fundamentals of our industry, business, results of operations, and/or financial condition. Poor economic and industry conditions tend to negatively impact advertising spend. Advertising revenue is seasonal due to a number of factors including increases in consumer advertising in the spring, retail advertising in the period leading up to, and including, the holiday season, and spending by political candidates, political parties and special interest groups during the “on year” of the two-year election cycle.

We may evaluate strategic acquisitions and investments in the future, and there are various risks associated with an investment strategy.

We may pursue strategic transactions with the goal of improving our business, which can be subject to market conditions, our liquidity, the availability of attractive investment candidates, and regulatory approvals from the FCC, the Antitrust Division of the Department of Justice and others. We may not be able to identify other attractive acquisition and investment targets or some of our competitors may have greater financial or managerial resources with which to pursue our strategic targets more effectively. Therefore, even if we are successful in identifying attractive investment targets, we may face considerable competition, regulatory hurdles and be ultimately unsuccessful in acquiring such targets.

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The success of any strategic acquisition also depends, in part, on our ability to combine the acquired business and assets with our business. It is possible that the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers and employees or to achieve the anticipated benefits of an acquisition.

In the future, we may need to raise additional capital to support business growth, and this capital might not be available on acceptable terms, if at all, to invest in the business, make potential acquisitions and/or to fund working capital.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities. Accordingly, we may need to seek equity and/or debt. Increasing our debt could pose a number of risks, including:

●	we may be unable to service our debt obligations, especially during negative economic, financial credit and market industry conditions;

●	the amount available for corporate purposes may be limited because a significant portion of cash flow is used to pay principal and interest;

●	if our distribution and advertising revenues decline, we may not be able to service our debt;

●	if our cash flow was inadequate to make interest and principal payments, we might have to restructure or refinance our debt to reduce debt service obligations; and

●	any debt financing that we may secure in the future could involve restrictive covenants which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

The loss of skilled employees or an inability to attract and retain skilled employees could adversely affect our business.

We are operating in a competitive labor market and our future success will depend in large part on our continued ability to attract qualified personnel. Sustained labor shortages or increased turnover rates could lead to increased wage and other costs and could negatively affect us.

The television stations we broadcast on that are owned by Bridge News, an affiliated company, are subject to government regulations which, if revised, could adversely affect our operating results.

Pursuant to FCC rules, local television stations must elect every three years to either (i) require cable operators and/or direct broadcast satellite carriers to carry the stations’ over-the-air signals or (ii) enter into retransmission consent negotiations for carriage. If our retransmission consent agreements are terminated or not renewed, or if our broadcast signals are distributed on less-favorable terms, our ability to compete effectively may be adversely affected. Future renewal applications to the FCC may not be approved, or the renewals may include conditions or qualifications that could adversely affect operations.

New government regulations affecting the television industry could raise programming costs, restrict broadcasters’ operating flexibility, reduce advertising revenues, raise the costs of delivering broadcast signals, or otherwise affect operating results. We cannot predict the nature or scope of future government regulation or its impact on our operations.

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From time to time, we may become subject to an investigation by governmental authorities. For example, the FCC’s multiple ownership rules and federal antitrust regulation may limit our ability to operate multiple television stations in some markets and may result in a reduction in our revenue or prevent us from reducing costs. In the event an action or proceeding is commenced, we may be subject to fines, penalties and changes in our business that could have a negative effect on our financial condition and results of operations.

Cybersecurity breaches, data privacy, and other information technology failures could result in the disclosure of confidential information, disruption of operations, damage to our brands and reputation, legal exposure, and financial losses.

Our information technology systems are critically important to operating our business effectively. We rely on our information technology systems to manage our data, communications, news, and advertising content, digital products, and other business processes, including many third-party systems and software, which could be subject to damaging security breaches, malware or other “cyber-attacks.”

Any unauthorized intrusion, malicious software infiltration, theft of data, network disruption, denial of service, or similar act by any party could disrupt the integrity, continuity, and security of our systems or the systems of our clients or vendors. These events could create financial liability or a loss of confidence in our ability to protect information, and adversely affect our revenue by causing the loss of current or potential clients.

In addition, our failure to comply with cybersecurity and data privacy regulations across multiple jurisdictions or to adequately secure the information we hold could result in regulatory sanction, significant liability, or reputational harm.

Theft of our intellectual property may have a material negative effect on us and our results of operations, and we may become subject to infringement or other claims relating to our content and/or our technology.

Our success depends in part on our ability to maintain and monetize the material intellectual property rights in our programming, our technology, and our digital and other content. Our intellectual property rights may be infringed upon by unauthorized usage of original content (including, without limitation, live and recorded content). Theft or misappropriation of our intellectual property or the intellectual property that is licensed to us by third parties could have a material negative effect on us and our results of operations. Litigation may be necessary to enforce our intellectual property rights or protect our trade secrets.

In addition, from time to time, third parties may assert claims against us alleging intellectual property infringement, inability to rely on fair-use doctrine or other claims relating to our programming, our technology, or our digital or other content. This could result in the loss of certain of our intellectual property rights and could have a materially negative impact on our business and the results of our operations.

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cAUTIONARY nOTE rEGARDING fORWARD-lOOKING sTATEMENTS

This combined proxy statement/prospectus contains “forward-looking” statements for purposes of the federal securities laws, including statements regarding the Transactions. All statements, other than historical facts, are forward-looking statements, including statements regarding the expected timing and structure of the Transactions; the ability of the parties to complete the Transactions considering the various closing conditions; the expected benefits of the Transactions, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of New Arena following completion of the Transactions; the projected future financial performance of Bridge Media, Arena and New Arena; and legal, economic and regulatory conditions. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target” or other similar words or expressions or negatives of these words, but not all forward-looking statements include such identifying words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates or expectations will be achieved and therefore, actual results may differ materially from any plans, estimates or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: (1) one or more closing conditions to the Transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of Arena may not be obtained; (2) the risk that the Transactions may not be completed in the time frame expected by Simplify or Arena, or at all; (3) unexpected costs, charges or expenses resulting from the Transactions; (4) uncertainty of the expected financial performance of New Arena following completion of the Transactions; (5) failure to realize the anticipated benefits of the Transactions, including as a result of delay in completing the Transactions or integrating Bridge Media and Arena; (6) the ability of New Arena to implement its business strategy; (7) difficulties and delays in achieving revenue and cost synergies of New Arena; (8) any inability to retain and hire key personnel; (9) the occurrence of any event that could give rise to termination of the Transactions; (10) potential litigation in connection with the Transactions or other settlements or investigations that may affect the timing or occurrence of the Transactions or result in significant costs of defense, indemnification and liability; (11) evolving legal, regulatory and tax regimes; (12) changes in economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, including natural and man-made disasters, civil unrest, pandemics, geopolitical uncertainty and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (13) the ability of Bridge Media, Arena and New Arena to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event; (14) the impact of public health crises, such as pandemics and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets; (15) actions by third parties, including government agencies; (16) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transactions; (17) the risk that disruptions from the Transactions will harm Bridge Media and Arena, including current plans and operations; (18) certain restrictions during the pendency of the acquisition that may impact Bridge Media’s or Arena’s ability to pursue certain business opportunities or strategic transactions; (19) Bridge Media’s, Arena’s and New Arena’s ability to meet expectations regarding the accounting and tax treatments of the Transactions; (20) delays in Bridge Media attracting advertisers or executing its business growth strategy; (21) continued fragmentation of audiences and a reduction in the number of television subscribers; (22) decreases in advertising spending or advertising demand or the demand for Bridge Media programming; (23) increased competition for programing, audiences and advertisers; (24) loss of Bridge Media’s key affiliate customer, Agency 5; (25) changes in government regulations, licensing requirements, or FCC’s rules and regulations and the applicability of such rules and regulations to Bridge Media; (26) failure to identify strategic acquisitions candidates or achieve the desired results of strategic acquisitions; and (27) other risk factors as further described in the section of this combined proxy statement/prospectus titled “Risk Factors.” This list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Any forward-looking statements speak only as of the date of this combined proxy statement/prospectus. Neither Arena nor New Arena undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

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iNFORMATION aBOUT THE sPECIAL mEETING AND vOTING

Arena is providing this combined proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the Arena special meeting (or any adjournment or postponement of the special meeting) that Arena has called to consider and vote on the proposals set forth below.

This combined proxy statement/prospectus is first being mailed to Arena stockholders on or about                                .

Date, Time and Place of Special Meeting

The special meeting will be held virtually on                          , at                             , Eastern Time. The special meeting can be accessed by visiting https://                                         . The password for the meeting is                            .

The special meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. There will be no physical meeting location. We believe the virtual format makes it easier for stockholders to attend, and participate fully and equally in, the special meeting because they can join with any internet-connected device from any location around the world at no cost. Our virtual meeting format helps us engage with all stockholders—regardless of size, resources, or physical location, saves us and stockholders’ time and money and reduces our environmental impact.

Purpose of the Special Meeting

The purpose of the special meeting is to consider the following matters:

●	Proposal No. 1 – The Transactions Proposal: a proposal to adopt the Transaction Agreement and approve the Transactions, including the Mergers; and

●	Proposal No. 2 – The Stock Issuance Proposal: a proposal to approve, for purposes of complying with the applicable provisions of Sections 712(a) and 713 of the NYSE American Company Guide, the issuance of aggregate (i) 46,541,482 shares of New Arena Common Stock pursuant to the Mergers and Common Stock Financing, (ii) 60,000 shares of New Arena Common Stock representing payment of the commitment fee under the Stock Purchase Agreement and (iii) up to $20.0 million of shares of New Arena Common Stock pursuant to the Equity Line of Credit.

Record Date for the Special Meeting; Shares Entitled to Vote

The record date for the special meeting is                                 . Only Arena stockholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the special meeting or any adjournment thereof. Shares of Arena Common Stock held by Arena as treasury shares and by Arena’s subsidiaries will not be entitled to vote.

As of the close of business on the record date of                                  , there were                              shares of Arena Common Stock outstanding and entitled to vote at the special meeting. Each holder of Arena Common Stock is entitled to one vote for each share of Arena Common Stock owned as of the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Arena Common Stock issued, outstanding and entitled to vote at the special meeting will constitute a quorum.

Proxies received but marked as abstentions, if any, and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

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Votes Required; Abstentions, Withhold Votes and Broker Non-Votes

The required votes to approve the Arena proposals are as follows:

●	To approve the Transactions Proposal, holders of a majority of the shares of Arena Common Stock outstanding and entitled to vote thereon must vote in favor of adoption of the Transaction Agreement and the Transactions, including the Mergers. Because approval is based on the affirmative vote of a majority of the outstanding shares of Arena Common Stock entitled to vote, an Arena stockholder’s failure to vote in person or by proxy at the special meeting, or an abstention from voting or withhold vote, or the failure of an Arena stockholder who holds his or her shares in “street name” through a broker, nominee, fiduciary or other custodian or other nominee to give voting instructions to such broker, nominee, fiduciary or other custodian or other nominee, will have the same effect as a vote against adoption of the proposal.

●	To approve the Stock Issuance Proposal, a majority of the votes cast upon the proposal is required. An abstention, withhold vote or a failure to submit a proxy will not have an effect on the outcome of the vote for the proposal, and any broker non-votes will not have an effect on the outcome of the vote for the proposal.

The Transactions Proposal and the Stock Issuance Proposal are cross-conditioned on the approval of the other.

A complete list of Arena stockholders entitled to vote at the special meeting will be available for inspection at the principal place of business of Arena during regular business hours for a period of no less than 10 days before the special meeting.

If your shares are held in an account of a broker, nominee, fiduciary or other custodian or through another nominee, you must instruct the broker, nominee, fiduciary or other custodian or other nominee on how to vote your shares. If you do not provide voting instructions to your broker, nominee, fiduciary or other custodian or other nominee, your shares will not be voted on any proposal on which your broker, nominee, fiduciary or other custodian or other nominee does not have discretionary authority to vote.

Under NYSE American rules, brokers, nominees, fiduciaries or other custodians or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE American determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on by you at the special meeting are “non-routine” matters, and therefore brokers do not have discretionary authority to vote on any of the proposals. Broker non-votes occur when a broker, nominee, fiduciary or other custodian or other nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Broker non-votes will have the same effect as a vote against the Transactions Proposal and no effect on the Stock Issuance Proposal.

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Therefore, if you do not provide voting instructions to your broker, your shares will not be voted on:

●	The Transactions Proposal. A broker non-vote will have the same effect as a vote against the Transactions Proposal.

●	The Stock Issuance Proposal. A broker non-vote will have no effect on the outcome of any vote on the Stock Issuance Proposal.

Voting by Arena Directors and Executive Officers

At the close of business on the record date for the special meeting, Arena’s directors and executive officers and their affiliates beneficially owned and had the right to vote shares of Arena Common Stock at the special meeting, which represents approximately      % of the shares of Arena Common Stock entitled to vote at the special meeting.

It is expected that Arena directors and executive officers and their affiliates will vote their shares:

●	FOR the Transactions Proposal; and

●	FOR the Stock Issuance Proposal.

Certain executive officers of Arena, who beneficially own 1.1% of the outstanding shares of Arena Common Stock, entered into Support Agreements with Arena, pursuant to which each such holder has agreed to, among other things, vote their shares of Arena Common Stock in favor of the Transactions. None of Arena’s non-employee directors have entered into any agreement obligating him or her to vote in any particular way.

Voting in Person at the Special Meeting

Stockholders of record, as well as stockholders who hold their shares in “street name” who obtain a proxy from their broker, may vote in person virtually by ballot at the special meeting.

How to Vote by Proxy

Stockholders of record may vote by submitting their proxies:

●	by telephone, by calling the toll-free number and following the recorded instructions;

●	by accessing the Internet website at www.proxyvote.com and following the instructions on the website; or

●	by mail, by indicating their vote on each proxy card received, signing and dating each proxy card and returning each proxy card in the prepaid envelope that accompanied the proxy card.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

Stockholders of Arena who hold their shares in “street name” by a broker, nominee, fiduciary or other custodian or other nominee should refer to the proxy card or other information forwarded by their broker, nominee, fiduciary or other custodian for instructions on how to vote their shares.

Arena recommends that you submit your proxy even if you plan to attend the special meeting virtually. If you attend the special meeting and are a stockholder of record, you may vote by ballot, thereby canceling any proxy previously submitted. If you properly give your proxy and submit it to Arena in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If you hold your shares in “street name,” you will have to obtain a legal proxy in your name from the broker, nominee, fiduciary or other custodian who holds your shares in order to vote in person at the special meeting. You may vote for or against the proposals or abstain from voting.

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Proxies Without Instruction

If you are a stockholder of record and submit your proxy, but do not make specific choices with respect to the proposals, your proxy will follow the Arena Board’s recommendations and your shares will be voted:

●	FOR the Transactions Proposal; and

●	FOR the Stock Issuance Proposal.

Revocation of Proxies

Stockholders may revoke their proxy and/or change their vote at any time before their shares are voted at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.

●	You may grant a subsequent proxy by telephone or through the Internet.

●	You may send a timely written notice that you are revoking your proxy to our Secretary at The Arena Group Holdings, Inc. at our principal executive offices at 200 Vesey Street, 24th Floor, New York, NY 10281.

●	You may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Solicitation of Proxies

This combined proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Arena Board to be voted at the special meeting.

Arena will bear all costs and expenses in connection with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. Proxies may also be solicited by certain of Arena’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them (other than reasonable out-of-pocket expenses).

Stockholders should not send Stock Certificates with their Proxies.

After the Transactions are completed, New Arena will send former Arena stockholders written instructions for exchanging their Arena stock certificates for the Arena Merger Consideration, if applicable.

Other Business; Adjournments

Under the amended and restated bylaws of Arena, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to Arena stockholders provided with this combined proxy statement/prospectus.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. To approve the adjournment of the special meeting, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon is required, whether or not a quorum is present, or, if no stockholder is present, by any officer entitled to preside at or act as secretary of the meeting. Arena is not required to notify stockholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. If a quorum is present at any adjourned meeting, Arena may transact any business that it might have transacted at the original meeting. Proxies submitted by Arena stockholders for use at the special meeting may be used at any adjournment or postponement of the meeting. Unless the context otherwise requires, references to the special meeting in this combined proxy statement/prospectus are to such special meeting as adjourned or postponed.

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Arena Stockholder Account Maintenance

Arena’s transfer agent is Equiniti Trust Company, LLC. All communications concerning accounts of Arena’s stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of Arena Common Stock and similar issues can be handled by calling Equiniti Trust Company, LLC toll-free at              .

Recommendation of the Arena Board and Its Reasons for the Transactions (see page 72)

●	The Arena Board has reviewed and considered the terms of the Transaction Agreement and has determined that the Transaction Agreement and the Transactions contemplated thereby, including the Mergers, are advisable and in the best interests of Arena and its stockholders. Accordingly, the Arena Board recommends that Arena stockholders vote:

●	FOR the Transactions Proposal; and

●	FOR the Stock Issuance Proposal.

Arena stockholders should carefully read this combined proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the Transaction Agreement and the Transactions contemplated thereby.

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Proposal No. 1

THE TRANSACTIONS Proposal

The Companies

Newco/New Arena

Newco is a Delaware corporation that was formed by Arena for the purpose of engaging in the Transactions. Since the date of its incorporation, Newco has not engaged in any activities other than as contemplated by the Transaction Documents. Following the completion of the Transactions, Newco (thereafter being referred to as “New Arena”) will be a holding company whose principal assets will be the ownership of Arena and Bridge Media. Immediately after the completion of the Transactions, New Arena’s equity capital will consist solely of the New Arena Common Stock and New Arena Series A Preferred Stock issued pursuant to the Transactions. For a description of the capital stock of New Arena, see “Description of New Arena Capital Stock” beginning on page 117 of this combined proxy statement/prospectus.

The principal executive offices of Newco are located at 200 Vesey Street, 24th Floor, New York, NY 10281, and the telephone number at that address is (212) 321-5002. Following the Closing, the principal executive offices of New Arena will be located at 200 Vesey Street, 24th Floor, New York, NY 10281, and the telephone number at this location is (212) 321-5002.

Arena

Arena is an innovative media company and technology platform with a proven cutting-edge playbook that transforms media brands. Its unified technology platform empowers creators and publishers with tools to publish and monetize their content, while also leveraging quality journalism of anchor brands like TheStreet, Parade, Men’s Journal and HubPages to build their businesses. Arena aggregates content across a diverse portfolio of over 320 brands, reaching over 100 million users monthly. See “Business of Arena” beginning on page 122 of this combined proxy statement/prospectus for more information on Arena.

The principal executive offices of Newco are located at 200 Vesey Street, 24th Floor, New York, NY 10281, and the telephone number at that address is (212) 321-5002. Following the Closing, the principal executive offices of New Arena will be located at 230 Park Avenue, 19th Floor, New York, NY 10169, and the telephone number at this location is (212) 321-5002.

Simplify and Bridge Media

Bridge Media is an innovative national media group that offers a wide range of platforms for delivering the latest news, sports, automotive and travel content nationwide. Bridge Media’s core brands include NEWSnet, a provider of 24 hours of news and weather content, Sports News Highlights, which provides 24 hours of sports news and highlights, Driven Automotive, offering exciting content for auto enthusiasts, and TravelHost, which is a travel and lifestyle magazine and media outlet. Its media portfolio includes operating rights for over-the-air television stations, two national television networks, cutting-edge streaming platforms, and dynamic streaming websites designed to keep viewers informed and entertained. The content, distributed through Bridge Media’s network, websites and streaming and third-party platforms, consists of both original programming produced by Bridge Media and provided by third-party networks and syndicators, and college and professional sports. See “Business of Bridge Media” beginning on page 148 of this combined proxy statement/prospectus for more information on Bridge Media.

Simplify, which is controlled by Manoj Bhargava, is the sole owner of the Bridge Media Interests.

The principal executive offices of Bridge Media and Simplify are located at 38955 Hills Tech Drive, Farmington Hills, MI 48331, and the telephone number at this location is (948) 960-1700.

Merger Sub 1 and Merger Sub 2

Merger Sub 1 and Merger Sub 2 have been formed solely for the purpose of engaging in the Transactions. Since the respective dates of their incorporation, Merger Sub 1 and Merger Sub 2 have not engaged in any activities other than as contemplated by the Transaction Documents. Merger Sub 1 and Merger Sub 2 are, and will be prior to the Closing, limited liability companies formed in Delaware and wholly and directly owned by Newco.

General

The Transaction Agreement and related documents provide that, on the terms and subject to the conditions set forth in the Transaction Agreement, among other things, each of Arena and Merger Sub 1 shall become a wholly owned subsidiary of New Arena following the Closing of the Transactions. In connection with the Transactions, (1) Merger Sub 1 will merge with and into Bridge Media, with Merger Sub 1 being the surviving company, a wholly owned subsidiary of Newco being renamed Bridge Media Networks, LLC and (2) Merger Sub 2 will merge with and into Arena, with Arena being the surviving company and becoming a wholly owned subsidiary of Newco. As a result of the Bridge Media Merger, the Bridge Media Interests will cease to exist and be automatically converted into the right of Simplify to receive 41,541,482 shares of New Arena Common Stock. As a result of the Arena Merger, each issued and outstanding share of Arena Common Stock (subject to certain exceptions) will be converted into the right to receive one share of New Arena Common Stock. Each issued and outstanding Arena Warrant, whether vested or unvested, will automatically cease to represent a warrant to purchase shares of Arena Common Stock and will be converted into the right to receive a New Arena Warrant to purchase an equal number of shares of New Arena Common Stock at a per share exercise price equal to the per share exercise price of such Arena Warrant immediately prior to the Arena Effective Time.

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Concurrently with the execution of the Transaction Agreement, Newco entered into (i) the Common Stock Subscription Agreement with 5-Hour, pursuant to which 5-Hour agreed to purchase 5,000,000 shares of New Arena Common Stock at a purchase price of $5.00 per share, for an aggregate purchase price of $25,000,000 and (ii) the Preferred Stock Subscription Agreement with the Hans Foundation, pursuant to which the Hans Foundation has agreed to purchase 25,000 shares of New Arena Series A Preferred Stock at a purchase price of $1,000.00 per share, for an aggregate purchase price of $25,000,000, with each such purchase to be consummated immediately following the consummation of the Mergers.

At the Closing, pursuant to the Committed Equity Facility Term Sheet, Newco will enter into a Stock Purchase Agreement with Simplify, pursuant to which Simplify will agree to purchase such number of shares of New Arena Common Stock having an aggregate purchase price of $20,000,000 in a private placement at a purchase price per share equal to the lesser of (i) the volume-weighted average price of the New Arena Common Stock for the last sixty (60) trading days prior to the purchase date and (ii) $3.86 per share. The Stock Purchase Agreement will provide that New Arena will have the right, but not the obligation, to direct Simplify to purchase the number of shares of New Arena Common Stock specified by New Arena, in a minimum aggregate purchase price of not less than $5,000,000 and up to a maximum of $20,000,000 from time to time during the 12 months following the Closing Date, subject to the earlier termination of the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, at Closing, New Arena will issue Simplify 60,000 shares of New Arena Common Stock, representing payment of the commitment fee owed to Simplify.

In connection with the Transactions, New Arena has agreed to use a portion of the cash proceeds of the Common Stock Financing and the Preferred Stock Financing to repay $28,000,000 in aggregate principal amount of outstanding indebtedness owed to Renew pursuant to the Arena Note Purchase Agreement at a purchase price equal to 100% of the principal amount thereof.

The Transaction Agreement, Common Stock Purchase Agreement, Preferred Stock Purchase Agreement and Committed Equity Facility Term Sheet are attached as Annex A, Annex D, Annex E and Annex F, respectively, to this combined proxy statement/prospectus. We encourage you to read each of the Transaction Agreement, Common Stock Purchase Agreement, Preferred Stock Purchase Agreement and Committed Equity Facility Term Sheet carefully and fully, as they are the legal documents that govern the Transactions.

The following diagram illustrates the structure of New Arena and its stockholders upon completion of the Transactions:

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The Transaction Agreement

This section of the combined proxy statement/prospectus describes the material provisions of the Transaction Agreement, but it does not purport to describe all of the terms of the Transaction Agreement. The following summary may not contain all the information about the Transaction Agreement that is important to you and is qualified in its entirety by reference to the complete text of the Transaction Agreement, which is attached as Annex A to this combined proxy statement/prospectus and incorporated into this combined proxy statement/prospectus by reference. We urge you to read the full text of the Transaction Agreement because it is the legal document that governs the Transactions. The Transaction Agreement and this summary are not intended to provide you with any other factual information about Newco, Arena or Bridge Media. In particular, the assertions embodied in the representations and warranties contained in the Transaction Agreement (and summarized below) were made by and to the parties thereto as of specific dates and are qualified by information in disclosure schedules provided by the parties in connection with the signing of the Transaction Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Transaction Agreement. Moreover, certain representations and warranties in the Transaction Agreement were used for the purpose of allocating risk between the parties thereto rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. Information concerning the subject matter of these representations or warranties may have changed since the date of the Transaction Agreement. Information about Newco, Arena and Bridge Media can be found elsewhere in this combined proxy statement/prospectus.

Structure of the Transactions; Merger Consideration

Subject to the terms and conditions of the Transaction Agreement, (1) at the Bridge Media Effective Time, Merger Sub 1 will merge with and into Bridge Media, with Merger Sub 1 being the surviving company, a wholly owned subsidiary of Newco being renamed Bridge Media Networks, LLC and (2) at the Arena Effective Time, Merger Sub 2 will merge with and into Arena, with Arena being the surviving company and becoming a wholly owned subsidiary of Newco. As a result of the Bridge Media Merger, the Bridge Media Interests will cease to exist and be automatically converted into the right of Simplify to receive 41,541,482 shares of New Arena Common Stock. As a result of the Arena Merger, each issued and outstanding share of Arena Common Stock (other than the Excluded Shares) will be converted into the right to receive one share of New Arena Common Stock. Immediately following the Closing, Simplify will own approximately 75.7% of the outstanding shares of New Arena Common Stock, 5-Hour will own approximately 6.6% of the outstanding shares of New Arena Common Stock and former Arena stockholders will own the remaining outstanding shares of New Arena Common Stock. Such amounts are based on 76,150,445 shares of New Arena Common Stock expected to be outstanding following the Closing and exclude any shares that may be issued from time to time to Simplify pursuant to the Equity Line of Credit and the issuance of 60,000 shares of New Arena Common Stock as payment of the commitment fee pursuant to the Stock Purchase Agreement.

Treatment of the Arena Warrants

Subject to the terms and conditions of the Transaction Agreement, at the Closing, each issued and outstanding Arena Warrant, whether vested or unvested, will automatically and without any required action on the part of the holder thereof, cease to represent a warrant to purchase shares of Arena Common Stock and will be converted into a New Arena Warrant to purchase an equal number of shares of New Arena Common Stock at a per share exercise price equal to the per share exercise price of such Arena Warrant immediately prior to the Arena Effective Time. Except as specifically provided in the Transaction Agreement, following the Arena Effective Time, each such Newco Warrant will continue to be governed by the same terms and conditions, including vesting and exercisability terms, as were applicable to the applicable Arena Warrant immediately prior to the Arena Effective Time.

Treatment of Arena Equity Awards

At the Arena Effective Time, each outstanding award of restricted stock units with respect to shares of Arena Common Stock under any Arena Equity plan (each, an “Arena RSU”), whether vested or unvested, will automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Arena Common Stock and will be converted into a restricted stock unit denominated in an equal number of shares of New Arena Common Stock (a “Newco RSU”). Except as specifically provided in the Transaction Agreement, following the Arena Effective Time, each such Newco RSU will continue to be governed by the same terms and conditions, including vesting terms, as were applicable to the applicable Arena RSU immediately prior to the Arena Effective Time.

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At the Arena Effective Time, each outstanding Arena stock option, whether vested or unvested, will automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Arena Common Stock and will be converted into an option to purchase an equal number of shares of New Arena Common Stock (a “Newco Option”) at a per share exercise price equal to the per share exercise price of such Arena stock option immediately prior to the Arena Effective Time; provided, that (i) the excess of the aggregate fair market value of the shares subject to each Newco Option immediately after such conversion over the aggregate option price of such shares must not exceed the excess of the aggregate fair market value of all shares subject to each Arena stock option immediately before such conversion over the aggregate option price of such shares and (ii) on a share by share comparison, the ratio of the option price to the fair market value of the shares subject to each Newco Option immediately after such conversion must not be more favorable to the optionee than the ratio of the option price to the fair market value of the shares subject to each Arena stock option immediately before such conversion. For purposes of this paragraph, the number of shares subject to each Newco Option may be adjusted to compensate for any change in the aggregate spread between the aggregate option price and the aggregate fair market value of the shares subject to each Newco Option immediately after the conversion as compared to the aggregate spread between the option price and the aggregate fair market value of the shares subject to each Arena stock option immediately before the conversion. Notwithstanding the foregoing, the exercise price and the number of shares of Newco Common Stock purchasable under each Newco Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder and, in the case of any Newco Option to which Section 422 of the Code applies, the exercise price and the number of shares of New Arena Common Stock purchasable under such Newco Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code. Except as specifically provided in the Transaction Agreement, following the Arena Effective Time, each such Newco Option shall continue to be governed by the same terms and conditions, including expiration date, vesting conditions and exercisability terms, as were applicable to the applicable Arena stock option immediately prior to the Arena Effective Time.

Representations and Warranties

The Transaction Agreement contains generally customary representations and warranties made by each of Arena and Simplify regarding aspects of their respective businesses and financial condition, as well as other facts pertinent to the Transactions (and in the case of Simplify, additionally regarding aspects of Bridge Media’s business and financial condition). These representations and warranties expire at the effective time of the Mergers (subject to certain limited exceptions) and have been made solely for the benefit of the other parties to the Transaction Agreement. In the Transaction Agreement, Arena has made representations and warranties to Simplify, and Simplify has made representations and warranties to Arena regarding Bridge Media, with respect to the following subject matters:

●	corporate existence, good standing and qualification to conduct business;

●	power and authorization to enter into and carry out the obligations under the Transaction Documents and the enforceability of the Transaction Documents;

●	governmental and regulatory approvals required to complete the transactions;

●	absence of any conflict or violation of organizational documents, third-party agreements or laws or regulations or of the creation or imposition of any lien on any assets as a result of entering into and consummating the obligations under, the Transaction Documents;

●	capitalization;

●	subsidiaries;

●	financial statements;

●	accuracy of the information supplied for inclusion in this combined proxy statement/prospectus;

●	conduct of business in the ordinary course of business consistent with past practice and the absence of a material adverse effect to a party’s business and of certain actions that are the subject of certain covenants that restrict certain activities prior to the Closing, in each case since June 30, 2023;

●	absence of undisclosed material liabilities;

●	compliance with laws and court orders;

●	permits;

●	absence of litigation;

●	real properties;

●	intellectual property;

●	data protection and cybersecurity;

●	tax matters;

●	employee benefit plans and labor matters;

●	material contracts;

●	brokers’ fees; and

●	insurance matters.

Arena has made additional representations and warranties to Simplify in the Transaction Agreement with respect to the following subject matters:

●	SEC filings;

●	internal controls and disclosure controls and procedures relating to financial reporting;

●	recommendations of the Transactions by the Arena Board;

●	opinion of financial advisor; and

●	compliance with anti-takeover statutes.

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Simplify has made additional representations and warranties to Arena in the Transaction Agreement with respect to the following subject matters:

●	no ownership of Arena Common Stock; and

●	financing.

Certain of the representations and warranties made by Arena and Simplify are qualified as to “knowledge,” “materiality” or “material adverse effect.” For purposes of the Transaction Agreement, “material adverse effect,” when used in reference to Arena or Bridge Media, means any circumstance, development, change, event, state of facts, condition or effect that individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Arena and its subsidiaries, taken as a whole, or Bridge Media, respectively; provided that none of the following (or the results thereof) will constitute, or be taken into account in determining whether there has been or will be a “material adverse effect”:

●	any changes after the date of the Transaction Agreement in general United States or global economic, political, business, labor or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets;

●	any changes after the date of the Transaction Agreement or conditions generally affecting the industry in which Arena (including its subsidiaries) or Bridge Media, respectively, operates;

●	any acts of God, force majeure, natural disasters, weather conditions, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic, COVID-19 measures or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak);

●	the execution and delivery of the Transaction Agreement, the public announcement of, or the pendency of, the Transaction Agreement or the Transactions, including the identity of Simplify, 5-Hour or their respective affiliates;

●	any failure by Arena and its subsidiaries or Bridge Media, respectively, to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (except that any underlying facts or causes giving rise or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

●	any change in applicable law or GAAP occurring after the date of the Transaction Agreement;

●	any action or omission required by the Transaction Agreement or any other Transaction Document or taken or omitted to be taken at the written request of Simplify or 5-Hour; or

●	any change in the trading price or trading volume of the capital stock of Arena or change or announcement of potential change in the credit rating of Arena or its subsidiaries (except that any underlying facts or causes giving rise or contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

provided that the exceptions described in the first, second, third and sixth bullet points will not apply to the extent that any such effect has a disproportionate effect on Arena and its subsidiaries or Bridge Media, respectively, taken as a whole, relative to the effect on other companies operating in the industries in which Arena or any of its subsidiaries or Bridge Media, respectively, engages.

Conditions to Closing

Each party’s obligation to complete the Transactions is subject to the satisfaction of the following conditions:

●	approval and adoption by Arena stockholders of the Transaction Agreement in accordance with the DGCL;

●	the absence of any applicable law or order issued by any court of competent jurisdiction or governmental authority prohibiting the consummation of the Transactions;

●	the effectiveness of the registration statement on Form S-4, of which this combined proxy statement/prospectus constitutes a part, and the absence of any stop order suspending the effectiveness of the registration statement on Form S-4 or proceedings for such purpose pending before or threatened by the SEC;

●	the absence of any applicable law in any jurisdiction in which Arena, Simplify, Bridge Media or any of their respective subsidiaries has a material presence imposing a Burdensome Condition (as such term is defined in the Transaction Agreement), and the absence of an action by any governmental authority in any such jurisdiction seeking to impose a Burdensome Condition;

●	approval of the shares of New Arena Common Stock to be issued in connection with the Mergers for listing on the NYSE American, subject to official notice of issuance; and

●	the conversion of the outstanding shares of Arena preferred stock into shares of Arena Common Stock.

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The obligation of Simplify and Bridge Media to complete the Transactions is also subject to the satisfaction of the following conditions:

●	the performance in all material respects by each of Arena, Newco, Merger Sub 1 and Merger Sub 2 of the obligations, covenants and agreements contained in the Transaction Agreement required to be performed by it at or prior to the Closing Date;

●	the accuracy of the representations and warranties of Arena in the Transaction Agreement, subject to the materiality and material adverse effect standards provided in the Transaction Agreement, with specified exceptions;

●	the delivery by Arena to Simplify of an officer’s certificate certifying to the effect that the closing conditions described in the preceding two bullets have been satisfied;

●	the expiration or termination of any applicable waiting period under the HSR Act relating to the Mergers (or, as applicable, the expiration or termination of any waiting periods with respect thereto), in each case, without the imposition of a Burdensome Condition (as defined in the Transaction Agreement) (including any Burdensome Condition that would come into effect at the Closing);

●	the absence of the occurrence of any Arena Material Adverse Effect since the date of the Transaction Agreement; and

●	the delivery by Arena to Simplify of copies of the closing deliverables and ancillary documents specified in the Transaction Agreement, including the Preferred Stock Subscription Agreement and Common Stock Subscription Agreement.

The obligation of Arena to complete the Transactions is also subject to the satisfaction of the following conditions:

●	the performance in all material respects by each of Simplify and Bridge Media of its obligations contained in the Transaction Agreement required to be performed by it at or prior to the Closing Date;

●	the accuracy of the representations and warranties of Simplify in the Transaction Agreement, subject to the materiality and material adverse effect standards provided in the Transaction Agreement, with specified exceptions;

●	the delivery by Simplify to Arena of an officer’s certificate, certifying to the effect that the closing conditions described in the preceding two bullets have been satisfied;

●	the expiration or termination of any applicable waiting period under the HSR Act relating to the Mergers (or, as applicable, the expiration or termination of any waiting periods with respect thereto);

●	the absence of the occurrence of any Bridge Media Material Adverse Effect since the date of the Transaction Agreement;

●	the delivery by Simplify, on behalf of the Hans Foundation, to Arena of (1) a copy of the Preferred Stock Subscription Agreement, duly executed by the Hans Foundation, and (2) the funding pursuant to the terms of the Preferred Stock Subscription Agreement;

●	the delivery by Simplify, on behalf of 5-Hour, to Arena of a copy of the Common Stock Subscription Agreement, duly executed by 5-Hour;

●	the delivery by 5-Hour of the funding pursuant to the terms of the Common Stock Subscription Agreement; and

●	the delivery by Simplify and Bridge Media to Arena of copies of the closing deliverables and ancillary documents specified in the Transaction Agreement.

If the Transactions are not completed for any reason, Arena stockholders will not receive any form of consideration for their shares of Arena Common Stock in connection with the Transactions. Instead, Arena will remain an independent publicly traded corporation and Arena Common Stock will continue to be listed and traded on NYSE American. We cannot provide any assurances as to when, or if, the conditions to the Transactions will be satisfied or, if applicable, waived, or that the Transactions will be completed.

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Arena No Solicitation; Arena’s Ability to Change Recommendation

Under the Transaction Agreement, from the date of the Transaction Agreement until the earlier of the Arena Effective Time and the valid termination of the Transaction Agreement in accordance with its terms, neither Arena nor any of its subsidiaries nor any of their respective officers or directors will, and Arena will instruct and will use its reasonable best efforts to cause its and its subsidiaries’ respective representatives and employees not to, directly or indirectly, among other things (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Arena Acquisition Proposal (as defined in the Transaction Agreement), (ii) enter into or participate in any discussions (other than to request clarification of an unsolicited Arena Acquisition Proposal for purposes of assessing whether such Arena Acquisition Proposal is or is reasonably likely to result in a Superior Proposal (as defined in the Transaction Agreement)) or negotiations with, furnish any information relating to Arena or any of its subsidiaries or afford access to the business, properties, assets, books or records of Arena or any of its subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party in connection with an Arena Acquisition Proposal or an offer, proposal or inquiry that could reasonably be expected to lead to an Arena Acquisition Proposal, (iii) fail to make, withdraw or modify, in a manner adverse to Simplify, the Arena Board Recommendation (as defined in the Transaction Agreement) (it being understood that any failure to publicly (A) if a tender or exchange offer for Arena Common Stock that constitutes an Arena Acquisition Proposal is commenced, recommend against such Arena Acquisition Proposal within ten Business Days after the commencement of such Arena Acquisition Proposal or (B) reaffirm the Arena Board Recommendation within ten Business Days after written request by Simplify to do so will be treated as a withdrawal of the Arena Board Recommendation; provided that Simplify shall be entitled to make such a written request for reaffirmation only once for each Arena Acquisition Proposal and once for each material amendment to such Arena Acquisition Proposal) or recommend an Arena Acquisition Proposal (any of the foregoing in this clause (iii), a “Change in Board Recommendation”), (iv) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL or (v) approve, adopt, recommend, agree to or enter into, or publicly propose to approve, adopt, recommend, agree to or enter into, any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar agreement, commitment or instrument relating to an Arena Acquisition Proposal.

However, subject to Arena’s compliance with its obligations described in the preceding paragraph, at any time prior to, but not after, obtaining the Arena stockholder adoption of the Transaction Agreement and approval of the Transactions, Arena is permitted to, only if the Arena Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL, (A) engage in negotiations or discussions with any third party and its representatives that has made after the date of the Transaction Agreement a bona fide, written Arena Acquisition Proposal (which is not withdrawn) if the Arena Board determines in good faith, after consultation with Arena’s financial advisors and outside legal counsel, that such Arena Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and (B) furnish to such third party or its representatives non-public information relating to Arena or any of its subsidiaries pursuant to a confidentiality agreement with such third party with terms in all material respects no less restrictive in the aggregate to such third party than those contained in the confidentiality agreement between Arena and Simplify; provided that (1) Arena gives Simplify written notice of the identity of such third party and Arena’s intention to furnish information to such third party prior to providing such information to such third party, and (2) all such information not previously provided or made available to Simplify is provided or made available to Simplify or its representatives prior to or promptly (and in any event within 24 hours) following the time it is provided or made available to such third party.

Furthermore, subject to Arena’s compliance with certain obligations to notify Simplify and consider in good faith any revisions or adjustments to the terms and conditions of the Transaction Agreement offered in writing by Simplify, at any time prior to, but not after, obtaining the Arena stockholder adoption of the Transaction Agreement and approval of the Transactions, the Arena Board may make a Change in Board Recommendation following receipt of a bona fide, written Arena Acquisition Proposal (which is not withdrawn) if the Arena Board determines in good faith, after consultation with Arena’s financial advisors and outside legal counsel, that such Arena Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal, but only if the Arena Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL.

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Restrictions on Operations of Arena and Bridge Media Pre-Closing

Conduct of Arena’s Business

Arena has agreed that during the period from the date of the Transaction Agreement until the earlier of the Arena Effective Time and the valid termination of the Transaction Agreement in accordance with its terms, except (a) as otherwise expressly contemplated by the Transaction Agreement, (b) as required by any applicable law or requested by any governmental authority (including any measures taken in response to COVID-19), (c) as set forth in the disclosure schedule of Arena, or (d) with the prior written consent of Simplify (not to be unreasonably withheld, conditioned or delayed), Arena will, and will cause its subsidiaries to, use reasonable best efforts to (i) conduct their businesses in the ordinary course consistent with past practice, (ii) maintain and preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with customers, suppliers, publishers, advertisers, distributors, licensors, licensees and others having business dealings with them; and

●	Arena will not, and will cause its subsidiaries not to:

●	amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

●	(i) merge or consolidate with any other person, (ii) acquire any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $1.5 million individually or $3 million in the aggregate, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;

●	(i) split, combine, subdivide, change, exchange or reclassify any securities of Arena, (ii) amend any term or alter any rights of any securities of Arena or any of its subsidiaries, (iii) declare, set aside or pay or make any dividend or any other distribution in respect of any securities of Arena or any of its subsidiaries (in the case of this clause (iii), other than dividends or distributions by a wholly owned subsidiary of Arena to Arena or another wholly owned subsidiary of Arena), or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Arena or any of its subsidiaries (other than pursuant to the terms of equity awards of Arena outstanding as of the date of the Transaction Agreement in accordance with the terms of the governing plans and applicable award agreements);

●	(i) issue, grant, deliver or sell, or authorize the issuance, grant, delivery or sale of, any securities of Arena or any of its subsidiaries, other than the issuance of any shares of Arena Common Stock upon the exercise or settlement of equity awards of Arena outstanding as of the date of the Transaction Agreement in accordance with the terms of the governing plans and applicable award agreements as of the date of the Transaction Agreement or (ii) grant any equity awards of Arena or any other equity or equity-based awards or discretionarily accelerate the vesting or payment of any equity awards, other than in the ordinary course of business consistent with past practice;

●	incur any capital expenditures or any obligations or liabilities in respect thereof, except for any capital expenditures not to exceed $2 million in the aggregate;

●	sell, lease, sublease, license, sublicenses, transfer, abandon or otherwise dispose of or permit to lapse, any assets, securities, interests, businesses or property, other than (i) sales, leases, subleases, licenses and sublicenses of assets to the customers and business partners of Arena or its subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) sales of inventory and dispositions of obsolete assets, in each case, in the ordinary course of business consistent with past practice, and (iii) dispositions of assets, securities, interests, businesses or property for fair market value in an aggregate amount not to exceed $2 million in the aggregate;

●	incur, redeem, repurchase, prepay, cancel, assume, or guarantee or repurchase (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money, or issue or sell any debt securities or rights to acquire any debt securities, other than (i) any indebtedness under the Arena Credit Agreement or the Arena Note Purchase Agreement, (ii) any indebtedness under any letters of credit or other credit support (or similar instruments) issued in the ordinary course of business consistent with past practice, (iii) any indebtedness of Arena owing to any of its subsidiaries and of any subsidiary of Arena owing to Arena or any other subsidiary of Arena, any other indebtedness incurred pursuant to agreements in effect prior to the execution of the Transaction Agreement and made available to Simplify prior to the date of the Transaction Agreement, (iv) any indebtedness incurred to replace, renew, extend, refinance or refund any of the foregoing (including undrawn commitments thereunder) (plus unpaid accrued interest thereon, and underwriting discounts, fees, commissions and expenses associated with such replacement, renewal, extension, refinancing or refunding) or (v) any indebtedness for borrowed money incurred in the ordinary course of business not to exceed $500,000;

●	make any loans, advances or capital contributions to, or investments in, any other person, other than (i) between Arena and its wholly owned subsidiaries or among the wholly owned subsidiaries of Arena or (ii) in the ordinary course of business consistent with past practice;

●	create or incur any lien (except for certain permitted liens) on any material asset;

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●	other than in the ordinary course of business consistent with past practice, enter into certain specified types of contracts or terminate, renew, extend or amend in any material respect any such contracts or waive, release or assign any material rights, claims or benefits thereunder, except for any amendment, restatement, replacement (whether upon or after termination or otherwise, and whether with the original lenders or otherwise) refinancing, supplement or modification of indebtedness under the Arena Credit Agreement or Arena Note Purchase Agreement;

●	except as required by applicable law or the terms of any collective bargaining agreement or Arena benefit plan in effect on the date of the Transaction Agreement, (i) grant or increase any severance, termination, change in control, retention or transaction bonus (or amend any agreement or arrangement providing for any of the foregoing), (ii) establish, adopt, materially amend or terminate any Arena benefit plan or any collective bargaining or similar agreement with any labor or trade union, works council or other employee representative, other than in the ordinary course of business consistent with past practice, or (iii) increase the compensation, bonus or other benefits payable to any Arena employee or other service provider, other than in the ordinary course of business consistent with past practice;

●	change methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

●	(i) make, change or revoke any material tax election; (ii) change any annual tax accounting period; (iii) change or revoke any material method of tax accounting; (iv) amend any material tax return; (v) enter into any material closing or similar agreement with respect to taxes; (vi) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business); or (vii) settle or compromise any action or investigation relating to material taxes;

●	settle or compromise, or offer or propose to settle or compromise, (i) any action or investigation, whether pending or threatened, involving or against Arena or any of its subsidiaries, other than in the ordinary course of business consistent with past practice (provided that any individual settlement or compromise or any series of related settlements or compromises involving payments by Arena and its subsidiaries in excess of $1 million individually or $3 million in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief will be deemed not to be in the ordinary course of business), (ii) any litigation related to the Transactions or (iii) any action initiated by a stockholder of Arena in their capacity as such;

●	disclose to any third party, other than to employees, independent contractors, representatives or agents of Arena or any of its subsidiaries, or other third parties (including customers) in the ordinary course of business consistent with past practice, bound by written confidentiality agreements, any material trade secrets or source code included in Arena’s intellectual property;

●	materially reduce the amount of insurance coverage or fail to renew or maintain any material existing Arena insurance policies;

●	amend any permits of Arena in a manner that adversely impacts Arena’s ability to conduct its business in any material respect, or terminate or allow to lapse any material permits of Arena; or

●	agree, resolve or commit to do any of the foregoing actions.

Conduct of Bridge Media’s Business

Simplify has agreed that during the period from the date of the Transaction Agreement until the earlier of the Arena Effective Time and the valid termination of the Transaction Agreement in accordance with its terms, except (a) as otherwise expressly contemplated by the Transaction Agreement, (b) as required by any applicable law or requested by any governmental authority (including any measures taken in response to COVID-19), (c) as set forth in the disclosure schedule of Bridge Media, or (d) with the prior written consent of Arena (not to be unreasonably withheld, conditioned or delayed), Bridge Media will, and Simplify will cause Bridge Media to, use reasonable best efforts to (i) conduct its businesses in the ordinary course consistent with past practice, (ii) maintain and preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, publishers, advertisers, distributors, licensors, licensees and others having business dealings with it; and Bridge Media will not:

●	amend the articles of incorporation, bylaws or other similar organizational documents of Bridge Media;

●	merge or consolidate with any other person, (ii) acquire any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $1.5 million individually or $3 million in the aggregate, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;

●	split, combine, subdivide, change, exchange or reclassify any membership interests of Bridge Media Interests, (ii) amend any term or alter any rights of the Bridge Media Interests or the members of Bridge Media, or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Bridge Media Interests;

●	issue, grant, deliver or sell, or authorize the issuance, grant, delivery or sale of, any securities or other equity interests of Bridge Media other than the Bridge Media Interests;

●	incur any obligations or other liabilities in respect of capital expenditures that are not discharged in full prior to the Closing, except for (i) those contemplated by the capital expenditure budget that has been made available to Arena prior to the date of the Transaction Agreement and (ii) any unbudgeted capital expenditures not to exceed $1 million in the aggregate;

●	sell, lease, sublease, license, sublicenses, transfer, abandon or otherwise dispose of or permit to lapse, any assets, securities, interests, businesses or property, other than (i) sales, leases, subleases, licenses and sublicenses of assets to the customers and business partners of Bridge Media, in each case, in the ordinary course of business consistent with past practice, (ii) sales of inventory and dispositions of obsolete assets, in each case, in the ordinary course of business consistent with past practice, and (iii) dispositions of assets, securities, interests, businesses or property for fair market value in an aggregate amount not to exceed $500,000 in the aggregate;

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●	incur, redeem, repurchase, prepay, cancel, assume, or guarantee or repurchase (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money, or issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise);

●	make any loans, advances or capital contributions to, or investments in, any other person;

●	create or incur any lien (except for a permitted lien) on any material asset;

●	other than in the ordinary course of business consistent with past practice, enter into certain specified types of contracts or terminate, renew, extend or amend in any material respect any such contracts or waive, release or assign any material rights, claims or benefits thereunder;

●	except as required by applicable law or the terms of any collective bargaining agreement or any benefit plan of Bridge Media in effect as of the date of the Transaction Agreement, (i) grant or increase any severance, termination, change in control, retention or transaction bonus (or amend any agreement or arrangement providing for any of the foregoing), (ii) establish, adopt, materially amend or terminate any benefit plan of Bridge Media or any collective bargaining or similar agreement with any labor or trade union, works council or other employee representative, (iii) increase the compensation, bonus or other benefits payable to any Bridge Media personnel or other service provider or (iv) hire, engage or terminate (other than for cause) the employment or services of any officer or executive level Bridge Media personnel or other service provider;

●	change methods of accounting, except as required by concurrent changes in GAAP and/or applicable law;

●	make, change or revoke any material tax election; (ii) change any annual tax accounting period; (iii) change or revoke any material method of tax accounting; (iv) amend any material tax return; (v) enter into any material closing or similar agreement with respect to taxes; (vi) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business); or (vii) settle or compromise any action or investigation relating to material taxes;

●	settle or compromise, or offer or propose to settle or compromise, (i) any action or investigation, whether pending or threatened, involving or against Bridge Media, other than in the ordinary course of business consistent with past practice (provided, that any individual settlement or compromise or any series of related settlements or compromises involving payments by Bridge Media in excess of $250,000 individually or $500,000 in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief shall be deemed not to be in the ordinary course of business) or (ii) any action that relates to the Transactions;

●	disclose to any third party, other than to employees, independent contractors, representatives or agents of Bridge Media, or other third parties (including customers) in the ordinary course of business consistent with past practice, bound by written confidentiality agreements, any material trade secrets or source code included in Bridge Media’s intellectual property;

●	materially reduce the amount of insurance coverage or fail to renew or maintain any material existing insurance policies of Bridge Media; or

●	agree, resolve or commit to do any of the foregoing.

The Transaction Agreement May Be Terminated and Arena May Be Obligated to Reimburse Certain Expenses

The Transaction Agreement may be terminated at any time prior to the Closing in any of the following ways:

●	by mutual written agreement of Simplify and Arena;

●	by either Simplify or Arena upon notice to the other if:

○	Termination Scenario 1 – the Mergers have not been completed on or before the End Date, unless such party’s breach of any provision of the Transaction Agreement or the other Transaction Documents is the principal cause of, or results in, the failure of the Mergers to be completed by such time;

○	any applicable law or order making the consummation of the Mergers illegal or otherwise prohibited or enjoining Arena, Newco, Simplify or Bridge Media from consummating the Closing is in effect and has become final and non-appealable; provided that such party has complied in all material respects with its obligations to use reasonable best efforts to complete the Mergers; or

○	Termination Scenario 2 – the Arena stockholders fail to adopt the Transaction Agreement and approve the Transactions at the special meeting (including any adjournment or postponement thereof);

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●	by Simplify upon notice to Arena if:

○	Termination Scenario 3 – prior to the Arena stockholder approval having been obtained, a Change in Board Recommendation has occurred;

○	Arena has breached any of its representations or warranties or failed to perform any of the covenants or agreements contained in the Transaction Agreement, which breach or failure to perform is incapable of being cured prior to the End Date, or, if capable of being cured by the End Date, is not cured by Arena, Newco, Merger Sub 1 and Merger Sub 2 within 30 days after written notice has been given by Simplify to Arena of such breach or failure to perform; provided that Simplify and Bridge Media are not then in breach of any representation, warranty, covenant or agreement contained in the Transaction Agreement in a manner that would cause a related condition to the Closing not to be satisfied; or
○	prior to the Arena stockholder approval having been obtained, Arena has intentionally and materially breached its obligations under the provisions of the Transaction Agreement pertaining to the Arena special meeting or its obligations under the no solicitation provisions of the Transaction Agreement; or

●	by Arena upon notice to Simplify if:

○	Simplify has breached any of its representations or warranties or failed to perform any of the covenants or agreements contained in the Transaction Agreement, which breach or failure to perform is incapable of being cured prior to the End Date, or, if capable of being cured by the End Date, is not cured by Simplify and Bridge Media, as applicable, within 30 days after written notice has been given by Arena to Simplify of such breach or failure to perform; provided that Arena, Newco, Merger Sub 1 and Merger Sub 2 are not then in breach of any representation, warranty, covenant or agreement contained in the Transaction Agreement in a manner that would cause a related condition to Closing not to be satisfied;

○	Simplify has intentionally and materially breached its obligations under the provisions of the Transaction Agreement pertaining to its obligations under the no solicitation provisions of the Transaction Agreement; or

○	Termination Scenario 4 – prior to the Arena stockholder approval having been obtained, (1) the Arena Board authorizes Arena to enter into a definitive agreement relating a Superior Proposal, (2) the Arena Board has complied in all material respects with its obligations under the Transaction Agreement in respect of such Superior Proposal, and (3) substantially concurrently with the termination of the Transaction Agreement pursuant to its terms, Arena enters into a definitive agreement in respect of such Superior Proposal and pays the Expense Reimbursement to Simplify.

If the Transaction Agreement is terminated in accordance with its terms, it will become void and of no effect, without liability of any party to the Transaction Agreement (or any subsidiary of such party or any former, current or future stockholder, director, officer, employee, agent, consultant or other representative of such party or any of its subsidiaries) to any other party to the Transaction Agreement; provided that (i) certain customary provisions will survive such termination, (ii) no party will be relieved from any liabilities or damages for actual fraud or for any willful and material breach of the Transaction Agreement prior to such termination, and (iii) if the Transaction Agreement is terminated (A) by either Simplify or Arena pursuant to Termination Scenario 1 (and all of the conditions to Arena’s obligations to close, other than receipt of the requisite Arena stockholder approval, have been satisfied as of the End Date or are capable of satisfaction had the Closing occurred on the End Date) or Termination Scenario 2, (B) by Simplify pursuant to Termination Scenario 3, or (C) by Arena pursuant to Termination Scenario 4, then, in each case, Arena will promptly pay to Simplify all of the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, financial advisors, accountants, and other professional advisors) incurred by Simplify and its affiliates in connection with the Transaction Agreement, the other Transaction Documents and any of the transactions contemplated thereby, up to a maximum of $5.0 million.

Specific Performance

Under the Transaction Agreement, each party to the Transaction Agreement is entitled to specific performance or an injunction (in addition to any other remedy to which they are entitled at law or in equity) in the event of a breach or threatened breach of the Transaction Agreement.

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Background of the Transactions

The following chronology summarizes the background of the Transactions, including (i) key meetings and events leading to the signing of the Transaction Agreement and (ii) subsequent transactions between Arena and Simplify through the date of this combined proxy statement/prospectus. This chronology does not purport to catalogue every conversation of or among members of the Arena Board, Arena management, Arena’s advisors, Simplify, the Simplify board of managers, Simplify management, Simplify’s advisors or any other person. For purposes of this section, “Simplify” refers to Simplify Inventions LLC unless noted otherwise.

Over the past several years, Arena has significantly expanded its business. This expansion was funded through a combination of equity and debt. As of December 31, 2022, Arena’s aggregate indebtedness stood at approximately $114.6 million with a maturity of December 31, 2023.

Throughout this period, the Arena Board, together with Arena’s senior management, regularly reviewed and discussed opportunities to improve Arena’s capital structure, reduce leverage, increase cash flow, and grow shareholder value. Opportunities explored included, among others, capital structure adjustments, debt and equity financings, divestitures, potential business combinations, and organic growth initiatives.

Between May 2022 and June 2023, Arena’s management team engaged in discussions with Financial Party A, a financial firm focused on strategic lending introduced to Arena by a mutual business acquaintance of Arena’s Chief Executive Officer. During this period, Arena’s management held 11 meetings with Financial Party A’s representatives to discuss Arena’s business and possibilities to improve Arena’s financial condition. Several draft term sheets were discussed but none led to an agreement.

On September 8, 2022, at a meeting of the Arena Board, a decision was made to engage a financial advisor to assist with strategic opportunities and capital formation. Thereafter, Arena entered into non-disclosure agreements and engaged in exploratory conversations with three investment banking firms, including Banker A.

On October 7, 2022, pursuant to unanimous written consent by the Arena Board, Arena engaged Banker A, a leading investment bank with extensive media experience. The purpose of the engagement was to introduce potential strategic and financial partners to Arena to explore opportunities to strengthen Arena’s business and balance sheet, including the possibility for an outright sale of Arena.

From October 2022 through July 2023, Banker A, as directed by the Arena Board and Arena’s management, contacted a total of 31 strategic and financial parties. Six of the parties declined to be introduced to Arena and the remaining 25 ultimately engaged in discussions with Arena’s management. Of these 25 parties, eight were potential strategic partners and 17 were financial investors. In addition to the parties introduced to Arena by Banker A, Arena’s management met with over 20 other financial and strategic investors to discuss transaction opportunities.

During this period, Arena entered into non-disclosure agreements with 35 parties. Each of them was given a written presentation with confidential information and engaged in one or more follow-up discussions with Arena. Thereafter, each of these parties (except as otherwise described herein) either notified Arena that it was not interested in continuing the discussions, or did not respond to further outreach from Arena, and none of these discussions ultimately led to a proposal for a transaction. The most in-depth discussion was held with Financial Party B, a private equity firm which was introduced to Arena by Banker A. From December 2022 to March 2023, Financial Party B conducted preliminary business and financial due diligence on Arena, including a review of Arena’s financial model, go-forward business plan and potential acquisition pipeline. After virtual meetings held on January 6, January 12, January 30, February 3 and February 7, 2023, representatives of Arena and Financial Party B met in-person in New York City in March 2023 to progress the discussions. Following this meeting, Financial Party B elected not to continue the conversations, citing its interest in a different acquisition target.

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On March 9, 2023, a representative of Strategic Party A, a private media company, was introduced to Arena’s Chief Executive Officer through a mutual business acquaintance. From March 17, 2023 to May 25, 2023, Arena’s senior management and Strategic Party A held a number of meetings, including one in-person meeting on March 27, 2023 and seven videoconference meetings, to discuss Arena’s business and a potential investment alongside a commercial partnership. On March 30, 2023, Arena and Strategic Party A together produced an illustrative term sheet to summarize the March 27, 2023 discussions (the “March 30 Proposal”). Subsequently, Strategic Party A conducted extensive business and financial due diligence on Arena and representatives of both parties participated in numerous calls to refine and advance the March 30 Proposal.

On May 2, 2023, Arena’s Chief Executive Officer was introduced to Simplify in an initial telephone conversation. The introduction to Simplify was made by a mutual business acquaintance of Arena’s Chief Executive Officer and Simplify’s Chief Investment Officer. A confidentiality agreement between Arena and Simplify was entered into the next day, on May 3, 2023, to facilitate further discussions relating to a potential transaction.

On May 4, 2023, the Arena Board met to discuss, among other things, the status of discussions with potential financial and strategic investors and provided direction to Arena’s management team as to continued discussion and future outreach.

On May 10, 2023, Arena’s Chief Executive Officer held in-person meetings with Simplify’s management and its founder. Topics of the discussions were Arena’s business and a potential majority interest investment in Arena by Simplify.

On May 12, 2023, Arena received a non-binding memorandum of understanding (the “MOU”) from Strategic Partner A contemplating, among other things, a commercial agreement for certain advertising commitments to Arena and a $30 million cash investment by Strategic Partner A in exchange for 51% of Arena on an outstanding voting stock basis.

On May 28, 2023, Arena submitted a counterproposal to the MOU to Strategic Party A. Between May 28, 2023 and June 3, 2023, representatives of Arena and Strategic Party A held three videoconference meetings to discuss the counterproposal and progress a potential transaction. On June 3, 2023, Strategic Party A submitted a revised MOU to Arena. In the ensuing weeks, negotiations continued, and Arena delivered a revised counterproposal to Strategic Party A on June 20, 2023. On July 5, 2023, Arena, Strategic Party A, and their respective advisors held a videoconference meeting to review terms and discuss ways to advance a transaction.

Between May 2023 and July 2023, Arena’s senior management also participated in numerous meetings with Strategic Party B, a strategic investor introduced to Arena’s Chief Executive Officer by a business acquaintance. The parties discussed commercial opportunities and a strategic investment, and Strategic Party B conducted preliminary due diligence on Arena. Strategic Party B ultimately indicated that the parties’ strategic objectives differed and that further conversations were not warranted.

In July 2023, Arena’s senior management participated in a discussion with Strategic Party C, a company with which Arena was previously acquainted, to explore a possible business combination of assets and operations.

Meanwhile, in late June, Arena had provided Simplify access to Arena’s data room for the purpose of conducting financial and legal due diligence. On July 6, 2023, Arena received a proposal from Simplify for the combination of Arena and Bridge Media as New Arena, including (i) a $25 million cash equity investment into New Arena by Simplify, (ii) a $25 million credit facility to New Arena, (iii) $10 million or more in certain advertising commitments to Arena, and (iv) proposals to jointly restructure and extend Arena’s existing indebtedness (the “July 6 Proposal”).

On July 12, 2023, Arena received a subsequent revision to the MOU from Strategic Party A based on earlier discussions.

On that same day, July 12, 2023, Arena’s Chief Operating Officer and Arena’s President of Media visited representatives of Simplify at its New York office to discuss the July 6 Proposal and evaluate potential future growth opportunities for the combined company. Further meetings were held by Simplify and Arena on July 13, 2023 and July 14, 2023 to progress business and financial due diligence. On July 26, 2023, a conference call was held by the two companies to discuss the status of mutual due diligence and the preparation of a non-binding term sheet based on the July 6 Proposal.

Arena delivered this non-binding term sheet (the “Simplify Term Sheet”) to Simplify on July 27, 2023. The Simplify Term Sheet proposed a business combination of Arena and Bridge Media ascribing a value of approximately $220 million to Arena and approximately $50 million to Bridge Media, resulting in an ownership interest in New Arena for Simplify of between 52% and 54% on a pro-forma fully diluted basis when including the proposed concurrent financings.

On August 3, 2023, the Arena Board held a meeting attended by Arena’s senior management and Fenwick & West LLP (“Fenwick”), Arena’s external counsel. At this meeting, the Arena Board engaged in a detailed discussion of the status and comparative merits of various alternatives available to Arena, including possible transactions with Strategic Party A, Strategic Party C and Simplify, and possible risks, benefits, likelihood of finalizing a transaction and the anticipated timelines for each alternative. The Arena Board also discussed the proposed terms of a potential business combination with Simplify, including the respective valuations for Arena and Bridge Media, the equity ownership percentage that Simplify would hold in the combined company, and the rationale, including the infusion of additional working capital and the provision of funds to repay and restructure Arena’s existing debt, and the proposed amounts and terms of the common and preferred stock financings to be provided by Simplify to Arena. At the end of this discussion, the Arena Board determined that a potential transaction with Simplify was the most favorable path and would likely create the greatest value for Arena and its stockholders. The Arena Board then provided guidance to Arena’s management as to the further negotiation of the Simplify Term Sheet and authorized Arena’s management to proceed. In parallel, the Arena Board also instructed Arena’s management to continue negotiations with Strategic Party A.

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On August 8, 2023, Arena delivered a proposed binding letter of intent to Simplify (the “Simplify LOI”). The Simplify LOI provided, among other things, that (i) Simplify and its affiliates would receive an interest of approximately 65% in the common equity of New Arena on a pro forma fully-diluted basis in exchange for a cash investment of $25 million and the contribution of the business and assets of Bridge Media, (ii) Arena would receive a media spending commitment from Simplify and its affiliates in the amount of least $12 million per year for five years, (iii) Simplify would acquire 25,000 shares of a newly-created non-convertible Series A Preferred Stock of Arena for $25 million in cash, with a PIK annual dividend rate of 12% and a maturity of five years, and (iv) Simplify would have the right to appoint a majority of directors to the New Arena Board.

On August 9, 2023, Simplify submitted a revised draft of the Simplify LOI to Arena which accepted the proposed board composition and the contemplated 65% ownership in New Arena post-closing.

On August 11, 2023, Arena delivered a draft of the Support Agreements to Simplify, contemplating, among other things, that certain key stockholders of Arena would agree to (i) vote in favor of the Transactions, (ii) vote against any other proposal, action or agreement for an acquisition of, or change of control transaction with, Arena, and (iii) not transfer their shares of Arena during the term of the Support Agreements. The Support Agreements provided for termination 14 days after any change by the Arena Board of its recommendation for the Transactions due to receipt of a superior proposal.

On August 12, 2023, Arena delivered to Simplify further revisions to the Simplify LOI, which, among other things, provided that the parties may terminate the Simplify LOI if the Transactions were not consummated within six months of execution. On August 13, 2023, Simplify responded to Arena with its own revisions, rejecting the proposed termination provision and reducing the proposed dividend rate for the Series A Preferred Stock to 10%.

Later that same day, on August 13, 2023, the Arena Board held a meeting attended by members of Arena’s senior management and representatives of Fenwick, at which members of senior management provided an update on the negotiation status for Strategic Party A and Simplify, and described the revised terms of the Simplify LOI, and the Board discussed these revised terms in detail. A representative of Fenwick then reviewed with the Arena Board its fiduciary duties under Delaware law in connection with the proposed Transactions with Simplify. The Arena Board determined that the current terms proposed by Strategic Party A were not in the best interest of Arena’s stockholders and made the decision to pause further discussions with Strategic Party A in favor of approving the execution of the Simplify LOI.

The next day, on August 14, 2023, Arena and Simplify entered into and publicly announced the Simplify LOI. Concurrently, (i) certain stockholders of Arena collectively holding a majority of the outstanding shares of the Arena Common Stock entered into the Support Agreements, and (ii) Arena entered into an amendment to the Third Amended and Restated Note Purchase Agreement, dated December 15, 2022 (as amended, the “Note Purchase Agreement”), by and among Arena, the subsidiary guarantors party thereto, BRF Finance Co., LLC, as agent and purchaser (“BRF”), and the other purchasers from time to time party thereto to, among other things, extend the maturity date of all notes issued pursuant to the Note Purchase Agreement to December 31, 2026 (the “Arena Notes”), subject to the completion of the Transactions by December 31, 2023.

On August 31, 2023, Arena entered into an amendment (the “FSA Amendment”) to the Financing and Security Agreement, dated as of February 6, 2020 (as amended), by and among Arena, certain subsidiaries of Arena party thereto and SLR, pursuant to which (i) the maturity date was extended to December 31, 2025 and (ii) an Event of Default was added in the event the Transactions are not consummated by March 31, 2024 (or June 30, 2024, if the lenders under the Note Purchase Agreement agree to extend the closing deadline for the Transactions to March 31, 2024 or thereafter).

On September 5, 2023, Arena engaged Current Capital to undertake a study to enable it to render an opinion as to the fairness to Arena’s stockholders of a potential transaction with Simplify.

On September 6, 2023, Simplify provided Arena with a forecast for Bridge Media’s business reflecting the assessment of Simplify’s management as of such date. Arena’s management adjusted the Bridge Media Projections and such adjusted projections (the “Bridge Media Projections”) are summarized under “Certain Unaudited Prospective Financial Information.” Such adjustments included a reduction in annual revenue of 29% for the year 2024 and approximately 20% per year in subsequent years through 2028 as well as a 2% reduction in operating expenses in 2024 and cost reductions averaging in the high teens in subsequent years. These adjustments were based on management’s more conservative assumptions regarding growth in over the air advertising reflecting an assumed smaller market share of political advertising spend and a more measured ramp up of the business’s networks and social media initiatives.

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On September 8, 2023, senior management of Simplify, Simplify’s external legal counsel, Greenberg Traurig, P.A. (“Greenberg”), Simplify’s consultant FTI Consulting (“FTI”), senior management of Arena, Fenwick and Current Capital attended a meeting where Simplify provided additional information regarding the business and operations of Bridge Media. On September 12, 2023, a meeting with the same participants was held where Arena provided information regarding the business and operations of Arena, including a forecast for Arena’s business reflecting the assessment of Arena’s management as of such date, which forecast is summarized under “Certain Unaudited Prospective Financial Information.”

Fenwick delivered to Simplify, Greenberg and its external tax counsel, Morgan, Lewis & Bokius LLP, (i) on September 13, 2023, the initial draft of the Transaction Agreement, (ii) on September 14, 2023, the initial drafts of the Common Stock Subscription Agreement and the Preferred Stock Subscription Agreement, and (iii) on September 18, 2023, an initial draft of the Advertising Commitment Agreement.

In turn, Greenberg delivered to Arena and Fenwick, (i) on September 19, 2023, an initial draft of the Registration Rights Agreement, (ii) on September 25, 2023, an initial draft of the Master Airtime Services Agreement and a revised draft of the Transaction Agreement, and (iii) on October 6, 2023, an initial draft of the Nomination Agreement.

The revised draft of the Transaction Agreement delivered on September 25, 2023 provided for, among other things, the uncapped reimbursement by Arena of Simplify’s transaction expenses in the event of termination due to a change in the recommendation of Arena’s Board upon receipt of an unsolicited superior proposal. On September 30, 2023, Arena’s external legal counsel responded with a revised draft of its own which included, among other things, (i) Arena’s right to terminate the Transaction Agreement to enter into a definitive agreement relating to a superior transaction and (ii) a $3 million cap for the reimbursement. In turn, on October 9, 2023, Simplify’s external legal counsel delivered to Arena and its external legal counsel its own revised draft of the Transaction Agreement which included a $5 million cap for the reimbursement.

On October 5, 2023, Arena and its external legal counsel were provided with access to Bridge Media’s electronic data room. In the ensuing weeks, the mutual business and financial due diligence process continued up to the execution of definitive agreements on November 5, 2023.

On October 30, 2023, the Arena Board held a meeting attended by Arena’s senior management and Arena’s external legal counsel to discuss status of the Transactions and to provide guidance on acceptable terms.

To address the availability of future liquidity following consummation of the Transaction, on October 31, 2023, Arena and Simplify discussed the potential provision of a $25 million Equity Line of Credit by Simplify to Arena.

Between September 30, 2023 and November 3, 2023, the terms of the Transaction Agreement, the Common Stock Subscription Agreement, the Preferred Stock Subscription Agreement, the Advertising Commitment Agreement, the Registration Rights Agreement, the Master Airtime Services Agreement, the Nomination Agreement and other transaction documents were negotiated.

On November 3, 2023, following continued discussion, Simplify’s external counsel delivered the initial draft of a term sheet for the Equity Line of Credit to Arena and its external legal counsel, pursuant to which, concurrently with the Closing, New Arena would enter into a Stock Purchase Agreement with Simplify, on terms and conditions consistent with the term sheet, whereby Simplify would commit to the purchase of up to $20,000,000 of New Arena Common Stock at the election of New Arena.

Later that day on November 3, 2023, the Arena Board held a special meeting, attended by Arena’s senior management, Fenwick and Current Capital. In this meeting, Arena’s senior management and Fenwick provided the Arena Board with an update on the status of negotiations with Simplify and reviewed the terms of the Transaction Agreement and the key transaction documents, copies of which had been provided to the Arena Board prior to the meeting. A representative of Fenwick also reviewed the Arena Board’s fiduciary duties in connection with the Transactions. Current Capital reviewed with the Arena Board its financial analysis of the Transactions and rendered to the Arena Board an oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in preparing its opinion (attached as Annex M to this combined proxy statement/prospectus), the Exchange Ratio (as defined in such opinion) pursuant to the Transaction Agreement was fair, from a financial point of view, to the public holders of Arena Common Stock other than the Excluded Parties.

After further discussion during the November 3, 2023 special meeting, based on the factors cited in “Recommendation of the Arena Board and Its Reasons for the Transactions,” the Arena Board unanimously (i) determined that it is in the best interests of Arena and its stockholders to enter into the Transaction Agreement, the related transaction documents to which Arena is a party, and the transactions contemplated thereby; (ii) authorized, approved, adopted and declared advisable in all respects the Mergers, the Transaction Agreement and the agreement of merger and agreement and plan of merger contained in the Transaction Agreement; (iii) authorized, approved and adopted the execution, acknowledgement, delivery and performance by Arena of the Transaction Agreement, the related transaction documents to which Arena is a party and the consummation of the transactions contemplated thereby, on the terms and subject to the conditions set forth therein; (iv) directed that the Transaction Agreement be submitted to Arena’s stockholders for their consideration and vote, and (v) for the purpose of acting upon the Transaction Agreement, recommended the adoption of the Transaction Agreement by Arena’s stockholders.

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On November 4, 2023 and November 5, 2023, Arena and Simplify’s external legal counsel finalized the Transaction Agreement, the Equity Line of Credit term sheet and the other transaction documents, which were executed on November 5, 2023. On November 6, 2023, prior to the opening of trading on the NYSE American, Arena issued a press release announcing the execution of the Transaction Agreement and the other transaction documents.

On November 29, 2023, Todd Sims and Daniel Shribman, two representatives of B. Riley Financial, Inc. on the Arena Board, notified the other members of the Arena Board of (i) discussions between B. Riley Financial, Inc. and Simplify relating to the potential sale of Arena debt and equity held by B. Riley Financial, Inc. and its affiliates to Renew and Simplify respectively, as further described below (the “B. Riley Purchase Transactions”), and (ii) their intent to resign from the Arena Board, effective upon the closing of the B. Riley Purchase Transactions.

On November 29, 2023, upon the recommendation of a majority of the independent directors of the Arena Board, the Arena Board appointed Cavitt Randall and Christopher Fowler, representatives of Simplify, to fill the vacancies created by the resignation of Messrs. Sims and Shribman, effective upon the closing of the B. Riley Purchase Transactions to serve as directors until Arena’s next annual stockholders’ meeting and the election and qualification of a successor or until their earlier death, resignation or removal.

The B. Riley Purchase Transactions closed on December 1, 2023, as follows: (i) Renew entered into a Securities Purchase and Assignment Agreement (the “Securities Purchase and Assignment Agreement”) with BRF Finance Co., LLC (“BRF”) and the parties to the Note Purchase Agreement, pursuant to which Renew purchased all of BRF’s interests pursuant to the Note Purchase Agreement (including BRF’s right, title and interest in the Arena Notes, the collateral described in the Note Purchase Agreement and the proceeds of such collateral) and assumed all obligations of BRF pursuant to the Note Purchase Agreement; (ii) Bryant R. Riley, B. Riley Financial, Inc., B. Riley Asset Management LLC, certain affiliates thereof and certain other stockholders of Arena sold an aggregate of 10,512,236 shares of Arena Common Stock to Simplify for an aggregate purchase price of $30.5 million. Following the sale, Simplify holds approximately 44% of the outstanding Arena Common Stock based on 23,836,706 shares of Arena Common Stock outstanding as of December 31, 2023, (iii) Arena terminated the Support Agreements with B. Riley Securities, Inc., and certain of its affiliates and entered into a Support Agreement with Simplify with respect to the shares of Arena Common Stock purchased by Simplify, (iv) the parties to the Transaction Agreement entered into an amendment (“Amendment No. 1”) to the Transaction Agreement to reflect the B. Riley Purchase Transactions, (v) the parties to the Nomination Agreement amended the form of Nomination Agreement to be entered into by Simplify, 5-Hour and New Arena upon the Closing (for more information regarding the Nomination Agreement, see “Certain Agreements Related to the Transactions— Nomination Agreement” beginning on page 91 of this combined proxy statement/prospectus), and (vi) Arena entered into Amendment No. 2 (the “NPA Amendment”) to the Note Purchase Agreement to extend the event of default date (the “EOD Date”) for the repayment of $28.0 million in aggregate principal amount of the Arena Notes outstanding under the Note Purchase Agreement and consummation of the Transactions from December 31, 2023 to September 30, 2024.

In connection with the B. Riley Purchase Transactions, B. Riley Principal Investments, LLC, Arena and Simplify also entered into a Waiver of Liquidated Damages and Release of Claims, dated December 1, 2023, pursuant to which B. Riley Principal Investments, LLC irrevocably and unconditionally relinquished any claims to liquidated damages (or any accrued interest due thereon) that Arena had previously agreed to pay to certain purchasers of Arena’s equity securities pursuant to certain registration rights agreements and securities purchase agreements due to Arena’s failure to register shares of Arena Common Stock and timely file periodic reports as required by those agreements.

On December 5, 2023, Arena terminated the employment of Andrew Kraft, Arena’s President, Operations, and H. Robertson Barrett, Arena’s President, Media, and on December 11, 2023, the Arena Board terminated the employment of Ross Levinsohn, Arena’s Chief Executive Officer and appointed Manoj Bhargava, beneficial owner of Simplify, as Arena’s Interim Chief Executive Officer, effective immediately.

On December 11, 2023, the Arena Board also established a special transaction committee of the Arena Board consisting of Hunt Allred and Christopher Petzel, each an independent member of the Arena Board, to review and comment on the registration statement on Form S-4 relating to the Transactions, negotiate outstanding matters with Simplify and progress the Transactions to the Closing.

On December 29, 2023, Arena failed to make the interest payment due on the Arena Notes issued under the Note Purchase Agreement now held by Renew, in the amount of approximately $2,797,000, which created an event of default under the Arena Notes. The outstanding principal on the Arena Notes was approximately $110,691,000 as of December 31, 2023. Arena is currently in discussions with Renew to restructure and/or amend the Arena Notes. To allow for these negotiations with Arena, on January 5, 2024, Renew agreed, in writing, to a forbearance period through March 29, 2024, subject to Arena retaining a third-party financial restructuring firm acceptable to Renew.

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On January 2, 2024, Arena failed to make a quarterly payment due to ABG, pursuant to the Licensing Agreement, of approximately $3,750,000.

The Arena Notes Default, as well as Arena’s failure to make a quarterly payment due to ABG pursuant to the Licensing Agreement, resulted in an event of cross-default pursuant to the Arena Credit Agreement.

On January 4, 2024, the Arena Board engaged FTI to assist Arena with its turnaround plans and forge an expedited path to sustainable positive cash flow and earnings to create shareholder value. FTI is a third-party financial restructuring firm acceptable to Renew. Also on January 4, 2024, to avoid any perceived or actual conflicts of interest which may arise as part of the FTI engagement and finalization of the Transactions, Mr. Bhargava resigned as Arena’s Interim Chief Executive Officer, effective immediately, and Jason Frankl, a senior managing director of FTI, was appointed as Arena’s Chief Business Transformation Officer. Mr. Frankl has over twenty-four years of financial advisory, capital markets and corporate governance experience and reported directly to the Arena Board.

On January 18, 2024, ABG notified Arena of its intention to terminate the Licensing Agreement, effective immediately, in accordance with its rights under the Licensing Agreement. Upon such termination, a fee of $45 million became immediately due and payable by Arena to ABG pursuant to the terms and conditions of the Licensing Agreement. In addition, upon termination of the Licensing Agreement, any outstanding and unvested Arena Warrants issued to ABG in connection with the Licensing Agreement became immediately vested and exercisable. On March 18, 2024, ABG announced it had reached an agreement in principle with a third party that will become the new operator of the Sports Illustrated media business. Arena is engaging in continuing discussions with ABG and the third party regarding the timing and terms of the transition of the Sports Illustrated component of the business to the aforementioned third party. Arena continues to operate its sports vertical led by FanNation, The Spun, Athlon Sports, and the other sports Publisher Partners.

On January 18, 2024, Arena announced a plan (the “Plan”) to manage its operating expenses by implementing a reduction of approximately one-third of its current workforce (the “Reduction in Force”). The Plan is intended to reduce Arena’s operating expenses in response to challenging macroeconomic conditions and the termination of the Licensing Agreement described above. Where required, worker adjustment and retraining notification (“WARN”) shall be given. In connection with these actions, Arena estimates that it will incur approximately $5 million to $7 million in total restructuring charges, the substantial majority of which are future cash-based expenditures and substantially all of which are related to, employee severance (including WARN notice) and other termination benefits. Arena expects to execute the Plan and recognize substantially all of these charges in the first half of 2024.

On January 19, 2024, Arena received email correspondence from Ross Levinsohn tendering his resignation (the “Resignation Email”) as a member of the Arena Board. Mr. Levinsohn’s resignation was accepted by Arena on January 19, 2024. Mr. Levinsohn states that his resignation is a result of disagreement with certain actions by the Arena Board, including the Board’s approval of the Plan and the Reduction in Force. Arena disagrees with the comments in the Resignation Email. The members of the Arena Board take their fiduciary duties and responsibilities seriously. Arena’s decisions regarding operating expenses, strategic transactions, or otherwise, followed thoughtful process and deliberation and were determined to be in the best interest of Arena and its stockholders.

Also on January 19, 2024, the Arena Board appointed Jason Frankl as Interim President of Arena and appointed Cavitt Randall as Chairman of the Arena Board.

On February 14, 2024, Arena entered into a Subscription Agreement (the “Simplify Subscription Agreement”) with Simplify, pursuant to which Arena sold to Simplify in a private placement an aggregate of 5,555,555 shares of Arena Common Stock at a purchase price of $2.16 per share, a price equal to the 60-day volume weighted average price of the Arena Common Stock for an aggregate amount approximately $12.0 million to be used by Arena for working capital and general corporate purposes.

On March 13, 2024, Simplify and Arena entered into a loan agreement (the “Loan Agreement”), which provides up to $2.5 million of borrowings to be used for working capital and general corporate purposes. The loan bears an interest rate of 10% per annum, payable monthly in arrears unless otherwise demanded by the lender, and will mature on March 13, 2026. The loan is secured by certain assets of Arena. Upon closing of the Loan Agreement, Arena borrowed approximately $7.7 million, of which approximately $3.4 million was used to repay the outstanding loan balance, accrued interest, certain fees and contingency reserves under its financing and security agreement dated February 2020 with SLR. The agreement with SLR was simultaneously terminated. The remaining $4.3 million of the initial borrowing under the Loan Agreement was used for working capital and general corporate purposes.

On April 19, 2024, Sara Silverstein, was appointed as the Chief Executive Officer of Arena effective April 19, 2024. Ms. Silverstein previously served as General Manager – Finance Arena of Arena since November 2021. Also on April 19, 2024, Ms. Silverstein also entered into an executive employment agreement with Arena (the “Employment Agreement”). The Employment Agreement is terminable at will by either Arena or Ms. Silverstein. The Employment Agreement provides that Ms. Silverstein will be paid an annual base salary of $400,000, subject to annual review by the Board. Ms. Silverstein is also eligible to earn an annual bonus based on the discretion of the Arena Board. She is eligible to participate in Arena’s incentive plans and also entitled to the same employment benefits available to Arena’s other employees, as well as to the reimbursement of business expenses during her term of employment. The Employment Agreement provides for various termination events, including termination without cause or for good reason (both as defined in the Employment Agreement), pursuant to which Ms. Silverstein would be entitled to certain COBRA reimbursement and incentive equity vesting acceleration. Ms. Silverstein is also subject to restrictive covenants with respect to the solicitation of employees, solicitation of customers, use of trade secrets, and competition with us for a period of up to one year after termination of the Employment Agreement. There were no arrangements or understandings between Ms. Silverstein and any other persons pursuant to which she was selected as an officer of Arena, there are no family relationships among any of Arena’s directors or executive officers and Ms. Silverstein and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

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Also on April 19, 2024, Cavitt Randall resigned as the Chief Executive Officer of Arena in connection with the appointment of Ms. Silverstein. Mr. Randall served as Chief Executive Officer since February 13, 2024. He continues to serve as a member of the Arena Board.

On April 26, 2024, since the need for services has completed and come to its conclusion, Arena and Jason Frankl mutually agreed to end the interim management engagement with FTI. In connection with this action, Mr. Frankl, a senior managing director with FTI, no longer serves as interim Co-President and Chief Business Transformation Officer of Arena. Mr. Frankl served as interim Co-President since January 23, 2024 and as Chief Business Transformation Officer of Arena since January 5, 2024. Mr. Frankl and FTI continue to be available to the Arena Board and management to ensure a smooth transition of responsibilities.

Also on April 26, 2024, in connection with the departure of Mr. Frankl described above, Manoj Bhargava, previously serving as Arena’s Co-President, will serve as President effective April 26, 2024. There were no changes in the compensation of Mr. Bhargava in connection with his change in title.

Effective May 9, 2024, Douglas Smith was given notice of his separation from Arena and will continue to serve as Chief Financial Officer of Arena through August 7, 2024.

Recommendation of the Arena Board and Its Reasons for the Transactions

At a meeting on November 3, 2023, the Arena Board unanimously determined that it is in the best interests of Arena and its stockholders to enter into the Transaction Agreement, approved and adopted the Transaction Agreement, approved the execution, delivery and performance by Arena of the Transaction Agreement and the consummation of the Transactions, including the Mergers, and recommended adoption of the Transaction Agreement by the Arena stockholders. The Arena Board recommends that the stockholders of Arena vote FOR the Transactions Proposal to adopt the Transaction Agreement and approve the Transactions, including the Mergers.

In evaluating the Transaction Agreement and the Transactions, the Arena Board consulted with management, as well as Arena’s external legal counsel and its financial advisor, and considered a number of factors, weighing both the perceived benefits and the potential risks of the Transactions.

The Arena Board considered the following factors (not in any relative order of importance) that it believes support its determinations and recommendation:

●	the financial condition, competitive position and long-range plan of Arena and the risks associated with continuing to operate on a stand-alone basis. Specifically, the Arena Board considered the need for Arena to diversify and meet changing customer requirements, including the creation, distribution and monetization of premium video content across all linear, digital and connected ecosystems. The Arena Board also considered Arena’s ability to address these needs through certain strategic alternatives, as well as the recent challenges in pursuing them.

●	the Arena Board’s belief that the Transactions are more favorable to Arena and its stockholders than the potential (risk adjusted) value of available strategic alternatives, after (i) a thorough review of such strategic alternatives and (ii) discussions with Arena’s senior management and financial advisors;

●	the Arena Board’s belief that, as a result of the arm’s length negotiations with Simplify and its representatives, the negotiated terms of the Transaction Agreement include the most favorable terms to Arena in the aggregate that were reasonably achievable and which are consistent with other similar transactions;

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●	the Arena Board’s belief that the value of approximately $208 million ascribed to Bridge Media and the related advertising spend commitment provides existing Arena stockholders a significant opportunity to participate in the potential growth of the combined company following the mergers;

●	the Arena Board’s belief, that the video programming, distribution, and production assets of Bridge Media, including its two 24-hour networks, NEWSnet and Sports News Highlights, as well as the automotive and travel properties Driven Automotive and TravelHost, will further expand Arena’s vertical business ecosystems and facilitate its realization of significant revenue and cost synergy opportunities, enhanced revenue and free cash flow growth, and permit access to a wider range of customers across all linear, digital and connected ecosystems;

●	the Arena Board’s view, following a review with Bridge Media’s management and advisors, of the likelihood that the combined company would become a diversified, multi-platform, well-capitalized organization with greater scale, expanded margins and an accelerated path to profitability;

●	Bridge Media’s experienced management team;

●	commitment by Simplify to spend no less than an aggregate of $12.0 million per year, net of any agency commissions or similar fees, to purchase advertising inventory across any digital online and video property owned or operated by Arena during the five-year period following the Closing;

●	Arena’s ability to utilize a portion of the proceeds from the Transactions to repay and potentially restructure the existing debt held by Renew;

●	the infusion of approximately $17.0 million in additional working capital to Arena as a result of the Transactions; and

●	the oral opinion of Current Capital (subsequently confirmed in writing) rendered to the Arena Board on November 3, 2023, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in preparing its opinion (attached as Annex M to this combined proxy statement/prospectus), the Exchange Ratio (as defined in such opinion) pursuant to the Transaction Agreement was fair, from a financial point of view, to the public holders of Arena Common Stock (other than the Excluded Parties), as more fully described below under the caption “—Opinion of Current Capital Securities LLC.”

In evaluating certain actions subsequent to November 3, 2023, including the B. Riley Purchase Transactions, entry into the Simplify Purchase Agreement, the changes in Arena’s management team, and the failure to make interest payments on the Arena Notes and the quarterly payment due to ABG, the Arena Board considered the Transactions and the potential impact of such actions on the ability to consummate the Transactions.

Unaudited Prospective Financial Information

Arena does not make public long-term projections as to future revenues, earnings or other results of Arena’s business. This is due to, among other reasons, the unpredictability of long-term financial performance and uncertainty of underlying assumptions and estimates. However, in connection with Arena’s evaluation of the Transactions, Arena management prepared unaudited prospective financial information relating to Arena on a stand-alone, pre-Transactions basis; unaudited prospective financial information relating to Bridge Media’s business on a stand-alone, pre-Transactions basis, based on projections provided by Bridge Media, as adjusted by Arena management (as discussed in more detail in the section of this proxy statement captioned “— Background of the Transactions”); and unaudited prospective pro forma financial information for New Arena after the Transactions. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that any of Arena, Bridge Media or any other provider or recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by the management of Arena with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Arena’s and Bridge Media’s business, all of which are difficult to predict and many of which are beyond Arena’s or Bridge Media’s control. Many of these assumptions are subject to change. The unaudited prospective financial information does not reflect revised prospects for Arena’s business or Bridge Media’s business, changes in general business, economic, market and financial conditions or any other transaction, event or impact that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. As a result, there can be no assurance that the results reflected in the unaudited prospective financial information will be realized or that actual results will not materially vary from this unaudited prospective financial information. In addition, because the unaudited prospective financial information of Arena and Bridge Media covers multiple years, such information becomes by its nature less predictive with each successive year. Therefore, the inclusion of the unaudited prospective financial information in this combined proxy statement/prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

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The unaudited prospective financial information presented below should be read in light of the risks described under “Risk Factors” beginning on page 28 of this combined proxy statement/prospectus. As all prospective financial information is forward-looking in nature, it is expressly qualified in its entirety by the “Cautionary Note Regarding Forward-Looking Statements” beginning on page 49 of this combined proxy statement/prospectus.

The unaudited prospective financial information was not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board for preparation and presentation of prospective financial information, but was prepared, in the view of Arena management, on a reasonable basis, reflects the best available estimates and judgments at the time of preparation, and presents, to the best of Arena management’s knowledge and belief at the time of preparation, the expected course of action and the expected future financial performance of Arena, Bridge Media and New Arena after giving effect to the Transactions. Neither Arena’s independent registered public accounting firm nor Bridge Media’s independent accountants, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or the achievability of the results reflected in such information, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. Accordingly, neither Arena’s independent registered public accounting firm nor Bridge Media’s independent accountants, nor any other independent accountants, provide any form of assurance with respect thereto for the purpose of this combined proxy statement/prospectus. Any reports of Arena’s independent registered public accounting firm or Bridge Media’s independent accountants included in this combined proxy statement/prospectus relates to Arena’s and Bridge Media’s previously issued historical financial statements. Such report does not extend to the prospective financial information in this combined proxy statement/prospectus and should not be read to do so.

The Arena Projections (as defined below) and the Pro Forma Projections (as defined below), while presented with numerical specificity, necessarily were based on numerous variables, assumptions and judgments, including, but not limited to, those relating to general business, economic, competitive, market and financial conditions and other future events, as well as matters specific to Arena’s business, all of which are difficult to predict and many of which are beyond Arena’s control. The increases in annual revenue in the Pro Forma Projections for the years 2024 through 2028 were based on management’s assumptions regarding growth for digital revenue offset by expected declines in print revenue. The Pro Forma Projections assumed a 9% increase in digital revenue in 2024 driven by digital advertising, licensing, syndication and e-commerce growth but offset by digital subscription declines. The growth in digital revenue is expected to be partially offset by declines in print advertising and subscriptions, reflecting industry-wide trends in print publishing. The result is an expectation of a 4% increase in total revenue in 2024. In subsequent years, digital revenue is expected to grow by a percentage in the moderate to mid-single digits while print revenue declines are projected to remain constant, resulting in growth rates in total revenues of 4% declining to 3% in later years. Adjusted EBITDA in 2024 is expected to increase by approximately 31% due largely to the full effect of reductions in headcount implemented in 2023. In subsequent years, growth in Adjusted EBITDA is anticipated to be in the high single digits declining to low single digits as contribution from the projected expanding digital components of the business are expected to more than offset the impact of the declining contribution from the print business. Unlevered Net Income is expected to be just above breakeven in 2024, reflecting the expected improvement in Adjusted EBITDA and a decline in stock-based compensation. In subsequent years, it is anticipated that the increases in Unlevered Net Income will be smaller than the increases in Adjusted EBITDA due to an expectation of modestly rising depreciation and amortization expenses. Growth in Unlevered Free Cash Flow is anticipated to be similar to the increases expected in Adjusted EBITDA in 2024 and later years as the capital expenditures (largely capitalized web development costs) are expected to remain at current levels throughout the period. The termination of the Licensing Agreement and the permanent loss of Arena’s rights to operate the Sports Illustrated media business and any other changes, circumstances, developments or events that have occurred (or information that has become available) after the date such unaudited prospective financial information was prepared, are not reflected in the unaudited prospective financial information.

Non-GAAP financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures under SEC rules and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided reconciliations of the non-GAAP financial measures included in the management projections provided to Current Capital (for purposes of its financial analysis as described in “—Opinion of Current Capital Securities LLC” beginning on page 77 of this combined proxy statement/prospectus) to the most directly comparable GAAP financial measures.

Readers of this combined proxy statement/prospectus are cautioned not to unduly rely on the unaudited prospective financial information. Arena stockholders are urged to review this combined proxy statement/prospectus for a description of the reported results of operations, financial condition and capital resources of Arena and Bridge Media. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such information was prepared. Arena has not updated and does not intend to update or otherwise revise the unaudited prospective financial information to reflect circumstances existing after the date when such information was prepared or to reflect the occurrence of future events, except to the extent required by applicable law. Arena has made no representation concerning the unaudited prospective financial information, in the Transaction Agreement or otherwise, to Simplify, Bridge Media, Arena stockholders or any other person.

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Certain Additional Information regarding Unaudited Prospective Financial Information with respect to Bridge Media

Simplify and Bridge Media do not, as a matter of course, disclose long-term projections in respect of Bridge Media due to, among other reasons, the unpredictability of long-term financial performance and uncertainty of the underlying assumptions and estimates. The Bridge Media Projections (as defined below) were not prepared with a view to public disclosure and are included in this combined proxy statement/prospectus only to give you access to the information that was made available by Simplify and Bridge Media to Arena in connection with its review of the Transactions and by Arena, in whole or in part, to Current Capital, its financial advisor, for purposes of Current Capital’s financial analyses and opinion.

The Bridge Media Projections were not prepared with a view to compliance with GAAP, the published guidelines of the SEC (including those regarding projections, forward-looking statements and the use of non-GAAP measures), or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Arena’s independent registered public accounting firm, nor Bridge Media’s independent accountants, nor any other independent registered public accounting firm, has compiled, examined, or performed any procedures with respect to the Bridge Media Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Bridge Media Projections. The Bridge Media Projections were prepared solely for internal use of Simplify, Bridge Media and Arena and Arena’s financial advisor and are subjective in many respects.

The development of the Bridge Media Projections entailed numerous assumptions about Bridge Media’s industries, markets, products and services at a point in time. Although the Bridge Media Projections are presented with numerical specificity, the Bridge Media Projections reflect assumptions, estimates and judgments as to future events made by the management of Simplify and Bridge Media and that it believed were reasonable at the time the Bridge Media Projections were prepared, taking into account the relevant information available to Simplify’s and Bridge Media’s management at the time. Important factors that may affect actual results and cause the results to be different from the Bridge Media Projections include the ultimate timing, outcome and results of integrating the operations of Bridge Media and Arena, general economic, financial, political, legal, regulatory and industrial conditions, changes in customer behavior, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in tax laws or accounting rules, changes in government regulations and regulatory requirements, costs and availability of resources and other matters described in the section “Risk Factors” beginning on page 28 of this combined proxy statement/prospectus, all of which are difficult to predict and subject to change and many of which are beyond the control of Simplify and Bridge Media. As the Bridge Media Projections are forward-looking statements, see also “Cautionary Note Regarding Forward-Looking Statements” beginning on page 49 of this combined proxy statement/prospectus.

In addition, the Bridge Media Projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the Transactions or any changes to Bridge Media’s operations or strategy that may be implemented after completion of the Transactions. Consequently, the inclusion of the Bridge Media Projections in this combined proxy statement/prospectus should not be regarded as an indication that the Bridge Media Projections will be necessarily predictive of actual future events, and they should not be relied on as such. Actual results may be materially different from those contained in the Bridge Media Projections. In addition, because the Bridge Media Projections cover multiple years and extend many years into the future, such information by its nature becomes less predictive with each successive year. As a result, the Bridge Media Projections cannot be considered predictive of actual future operating results, nor should they be construed as financial guidance, and this information should not be relied on as such.

No one has made or makes any representation to any stockholder regarding the information included in the Bridge Media Projections and neither Simplify nor Bridge Media has made any representation to Arena regarding the information included in the Bridge Media Projections.

Arena’s Standalone Projections

In connection with the evaluation of the Transactions, Arena’s management prepared a preliminary financial forecast in September 2023 relating to Arena on a standalone, pre-Transactions basis for the fiscal years ending December 31, 2024 through 2028 (the “Arena Projections”). The Arena Projections were provided to the Arena Board in connection with its consideration of the Transactions and were used by Current Capital in connection with its financial analysis for purposes of its fairness opinion (as described in more detail in the section of this proxy statement captioned “— Opinion of Arena’s Financial Advisor”). The Arena Projections were also provided to Simplify and Bridge Media in connection with their due diligence review of Arena.

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The following table presents a summary of the Arena Projections.

($ in millions)	CY2024E	CY2025E	CY2026E	CY2027E	CY2028E
Revenue	$266.8	$276.2	$285.0	$294.3	$303.3
Adjusted EBITDA(1)	$29.1	$31.6	$33.8	$35.7	$36.7
EBIT(2)	$0.3	$1.5	$2.4	$2.9	$2.6
Unlevered Net Income(3)	$0.3	$1.5	$2.4	$2.9	$2.6
Unlevered Free Cash Flow(4)	$24.6	$27.1	$29.3	$31.2	$32.2

(1)	Adjusted EBITDA is a non-GAAP financial measure defined as net loss or income adjusted to exclude interest, taxes, depreciation and amortization and stock-based compensation.
(2)	EBIT is a non-GAAP financial measure defined as net loss or income adjusted to exclude taxes and interest expense.
(3)	Unlevered Net Income is a non-GAAP financial measure defined as net loss or income adjusted to exclude interest expense.
(4)	Unlevered Free Cash Flow is a non-GAAP financial measure defined as EBITDA less capital expenditures and plus any decrease (and minus any increase) in working capital.

Bridge Media’s Standalone Projections

On September 6, 2023, Simplify management provided Arena with unaudited prospective financial information of Bridge Media relating to Bridge Media on a standalone, pre-Transactions basis for the fiscal years ending December 31, 2024 through 2028.

The Bridge Media Projections, as adjusted by Arena management (as discussed in more detail in the section of this proxy statement captioned “— Background of the Transactions”) (the “Bridge Media Projections”) were provided to the Arena Board in connection with its consideration of the Transactions, and were used by Current Capital in connection with its financial analysis for purposes of its fairness opinion (as described in more detail in the section of this proxy statement captioned “— Opinion of Arena’s Financial Advisor”).

The following table presents a summary of the Bridge Media Projections.

($ in millions)	CY2024E	CY2025E	CY2026E	CY2027E	CY2028E
Revenue	$32.5	$39.0	$50.4	$55.0	$72.6
EBITDA(1)	$2.1	$12.8	$19.8	$22.7	$35.9
EBIT(2)	$1.2	$10.6	$17.5	$20.3	$34.1
Unlevered Net Income(3)	$1.2	$10.6	$17.5	$20.3	$34.1
Unlevered Free Cash Flow(4)	$(1.7)	$12.6	$18.0	$21.3	$31.8

(1)	EBITDA is a non-GAAP financial measure defined as net loss or income adjusted to exclude interest, taxes, depreciation and amortization.
(2)	EBIT is a non-GAAP financial measure defined as net loss or income adjusted to exclude taxes and interest expense.
(3)	Unlevered Net Income is a non-GAAP financial measure defined as net loss or income adjusted to exclude interest expense.
(4)	Unlevered Free Cash Flow is a non-GAAP financial measure defined as EBITDA less capital expenditures and plus any decrease (and minus any increase) in working capital.

Projected Synergies and Pro Forma Projections

In connection with the evaluation of the Transactions, Arena’s management, together with Simplify’s and Bridge Media’s management, prepared a preliminary financial forecast in September 2023 relating to New Arena after the Transactions for the fiscal years ending December 31, 2024 through 2028, which was exclusive of projected synergies (the “Ex-Synergy Pro Forma Projection”). At the same time, a financial forecast with projected synergies of the proposed combination was developed (the “Synergy Pro Forma Projections” and, together with the Ex-Synergy Pro Forma Projections, the “Pro Forma Projections”). The Pro Forma Projections were provided to the Arena Board in connection with its consideration of the Transactions and were used by Current Capital in connection with its financial analysis for purposes of its fairness opinion (as described in more detail in the section of this proxy statement captioned “— Opinion of Arena’s Financial Advisor”).

The Synergy Pro Forma Projections were based on expectations that some of the brands developed at Bridge Media could be leveraged on Arena’s platform, such as Driven Automotive, TravelHost and NEWSnet, and some of the brands on Arena’s platform, such as TheStreet.com, Men’s Journal and Parade, could be included on Bridge Media’s network. In addition, it was expected that the sales organizations and content development resources of both organizations could be leveraged to improve efficiencies. As these assumptions were more high level, they were reflected as a single line item in the Synergy Pro Forma Projections under Unlevered Free Cash Flow. The projected synergies are not reflected in the Arena Projections or the Bridge Media Projections, because the Arena Projections and the Bridge Media Projections were prepared on a standalone basis for each of Arena and Bridge Media without giving effect to the Transactions. The Synergy Pro Forma Projections have not been adjusted to reflect the termination of the Licensing Agreement and the permanent loss of Arena’s rights to operate the Sports Illustrated media business, and any other changes, circumstances, developments or events that have occurred (or information that has become available) after the Synergy Pro Forma Projections were prepared in September 2023.

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The following table presents a summary of the Ex-Synergy Pro Forma Projections.

($ in millions)	CY2024E	CY2025E	CY2026E	CY2027E	CY2028E
Revenue	$299.3	$315.1	$335.4	$349.3	$375.9
Adjusted EBITDA(1)	$31.2	$44.3	$53.5	$58.3	$72.7
EBIT(2)	$1.5	$12.1	$19.9	$23.3	$36.7
Unlevered Net Income(3)	$1.5	$12.1	$19.9	$23.3	$36.7
Unlevered Free Cash Flow(4)	$20.4	$37.2	$44.8	$50.0	$61.6

(1)	Adjusted EBITDA is a non-GAAP financial measure defined as net loss or income adjusted to exclude interest, taxes, depreciation and amortization and stock-based compensation.
(2)	EBIT is a non-GAAP financial measure defined as net loss or income adjusted to exclude taxes and interest expense.
(3)	Unlevered Net Income is a non-GAAP financial measure defined as net loss or income adjusted to exclude interest expense.
(4)	Unlevered Free Cash Flow is a non-GAAP financial measure defined as EBITDA less capital expenditures and plus any decrease (and minus any increase) in working capital.

The following table presents a summary of the Synergy Pro Forma Projections.

($ in millions)	CY2024E	CY2025E	CY2026E	CY2027E	CY2028E
Synergies	$15.0	$15.8	$16.8	$17.5	$18.8

Opinion of Current Capital Securities LLC

On November 3, 2023, at a meeting of the Arena Board, Current Capital rendered its oral opinion to the Arena Board, subsequently confirmed in writing, as to the fairness, from a financial point of view, as of such date, to the holders of Arena Common Stock of the consideration to be paid for such shares of Arena Common Stock (for purposes of such opinion and this summary, other than Simplify and its affiliates (the “Excluded Parties”)) pursuant to the Transaction Agreement (without giving effect to any impact of the transactions contemplated by the Transaction Agreement on any particular Arena stockholder other than in its capacity as a holder of Arena Common Stock), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in preparing its opinion.

The full text of Current Capital’s written opinion, dated November 3, 2023, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital in connection with the opinion, is attached to this combined proxy statement/prospectus as Annex M. The summary of Current Capital’s opinion in this combined proxy statement/prospectus is qualified in its entirety by reference to the full text of Current Capital’s written opinion. Current Capital’s opinion was provided for the information and assistance of the Arena Board and the opinion does not constitute a recommendation as to how any Arena stockholder should vote or act with respect to the Transactions or any other matter. The opinion (and the summary of the opinion included in this combined proxy statement/prospectus) does not reflect changes, circumstances, developments, or events that may have occurred or may occur (or information that may become, or may have become, available) after the date of the opinion, including changes in the operations and prospects of Arena, Bridge Media, or New Arena, updated financial projections, regulatory or legal changes, the termination of the Licensing Agreement (and the associated termination fee that is due as a result), the permanent loss of Arena’s rights to operate the Sports Illustrated media business, the Arena Notes Default, general market and economic conditions and other factors.

In arriving at its opinion, Current Capital, among other things:

●	reviewed a draft, dated November 2, 2023, of the Transaction Agreement;

●	reviewed certain publicly available business and financial information relating to Arena;

●	reviewed certain historical financial information and other data relating to Arena that were provided to Current Capital by the management of Arena, approved for Current Capital’s use by Arena, and not publicly available;

●	reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Arena that were provided to Current Capital by the management of Arena, approved for Current Capital’s use by Arena, and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2023, through December 31, 2028, prepared by the management of Arena;

●	reviewed certain historical financial information and other data relating to Bridge Media that were provided to Current Capital by the management of Bridge Media, approved for Current Capital’s use by Arena, and not publicly available;

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●	reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Bridge Media that were provided to Current Capital by the management of Arena, approved for Current Capital’s use by Arena, and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2024, through December 31, 2028, prepared by the management of Bridge Media and adjusted by the management of Arena;

●	reviewed certain estimates of synergies (collectively, the “Transaction Effects”), in each case, for the fiscal years ending December 31, 2024, through December 31, 2028, prepared by the management of Arena and approved for Current Capital’s use by Arena;

●	conducted discussions with members of the senior management of Arena, Simplify, and Bridge Media concerning their respective businesses, operations, historical financial results, and financial prospects, the Transaction Effects, and the transactions contemplated by the Transaction Agreement;

●	reviewed current and historical market prices of the Arena Common Stock;

●	reviewed certain financial and stock market data of Arena and compared that data with similar publicly available data for certain other companies;

●	reviewed certain pro forma effects relating to the transactions contemplated by the Transaction Agreement, including the effects of anticipated financings, prepared by management of Arena and approved for Current Capital’s use by Arena; and

●	conducted such other financial studies, analyses and investigations, and considered such other information, as Current Capital deemed necessary or appropriate.

In connection with Current Capital’s review, with Arena’s consent, Current Capital assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to, discussed with, or reviewed by Current Capital for the purpose of its opinion. In addition, with Arena’s consent, Current Capital did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Arena or any of the other parties to the Transaction Agreement, or any of their respective subsidiaries, nor was Current Capital furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, Transaction Effects, and pro forma effects referred to above, Current Capital assumed, with Arena’s consent and based on advice of management of Arena, that they have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of Arena and Simplify as to the future financial performance of Arena and the other parties to the Transaction Agreement (including the Transaction Effects and pro forma effects) and will be achieved at the times and in the amounts projected. Current Capital expressed no opinion with respect to such forecasts or estimates (including any Transaction Effects or pro forma effects). Current Capital also assumed that the Transactions will have the tax consequences described in discussions with, and materials furnished to Current Capital by, representatives of Arena and Simplify. Current Capital’s opinion did not address any legal, regulatory, taxation, or accounting matters, as to which Current Capital understood that Arena obtained such advice as Arena deemed necessary from qualified professionals, and Current Capital assumed the accuracy and veracity of all assessments made by such advisors to Arena with respect to such matters. Current Capital’s opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to Current Capital as of, the date of Current Capital’s written opinion and Current Capital’s opinion speaks only as of the date thereof.

Current Capital’s opinion did not address Arena’s underlying business decision to engage in the Transactions or any related transaction, the relative merits of the Transactions or any related transaction as compared to other business strategies or transactions that might be available to Arena, or whether the consideration to be received by the stockholders of Arena pursuant to the Transaction Agreement represents the best price obtainable. In connection with Current Capital’s engagement, Current Capital was not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, Arena or any other alternative transaction. Current Capital also expressed no view as to, and Current Capital’s opinion does not address, the solvency of Arena or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. Current Capital’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to the public holders of Arena Common Stock (other than the Excluded Parties) of the Exchange Ratio pursuant to the Transaction Agreement. Current Capital was not asked to, and did not, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified therein, of the Transaction Agreement or any related documents or the form of the Transactions or any related transaction (including any agreement or transaction between any Excluded Party and Arena or any other party to the Transaction Agreement), including the fairness of the Transactions to, or any consideration received in connection therewith by, any Excluded Parties, the holders of any class of securities, creditors, or other constituencies of Arena, Simplify, or any of their respective affiliates. Current Capital was not asked to, and did not, offer any opinion with respect to any ongoing obligations of Arena, Newco, or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, preemptive rights, registration rights, voting rights, or otherwise) contained in any agreement related to the Transactions or under applicable law, any allocation of the consideration (or any portion thereof) payable in connection with the Transactions, or the fair market value of Arena, Newco, any other party to the Transaction Agreement, the Arena Common Stock, or the New Arena Common Stock. In addition, Current Capital expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Transactions, any Excluded Parties, or any class of such persons, whether relative to the Exchange Ratio or otherwise. Current Capital’s opinion should not be construed as creating any fiduciary duty on the part of Current Capital (or any of its affiliates) to any party. Current Capital expressed no opinion as to what the value of the New Arena Common Stock will be when issued pursuant to the Transactions or the prices at which the New Arena Common Stock or Arena Common Stock will trade at any time. In rendering its opinion, Current Capital assumed, with Arena’s consent, that except as would not be in any way meaningful to Current Capital’s analysis: (i) the final executed form of the Transaction Agreement would not differ from the draft that Current Capital reviewed, (ii) the representations and warranties of the parties to the Transaction Agreement, and the related documents, are true and correct, (iii) the parties to the Transaction Agreement, and the related documents, will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Transaction Agreement and the related documents, and (iv) the transactions will be consummated in accordance with the terms of the Transaction Agreement and related documents, without any waiver or amendment of any term or condition thereof. Current Capital also assumed, with Arena’s consent, that all governmental, regulatory, or other third-party consents and approvals necessary for the consummation of the transactions or otherwise contemplated by the Transaction Agreement will be obtained without any adverse effect on Arena or any other party to the Transaction Agreement, or on the expected benefits of the transactions, in any way meaningful to Current Capital’s analysis.

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Current Capital’s opinion was provided for the information and assistance of the Arena Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the transactions contemplated by the Transaction Agreement and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any other matter.

Committed Equity Facility

Current Capital was advised that Newco might enter into an agreement whereby Simplify (or an affiliate thereof) would agree to invest, at New Arena’s request, up to $20 million in the aggregate in New Arena Common Stock from time to time during the 12 months following the Closing of the Transactions. Given the uncertainty regarding the timing and amount of such investment, among other factors, Current Capital did not consider this potential investment in its quantitative analysis.

Summary of Current Capital’s Financial Analysis

The following is a summary of the material financial analyses delivered by Current Capital to the Arena Board in connection with rendering the opinion described above. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Current Capital, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Current Capital. Current Capital may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Current Capital’s view of the actual value of Arena. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Current Capital. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Current Capital’s financial analyses and its opinion.

In performing its analyses, Current Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Arena or any other parties to the Transactions. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the parties to the Transaction Agreement, Current Capital, or any other person assumes responsibility if future results are materially different from those forecasted. In addition, these analyses do not purport to be appraisals or reflect the prices at which businesses or securities may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 14, 2023 (the last trading day before the public announcement of Arena’s strategic agreement with respect to the Transaction and certain related matters) and is not necessarily indicative of current market conditions.

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Selected Public Companies Analysis

Current Capital reviewed certain financial data for selected public companies (the “Selected Public Companies”) with publicly traded equity securities that Current Capital deemed relevant for purposes of this analysis based on various factors, including selected digital media and advertising technologies companies, in each case, with $1 billion of annual revenue or less. The financial data reviewed included:

●	market capitalization;

●	enterprise value;

●	cash and short term investments;

●	revenue for the last twelve months (as of October 31, 2023, for the Selected Public Companies) (“LTM revenue”);

●	enterprise value (“EV”) as a multiple of estimated revenue for the 2023 calendar year (“2023E revenue”);

●	EV as a multiple of estimated revenue for the 2024 calendar year (“2024E revenue”); and

●	EV as a multiple of estimated revenue for the 2025 calendar year (“2025E revenue”).

The financial data referenced above for Arena and the Selected Public Companies are summarized in the table below:

($ in millions)
Company	Market Cap	Enterprise Value	Cash & ST Invest.	LTM Revenue	EV / 2023E Revenue	EV / 2024E Revenue	EV / 2025E Revenue
The Arena Group Holdings, Inc.	$80	$204	$5	$229	0.8x	0.8x	0.7x

All Selected Public Companies
Mean	$466	$520	$145	$448	1.0x	0.9x	0.8x
Median	$243	$436	$74	$383	0.9x	0.8x	0.8x

Digital Media ≤ $1B Revenue
BuzzFeed, Inc.	$46	$234	$41	$383	0.6x	0.6x	0.6x
Townsquare Media, Inc.	$142	$661	$50	$465	1.4x	1.3x	1.3x
Future plc	$1,252	$1,789	$38	$1,022	1.9x	1.8x	1.8x

Mean	$480	$895	$43	$623	1.3x	1.3x	1.2x
Median	$142	$661	$41	$465	1.4x	1.3x	1.3x

Advertising Technology ≤ $1B Revenue
illumin Holdings Inc.	$56	$12	$50	$97	0.1x	0.1x	0.1x
Perion Network Ltd.	$1,169	$695	$483	$692	0.9x	0.8x	0.8x
PubMatic, Inc.	$582	$436	$171	$258	1.7x	1.5x	1.3x
QuinStreet, Inc.	$619	$550	$74	$581	1.0x	0.9x	0.8x
Tremor International Ltd	$243	$189	$195	$335	0.6x	0.5x	0.4x
Viant Technology Inc.	$83	$110	$204	$202	0.5x	0.4x	0.4x

Mean	$459	$332	$196	$361	0.8x	0.7x	0.6x
Median	$413	$313	$183	$296	0.7x	0.7x	0.6x

Current Capital observed that the Selected Public Companies had a median EV/2023E revenue multiple of 0.9x and a median EV/2024E revenue multiple of 0.8x.

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Based on the results of this analysis, Current Capital selected reference ranges of Arena trading multiples of 0.6x to 1.0x for EV/2023E revenue and for EV/2024E revenue, reflecting a +/- 0.2x band around Arena’s trading multiple of 0.8x for each of EV/2023E revenue and EV/2024E revenue prior to the announcement of a potential Transaction, to calculate an indicative range of implied equity value of Arena on a stand-alone public market trading basis (excluding the Transaction Effects), which is shown in the following table:

($ in millions)	EV Multiple		Implied Equity Value
	Low	High	Low	High
EV / CY 2023E Revenue	0.6x	1.0x	$41.9	$144.6
EV / CY 2024E Revenue	0.6x	1.0x	$47.9	$154.6
Average			$44.9	$149.6

Current Capital also performed an analysis of the combined company, utilizing the same Selected Public Companies, and relying on the financial projections provided and approved for Current Capital’s use by Arena’s senior management and the $60 million of guaranteed media spend over five years that is contemplated by the Transaction Documents.

Based on the results of this analysis, Current Capital selected reference ranges of trading multiples for the combined company of 1.1x to 1.5x for EV/2023E revenue and for EV/2024E revenue (reflecting a 0.5x premium above the standalone Arena valuation given the pro forma deleveraging, and increased scale and distribution, which were expected to have a positive impact on the value of the combined company), to calculate an indicative range of implied equity value of the combined company, which is shown in the following table:

($ in millions)	EV Multiple		Implied Equity Value
	Low	High	Low	High
EV / 2023E Revenue	1.1x	1.5x	$195.8	$300.5
EV / 2024E Revenue	1.1x	1.5x	$237.0	$356.8
Average			$216.4	$328.6

Applying the foregoing analyses, Current Capital then calculated the implied range of Arena equityholders’ pro forma ownership percentage in the combined company. The low end of the range of Arena equityholders’ pro forma ownership percentage in the combined company was calculated using the low end of the equity value range of Arena under the foregoing analyses compared to the high end of the equity value range of the combined company under the foregoing analyses, and the high end of the range was calculated using the high end of such equity value range of Arena compared to the low end of such equity value range of the combined company. This calculation indicated a range of Arena equityholders’ pro forma ownership percentage in the combined company of between 20.7% and 45.5%, as compared to Arena equityholders’ pro forma ownership percentage in the combined company based on the Exchange Ratio provided for in the Transaction Agreement of 35%.

Selected Precedent Transactions Analysis

Current Capital reviewed and analyzed certain financial metrics associated with selected precedent merger and acquisition transactions that Current Capital deemed relevant for purposes of analyzing the implied equity value of Arena on a change-of-control basis. These transactions involved precedent transactions of up to $500 million in either the print and digital media or advertising technologies categories. Current Capital calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on each company’s publicly available financial filings and certain other publicly available information), which are summarized in the table below:

($ in millions)
				EV / LTM
Date Announced	Acquirer	Target	Enterprise Value	Revenue
Jun-23	Fortress Investment Group	Vice Media	$350	0.6x
Jun-23	Neptune Retail Solutions	Quotient Technology	$461	1.7x
Feb-23	Penske Media (20% stake)	Vox Media	$500	0.8x
May-19	Authentic Brands Group	Sports Illustrated	$110	0.5x
Nov-18	Family Office	Fortune Magazine	$150	1.5x
Sep-18	Marc Benioff	TIME Magazine	$190	1.1x

		Mean	$294	1.0x
		Median	$270	1.0x

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Based on the results of this analysis, Current Capital selected reference ranges of Arena trading multiples of 0.6x to 1.0x for EV/2023E revenue. This analysis indicated the below reference ranges of the implied equity value for Arena on a change-of-control basis (excluding the Transaction Effects):

($ in millions)	EV Multiple		Implied Equity Value
	Low	High	Low	High
EV / 2023E Revenue	0.6x	1.0x	$41.9	$144.6

Current Capital also reviewed and analyzed certain financial metrics associated with selected precedent merger and acquisition transactions that Current Capital deemed relevant for purposes of analyzing the implied equity value of the combined company on a change-of-control basis. These transactions involved precedent transactions of up to $500 million in either the print and digital media or advertising technologies categories. For purposes of this analysis, Current Capital included additional transactions, including during a stronger economic environment prior to 2022. Current Capital calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on each company’s publicly available financial filings and certain other publicly available information), which are summarized in the table below:

($ in millions)
Date Announced	Acquirer	Target	Enterprise Value	EV / LTM Revenue
Jun-23	Fortress Investment Group	Vice Media	$350	0.6x
Jun-23	Neptune Retail Solutions	Quotient Technology	$461	1.7x
Feb-23	Penske Media (20% stake)	Vox Media	$500	0.8x
Aug-21	Future plc	Various Brands from Dennis Publishing	$415	2.9x
Jun-21	BuzzFeed	Complex Networks	$300	2.4x
Jan-21	Wyndham Destinations	Travel+Leisure	$100	1.0x
Oct-20	Business Insider	Morning Brew	$75	3.8x
Oct-19	Vice Media	Refinery29	$400	4.0x
Oct-19	Group Nine	PopSugar	$300	3.0x
Sep-19	Vox Media	New York Magazine	$125	1.7x
Jun-19	Minute Media	FanSided	$15	0.3x
May-19	Authentic Brands Group	Sports Illustrated	$110	0.5x
Nov-18	Family Office	Fortune Magazine	$150	1.5x
Sep-18	Marc Benioff	TIME Magazine	$190	1.1x

		Mean	$249	1.8x
		Median	$245	1.6x

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Based on the results of this analysis, Current Capital selected reference ranges of trading multiples for the combined company of 1.1x to 1.6x for EV/2023E revenue. This analysis indicated the below reference ranges of the implied equity value for the combined company on a change-of-control basis.

($ in millions)	EV Multiple		Implied Equity Value
	Low	High	Low	High
EV / 2023E Revenue	1.1x	1.6x	$195.8	$326.6

Applying the foregoing analyses, Current Capital then calculated the implied range of Arena equityholders’ pro forma ownership percentage in the combined company. The low end of the range of Arena equityholders’ pro forma ownership percentage in the combined company was calculated using the low end of the equity value range of Arena under the foregoing analyses compared to the high end of the equity value range of the combined company under the foregoing analyses, and the high end of the range was calculated using the high end of such equity value range of Arena compared to the low end of such equity value range of the combined company. This calculation indicated a range of Arena equityholders’ pro forma ownership percentage in the combined company of between 21.4% and 44.3%, as compared to Arena equityholders’ pro forma ownership percentage in the combined company based on the Exchange Ratio provided for in the Transaction Agreement of 35%.

Illustrative Discounted Cash Flow Analyses

Current Capital performed illustrative discounted cash flow (“DCF”) analyses of each of Arena on a standalone basis and the combined company, based on their respective projected standalone unlevered free cash flows and an estimate of their respective terminal values at the end of the projection horizon.

In performing its discounted cash flow analyses:

●	Current Capital utilized financial projections provided and approved for Current Capital’s use by Arena’s senior management which, for the combined company, included the $60 million of guaranteed media spend over five years that is contemplated by the transaction documents.

●	Current Capital used a discount rate range of 18.0% – 24.0% for Arena, based on its estimate of the weighted average cost of capital of Arena.

●	In estimating the terminal value of Arena, Current Capital used a reference range of terminal EV/terminal year revenue multiples of 0.6x – 1.2x.

●	Current Capital used a discount rate range of 15.0% – 21.0% for the combined company, based on its estimate of the weighted average cost of capital of the combined company.

●	In estimating the terminal value of the combined company, Current Capital used a reference range of terminal EV/terminal year revenue multiples of 0.8x – 1.4x.

Current Capital’s DCF analysis resulted in the below reference ranges of enterprise value and implied equity value, in each case, on a stand-alone intrinsic-value basis (excluding the Transaction Effects), for Arena and the combined company, respectively:

($ in millions)	Enterprise Value		Implied Equity Value
Arena	Low	High	Low	High
Standalone DCF	$183.4	$220.7	$71.2	$108.5

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($ in millions)	Enterprise Value		Implied Equity Value
Newco	Low	High	Low	High
Arena DCF	$219.5	$263.4	$127.3	$171.3
Bridge Media DCF	$77.4	$89.8	$77.4	$89.8
Total DCF	$296.9	$353.2	$204.7	$261.1

Applying the foregoing analyses, Current Capital then calculated the implied range of Arena equityholders’ pro forma ownership percentage in the combined company. The low end of the range of Arena equityholders’ pro forma ownership percentage in the combined company was calculated using the low end of the equity value range of Arena under the foregoing analyses compared to the high end of the equity value range of the combined company under the foregoing analyses, and the high end of the range was calculated using the high end of such equity value range of Arena compared to the low end of such equity value range of the combined company. This calculation indicated a range of Arena equityholders’ pro forma ownership percentage in the combined company of between 34.8% and 41.6%, as compared to Arena equityholders’ pro forma ownership percentage in the combined company based on the Exchange Ratio provided for in the Transaction Agreement of 35%.

Other Factors

Current Capital noted for the Arena Board certain additional factors solely for informational purposes, including, among other things, the following:

52-Week Low/High Share Price Analysis

Current Capital reviewed the historical trading performance of the Arena Common Stock over a 90-day period ending August 14, 2023 (the last trading day before the public announcement of Arena’s strategic agreement with respect to the Transaction and certain related matters), which ranged from a closing trading price low of $3.31 per share to a high of $5.07 per share. Current Capital observed that the Arena Common Stock was trading meaningfully below its 52-week high of $5.07.

Illustrative DCF-Based Has/Gets Analysis

Current Capital performed an illustrative DCF-based has/gets analysis to calculate the value accretion/dilution implied by the transactions contemplated by the Transaction Agreement and the Transaction Effects. The DCF-based has/gets analysis illustrated a comparison of the standalone DCF equity value of Arena with the implied share of the pro forma DCF equity value of the combined company attributable to the Arena’s equityholders based on the Exchange Ratio pursuant to the Transaction Agreement, and taking into account the DCF value of the Transaction Effects.

To calculate the pro forma DCF value of the combined company after giving effect to the transactions contemplated by the Transaction Agreement and the Transaction Effects, Current Capital added (i) the midpoint of the standalone DCF analyses for each of Arena and the combined company (excluding the Transaction Effects), and (ii) the estimated net present value of the Transaction Effects using the same range of discount rates as was used for the combined company to determine present value.

Based on this analysis, the implied range indicated by its DCF analysis for Arena’s equity value on a standalone basis, the corresponding implied range for the pro forma equity value of the combined company (with and without the Transaction Effects) attributable to the Arena’s equityholders based on the Exchange Ratio pursuant to the Transaction Agreement, and the illustrative changes noted by Current Capital are presented below:

($ in millions) Has/Gets Analysis	Low	Midpoint	High
Arena “Has”: Standalone Equity Value	$52.6	$93.4	$134.2
Arena “Gets”: 35% Ownership of Newco excluding synergies	$72.0	$89.4	$106.9
Increase (Decrease) %	37%	(4)%	(20)%
Arena “Gets”: 35% Ownership of Newco including synergies	$78.2	$95.8	$113.4
Increase (Decrease) %	49%	3%	(15)%

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General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Current Capital’s opinion. In arriving at its fairness determination, Current Capital considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Current Capital made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Arena, Bridge Media, Newco, or the contemplated transaction.

Current Capital’s financial analyses and opinion were only one of many factors taken into consideration by the Arena Board in its evaluation of the Transactions. Consequently, the analyses described above should not be viewed as determinative of the views of the Arena Board or management of Arena with respect to the Exchange Ratio or as to whether the Arena Board would have been willing to determine that a different exchange ratio was fair. The exchange ratio for the transaction was determined through arm’s-length negotiations between Arena and Simplify and was approved by the Arena Board. Current Capital did not advise the Arena Board during these negotiations, nor did it recommend any specific exchange ratio to Arena or the Arena Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the Transactions. The foregoing summary does not purport to be a complete description of the analyses performed by Current Capital in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Current Capital attached hereto as Annex M.

Current Capital is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. Current Capital was engaged by Arena to render its opinion to the Arena Board in connection with the transactions contemplated by the Transaction Agreement. Current Capital was entitled to receive a fee for its services at or prior to the delivery of its opinion, none of which is contingent upon the successful completion of the Transactions or the conclusion reached in the opinion. Arena has also agreed to indemnify Current Capital against certain liabilities and reimburse Current Capital for certain expenses in connection with Current Capital’s engagement. In the past two years, neither Current Capital nor any of its affiliates have provided any other investment banking services to Arena, Simplify, or their respective affiliates for which Current Capital or its affiliates received compensation. Current Capital and its affiliates may seek to provide such services to Arena, Simplify, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of Current Capital’s employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of Arena or any other party to the Transaction Agreement and, accordingly, may at any time hold a long or short position in such securities. The issuance of Current Capital’s opinion was approved by an authorized committee of Current Capital.

The Arena Board selected Current Capital to render its opinion in connection with the Transactions based on Current Capital’s reputation for independence and senior attention, as well as its experience in similar situations.

Leadership of New Arena

Immediately following the Closing, the New Arena Board will initially consist of seven members comprised of: (1) five directors to be designated by Simplify (sometimes referred to as the “Simplify Directors”); and (2) two of whom will be designated by Arena (sometimes referred to as the “Arena Directors”). In the event of a vacancy on the New Arena Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any (i) Simplify Director, Simplify will have the sole right to fill such vacancy or designate a person for nomination for election to the New Arena Board to fill such vacancy and (ii) non-Simplify Director, the Nominating and Corporate Governance Committee of the New Arena Board will have the sole right to fill such vacancy or designate a person for nomination for election to the New Arena Board to fill such vacancy. The New Arena Board following the Closing will initially consist of the following seven directors: Manoj Bhargava, H. Hunt Allred, Vince Bodiford, Christopher Fowler, Cavitt Randall, Laura Lee and Christopher Petzel.

The executive officers of New Arena immediately following the completion of the Transactions will be Sara Silverstein and a new principal financial officer who the Arena Board is in the process of identifying.

For additional information regarding the directors and officers of New Arena, please see “Management of New Arena Following the Transactions” beginning on page 159 of this combined proxy statement/prospectus.

Indemnification and Insurance of Arena Directors and Officers

For a discussion of the indemnification and insurance provisions related to the Arena directors and officers under the Transaction Agreement, please see the section titled “Transaction Agreement—Indemnification and Insurance for Directors and Officers” beginning on page 85 of this combined proxy statement/prospectus.

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Interests of Arena’s Directors and Executive Officers in the Transactions

Arena’s current executive officers and their respective positions are as follows:

Name	Position
Sara Silverstein	Chief Executive Officer
Manoj Bhargava	President
Paul Edmondson	President, Platform
Douglas Smith	Chief Financial Officer

Effective May 9, 2024, Douglas Smith was given notice of his separation from Arena and will continue to serve as Chief Financial Officer of Arena through August 7, 2024.

The current members of the Arena Board are: H. Hunt Allred, Christopher Fowler, Laura Lee, Christopher Petzel, Cavitt Randall and Carlo Zola.

In considering the recommendation of the Arena Board with respect to the Transactions, you should be aware that executive officers and directors of Arena have certain interests in the Transactions that may be different from, or in addition to, the interests of Arena stockholders generally.

The Arena Board was aware of the interests described in this section and considered them, among other matters, in approving the Transaction Agreement and making its recommendation that the Arena stockholders adopt the Transaction Agreement. See “The Transactions—Recommendation of the Arena Board and Its Reasons for the Transactions” beginning on page 72 of this combined proxy statement/prospectus.

These interests include the following:

Conversion of Outstanding Shares of Arena Common Stock Pursuant to the Transactions

Arena’s directors and executive officers who own shares of Arena Common Stock will receive in the Transactions the same Merger Consideration, on the same terms and conditions, as the other stockholders of Arena. See “The Transaction Agreement—Structure of the Transactions; Merger Consideration” beginning on page 57 of this combined proxy statement/prospectus for more details of the Arena Merger Consideration to be received by Arena stockholders in the Transactions.

The following table sets forth the number of issued and outstanding shares of Arena Common Stock beneficially owned as of June 10, 2024 by each of Arena’s executive officers and directors (which, for this purpose, excludes (i) shares of Arena Common Stock underlying Arena stock options, and (ii) shares of Arena Common Stock that are subject to outstanding and unvested (or vested and unsettled) Arena RSUs (as defined below)).

Number of Shares of Arena Common Stock Beneficially Owned
Executive Officer
Sara Silverstein	—
Manoj Bhargava	—
Paul Edmondson	121,580
Douglas Smith	93,800
Total:	215,380

Non-Employee Director
H. Hunt Allred	259,040
Christopher Fowler	36,905
Laura Lee	32,222
Christopher Petzel	26,452
Cavitt Randall	35,895
Carlo Zola	31,019
Total:	421,533

Equity Incentive Awards

The Transaction Agreement provides that, at the Arena Effective Time, each Arena stock option to purchase shares of Arena Common Stock under any Arena equity plan that is then outstanding and unexercised (whether or not vested) will automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Arena Common Stock and will be converted into an option to purchase an equal number of shares of New Arena Common Stock. The exercise price per share of New Arena Common Stock applicable to each New Arena stock option will be equal to the exercise price per share of the original Arena stock option. The New Arena stock options will be subject to the same terms and conditions (including vesting and expiration schedule) as applied to the corresponding Arena stock option as of immediately prior to the Arena Effective Time.

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The executive officers and the non-employee directors of the Arena Board hold certain Arena stock options that are currently unvested. Information with respect to such Arena stock options held by the executive officers of Arena as of June 10, 2024 is set forth in the below table. The non-employee directors of the Arena Board did not hold any unvested Arena stock options as of June 10, 2024 that would become vested following the Closing.

Arena Stock Options Held by Arena Executive Officers and Board Members

	Number of Shares Subject to Arena stock options	Number of Shares Subject to Unvested Arena Stock Options (as of June 10, 2024) (#)	Spread on Unvested Arena stock options at $3.6052/Share ($)(1)
Executive Officer
Sara Silverstein	14,849	3,333	—
Manoj Bhargava	—	—	—
Paul Edmondson	315,902	11,806	—
Douglas Smith	201,437	21,806	—
Total:	532,188	36,945	—

Non-Employee Director
H. Hunt Allred	—	—	—
Christopher Fowler	—	—	—
Laura Lee	—	—	—
Christopher Petzel	—	—	—
Cavitt Randall	—	—	—
Carlo Zola	—	—	—
Total:	—	—	—

(1) Excludes the value of any unvested Arena stock options with an exercise price greater than $3.6052.

The Transaction Agreement also provides that at the Arena Effective Time, each Arena RSU that is then-outstanding, whether vested or unvested, will automatically and without any required action on the part of the holder thereof, cease to be a restricted stock unit denominated in shares of Arena Common Stock and will be converted into an award of restricted stock units denominated in an equal number of shares of New Arena Common Stock (each, a “New Arena RSU”). Each New Arena RSU will be subject to the same terms and conditions (including vesting schedule) as applied to the corresponding Arena RSU immediately prior to the Arena Effective Time.

Information with respect to such Arena RSUs held by the executive officers of Arena as of June 10, 2024 is set forth in the below table. Non-employee members of the Arena Board did not hold any unvested Arena RSUs as of June 10, 2024. Values in the “Market Value of RSUs” assume a per share fair market value for shares of Arena Common Stock of $3.6052, which reflects the average closing market price of Arena Common Stock over the first five business days following the public announcement of the execution of the Transaction Agreement.

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Arena Unvested RSUs Held by Arena Executive Officers and Board Members

	Total Number of Arena RSUs (as of June 10, 2024)(#)	Market Value of RSUs($)
Executive Officer
Sara Silverstein	—	—
Manoj Bhargava	—	—
Paul Edmondson	11,806	42,563
Douglas Smith	21,806	78,615
Total:	33,612	121,178

Non-Employee Director
H. Hunt Allred	6,731	24,267
Christopher Fowler	4,238	15,279
Laura Lee	6,731	24,267
Christopher Petzel	6,731	24,267
Cavitt Randall	4,238	15,279
Carlo Zola	6,731	24,267
Total:	35,400	127,626

Leadership of New Arena

Immediately following the Closing, the New Arena Board will initially consist of the following seven directors: Manoj Bhargava, H. Hunt Allred, Vince Bodiford, Christopher Fowler, Cavitt Randall, Laura Lee and Christopher Petzel. For a more detailed discussion of the New Arena Board post-Closing, see the section titled “Certain Agreements Related to the Transactions— Nomination Agreement” beginning on page 91 of this combined proxy statement/prospectus.

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The executive officers of New Arena immediately following the completion of the Transactions will be Sara Silverstein and a new principal financial officer who the Arena Board is in the process of identifying. For additional information regarding the executive officers of New Arena, please see “Management of New Arena Following the Transactions” beginning on page 159 of this combined proxy statement/prospectus.

For additional information regarding the new directors of New Arena, please see “Management of New Arena Following the Transactions” beginning on page 159 of this combined proxy statement/prospectus.

Indemnification and Insurance

The Transaction Agreement provides that, for six years after the Arena Effective Time, (i) Arena, as the surviving company of the Arena Merger, will indemnify and hold harmless the present and former officers and directors of Arena (each, an “Arena Indemnified D&O”) in respect of acts or omissions arising out of or relating to their service as officers or directors of Arena occurring at or prior to the Arena Effective Time as provided under Arena’s organizational documents in effect on the date of the Transaction Agreement, and (ii) Merger Sub 1, as the surviving company of the Bridge Media Merger, which will be renamed Bridge Media Networks, LLC, will indemnify and hold harmless the present and former officers and managers of Bridge Media (each, a “Bridge Media Indemnified D&O”) in respect of acts or omissions arising out of or relating to their service as officers or managers of Bridge Media occurring at or prior to the Bridge Media Effective Time as provided under Bridge Media’s organizational documents in effect on the date of the Transaction Agreement; provided that, in the case of each of (i) and (ii), such indemnification will be subject to any limitation imposed from time to time under applicable law.

For six years after the Arena Effective Time, New Arena will cause to be maintained in effect provisions in the organizational documents of the surviving company of the Arena Merger and the surviving company of the Bridge Media Merger (including in such documents of any successor to the business of such surviving entities, as applicable) regarding elimination of liability of directors, managers or officers, indemnification of officers, directors, managers and employees and advancement of expenses that are equivalent or more favorable to such directors, officers, managers and employees in all material respect to the corresponding provisions in existence on the date of the Transaction Agreement.

The parties to the Transaction Agreement have agreed that, prior to the Arena Effective Time, (i) Arena will obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Arena’s existing directors’ and officers’ insurance policies and Arena’s existing fiduciary liability insurance policies for the Arena Indemnified D&O for a claims reporting or discovery period of at least six years from the Arena Effective Time with respect to any claim related to any period prior to the Arena Effective Time; provided, that Arena will provide Simplify a reasonable opportunity to participate in the selection of such tail policy and shall give reasonable and good faith consideration to any comments made by Simplify with respect thereto; and provided, further, that the cost of such tail policy will not exceed 300% of the annual premiums currently in effect for Arena’s existing directors’ and officers’ liability coverage, and (ii) Simplify will continue to provide coverage for the Bridge Media Indemnified D&Os under its directors’ and officers’ liability and fiduciary liability insurance policies for six years from the Bridge Media Effective Time with respect to any claim related to any period before the Bridge Media Effective Time with terms, conditions, retentions and limits of liability no less favorable than Simplify’s existing policies.

Accounting Treatment

As Simplify owns more than 50% of both Arena and Bridge Media prior to the completion of the Transactions, the Transactions will be accounted for as a merger of entities under common control (also known as an “as if pooling”) whereby the entities will be combined at historical cost, in accordance with US GAAP, with Bridge Media treated as the transferring entity and Arena treated as the receiving entity for financial reporting purposes. Prior to the Closing, Merger Sub 1 will merge with and into Bridge Media, with Merger Sub 1 surviving the merger as a wholly owned subsidiary of newly-created Newco being renamed Bridge Media Networks, LLC and Merger Sub 2 will merge with and into Arena, with Arena surviving the merger as a wholly owned subsidiary of Newco.

The historical financial statements of New Arena will be the combined Arena and Bridge Media financial statements from February 14, 2024 (the date Simplify obtained control of Arena). Prior to February 13, 2024, the historical financial statements will be those of Arena. As the combination of the entities will be done at historical cost, no goodwill be recorded as a result of the transaction.

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Regulatory Matters Relating to the Transactions

Under the terms of the Transaction Agreement, the Transactions cannot be completed until the waiting period applicable to the consummation of the Transactions under the HSR Act has expired or been terminated and all other specified approvals have been obtained or any applicable waiting period thereunder has expired or been terminated.

Arena, Simplify and Bridge Media have determined that, at the time of filing the registration statement of which this combined proxy statement/prospectus forms a part, no filing is required under the HSR Act in connection with the Mergers or the other transactions contemplated by the Transaction Agreement.

At any time before or after consummation of the Transactions, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest including (i) seeking to enjoin the completion of the Transactions at any time before or after the completion of the Transactions or (ii) seeking divestiture of substantial assets of Arena or Simplify. Notwithstanding the termination of any applicable waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Transactions or seeking divestiture of substantial assets of Arena or Simplify. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Each of the parties to the Transaction Agreement has agreed to, and to cause its subsidiaries and affiliates to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any governmental authority with respect to the Transactions so as to enable the Mergers to occur prior to August 5, 2024. However, none of the parties to the Transaction Agreement or any of their respective affiliates is required to (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of the parties to the Transaction Agreement or any of their respective affiliates, or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit the parties hereto or any of their respective affiliates’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party or any of their respective affiliates, or any interest or interests therein; or (iii) agree to do any of the foregoing, in each case of the foregoing clauses (i), (ii) and (iii), except and only if such action would not otherwise reasonably be expected to materially and adversely affect New Arena and its subsidiaries (taken as a whole, after giving effect to the Transactions).

We cannot assure you that an antitrust law, competition law or other regulatory challenge to the Transaction will not be made. If a challenge is made, we cannot predict the result.

No Dissenters’ or Appraisal Rights

Arena stockholders are not entitled to dissenters’ or appraisal rights in connection with the Transactions.

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction.

Holders of shares of Arena Common Stock will not have rights to an appraisal of the fair value of their shares. Under Delaware law, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Shares of Area Common Stock are listed on the NYSE American as of the record date, and Arena stockholders will receive shares of New Arena Common Stock pursuant to the Transaction Agreement. Approval for the listing of the shares of New Arena Common Stock on the NYSE American is a condition to completion of the Transactions.

Federal Securities Laws Consequences; Stock Transfer Restrictions

The registration statement of which this combined proxy statement/prospectus is a part does not cover any resales of the New Arena Common Stock to be received by the stockholders of Arena upon completion of the Transactions, and no person is authorized to make any use of this combined proxy statement/prospectus in connection with any such resale.

All shares of New Arena Common Stock received by Arena stockholders pursuant to the Transactions will be freely transferable, except that shares of New Arena Common Stock received by persons who are deemed to be “affiliates” of New Arena under the Securities Act may not be resold by such persons except to the extent permitted by Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of New Arena for such purposes generally include individuals or entities that control, are controlled by or are under common control with, New Arena, as the case may be, and include directors and certain executive officers of New Arena.

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Stock Exchange Listing

Application will be made to list the shares of New Arena Common Stock on the NYSE American. It is a condition to the Transactions that the shares of New Arena Common Stock issuable pursuant to the Transactions be approved for listing on the NYSE American, subject only to official notice of issuance. Shares of New Arena Common Stock are expected to be traded on the NYSE American under the symbol “AREN” immediately following the completion of the Transactions. If the Transactions are completed, Arena Common Stock will cease to be listed on the NYSE American and its shares will be deregistered under the Exchange Act.

Certain Agreements Related to the Transactions

Nomination Agreement

At the Closing, Simplify, 5-Hour and New Arena will enter into a Nomination Agreement.

A copy of the form of the Nomination Agreement is attached hereto as Annex H. The following summary of the terms of the Nomination Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

The Nomination Agreement sets forth, among other things, that Simplify will have the right: (i) during the Majority Period, to nominate such number of individuals for election to the New Arena Board as is determined by multiplying (A) a fraction, the numerator of which is the aggregate number of shares of New Arena Common Stock then owned, of record or beneficially, by Simplify and 5-Hour, together with their respective Permitted Transferees, and the denominator of which is the aggregate number of shares of New Arena Common Stock then outstanding, by (B) the then total number of directors on the New Arena Board which, as of the Closing Date shall be five of the seven total number of directors on the New Arena Board and shall initially be Manoj Bhargava, H. Hunt Allred, Vince Bodiford, Christopher Fowler and Cavitt Randall; (ii) following the Majority Period, to nominate such number of individuals as determined by multiplying (A) a fraction, the numerator of which is the aggregate number of shares of New Arena Common Stock then owned, of record or beneficially, by Simplify and 5-Hour, together with their respective Permitted Transferees, and the denominator of which is the aggregate number of shares of New Arena Common Stock then outstanding (in each case, including any options, warrant or other rights entitling the holder thereof to acquire shares of New Arena Common Stock from New Arena), by (B) the then total number of directors constituting the entire New Arena Board; and (iii) in the event of the death, resignation, disqualification or removal of any director nominated pursuant to clauses (i) and (ii) above, to nominate for election an individual to fill the vacancy resulting from such death, resignation, disqualification, removal or other cause.

The Nomination Agreement also provides that the Nominating Committee of the New Arena Board shall nominate for election to the New Arena Board, (i) during the Majority Period, such number of individuals as determined by subtracting from the total number of directors constituting the whole New Arena Board the number of Simplify Nominees, which, as of the Closing Date shall be two of the seven total number of directors on the New Arena Board and shall initially be, Christopher Petzel and Laura Lee, (ii) in the event of the death, resignation, disqualification or removal of any director nominated pursuant to clause (i) above, an individual to fill the vacancy resulting from such death, resignation, disqualification, removal or other cause and (iii) in the event of the removal or resignation of a director nominated by Simplify upon the end of the Majority Period, an individual to fill the vacancy from such removal or resignation.

Pursuant to the Nomination Agreement, Simplify and 5-Hour have also agreed to vote or cause to be voted all shares of New Arena Common Stock owned or controlled by each of them for the director nominees described in the preceding two paragraphs at any meeting of the stockholders of New Arena.

The Nomination Agreement shall terminate on the earliest to occur of (a) the date on which Simplify, together with its permitted transferees, no longer owns of record or beneficially in the aggregate at least fifteen percent (15%) of the aggregate number of shares of New Arena Common Stock then outstanding (including any options, warrant or other rights entitling the holder thereof to acquire shares of New Arena Common Stock from New Arena); (b) the dissolution of New Arena; and (c) the consummation of a Change of Control (as defined in the Nomination Agreement).

Advertising Commitment Agreement

At the Closing, Arena will enter into the Advertising Commitment Agreement with Simplify and Agency 5 (together with Simplify, the “Advertisers”), pursuant to which the Advertisers will agree to spend an aggregate of $12.0 million per year for a period of five years beginning on the Closing Date and ending on the five year anniversary of the Closing Date in connection with Promotional Activities (as defined in the Advertising Commitment Agreement) across any digital online and video property owned or operated by Arena. Each party’s obligations pursuant to the Advertising Commitment Agreement shall remain non-cancellable and non-terminable, except in the event of the termination of the Transaction Agreement.

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Master Airtime Services Agreement

At the Closing, Bridge News and Bridge Media will enter into the Master Airtime Services Agreement, pursuant to which the parties have agreed, for an initial period of five (5) years, that (i) in consideration of the payment by Bridge Media to Bridge News of market rate fees mutually agreed by the parties, Bridge Media shall have the right to utilize, and Bridge News will provide Bridge Media with reasonable and necessary access to certain broadcast equipment owned and/or leased by Bridge News in order for Bridge Media to broadcast certain television programming it produces on television broadcast stations owned by Bridge News. Bridge News will maintain and operate the television broadcast stations and broadcast equipment identified in the Master Airtime Services Agreement and provide to Bridge Media 100% of the airtime on two subchannels of the broadcast station’s full channel for the carriage of television programming produced by Bridge Media. The Initial Term will automatically renew for three (3) successive five (5) year terms unless and until the Master Airtime Services Agreement is terminated by either Bridge News or Bridge Media upon ninety (90) days advance written notice at any time.

Common Stock Subscription Agreement

On November 5, 2023, Newco entered into the Common Stock Subscription Agreement with 5-Hour, pursuant to which 5-Hour has agreed to purchase, immediately following the consummation of the Mergers, 5,000,000 shares of New Arena Common Stock at a purchase price of $5.00 per share, for an aggregate purchase price of $25,000,000. The obligations of the parties to consummate the Common Stock Financing are subject to the consummation of the Mergers, as well as the following conditions: (a) no governmental authority shall have issued, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions; and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; (b) all conditions precedent to the closing of the Transactions set forth in the Transaction Agreement, including all necessary approvals of Arena’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Transaction Agreement), and the closing of the Transaction shall have occurred immediately prior to the closing of the Common Stock Financing; (c) all conditions precedent to the Preferred Stock Financing shall have been satisfied (as determined by the parties to the Preferred Stock Subscription Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Preferred Stock Financing pursuant to the Preferred Stock Subscription Agreement) and the closing of the Preferred Stock Financing shall have occurred; (d) the terms of the Transaction Agreement as of the date of execution shall not have been amended or modified, or any condition waived, in a manner that would be reasonably expected to be materially adverse to the economic benefits that 5-Hour, in its capacity as an investor, would reasonably expect to receive under the Common Stock Subscription Agreement; (e) all representations and warranties of the parties hereto contained in the Common Stock Subscription Agreement shall be true and correct in all material respects as of the date of execution and at and as of the Closing Date (unless they specifically speak as of another date, in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality, Newco Material Adverse Effect or Investor Material Adverse Effect (each, as defined in the Common Stock Subscription Agreement), as applicable, which shall be true and correct in all respects at and as of the Closing Date (unless they specifically speak as of another date, in which case they shall be true and correct in all respects as of such date)); (f) each party shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Common Stock Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; (g) no suspension of the qualification of the shares of New Arena Common Stock to be purchased in the Common Stock Subscription Agreement for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred, and the subscribed shares shall have been approved for listing on NYSE American, subject to official notice of issuance; and (h) if requested by 5-Hour, a cross receipt executed by Newco and delivered to 5-Hour certifying that it has received the Subscription Amount (as defined in the Common Stock Subscription Agreement) from 5-Hour as of the Closing Date.

The Common Stock Subscription Agreement will terminate, and be of no further force and effect, upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties to the Common Stock Subscription Agreement and (iii) if the conditions to Closing set forth in the Common Stock Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the Transactions will not be or are not consummated at the Closing.

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Preferred Stock Subscription Agreement

On November 5, 2023, Newco entered into the Preferred Stock Subscription Agreement with the Hans Foundation, pursuant to which the Hans Foundation has agreed to purchase, immediately following the consummation of the Mergers, 25,000 shares of New Arena Series A Preferred Stock at a purchase price of $1,000.00 per share, for an aggregate purchase price of $25,000,000. The obligations of the parties to consummate the Preferred Stock Financing are subject to the consummation of the Mergers, as well as the following conditions: (a) no governmental authority shall have issued, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions; and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; (b) all conditions precedent to the closing of the Transactions set forth in the Transaction Agreement, including all necessary approvals of Arena’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Transaction Agreement), and the closing of the Transaction shall have occurred immediately prior to the closing of the Preferred Stock Financing; (c) all conditions precedent to the Common Stock Financing shall have been satisfied (as determined by the parties to the Common Stock Subscription Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Common Stock Financing pursuant to the Common Stock Subscription Agreement) and the closing of the Common Stock Financing shall have occurred; (d) the terms of the Transaction Agreement as of the date of execution shall not have been amended or modified, or any condition waived, in a manner that would be reasonably expected to be materially adverse to the economic benefits that the Hans Foundation, in its capacity as an investor, would reasonably expect to receive under the Preferred Stock Subscription Agreement; (e) all representations and warranties of the parties hereto contained in the Preferred Stock Subscription Agreement shall be true and correct in all material respects as of the date of execution and at and as of the Closing Date (unless they specifically speak as of another date, in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality, Newco Material Adverse Effect or Investor Material Adverse Effect (each, as defined in the Preferred Stock Subscription Agreement), as applicable, which shall be true and correct in all respects at and as of the Closing Date (unless they specifically speak as of another date, in which case they shall be true and correct in all respects as of such date)); (f) each party shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Preferred Stock Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; (g) the Certificate of Designations of the New Arena Series A Preferred Stock shall conform in all material respects with the Certificate of Designations attached to the Preferred Stock Subscription Agreement and shall have been adopted and filed by Newco with the Secretary of State of the State of Delaware on the Closing Date; (h) no suspension of the qualification of the shares of New Arena Common Stock to be purchased in the Common Stock Subscription Agreement for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred, and the subscribed shares shall have been approved for listing on NYSE American, subject to official notice of issuance; and (i) if requested by the Hans Foundation, a cross receipt executed by Newco and delivered to the Hans Foundation certifying that it has received the Subscription Amount (as defined in the Preferred Stock Subscription Agreement) from the Hans Foundation as of the Closing Date.

The Preferred Stock Subscription Agreement will terminate, and be of no further force and effect, upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties to the Preferred Stock Subscription Agreement and (iii) if the conditions to Closing set forth in the Preferred Stock Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the Transactions will not be or are not consummated at the Closing.

Stock Purchase Agreement

At the Closing, pursuant to the Committed Equity Facility Term Sheet, Newco will enter into a Stock Purchase Agreement with Simplify, pursuant to which Simplify will agree to purchase such number of shares of New Arena Common Stock having an aggregate purchase price of $20,000,000 in a private placement at a purchase price per share equal to the lesser of (i) the volume-weighted average price of the New Arena Common Stock for the last sixty (60) trading days prior to the purchase date and (ii) $3.86 per share. The Stock Purchase Agreement will provide that New Arena will have the right, but not the obligation, to direct Simplify to purchase the number of shares of New Arena Common Stock specified by New Arena, in a minimum aggregate purchase price of not less than $5,000,000 and up to a maximum of $20,000,000 from time to time during the 12 months following the Closing Date, subject to the earlier termination of the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, at Closing, New Arena will issue Simplify 60,000 shares of New Arena Common Stock, representing payment of the commitment fee owed to Simplify.

Registration Rights Agreement

At the Closing, Newco will enter into the Registration Rights Agreement with Simplify and 5-Hour (collectively, the “Registration Rights Holders”) to grant the Registration Rights Holders certain registration rights with respect to its Registrable Securities consisting of shares of New Arena Common Stock.

A copy of the form of the Registration Rights Agreement is attached hereto as Annex G. The following summary of the terms of the Registration Rights Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

The Registration Rights Agreement provides that New Arena shall use commercially reasonable efforts to, as soon as practicable, but in no event later than 120 calendar days after the consummation of the Mergers, prepare and file or cause to be prepared and filed with the SEC, a registration statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Registration Rights Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) and shall use commercially reasonable efforts to cause such registration statement to be declared effective as soon as possible after the initial filing thereof, but in no event later than (i) sixty (60) business days following the filing deadline (ninety (90) business days after the filing deadline if the registration statement is reviewed by, and receives comments from, the SEC) and (ii) the tenth (10th) business day after the date New Arena is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

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The Registration Rights Holders may request to sell all or a portion of the Registrable Securities in an underwritten offering that is registered pursuant to a shelf registration statement (an “underwritten shelf takedown”), provided such offering is reasonably expected to have an aggregate offering price of at least $15.0 million, net of selling expenses, under the Securities Act or the Exchange Act for their public offering, listing or trading. Upon receipt by New Arena of any such written request from a requesting Registration Rights Holder, New Arena shall enter into an underwriting agreement in a form as is customary in underwritten offerings of securities of New Arena with an underwriter selected by the initiating Registration Rights Holders, subject to New Arena’s prior approval, and shall take all such other reasonable actions as are requested by the underwriter(s) in order to expedite or facilitate the disposition of the Registrable Securities. The Registration Rights Holders may demand not more than two (2) such underwritten shelf takedowns in any 12-month period.

Subject to certain exceptions, New Arena may defer the filing of a registration statement after a demand request has been made if the New Arena Board determines in good faith that such registration would be materially detrimental to New Arena and its stockholders.

In addition, the Registration Rights Holders have piggyback registration rights, which means that the Registration Rights Holders and their permitted transferees who have agreed to be bound by the Registration Rights Agreement may include their Registrable Securities in future registrations of equity securities by New Arena, whether or not that registration relates to a primary offering by New Arena or a secondary offering by or on behalf of any other stockholders of New Arena.

The demand registration rights and piggyback registration rights are each subject to market cut-back exceptions, with specified priorities.

New Arena will pay all reasonable out-of-pocket fees and expenses in connection with any registration pursuant to the Registration Rights Agreement, except underwriting discounts, commissions or fees attributable to the sale of shares by the registering stockholder. The Registration Rights Agreement sets forth customary registration procedures, including an agreement by New Arena to make its management available for road show presentations and other information meetings reasonably organized by the underwriters in connection with any underwritten offerings. New Arena also agrees to indemnify the Registration Rights Holders and their affiliates, to the fullest extent permitted by law, with respect to liabilities resulting from untrue statements of a material fact or omissions of a material fact in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to New Arena for use in the registration statement by the Registration Rights Holders or such other registering stockholder.

The Registration Rights Holders may transfer their rights under the Registration Rights Agreement to any permitted transferee under the Registration Rights Agreement who becomes a party to, and agrees to be bound by the terms of, the Registration Rights Agreement. The rights of the Registration Rights Holders and their permitted transferees under the Registration Rights Agreement will remain in effect until the earlier of (i) the tenth anniversary of the date of the Registration Rights Agreement or (ii) with respect to any Registration Rights Holder, the date that: (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by New Arena and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) such securities may be sold without restriction pursuant to Rule 144 (or any successor thereto) under the Securities Act, including without any manner of sale or volume limitations.

Stockholder Voting and Support Agreements

Between August 14, 2023 and December 1, 2023, in connection with the execution by Arena of the Letter of Intent and the Transaction Agreement and in connection with Simplify’s acquisition of shares of Arena Common Stock on December 1, 2023, certain Arena stockholders (including Simplify) entered into the Support Agreements with Arena, pursuant to which each such holder has agreed (i) to vote at any Arena Stockholder Meeting all of its Arena Common Stock held of record or thereafter acquired (the “Subject Shares”) in favor of the Transactions, (ii) to vote its Subject Shares at any Arena Stockholder Meeting against any other proposal, action or agreement for an acquisition of, or change in control transaction involving, Arena and (iii) not to transfer its Subject Shares during the term of the Support Agreement. Each Support Agreement shall terminate upon (i) the termination or expiration of the Letter of Intent (or the termination or expiration of the definitive documents contemplated by the Letter of Intent), (ii) the consummation of the Transactions, (iii) the mutual written consent of Arena and the subject stockholder or (iv) in certain instances, fourteen days following the date the Arena Board changes its recommendation that the Arena stockholders approve the Transactions.

Vote Required for Approval

To approve the Transactions Proposal, holders of a majority of the shares of Arena Common Stock outstanding and entitled to vote thereon must vote in favor of adoption of the Transaction Agreement and the Transactions, including the Mergers. Because approval is based on the affirmative vote of a majority of the outstanding shares of Arena Common Stock entitled to vote, an Arena stockholder’s failure to vote in person or by proxy at the special meeting, or an abstention from voting or withhold vote, or the failure of an Arena stockholder who holds his or her shares in “street name” through a broker, nominee, fiduciary or other custodian or other nominee to give voting instructions to such broker, nominee, fiduciary or other custodian or other nominee, will have the same effect as a vote against adoption of the proposal.

Approval of the Stock Issuance Proposal is cross-conditioned on the approval of the Transactions Proposal.

Recommendation of the Arena Board

THE ARENA BOARD UNANIMOUSLY RECOMMENDS THAT THE ARENA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE TRANSACTIONS PROPOSAL.

In considering the recommendation of the Arena Board, you should be aware that certain directors and executive officers of Arena may have interests in the Transactions that are difference from, or in addition to, any interests they may have as stockholders. See “—Interests of Arena’s Directors and Executive Officers in the Transactions” for additional information.

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PROPOSAL No. 2
The Stock Issuance Proposal

Overview and Background

On November 3, 2023, Arena, Simplify, Bridge Media, Newco, Merger Sub 1 and Merger Sub 2 entered into the Transaction Agreement, pursuant to which (1) Merger Sub 1 will merge with and into Bridge Media, with Merger Sub 1 being the surviving company and a wholly owned subsidiary of Newco, renamed Bridge Media Networks, LLC and becoming and (2) Merger Sub 2 will merge with and into Arena, with Arena being the surviving company and becoming a wholly owned subsidiary of Newco. As a result of the Bridge Media Merger, the Bridge Media Interests will cease to exist and be automatically converted into the right of Simplify to receive 41,541,482 shares of New Arena Common Stock. As a result of the Arena Merger, each issued and outstanding share of Arena Common Stock (other than Excluded Shares) will be converted into the right to receive one share of New Arena Common Stock, resulting in the issuance of 23,834,891 shares of New Arena Common Stock to existing holders of Arena Common Stock. Each issued and outstanding Arena Warrant, whether vested or unvested, will be converted into the right to receive a New Arena Warrant to purchase an equal number of shares of New Arena Common Stock at a per share exercise price equal to the per share exercise price of such Arena Warrant upon the terms and subject to the conditions specified in the agreements governing the outstanding Arena Warrants, resulting in the issuance of warrants to purchase 22,045,100 shares of New Arena Common Stock.

In connection with the Mergers, on November 5, 2023, Newco entered into the Common Stock Subscription Agreement with 5-Hour, pursuant to which 5-Hour has agreed to purchase, immediately following the consummation of the Mergers, 5,000,000 shares of New Arena Common Stock at a purchase price of $5.00 per share, for an aggregate purchase price of $25,000,000 (referred to herein as the Common Stock Financing).

Further, at the Closing, and pursuant to the Committed Equity Facility Term Sheet, New Arena will enter into a Stock Purchase Agreement with Simplify, pursuant to which Simplify will agree to purchase such number of shares of New Arena Common Stock having an aggregate purchase price of $20,000,000 in a private placement at a purchase price per share equal to the lesser of (i) the volume-weighted average price of the New Arena Common Stock for the last sixty (60) trading days prior to the purchase date and (ii) $3.86 per share. The Stock Purchase Agreement will provide that New Arena will have the right, but not the obligation, to direct Simplify to purchase the number of shares of New Arena Common Stock specified by New Arena, in a minimum aggregate purchase price of not less than $5,000,000 and up to a maximum of $20,000,000 from time to time during the 12 months following the Closing Date, subject to the earlier termination of the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, at Closing, New Arena will issue Simplify 60,000 shares of New Arena Common Stock, representing payment of the commitment fee owed to Simplify.

A copy of each of the Transaction Agreement, Common Stock Subscription Agreement and Committed Equity Facility Term Sheet, is attached to this combined proxy statement/prospectus as Annex A, Annex D and Annex F, respectively. For a more detailed summary of each of the Transaction Agreement, Common Stock Subscription Agreement and Stock Purchase Agreement, see “Proposal No. 1 The Transactions Proposal—The Transaction Agreement,” “Certain Agreements Related to the Transactions—Common Stock Subscription Agreement” and “Certain Agreements Related to the Transactions—Stock Purchase Agreement.” Respectively, beginning on page 57, 92 and 93, respectively. of this combined proxy statement/prospectus.

Reasons for Requesting Stockholder Approval

Arena Common Stock is listed on the NYSE American exchange and New Arena intends to list New Arena Common Stock on the NYSE American exchange following consummation of the Transactions.

Section 712(a) of the NYSE American LLC Company Guide requires stockholder approval in connection with a transaction where shares are to be issued as sole or partial consideration for an acquisition of the stock or assets of another company if any individual director, officer or substantial stockholder of the listed company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction and the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 5% or more (a “NYSE Related Party Transaction”).

Section 713(a) of the NYSE American LLC Company Guide requires stockholder approval in connection with a transaction involving the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of the presently outstanding shares of common stock at a price less than the greater of book value or market value (the “NYSE American 20% Cap”) and Section 713(b) of the NYSE American LLC Company Guide requires stockholder approval in connection with a transaction that will result in a change of control of the issuer.

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Assuming Arena stockholders approve this proposal, following the issuance of 41,541,482 shares of New Arena Common Stock to Simplify and 5,000,000 shares of New Arena Common Stock to 5-Hour, Simplify and 5-Hour will hold in the aggregate, approximately 82.3% of outstanding New Arena Common Stock. Following the Closing, Simplify will hold approximately 75.6% of the outstanding shares of New Arena Common Stock and 5-Hour will own approximately 6.7% of the outstanding shares of New Arena Common Stock. The indirect owner of 5-Hour also has an indirect non-controlling interest in Simplify. Such amounts are based on 76,150,445 shares of New Arena Common Stock expected to be outstanding following the Closing and exclude the ownership of shares of New Arena Common Stock that may be issued from time to time pursuant to the Equity Line of Credit, including the issuance of 60,000 shares of New Arena Common Stock as payment of the commitment fee pursuant to the Stock Purchase Agreement.

New Arena will be the successor issuer to Arena following the consummation of the Transactions. Because the issuance of up to an aggregate (i) 46,541,482 shares of New Arena Common Stock pursuant to the Mergers and the Common Stock Financing, (ii) 60,000 shares of New Arena Common Stock representing payment of the commitment fee under the Stock Purchase Agreement and (iii) up to $20.0 million in aggregate purchase price of shares of New Arena Common Stock pursuant to the Equity Line of Credit would be a NYSE Related Party Transaction and would exceed the NYSE American 20% Cap and result in a change in control of Arena, stockholder approval is required for purposes of each of Section 712(a) and Section 713(b) of the NYSE American LLC Company Guide.

Effect of Failure to Obtain Stockholder Approval

If the stockholders do not approve the Stock Issuance Proposal, New Arena will be unable to issue shares of New Arena Common Stock to Simplify or 5-Hour in excess of the NYSE American 20% Cap or that would result in a change in control of Arena. In addition, approval of the Transactions Proposal is cross-conditioned on the approval of the Stock Issuance Proposal. If Arena stockholders do not approve the Stock Issuance Proposal, then the Transactions Proposal will not be approved and each party to the Transaction Agreement will be permitted to terminate the Transaction Agreement unilaterally.

Vote Required for Approval

To approve the Stock Issuance Proposal, a majority of the votes cast upon the proposal is required. An abstention, withhold vote or a failure to submit a proxy will not have an effect on the outcome of the vote for the proposal, and any broker non-votes will not have an effect on the outcome of the vote for the proposal.

Approval of the Transactions Proposal is cross-conditioned on the approval of the Stock Issuance Proposal.

Recommendation of the Arena Board

THE ARENA BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

In considering the recommendation of the Arena Board, you should be aware that certain directors and executive officers of Arena may have interests in the Transactions that are difference from, or in addition to, any interests they may have as stockholders. See “Proposal No. 1 The Transactions Proposal—Interests of Arena’s Directors and Executive Officers in the Transactions” for additional information.

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U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose shares of Arena Common Stock are exchanged for shares of New Arena Common Stock pursuant to the Transactions. This summary is for general information only and is not tax advice. This summary is based on the Code, U.S. federal income tax regulations (the “Treasury Regulations”) promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only Holders who hold their Arena Common Stock as capital assets within the meaning of the Code (generally, property held for investment) and does not address all of the tax considerations that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities for U.S. federal income tax purposes (including partnerships and S corporations) and investors in such entities, certain financial institutions, banks, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, certain former U.S. citizens or long-term residents, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to the alternative minimum tax, persons who hold their Arena Common Stock as part of a straddle, hedge, conversion transactions, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders that have a functional currency other than the U.S. dollar, persons who hold (or that held, directly or constructively, at any time during the five-year period ending on the date of the disposition of such person’s Arena Common Stock pursuant to the Transactions) 5% or more of the Arena Common Stock and persons who acquired their Arena Common Stock upon the exercise of stock options or otherwise as compensation. The following discussion also does not address tax considerations applicable to holders of options or warrants to acquire Arena Common Stock. This summary does not address any U.S. federal estate, gift, or other non-income tax considerations, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax considerations.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Arena Common Stock that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of shares of Arena Common Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Arena Common Stock pursuant to the Transactions, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership and any partner in a partnership holding Arena Common Stock should consult its tax advisor regarding the tax considerations applicable to exchanging such stock pursuant to the Transactions.

This discussion is not intended as tax advice. Holders are urged to consult their tax advisors to determine the applicable U.S. federal, state, local and non-U.S. tax consequences, including any non-income tax consequences, to them of exchanging Arena Common Stock pursuant to the Transactions in light of their particular circumstances.

For U.S. federal income tax purposes, the Transactions, taken together, are intended to constitute an exchange that is described in Section 351 of the Code and a tax-free reorganization within the meaning of Section 368(a) of the Code, and Arena has received a tax opinion from Fenwick to the effect that, for U.S. federal income tax purposes, the Transactions, taken together, should qualify for U.S. federal income tax purposes as an exchange described in Section 351 of the Code. This opinion of counsel is based on customary assumptions, representations, covenants and undertakings of Simplify and Arena. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate, or is breached, the validity of the opinion may be affected and the U.S. federal income tax consequences of the Transactions could differ materially from those described in this combined proxy statement/prospectus. The obligation of each of Simplify and Arena to complete the Transactions, however, is not conditioned upon the receipt of such opinion from Fenwick or any other counsel.

An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court and there can be no assurance that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Arena nor Simplify will request a ruling from the IRS with respect to the tax treatment of the Transactions, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Transactions, taken together, as an exchange described in Section 351 of the Code or that a court would not sustain such a challenge. If the IRS were to successfully challenge the status of the Transactions, the tax consequences would differ from those set forth in this combined proxy statement/prospectus.

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The following discussion assumes that the Transactions will be consummated as described in the Transaction Agreement and as described in this combined proxy statement/prospectus. Arena, Simplify, Newco and their respective affiliates each intend to take the position that the Transactions, taken together, qualify as an exchange described in Section 351 of the Code, and the following discussion assumes that it so qualifies.

U.S. Holders

A U.S. Holder will receive New Arena Common Stock in the Transactions in exchange for shares of Arena Common Stock. The U.S. federal income tax consequences of the Transactions to U.S. Holders will be as follows:

●	a U.S. Holder should not recognize gain or loss on exchange of Arena Common Stock for New Arena Common Stock in the transactions;

●	the aggregate tax basis of the shares of New Arena Common Stock received pursuant to the Transactions should be the same as the aggregate tax basis of the shares of Arena Common Stock surrendered in exchange therefor; and

●	the holding period of the New Arena Common Stock received pursuant to the Transactions should include the holding period of the shares of Arena Common Stock surrendered in exchange therefor.

Non-U.S. Holders

Subject to the discussion regarding U.S. federal backup withholding and withholding under FATCA (as defined below), a Non-U.S. Holder generally should not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the Transactions unless:

●	such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of such Non-U.S. Holder in the United States); or

●	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses, if any, of the Non-U.S. Holder.

Backup Withholding and Information Reporting

Payments of cash to a Holder in the Transactions may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the Holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain Holders (such as corporations and Non-U.S. Holders) are exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.

Foreign Account Tax Compliance Act

In certain circumstances, Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA”) generally impose a withholding tax at a rate of 30% in certain circumstances on certain “withholdable payments” in respect of securities which are held by or through certain non-U.S. financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to perform certain due diligence on account holders, and report to the U.S. authorities, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons, or (ii) if required under the terms of an intergovernmental agreement between the United States and an applicable foreign country, to perform modified due diligence on account holders and report certain account holder information either directly to the U.S. authorities or to its local tax authority, which will exchange such information with the U.S. authorities.

For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., a U.S. source dividend) and also include the entire gross proceeds from the sale or other disposition of stock of U.S. nonresident withholding tax (e.g., because it is capital gain). The IRS recently issued proposed Treasury Regulations that would eliminate the application of this regime with respect to payments of gross proceeds from disposition of stock (but not dividends). Pursuant to these proposed Treasury Regulations, the corporation and any other withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final Treasury Regulations are issued or until such proposed Treasury Regulations are rescinded. A Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Each Holder should consult its own tax advisor regarding the application of FATCA to the receipt of payments pursuant to the Transactions.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSIDERATIONS APPLICABLE TO THE TRANSACTIONS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE TRANSACTIONS IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Defined terms included below have the same meaning as terms defined and included elsewhere in this combined proxy statement/prospectus. Unless the context otherwise requires, all references in this section to the combined company refer to New Arena after giving effect to the business combination.

Arena is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the business combination and other events contemplated by the Transaction Agreement. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Arena and Bridge Media adjusted to give effect to the Merger and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”).

The historical financial information of Arena was derived from the unaudited condensed consolidated financial statements of Arena as of and for the three months ended March 31, 2024 and the audited consolidated financial statements of Arena and subsidiaries for the year ended December 31, 2023. The historical financial information of Bridge Media was derived from the unaudited financial statements of Bridge Media as of and for the three months ended March 31, 2024 and the audited financial statements of Bridge Media for the year ended December 31, 2023, included elsewhere in the combined proxy statement/prospectus. Such unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of Bridge Media and Arena and its subsidiaries, respectively. This information should be read together with the financial statements of Arena and Bridge Media related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Arena” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bridge Media” and other information included in this combined proxy statement/prospectus, as applicable.

The Merger (or the Transactions) is anticipated to be accounted for as a merger of entities under common control, in accordance with GAAP. Under this method of accounting, Bridge will transfer its net assets to Arena at historical cost and the entities’ balance sheets, results of operations, and cash flows will be added together and reported as if the entities had been combined beginning February 14, 2024, the date the entities came under common control. Arena will be treated as the “receiving” company.

Common control was established in connection with a private placement on February 14, 2024, when Arena entered into a subscription agreement with Simplify, pursuant to which Arena sold and issued Simplify an aggregate of 5,555,555 shares of Arena’s Common Stock, at a purchase price of $2.16 per share, with net proceeds of $12,000, resulting in Simplify owning approximately 54.5% of the outstanding shares of Arena’s Common Stock after taking into consideration its prior ownership of the outstanding shares of the Arena’s Common Stock of approximately 35.6%. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial statements give effect to the Transactions contemplated by the Transaction Agreement as described in this combined proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of March 31, 2024 combines the historical balance sheets of Bridge Media and Arena on a pro forma basis as if the Transactions had been consummated on March 31, 2024. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2024 and for the year ended December 31, 2023 give pro forma effect to the Transactions as if they had occurred on January 1, 2023, the beginning of the earliest period presented. The termination of the Licensing Agreement and loss of Arena’s rights to operate the Sports Illustrated media business is reflected in the unaudited pro forma condensed combined financial information for the year ended December 31, 2023. All dollar figures in this section are presented in thousands, except share and per share information.

Description of the Business Combination Agreement

On November 5, 2023, Arena entered into the Transaction Agreement, as amended by Amendment No. 1 on December 1, 2023, by and among Arena, Simplify, Bridge Media, Newco, Merger Sub 1 and Merger Sub 2 to combine Bridge Media and Arena under a new publicly traded company, New Arena.

The Transaction Agreement provides for, among other things, (i) the merger of Merger Sub 1 with and into Bridge Media, with Merger Sub 1 surviving the merger as a wholly owned subsidiary of Newco, (ii) the merger of Merger Sub 2 with and into Arena, with Arena surviving the merger as a wholly owned subsidiary of Newco, (iii) immediately following the Mergers, the purchase by the Hans Foundation of 25,000 shares of Newco’s Series A Preferred Stock in connection with the Preferred Stock Financing pursuant to the Preferred Stock Subscription Agreement, dated as of November 5, 2023, at a purchase price of $1,000.00 per share, for an aggregate purchase price of $25,000 and (iv) immediately following the Mergers, the purchase by 5-Hour of 5,000,000 shares of New Arena Common Stock in connection with the Common Stock Financing pursuant to the Common Stock Subscription Agreement dated as of November 5, 2023, at a purchase price of $5.00 per share, for an aggregate purchase price of $25,000. In addition, the Transactions contemplated by the Transaction Agreement provide for a portion of the net proceeds from the Preferred Stock Financing and the Common Stock Financing to be used to repay $28,000 in aggregate principal amount of Arena debt on or about the Closing Date.

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At the Closing, other events contemplated by the Transaction Agreement are as follows:

Arena will enter into the Advertising Commitment Agreement with Simplify, pursuant to which Simplify will agree to spend no less than an aggregate of $12,000 per annum for five years for a $60,000 total commitment, net of any agency commissions or similar fees, to purchase advertising inventory across any digital online and video property owned or operated by Arena. Each party’s obligations pursuant to the Advertising Commitment Agreement shall remain non-cancellable and non-terminable, except in the event of the termination of the Transaction Agreement.

New Arena will enter into a Stock Purchase Agreement with Simplify, pursuant to which Simplify will agree to purchase such number of shares of New Arena Common Stock having an aggregate value of $20,000 in one or more private placements at New Arena’s option for one-year from the closing date of the Mergers (the Equity Line of Credit or “additional equity issuances”) at a purchase price per share equal to the lesser of (i) the volume-weighted average price of the New Arena Common Stock for the last sixty (60) trading days prior to the purchase date or (ii) $3.86 per share. Pursuant to the Stock Purchase Agreement, 60,000 shares of Newco’s Common Stock will be issued to Simplify at the Closing as payment of the commitment fee.

Further, at the Closing, Newco will change its registered name with the Secretary of State of Delaware to “The Arena Group Holdings, Inc.” (herein after referred to as New Arena). Immediately following the Closing, (i) Simplify will beneficially own approximately 75.7% (as further detailed below) of the outstanding shares of New Arena Common Stock, (ii) 5-Hour will own approximately 6.6% of the outstanding New Arena Common Stock, and (iii) former Arena stockholders will own approximately 17.7% remaining outstanding New Arena Common Stock. Such amounts are irrespective of the effect of future shares of New Arena Common Stock that may be issued from time to time pursuant to the additional equity issuances pursuant to the Stock Purchase Agreement.

Following the Closing, Arena Common Stock will be de-listed from the NYSE American and deregistered under the Securities Exchange Act of 1934, as amended, and cease to be publicly traded. New Arena and its subsidiaries will operate under Arena’s current name “The Arena Group Holdings, Inc.” and New Arena Common Stock will be traded on the NYSE American under Arena’s current stock ticker symbol “AREN.”

As a result of the Bridge Media Merger, the Bridge Media Interests will cease to exist and be automatically converted into the right of Simplify to receive 41,541,482 shares of New Arena Common Stock (the “Bridge Media Consideration”). As a result of the Arena Merger, each issued and outstanding share of Arena Common Stock (other than shares of Arena Common Stock outstanding held by Arena as treasury stock (the “Excluded Shares”) will be converted into the right to receive one share of New Arena Common Stock (the “Arena Merger Consideration”). Further, (i) each issued and outstanding Arena Warrant, whether vested or unvested, will be converted into the right to receive a New Arena Warrant to purchase an equal number of shares of New Arena Common Stock at a per share exercise price equal to the per share exercise price of such Arena Warrant upon the terms and subject to the conditions specified in the agreements governing the outstanding Arena Warrants, (ii) each outstanding option to purchase shares of Arena Common Stock under any Arena equity plan, whether vested or unvested, that is unexercised as of immediately prior to the Closing will be converted into an option to acquire an equal number of shares of New Arena Common Stock, subject to the same terms and conditions as applied to the original option, and (iii) each outstanding award of restricted stock units with respect to shares of Arena Common Stock under any Arena equity plan, whether vested or unvested, that is not settled as of immediately prior to the Closing will be converted into an award of restricted stock units with respect to an equal number of shares of New Arena Common Stock, subject to the same terms and conditions as applied to the original restricted stock unit.

For U.S. federal income tax purposes, the Transactions, taken together, are intended to qualify as an exchange described in Section 351 of the Code, The obligation of Arena and Bridge Media to consummate the Transactions is not conditioned upon on ruling from the IRS regarding the qualification of the Transactions as an exchange described in Section 351 of the Code and Treasury regulation thereunder, accordingly Arena and Bridge Media equity holders should read the discussion in the section titled “U.S. Federal Income Tax Consequences of the Transactions,” beginning on page 97 of this combined proxy statement/prospectus.

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Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2024

(in thousands, except per share data)

	Arena (Historical)	Bridge Media (Historical)	Transaction Accounting Adjustments (Note 5)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$4,003	$173	$(2,500)	C	$23,376
	-	-	25,000	D	-
	-	-	25,000	E	-
	-	-	(300)	F	-
	-	-	(20,000)	G	-
	-	-	(8,000)	H	-
Accounts receivable, net	26,452	375	-		26,827
Related party accounts receivable, net	-	6,308	-		6,308
Prepaid and other current assets	7,022	296	50	I	7,368
Current assets from discontinued operations	5,691	-	-		5,691
Total current assets	43,168	7,152	19,250		69,570
Property and equipment, net	261	9,566	-		9,827
Platform development, net	8,095	-	-		8,095
Operating lease right-of-use assets	120	751	-		871
Acquired and other intangible assets, net	25,339	303	-		25,642
Other long term assets	733	-	-		733
Goodwill	42,575	697	-		43,272
Total assets	$120,291	$18,469	$19,250		$158,010

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	Arena (Historical)	Bridge Media (Historical)	Transaction Accounting Adjustments (Note 5)		Pro Forma Combined
Liabilities, mezzanine equity, stockholders’ and members’ equity (deficit)
Current liabilities:
Accounts payable	$8,797	$388	$-		$9,185
Accrued expenses	26,788	52	-		26,840
Other accrued related party expenses	-	1,430	-		1,430
Related party revolving credit facility	-	2,650	-		2,650
Unearned revenue	12,370	-	-		12,370
Subscription refund liability	44	-	-		44
Operating lease liabilities, current portion	242	190	-		432
Liquidating damages payable	3,000	-	-		3,000
Simplify loan	7,748	-	-		7,748
Bridge notes	7,972	-	(7,972)	H	-
Debt	102,342	-	(20,000)	G	82,342
Current liabilities from discontinued operations	98,874	-	-		98,874
Total current liabilities	268,177	4,710	(27,972)		244,915
Unearned revenue, net of current portion	624	-	-		624
Other long-term liabilities	244	-	-		244
Deferred tax liabilities	630	-	-		630
Long-term debt	-	568	-		568
Total liabilities	269,675	5,278	(27,972)		246,981
Mezzanine equity:
Series G redeemable and convertible preferred stock	168	-	-		168
Series A redeemable preferred stock	-	-	25,000	E	28,148
	-	-	(150)	F	-
			3,298	J
Total mezzanine equity	168	-	28,148		28,316
Stockholders’ and members’ equity (deficit):
Common stock	294	-	(287)	B	8
	-	-	1	D	-
Members’ equity	-	13,191	(13,191)	A	-
Additional paid-in capital	332,165	-	287	B	354,053
	-	-	24,999	D	-
	-	-	(150)	F	-
	-	-	50	I	-
			(3,298)	J
Accumulated deficit	(482,011)	-	13,191	A	(471,348)
	-	-	(2,500)	C	-
	-	-	(28)	H	-
Total stockholders’ and members’ equity (deficit)	(149,552)	13,191	19,074		(117,287)
Total liabilities, mezzanine equity and stockholders’ equity	$120,291	$18,469	$19,250		$158,010

102

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2024

(in thousands, except per share data)

	Arena (Historical)	Bridge Media (Historical)	Transaction Accounting Adjustments (Note 5)		Pro Forma Combined
Revenue	$28,941	$2,841	$-		$31,782
Cost of revenue	20,008	826	-		20,834
Gross profit	8,933	2,015	-		10,948
Operating expenses
Selling and marketing	4,564	82	-		4,646
General and administrative	10,135	3,962	-		14,097
Depreciation and amortization	987	-	-		987
Loss on impairment of assets	1,198	-	-		1,198
Total operating expenses	16,884	4,044	-		20,928
Loss from operations	(7,951)	(2,029)	-		(9,980)
Other income (loss)
Change in valuation of contingent consideration	(313)	-	-		(313)
Interest expense, net	(4,339)	(38)	910	AA	(3,265)
	-	-	202	BB
Liquidated damages	(76)	-	-		(76)
Total other income (loss)	(4,728)	(38)	1,112		(3,654)
Income (loss) before provision for income taxes	(12,679)	(2,067)	1,112		(13,634)
Provision for income taxes	(41)	-	-		(41)
Net income (loss) from continuing operations	$(12,720)	$(2,067)	$1,112		$(13,675)
Weighted-average shares outstanding of combined company common shares - basic and diluted					76,126,328
Basic and diluted net loss from continuing operations per common share of combined company					$(0.18)
Weighted average number of common shares outstanding - basic and diluted	26,443,764
Basic and diluted net loss from continuing operations per common share	$(0.48)

103

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2023

(in thousands, except per share data)

	Arena (Historical)	Arena Pro Forma Adjustment for Discontinued Operations (Note 4)	Arena Pro Forma As Adjusted	Bridge Media (Historical)	Transaction Accounting Adjustments (Note 5)		Pro Forma Combined
Revenue	$244,203	$(100,575)	$143,628	$6,799	$-		$150,427
Cost of revenue	142,240	(53,883)	88,357	1,926	-		90,283
	-	-	-	-	-		-
Gross profit	101,963	(46,692)	55,271	4,873	-		60,144
Operating expenses
Selling and marketing	74,245	(49,983)	24,262	598	-		24,860
General and administrative	44,152	(370)	43,782	13,804	(1,194)	EE	56,392
Depreciation and amortization	18,924	(14,681)	4,243	-	-		4,243
Loss on impairment of assets	119	-	119	-	-		119
Loss on sale of assets	325	-	325	-	-		325
Total operating expenses	137,765	(65,034)	72,731	14,402	(1,194)		85,939
Loss from operations	(35,802)	18,342	(17,460)	(9,529)	1,194		(25,795)
Other income (loss)
Change in valuation of contingent consideration	(1,010)	-	(1,010)	-	-		(1,010)
Interest expense, net	(17,965)	-	(17,965)	(509)	2,081	CC	(15,420)
	-	-	-	-	461	DD
	-	-	-	-	512	FF
Liquidated damages	(583)	-	(583)	-	-		(583)
Total other income (loss)	(19,558)	-	(19,558)	(509)	3,054		(17,013)
Income (loss) before provision for income taxes	(55,360)	18,342	(37,018)	(10,038)	4,248		(42,808)
Provision for income taxes	(222)	25	(197)	-	-		(197)
Net income (loss) from continuing operations	$(55,582)	$18,367	$(37,215)	$(10,038)	$4,248		$(43,005)
Weighted-average shares outstanding of combined company common stock - basic and diluted							76,126,328
Basic and diluted net loss from continuing operations per share - combined company common stock							$(0.56)
Weighted average number of common shares outstanding - basic and diluted	22,323,763		22,323,763
Basic and diluted net loss from continuing operations per common share	$(2.49)		$(1.67)

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X, as amended January 1, 2021. The unaudited pro forma condensed combined financial information is for informational purposes only. They do not purport to indicate the results that would have been obtained had the Transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Arena and they are based on the information currently available. Actual results may differ materially from the assumptions within the unaudited pro forma condensed combined financial information.

Because Arena will combine with Bridge Media only upon completion of the Transactions, it has no available historical financial information that combines the financial results for Arena and Bridge Media. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of Arena and Bridge Media and they should be read in conjunction with the historical financial statements and notes thereto of Bridge Media and Arena.

The Transactions are anticipated to be accounted for as a merger of entities under common control, in accordance with GAAP. Under this method of accounting, Bridge Media will transfer its net assets to Arena at historical cost and the entities’ balance sheets, results of operations, and cash flows will be added together and reported as if the entities had been combined. Arena will be treated as the “receiving” company.

The unaudited pro forma condensed combined financial information includes the Transactions for the issuance of New Arena Series A Preferred Stock and New Arena Common Stock following the Closing, along with the repayment of Arena debt with a portion of the cash proceeds received and issuance of New Arena Common Stock in connection with the additional equity issuances.

Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet is derived from the unaudited condensed consolidated balance sheet of Arena as of March 31, 2024 from the historical financial statements contained elsewhere in this document and from the unaudited balance sheet of Bridge Media as of March 31, 2024 from the historical financial statements contained elsewhere in this document.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2024

The unaudited pro forma condensed combined statement of operations is derived from the unaudited condensed consolidated statement of operations of Arena for the three months ended March 31, 2024 from the historical financial statements contained elsewhere in this document and from the unaudited statement of operations of Bridge Media for the three months ended March 31, 2024 from the historical financial statements contained elsewhere in this document.

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For the Year Ended December 31, 2023

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 is derived from the consolidated statement of operations of Arena for the year ended December 31, 2023 from the historical financial statements contained elsewhere in this document and from the statement of operations of Bridge Media for the year ended December 31, 2023.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Transactions, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when confirmed, could have a material impact on the consolidated financial statements of Bridge Media. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Bridge Media Consideration

The estimated Bridge Media Consideration represents an interest of approximately 65.0% in the common equity of New Arena on a pro forma fully-diluted basis as of September 30, 2023 in exchange for a cash investment of $25,000 representing the issuance of 5,000,000 shares of New Arena Common Stock at a purchase price of $5.00 per share and contribution of the business and assets of Bridge Media. Additionally, Arena will receive a media spending commitment from Simplify and its affiliates in the amount of at least $12,000 per year for five years and the Hans Foundation will acquire 25,000 shares of New Arena Preferred Stock for $25,000 in cash, with a paid-in-kind annual dividend rate of 10.0% and a maturity of five years.

Note 4. Arena Pro Forma Adjustments for Discontinued Operations

On March 18, 2024, Arena discontinued the Sports Illustrated media business that was operated under the Licensing Agreement with ABG. This discontinuation of the Sports Illustrated media business (i.e., discontinued operations) followed the termination of the Licensing Agreement by ABG on January 18, 2024. The last date of any obligation of Arena to perform under the Licensing Agreement was March 18, 2024. Accordingly, the historical unaudited condensed consolidated statement of operations of Arena for the three months ended March 31, 2024 reflects the discontinued operations as presented elsewhere in this combined proxy statement/prospectus. The table below sets forth the loss from discontinued operations for the year ended December 31, 2023:

Revenue	$100,575
Cost of revenue	53,883
Gross profit	46,692
Operating expenses:
Selling and marketing	49,983
General and administrative	370
Depreciation and amortization	14,681
Total operating expenses	65,034
Loss from discontinued operations	(18,342)
Income tax benefit	(25)
Net loss from discontinued operations	$(18,367)

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Note 5. Transaction Accounting Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The transaction accounting adjustments reflect a merger of entities under common control, where Bridge Media will transfer its net assets to Arena at historical cost, along with other pro forma adjustments in connection with the business combination.

The following unaudited pro forma condensed combined financial information adjustments have been prepared in accordance with Article 11 of Regulation S-X.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2024 (in thousands, except per share data)

(A) To reclass Bridge Media members’ equity to accumulated deficit.

(B) The adjustment to the par value of New Arena Common Stock (par value per share of $0.0001) was determined after considering the issuance of shares of New Arena Common Stock contemplated by the Transactions as follows:

Conversion of existing shares of Arena Common Stock to New Arena Common Stock as of March 31, 2024	29,513,563
New Arena Common Stock issued at Closing in connection with the following:
Arena Common Stock to be issued from previous acquisitions	2,701
Conversion of Arena’s Series G Preferred Stock	8,582
Bridge Media Consideration (1)	41,541,482
Total shares of New Arena Common Stock	71,066,328
Par value per share of New Arena Common Stock	$0.0001
Total pro forma New Arena Common Stock par value	$7
Existing Arena Common Stock par value	$294
Adjustment to par value of New Arena Common Stock	$(287)

(1)	The Bridge Media Consideration of 41,541,482 shares of New Arena Common Stock to be issued was determined based on the shares outstanding held by the preexisting Arena shareholders as of September 30, 2023, totaling 23,823,476; plus adjustments as of September 30, 2023 for (i) 1,216,436 shares of Arena Common Stock for Arena’s outstanding equity instruments assuming the conversion of any outstanding equity awards that were in-the-money under the treasury stock method using a fair value of $5.00 per share, (ii) 12,304 shares of Arena Common Stock to be issued in connection with previous acquisitions of Arena, and (iii) 8,582 shares expected to be issued upon conversion of Arena’s Series G Preferred Stock in connection with the Bridge Media Merger which, after giving effect to such adjustments the Bridge Media Consideration represents an interest of approximately 65.0% in the common equity of New Arena on a pro forma fully-diluted basis in accordance with the Transaction Agreement.

(C) To reflect the estimated non-recurring transaction costs of approximately $2,500 that are expected to be incurred subsequent to March 31, 2024 and paid in cash. The estimated transaction costs are inclusive of advisory, banking, printing, legal and accounting fees.

(D) To record $25,000 in cash proceeds from 5-Hour for the issuance of 5,000,000 shares of New Arena Common Stock at $5.00 per share.

(E) To record $25,000 in cash proceeds from the Hans Foundation for the issuance of 25,000 shares of nonconvertible Series A Preferred Stock at $1,000.00 per share with terms that require non-cash paid-in-kind (PIK) dividends recorded at a rate of 10.0% of the original issue price per share on June 30th and December 31st each calendar year using a 360-day year, compounded on each payment date.

(F) To record the estimated stock issuance costs in connection with the issuance of New Arena Common Stock of $150 and Series A Preferred Stock of $150, totaling $300.

(G) To record the repayment of the 2022 Bridge Notes totaling $20,000 that will be repaid at the Closing.

(H) To record the repayment of the 2023 Notes totaling $8,000 that will be repaid at the Closing and write-off unamortized debt costs of $28.

(I) To record the issuance of 60,000 shares of New Arena Common Stock to Simplify at the trading price of $0.84 per share at the Closing as deferred issuance costs as payment for a 1.5% commitment fee in connection with the Equity Line of Credit totaling $50.

(J) To adjust the carrying value of the Series A Preferred Stock for the non-cash PIK dividends recorded at a rate of 10% of the original issue price per share through March 31, 2024, totaling $3,260, plus accretion of $38 for the issuance cost of the Series a Preferred Stock, with an offset to additional paid-in capital, totaling $3,298.

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Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2024 (in thousands, except per share data)

(AA) To reflect a reduction in interest expense of $910 after the principal repayment of $20,000 for the 2022 Bridge Notes in connection with the Transactions.

(BB) To reflect a reduction in interest expense of $202 after the principal repayment of $8,000 for the 2023 Notes in connection with the Transactions.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023 (in thousands, except per share data)

(CC) To reflect a reduction in interest expense of $2,081 after the principal repayment of $20,000 for the 2022 Bridge Notes in connection with the Transactions.

(DD) To reflect a reduction in interest expense of $461 after the principal repayment of $8,000 for the 2023 Notes in connection with the Transactions.

(EE) To reflect the reversal of non-recurring transaction costs directly attributable to the Transaction, incurred by Arena and included in the historical statements of operations for the year ended December 31, 2023 of $1,194.

(FF) To reflect the reduction in interest expense of $512 related to the transaction entered into on October 1, 2023 where the Bridge Media Revolver was reclassified to Simplify’s capital account as a non-recurring item.

Note 6. Net Loss per Share

Net loss per share was calculated using the historical weighted-average shares outstanding of Arena, the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2023. As the Transactions are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted-average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the three months ended March 31, 2024 and for the year ended December 31, 2023 (in thousands, except per share data):

	Three Months Ended March 31, 2024	Year Ended December 31, 2023
Pro forma net loss from continuing operations attributable to common stockholders	$(13,675)	$(43,005)
Weighted-average shares outstanding – basic and diluted	76,128,328	76,128,328
Pro forma net loss from continuing operations per share attributable to common stockholders – basic and diluted	$(0.18)	$(0.56)

Pro forma weighted-average shares calculation, basic and diluted:
Existing Arena stockholders (including 11,283 shares of common stock to be issued)	29,524,846	29,524,846
Bridge Media equity consideration	41,541,482	41,541,482
5-Hours equity contribution	5,000,000	5,000,000
Simplify equity issuance	60,000	60,000
	76,126,328	76,126,328
Excluded securities: (1)
Financing warrants	39,774	39,774
ABG Warrants	999,540	999,540
AllHipHop warrants	5,682	5,682
Publisher Partner Warrants	9,800	9,800
Restricted stock units	329,533	329,533
Common stock options	4,485,881	4,485,881
Total	5,870,210	5,870,210

(1) The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

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COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

The rights of Arena stockholders under the DGCL, the amended and restated certificate of incorporation of Arena, as amended (sometimes referred to as Arena’s certificate of incorporation), and the second amended and restated bylaws of Arena (sometimes referred to as Arena’s bylaws), prior to the completion of the Transactions are different from the rights that they will have as New Arena stockholders immediately following the completion of the Transactions under the DGCL and the New Arena Charter and the New Arena Bylaws. Below is a summary of the material differences between the current rights of Arena stockholders under the DGCL, Arena’s certificate of incorporation and Arena’s bylaws immediately prior to the Closing and the rights those stockholders will have as New Arena stockholders under the DGCL, the New Arena Charter and the New Arena Bylaws immediately following the Closing. The summary in the following chart does not purport to be complete, and it does not identify all differences that may, under certain situations, be material to stockholders and is subject in all respects to, and qualified by reference to, the DGCL, Arena’s certificate of incorporation, Arena’s bylaws, the New Arena Charter and the New Arena Bylaws. You are encouraged to read such documents and the DGCL carefully. Simplify and 5-Hour will also have certain rights under the Nomination Agreement. For details on the terms of the Nomination Agreement, see “Certain Agreements Related to the Transactions— Nomination Agreement” beginning on page 91 of this combined proxy statement/prospectus.

Copies of Arena’s certificate of incorporation and Arena’s bylaws are included as exhibits to the registration statement of which this combined proxy statement/prospectus forms a part. Forms of the New Arena Charter and the New Arena Bylaws which will be in effect at Closing are attached as Annex J and Annex K, respectively, to this combined proxy statement/prospectus. The form of the Nomination Agreement which will be in effect at the Closing is attached as Annex H to this combined proxy statement/prospectus. See “References to Additional Information” beginning on page i of this combined proxy statement/prospectus.

New Arena Stockholder Rights	Arena Stockholder Rights

Authorized Capital Stock

New Arena is authorized to issue:		Arena is authorized to issue:

●	1,000,000,000 shares New Arena Common Stock; and	●	1,000,000,000 shares of Arena Common Stock, of which 29,770,553 were issued and outstanding as of June 10, 2024; and

●	1,000,000 shares of preferred stock, of which 85,000 are designated as New Arena Series A Preferred Stock.	●	1,000,000 shares of preferred stock, of which 168 shares of Series G Preferred Stock were issued and outstanding as of June 10, 2024.

The New Arena Board is authorized to create and issue one or more additional series of preferred stock.		The Arena Board is authorized to issue the preferred stock in one or more series.

Voting Rights

Under the New Arena Charter, the holders of New Arena Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote.

The New Arena Charter also provides, however, that notwithstanding the foregoing, the holders of New Arena Common Stock are not entitled to vote on any amendment to the New Arena Charter that relates solely to the terms of any outstanding series of New Arena preferred stock if the holders of such series are entitled, separately or together with the holders of another series, to vote thereon pursuant to the New Arena Charter.

Under Arena’s certificate of incorporation, the holders of Arena Common Stock are entitled to one vote for each share held at all meetings of stockholders, subject to and qualified by the rights of holders of any preferred stock of Arena as may be designated in any resolution or resolutions providing for the issue of such preferred stock as may be adopted by the Arena Board.

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Quorum

Under New Arena’s Bylaws, the holders of a majority in voting power of the then outstanding shares of capital stock of New Arena, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the New Arena Charter, the holders of a majority of the voting power of the shares of such class or classes or series of stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter.	Under Arena’s bylaws, the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, Arena’s certificate of incorporation, Arena’s bylaws or the rules of any applicable stock exchange.

Stockholder Rights Plans

New Arena is not a party to a stockholder rights plan.	Arena is not a party to a stockholder rights plan.

Number of Directors

The New Arena Bylaws provide that except for any directors elected solely and exclusively by the holders of any class or classes or series of capital stock of New Arena, the number of directors that constitute the New Arena Board shall consist of one or more members, the number thereof to be determined by resolution of the New Arena Board.	Arena’s bylaws provide that the number of directors that constitute the Arena Board will be determined by resolution of the Arena Board but must not be less than three nor more than 15 directors.

Filling Vacancies on the Board of Directors

Under the New Arena Charter, except as to directors elected solely and exclusively by the holders of any class or classes or series of capital stock of New Arena, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring on the New Arena Board (whether by death, resignation, disqualification, removal from office or otherwise), shall be filled solely and exclusively by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders.	Under Arena’s bylaws, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring on the Arena Board (whether by death, resignation, retirement, disqualification, removal from office or otherwise), shall be filled solely by the affirmative votes of a majority of the remaining members of the Arena Board, although less than a quorum, or by a sole remaining director, and not by the stockholders.

Classified Board

Directors shall serve until the next annual meeting of the stockholders of New Arena at which their successors are elected and qualified, subject to their earlier death, resignation or removal.	Under Arena’s certificate of incorporation and bylaws, directors shall serve a one-year term, subject to the election and qualification of a successor to such director and to the earlier death, resignation or removal of such director.

Removal of Directors

Under the DGCL, any director may be removed, with or without cause, by the holders of a majority of the outstanding capital stock of New Arena then entitled to vote at an election of directors, voting together as a single class.	Under Arena’s certificate of incorporation, any director may be removed from office by the stockholders of the corporation with or without cause.

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Director Nominations by Stockholders

Under the New Arena Bylaws, nominations of persons for election to the New Arena Board may be made at either (i) an annual meeting of stockholders or (ii) a special meeting of stockholders at which one or more directors will be elected, by a stockholder of New Arena who is a stockholder of record at the time notice of such nomination is delivered to the secretary of New Arena in accordance with the New Arena Bylaws, is entitled to vote at such meeting and complies with the advance notice procedure set forth in the New Area Bylaws.

For nominations to be properly made before an annual or such a special meeting by such a stockholder, such stockholder must have given timely notice thereof in writing to the secretary of New Arena in the manner required by the New Arena Bylaws.

For a nomination to be timely, in the case of an annual meeting, such a stockholder’s notice must be received by the secretary of New Arena at the principal executive offices of New Arena not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by such stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which a Public Announcement (as defined below) of the date of such annual meeting is first made by New Arena (any such notice in compliance with the foregoing requirements, a “Timely Notice”).

Nominations of persons for election to the New Arena Board by a stockholder pursuant to the New Arena Bylaws must comply with the requirements of Section 14 of the Exchange Act, including without limitation, if applicable, the requirements of Section 14a-19 (as such rule and regulations may be amended from time to time).

In no event shall the Public Announcement of an adjournment or postponement of an annual or special meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice under the New Arena Bylaws. “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by New Arena with or publicly furnished by New Arena to the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

To be in proper written form, such stockholder’s notice to the secretary of New Arena must set forth as to each nomination to be made by such stockholder: (A) all information relating to the individual subject to such nomination (a “nominee”) that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act without regard to the application of the Exchange Act to either the nominee or New Arena; (B) such nominee’s written consent to being named in any proxy statement as a nominee and to serving as director if elected; (C) a description of any direct or indirect compensation or benefit (including, without limitation, indemnification and/or advancement rights) to which the nominee may be entitled under any agreement, arrangement or understanding with any person other than New Arena (including, without limitation, the amount of any such monetary compensation) in connection with such nominee’s nomination or service as a director of New Arena and; and (D) a description of any other material relationship or relationships between or among the nominee and/or such nominee’s affiliates and associates, on the one hand, and the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination of the nominee is made and/or such stockholder’s or beneficial owner’s respective affiliates and associates, or others acting in concert with such stockholder or beneficial owner or their respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate, associate or other person were the “registrant” for purposes of such rule and the nominee was a director or officer of such registrant.

Under Arena’s bylaws, nominations of persons for election to the Arena Board may be made at an annual or special meeting of stockholders. For nominations to be properly made before an annual or special meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Arena. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of Arena not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which Arena first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which a Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment, rescheduling or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice (any such notice in compliance with the foregoing requirements, a “Timely Notice”). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

To be in proper written form, such stockholder’s notice to the secretary must set forth: (1) as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of Arena and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between or among any of the stockholder, each nominee and/or any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or relating to the nominee’s potential service on the board of directors, (F) a written statement executed by the nominee (i) agreeing to serve as a director if elected and acknowledging that as a director of the corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the corporation and its stockholders, and (ii) acknowledging and agreeing that the nominee would be in compliance, if elected as a director of Arena, and will be in compliance with all applicable corporate governance, conflict of interest, confidentiality and stock ownership/trading policies and guidelines of Arena publicly disclosed from time to time and (G) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). The stockholder’s notice shall also set forth certain information regarding the stockholder.

In addition to the foregoing, a stockholder must also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to stockholder nominations of directors, including, with respect to business such stockholder intends to bring before the annual meeting that involves a proposal that such stockholder requests to be included in the corporation’s proxy statement, the requirements of Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in Arena’s bylaws shall be deemed to affect any right of Arena to omit a proposal from Arena’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

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To be in proper written form, such stockholder’s notice to the secretary of New Arena must set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination of the nominee is made: (A) the name and address of such stockholder, as they appear on New Arena’s books, and of such beneficial owner, if any, and any of their respective affiliates or associates or others acting in concert with them; (B) the class and number of shares of New Arena that are held of record or are beneficially owned by such stockholder and such beneficial owner, if any; (C) the full notional amount of any securities that underlie any “derivative security” (as defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) that is directly or indirectly held or maintained by such stockholder or beneficial owner, if any (subject to certain exceptions); (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or such beneficial owner, if any, with respect to any securities of New Arena and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder with respect to any securities of New Arena; (E) any rights to dividends on the shares of any class or series of shares of capital stock of New Arena owned beneficially or of record by such stockholder or such beneficial owner, if any, that are separated or separable from the underlying shares of New Arena; (F) any material shares or any Synthetic Equity Position held by such stockholder or such beneficial owner, if any, in any principal competitor of New Arena in any principal industry of New Arena; (G) any material pending or threatened legal proceeding in which such stockholder or such beneficial owner, if any, is a party or material participant involving New Arena, or any of its officers or directors, or any affiliate of New Arena; (H) any other material relationship between such stockholder or such beneficial owner, if any, on the one hand, and New Arena, any affiliate of New Arena or any principal competitor of New Arena, on the other hand; (I) any direct or indirect material interest in any material contract or agreement of such stockholder or such beneficial owner, if any, with New Arena, any affiliate of New Arena or any principal competitor of New Arena (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); (J) a representation that the stockholder is a holder of record of shares of capital stock of New Arena entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such nominee(s); and (K) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of New Arena’s outstanding capital stock required to elect the nominee, or (y) to otherwise solicit proxies from stockholders of New Arena in support of such nominee.

In addition to the foregoing, a stockholder must also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to stockholder nominations of directors.

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Stockholder Proposals

Under New Arena’s Bylaws for business to be properly brought before an annual meeting of stockholders by a stockholder of New Arena who is a stockholder of record at the time notice of such proposed business is delivered to the secretary of New Arena in accordance with the New Arena Bylaws, is entitled to vote at such meeting and complies with the advance notice procedure set forth in the New Arena Bylaws, such stockholder must have given Timely Notice thereof in writing to the secretary of New Arena in the manner required by the New Arena Bylaws and such proposed business must constitute a proper matter for stockholder action.

A stockholder’s notice must set forth, in addition to clauses (A)-(K) above under “Director Nominations by Stockholders”, (i) a brief description of the business desired to be brought before such annual meeting (the “Business”), (ii) the text of the proposed Business (including the text of any resolution or resolutions proposed for consideration and in the event that such Business includes a proposal to amend New Arena’s Bylaws, the text of the proposed amendment), (iii) the reason or reasons for conducting such Business at such annual meeting and (iv) any material interest or interests in such Business of such stockholder and of the beneficial owner, if any, on whose behalf the Business is proposed.

In addition to the foregoing, a stockholder must also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to business such stockholder intends to bring before the annual meeting that involves a proposal that such stockholder requests to be included in New Arena’s proxy statement, the requirements of Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in New Arena’s Bylaws shall be deemed to affect any right of New Arena to omit a proposal from New Arena’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Under Arena’s bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given Timely Notice thereof in writing to the Secretary of Arena and such proposed business must constitute a proper matter for stockholder action.

A stockholder’s notice must set forth, in addition to other information required by Arena’s bylaws, in general, (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Arena bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (iv) a description of any agreement, arrangement or understanding with respect to the proposal among the stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing.

Stockholder Action by Written Consent

New Arena’s Charter provides that from and after 5:00 p.m. New York time on the first business day following the calendar day on which a majority of the outstanding shares of New Arena Common Stock is no longer owned by Simplify and its affiliates (such first business day, the “Voting Rights Threshold Date”), stockholders may not take any action by consent in lieu of a meeting of stockholders.	Arena’s certificate of incorporation and Arena’s bylaws provide that stockholders may not take any action by written consent in lieu of a meeting.

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Amendments to Certificate of Incorporation

New Arena’s Charter reserves New Arena’s right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the New Arena Charter (including any certificate of designations relating to any series of preferred stock), and other provisions authorized by the DGCL may be added or inserted, in any manner prescribed by applicable law.	Arena’s certificate of incorporation reserves Arena’s right to amend or repeal any provision of Arena’s certificate of incorporation in any manner prescribed by the DGCL and as otherwise provided for in Arena’s certificate of incorporation. Whenever any vote of the holders of Arena Capital Stock is required to amend or repeal any provision of Arena’s certificate of incorporation, and in addition to any other vote of holders of Arena Capital Stock that is required by Arena’s certificate of incorporation or by law, such amendment or repeal shall require the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that if the Arena Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the voting power of the outstanding shares of Arena Capital Stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the voting power of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

Amendments to Bylaws

The New Arena Charter expressly empowers the New Arena Board to make, alter, amend and repeal the New Arena Bylaws.

The New Arena Charter provides that any amendment to the New Arena Bylaws that is to be made, altered, amended or repealed by the New Arena stockholders shall (i) until Voting Rights Threshold Date, receive the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of capital stock of New Arena generally entitled to vote, voting together as a single class, and (ii) from and after the Voting Rights Threshold Date, receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of all of the then outstanding shares of capital stock of New Arena generally entitled to vote, voting together as a single class.

Arena’s bylaws provide that they may be adopted, amended or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of outstanding voting securities, voting together as a single class. The Arena Board has the power to adopt, amend or repeal bylaws.

A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors to the Arena Board cannot be further amended or repealed by the Arena Board.

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Special Meetings of Stockholders

Under the New Arena Charter, a special meeting of stockholders for any purpose may be called at any time, but solely and exclusively by the chairperson of the board of directors, the chief executive officer or the directors entitled to cast a majority of the votes of the New Arena Board and may not be called by any other person or persons. The New Arena Bylaws provide that a special meeting of stockholders may be postponed by action of the New Arena Board or the person calling such meeting (if other than the New Arena Board) at any time in advance of such meeting.	Under Arena’s certificate of incorporation and Arena’s bylaws, a special meeting of the stockholders, other than those required by statute, may be called at any time by (A) the Arena Board, (B) the chairman of the Arena Board, (C) the chief executive officer or (D) the president (in the absence of a chief executive officer), but a special meeting may not be called by any other person or persons. The Arena Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

Limitation of Personal Liability of Directors

The New Arena Charter provides that no director or officer shall be liable to New Arena or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability is not permitted under the DGCL.	Arena’s certificate of incorporation provides that no director shall be personally liable to Arena or to its stockholders for monetary damages for any breach of fiduciary duty as a director.

Indemnification

The New Arena Bylaws provide that New Arena shall indemnify, to the fullest extent permitted by applicable law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, legislative or investigative, or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution (including but not limited to giving testimony or responding to a subpoena) and including any appeal of any of the foregoing, by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of New Arena or while a director or officer of New Arena, is or was serving at the request of New Arena as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries. Such indemnification shall continue as to all such persons who have ceased to be a director or officer of New Arena or another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, and shall inure to the benefit of such persons heirs, executors and administrators.	Arena’s certificate of incorporation provides that Arena shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of Arena or any predecessor of Arena, or serves or served at any other enterprise as a director, officer, employee, or agent at the request of Arena or any predecessor to Arena.

Corporate Opportunities

New Arena’s Charter does not waive any corporate opportunities.	Arena’s certificate of incorporation does not waive the corporate opportunity doctrine.

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Business Combinations

New Arena’s Charter does not contain a provision expressly electing not to be governed by Section 203 of the DGCL and, accordingly, New Arena is subject to Section 203 of the DGCL. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an interested stockholder (which generally is defined to include any person that owns 15% or more of the corporation’s outstanding voting stock) for three years following the time that person becomes an “interested stockholder,” unless (i) prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder at a meeting.

New Arena’s Charter does not contain any provision requiring a supermajority vote of stockholders for business combinations.

Arena’s certificate of incorporation does not contain a provision expressly electing not to be governed by Section 203 of the DGCL and, accordingly, Arena is subject to Section 203 of the DGCL. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an interested stockholder (which is defined to include any person that owns 15% or more of the corporation’s outstanding voting stock) for three years following the time that person becomes an “interested stockholder,” unless (i) prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a meeting.

Arena’s certificate of incorporation does not contain any provision requiring a supermajority vote of stockholders for business combinations.

Forum for Adjudication of Disputes

New Arena’s Bylaws provide that, unless New Arena consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Arena, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Arena to New Arena or New Arena’s stockholders, (iii) any civil action to interpret, apply or enforce any provision of the DGCL, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the New Arena Charter or New Arena Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants.

The New Arena Bylaws also provide that unless New Arena consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.

Arena’s bylaws provide that, unless Arena consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Arena, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Arena to Arena or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, Arena’s certificate of incorporation, or Arena’s bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of Arena’s certificate of incorporation or these bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

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DESCRIPTION OF NEW ARENA CAPITAL STOCK

The following summary of the terms of the capital stock of New Arena is not meant to be complete and is qualified in its entirety by reference to the New Arena Charter and the New Arena Bylaws. Copies of the New Arena Charter and the New Arena Bylaws, substantially in the form proposed to be effective as of the completion of the Transactions, are attached as Annexes J and K, respectively, to this combined proxy statement/prospectus. In certain circumstances, the terms of such capital stock are subject to the terms of the Nomination Agreement. A copy of the Nomination Agreement, substantially in the form proposed to be effective as of the completion of the Transactions, is attached as Annex H to this combined proxy statement/prospectus. Also see “Certain Agreements Related to the Transactions—Nomination Agreement” beginning on page 91 of this combined proxy statement/prospectus.

General

The New Arena Charter provides that the total authorized shares of capital stock of New Arena consists of 1,001,000,000 shares, divided into two classes, one class consisting of 1,000,000,000 shares of New Arena Common Stock and the second class consisting of 1,000,000 shares, par value $0.0001 per share, of preferred stock (“Preferred Stock”), of which 85,000 shares have been designated as the New Arena Series A Preferred Stock pursuant to the Certificate of Designation attached as Annex L to this combined proxy statement/prospectus. As of the close of business on June 10, 2024, there were 29,548,968 shares of Arena Common Stock outstanding and 168 shares of Series G Preferred Stock of Arena outstanding. On the Closing, each of the shares of Arena Common Stock will automatically be converted into one share of New Arena Common Stock in the Arena Merger. The outstanding shares of Series G Preferred Stock will be converted to approximately 8,582 shares of Arena Common Stock prior to the Closing. On the Closing, New Arena expects to issue (i) 5,000,000 shares of New Arena Common Stock to 5-Hour pursuant to the Common Stock Subscription Agreement, (ii) 25,000 shares of New Arena Series A Preferred Stock to Hans Foundation pursuant to the Preferred Stock Subscription Agreement, (iii) 41,541,482 shares of New Arena Common Stock to Simplify in the Bridge Media Merger and (iv) 60,000 shares of New Arena Common Stock as a commitment fee owed pursuant to the Stock Purchase Agreement. New Arena expects that, immediately following the Closing, there will be a total of 76,150,445 shares of New Arena Common Stock outstanding and 25,000 shares of New Arena Series A Preferred Stock outstanding.

Under the New Arena Charter, the New Arena Board has the authority (commonly referred to as “blank check” authority) to create and issue shares of Preferred Stock in one or more series, with such voting powers, designations, preferences and relative, participating, optional, special or other rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by the New Arena Board and filed as certificates of designation.

Common Stock

Under the New Arena Charter, the holders of New Arena Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote. The New Arena Charter also provides, however, that notwithstanding the foregoing, the holders of New Arena Common Stock are not entitled to vote on any amendment to the New Arena Charter that relates solely to the terms of any outstanding series of New Arena preferred stock if the holders of such series are entitled, separately or together with the holders of another series, to vote thereon pursuant to the New Arena Charter.

Subject to the preferential rights of the holders of the New Arena Series A Preferred Stock and any other series of Preferred Stock, holders of New Arena Common Stock will be entitled to receive dividends when and as declared by the New Arena Board out of funds legally available therefore for distribution to stockholders and to share ratably in the assets legally available for distribution to stockholders in the event of the liquidation or dissolution, whether voluntary or involuntary, of New Arena. Arena has not paid any dividends on the Arena Common Stock in the past and New Arena does not anticipate paying any dividends on the New Arena Common Stock in the foreseeable future. It is Arena’s present policy to retain earnings, if any, for use in the development of Arena’s business and it is anticipated that New Arena will continue this policy.

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Preferred Stock

Of the 1,000,000,000 shares of Preferred Stock authorized by the New Arena Charter, the New Arena Board has designated 85,000 shares as New Arena Series A Preferred Stock, of which 25,000 shares are expected to be issued on the Closing pursuant to the Preferred Stock Subscription Agreement.

Of the 1,000,000 shares of Preferred Stock authorized by the New Arena Charter, after the designation of the New Arena Series A Preferred Stock, 915,000 authorized shares of Preferred Stock will remain available for the creation and issuance of one or more additional series of Preferred Stock by the New Arena Board pursuant to the “blank check” authority granted to it by the New Arena Charter. Accordingly, the New Arena Board is empowered by the New Arena Charter without stockholder approval, to create and issue one or more additional series of Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of New Arena Common Stock. The issuance of one or more additional series of Preferred Stock could have the effect of restricting dividends on New Arena Common Stock, diluting the voting power of New Arena Common Stock, diluting the liquidation rights of New Arena Common Stock, or delaying or preventing a change in control of New Arena, all without further action by New Arena stockholders.

New Arena Series A Preferred Stock

Voting Rights

Except as described below or otherwise required by applicable law, the holders of New Arena Series A Preferred Stock will have no voting rights.

So long as any shares of New Arena Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by applicable law or the New Arena Charter, the prior vote or consent of the holders of at least a majority of the then outstanding shares of New Arena Series A Preferred Stock (voting separately as a single class) will be necessary for New Arena to:

●	Amend, alter or repeal any provision of the New Arena Charter or New Arena Certificate of Designation of Series A Preferred Stock if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the shares of New Arena Series A Preferred Stock so as to affect them adversely;

●	Create or authorize the creation of or issue any series of Preferred Stock;

●	Reclassify any class or series of capital stock into any series of Preferred Stock;

●	Purchase or redeem, or permit any subsidiary of New Arena to purchase or redeem, any shares of New Arena Common Stock or any outstanding series of Preferred Stock ranking junior to the New Arena Series A Preferred Stock as to dividends, upon a liquidation, dissolution or winding up of New Arena, upon certain mergers and upon a sale, lease or exchange of all or substantially of the property and assets of New Arena, other than repurchases of shares of such capital stock from former directors, officers, employees, consultants or other individuals performing services for New Arena or any of New Arena’s subsidiaries in connection with the cessation of employment or service and for a purchase price per share of such capital stock not exceeding the original purchase price thereof;

●	Declare or pay any dividend on any shares of New Arena Common Stock or any outstanding series of Preferred Stock ranking junior to the New Arena Series A Preferred Stock as to dividends;

●	Incur or issue, or permit any subsidiary of New Arena to incur or issue, any indebtedness for borrowed money (including loans, debt securities and obligations (whether or not contingent), under guaranties of indebtedness of any other person), to the extent that such indebtedness would cause New Arena to be insolvent, as determined by New Arena in its reasonable discretion; or

●	Enter into, or permit New Arena subsidiaries to enter into, any agreement, arrangement or understanding providing for any of the actions described in the foregoing.

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Optional Redemption

The New Arena Series A Preferred Stock effectively has a maturity date of the first Business Day after the fifth anniversary of the first issuance of any New Arena Series A Preferred Stock (the “Series A Maturity Date”) because, subject to applicable law, on a business day established by the holder from and after the Series A Maturity Date, upon 30 days prior notice, a holder of New Arena Series A Preferred Stock has the right to cause New Arena to redeem all of such holder’s shares of New Arena Series A Preferred Stock, in cash, in the amount of $1,000 per share of New Arena Series A Preferred Stock (subject to adjustments for any stock splits, subdivisions, reclassifications or recapitalizations), plus any accrued dividends on such shares of New Arena Series A Preferred Stock not previously declared and paid or set aside for payment.

Mandatory Redemption

Subject to applicable law, on a business day established by members of the New Arena Board that are not affiliated with, or designated by any holder of, the New Arena Series A Preferred Stock or their respective affiliates, from and after the Series A Maturity Date, New Arena has the right to redeem all of the outstanding shares of New Arena Series A Preferred Stock, in cash, in the amount of $1,000 per share of New Arena Series A Preferred Stock (subject to adjustments for any stock splits, subdivisions, reclassifications or recapitalizations), plus any accrued dividends on such New Arena Series A Preferred Stock not previously declared and paid or set aside for payment; provided, however, that the amount available for distribution under Delaware law governing distributions to stockholders will be sufficient to permit the payment of the redemption price to all holders of outstanding shares of New Arena Series A Preferred Stock.

Dividends

Subject to the rights of the holders of shares of any outstanding series of Preferred Stock ranking senior to the holders of shares of New Arena Series A Preferred Stock as to dividends, the holders of shares of New Arena Series A Preferred Stock are entitled to receive dividends when and as declared by the New Arena Board out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend on shares of New Arena Common Stock and any outstanding series of Preferred Stock ranking junior to the New Arena Series A Preferred Stock as to dividends, and on a pari passu basis with respect to any declaration or payment of any dividend on shares of any outstanding series of Preferred Stock ranking pari passu to the New Arena Series A Preferred Stock as to dividends, dividends for each Series A Dividend Period, when, as and if declared by the New Arena Board, in an amount per share of New Arena Series A Preferred Stock then outstanding equal to ten percent (10%) per annum of $1,000 per share of New Arena Series A Preferred Stock.

Dividends on the New Arena Series A Preferred Stock shall be paid in shares of New Arena Series A Preferred Stock, such number to be determined by dividing the per share dividend by $1,000.

Dividends are to be paid on June 30th and December 31st each calendar year, or if such date is not a Business Day, the next Business Day (each a “Series A Dividend Payment Date”), to the holders of record of shares of New Arena Series A Preferred Stock on each Series A Dividend Payment Date. Dividends shall begin to accrue and be cumulative from the issuance date of the New Arena Series A Preferred Stock and shall compound on each subsequent Series A Dividend Payment Date. Dividends that are not declared and paid on the relevant Series A Dividend Payment Date to holders thereof on the relevant Series A Dividend Payment Date, will cumulate semi-annually at a rate of ten percent (10%) per annum of $1,000 per share of New Arena Series A Preferred Stock.

Liquidation Rights

Upon the voluntary or involuntary liquidation, dissolution or winding up of New Arena upon certain mergers and upon a sale, lease or exchange of all or substantially all of the property and assets of New Arena, the holders of shares of New Arena Series A Preferred Stock are entitled to receive, prior to and in preference to holders of shares of New Arena Common Stock or any series of Preferred Stock ranking junior to the New Arena Series A Preferred Stock as to distributions upon the liquidation, dissolution or winding up of New Arena, an amount of $1,000 per share of New Arena Series A Preferred Stock (subject to adjustments for any stock splits, subdivisions, reclassifications or recapitalizations), plus any accrued dividends on the New Arena Series A Preferred Stock and not previously declared and paid or set aside for payment.

After payment in full of the aforesaid amount per share, the holders of the New Arena Series A Preferred Stock will not be entitled to any further right or claim to any of the remaining assets of New Arena.

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Certain Anti-Takeover Provisions of Delaware Law and the New Arena Charter and New Arena Bylaws

Certain provisions of the DGCL and the New Arena Charter and New Arena Bylaws could make it more difficult to acquire New Arena by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of New Arena to first negotiate with the New Arena Board. New Arena believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the New Arena Board to maximize stockholder value.

Provisions of the DGCL

New Arena is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” (which generally is defined to include any person that owns 15% or more of a corporation’s voting stock) for a period of three years following the date on which the person became an “interested stockholder” unless:

●	prior to the date the person becomes an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by consent in lieu of a meeting, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting stock.

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The New Arena Charter and the New Arena Bylaws Provisions

The New Arena Charter and the New Arena Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of New Arena, including the following:

●	Special Meetings of Stockholders. The New Arena Bylaws provide that special meetings of New Arena stockholders may be called only by, the chairman of the board, the chief executive officer and the directors entitled to cast a majority of the votes of the New Arena Board.

●	Stockholder Advance Notice Procedures. The New Arena Bylaws provide that stockholders seeking to present proposals before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders or a special meeting of stockholders at which directors will be elected must provide timely notice in writing and also comply with the specific requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before an annual meeting of New Arena stockholders or from making nominations for directors at an annual meeting of stockholders or a special meeting of stockholders at which directors will be elected, which could delay or deter takeover attempts or changes in the New Arena Board.

●	Exclusive Forum. The New Arena Bylaws provide that unless New Arena consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by applicable law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Arena, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of New Arena to New Arena or the New Arena’s stockholders, (iii) any action to interpret, apply, enforce or determine any provision of the DGCL, (iv) any action to interpret, apply, enforce, or determine the validity of the New Arena Charter or New Arena Bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine.

●	No Action by Consent in Lieu of a Meeting From and After the Voting Rights Threshold Date. The New Arena Charter provides that, from and after the Voting Rights Threshold Date, any action required or permitted to be taken by New Arena stockholders at a meeting must be effected at a duly constituted annual or special meetings of the stockholders and not by consent in lieu of a meeting.

●	Amendments to the New Arena Bylaws From and After the Voting Rights Threshold Date. The New Arena Charter requires, from and after the Voting Rights Threshold Date, the affirmative vote of the holder of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of New Arena generally entitled to vote, voting together as a single class, for the stockholders to amend the New Arena Bylaws.

●	Undesignated Preferred Stock. Because the New Arena Board has the authority under the New Arena Charter to create and issue one or more additional series of Preferred Stock and thereby to establish the preferences and rights of the shares of each such series of Preferred Stock, it may afford holders of any additional series of Preferred Stock preferences, powers, and rights, including voting and dividend rights, senior to the rights of holders of New Arena Common Stock, which could adversely affect the holders of New Arena Common Stock and could discourage a takeover of New Arena even if a change of control of New Arena would be beneficial to the interests of New Arena stockholders.

These and other provisions contained in the New Arena Charter and the New Arena Bylaws are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Arena to first negotiate with the New Arena Board. However, these provisions could delay or discourage transactions involving an actual or potential change in control of New Arena, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for New Arena Common Stock is expected to be Equiniti Trust Company, LLC.

NYSE American Listing

The New Arena Common Stock is expected to trade on the NYSE American under the symbol “AREN.”

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BUSINESS of Arena

The Arena Group Holdings, Inc.

The Arena Group Holdings, Inc. (the “Arena” “we,” “our,” or “us”), is a media company that leverages technology to build deep content verticals powered by anchor brands and a best-in-class digital media platform (the “Platform”) empowering publishers who impact, inform, educate, and entertain. Our strategy is to focus on key subject matter verticals where audiences are passionate about a topic category (e.g., sports and finance) where we can leverage the strength of our core brands to grow our audience and increase monetization both within our core brands as well as for our Publisher Partners. Our focus is on leveraging our Platform and brands in targeted verticals to maximize audience reach, enhance engagement, and optimize monetization of digital publishing assets for the benefit of our users, our advertiser clients, and our greater than 40 owned and operated properties as well as properties we run on behalf of independent Publisher Partners. We own and operate TheStreet, The Spun, Parade, and Men’s Journal and power more than 360 independent Publisher Partners, including the many sports team sites that comprise FanNation.

Each Publisher Partner joins the Platform by invitation only with the objective of improving our position in key verticals while optimizing the performance of the Publisher Partner. Publisher Partners incur the costs in content creation on their respective channels and receive a share of the revenue associated with their content. Because of the state-of-the-art technology and large scale of the Platform and our expertise in search engine optimization, social media, ad monetization and subscription marketing, Publisher Partners continually benefit from our ongoing technological advances and audience development expertise. Additionally, we believe the lead brands within our verticals create a halo benefit for all Publisher Partners while each of them adds to the breadth and quality of content. While the Publisher Partners benefit from these critical performance improvements they may also save substantial technology, infrastructure, advertising sales, member marketing and management costs.

Of the more than 360 Publisher Partners, a large majority of them publish content within one of our four verticals of sports, finance, lifestyle and men’s lifestyle, and oversee an online community for their respective sites, leveraging our Platform, monetization operation, distribution channels and data and analytics offerings and benefiting from our ability to engage the collective audiences within a single network. Generally, Publisher Partners are independently owned, strategic partners who receive a share of revenue from the interaction with their content. Audiences expand and advertising revenue may improve due to the scale we have achieved by combining all Publisher Partners into a single platform and a large and experienced sales organization. They also benefit from our membership marketing and management systems, which we believe will enhance their revenue.

The Platform

We developed the Platform, a proprietary online publishing platform that provides our owned and operated media businesses, Publisher Partners (who are third parties producing and publishing content on their own domains), and individual creators contributing content to our owned and operated sites (“Expert Contributors”), the ability to produce and manage editorially focused content through tools and services provided by us. We have also developed proprietary advertising technology, techniques and relationships that allow us, our Publisher Partners, and our Expert Contributors to monetize editorially focused online content through various display and video advertisements and tools and services for driving a subscription or membership based business and other monetization services (the “Monetization Solutions” and, together with the Platform, the “Platform Services”). Our Platform offers audiences bespoke content with optimized design and page construction.

The Platform comprises state-of-the-art publishing tools, video platforms, social distribution channels, newsletter technology, machine learning content recommendations, notifications, and other technology that deliver a complete set of features to drive a digital media business in an entirely cloud-based suite of services. Our software engineering and product development teams are experienced at delivering these services at scale. We continue to develop the Platform software by combining proprietary code with components from the open-source community, plus select commercial services as well as identifying, acquiring, and integrating other platform technologies where we see unique long-term benefits to us.

The Platform Services include:

●	Content management, machine learning driven content recommendations, traffic redistribution, hosting and bandwidth;

●	Video publishing, hosting, and player solution via an integrated set of third party providers;

●	Dashboards for our Publisher Partners as well as integration with leading analytics services like Google Analytics;

●	User account management;

●	User account migration to our Platform, including emails and membership data;

●	Technical support team to support our Publisher Partners and staff (if applicable) on the Platform;

●	Advertising serving, trafficking/insertion orders, yield management, reporting and collection;

●	Various integrations to enable the syndication of content (e.g., Apple News, Facebook Instant Articles, Google AMP, Google news and RSS feeds); and

●	Other features, as they may be added to the Platform from time to time.

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Our Publisher Partners use the Platform Services to produce, manage, host and monetize their content in accordance with the terms and conditions of partner agreements between each of our Publisher Partners and us (the “Partner Agreements”). Our Publisher Partners incur the costs with respect to creating their content; thus, not requiring capital investment by us. Pursuant to the Partner Agreements, we and our Publisher Partners split revenue generated from the Platform Services used in connection with the Publisher Partner’s content based on certain criteria. Criteria include whether the revenue was from direct or programmatic advertising sales, was generated by our Publisher Partner or us, was generated in connection with a subscription or a membership, was generated from syndicating or third party licensing, or whether the revenue was derived from affiliate links.

Subject to the terms and conditions of each Partner Agreement and in exchange for the Platform Services, our Publisher Partners grant us, for so long as our Publisher Partner’s assets are hosted on the Platform, (i) the right to use, host, store, cache, reproduce, publish, publicly display, distribute, transmit, modify, adapt and create derivative works of the content provided by the Publisher Partner to provide, maintain and improve the Platform Services; (ii) use, publicly display, distribute and transmit the name, logo, and trademarks of the Publisher Partner to identify them as users of the Platform Services; (iii) exclusive control of ads.txt with respect to our Publisher Partner’s domains; and (iv) the exclusive right to include our Publisher Partner’s website domains and related URLs in a consolidated listing assembled by third party measurement companies such as comScore, Nielsen or other similar measuring services selected by us. As such, the Platform serves as the primary digital media and social platform with respect to each of our Publisher Partners’ website domains during the applicable term of each Partner Agreement.

Our Brands and Growth Strategy

Our business model is to grow our Platform audience while striving to diversify revenue and drive gross margin through traditional media brands as well as new digital-first brands. We believe our vertical model allows us and our Publisher Partners to leverage audience growth, technological efficiencies and cost savings across all of our brands. Our vertical model consists of (i) acquiring or partnering with powerful brands that can offer our audience custom content and domain authority, (ii) forming key strategic partnerships with like-minded partners of high-quality content, (iii) partnering with entrepreneurial publishers to drive local content at variable cost tied to performance, and (iv) growing our Publisher Partners on our network to expand our content offerings and add scale to the ecosystem.

Our growth strategy is to continue adding new Publisher Partners in key verticals that management believes will expand the scale of unique users interacting on the Platform. In each vertical, we seek to build around leading brands, such as FanNation, Athlon Sports or The Spun (for sports), TheStreet (for finance) and Parade and Men’s Journal (for lifestyle), surround them with subcategory specialists, and further enhance coverage with individual Expert Contributors. The primary means of expansion is adding independent Publisher Partners or acquiring publishers that have premium branded content and can broaden the reach and impact of the Platform. Specifically, our growth initiatives include: (i) increasing syndication of the content on our Platform through the re-publishing the content on third party websites, (ii) offering of podcasts and e-commerce through our Platform, (iii) acquiring or developing new verticals for our users, and (iv) continuing to identify and partner with new Publisher Partners.

Sports Vertical

In 2019, we launched our sports vertical by entering into a Licensing Agreement (as described below) with ABG, pursuant to which we were granted the exclusive right and license in the United States, Canada, Mexico, the United Kingdom, Republic of Ireland, Australia, and New Zealand to operate the Sports Illustrated print and digital media business under the Sports Illustrated brand. While continuing to evolve and expand the sports business and leverage the Sports Illustrated brand, in October 2020 we launched FanNation, a curated collection of independent sports journalists, each focused on a single professional or leading collegiate sports team. FanNation and other sports Publisher Partners helped to more than triple pageviews in our sports vertical from 2020 to 2023. In 2023 our sports Publisher Partners represented more than double the traffic of Sports Illustrated internet domains. Also driving the expansion in the sports vertical was the addition of The Spun and Athlon Sports.

The Spun founded in September 2012, and acquired by us in June 2021, is an online independent sports publication that brings readers the most interesting athletic stories of the day. The Spun focuses on the social media aspect of the industry. Athlon Sports was acquired by us as part of the Parade acquisition in April 2022. It had been a print-only property publishing newsstand magazines covering the various drafts and both professional and collegiate sports. We leveraged its expertise and appeal on-line as part of our sports vertical and today it is a significant part of our digital sports presence. The former Chief Executive Officer of The Spun is now serving as our Senior Vice President of Growth, a role we believe will continue to assist us in growing our sports vertical business.

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As further described in the section titled “Risk Factors” and elsewhere in this combined proxy statement/prospectus, in connection with our failure to make a quarterly payment due ABG pursuant to the Licensing Agreement for the Sports Illustrated media business, of approximately $3,750,000, on January 18, 2024, ABG notified Arena of its intention to terminate our Licensing Agreement, effective immediately, for the Sports Illustrated media business. Upon such termination, a fee of $45.0 million became immediately due and payable by us to ABG pursuant to the terms and conditions of the Licensing Agreement. In addition, upon termination of the Licensing Agreement, all outstanding and unvested warrants to purchase shares of Arena Common Stock issued to ABG in connection with the Licensing Agreement became immediately vested and exercisable. On March 18, 2024, ABG announced it had reached an agreement in principle with a third party that will become the new operator of the Sports Illustrated media business. We are engaging in continuing discussions with ABG and the third party regarding the timing and terms of the transition of the Sports Illustrated component of the business to the aforementioned third party. We will continue to operate our sports vertical led by FanNation, The Spun, Athlon Sports, and the other sports Publisher Partners.

TheStreet

TheStreet is a leading financial news and information provider to investors and institutions worldwide and produces business news and market analysis for individual investors. TheStreet has a strong editorial tradition, a subscription platform, and valuable membership base to us, and benefits from our mobile-friendly Content Management System, social, video, and monetization technology.

Parade

We acquired Parade, a premium-branded company in April 2022 which helped to expand our digital audience reach. Parade has become the anchor of our new lifestyle vertical, and Athlon Sports, one of Parade’s premium-brands, has expanded our sports vertical. In the fourth quarter of 2022, we discontinued the Parade print business, including the print operations of Parade, and the Relish and Spry Living print products that were acquired as part of the Parade acquisition. See Note 3, Discontinued Operations in our accompanying consolidated financial statements for additional information.

Men’s Journal

We acquired the digital assets of Men’s Journal from Weider Publications, a subsidiary of A360 Media, LLC in December 2022 to supplement our growing lifestyle vertical. This suite of digital assets provides our audience with access to premium active lifestyle brands including Men’s Journal, Men’s Fitness, Surfer, Powder, Bike, SKATEboarding, Snowboarder and NewSchoolers.

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HubPages

HubPages enhances the user’s experience by including content from individual creators to the HubPages network of premium content channels that are owned and operated by Arena. These channels, such as PetHelpful, dengarden and Fashionista, act as an open community for writers, explorers, knowledge seekers, and conversation starters to connect in an interactive and informative online space.

Corporate History

We were originally incorporated in Delaware as Integrated Surgical Systems, Inc. (“Integrated”) in 1990. On October 11, 2016, Integrated and TheMaven Network, Inc. (“Maven Network”) entered into a share exchange agreement (the “Share Exchange Agreement”), whereby the stockholders of Maven Network agreed to exchange all of the then-issued and outstanding shares of common stock of Maven Network for shares of common stock of Integrated. On November 4, 2016, the parties consummated a re-capitalization pursuant to the Share Exchange Agreement and, as a result, Maven Network became a wholly owned subsidiary of Integrated. Integrated changed its name to theMaven, Inc. on December 2, 2016.

On September 20, 2021, we re-branded to “The Arena Group.” Effective on February 8, 2022, we changed our legal name to The Arena Group Holdings, Inc. in conjunction with filing a Certificate of Amendment and Certificate of Corrections with the State of Delaware. On February 9, 2022, Arena Common Stock began trading on the NYSE American under the trading symbol “AREN”.

Intellectual Property

We use proprietary technology to operate our business, and our success depends, in part, on our ability to protect our technology and intellectual property. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as contractual restrictions, to establish and protect our intellectual property. We maintain a policy requiring our employees, contractors, consultants and other third parties to enter into confidentiality and proprietary rights agreements to control access to our proprietary information. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology.

As of December 31, 2023, we had seven issued patents in the United States, all expiring by 2033.

As of December 31, 2023, we also owned approximately 1,300 U.S. copyright registrations and had unregistered copyrights in our software documentation, software code, marketing materials, and website content that we developed, and owned over 1,600 registered domain names. As of March 31, 2024, we also owned approximately 160 U.S. trademark registrations, 29 pending U.S. trademark applications, and 89 issued foreign trademark registrations and 16 pending foreign trademark applications in over 30 countries, and a number of unregistered marks that we use in the United States and other countries to promote our brands.

Our registered trademarks are all subject to maintenance or renewal at various times through 2033.

We will continue to file updated trademark applications in the United States and abroad to reflect our branding evolution and to continue strengthening our trademark portfolio as financial resources permit. From time to time, we also expect to file additional patents and copyrights.

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Our Publisher Partners and Licensing

In connection with our Partner Agreements and any other applicable agreements between us and our Publisher Partners, (i) we and our affiliates own and retain (a) all right, title, and interest in and to the Platform, other Monetization Solutions and data collected by us, and (b) we and our licensors’ trademarks and branding and all software and technology we use to provide and operate the Platform and Monetization Solutions, and (ii) each Publisher Partner owns and retains (a) all right, title, and interest in and to the Publisher Partner’s assets, content, and data collected by Publisher Partner and (b) each Publisher Partner’s trademarks and branding.

Human Capital Resources

Our total number of employees as of December 31, 2023 was 448, of which 441 were full-time employees and seven were part-time employees. As of December 31, 2023 approximately 18% of our workforce, or 82 employees, is represented by a union named The NewsGuild of New York, CWA Local 31003 (the “Guild”) pursuant to a binding Memorandum of Agreement executed by and between the Guild and The Arena Media Brands, LLC (“Arena Media”) on December 31, 2021 (the “MOA”), which covers Sports Illustrated editorial staff. The MOA addresses the terms of employment for covered employees and non-employees regarding, among other things, wages, raises, bonuses, severances, benefits, discipline and the like. We incorporated the terms of the MOA into our fiscal 2023 employment practices.

In January 2024, we announced a reduction to our workforce of approximately one-third of our employees in order to reduce costs and achieve profitability. This included all 82 employees represented by the Guild.

Corporate Culture

We like to say that The Arena Group is where the action is - where passion drives each of us. The things we love are what keep us coming back to read, watch and experience the best in sports, finance, and entertainment – brought to you by the iconic brands you admire most. We are building out the pathways to passion – your ticket to continuous excitement.

We are working to build and sustain a company culture that enables our employees to show up as their best, whole selves; to communicate, collaborate, and innovate with their colleagues, no matter where they are located; and to learn, grow, and belong.

Diversity, Equity, and Inclusion

We believe that a workforce rich in diversity of thought, background, and experience helps us build a company and community where we can all succeed. In December 2022, we launched our first company-wide Diversity, Equity, and Inclusion (“DEI”) Council – comprised of 18 employees with a variety of identities and backgrounds that also represented as wide a selection as possible across brands, functions, and tenures at Arena, and most importantly, represented a clear commitment to diversity and inclusion at our company. In 2023, the Council met monthly to share employee experiences, identify opportunities to improve our culture, and advise senior leadership on how to direct an annual DEI budget. As a result of feedback from the Council, a sample of outcomes include attendance at multiple conferences led by diverse journalism organizations, hosted panels internally ranging from celebration of identities to supporting mental health, and the creation of the framework for our 2024 monthly DEI learning and discovery series.

Seasonality

We experience seasonality as a result of advertising seasonality, sports seasons and major sporting events. Advertising typically peaks in the fourth quarter of our fiscal year as advertisers tend to concentrate their budgets during the holiday season. This trend is magnified by professional sports and college football seasons, which account for a significant portion of our advertising revenue during that period of the year. Other sporting events such as the Super Bowl, the Winter and Summer Olympics, soccer’s World Cup, and major golf, tennis and cycling events create increased traffic at the time of these respective events.

Competition

Currently, we believe that there are many competitors delivering media content in the verticals that we serve on the web and on mobile devices and an even broader array of general media companies and major media brands that compete for the attention of users overall and the advertisers who desire to reach them. We have developed a playbook that leverages our Platform to optimize the performance of both our owned and operated and our Publisher Partners’ properties. The playbook is a set of processes, procedures and tactics that help improve the consumer experience, develop a greater organic audience reach, apply data management and artificial intelligence tools, optimize monetization and leverage content through syndication and improve distribution. The iconic brands leading each of our verticals, such as Athlon Sports, FanNation, The Spun, TheStreet and Men’s Journal, leverage this playbook to deliver a highly engaging and effective experience for our users, advertisers and subscribers.

The Internet allows theoretically unlimited market access for niche or general media companies resulting in a large number and variety of participants competing directly for audiences, ad spend and membership revenues. The general business of online media, combined with some level or method of leveraging community attracts many potential entrants, and in the future, there may be strong competitors that will compete with us in general or in selected markets. These and other companies may be better financed and be able to develop their markets more quickly and penetrate those markets more effectively. The following is a list of possible competitors and their respective categories:

●	Vice, Buzzfeed, Business Insider, et al., producers of niche content, leveraging social media, mobile, and video to compete for ad dollars;

●	Fortune, CNN, ESPN, Yahoo!, Google, et al., major media companies and producers of general content which compete for ad dollars;

●	WordPress, Medium, RebelMouse, Arc, content management software providers, open to all including experts and professionals, which compete for publishers;

●	Leaf Group Ltd. And Future PLC, which compete for partners and ad dollars;

●	YouTube, Twitter, Facebook, Reddit, social media platforms open to all creators and which also compete for ad dollars; and

●	Affiliate networks such as Liberty Alliance, which compete for ad dollars.

In addition, we view Nexstar Media Group, Inc. and Ziff Davis as peer companies for purposes of performance comparisons even though we do not consider them direct competitors.

We believe that our technology, our substantial scale in traffic, the ease of use of our Platform, our well-known lead media brands, and the continuing development and evolution of our Platform and an acquisition program provides us with a basis to compete effectively for market share in terms of ad spend and membership revenue.

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Government Regulations

Our operations are subject to many United States federal and state laws and regulations that involve data privacy, data protection, rights of publicity, content regulation, intellectual property, or other subjects. The application and interpretation of these laws and regulations often are uncertain and the impact of regulatory changes cannot be predicted with certainty.

Several government authorities, both in the United States and abroad are increasing their focus on privacy issues and the use of personal information. All U.S. states have enacted some form of data security legislation and there are several federal laws governing data privacy. A growing number of U.S. states have enacted laws regarding the collection, use and disclosure of personal information such as the California Consumer Privacy Act of 2018 (the “CCPA”), which was amended by the California Privacy Rights Act (the “CPRA”) which went into effect January 1, 2020. As more states consider or enact laws about information security, companies may be required to adopt written information security policies consistent with state laws.

At the U.S. federal the Federal Trade Commission (“FTC”) and state attorneys general have oversight of business operations concerning the use of personal information and breaches of the privacy laws and may examine privacy policies to ensure that a company discloses all material practices and fully complies with representations in the policies regarding the use of personal information and the failure to do so could give rise to penalties under state or federal unfair competition or consumer protection laws.

We review our privacy policies and overall operations on a regular basis to ensure compliance with applicable United States federal and state laws, and to the extent applicable, any foreign laws. We launched a CCPA compliance program in January 2020, and have expedited it to cover CPRA as well. On an annual basis we review the program and adjust our privacy notice and compliance program practices to account for our evolving practices and the CCPA/CPRA regulations, which were first promulgated in July 2020 and continue to be subject to ongoing rulemaking. There are conflicting interpretations of adopted law in the digital media industry, and given the lack of guidance to date on many of these issues, our compliance posture on some issues might not be accepted by the State of California.

In addition to the laws of the United States, we may be subject to foreign laws regulating web sites and online services that in some jurisdictions are stricter than the laws in the United States. For example, the General Data Protection Regulation (the “GDPR”) includes operational requirements for companies that receive or process personal data of residents of the European Union (“EU”). Some EU countries are considering or have passed legislation implementing additional data protection requirements that could increase the cost and complexity of delivering our services. The GDPR also includes certain requirements regarding notification of data processing obligations or security incidents to appropriate data protection authorities. How the GDPR will be fully applied to online services, including cookies and digital advertising, is still being determined through ongoing rulemaking and evolving interpretation by applicable authorities. On June 16, 2020, the Court of Justice of the European Union (“CJEU”), declared the E.U.-U.S. Privacy Shield framework (“Privacy Shield”) to be invalid. As a result, Privacy Shield is no longer a valid mechanism for transferring personal data from the European Economic Area to the United States. We are addressing this issue, for instance, by including standard contractual clauses as part of our Data Processing Agreements; however, it is uncertain whether the standard contractual clauses will also be invalidated by the European courts or legislature. GDPR also convers a private right of action to lodge complaints with supervisory authorities to seek judicial remedies and obtain compensation for damages for violations of the GDPR. GDPR imposes substantial fines for breaches and violations (up to the greater of €20 million or 4% of our consolidated annual worldwide gross revenue).

Social networking websites are also under increasing scrutiny. Legislation has been introduced on the state and federal level that could regulate social networking websites. Any such regulation would likely be an impediment to our business.

The FTC regularly considers issues relating to online behavioral advertising (a/k/a interest-based advertising), which is a significant revenue source for us, and Congress and state legislatures are frequently asked to regulate this type of advertising, including requiring consumers to provide express consent for tracking purposes, so that advertisers may know their interests and are, therefore, able to serve them more relevant, targeted ads. Targeted ads generate higher per impression fees than non-targeted ads. New laws, or new interpretations of existing laws, could potentially place restrictions on our ability to utilize our database and other marketing data (e.g., from third parties) on our own behalf and on behalf of our advertising clients, which may adversely affect our business.

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Legislation concerning the above-described online activities could affect our ability to make our websites available in certain countries as future legislation is made effective. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our website or prosecute us for violations of their laws. United States law offers limited safe harbors and immunities to publishers for certain liability arising out of user-posted content, but other countries do not. Further, legislative proposals in the United States and internationally could impose new obligations in areas affecting our business, such as liability for copyright infringement by third parties and liability for defamation or other claims arising out of user-posted content. Our business could be negatively impacted if applicable laws subject us to greater regulation or risk of liability.

Our business could also be adversely affected if regulatory enforcement authorities, such as the California Attorney General or EU/EEA data protection authorities, take issue with any of our approaches to compliance, or if new laws, regulations or decisions regarding the collection, storage, transmission, use or disclosure of personal information are implemented in such ways that impose new or additional technological requirements on us, limit our ability to collect, transmit, store and use or disclose the information, or if government authorities or private parties challenge our data privacy or security practices that result in liability to, or restrictions on us, or we experience a significant data or information breach which would require public disclosure under existing notification laws and for which we may be liable for damages or penalties.

Furthermore, governments of applicable jurisdictions might attempt to regulate our transmissions or levy sales or other taxes relating to our activities even though we do not have a physical presence or operate in those jurisdictions. As our platforms, products and advertising activities are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions and pay various taxes in those jurisdictions. We address state and local jurisdictions where we believe we have nexus, however, there can be no assurance that we have complied with all jurisdictions that may assert that we owe taxes.

Currently, we carry cybersecurity and business interruption coverage to mitigate certain potential losses, but this insurance is limited in amount and may not be sufficient in type or amount to cover us against claims related to a cybersecurity breach and related business and system disruptions. We cannot be certain that such potential losses will not exceed our policy limits, insurance will continue to be available to us on economically reasonable terms, or at all, or any insurer will not deny coverage as to any future claim. In addition, we may be subject to changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements.

Legal Proceedings

From time to time, Arena may be subject to claims and litigation arising in the ordinary course of business. The outcome of any litigation is inherently uncertain. Based on Arena’s current knowledge it believes that the final outcome of the matters discussed below will not likely, individually or in the aggregate, have a material adverse effect on its business, financial position, results of operations or cash flows; however, in light of the uncertainties involved in such matters, there can be no assurance that the outcome of each case or the costs of litigation, regardless of outcome, will not have a material adverse effect on Arena’s business.

On January 30, 2024, the former President of Media filed an action against Arena and Manoj Bhargava, the former interim CEO and a principal stockholder, alleging claims for breach of contract, failure to pay wages and defamation, among other things, in the United States District Court of the Southern District of New York, seeking damages in an unspecified amount. Arena believes that it has strong defenses to these claims and intends to vigorously defend itself and the allegations made in this lawsuit.

On March 21, 2024, the former CEO and Chairman of the Arena Board filed an action against Arena, members of the Arena Board and Simplify, alleging claims for retaliation, breach of contract, wrongful termination and age discrimination, among other things, in the Superior Court of the State of California seeking damages in an amount of $20,000. Arena believes that it has strong defenses to these claims and intends to vigorously defend itself and the allegations made in this lawsuit.

On April 1, 2024, ABG filed an action against Arena and Manoj Bhargave, the former interim CEO and a principal stockholder, alleging breach of contract among other things, in the United States District Court of the Southern District of New York seeking damages in the amount of $48,750 ($3,750 royalty fee liability and $45,000 termination fee liability as reflected in liabilities from discontinued operations, see Note 2) to the unaudited condensed consolidated financial statements of Arena included in this combined proxy statement/prospectus. On June 7, 2024, Arena filed a response denying ABG’s alleged breach of contract action and filed a counterclaim against ABG and Minute Media, Inc alleging, among other things, unfair competition, misappropriation of trade secrets, unjust enrichment, breach of contract and tortious interference with contract.

Available Information

We file our annual, periodic and current reports, and other required information, electronically with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information that we file with the SEC electronically. We also make available on our website at www.thearenagroup.net, free of charge, copies of these reports and other information as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We use our website, blog, press releases, public conference calls and public webcasts as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels. The contents of the websites referred to above are not incorporated into this filing.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF ARENA

Unless the context otherwise requires, all references in this section to the “we,” “us,” “our,” or “Arena” refer to Arena prior to the consummation of the Transactions.

The following discussion and analysis provides information which Arena’s management believes is relevant to an assessment and understanding of Arena’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Financial Data of Arena” and the historical consolidated financial statements as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 and unaudited interim condensed consolidated financial statements as of March 31, 2024 and the three-month periods ended March 31, 2024 and 2023, and the related notes that are included elsewhere in this combined proxy statement/prospectus. The discussion and analysis should also be read together with the pro forma financial information as of and for the three months ended March 31, 2024 and for the year ended December 31, 2023. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Arena’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this combined proxy statement/prospectus. Unless stated otherwise, dollar values in this section are presented in thousands.

Overview and Recent Events

For an overview of Arena’s business, see the section labeled “The Arena Group Holdings, Inc.” on page 122 of this combined proxy statement/prospectus.

Key Operating Metrics

Our key operating metrics are:

●	Revenue per page view (“RPM”) – represents the advertising revenue earned per 1,000 pageviews. It is calculated as our advertising revenue during a period divided by our total page views during that period and multiplied by $1,000; and

●	Monthly average pageviews – represents the total number of pageviews in a given month or the average of each month’s pageviews in a fiscal quarter or year, which is calculated as the total number of page views recorded in a quarter or year divided by three months or 12 months, respectively.

We monitor and review our key operating metrics as we believe that these metrics are relevant for our industry and specifically to us and to understanding our business. Moreover, they form the basis for trends informing certain predictions related to our financial condition. Our key operating metrics focus primarily on our digital advertising revenue, which has experienced significant growth in recent periods as indicated in the Results of Operations section below. Management monitors and reviews these metrics because such metrics are readily measurable in real time and can provide valuable insight into the performance of and trends related to our digital advertising revenue and our overall business. We consider only those key operating metrics described here to be material to our financial condition, results of operations and future prospects.

For pricing indicators, we focus on RPM as it is the pricing metric most closely aligned with monthly average pageviews. RPM is an indicator of yield and pricing driven by both advertising density and demand from our advertisers.

Monthly average pageviews are measured across all properties hosted on the Platform and provide us with insight into volume, engagement and effective page management and are therefore our primary measure of traffic. We utilize a third party source, Google Analytics, to confirm this traffic data.

As described above, these key operating metrics are critical for management as they provide insights into our digital advertising revenue generation and overall business performance. This information also provides feedback on the content on our website and its ability to attract and engage users, which allows us to make strategic business decisions designed to drive more users to read or view more of our content and generate higher advertising revenue across all properties hosted on the Platform.

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For the three months ended March 31, 2024 and 2023, our RPM was $19.99 and $14.56, respectively. The 37.29% increase in RPM reflects a significant increase in video advertising as a percentage of total digital advertising as digital video advertising is sold at a significantly higher price than digital display advertising. For the three months ended March 31, 2024 and 2023, our monthly average pageviews were 399,683,984 and 397,094,535, respectively. The 0.65% increase in monthly average pageviews reflects algorithmic changes at Google, Facebook and other platforms which subdued user click-throughs to the original content.

For the years ended December 31, 2023 and 2022 our RPM was $23.95 and $18.17, respectively. The 32% increase in RPM reflects a significant increase in video advertising as a percentage of total digital advertising as digital video advertising is sold at a significantly higher price than digital display advertising. For the years ended December 31, 2023 and 2022 our monthly average pageviews were 464,261,595 and 489,659,595, respectively. The 5% decrease in monthly average pageviews reflects algorithmic changes at Google, Facebook and other platforms which subdued user click-throughs to the original content.

Impact of Macroeconomic Conditions

Uncertainty in the global economy presents significant risks to our business. Increases in inflation, rising interest rates, instability in the global banking system, geopolitical factors, including the ongoing conflicts in Ukraine and Israel and the responses thereto, and the remaining effects of the COVID-19 pandemic may have an adverse effect on our business. While we are closely monitoring the impact of the current macroeconomic conditions on all aspects of our business, the ultimate extent of the impact on our business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside of our control and could exist for an extended period of time. As a result, we are subject to continuing risks and uncertainties. For more information regarding these risks and uncertainties, see the section titled “Risk Factors” beginning on page 28 of this combined proxy statement/prospectus.

Liquidity and Capital Resources

Cash and Working Capital Facility

As of March 31, 2024, our principal sources of liquidity consisted of cash of $4,003 and accounts receivable from continuing operations, net of our allowance for doubtful accounts, of $26,452. In addition, as of March 31, 2024, we had $17,252 available for additional use under our working capital loan with Simplify. As of March 31, 2024, the outstanding balance of the Simplify working capital loan was $7,748. Our cash balance as of the issuance date of our accompanying condensed consolidated financial statements is $4,151.

Our accompanying consolidated financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the three months ended March 31, 2024 and the year ended December 31, 2023, we incurred a net loss from continuing operations of $12,720 and $55,582, respectively and as of March 31, 2024, had cash on hand of $4,003 and a working capital deficit of $225,009. Our net loss from continuing operations and working capital deficit have been evaluated by management to determine if the significance of those conditions or events would limit our ability to meet our obligations when due. Also, since our 2023 Notes (see Note 11 in our accompanying condensed consolidated financial statements), Senior Secured Notes, Delayed Draw Term Notes and 2022 Bridge Notes (see Note 12 in our accompanying condensed consolidated financial statements) (collectively our “current debt”) are subject to a forbearance period through the earlier of the following: (a) September 30, 2024; (b) the occurrence of the Closing of the Transactions and (c) the termination of the Transactions prior to closing (as further described in Note 18 in our accompanying condensed consolidated financial statements) unless we are able to refinance or modify the terms of our current debt we run the risk that our debt could be called, therefore, we may not be able to meet our obligations when due.

Management performed an annual reporting period going concern assessment. We are required to assess our ability to continue as a going concern. Our accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Our accompanying consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

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In our evaluation, management determined there is substantial doubt about our ability to continue as a going concern for a one-year period following the (unaudited) condensed consolidated financial statement issuance date, unless we are able to refinance or modify our current debt and complete the Transactions.

We plan to refinance or modify the maturities of our current debt and complete the Transactions to alleviate the conditions that raise substantial doubt about our ability to continue as a going concern, however, there can be no assurance that we will be able to refinance or modify our current debt and complete the Transactions.

Debt Financings and Obligations

Net proceeds from our debt financings consisted of the following:

Arena Credit Agreement. We were party to the Arena Credit Agreement, pursuant to which SLR extended a $40,000 line of credit for working capital purposes secured by a first lien on all our cash and accounts receivable and a second lien on all other assets. Borrowings under the facility bore interest at the prime rate plus 4% per annum of the amount advanced and had a maturity date of December 31, 2025. On March 13, 2024, the Arena Credit Agreement was refinanced by the Simplify Loan, which bears interest at 10% per annum of the amount advanced and has a maturity date of March 13, 2026. The aggregate principal amount outstanding, plus accrued and unpaid interest as of March 31, 2024 was $7,748.

2023 Notes. Pursuant to the Arena Note Purchase Agreement, on August 31, 2023, we issued $5,000 aggregate principal amount of notes with additional borrowings of $1,000 on September 29, 2023 and $2,000 on November 23, 2023 (the “2023 Notes”). On December 1, 2023, Renew, an affiliated entity of Simplify, in its capacity as agent for the purchasers and as purchaser, purchased the 2023 Notes from BRF Finance Co., LLC (“BRF Finance”), an affiliated entity of B. Riley Financial, Inc. (“B. Riley”). Borrowings under the 2023 Notes bore interest at 10% per annum. On December 29, 2023, we failed to make the interest payment due on the 2023 Notes resulting in an event of default with subsequent agreement to a forbearance period through the earlier of the following: (a) September 30, 2024; (b) the occurrence of the Closing of the Transactions and (c) the termination of the Transaction prior to Closing (further details are provided under the heading Arena Loan Agreement in Note 28, Subsequent Events in our accompanying consolidated financial statements). The balance outstanding under our 2023 Notes as of March 31, 2024, was $8,000.

Bridge Notes. Pursuant to the Arena Note Purchase Agreement (as defined below), on December 15, 2022, we issued $36,000 aggregate principal amount of 2022 Bridge Notes. On December 1, 2023, Renew, an affiliated entity of Simplify, in its capacity as agent for the purchasers and as purchaser, purchased the 2022 Bridge Notes from BRF Finance. We received net proceeds of $34,728, after the payment of $1,000 to B. Riley for an advisory fee and $272 for other legal costs, from the issuance of the 2022 Bridge Notes. Interest on the 2022 Bridge Notes was payable in cash at a rate of 10% per annum as amended on August 31, 2023, from 12% per annum quarterly, with an increase in the interest rate by 1.5% per annum on March 1, 2023, May 1, 2023 and July 1, 2023. On December 29, 2023, we failed to make the interest payment due on the 2022 Bridge Notes resulting in an event of default with subsequent agreement to a forbearance period through the earlier of the following: (a) September 30, 2024; (b) the occurrence of the Closing of the Transactions and (c) the termination of the Transactions prior to Closing (further details are provided under the heading Arena Loan Agreement in Note 28, Subsequent Events in our accompanying consolidated financial statements). The 2022 Bridge Notes are subject to certain mandatory prepayment requirements, including, but not limited to, a requirement that we apply the net proceeds from certain debt incurrences or equity offerings to repay the 2022 Bridge Notes. We may elect to prepay the 2022 Bridge Notes, at any time, at our option at 100% of the principal amount. The 2022 Bridge Notes are secured by liens on the same collateral that secures indebtedness under our outstanding Senior Secured Notes (as defined below) and are guaranteed by our subsidiaries that guarantee the Arena Note Purchase Agreement. The Arena Note Purchase Agreement contains covenants and events of default substantially similar to those contained in original note purchase agreement that governed the Arena Note Purchase Agreement. The proceeds received were used for the acquisition of Men’s Journal and to repay $5,928 of our existing Delayed Draw Term Notes (as defined below). The balance outstanding under our 2022 Bridge Notes as of March 31, 2023, was $36,000.

Senior Secured Notes. We are party to the Arena Note Purchase Agreement with Renew, an affiliated entity of Simplify, where we issued senior secured notes (the “Senior Secured Notes”). On December 1, 2023, Renew purchased the Senior Secured Notes from BRF Finance. The Senior Secured Notes bear interest at a rate of 10% per annum. Interest payments are payable at Renew’s discretion either in cash quarterly in arrears on the last day of each quarter or by adding the interest to the outstanding principal amount. On December 29, 2023, we failed to make the interest payment due on the Senior Secured Notes resulting in an event of default with subsequent agreement to a forbearance period through the earlier of the following: (a) September 30, 2024; (b) the occurrence of the Closing of the Transaction and (c) the termination of the Transactions prior to Closing (further details are provided under the heading Arena Loan Agreement in Note 28, Subsequent Events in our accompanying consolidated financial statements). The balance outstanding under our Senior Secured Notes as of March 31, 2024, was $62,691, which included outstanding principal of $48,791 and payment of in-kind interest of $13,900 that we were permitted to add to the aggregate outstanding principal balance.

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Delayed Draw Term Notes. Pursuant to the Arena Note Purchase Agreement, we agreed to issue delayed draw term notes (the “Delayed Draw Term Notes”). On December 1, 2023, Renew, an affiliated entity of Simplify, in its capacity as agent for the purchasers and as purchaser, purchased the Delayed Draw Term Notes from BRF Finance. The Delayed Draw Term Notes bear interest at a rate of 10% per annum. Interest payments are payable, at Renew’s discretion, either in cash quarterly in arrears on the last day of each fiscal quarter or in kind in arrears on the last day of each fiscal quarter. On December 29, 2023, we failed to make the interest payment due on the Delayed Draw Term Notes resulting in an event of default with subsequent agreement to a forbearance period through the earlier of the following: (a) September 30, 2024; (b) the occurrence of the Closing of the Transactions and (c) the termination of the Transactions prior to Closing (further details are provided under the heading Arena Loan Agreement in Note 28, Subsequent Events in our accompanying consolidated financial statements). We paid $5,928 in principal on March 31, 2024. The Delayed Draw Term Notes have a maturity date of December 31, 2026. The balance outstanding under the Delayed Draw Term Notes as of March 31, 2024, was $4,000.

On January 11, 2023, we entered into an asset purchase agreement with Teneology, Inc., pursuant to which we acquired certain assets (consisting of the RoadFood media business, including digital and television assets; the Moveable Feast media business, including digital and television assets; the Fexy-branded content studio business; and the MonkeySee YouTube Channel media business, collectively “Fexy Studios”), for a purchase price of $3,307. The purchase price consisted of the following: (1) $500 cash paid at closing; (2) $75 cash payments due in three equal installments of $25 on March 1, 2023 (paid), April 1, 2023 (paid) and May 1, 2023 (paid); (3) $200 deferred cash payment due on the first anniversary of the closing date, subject to certain indemnity provisions; and (4) the issuance of 274,692 shares of Arena Common Stock, subject to certain lock-up provisions, on the closing date with a fair value of $2,000 (fair value was determined based on an independent appraisal); and which is subject to a put option under certain conditions. The number of shares of Arena Common Stock issued was determined based on a $2,225 value using the Arena Common Stock trading price on the day immediately preceding the January 11, 2023, closing date (on the closing date Arena Common Stock trading price was $7.94 per share).

Arena Loan Agreement. On March 13, 2024, we entered into the Arena Loan Agreement with Simplify, to provide up to $25,000 of borrowings to be used by us for working capital and general corporate purposes. The Simplify Loan bears an interest rate of 10% per annum, payable monthly in arrear unless otherwise demanded by the lender, and will mature on March 13, 2026. The Simplify Loan is secured by certain assets of Arena and its subsidiaries, which are also guarantors of the obligations. Upon closing of the Arena Loan Agreement, we borrowed approximately $7,700, of which approximately $3,400 was used to repay the outstanding loan balance, accrued interest, certain fees and contingency reserves under the Arena Credit Agreement. The Arena Credit Agreement was simultaneously terminated. The remaining $4,300 of the initial borrowing under the Arena Loan Agreement was used by us for working capital and general corporate purposes. As of March 31, 2024, the balance outstanding on the Simplify Loan was $7,748.

Off-Balance Sheet Arrangements

None.

Material Contractual Obligations

We have material contractual obligations that arise in the normal course of business primarily consisting of employment contracts, consulting agreements, leases, liquidated damages, debt and related interest payments. Purchase obligations consist of contracts primarily related to merchandise, equipment, and third party services, the majority of which are due in the next 12 months. See Note 7, Leases, Note 15, Liquidated Damages Payable, Note 18, Bridge Notes, and Note 19, Long-term Debt, in our accompanying consolidated financial statements for amounts outstanding as of December 31, 2023, related to leases, liquidated damages, bridge financing and long-term debt.

During 2022, we assumed the lease from Men’s Journal for office space in Carlsbad, California, that expires in March 2025, and as of December 31, 2023 we remain responsible for $1,439 over the remaining lease term. The lease provides for fixed payments of $89 for three months, $92 for twelve months and $94 for twelve months, with an estimate of common expenses per month of $25 through the end of the lease term. Pursuant to two subleases entered into during 2023, the sublessees will pay us an aggregate of $312, net of security deposits, through March 2025.

We also subleased our office space in Santa Monica, California in November 2021 and remain responsible to the original lessor for $373 through October 2024. Pursuant to the sublease, the sublessee will pay us an aggregate of $225 through October 2024.

During 2021, we entered into a termination agreement of our sublease agreement for a property located in New York, New York and remain responsible for $4,000 in cash payments to the sublandlord through October 2024.

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Working Capital Deficit

We have financed our working capital requirements since inception through issuances of equity securities and various debt financings. Our working capital deficit as of March 31, 2024 and December 31, 2023 was as follows:

	As of
	March 31, 2024	December 31, 2023
Current assets	$43,168	$90,399
Current liabilities	(268,177)	(236,021)
Working capital deficit	(225,009)	(145,622)

As of March 31, 2024, we had a working capital deficit of $225,009, as compared to $145,622 as of December 31, 2023, consisting of $43,168 in total current assets and $268,177 in total current liabilities. As of December 31, 2023, our working capital deficit consisted of $90,399 in total current assets and $236,021 in total current liabilities.

Our cash flows for the three months ended March 31, 2024 and 2023 consisted of the following:

	Three Months Ended March 31,
	2024	2023
Net cash used in operating activities	$(1,965)	$(1,672)
Net cash used in investing activities	(713)	(1,688)
Net cash provided by (used in) financing activities	(2,603)	5,450
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(5,281)	$2,090
Cash, cash equivalents, and restricted cash, end of period	$4,003	$16,463

For the three months ended March 31, 2024, net cash used in operating activities was $1,965, consisting primarily of $58,343 of cash paid to employees, Publisher Partners, expert contributors, suppliers, and vendors, and for revenue share arrangements, professional services, and $964 of cash paid for interest, offset by $56,632 of cash received from customers. For the three months ended March 31, 2023, net cash used in operating activities was $1,672, consisting primarily of $59,394 of cash paid to employees, Publisher Partners, expert contributors, suppliers, and vendors, and for revenue share arrangements, advance of royalty fees and professional services, and $3,252 of cash paid for interest, offset by $60,974 of cash received from customers.

For the three months ended March 31, 2024, net cash used in investing activities was $713 consisting of $713 for capitalized costs for our Platform. For the three months ended March 31, 2023, net cash used in investing activities was $1,688, consisting of $1,188 for capitalized costs for our Platform and $500 for the acquisition of a business.

For the three months ended March 31, 2024, net cash used in financing activities was $2,603, consisting primarily of (i) $2,263 for the payment of the Fexy put option, (ii) $19,609 from repayment of our line of credit with SLR and (iii) $479 for tax payments relating to the withholding of shares of common stock for certain employees, less (iv) $12,000 in net proceeds from the common stock private placement, and (v) $7,748 in net proceeds from our working capital loan with Simplify. For the three months ended March 31, 2023, net cash provided by financing activities was $5,450, consisting primarily of (i) $11,431 (excluding accrued offering costs of $69) in net proceeds from the public offering of common stock, less (ii) $4,533 from repayments of our SLR line of credit; (ii) $25 in payment of deferred cash payments, and (iii) $1,423 for tax payments relating to the withholding of shares of common stock for certain employees.

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Our cash flows during the years ended December 31, 2023 and 2022 consisted of the following:

	Years Ended December 31,
	2023	2022
Net cash used in operating activities	$(24,772)	$(11,304)
Net cash used in investing activities	(3,212)	(38,590)
Net cash provided by financing activities	22,895	54,416
Net (decrease) increase in cash, cash equivalents, and restricted cash	$(5,089)	$4,522
Cash, cash equivalents, and restricted cash, end of year	$9,284	$14,373

For the year ended December 31, 2023, net cash used in operating activities was $24,772, consisting primarily of $239,737 of cash paid to employees, Publisher Partners, Expert Contributors, suppliers, and vendors, and for revenue share arrangements and professional services, and $12,101 of cash paid for interest, offset by $227,066 of cash received from customers. For the year ended December 31, 2022, net cash used in operating activities was $11,304, consisting primarily of $219,282 of cash paid to employees, Publisher Partners, Expert Contributors, suppliers, and vendors, and for revenue share arrangements, advance of royalty fees and professional services, and $9,528 of cash paid for interest, offset by $219,407 of cash received from customers.

For the year ended December 31, 2023, net cash used in investing activities was $3,212, consisting primarily of $3,773 for capitalized costs for our Platform and $500 for the acquisition of a business, offset by $1,061 from sale of assets. For the year ended December 31, 2022, net cash used in investing activities was $38,590, consisting primarily of $35,331 for the acquisition of a business, $5,179 for capitalized costs for our Platform, and $530 for property and equipment, offset by $2,450 from the sale of an equity investment.

For the year ended December 31, 2023, net cash provided by financing activities was $22,895, consisting primarily of $11,333 (excluding accrued offering costs of $167) in net proceeds from the public offering of Arena Common Stock, $5,517 from borrowings under our Arena Credit Agreement, $7,543 (excluding debt issuance costs of $457) in net proceeds from issuance of our 2023 Notes; offset by $1,423 tax payments relating to the withholding of shares of Arena Common Stock for certain employees, and $75 payment of deferred cash payments for an acquisition. For the year ended December 31, 2022, net cash provided by financing activities was $54,416, consisting primarily of $30,490 (net of issuance costs paid of $1,568) in net proceeds from a public offering of Arena Common Stock, $28,800 (net of issuance costs paid of $1,272 and payments of $5,928) in proceeds from long term-debt, $2,104 from advancements of our Arena Credit Agreement, and $95 from exercises of Arena Common Stock options, offset by $4,468 for tax payments relating to the withholding of shares of Arena Common Stock for certain employees, $2,152 related to payments of restricted stock liabilities, and $453 related to deferred cash payments for an acquisition.

Results of Operations

Comparison of the Three Months Ended March 31, 2024 and 2023

	Three Months Ended March 31		2024 versus 2023
	2024	2023	$ Change	% Change
Revenue	$28,941	$28,418	$523	1.8%
Cost of revenue	20,008	18,090	1,918	10.6%
Gross profit	8,933	10,328	(1,395)	-13.5%
Operating expenses
Selling and marketing	4,564	5,847	(1,283)	-21.9%
General and administrative	10,135	12,975	(2,840)	-21.9%
Depreciation and amortization	987	1,096	(109)	-9.9%
Loss on disposition of assets	1,198	119	1,079	906.7%
Total operating expenses	16,884	20,037	(3,153)	-15.7%
Loss from operations	(7,951)	(9,709)	1,758	-18.1%
Total other expenses	(4,728)	(4,808)	80	-1.7%
Loss before income taxes	(12,679)	(14,517)	1,838	-12.7%
Income taxes	(41)	(7)	(34)	485.7%
Net loss from continuing operations	(12,720)	(14,524)	1,804	-12.4%
Net loss from discontinued operations, net of tax	(90,638)	(4,853)	(85,785)	1767.7%
Net loss	$(103,358)	$(19,377)	$(83,981)	433.4%

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For the three months ended March 31, 2024, the net loss from continuing operations improved $1,804 to $12,720, as compared to our prior period of $14,524. This improvement was primarily due to a $3,153 decrease in operating expenses that was offset by a decrease in gross profit of $1,395. This improvement was offset by a loss from discontinued operations of $90,638 as compared to $4,853 for the three months ended March 31, 2023. The increase in the loss from discontinued operations was primarily driven by the accrual of the $45,000 termination fee liability and the recognition of a loss on impairment of assets of $39,391. This increased loss from discontinued operations lead to an increase in our net loss of $83,981 as compared to $19,377 from our prior period, resulting in a net loss of $103,358 for the three months ended March 31, 2024.

Revenue

The following table sets forth revenue, cost of revenue, and gross profit:

	Three Months Ended March 31		2024 versus 2023
	2024	2023	$ Change	% Change
Revenue	$28,941	$28,418	$523	1.8%
Cost of revenue	20,008	18,090	1,918	10.6%
Gross profit	$8,933	$10,328	$(1,395)	-13.5%

For the three months ended March 31, 2024 we had gross profit of $8,933, as compared to $10,328 for the three months ended March 31, 2023, a decrease of $1,395. Gross profit percentage for the three months ended March 31, 2024 was 30.9%, as compared to 36.3% for the three months ended March 31, 2023.

The reduction in gross profit percentage was driven by a higher mix of revenue from sports partners, which receive a revenue share, resulting in Publisher Partner revenue share as a percentage of digital advertising revenue increasing to 27.9% for the three months ended March 31, 2024, as compared to 22.1% for the three months ended March 31, 2023.

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The following table sets forth revenue by category:

	Three Months Ended March 31,		2024 versus 2023
	2024	2023	$ Change	% Change
Digital revenue:
Digital advertising	$22,748	$19,093	$3,655	19.1%
Digital subscriptions	2,334	3,661	(1,327)	-36.2%
Licensing and syndication revenue	2,300	3,351	(1,051)	-31.4%
Other digital revenue	1,286	551	735	133.4%
Total digital revenue	28,668	26,656	2,012	7.5%
Print revenue:
Print advertising	-	656	(656)	-100.0%
Print subscriptions	273	1,106	(833)	-75.3%
Total print revenue	273	1,762	(1,489)	-84.5%
Total revenue	$28,941	$28,418	$523	1.8%

For the three months ended March 31, 2024, total revenue increased $523, or 1.8%, to $28,941 from $28,418 for the three months ended March 31, 2023. This reflected a decrease in print revenue of $1,489 due primarily to the shutdown of Athlon Outdoor print operations, which was largely offset by a 7.5% increase in digital revenue from $26,656 for the three months ended March 31, 2023 to $28,668 for the three months ended March 31, 2024.

The primary driver of the increase in our digital revenue is a 19.1% increase in our digital advertising revenue from $19,093 for the three months ended March 31, 2023 to $22,748 in the current year period. In addition, other digital revenue increased by $735 to $1,286 for the three months ended March 31, 2024 driven by the expansion in our e-commerce revenue. These improvements were partially offset by a decrease in our digital subscriptions of $1,327 and a $1,051 decline in licensing and syndication revenue.

Cost of Revenue

The following table sets forth cost of revenue by category:

	Three Months Ended March 31,		2024 versus 2023
	2024	2023	$ Change	% Change
Publisher Partner revenue share payments	$6,357	$4,220	$2,137	50.6%
Technology, Platform and software licensing fees	4,224	3,759	465	12.4%
Content and editorial expenses	7,249	4,796	2,453	51.1%
Printing, distribution and fulfillment costs	244	872	(628)	-72.0%
Amortization of developed technology and platform development	1,549	2,369	(820)	-34.6%
Stock-based compensation	385	1,983	(1,598)	-80.6%
Other cost of revenue	-	91	(91)	-100.00%
Total cost of revenue	$20,008	$18,090	$1,918	10.6%

For the three months ended March 31, 2024, we recognized cost of revenue of $20,008, as compared to $18,090 for the three months ended March 31, 2023, which represents an increase of $1,918. Cost of revenue for the first quarter of 2024 was impacted by increases in technology, Platform and software licensing fees of $465 and Publisher Partner revenue share payments of $2,137 and content and editorial expenses of $2,453; partially offset by a decrease in stock-based compensation costs of $1,598.

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Operating Expenses

Selling and Marketing

The following table sets forth selling and marketing expenses from continuing operations by category:

	Three Months Ended March 31,		2024 versus 2023
	2024	2023	$ Change	% Change
Payroll and employee benefits of selling and marketing account management support teams	$3,071	$3,623	$(552)	-15.2%
Stock-based compensation	109	368	(259)	-70.4%
Professional marketing services	102	664	(562)	-84.6%
Circulation costs	86	(83)	169	-203.6%
Advertising costs	572	916	(344)	-37.6%
Other selling and marketing expenses	624	359	265	73.8%
Total selling and marketing	$4,564	$5,847	$(1,283)	-21.9%

For the three months ended March 31, 2024, we incurred selling and marketing costs of $4,564, as compared to $5,847 for the three months ended March 31, 2023. The decrease in selling and marketing costs of $1,283 is primarily related to decreases in payroll and employee benefits costs of $552, professional marketing services of $562, advertising costs of $344 and stock based compensation of $259; partially offset by other selling and marketing expenses of $265.

General and Administrative

The following table sets forth general and administrative expenses by category:

	Three Months Ended March 31,		2024 versus 2023
	2024	2023	$ Change	% Change
Payroll and related expenses for executive and administrative personnel	$4,585	$3,727	$858	23.0%
Stock-based compensation	419	3,886	(3,467)	-89.2%
Professional services, including accounting, legal and insurance	3,596	3,424	172	5.0%
Other general and administrative expenses	1,535	1,938	(403)	-20.8%
Total general and administrative	$10,135	$12,975	$(2,840)	-21.9%

For the three months ended March 31, 2024, we incurred general and administrative costs of $10,135 as compared to $12,975 for the three months ended March 31, 2023. The $2,840 decrease in general and administrative expenses is primarily due to decreases in stock-based compensation of $3,467 and other general and administrative expenses of $403; partially offset by an increase in payroll and related expenses of $858.

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Other Expenses

The following table sets forth other expenses:

	Three Months Ended March 31,		2024 versus 2023
	2024	2023	$ Change	% Change
Change in fair value of contingent consideration	$313	$499	$(186)	-37.3%
Interest expense, net	4,339	4,182	157	3.8%
Liquidated damages	76	127	(51)	-40.2%
Total other expenses	$4,728	$4,808	$(80)	-1.7%

Change in Fair Value of Contingent Consideration. The change in fair value of contingent consideration of $313 for the three months ended March 31, 2024 represents the change in the put option on our common stock in connection with the Fexy Studios acquisition.

Interest Expense. We incurred interest expense of $4,339 and $4,182 for the three months ended March 31, 2024 and 2023, respectively, an increase of $157 from the prior period, as a result of our debt increase.

Liquidated Damages. We recorded $76 of accrued interest on our liquidated damages payable for the three months ended March 31, 2024 primarily from the issuance of our convertible debentures, Series H convertible preferred stock, Series I convertible preferred stock, Series J convertible preferred stock and Series K convertible preferred stock in prior years. We recorded $127 of accrued interest on our liquidated damages payable for the three months ended March 31, 2023 primarily from issuance of the same securities as described above.

Comparison of Fiscal 2023 to Fiscal 2022

	Years Ended December 31,		2023 versus 2022
	2023	2022	$ Change	% Change
Revenue	$244,203	$220,935	$23,268	10.5%
Cost of revenue	142,240	132,923	9,317	7.0%
Gross profit	101,963	88,012	13,951	15.9%
Operating expenses
Selling and marketing	74,245	72,489	1,756	2.4%
General and administrative	44,152	53,499	(9,347)	-17.5%
Depreciation and amortization	18,924	17,650	1,274	7.2%
Loss on impairment of assets	119	257	(138)	-53.7%
Loss on sale of assets	325	-	325	100.0%
Total operating expenses	137,765	143,895	(6,130)	-4.3%
Loss from operations	(35,802)	(55,883)	20,081	-35.9%
Total other expenses	(19,558)	(12,568)	(6,990)	55.6%
Loss before income taxes	(55,360)	(68,451)	13,091	-19.1%
Income tax benefit	(222)	1,063	(1,285)	-120.9%
Net loss from continuing operations	(55,582)	(67,388)	11,806	-17.5%
Net loss from discontinued operations, net of tax	-	(3,470)	3,470	-100.0%
Net loss	$(55,582)	$(70,858)	$15,276	-21.6%

For the year ended December 31, 2023, the loss from operations improved $20,081 to $35,802 as compared to $55,883 during the year ended December 31, 2022 due to a $23,268 increase in revenue, with a $6,130 decrease in operating expenses. For the year ended December 31, 2023, the net loss was $55,582, a decrease of $15,276 as compared to a net loss of $70,858 for the year ended December 31, 2022 as the improvement in the loss from operations was partially offset by an increase in interest expense of $6,537 included in other expenses.

Revenue

The following table sets forth revenue, cost of revenue, and gross profit from continuing operations:

	Years Ended December 31,		2023 versus 2022
	2023	2022	$ Change	% Change
Revenue	$244,203	$220,935	$23,268	10.5%
Cost of revenue	142,240	132,923	9,317	7.0%
Gross profit	$101,963	$88,012	$13,951	15.9%

For the year ended December 31, 2023 we had gross profit of $101,963, as compared to $88,012 for the year ended December 31, 2022, an increase of $13,951. Gross profit percentage for the year ended December 31, 2023 was 41.8%, as compared to 39.8% for the year ended December 31, 2022.

The improvement in gross profit percentage was driven by an increase in total revenue of $23,268, or 10.5%, primarily as a result of increased digital advertising due to improved programmatic video inventory monetization. This increase is partially offset by an increase in cost of revenue of $9,317, or 7%, resulting from higher publisher partner revenue share along with increased technology, Platform and software licensing costs.

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The following table sets forth revenue from continuing operations by category:

	Years Ended December 31,		2023 versus 2022
	2023	2022	$ Change	% Change
Digital revenue:
Digital advertising	$135,376	$109,317	$26,059	23.8%
Digital subscriptions	12,764	21,156	(8,392)	-39.7%
Licensing and syndication revenue	18,482	18,173	309	1.7%
Other digital revenue	5,384	1,166	4,218	361.7%
Total digital revenue	172,006	149,812	22,194	14.8%
Print revenue:
Print advertising	9,881	10,214	(333)	-3.3%
Print subscriptions	62,316	60,909	1,407	2.3%
Total print revenue	72,197	71,123	1,074	1.5%
Total revenue	$244,203	$220,935	$23,268	10.5%

For the year ended December 31, 2023, total revenue increased $23,268 to $244,203 from $220,935 for the year ended December 31, 2022. The primary sources of revenue for the year ended December 31, 2023 were as follows: (i) digital advertising of $135,376, (ii) digital subscriptions of $12,764, (iii) licensing and syndication revenue and other digital revenue of $23,866, (iv) print advertising of $9,881 and (v) print subscriptions of $62,316

The primary driver of the increase in our total revenue is derived from digital advertising revenue which benefited from a 32% rise in RPMs due to the higher mix of higher priced digital video advertising in the year ended December 31, 2023 versus the prior year. Other digital revenue, which was mostly e-commerce revenue, increased by $4,218 to $5,384. These improvements were partially offset by a decrease in digital subscriptions of $8,392, resulting in a $22,194, or 14.8%, increase in total digital revenue for the year ended December 31, 2023 as compared to the prior year period. In addition, total print revenue increased by $1,074 as print advertising decreased by $333 and print subscriptions grew by $1,407.

Cost of Revenue

The following table sets forth cost of revenue from continuing operations by category:

	Years Ended December 31,		2023 versus 2022
	2023	2022	$ Change	% Change
Publisher Partner revenue share payments	$27,174	$20,108	$7,066	35.1%
Technology, Platform and software licensing fees	20,990	18,294	2,696	14.7%
Royalty fees	15,000	15,000	-	0.0%
Content and editorial expenses	48,250	44,669	3,581	8.0%
Printing, distribution and fulfillment costs	15,391	14,835	556	3.7%
Amortization of developed technology and platform development	8,782	9,459	(677)	-7.2%
Stock-based compensation	6,562	10,235	(3,673)	-35.9%
Other cost of revenue	91	323	(232)	-71.8%
Total cost of revenue	$142,240	$132,923	$9,317	7.0%

For the year ended December 31, 2023, we recognized cost of revenue of $142,240, as compared to $132,923 for the year ended December 31, 2022, representing an increase of $9,317. Cost of revenue for the year ended December 31, 2023 was impacted by increases in (i) Publisher Partner revenue share payments of $7,066, (ii) technology, Platform and software licensing fees of $2,696, (iii) content and editorial expenses of $3,581, and (iv) printing, distribution and fulfillment costs of $556; partially offset by a decrease in stock-based compensation of $3,673.

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Operating Expenses

Selling and Marketing

The following table sets forth selling and marketing expenses from continuing operations by category:

	Years Ended December 31,		2023 versus 2022
	2023	2022	$ Change	% Change
Payroll and employee benefits of selling and marketing account management support teams	$19,106	$14,467	$4,639	32.1%
Stock-based compensation	1,659	2,772	(1,113)	-40.2%
Professional marketing services	3,406	4,528	(1,122)	-24.8%
Circulation costs	5,257	5,006	251	5.0%
Subscription acquisition costs	38,112	37,190	922	2.5%
Advertising costs	4,372	5,987	(1,615)	-27.0%
Other selling and marketing expenses	2,333	2,539	(206)	-8.1%
Total selling and marketing	$74,245	$72,489	$1,756	2.4%

For the year ended December 31, 2023, we incurred selling and marketing costs of $74,245 as compared to $72,489 for the year ended December 31, 2022. The increase in selling and marketing costs of $1,756 is primarily related to increases in (i) payroll and employee benefits of $4,639, (ii) circulation costs of $251, and (iii) subscription acquisition costs of $922; partially offset by decreases in (i) professional marketing services costs of $1,122, (ii) advertising costs of $1,615 and (iii) stock-based compensation costs of $1,113.

General and Administrative

The following table sets forth general and administrative expenses from continuing operations by category:

	Years Ended December 31,		2023 versus 2022
	2023	2022	$ Change	% Change
Payroll and related expenses for executive and administrative personnel	$14,337	$15,800	$(1,463)	-9.3%
Stock-based compensation	10,839	18,338	(7,499)	-40.9%
Professional services, including accounting, legal and insurance	12,229	13,364	(1,135)	-8.5%
Other general and administrative expenses	6,747	5,997	750	12.5%
Total general and administrative	$44,152	$53,499	$(9,347)	-17.5%

For the year ended December 31, 2023, we incurred general and administrative costs of $44,152 as compared to $53,499 for the year ended December 31, 2022. The $9,347 decrease in general and administrative expenses is primarily due to decreases in stock-based compensation of $7,499, payroll and related expenses of $1,463 and professional services of $1,135.

Other Expenses

The following table sets forth other expenses:

	Years Ended December 31,		2023 versus 2022
	2023	2022	$ Change	% Change
Change in fair value of contingent consideration	$(1,010)	$-	$(1,010)	100.0%
Interest expense, net	(17,965)	(11,428)	(6,537)	57.2%
Liquidated damages	(583)	(1,140)	557	-48.9%
Total other expenses	$(19,558)	$(12,568)	$(6,990)	55.6%

Change in Fair Value of Contingent Consideration. The change in fair value of contingent consideration of $1,010 for the year ended December 31, 2023 represents the change in the put option on Arena Common Stock in connection with the acquisition of Fexy Studios. As part of that acquisition consideration, we issued 274,692 shares of Arena Common Stock, which was subject to a put option under certain conditions (as further described in Note 17, Fair Value Measurement in our accompanying consolidated financial statements).

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Interest Expense. We incurred interest expense, net of $17,965 for the year ended December 31, 2023, as compared to $11,428 for the year ended December 31, 2022. The increase in interest expense of $6,537 was primarily from additional interest from our debt.

Liquidated Damages. We recorded liquidated damages of $583 for the year ended December 31, 2023, as compared to $1,140 for the year ended December 31, 2022. The decrease of $557 in liquidated damages recorded for the year ended December 31, 2023, is primarily because in 2022 we had an assessment under certain agreements as a result of filing a registration statement outside of the agreed upon filing deadline.

Income Taxes

Income Taxes. For the year ended December 31, 2023, we recorded an income tax provision of $222 primarily related to tax deductible goodwill. For the year ended December 31, 2022, we recorded an income tax benefit of $1,063 primarily from our acquired deferred tax liabilities from an acquisition during the year and change in valuation allowance as of year-end that was, in part, offset by certain previous acquisitions related to tax deductible goodwill.

For further details refer to Note 24, Income Taxes, in our accompanying consolidated financial statements.

Use of Non-GAAP Financial Measures

We report our financial results in accordance with GAAP; however, management believes that certain non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. We believe Adjusted EBITDA provides visibility to the underlying continuing operating performance by excluding the impact of certain items that are noncash in nature or not related to our core business operations. We calculate Adjusted EBITDA as net loss as adjusted for loss from discontinued operations, with additional adjustments for (i) interest expense (net), (ii) income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, (v) change in valuation of contingent consideration, (vi) liquidated damages, (vii) loss on impairment of assets, (viii) loss on sale of assets; (ix) employee retention credit, (x) employee restructuring payments; and (xi) professional and vendor fees.

Our non-GAAP Adjusted EBITDA may not be comparable to a similarly titled measure used by other companies, has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Additionally, we do not consider our non-GAAP Adjusted EBITDA as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP. Some of the limitations is that Adjusted EBITDA:

●	does not reflect interest expense and financing fees, or the cash required to service our debt, which reduces cash available to us;

●	does not reflect income tax provision or benefit, which is a noncash income or expense;

●	does not reflect depreciation and amortization expense and, although this is a noncash expense, the assets being depreciated may have to be replaced in the future, increasing our cash requirements;

●	does not reflect stock-based compensation and, therefore, does not include all of our compensation costs;

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●	does not reflect the change in valuation of contingent consideration and, although this is a noncash income or expense, the change in the valuations each reporting period are not impacted by our actual business operations but is instead strongly tied to the change in the market value of Arena Common Stock;

●	does not reflect liquidated damages and, therefore, does not include future cash requirements if we repay the liquidated damages in cash instead of shares of Arena Common Stock (which the investor would need to agree to);

●	does not reflect any losses from the impairment of assets, which is a noncash operating expense;

●	does not reflect any losses from the sale of assets, which is a noncash operating expense

●	does not reflect the employee retention credits recorded by us for payroll related tax credits under the CARES Act;

●	does not reflect payments related to employee severance and employee restructuring changes for our former executives; and

●	does not reflect the professional and vendor fees incurred by us for services provided by consultants, accountants, lawyers, and other vendors, which services were related to certain types of events that are not reflective of our business operations.

The following table presents a reconciliation of Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure, for the periods indicated:

	Years Ended December 31,
	2023	2022
Net loss	$(55,582)	$(70,858)
Loss from discontinued operations, net of tax	-	3,470
Loss from continuing operations	(55,582)	(67,388)
Add (deduct):
Interest expense, net (1)	17,965	11,428
Income tax provision (benefit)	222	(1,063)
Depreciation and amortization (2)	27,706	27,109
Stock-based compensation (3)	19,060	31,345
Change in fair value of contingent consideration (4)	1,010	-
Liquidated damages (5)	583	1,140
Loss on impairment of assets (6)	119	257
Loss on sale of assets (7)	325	-
Employee retention credit (8)	(6,868)	-
Employee restructuring expenses (9)	5,367	679
Professional and vendor fees (10)	1,194	-
Adjusted EBITDA	$11,101	$3,507

(1)	Interest expense is related to our capital structure and varies over time due to a variety of financing transactions. Interest expense includes $2,378 and $1,581 for amortization of debt discounts for the years ended December 31, 2023 and 2022, respectively, as presented in our consolidated statements of cash flows, which are noncash items. Investors should note that interest expense will recur in future periods.

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(2)	Depreciation and amortization related to our developed technology and Platform is included within cost of revenue of $8,782 and $9,459, for the years ending December 31, 2023 and 2022, respectively, and depreciation and amortization is included within operating expenses of $18,924 and $17,650 for the years ending December 31, 2023 and 2022, respectively. We believe (i) the amount of depreciation and amortization expense in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired tangible and intangible assets. Investors should note that the use of tangible and intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation and should also note that such expense will recur in future periods.
(3)	Stock-based compensation represents noncash costs arise from the grant of stock-based awards to employees, consultants and directors. We believe that excluding the effect of stock-based compensation from Adjusted EBITDA assists management and investors in making period-to-period comparisons in our operating performance because (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations, and (ii) such expenses can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Additionally, we believe that excluding stock-based compensation from Adjusted EBITDA assists management and investors in making meaningful comparisons between our operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future.
(4)	Change in fair value of contingent consideration represents the change in the put option on Arena Common Stock in connection with the acquisition of Fexy Studios.
(5)	Liquidated damages (or interest expense related to accrued liquidated damages) represents amounts we owe to certain of our investors in private placements offerings conducted in fiscal years 2018 through 2020, pursuant to which we agreed to certain covenants in the respective securities purchase agreements and registration rights agreements, including the filing of resale registration statements and becoming current in our reporting obligations, which we were not able to timely meet.
(6)	Loss on impairment of assets represents certain assets that are no longer useful.
(7)	Loss on sale of assets represents non-recurring losses for sale of assets.
(8)	Employee retention credit represents payroll related tax credits under the CARES Act.
(9)	Employee restructuring payments represents severance payments to employees under employer restructuring arrangements and payments to our former Chief Executive Officer for the years ended December 31, 2023 and 2022, respectively.
(10)	Professional and vendor fees represents fees that are nonrecurring in connection with the Transactions resulting in a change of control, including fees incurred by consultants, accountants, lawyers, and other vendors.

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Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. The more critical accounting estimates include estimates related to revenue recognition, platform development, impairment of long-lived assets, and stock-based compensation. We also have other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results, which are described in Note 2, Summary of Significant Accounting Policies, in our accompanying consolidated financial statements.

Our discussion and analysis of the financial condition and results of operations is based upon our consolidated financial statements included elsewhere in this combined proxy statement/prospectus, which have been prepared in accordance with GAAP. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Revenue

In accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, revenues are recognized when control of the promised goods or services are transferred to our customers, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. We generate all of our revenue from contracts with customers. We account for revenue on a gross basis, as compared to a net basis, in our statement of operations. We have made this determination based on our control of the advertising inventory and the ability to monetize the advertising inventory or publications before transfer to the customer and because we are also the primary obligor responsible for providing the services to the customer. Cost of revenue is presented as a separate line item on the consolidated statements of operations.

The following is a description of the principal activities from which we generate revenue:

Advertising Revenue

Digital Advertising. We recognize revenue from digital advertisements at the point when each ad is viewed. The quantity of advertisements, the impression bid prices, and revenue are reported on a real-time basis. We enter into contracts with advertising networks to serve display or video advertisements on the digital media pages associated with our various channels. Although reported advertising transactions are subject to adjustment by the advertising network partners, any such adjustments are known within a few days of month end. We owe our independent Publisher Partners a revenue share of the advertising revenue earned, which is recorded as service costs in the same period in which the associated advertising revenue is recognized.

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Advertising revenue that is comprised of fees charged for the placement of advertising on the websites that we own and operate, is recognized as the advertising or sponsorship is displayed, provided that collection of the resulting receivable is reasonably assured.

Print Advertising. Advertising related revenues for print advertisements are recognized when advertisements are published (defined as an issue’s on-sale date), net of provisions for estimated rebates, rate adjustments, and discounts.

Subscription Revenue

Digital Subscriptions. We enter into contracts with internet users that subscribe to premium content on our owned and operated media channels and facilitate such contracts between internet users and our Publisher Partners. These contracts provide internet users with a membership subscription to access the premium content. For subscription revenue generated by our independent Publisher Partners’ content, we owe our Publisher Partners a revenue share of the membership subscription revenue earned, which is initially deferred and recorded as deferred contract costs. We recognize deferred contract costs over the membership subscription term in the same pattern that the associated membership subscription revenue is recognized.

Digital subscription revenue generated from our websites that we own and operate are charged to customers’ credit cards or are directly billed to corporate subscribers, and are generally billed in advance on a monthly, quarterly or annual basis. We calculate net subscription revenue by deducting from gross revenue an estimate of potential refunds from cancelled subscriptions as well as chargebacks of disputed credit card charges. Net subscription revenue is recognized ratably over the subscription periods. Unearned revenue relates to payments for subscription fees for which revenue has not been recognized because services have not yet been provided.

Print Revenue

Print revenue includes magazine subscriptions and single copy sales at newsstands.

Print Subscriptions. Revenue from magazine subscriptions is deferred and recognized proportionately as products are distributed to subscribers.

Newsstand. Single copy revenue is recognized on the publication’s on-sale date, net of provisions for estimated returns. We base our estimates for returns on historical experience and current marketplace conditions.

Licensing and Syndication Revenue

Content licensing-based revenues and syndication revenues are accrued generally monthly or quarterly based on the specific mechanisms of each contract. Generally, revenues are accrued based on estimated sales and adjusted as actual sales are reported by partners. These adjustments are typically recorded within three months of the initial estimates and have not been material. Any minimum guarantees are typically earned evenly over the fiscal year.

Contract Modifications

We occasionally enter into amendments to previously executed contracts that constitute contract modifications. We assess each of these contract modifications to determine:

●	if the additional services and goods are distinct from the services and goods in the original arrangement; and

●	if the amount of consideration expected for the added services or goods reflects the stand-alone selling price of those services and goods.

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A contract modification meeting both criteria is accounted for as a separate contract. A contract modification not meeting both criteria is considered a change to the original contract and is accounted for on either a prospective basis as a termination of the existing contract and the creation of a new contract, or a cumulative catch-up basis.

Platform Development

For the years presented, substantially all of our technology expenses are development costs for our Platform that were expensed as incurred or capitalized as intangible costs. Technology costs are expensed as incurred or in accordance with applicable guidance that requires costs incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized.

We capitalize internal labor costs, including compensation, benefits and payroll taxes, incurred for certain capitalized platform development projects. Our policy with respect to capitalized internal labor stipulates that labor costs for employees working on eligible internal use capital projects are capitalized as part of the historical cost of the project when the impact, as compared to expensing such labor costs, is material. Our Platform development capitalized during the application development stage of a project include:

●	payroll and related expenses for personnel; and

●	stock-based compensation of related personnel.

Business Combinations

We account for business combinations using the acquisition method of accounting. The acquisition method of accounting requires that the purchase price, including the fair value of contingent consideration, of the acquisition be allocated to the assets acquired and liabilities assumed using the estimated fair values determined by management as of the acquisition date. Goodwill is measured as the excess of consideration transferred and the net fair values of the assets acquired, and the liabilities assumed at the date of acquisition. While we use best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, we record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill to the extent we identified adjustments to the preliminary purchase price allocation. Upon the conclusion of the measurement period, which may be up to one year from the acquisition date, or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations. Additionally, we identify acquisition-related contingent payments and determine their respective fair values as of the acquisition date, which are recorded as accrued liabilities on the consolidated balance sheets. Subsequent changes in fair value of contingent payments are recorded on the consolidated statements of operations. We expense transaction costs related to the acquisition as incurred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets of businesses acquired in a business combination. Goodwill is not amortized but rather is tested for impairment at least annually on December 31, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. We operate as one reporting unit, therefore, the impairment test is performed at the consolidated entity level. Recoverability of goodwill is determined by comparing the fair value of our reporting unit to the carrying value of the underlying net assets in the reporting unit. If the fair value of our reporting unit is determined to be less than the carrying value of our net assets, goodwill is deemed impaired, and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the difference between the fair value of the reporting unit and the fair value of our other assets and liabilities.

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Stock-Based Compensation

We provide stock-based compensation in the form of (a) stock awards to employees and directors, comprised of restricted stock awards and restricted stock units, (b) stock option grants to employees, directors and consultants, (c) Arena warrants to Publisher Partners (no warrants were issued during the years ended December 31, 2022 or 2021), and (d) common stock warrants to ABG (all as further described in Note 22, Stock-Based Compensation, in our accompanying consolidated financial statements).

We account for stock awards and stock option grants to employees, directors and consultants, and non-employee awards to certain directors and consultants by measuring the cost of services received in exchange for the stock-based payments as compensation expense our consolidated financial statements. Stock awards and stock option grants to employees and non-employees which are time-vested, are measured at fair value on the grant date, and charged to operations ratably over the vesting period. Stock awards and stock option grants to employees and non-employees which are performance-vested, are measured at fair value on the grant date and charged to operations when the performance condition is satisfied or over the service period.

The fair value measurement of equity awards and grants used for stock-based compensation is as follows: (1) restricted stock awards and restricted stock units which are time-vested, are determined using the quoted market price of Arena Common Stock at the grant date; (2) stock option grants which are time-vested and performance-vested, are determined utilizing the Black-Scholes option-pricing model at the grant date; (3) restricted stock units and stock option grants which provide for market-based vesting with a time-vesting overlay, are determined through consultants with our independent valuation firm using the Monte Carlo model at the grant date; (4) Publisher Partner Warrants are determined utilizing the Black-Scholes option-pricing model; and (5) ABG warrants are determined utilizing the Monte Carlo model.

Fair value determined under the Black-Scholes option-pricing model and Monte Carlo model is affected by several variables, the most significant of which are the life of the stock award, the exercise price of the stock option or warrant, as compared to the fair market value of Arena Common Stock on the grant date, and the estimated volatility of Arena Common Stock over the term of the stock award. Estimated volatility was determined under the (1) “Probability Weighted Scenarios” (prior to our reverse stock split on February 8, 2022) where one scenario assumes that Arena Common Stock will be up-listed on a national stock exchange (the “Exchange”) on a certain listing date (the “Up-list”) where the estimated volatility was based on evaluating the average historical volatility of a group of peer companies that are publicly traded and the second scenario assumes Arena Common Stock is not up-listed on the Exchange prior to the final vesting date of the grants (the “No Up-list”) where the historical volatility of Arena Common Stock was evaluated based upon market comparisons; and the (2) “Up-list Scenario” (after our reverse stock split on February 8, 2022) where our estimated volatility is based on evaluating the average historical volatility of a group of peer companies that are publicly traded after we up-listed to the NYSE American. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The fair market value of Arena Common Stock is determined by reference to the quoted market price of Arena Common Stock.

We have elected to recognize forfeitures as they occur and to recognize stock-based compensation cost on a straight-line basis over the total requisite service period for awards with graded vesting. We classify stock-based compensation cost on our consolidated statements of operations in the same manner in which the award recipient’s cash compensation cost is classified.

Recently Issued Accounting Pronouncements

Note 2, Summary of Significant Accounting Policies, in our accompanying consolidated financial statements appearing elsewhere in this combined proxy statement/prospectus includes Recently Issued Accounting Pronouncements.

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business of bridge media

Bridge Media Networks, LLC

Bridge Media Networks, LLC (“Bridge Media,” and in this section “we,” “our,” or “us”), based in the greater Detroit metropolitan area, is an innovative national media group that offers a wide range of platforms for delivering news, sports, automotive, entertainment, business and travel content nationwide.

Bridge Media was incorporated on August 18, 2022, and began operations when it acquired the assets of TravelHost. Bridge News, an affiliate of Bridge Media, began operations in January 2022 when it acquired national TV network NEWSnet and two local TV stations serving Traverse City and Cadillac, Michigan. During 2022, Bridge News focused on TV station operations. On December 31, 2022, in a series of transactions, Bridge News contributed certain assets to Bridge Media which included intellectual property and station equipment, which during 2023, Bridge Media used to expand its operations and build out content for its NEWSnet and Sports News Highlights network offerings. As part of the transactions, on December 31, 2022, Simplify acquired 90% of the Bridge Media Interests.

Our media portfolio has expanded to include airtime channel usage rights, pursuant to Airtime Services Agreements (as defined below) with Bridge News for channels on over-the-air television stations, and two national television networks, NEWSnet and Sports News Highlights, providing cutting-edge streaming platforms and dynamic streaming websites designed to keep viewers informed and entertained. As of March 31, 2024, our network is comprised of 82 television stations, which are owned and operated by Bridge News, and another two owned and pending FCC approval, which are owned by Bridge News, plus another 59 independently owned broadcast affiliates. The content, distributed through our broadcast network, websites and streaming and third-party platforms, consists of both original programming produced by us and provided by third-party networks and syndicators, and various sports franchise broadcast clips via fair use guidelines. In addition, we own digital media products that are complementary to our extensive portfolio of television networks and related digital properties. Our production is centralized at our single-site state-of-the art global broadcast and studio center in Michigan, enabling us to produce and distribute content across our network while avoiding expenses related to operating multiple TV stations across the country. We also operate a live-feed news bureau in Washington, DC.

Our revenues are generated primarily by (i) broadcast advertising through the sale of advertising inventory on our TV networks and station group, (ii) the sale of digital advertisements on third-party platforms, and (iii) revenue sharing or other fees in exchange for providing our network programming to third-party video distributors.

Our goal is to engage our national audience with comprehensive and impartial content through our flagship brands: NEWSnet, Sports News Highlights, Driven Automotive, and TravelHost.

●	NEWSnet produces and licenses 24-hour news and weather content distributed primarily through a network of over-the-air (“OTA”) owned and operated affiliated over-the-top (“OTTs”), traditional cable television systems, direct broadcast satellite operators and telecommunication companies or “traditional” multi-channel video programming distributors (“MVPDs”) and online or digital MVPDs, primarily in the U.S.

●	Sports News Highlights produces 24-hour sports news and highlights distributed in the U.S. through the channels mentioned above. Content is licensed from leading sports organizations and spans events that occur across the U.S., including the NFL, NBA, NHL, MLS, PGA Tour, USTA, NCAA sports, racing leagues and more.

●	Driven Automotive creates automotive content for auto enthusiasts, including new vehicle introductions, exclusive access and interviews with top industry executives, vehicle features, and exciting trends within the industry. The content is provided through text and video on our website and through short broadcast segments over our national television distribution network.

●	TravelHost is a travel and lifestyle magazine, celebrating its 55th year in operation, that leverages affiliate content producers, distributed in print in select markets as well as through the TravelHost.com website and through short broadcast segments focused on the travel and tourism industry.

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Core Operations

As of the date of this combined proxy statement/prospectus, our TV operations primarily consisted of our rights to broadcast NEWSnet and Sports News Highlights on television stations that are owned by Bridge News, an affiliated company, pursuant to the Airtime Services Agreements between Bridge News and Bridge Media (the “Airtime Services Agreements”). The term of the Airtime Services Agreements is one year and will automatically renew until terminated by either party upon 90 day notice or the license is no longer valid or in effect. Solely for the purpose of this combined proxy statement/prospectus report, these stations and channels are sometimes referred to as “our” stations and channels as we have the right to broadcast our content on two subchannels at each local TV station owned by Bridge News.

Our broadcast provides free OTA programming to television viewing audiences in the communities we serve through our local television stations. The programming that we provide on our primary channels consists of programming that we produce and may include local weather, programming, and advertising specific to each local market. We are unique in our ability to insert local programming across the network from one central location in Detroit, our Network Operations Center.

Our operations derive revenue primarily from the sale of advertising inventory on our TV stations and fees received from distributors, which includes entities that distribute or stream multiple television channels through the internet as well as other OTT distributors that deliver live and on-demand programming and pay for the right to distribute our channels on their distribution platforms, providing digital content to non-linear devices via websites, mobile, and social media advertisements, and providing digital marketing services.

We attract our national and local television advertisers through marketing representation firms, programmatic advertising delivery platforms, and direct sales. We also generate revenue by selling digital advertisements on third-party platforms. Our team provides digital content and marketing services to non-linear devices via websites, mobile, and social media.

In addition to our broadcast operations, we also generate revenue through print advertisements in TravelHost magazine and publishing “local edition” versions of our TravelHost magazine with regional partners printed and distributed by us under the TravelHost brand. We also generate revenue through advertisements on the TravelHost website and through short broadcast segments focused on the travel and tourism industry.

Our objective is to meet the needs of our advertising customers by delivering significant audiences in key demographics. Our strategy is to achieve this objective by providing quality programming, and other original content to our viewing audience.

Although we generate revenue from various sources and customers, a significant portion of our revenue is generated from advertising sales to a single affiliated customer, Agency 5. During the three months ended March 31, 2024, approximately 81% of our revenue was derived from sales to Agency 5. In addition, cyclical factors such as election campaign seasons, when local, state and federal elections occur, may influence revenues from our broadcast operations.

Markets and Stations

Although our network content is nationally focused, we have the ability to insert sports, weather, news, advertising and other programming at the local station level, using centralized broadcasting and ad traffic systems from our Network Operations Center. We can also target certain digital advertising geographically using location-based services via our digital app which allows us to tailor content for the national market or local audiences over the air and on our digital app streams.

Bridge Media’s national broadcast distribution network consists of 82 owned and operated stations and 2 additional stations pending FCC approval, for a total of 84 stations in 60 designated market areas (“DMAs”).

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Business Model

Our business is built around two core national television networks that are viewable free to viewers, known as free ad-supported television (FAST) channels, NEWSnet and Sports News Highlights. The business produces all content from a central location, which is then distributed nationally and is locally addressable. The programming format is the classic half-hour news wheel, refreshed six times per day. The short format is fast moving and covers the major stories of the day, without analysis or opinion.

We serve a diverse and national footprint of television stations and streaming services and currently operate in DMAs ranked between 1 and 210. We operate in many markets that we believe have the potential to maximize advertising revenue, including significant political advertising revenue in periods leading up to elections.

Over the last several years, the television broadcasting industry has been characterized by a high level of acquisition activity. On a highly selective basis, we may pursue opportunities for the acquisition of additional television stations or station groups for broadcast access that fit our strategic and operational objectives, and where we believe that we can improve revenue, efficiencies and cash flow through active management and cost controls. As we consider potential acquisitions, we primarily evaluate potential audience and revenue shares and the extent to which the acquisition target would positively impact our existing network operations and program content.

Human Capital

Successful execution of our strategy is dependent on attracting, developing and retaining key employees and members of our management team. We believe the substantial skills, experience and industry knowledge of our employees and our training of our customer-facing employees benefit our operations and performance. As of March 31, 2024, we had 85 full-time non-union employees. We consider our relations with our employees to be good.

Industry and Competition

We deliver our network programming through all platforms- broadcast, OTT and traditional cable systems. The FCC grants broadcast licenses to television stations (which we license from Bridge News). There are a limited number of broadcast licenses available in any one geographic area. Each commercial television station in the US is assigned to one of 210 DMAs. These markets are ranked in size according to their number of television households.

We have contracted access to two “subchannels” on the stations owned by Bridge News, where we broadcast our national network programming and advertising, as well as our digital carriers. Advertising primarily refers to advertisements broadcast by a network and television stations, but it also includes advertisements placed on a television stations or network’s website and sponsorships of television programming and off-line content such as email messages, mobile applications, and other electronic content distributed by stations. Advertising rates are typically driven by (i) the total national aggregate audience size and delivery of advertising impressions, by each market, (ii) a broadcast station’s overall ratings and our digital audience metrics, (iii) a program’s popularity among targeted viewers, (iv) the number of advertisers competing for available time, (v) the demographic makeup of the national audience and the local market, (vi) the availability of alternative advertising media, (vii) the presence of effective sales forces, and (viii) the development of projects, features and programs that tie advertiser messages to programming and/or digital content on a station’s website or mobile applications. Advertising rates vary and are affected by many variables, including ratings and market share among demographic groups that an advertiser may be targeting.

Television stations and networks compete for audiences, certain programming (including news) and advertisers. Cable network programming is a significant competitor of broadcast television programming. No single cable network regularly attains audience levels comparable to any major broadcast network. Despite increasing competition from cable channels, streaming services, digital platforms, social media, and internet-delivered video channels, television broadcasting remains the dominant distribution system for mass-market television advertising. In addition, signal coverage and carriage on multichannel video programming distributor or MVPD systems materially affect a television station’s competitive position.

Bridge Media has many competitors, including companies such as Sinclair, Inc., Gray Television, Inc., Nexstar Media Group, Inc. and others which carry national rebroadcast of content OTA. Many companies do not also produce and distribute original programming across owned or affiliated stations and differ in their cost basis and network independence. As a result we do not view these companies as direct competitors. Bridge Media creates original content which allows it to remain independent by not having to rely on major networks (ABC, NBC, CBS, Fox, etc.) for programming.

Advertising revenues comprise the primary source of revenues for our network. We compete for advertising revenues with other television networks, digital platforms including Google and Facebook, local cable and other MVPD systems, as well as local newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories and direct mail. Key drivers for revenue are advertising rates which are based on ratings information measured and distributed by Nielsen and Comscore. Ratings methodologies have been changing rapidly due to advancements in technology and changes in the way in which viewers consume news, sports, and entertainment.

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Networks and stations compete for audience based on broadcast program popularity, which has a direct effect on advertising rates. Networks supply a substantial portion of our affiliated stations’ daily programming. Affiliated stations depend on the performance of the network programs to attract viewers. There can be no assurance that any such current or future programming created by our affiliated networks will achieve or maintain satisfactory viewership levels.

MVPD systems have significantly altered the competitive landscape for audience in the television industry. Specifically, MVPD systems can increase a broadcasting station’s competition for viewers in a market by providing both cable networks and regional television audiences content not otherwise available.

Recent developments by many competitors, including internet streaming service providers and internet website operators, have expanded, and are continuing to expand, the variety and quality of broadcast and non-broadcast video programming available to consumers via the internet. Internet companies have developed business relationships with companies that have traditionally provided syndicated programming, network television and other content. As a result, programming is expected to further become available through non-traditional channels, which can directly impact station rankings, popularity and revenue possibilities of our stations.

Federal Regulations

Since we contract the use of broadcast channels owned by Bridge News, that entity must ensure compliance with the Communications Act of 1934, as amended (“Communications Act”). We believe that all of the content that we produce and distribute over-the-air complies with the applicable FCC rules governing content.

Under the Communications Act and FCC regulations, each full-power television station has a so-called “must-carry” right to carriage of its primary channels on all cable systems and direct broadcast satellite systems serving its market. Our full-power stations are currently located in Hawaii, with must-carry in some smaller markets, with Alaska pending.

Environmental Regulatory Matters

We are subject to various laws and government regulations concerning environmental matters and employee safety and health. U.S. federal environmental legislation that pertains to us include the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act and the Comprehensive Environmental Response, Compensation and Liability Act (also known as Superfund). We are also regulated by the Occupational Safety and Health Administration (“OSHA”) concerning employee safety and health matters. The Environmental Protection Agency (“EPA”), OSHA and other federal agencies have the authority to write regulations that may have an effect on our operations.

In addition to these federal regulations, various states also have authority under certain federal statutes. Many state and local governments have adopted environmental and employee safety and health laws and regulations, some of which are similar to federal requirements. State and federal authorities may seek fines and penalties for violating these laws and regulations.

Risks

Our business is affected by a number of risk factors including those described in the section “Risk Factors Related to the Business of Bridge Media” which can be found on page 46 of this combined proxy statement/prospectus and which should not be considered an exhaustive list of all the risks facing our business.

General Company Information

Bridge Media, was incorporated on August 18, 2022, and is a subsidiary of Simplify. Our headquarters is located at 38955 Hills Tech Drive, Farmington Hills, MI 48331. Our telephone number is (248) 742-1010 and our website home page is www.bridgemedianetworks.com. We make our website content available for information purposes only and the information on or available through our website is not deemed incorporated in this combined proxy statement/ prospectus and does not form part of this combined proxy statement/prospectus.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BRIDGE MEDIA

The following discussion and analysis should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this combined proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section titled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this combined proxy statement/prospectus. Such forward-looking statements may be identified by words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Throughout this section, unless otherwise noted “we,” “us,” “our” and the “Bridge Media” refer to Bridge Media prior to the Closing.

The following discussion and analysis reflects the historical operating results of Bridge Media and may not be indicative of the future performance or reflect what the financial condition and results of operations of Bridge Media had it operated as a separate, stand-alone entity during the periods presented. All dollar figures are presented in thousands.

Executive Overview and Recent Events

Bridge Media is an innovative national media group that offers a wide range of platforms for delivering news, sports, automotive, and travel content nationwide across the United States. Bridge Media’s core brands include NEWSnet, a provider of 24 hours of news and weather content, Sports News Highlights (SNHtv.com) which provides 24 hours of sports news and highlights, Driven Automotive, offering exciting content for auto enthusiasts, and TravelHost, which is a travel and lifestyle magazine and media outlet.

Bridge Media was incorporated on August 18, 2022, with the acquisition of TravelHost. Bridge News, an affiliate of Bridge Media, began its operations in January 2022 when it acquired national TV network NEWSnet, and two local TV stations serving Traverse City and Cadillac, Michigan. During 2022, Bridge News focused on TV station operations. On December 31, 2022, in a series of transactions, Bridge News contributed certain assets to Bridge Media which included intellectual property and station equipment. In 2023 and 2024, Bridge Media used those assets to expand its operations and build out content for its NEWSnet and Sports News Highlights network offerings.

We primarily generate revenue through (i) broadcast advertising through the sale of advertising inventory on our TV networks and station group, (ii) the sale of digital advertisements on third-party platforms, and (iii) revenue sharing or other fees in exchange for providing our network programming to third-party video distributors. Our operating expenses have primarily consisted of the costs of setting up the business in August 2022, and printing costs relating to printing the TravelHost magazine, but we expect that going forward our expenses will primarily consist of broadcast expenses.

Although we generate revenue from various sources and customers, a significant portion of our revenue is generated from advertising sales to a single affiliated customer, Agency 5. In the first quarter of 2024 and 2023, 81% and 43%, respectively, of our revenue was derived from sales to Agency 5 and in fiscal year 2023, 43% of our revenue was derived from sales to Agency 5. In addition, cyclical factors such as election campaign seasons, when local, state and federal elections occur, may influence revenues from our broadcast operations.

On February 21, 2023, Bridge Media entered into the Revolver with Simplify. Under the Revolver, Bridge Media had access to a $20,000 revolving credit facility that was due upon the earlier of January 12, 2027, or demand by Simplify and accrued interest at 6% per annum. On July 1, 2023, the Revolver was amended to grant Bridge Media access to a $30,000 maximum principal amount. On October 1, 2023, Bridge Media and Simplify canceled the Revolver and added the balance to Simplify’s capital account in Bridge Media.

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On November 5, 2023, we entered into the Transaction Agreement with Arena, Newco, Simplify, Merger Sub 1 and Merger Sub 2. Following the Closing, New Arena will own and operate Bridge Media’s two 24-hour networks, NEWSnet and Sports News Highlights, which have 35 OTT distribution relationships. In addition, the Transactions include (i) a cash investment from the Hans Foundation of $25,000 in exchange for New Arena Series A Preferred Stock, (ii) a cash investment from 5-Hour of $25,000 in exchange for New Arena Common Stock, and (iii) an advertising commitment of approximately $12,000 annually for five years from a group of consumer brands owned by Simplify pursuant to the Advertising Commitment Agreement. At the Closing, pursuant to the Committed Equity Facility Term Sheet, Simplify also intends to enter into the Stock Purchase Agreement, which will commit Simplify to purchase, at the request of New Arena, up to $20,000 of shares of New Arena Common Stock from time to time during the 12 months following the Closing. Pursuant to the Stock Purchase Agreement, at the Closing, New Arena will issue Simplify 60,000 shares of New Arena Common Stock as a commitment fee.

On January 1, 2024, Bridge Media entered into a revolving promissory note with its parent company, Simplify, which bears interest at 6%. The revolving promissory note matures on January 1, 2028. The note had a balance of $2,700 as of March 31, 2024 and Bridge Media recorded interest expense of $21 for the three months ended March 31, 2024.

On February 14, 2024, Simplify acquired additional shares of Arena Common Stock which increased its ownership to 54.5%.

Following the Closing, (i) Simplify will own approximately 75.6% of the outstanding shares of New Arena Common Stock, (ii) 5-Hour will own approximately 6.6% of the outstanding shares of New Arena Common Stock and (iii) former Arena stockholders will own the remaining outstanding shares of New Arena Common Stock.

The Transactions are anticipated to be accounted for as a merger of entities under common control, in accordance with GAAP. Under this method of accounting, Bridge Media will transfer its net assets to Arena at historical cost and the entities’ balance sheets, results of operations, and cash flows will be added together and reported as if the entities had been combined beginning February 14, 2024. Arena will be treated as the receiving company.

In preparation for the Transactions, Bridge Media reorganized its existing capital structure. On September 30, 2023, Bridge Media redeemed the share of Bridge Media Interests not owned by Simplify in exchange for $250 in cash. Following the redemption, Simplify is the sole owner of the Bridge Media Interests. In addition, on October 1, 2023, Bridge Media and Simplify canceled the Revolver, adding the amounts owed under the Revolver to Simplify’s capital account.

For an overview of Bridge Media, see the section titled “Business of Bridge Media,” presented elsewhere in this combined proxy statement/prospectus.

Results of Operations

Comparison of the Three Months Ended March 31, 2024 and 2023

	Three Months Ended March 31,
	2024	2023
Net Sales	$2,841	$866
Cost of sales	826	336
Gross profit	2,015	530
Operating expenses
General and administrative expenses	3,962	2,250
Advertising and promotional expenses	82	9
Total operating expenses	4,044	2,259
Operating Loss	(2,029)	(1,729)
Nonoperating Income (Expense)
Interest expense	38	8
Total nonoperating expense	38	8
Net loss	$(2,067)	$(1,737)

For the three months ended March 31, 2024, we had a net loss of $2,067 which was driven by $4,044 of operating expenses, primarily relating to continued costs of setting up the studio and increased payroll expenses as the business continues to grow. The operating expenses incurred are partially offset by gross profit of $2,015, including $2,841 in net sales, which was principally driven by revenues attributable to TravelHost magazine and revenue from advertising aired on NEWSnet networks.

For the three months ended March 31, 2023, we had a net loss of $1,737 which was primarily driven by $2,259 of operating expenses, primarily relating to continued costs of setting up the studio and increased payroll expenses as the business continues to grow. The operating expenses incurred are partially offset by gross profit of $530, including $866 in net sales, which was driven by revenues attributable to licensing, services, and advertising in the TravelHost magazine and revenue from advertising aired on NEWSnet networks.

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The following table sets forth net sales, cost of sales, and gross profit:

	Three Months Ended March 31,
	2024	2023
Net Sales	$2,841	$866
Cost of Sales	826	336
Gross profit	$2,015	$530

Net Sales

For the three months ended March 31, 2024, net sales were $2,841 driven primarily by revenues attributable to revenue from advertising aired on NEWSnet networks, including advertising services for related parties.

For the three months ended March 31, 2023, net sales were $866 driven primarily by revenues attributable to licensing, services, and advertising in the TravelHost magazine and revenue from advertising aired on NEWSnet networks, including advertising services for related parties.

Cost of Sales and Gross Profit

For the three months ended March 31, 2024, gross profit and gross profit margin were $2,015 and 70.9%, respectively.

For the three months ended March 31, 2023, gross profit and gross profit margin were $530 and 61.2%, respectively.

The following table sets forth cost of sales by category:

	Three Months Ended March 31,
	2024	2023
Printing	$225	$198
Broadcasting services	446	89
Content	76	41
Other cost of sales	79	8
Total cost of sales	$826	$336

For the three months ended March 31, 2024, cost of sales was $826. The amount is primarily driven by broadcasting service expenses and printing relating to printing the TravelHost magazine.

For the three months ended March 31, 2024, cost of sales was $336. The amount is primarily driven by printing costs relating to printing the TravelHost magazine, as well as broadcasting services expenses and content costs relating to NEWSnet.

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Operating Expenses

General and administrative

The following table sets forth general and administrative expenses by category:

	Three Months Ended March 31,
	2024	2023
Payroll & employee benefits	$2,499	$1,096
Professional fees	446	444
Computer & internet expense	373	279
Depreciation expense	348	198
Other expenses	296	233
Total general and administrative expenses	$3,962	$2,250

For the three months ended March 31, 2024, we incurred $3,962 of general and administrative expenses. This amount was primarily driven by payroll expenses and professional fees as operations continued to grow at the start of 2024.

General and administrative expenses was $2,250 for the three months ended March 31, 2023. This amount was primarily driven by payroll expenses and professional fees incurred as operations continued to grow during 2023 after the contribution of NEWSnet station equipment and professional fees incurred as a result of the Transactions.

Income Taxes

Bridge Media is a disregarded entity for tax purposes and therefore did not record an income tax benefit nor expense for the three months ended March 31, 2024 and March 31, 2023.

Comparison of Fiscal 2023 to Fiscal 2022

	Year Ended December 31,
	2023	2022
Net Sales	$6,799	$341
Cost of sales	1,926	182
Gross profit	4,873	159
Operating expenses
General and administrative expenses	13,804	284
Advertising and promotional expenses	598	2
Total operating expenses	14,402	286
Operating Loss	(9,529)	(127)
Nonoperating Income (Expense)
Interest income	3	-
Interest expense	(512)	-
Total nonoperating expense	(509)	-
Net loss	$(10,038)	$(127)

For the year ended December 31, 2023, we had a net loss of $10,038 which was driven by $14,402 of operating expenses, primarily relating to continued costs of setting up the studio and increased payroll expenses as the business continues to grow. The operating expenses incurred are partially offset by gross profit of $4,873, including $6,799 in net sales, which was principally driven by revenues attributable to TravelHost magazine and revenue from advertising aired on NEWSnet networks.

For the year ended December 31, 2022, we had a net loss of $127 which was primarily driven by $286 of operating expenses relating to costs of setting up and operating the TravelHost business, starting in August 2022. The operating expenses incurred are partially offset by gross profit of $159, including $341 in net sales, which was driven by print and online advertising revenue recognized from the TravelHost business.

The following table sets forth net sales, cost of sales, and gross profit:

	Year Ended December 31,
	2023	2022
Net Sales	$6,799	$341
Cost of Sales	1,926	182
Gross profit	$4,873	$159

Net Sales

For the year ended December 31, 2023, net sales were $6,799 driven primarily by revenues attributable to licensing, services, and advertising in the TravelHost magazine and revenue from advertising aired on NEWSnet networks, including advertising services for related parties.

For the year ended December 31, 2022, net sales were $341. Net sales were driven by revenue from advertising relating to the TravelHost magazine.

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Cost of Sales and Gross Profit

For the year ended December 31, 2023, gross profit and gross profit margin were $4,873 and 71.7%, respectively.

For the year ended December 31, 2022, gross profit and gross profit margin were $159 and 46.6%, respectively.

The following table sets forth cost of sales by category:

	Year Ended December 31,
	2023	2022
Printing	$821	$182
Broadcasting services	719	-
Content	307	-
Other cost of sales	79	-
Total cost of sales	$1,926	$182

For the year ended December 31, 2023, cost of sales was $1,926. This amount is primarily driven by printing costs relating to printing the TravelHost magazine, as well as broadcasting services expenses and content costs relating to NEWSnet during the year ended December 31, 2023.

For the year ended December 31, 2022, cost of sales was $182. This amount is comprised of printing costs incurred relating to the TravelHost magazine.

Operating Expenses

General and administrative

The following table sets forth general and administrative expenses by category:

	Year Ended December 31,
	2023	2022
Payroll & employee benefits	$6,888	$84
Professional fees	3,059	113
Computer & internet expense	1,192	19
Depreciation expense	877	-
Other expenses	1,788	68
Total general and administrative expenses	$13,804	$284

For the year ended December 31, 2023, we incurred $13,804 of general and administrative expenses. This amount was primarily driven by payroll expenses and professional fees incurred as operations continued to grow during 2023 after the contribution of NEWSnet station equipment and professional fees incurred as a result of the Transactions.

General and administrative expenses was $284 for the year ended December 31, 2022. This amount was primarily due to professional fees and payroll expenses incurred as costs of setting up and operating the TravelHost business, starting in August 2022.

Income Taxes

Bridge Media is a disregarded entity for tax purposes and therefore did not record an income tax benefit nor expense for the years ended December 31, 2022 and December 31, 2023.

Liquidity and Capital Resources

Our primary source of liquidity during the three months ended March 31, 2024 and during the year ended December 31, 2023 was our borrowing capacity under the Revolver. Subsequent to the consummation of the Transactions, our primary source of liquidity will be from the combined operations of Bridge Media and Arena including the $50,000 in proceeds from the sale of shares of New Arena Common Stock to 5-Hour and New Arena Series A Preferred Stock to the Hans Foundation, respectively, as well as up to $20,000 in proceeds from the sale of additional shares to Simplify under the Stock Purchase Agreement discussed below. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Arena—Liquidity and Capital Resources” presented elsewhere in this combined proxy statement/prospectus.

Cash Flows

	Three Months Ended March 31,		Year Ended December 31,
	2024	2023	2023	2022
Net cash used in operating activities	$(1,790)	$(1,347)	$(4,768)	$(112)
Net cash used in investing activities	(734)	(558)	(6,586)	-
Net cash provided by financing activities	2,650	1,946	11,383	130
Net increase in cash, cash equivalents, and restricted cash	$126	$41	$29	$18

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Cash flows from operating activities

For the three months ended March 31, 2024, net cash used in operating activities was $1,790, consisting primarily of expenses related to continuing to expand the reach of Bridge Media operations. For the three months ended March 31, 2023, net cash used in operating activities was $1,347, consisting primarily of funds spent related to expanding the coverage footprint of the Bridge Media.

For the year ended December 31, 2023, net cash used in operating activities was $4,768, consisting primarily of expenses related to expanding the coverage footprint of the Bridge Media. For the year ended December 31, 2022, net cash used in operating activities was $112, consisting primarily of funds spent in operating the TravelHost business.

Cash flows from investing activities

For the three months ended March 31, 2024, net cash used in investing activities was $734, consisting of purchases of fixed assets to continue building out production studios for Bridge Media facilities. For the three months ended March 31, 2023, net cash used in investing activities was $558, primarily consisting of funds used for the acquisition of property and equipment and the build-out of the studio in Farmington Hills, Michigan.

For the year ended December 31, 2023, net cash used in investing activities was $6,586, consisting of funds used for the acquisition of property and equipment and the build-out of the studio in Farmington Hills, Michigan. For the year ended December 31, 2022, net cash used in investing activities was zero.

Cash flows from financing activities

For the three months ended March 31, 2024, net cash provided by financing activities was $2,650, consisting of proceeds from the revolving promissory note with Simplify. For the three months ended March 31, 2023, net cash provided by financing activities was $1,946, consisting of proceeds from the revolving promissory note, partially offset by distributions.

For the year ended December 31, 2023, net cash provided by financing activities was $11,383, consisting of $29,932 in contributions including the conversion of the revolver to equity, offset by $1,800 of payments against the Revolver and by $16,749 in other distributions primarily relating to station acquisitions. For the year ended December 31, 2022, net cash provided by financing activities was $130, consisting of funds included in the December 31, 2022 contribution of certain assets relating to production of content by Bridge News. The contribution is discussed further in the Executive Overview and Recent Events section above.

Debt

On February 21, 2023, Bridge Media entered into the Revolver with Simplify. Under the Revolver, Bridge Media had access to a $20,000 revolving credit facility that was due upon the earlier of January 12, 2027 or demand by Simplify and accrued interest at 6% per annum. On July 1, 2023, the Revolver was amended to grant Bridge Media access to a $30,000 maximum principal amount. On October 1, 2023, Bridge Media and Simplify canceled the Revolver and added the balance to Simplify’s capital account in Bridge Media. The total balance of debt and accrued interest that was converted to a contribution was approximately $26,800.

On January 1, 2024, Bridge Media entered into a revolving promissory note with its parent company, Simplify, which bears interest at 6%. The revolving promissory note matures on January 1, 2028. The note had a balance of $2,700 as of March 31, 2024 and Bridge Media recorded interest expense of $21 for the three months ended March 31, 2024.

Stock Purchase Agreement

At the Closing, pursuant to the Committed Equity Facility Term Sheet, Simplify intends to enter into the Stock Purchase Agreement, which will commit Simplify to purchase, at the request of New Arena, up to $20,000 of shares of New Arena Common Stock from time to time during the 12 months following the Closing. Pursuant to the Stock Purchase Agreement, at the Closing, New Arena will issue Simplify 60,000 shares of New Arena Common Stock as payment for the commitment.

Off-Balance Sheet Arrangements

Bridge Media is not subject to any off-balance sheet arrangements.

Contractual Obligations

The following table summarizes contractual cash obligations as of March 31, 2024:

	Less than 1 Year	Years 2 & 3	Years 4 & 5	Over 5 Years	Total
Leases (a)	$185	$413	$330	$-	$928
Total contractual cash obligations	185	413	330	-	928

(a) - Refer to Note 4. Leases of the Notes to our Financial Statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires us to make a variety of decisions that affect reported amounts and related disclosures, including the selection of appropriate accounting principles and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgment based on our understanding and analysis of the relevant circumstances, including our historical experience and other assumptions.

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Note 1 to our Financial Statements describes the significant accounting policies we have selected for use in the preparation of our financial statements and related disclosures. We believe the following to be the most critical accounting policies, estimates and assumptions affecting our reported amounts and related disclosures.

Advertising Revenue

Network Advertising. We recognize revenue from network advertisements, net of agency fees, in the period when each advertisement is aired or delivered and payment is reasonably assured. Payment is generally required within 30 to 60 days.

Print Advertising. Advertising related revenues for print advertisements are recognized when advertisements are published (defined as an issue’s on-sale date), net of provisions for estimated rebates, rate adjustments, and discounts.

Licensing and Services Revenue

Bridge Media publishes “local edition” versions of its TravelHost magazine on behalf of regional partners nationwide. These publications are printed under the TravelHost brand name, and include content as specified and curated by the regional partners. Bridge Media recognizes licensing revenue for the use of the TravelHost name, and service fee revenue for the printing and distribution of these publications. Revenue is recognized on a quarterly basis as the magazines are shipped.

Acquisitions

The accounting for a business combination requires tangible and intangible assets acquired and liabilities assumed to be recorded at estimated fair value. We determine fair value using comparisons to market transactions and a discounted cash flow analysis. The use of a discounted cash flow analysis requires significant judgment to estimate the future cash flows derived from the asset and the expected period of time over which those cash flows will occur and to determine an appropriate discount rate. Changes in such estimates could affect the amounts allocated to individual identifiable assets. While we believe our assumptions are reasonable, if different assumptions were made, the amount allocated to intangible assets could differ substantially from the reported amounts.

Goodwill and Other Indefinite-Lived Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets of businesses acquired in a business combination. Goodwill is not amortized but rather is tested for impairment at least annually on December 31, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable.

Bridge Media had $697 of goodwill on March 31, 2024 and December 31, 2023.

We have one reporting unit, therefore, the impairment test is performed at the consolidated entity level by comparing the estimated fair value of Bridge Media to its carrying value. We first assess the qualitative factors to determine whether it is more likely than not that the fair value of our single reporting unit is less than its carrying amount as a basis of determining whether it is necessary to perform the quantitative goodwill impairment test. If we determine that it is more likely than not that our fair value is less than its carrying amount, then the quantitative goodwill impairment test will be performed. The quantitative goodwill impairment test identifies goodwill impairment and measures the amount of goodwill impairment loss to be recognized by comparing the fair value of our single reporting unit with its carrying amount. If the fair value exceeds the carrying amount, no further analysis is required; otherwise, any excess of the goodwill carrying amount over the implied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value.

We have determined that our TravelHost trade name is an indefinite-lived asset and not subject to amortization. At March 31, 2024 and December 31, 2023, the carrying value of the trade name was $303 and $303, respectively, which is tested for impairment annually, or more frequently if events or changes in circumstances indicate that they might be impaired. We compare the estimated fair value of the trade name to its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. Fair value is estimated for our trade name using the Relief from Royalty Method. This approach estimates the fair market value of an intangible asset by quantifying the present value of the stream of the market–derived royalty payments that the owner of the intangible asset is exempted from or “relieved” from paying. The fair value of the trade name is sensitive to each of the assumptions used in the royalty relief method and a change in any individual assumption could result in the fair value being less than the carrying value of the asset and an impairment charge being recorded. For example, a 50-basis point increase in the discount rate would reduce the aggregate fair value of the trade name by approximately $15.

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Management of New Arena Following the Transactions

Executive Officers and Directors After the Transactions

Effective immediately after the consummation of the Transactions, the business and affairs of New Arena will be managed by or under the direction of the New Arena Board. The management team of New Arena is expected to be composed of Sara Silverstein, Manoj Bhargava and a new principal financial officer who the Arena Board is in the process of identifying. The Nomination Agreement provides for the designation by Simplify of five members of the New Arena Board, and for the designation by Arena of two members of the initial New Arena Board. The following table lists the names, ages as of June 10, 2024, and positions of the individuals who are expected to serve as directors and executive officers of New Arena upon consummation of the Transactions:

Name	Age	Position	Nominated By
Executive Officers
Sara Silverstein	43	Chief Executive Officer

Directors
Manoj Bhargava	71	Chairman of the Board	Simplify
H. Hunt Allred	39	Director	Simplify
Vince Bodiford	61	Director	Simplify
Christopher Fowler	65	Director	Simplify
Laura Lee	48	Director	Arena
Christopher Petzel	52	Director	Arena
Cavitt Randall	46	Director	Simplify

Executive Officers

Sara Silverstein is expected to serve as the Chief Executive Officer of New Arena following the consummation of the Transactions. Ms. Silverstein has served as the Chief Executive Officer of Arena since April 2024. Ms. Silverstein previously served as General Manager – Finance of Arena since November 2021 and prior to that, she was the Executive Editor at Business Insider from 2013 to 2020. Ms. Silverstein started her career at a hedge fund and has been working in the media industry for the past 14 years, which includes holding positions with Bloomberg Media. Ms. Silverstein has a bachelor’s degree in mathematics from the University of Colorado and an MBA from the University of Chicago Booth School of Business.

Manoj Bhargava is expected to serve as the Chairman of the New Arena Board following the consummation of the Transactions. Mr. Bhargava has served as President of Arena since April 2024. Previously, Mr. Bhargava served as Arena’s Interim Chief Executive Officer from December 2023 to January 2024. Mr. Bhargava is the control person of Simplify and Bridge Media. Mr. Bhargava is expected to serve as Chairman of the New Arena Board following the Closing. Mr. Bhargava is the Founder of Innovation Ventures LLC (5-hour ENERGY) and has served as its Chief Executive Officer since its inception. Mr. Bhargava founded 5-hour ENERGY in 2000 and has grown 5-hour ENERGY to annual retail sales over $1 billion. Mr. Bhargava has extensive management, operations and marketing experience, which he has applied to numerous new business start-ups including a water filtration company, an R&D shop and an investment company. Mr. Bhargava is a distinguished philanthropist and the founder of several charities. We believe that Mr. Bhargava is qualified to serve as Chairman of the New Arena Board given his extensive experience founding and operating numerous successful companies and business ventures across multiple industries along with his extensive management, operations and marketing experience and vast executive leadership experience.

Non-Employee Directors

H. Hunt Allred is expected to serve as a member of the New Arena Board following the Closing. Mr. Allred previously served as a member of the Arena Board from October 2021 to the Closing Date. Currently and since May 2017, Mr. Allred has served as Director of Alternative Investments, leading investments on behalf of various Hunt Family entities, doing business as Petro-Hunt LLC. The Hunt Family entities are primarily focused on investing in technology, healthcare, and other venture opportunities. Currently and since June 2017, he also holds management positions with diversified investment firms RedCap Investments, LP and Mill Iron Operations, and medical diagnostics technology company mLife Diagnostics. Previously, Mr. Allred held roles at hedge funds Citadel LLC, from December 2016 to April 2017, and Vollero Beach Capital Partners, from June 2012 to September 2016, where he focused on public equity investing across the industrial, energy and utility sectors. Mr. Allred also previously served as an industrial public equity analyst at Aptigon Capital, a division of Citadel LLC, from October 2016 to April 2017. He held various roles at Commerce Street Capital, a private equity fund centered on investing in regional financial institutions. He began his career at ORIX USA, holding roles in both the corporate finance group, financing sponsored backed leverage buyouts, and the real estate structured credit group, working out distressed real estate assets. Mr. Allred received his Bachelor of Business Administration from Texas Christian University and M.B.A. from the University of Texas at Austin. Because of his extensive investment experience across multiple asset classes, with expertise including private equity, public equity, venture capital, credit origination, and structured credit resolutions, we believe Mr. Allred is qualified to serve as a director.

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Vince Bodiford is expected to serve as a member of the New Arena Board following the consummation of the Transactions. Previously, Mr. Bodiford served as the Chief Executive Officer of Bridge Media from January 2022 to the Closing Date. As the Chief Executive Officer of Bridge Media, Mr. Bodiford was responsible for leading the strategic vision and growth of Bridge Media. In addition to his role at Bridge Media, Mr. Bodiford served as the Chief Executive Officer of Golden Media, Inc., a publishing and news media company from April 2019 until November 2023 and will serve as the Chairman of the Board going forward. Mr. Bodiford also has served as the Chief Executive Officer of Bridge News since January 2021. We believe that Mr. Bodiford is qualified to serve as a member of the New Arena Board given his extensive executive leadership experience in the media, broadcast and communications space.

Christopher Fowler is expected to serve as a member of the New Arena Board following the Closing. Mr. Fowler previously served as a member of the Arena Board from December 2023 to the Closing Date. Mr. Fowler has served as the Chief Investment Officer of MBX Group, an investment firm where he is responsible for overseeing all investment activity since 2015. MBX Group is an affiliate of Simplify. For 15 years, Mr. Fowler worked as a Managing Director at GE Capital. Prior, Mr. Fowler worked at JPMorgan Chase & Co. as a Senior Vice President of Leveraged Lending for 11 years. Mr. Fowler holds a Bachelor of Science in Business/Industrial Engineering from the University of Southern California. We believe that Mr. Fowler is qualified to serve as a member of the New Arena Board given his executive leadership and investment experience.

Laura Lee is expected to serve as a member of the New Arena Board following the Closing. Ms. Lee previously served as a member of the Arena Board from October 2021 to the Closing Date. Since November 2022, Ms. Lee has been employed by Twitch, a video live streaming service, as its Chief Content Officer. Prior to this, she held the position of Senior Advisor at consulting firm McKinsey & Company, Inc., from August 2019 to November 2022, in addition to serving as an external adviser to growth companies such as Xoogler.co, an organization focused on entrepreneurial ventures for Google alumni, from September 2018 to November 2022, and SAAS membership platform for creators, Patreon Inc., from April 2018 to May 2020. Ms. Lee also previously held senior positions at various media, technology, and consumer companies, including serving as Executive Vice President of Content, Strategy, and Operations at the premiere media and entertainment company, NBC Universal Media LLC, during 2017, where she oversaw over $2 billion in key digital investments and relationships with Snap Inc., BuzzFeed, Inc., Vox Media, Inc., and YouTube LLC (“YouTube”), new business opportunities, and digital content production. From 2015 to 2016, Ms. Lee was the Chief Digital Officer and President of Media at Margaritaville Enterprises, LLC (“Margaritaville”), Jimmy Buffett’s lifestyle brand, where she grew Margaritaville’s digital footprint by 300% through original content and signed multi-million dollar deals for the new media business unit. From 2007 to 2015, Ms. Lee worked at the internet media channel YouTube where she oversaw the North American Content division, launched the global transaction (VOD/EST) business for YouTube and Google Play, and created the Global Top Creator team, which oversaw relationships with YouTube’s digital-native influencers. Prior to her time with YouTube, Ms. Lee held various roles at the mass media company Viacom Media Networks, Inc. from 2003 to 2007, including serving as Vice President of Business Development and Operations at its MTV Networks unit, where she launched VBS.TV, a digital video business joint venture with Vice Media, (and oversaw the acquisition of Harmonix Music Systems, the developer of iconic gaming hits Rock Band and Guitar Hero). From 2019-2022, Ms. Lee served on the board of MediaCo Holding Inc. (Nasdaq: MDIA) where she chaired several committees, including Audit, Digital M&A, and the COVID Task Force, and served on the Compensation Committee. She formerly was an independent director on the board of American Apparel LLC, where she served on the Nominating and Corporate Governance Committee. Ms. Lee also previously served on the board of WatchMojo, a top global entertainment network on YouTube (www.youtube.com/watchmojo). Ms. Lee currently serves on the board of Womensphere, a social enterprise business focused on empowering women and girls globally. Ms. Lee is a seasoned technology and media executive, advisor, and board director. She has been recognized for her industry expertise and as a top executive by Variety, National Association of Corporate Directors, Crain’s New York, and Multichannel News. Ms. Lee is a graduate of Brown University and Harvard Business School. We believe that her demonstrated experience corporate finance, strategy, digital content and marketing, as well as in the technology and media industries qualifies her to serve as a director.

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Christopher Petzel is expected to serve as a member of the New Arena Board following the Closing. Mr. Petzel has served on the Arena Board since October 2021. In October 2023, he joined the Private Wealth Management group of Spartan Capital Securities LLC, an investment bank in New York focused on microcap companies listed on Nasdaq and the NYSE, bridge financings and private placements. Since January 2022, he has served as a managing director at Broadside Capital, LLC, a transactional and strategic advisory firm based in Puerto Rico. From 2010 until January 2022, he served in a similar capacity for predecessor companies of Broadside Capital, LLC in California. Since August 2019, he has served as co-founder and Chairman of Byte to Bite Industries, Inc., a multi-location hospitality operator. Since January 2016, he has served as Chairman and, until September of 2023 as CEO, of Broadside Enterprises, Inc. (OTC: BRSE), which operates a digital food service platform and restaurant brand portfolio. Since July 2020 he has also served as Chairman and CEO of Chancellor Group, Inc. (OTC: CHAG), a publicly listed company seeking acquisitions. From June 2001 until December 2014, he served as CEO at Fierce Entertainment, LLC, an independent film and television production company which operated a technology platform for major international film distributors. During his tenure at Fierce Entertainment, LLC, he produced and/or executive produced feature films with major stars including Sylvester Stallone, Jet Li, Jason Statham and Nicholas Cage, Jason Sudeikis and Shirley MacLaine. Previously, from January 1999 to June 2001, Mr. Petzel worked for the technology, media and telecom group of investment banking firm Houlihan Lokey in Los Angeles, where his clients included DreamWorks, Pacific Data Images (now DreamWorks Animation), Centropolis Effects, Sundance Productions, Constantin Film AG and Castle Music and, during his tenure there, he served as a principal member of the team representing The Walt Disney Company in valuation matters pertaining to its much-publicized arbitration with Jeffrey Katzenberg. Mr. Petzel also previously worked for the media finance department of Berliner Bank AG (London Branch) and Goldcrest Films International Ltd. Mr. Petzel has broad experience with media, technology, hospitality, and corporate finance and structured financings for several hundred million dollars of entertainment assets. Mr. Petzel is fluent in German, English, French and Spanish. He studied finance and economics at the Universities of Barcelona (Spain) and Fribourg (Switzerland), where he graduated summa cum laude. We believe that Mr. Petzel is qualified to serve as a director because of his experience with media, technology, hospitality, and corporate finance, as well as his experience in building technology platforms for the entertainment and hospitality industries and working with small cap companies, including with respect to their reporting requirements.

Cavitt Randall is expected to serve as a member of the New Arena Board following the Closing. Mr. Randall previously served as a member of the Arena Board from December 2023 to the Closing Date. Since August 2022, Mr. Randall has served as the Chief Executive Officer of MBX Clearing LLC, an investment firm registered broker-dealer that self-clears at Option Clearing Corporation (OCC). Prior to joining MBX Clearing LLC, from August 2018 to August 2022, Mr. Randall was the Chief Operating Officer of SI Capital LLC prior to it changing its name to MBX Group LLC. Prior to SI Capital LLC, from June 2000 to August 2018, Mr. Randall held various executive roles at GE Capital including roles as the Senior Vice President. Mr. Randall has over twenty years’ experience in equity, options and debt trading and holds Series 24 (General Securities Principal), Series 57 (Securities Trader) and FINRA SIE licenses. Mr. Randall holds a Bachelor of Arts in Finance from Michigan State University. We believe that Mr. Randall is qualified to serve as a member of the New Arena Board given his executive leadership experience and over twenty years’ experience in capital markets.

Family Relationships

There are no family relationships among any of New Arena’s directors or executive officers.

Involvement in Certain Legal Proceedings

None of New Arena’s directors, director nominees, and executive officers has been involved in any legal or regulatory proceedings, as set forth in Item 401 of Regulation S-K, during the past ten years

Controlled Company

Under the rules of NYSE American, a company of which more than 50% of the voting power for the election of directors is held by an individual, company or group of persons acting together is a controlled company. On completion of the Transactions, Simplify and 5-Hour will own an aggregate of approximately 82.2% of the outstanding shares of New Arena Common Stock, which will be more than 50% of the voting power of New Arena and accordingly, New Arena will be a “controlled company.” Under NYSE American rules, a “controlled company” and may elect not to comply with certain NYSE American corporate governance requirements, including the requirements that (i) majority of the board of directors consist of independent directors as defined under the rules of the NYSE American; (ii) the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For so long as Simplify beneficially owns more than 50% of the outstanding shares of New Arena Common Stock, upon the request of Simplify, New Arena will avail itself of such “controlled company” exemptions in whole or in part, as requested by Simplify. Simplify expects to request that New Arena avail itself of certain exemptions available to it as a controlled company.

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Director Independence

Upon the consummation of the Transactions, the New Arena Board is expected to determine that each of the directors except for                                    on the New Arena Board will qualify as independent directors under the rules of the NYSE American Company Guide and the SEC with respect to each director and director nominee and that that all members of the New Arena audit committee, compensation committee and nominating and corporate governance committee will qualify as independent and satisfy the relevant SEC and NYSE American independence requirements for such committees.

The rules of the NYSE American Company Guide generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.

In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors, or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

The New Arena Board will performance an annual review of the independence of our directors based, in part, on the review of information by our management and outside legal counsel.

Board Meetings and Committees

Pursuant to the New Arena Bylaws, every act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the New Arena Board, unless a greater number is required by law or by the New Arena Charter.

Audit Committee

The New Arena audit committee will assist the New Arena Board in fulfilling its responsibility to oversee (i) the integrity of New Arena’s financial statements, New Arena’s accounting and financial reporting processes and financial statement audits, (ii) New Arena’s compliance with legal and regulatory requirements, (iii) New Arena’s systems of internal control over financial reporting and disclosure controls and procedures, (iv) the independent auditor’s engagement, qualifications, performance, compensation, and independence, (v) review and approval of related party transactions, and (vi) the communication among New Arena’s independent auditors, New Arena’s financial and senior management and the New Arena Board.

Upon consummation of the Transactions, we anticipate that the New Arena audit committee will consist of        ,       and      , each of whom will qualify as independent directors according to the rules and regulations of the SEC and NYSE with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and NYSE rules and         will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The New Arena Board will adopt a new written charter for the audit committee, which will be available on New Arena’s website after adoption. The reference to New Arena’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on New Arena’s website into this proxy statement.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New Arena will comply with future requirements to the extent they become applicable to New Arena. New Arena will comply with future requirements to the extent they become applicable to New Arena.

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Compensation Committee

The purpose of the New Arena compensation committee is to evaluate, recommend, approve, and review New Arena’s executive officer and director compensation arrangements, plans and programs and to administer its cash-based and equity-based plans for employees and consultants. The New Arena compensation committee’s principal functions are to: (i) review and recommend to the New Arena Board for approval all forms of New Arena’s non-equity and equity-based compensation of executive officers and directors; and (ii) administer New Arena’s equity-based compensation plans, pursuant to which various types of incentive awards, including, without limitation, stock options, restricted stock awards, stock appreciation rights, and stock units may be granted to New Arena’s directors, executive officers, and key employees. The New Arena compensation committee is responsible for evaluating executive compensation, including equity awards for all of New Arena’s executive officers, setting base salary amounts, fixing incentive opportunity levels, and other supplemental benefits. This includes reviewing and making recommendations to the New Arena Board regarding corporate goals and objectives relevant to the compensation of the Chief Executive Officer and all other executive officers that report to him, evaluating, at least annually, the performance of these officers in light of these goals and objectives, and reviewing and making recommendations to the New Arena Board regarding the compensation level of these officers based on such evaluation.

The Compensation Committee also annually reviews director compensation to ensure non-employee directors are adequately compensated for the time expended in fulfilling their duties to New Arena, as well as the skill-level required by New Arena of members of the New Arena Board. From time to time as the New Arena compensation committee deems appropriate or as requested by the New Arena Board, the New Arena compensation committee will evaluate director compensation arrangements and make recommendations to the New Arena Board accordingly.

The New Arena compensation committee is authorized to engage compensation consultants, if they deem necessary, to assist with its responsibilities related to New Arena’s executive compensation program and the director compensation program.

Upon consummation of the Transactions, we anticipate that the New Arena compensation committee will consist of        ,        and        . The New Arena Board will adopt a new written charter for the compensation committee, which will be available on New Arena’s website after adoption. The reference to New Arena’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on New Arena’s website into this proxy statement/prospectus. The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New Arena will comply with future requirements to the extent they become applicable to New Arena.

Nominating and Corporate Governance Committee

The purpose of the New Arena nominating and corporate governance committee is to exercise general oversight with respect to the governance of the New Arena Board by (i) identifying, reviewing the qualifications of, and recommending to the New Arena Board proposed nominees for election to the New Arena Board, consistent with criteria approved by the New Arena Board, and (ii) selecting, or recommending that the New Arena Board select, the director nominees for the next annual meeting of stockholders. The New Arena nominating and corporate governance committee provides advice, counsel, and direction to management on the basis of the information it receives, discussions with management, and the experience of the New Arena nominating and corporate governance committee members.

Upon consummation of the Transactions, we anticipate that the New Arena nominating and corporate governance committee members will consist of      ,       and        . The New Arena Board will adopt a new written charter for the nominating and corporate governance committee, which will be available on New Arena’s website after adoption. The reference to New Arena’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on New Arena’s website into this proxy statement/prospectus.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New Arena will comply with future requirements to the extent they become applicable to New Arena.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year of Arena, H. Hunt Allred, Laura Lee and Christopher Petzel served as members of the Arena compensation committee, none of whom was formerly an officer of Arena or has served as an employee of Arena.

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New Arena Director Compensation

Following the completion of the Transactions, compensation for directors of New Arena will be determined by the New Arena Board. We anticipate that compensation for service on the New Arena Board will generally be consistent with the compensation provided to the current non-employee directors of Arena. The New Arena Board will periodically assess the amount and terms of any compensation paid to directors of New Arena.

Indemnification of Officers and Directors

The New Arena Charter provides that New Arena shall indemnify to the fullest extent permitted by the DGCL its directors and officers and any person who is or was serving at the request of New Arena as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The New Arena Charter also provides that New Arena may indemnify its employees and agents as determined by the New Arena Board in accordance with applicable law.

In addition, the New Arena Charter states that it shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of New Arena, or is or was serving at the request of New Arena as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by that person in any such capacity, or arising out of that person’s status as such, whether or not the corporation would have the power to indemnify that person against such liability under the DGCL. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling as under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Non-Employee Director Compensation Prior to the Transaction

The following table provides information for the year ended December 31, 2023 regarding all compensation awarded to, earned by, or paid to each person who served as a director of Arena for some portion or all of 2023 and who will be a director of New Arena following the Closing.

(a) Name of Director	(b) Fees Earned or Paid in Cash(1)	(c) Stock Awards(2)	(h) Total
H. Hunt Allred(3)	$87,750	$47,257	$135,007
Christopher Fowler	4,604	—	4,604
Laura Lee(3)	87,750	47,257	135,007
Christopher Petzel(4)	55,250	29,750	85,000
Cavitt Randall	4,604	—	4,604

(1)	Fees Earned or Paid in Cash set forth in column (b) includes all meeting and retainer fees paid quarterly in cash.

(2)	Restricted stock awards were issued pursuant to the 2022 Plan and its Director Compensation Policy. Each of these restricted stock awards were fully vested as of December 31, 2023. The table reflects the fair value of the stock awards calculated in accordance with FASB ASC 718. Refer to Arena’s consolidated financial statements for the year ended December 31, 2023 in Note 23, Stock-Based Compensation, included in this combined proxy statement/prospectus.

(3)	As of December 31, 2023, the aggregate number of shares of Arena Common Stock underlying the stock awards in column (c), corresponding to equity awards granted to each of Messrs. Allred and Ms. Lee, was 4,454 shares.

(4)	As of December 31, 2023, the aggregate number of Arena Common Stock underlying the stock awards in column (c), corresponding to equity awards granted to Mr. Petzel was 2,804 shares.

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Director Compensation Policies

Prior to the consummation of the Transactions, Arena’s Director Compensation Policy for its non-employee directors provides that the non-employee directors will be granted annually a restricted stock award of a number of shares of Arena Common Stock equal in value to $29,750, vesting monthly in 12 equal installments, and annual cash compensation to each non-employee director of $55,250, payable in four equal quarterly installments at each quarter end. The Director Compensation Policy also provides that any non-employee director who serves as the chairperson of one or more committees of the Arena Board will be granted annually an additional restricted stock award of a number of shares of Arena Common Stock equal in value to $17,500, vesting monthly and additional annual cash compensation of $32,500, payable in four equal quarterly installments at each quarter end.

Risks from Compensation Policies and Practices

The Compensation Committee of the Arena Board reviews Arena’s compensation policies and practices to determine areas of potential risks and the actions Arena has taken, or should take, to mitigate any such identified risks. Based on the Compensation Committee’s review of Arena’s compensation policies and practices, Arena does not believe that any risks relating to the compensation policies and practices for its employees are reasonably likely to have a material adverse effect on its business.

Executive Compensation Prior to the Transactions

The following narrative sets forth information about our compensation philosophy and objectives as well as the elements of our executive compensation and benefits programs. The only executive officer who was serving as an executive officer of Arena as of December 31, 2023, and who will serve as an executive officer of New Arena following the Closing, is Manoj Bhargava, our former Interim Chief Executive Officer. Mr. Bhargava did not receive any compensation for serving as the Interim Chief Executive Officer during 2023.

Compensation Philosophy and Objectives

Arena’s compensation policy is designed to attract and retain qualified key executive officers critical to the achievement of its growth and long-term success. To attract, retain and motivate the executive officers to accomplish Arena’s business strategy, the Compensation Committee establishes its executive compensation policies and oversees its executive compensation practices. Arena provides what it believes is a competitive total compensation package to its management team through a combination of base salary, bonuses and equity awards.

Elements of our Executive Compensation and Benefits Programs

Base Salary

The Compensation Committee considers what salaries must be paid in order to attract and retain high-quality executive officers. Arena annually reviews its executive officers’ base salaries and make adjustments only when necessary based on individual and the company’s performance. Arena provides a minimum, fixed level of cash compensation to reflect the level of accountability of talented executive officers who can continue to improve its overall performance. In addition, salary is based on experience, industry knowledge, duties and scope of responsibility, as well as the competitive market for talent.

Annual Bonus Opportunity

Arena’s executive officers are eligible for annual cash-based bonus payments that are based on the achievement of certain individual and company performance metrics. Arena uses the annual performance bonus opportunity to motivate its executive officers to achieve the company’s business goals. The annual performance bonus opportunity provides payments if Arena’s executive officers produce short-term results that meet or exceed certain pre-established annual financial targets or individual performance goals in effect as determined from time to time by Arena and approved by the Compensation Committee.

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Incentive Compensation

Equity awards under the 2022 Plan are a vital piece of Arena’s total compensation package. Equity awards are intended to compensate executive officers for sustained long-term performance, align the interests of Arena’s executive officers and stockholders, and encourage retention through multi-year vesting schedules. Equity incentive awards may take a variety of forms. Levels, mix and frequency of awards are determined by the Compensation Committee, and are designed to reflect each recipient’s level of responsibility and performance.

Retirement Benefits

Arena offers a qualified 401(k) defined contribution plan. All of its employees are eligible to participate in this plan, including its named executive officers, subject to limitations imposed by the Internal Revenue Code (the “Code”). Arena currently matches 100% of contributions made by participants in the 401(k) up to 4% of eligible annual compensation.

Other Compensation

In 2022 and 2023, Arena provided its employees, including each of its executive officers, with health insurance coverage.

Hedging Policy and Pledging of Securities

Pursuant to Arena’s Insider Trading Policy, its employees, officers and directors cannot engage in hedging transactions related to the company’s securities. Employees, officers and directors are also prohibited from holding Arena’s securities in a margin account or otherwise pledging our securities as collateral for a loan.

Potential Payments Upon Termination or Change of Control

See the section “Proposal No. 1 The Transactions Proposal—Interests of Arena’s Directors and Executive Officers in the Transactions—Potential Executive Severance” for a description of the potential payments to our executive officers upon termination or change of control.

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Beneficial Ownership of Securities of arena

The following table sets forth information regarding (i) the beneficial ownership of Arena Common Stock as of April 19, 2024 and (ii) the expected beneficial ownership of shares of New Arena Common Stock immediately following consummation of the Transactions by:

●	each person who is known to be the beneficial owner of more than 5% of Arena Common Stock and is expected to be the beneficial owner of more than 5% of shares of New Arena Common Stock post-Transactions;

●	each of Arena’s named executive officers for the fiscal year ended December 31, 2023 and current directors;

●	each person who will become an executive officer or director of New Arena post-Transactions; and

●	all current executive officers and directors of Arena as a group pre-Transactions, and all executive officers and directors of New Arena post-Transactions.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Arena Common Stock pre-Transactions is based on 29,582,236 shares of Arena Common Stock issued and outstanding as of April 19, 2024.

On the Closing, New Arena expects to issue (i) 5,000,000 shares of New Arena Common Stock to 5-Hour pursuant to the Common Stock Subscription Agreement, (ii) 25,000 shares of New Arena Series A Preferred Stock to the Hans Foundation pursuant to the Preferred Stock Subscription Agreement, (iii) 41,541,482 shares of New Arena Common Stock to Simplify in the Bridge Media Merger and (iv) 60,000 shares of New Arena Common Stock to Simplify pursuant to the Stock Purchase Agreement. New Arena expects that, immediately following the Closing, there will be a total of 76,150,445 shares of New Arena Common Stock outstanding (excluding any shares of New Arena Common Stock issuable from time to time pursuant to the Equity Line of Credit). If the actual facts are different from the foregoing assumptions, ownership figures in New Arena and the columns under “After the Transactions” in the table that follows will be different.

Unless otherwise indicated, Arena believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Before the Transactions		After the Transactions
	Number of Shares Beneficially Owned	Percent of Class(2)	Number of Shares Beneficially Owned	Percent of Class
Name and Address of Beneficial Owner(1)
Five Percent Stockholders:
Simplify Inventions LLC(3)	16,067,791	54.32%	57,609,273	75.49%
James C. Heckman(4)	1,488,617	5.0%	1,488,617	1.96%
5-Hour International Corporation Pte. Ltd.(5)	—	—	5,000,000	6.55%
Directors and Executive Officers Pre-Transactions:
Ross Levinsohn(6)	300,010	1.01%	300,010	*
Manoj Bhargava(3)	16,067,791	54.32%	62,609,273	82.04%
Grady Tripp(7)	18,888	*	18,888	*
Avi Zimak(8)	220,768	*	220,768	*
Henry Robertson Barrett	41,134	*	41,134	*
H. Hunt Allred(9)	259,040	*	259,040	*
Christopher Fowler(10)	36,905	*	36,905	*
Laura Lee(11)	32,222	*	32,222	*
Christopher Petzel(12)	26,452	*	26,452	*
Cavitt Randall(13)	35,895	*	35,895	*
Carlo Zola(14)	31,019	*	31,019	*
Total Directors and Executive Officers as a Group (10 persons)(15)	17,070,124	57.1%	63,611,606	85.31%

Directors and Executive Officers Post-Transactions:
Sara Silverstein(16)	14,849	—	14,849	—
Manoj Bhargava(3)	16,067,791	54.32%	57,609,273	75.49%
H. Hunt Allred(9)	259,040	*	259,040	*
Vince Bodiford	—	—	—	—
Christopher Fowler(10)	36,905	*	36,905	*
Laura Lee(11)	32,222	*	32,222	*
Christopher Petzel(12)	26,452	*	26,452	*
Cavitt Randall(13)	35,895	*	35,895	*
Total Directors and Executive Officers as a Group (8 persons(17))	16,473,154	55.69%	58,014,636	76.19%

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(1)	Unless otherwise noted, the business address of each of those listed in the table is 200 Vesey Street, 24th Floor, New York, New York, 10281.

(2)	Percentage calculated in accordance with Rule 13(d)-3(d)(1)(i) promulgated under the Exchange Act and based on 29,582,236 shares of Arena Common Stock issued and outstanding as of April 19, 2024.

(3)	Shares of our Arena Common Stock beneficially owned consist of 16,067,791 shares as referenced on a Schedule 13D as filed on February 14, 2024, by Simplify and Manoj Bhargava (control person for Simplify). Mr. Bhargava is deemed to be beneficially own all of the shares of Simply and 5-Hour. Simplify and 5-Hour may be deemed to be a group with respect to the securities held by Simplify and 5-Hour as a result of the Nomination Agreement. As of April 26, 2024, Mr. Bhargava is also our President. The address for Mr. Bhargava, Simplify and 5-Hour is 38955 Hills Tech Drive, Farmington Hills, MI 48331. Simplify and 5-Hour may be deemed to be a group with respect to the securities held by Simplify and 5-Hour as a result of the Nomination Agreement.

(4)	Shares of Arena Common Stock beneficially owned consist of 1,488,617 shares as referenced on a Schedule 13D as filed on January 17, 2024, by a group consisting of Warlock Partners, LLC, The Roundtable LLC, Series 1111, Brock Pierce, Mark Strome and James Heckman. Mr. Heckman is the CEO of Roundtable Media. The Roundtable LLC, Series 1111 is the manager of Warlock Partners, LLC. Includes shares underlying currently exercisable stock options received by Mr. Heckman when he served as Arena’s Chief Executive Officer. The address for Mr. Heckman and for each of the entities is c/o Roundtable Media, 4300 University Way NE, Suite C, Seattle, WA 98105.

(5)	Ravinder Sajwan may be deemed to beneficially own the securities held by 5-Hour. Simplify and 5-Hour may be deemed to be a group with respect to the securities held by Simplify and 5-Hour as a result of the Nomination Agreement.

(6)	The securities reported in this row consist of 300,010 shares of Arena Common Stock beneficially owned by Mr. Levinsohn.

(7)	Consists of the following securities directly beneficially owned by Mr. Tripp: (i) 8,333 shares of Arena Common Stock issuable upon the exercise of options which are vested as of April 19, 2024; and (ii) 10,555 shares of Arena Common Stock issuable upon the exercise of options or the settlement of restricted stock units which may be acquired within 60 days following April 19, 2024.

(8)	Consists of the following securities directly beneficially owned by Mr. Zimak: (i) 38,604 shares of our Common Stock; and (ii) 182,164 shares of Arena Common Stock issuable upon the exercise of options which are vested as of April 19, 2024.

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(9)	Consists of the following securities: (i) 26,604 shares of Arena Common Stock directly beneficially owned by Mr. Allred; (ii) 6,731 shares of Arena Common Stock issuable upon the settlement of restricted stock units which may be acquired by Mr. Allred within 60 days following April 19, 2024; (iii) 75,479 shares of Arena Common Stock directly beneficially owned by the Allred 2002 Trust – HHA (the “HHA Trust”); (iv) 75,479 shares of Arena Common Stock directly beneficially owned by the Allred 2002 Trust – NLA (the “NLA Trust”); and (v) 64,650 shares of Arena Common Stock directly beneficially owned by RedCap Investment, LP (“RedCap” and, together with the HHA Trust and the NLA Trust, the “Investment Entities”). The trustee of the HHA Trust and the NLA Trust is Mr. Allred’s spouse, and Mr. Allred and his sister, respectively, are beneficiaries of the HHA Trust and the NLA Trust. The general partner of RedCap is Redcap Investments Management, LLC, of which Mr. Allred serves as President. Mr. Allred may be deemed to exercise voting and investment discretion with respect to shares of Arena Common Stock owned by the Investment Entities. Additionally, of the aforementioned securities, 1,138 shares of Arena Common Stock may under certain circumstances be pledged as security pursuant to an account agreement that Mr. Allred has entered into in connection with his brokerage trading account.

(10)	Consists of the following securities directly beneficially owned by Mr. Fowler: (i) 32,667 shares of our Arena Common Stock and (ii) 4,238 shares of Arena Common Stock issuable upon the exercise of options or the settlement of restricted stock units which may be acquired within 60 days following April 19, 2024.

(11)	Consists of the following securities directly beneficially owned by Ms. Lee: (i) 25,491 shares of Arena Common Stock; and (ii) 6,731 shares of Arena Common Stock issuable upon the exercise of options or the settlement of restricted stock units which may be acquired within 60 days following April 19, 2024.

(12)	Consists of the following securities directly beneficially owned by Mr. Petzel: (i) 19,721 shares of Arena Common Stock; and (ii) 6,731 shares of Arena Common Stock issuable upon the exercise of options or the settlement of restricted stock units which may be acquired within 60 days following April 19, 2024.

(13)	Consists of the following securities directly beneficially owned by Mr. Randall: (i) 35,895 shares of Arena Common Stock and (ii) 4,238 shares of Arena Common Stock issuable upon the exercise of options or the settlement of restricted stock units which may be acquired within 60 days following April 19, 2024.

(14)	Consists of the following securities directly beneficially owned by Mr. Zola: (i) 24,288 shares of Arena Common Stock; and (ii) 6,731 shares of Arena Common Stock issuable upon the exercise of options or the settlement of restricted stock units which may be acquired within 60 days following April 19, 2024.

(15)	Includes an aggregate of 214,657 shares of Arena Common Stock issuable upon the exercise of options or the settlement of restricted stock units which may be acquired within 60 days following April 19, 2024.

(16)	Consists of 14,849 shares of Arena Common Stock issuable upon the exercise of options or the settlement of restricted stock units which may be acquired within 60 days following April 19, 2024.

(17)	Includes an aggregate of 43,518 shares of New Arena Common Stock issuable upon the exercise of options or the settlement of restricted stock units which may be acquired within 60 days following April 19, 2024.

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Beneficial Ownership of Securities of Bridge Media

The following table sets forth information regarding the beneficial ownership of Bridge Media Interests as of June 10, 2024 by:

●	each person who is known to be the beneficial owner of more than 5% of the outstanding Bridge Media Interests;

●	each of Bridge Media’s current executive officers and members of the board of managers;

●	all executive officers and members of the board of managers of Bridge Media as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities he, she or it has the right to acquire within 60 days.

The beneficial ownership of the Bridge Media Interests is based on 900 Bridge Media Interests issued and outstanding as of June 10, 2024.

Unless otherwise indicated, Bridge Media believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Number of Shares Beneficially Owned	Percent of Class
Name and Address of Beneficial Owner(1)
Five Percent Stockholders:
Simplify Inventions, LLC(2)	900	100%

Managers and Executive Officers:
Manoj Bhargava(3)	900	100%
Vince Bodiford	-	-
Total Managers and Executive Officers as a Group (2 persons)(4)	900	100%

(1)	Unless otherwise noted, the business address of each of those listed in the table is 38955 Hills Tech Drive, Farmington Hills, MI 48331.

(2)	Manoj Bhargava may be deemed to beneficially own the securities held by Simplify Inventions, LLC.

(3)	Represents the Bridge Media Interests held by Simplify Inventions, LLC.

(4)	This total includes the securities beneficially owned by all of Bridge Media’s managers and executive officers as a group.

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Certain Relationships and Related Party Transactions

Arena Related Party Transactions

When Arena is contemplating entering into any transaction in which any executive officer, director, director nominee, or any family member of the foregoing would have any direct or indirect interest, regardless of the amount involved, the terms of such transaction have to be presented to the audit committee of the Arena Board (other than any interested director) for approval or disapproval. The audit committee of the Arena Board has not adopted a written policy for reviewing related party transactions but when presented with such transaction, the transaction is discussed by the audit committee of the Arena Board and documented in its meeting minutes.

Arena’s Code of Ethics also requires its employees, officers, and directors to provide prompt and full disclosure of all potential conflicts of interest to the appropriate person. These conflicts of interest may be specific to the individual or may extend to his or her family members. Any officer who has a conflict of interest with respect to any matter is required to disclose the matter to Arena’s Compliance Director, or in the case of Arena’s Chief Financial Officer, to the audit committee of the Arena Board. All other employees are required to make prompt and full disclosure of any conflict of interest to the Head of Internal Audit (who is Arena’s Chief Financial Officer, unless the Arena Board designates some other person). Directors are required to disclose any conflict of interest to the chairman of the Arena Board and to refrain from voting on any matter(s) in which they have a conflict. Employees and officers are not permitted to participate in any matter in which he or she has a conflict of interest unless authorized by an appropriate Arena official and under circumstances that are designed to protect the interests of Arena and its stockholders and to avoid any appearance of impropriety. In addition, directors and executive officers are required to disclose, in an annual questionnaire, any current or proposed conflict of interests (including related party transactions).

Except as disclosed below, since January 1, 2021, there were no current or proposed transaction or series of similar transactions in which (i) the amounts involved exceeded or will exceed $120,000 and (ii) any of Arena’s directors, nominees for director, executive officers, or beneficial holders of more than 5% of any class of outstanding Arena Capital Stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Financings

On May 20 and 25, 2021, and June 2, 2021, Arena entered into securities purchase agreements with accredited investors, pursuant to which Arena issued an aggregate of 1,299,027 shares of Arena Common Stock, at a per share price of $15.40, for aggregate gross proceeds of approximately $20.0 million in a private placement. Among the investors were B. Riley and its affiliates, a beneficial owner of more than 5% of Arena Common Stock and Arena’s Series H Preferred Stock at the time, Warlock, a beneficial owner of more than 5% of Arena Common Stock and Arena’s Series H Preferred Stock at the time, and TCS Capital Management LLC (“TCS Capital Management”), a beneficial owner of more than 5% of Arena Common Stock at the time. John A. Fichthorn, the former chairman of the Arena Board, previously served as Head of Alternative Investments of B. Riley Capital Management, a wholly owned subsidiary of B. Riley, Todd Sims, one of Arena’s directors, has served as the President of BRVC, a wholly-owned subsidiary of B. Riley since October 2020, and Daniel Shribman, one of Arena’s directors, has served since 2019 as Chief Investment Officer of B. Riley and President of its B. Riley Principal Investments subsidiary. Finally, Eric Semler, who at the time of the investment was one of Arena’s directors, is the Managing Member of TCS Capital Management.

On January 24, 2022, Arena entered into a Stock Purchase Agreement with B. Riley Principal Investments, LLC, a beneficial owner of more than 5% of Arena Common Stock at the time, pursuant to which Arena agreed to issue 206,275 shares of Arena Common Stock at a price equal to $13.86 per share, representing the volume-weighted average price of Arena Common Stock at the close of trading on the sixty (60) previous trading days, to such stockholder in lieu of an aggregate of approximately $2.86 million owed in liquidated damages, which included accrued but unpaid interest, for Arena’s failure to meet certain covenants in prior registration rights agreements and related securities purchase agreements for Arena’s Series H Preferred Stock, Series J Convertible Preferred Stock (“Series J Preferred Stock”), Series K Convertible Preferred Stock (“Series K Preferred Stock”), and debenture offerings. On February 9, 2022, Arena terminated the Stock Purchase Agreement with B. Riley Principal Investments, LLC and cancelled the 206,275 shares that were to be issued to them because the issuance of the shares of Arena Common Stock may have been deemed to be compensation within the meaning of FINRA Rule 5110 in connection with Arena’s underwritten public offering for which an affiliate of B. Riley Principal Investments, LLC was serving as underwriter.

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On January 24, 2022, Arena entered into a Stock Purchase Agreement with BRC Partners Opportunity Fund, LP, pursuant to which Arena agreed to issue 50,501 shares of Arena Common Stock at a price equal to $13.86 per share, representing the volume-weighted average price of Arena Common Stock at the close of trading on the sixty (60) previous trading days, to such stockholder in lieu of an aggregate of approximately $0.70 million owed in liquidated damages, which includes accrued but unpaid interest, for Arena’s failure to meet certain covenants in prior registration rights agreements and related securities purchase agreements for Arena’s Series H Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and debenture offerings.

On January 24, 2022, Arena entered into a Stock Purchase Agreement with 180 Degree Capital Corp., a beneficial holder of more than 5% of Arena Common Stock at the time, pursuant to which we agreed to issue 106,800 shares of Arena Common Stock at a price equal to $13.86 per share, representing the volume-weighted average price of Arena Common Stock at the close of trading on the sixty (60) previous trading days, to such stockholder in lieu of an aggregate of approximately $1.48 million owed in liquidated damages, which includes accrued but unpaid interest, for Arena’s failure to meet certain covenants in prior registration rights agreements and related securities purchase agreements for Arena’s Series H Preferred Stock, Series I Convertible Preferred Stock (“Series I Preferred Stock”) and Series J Preferred Stock offerings.

On January 24, 2022, Arena entered into a Stock Purchase Agreement with Warlock, a beneficial owner of more than 5% of Arena Common Stock and more than 5% of Arena’s Series H Preferred Stock at the time, pursuant to which Arena agreed to issue 134,875 shares of Arena Common Stock at a price equal to $13.86 per share, representing the volume-weighted average price of Arena Common Stock at the close of trading on the sixty (60) previous trading days, to such stockholder in lieu of an aggregate of approximately $1.87 million owed in liquidated damages, which includes accrued but unpaid interest, for Arena’s failure to meet certain covenants in prior registration rights agreements and related securities purchase agreements for Arena’s Series H Preferred Stock, Series I Preferred Stock and debenture offerings.

On January 24, 2022, Arena entered into a Stock Purchase Agreement with Athletes First Media, LLC, which, at the time was a beneficial owner of more than 5% of Arena Common Stock, pursuant to which Arena agreed to issue 79,805 shares of Arena Common Stock at a price equal to $13.86 per share, representing the volume-weighted average price of Arena Common Stock at the close of trading on the sixty (60) previous trading days, to such stockholder in lieu of an aggregate of approximately $1.11 million owed in liquidated damages, which includes accrued but unpaid interest, for Arena’s failure to meet certain covenants in prior registration rights agreements and related securities purchase agreements for our Series I Preferred Stock offering.

On December 15, 2022, Arena entered into Arena Note Purchase Agreement, by and among Arena, the subsidiary guarantors party thereto, BRF Finance Co., LLC, as agent and purchaser, and the other purchasers from time to time party thereto, pursuant to which Arena issued $36.0 million aggregate principal amount of 2022 Bridge Notes. Interest on the 2022 Bridge Notes is payable in cash at a rate of 12% per annum quarterly in arrears on March 31, 2023, June 30, 2023, September 30, 2023, and December 31, 2023; provided that, on March 1, 2023, May 1, 2023, and July 1, 2023, the interest rate on the 2022 Bridge Notes will increase by 1.5% per annum, with maturity on December 31, 2023. The 2022 Bridge Notes are also subject to certain mandatory prepayment requirements. The 2022 Bridge Notes are secured by liens on the same collateral that secures indebtedness under Arena’s outstanding secured notes (the “Outstanding Notes”), and are guaranteed by Arena’s subsidiaries that guarantee Arena’s outstanding notes. Arena received net proceeds of $34.8 million from the issuance of the 2022 Bridge Notes. In connection with the Simplify LOI, on August 14, 2023, Arena entered into an amendment (the “Note Purchase Amendment”) to the Arena Note Purchase Agreement. Pursuant to the Note Purchase Amendment, Arena agreed to issue and the purchasers of the Arena Bridge Notes have agreed to purchase $5 million aggregate principal amount of the 2023 Notes, subject to certain conditions precedent, including that Arena amend its financing and security agreement with SLR Digital Finance LLC (f/k/a Fast Pay Partners LLC) to permit the issuance of the 2023 Notes. Arena will pay interest on the 2023 Notes at a rate of 10% per annum. The 2023 Notes will mature on December 31, 2026. The 2023 Notes will be subject to certain mandatory prepayment requirements, including, but not limited to, a requirement that Arena apply a portion of the net proceeds from the Transactions to repay the 2023 Notes. Arena may elect to prepay the 2023 Notes, at any time and from time to time, at its option at 100% of the principal amount thereof. The 2023 Notes are secured by liens on the same collateral that secures the Outstanding Notes and are guaranteed by Arena’s subsidiaries that guarantee the Outstanding Notes. The 2023 Notes will be governed by the same covenants and events of default contained in the Arena Note Purchase Agreement. The Note Purchase Amendment also amends the Arena Note Purchase Agreement to, among other things, extend the maturity date of all Outstanding Notes issued pursuant to the Arena Note Purchase Agreement to December 31, 2026 and fix the interest rate for all Outstanding Notes at 10% per annum. In addition, Arena will be required to prepay $20.0 million of the Outstanding Notes with a portion of the proceeds from the Transactions. Failure by Arena to repay $20.0 million of the Outstanding Notes and the 2023 Notes in full with the proceeds of the Transactions or failure by Arena to consummate the Transactions by December 31, 2023 will result in an Event of Default under the Arena Note Purchase Agreement.

172

On March 31, 2023, Arena entered into Common Stock Purchase Agreements with certain purchasers, including certain affiliates of B. Riley Financial, Inc., a beneficial owner of more than 5% of Arena Common Stock at the time, and Ross Levinsohn, Daniel Shribman and an affiliate of H. Hunt Allred, members of the Arena Board at the time, pursuant to which Arena agreed to issue and sell in a registered direct offering (the “Registered Direct Offering”) an aggregate of 2,963,918 shares of Arena Common Stock at a price equal to $3.88 per share for net proceeds, after deducting estimated expenses, of approximately $11.3 million. No underwriter or placement agent participated in the Registered Direct Offering.

On December 1, 2023, Arena entered into Amendment No. 2 (the “NPA Amendment”) to the Arena Note Purchase Agreement. Prior to the NPA Amendment, the Arena Note Purchase Agreement provided that failure by Arena to repay $28.0 million in aggregate principal amount of the notes outstanding under the Arena Note Purchase Agreement or failure by Arena to consummate the Transactions by December 31, 2023 (the “EOD Date”) would constitute an Event of Default thereunder. The NPA Amendment extended the EOD Date to September 30, 2024.

On February 14, 2024, Arena entered into the Simplify Subscription Agreement with Simplify, an entity controlled by Manoj Bhargava, President of Arena and a beneficial owner of more than 5% of Arena Common Stock, pursuant to which Arena sold to Simplify in a private placement an aggregate of 5,555,555 shares of Arena Common Stock at a purchase price of $2.16 per share, a price equal to the 60-day volume weighted average price of the Arena Common Stock for an aggregate amount approximately $12.0 million to be used by Arena for working capital and general corporate purposes.

On March 13, 2024, Arena entered into the Arena Loan Agreement with Simplify, an entity controlled by Manoj Bhargava, President of Arena and a beneficial owner of more than 5% of Arena Common Stock, pursuant to which Simplify will provide up to $25,000 of borrowings to be used for working capital and general corporate purposes. The Simplify Loan bears an interest rate of 10% per annum, payable monthly in arrear unless otherwise demanded by the lender, and will mature on March 13, 2026. The Simplify Loan is secured by certain assets of Arena and its subsidiaries, which are also guarantors of the obligations. Upon closing of the Arena Loan Agreement, Arena borrowed approximately $7,700, of which approximately $3,400 was used to repay the outstanding loan balance, accrued interest, certain fees and contingency reserves under the Arena Credit Agreement. The Arena Credit Agreement was simultaneously terminated. The remaining $4,300 of the initial borrowing under the Arena Loan Agreement was used for working capital and general corporate purposes.

Underwriting of Arena’s Public Offering

On February 15, 2022, Arena closed an underwritten public offering (the “Arena Public Offering”) of 3,636,364 shares of Arena Common Stock at a public offering price of $8.25 per share (the “Public Offering Price”). Arena entered into an underwriting agreement dated February 10, 2022 (the “Arena Underwriting Agreement”), pursuant to which B. Riley Securities, Inc., a wholly owned subsidiary of B. Riley, and a beneficial owner of more than 5% of Arena Common Stock at the time, acted as the sole book-running manager and representative (the “Representative”) of the underwriters (the “Underwriter”), and Lake Street Capital Markets, LLC acted as lead manager and “qualified independent underwriter” for the Arena Public Offering. Arena granted the Underwriter a 30-day option to purchase up to an additional 545,454 shares of Arena Common Stock at the Public Offering Price, less underwriting discounts and commissions (the “Underwriters Option”). On March 11, 2022, Arena sold an additional 545,239 shares of Arena Common Stock pursuant to the Underwriters Option.

Entities affiliated with the Representative of the Underwriter in the Arena Public Offering, beneficially owned approximately 26.10% as of February 10, 2022. As a result, the Representative was deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, the Arena Public Offering was made in compliance with the applicable provisions of Rule 5121. Rule 5121 requires that no sale to be made to discretionary accounts by underwriters having a conflict of interest without the prior written approval of the account holder and that a “qualified independent underwriter,” as defined in the rule, has participated in the presentation of the registration statement and prospectus and exercised the usual standards of due diligence with respect thereto.

The Underwriter offered the shares of Arena Common Stock directly to the public at the Public Offering Price and to certain dealers at that price less a concession not in excess of $0.321750 per share. The underwriting fee was equal to the Public Offering Price less the amount paid by the Underwriter to Arena per share of Arena Common Stock. The underwriting fee is $0.536250 per share. The following table shows the per share and total underwriting discounts and commissions paid to the Underwriter both without and with the exercise of the Underwriter Option.

	Per Share	Total Without Underwriter Option	Total With Underwriter Option
Public Offering Price	$8.25	30,000,000	$34,500,000
Underwriting discounts and commissions paid	0.53625	1,950,000	2,242,500
Proceeds to Arena, before expenses	7.71375	28,050,000	32,257,500

Arena also agreed to reimburse the Representative of the Underwriter for certain offering expenses up to an aggregate amount of approximately $200,000.

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For a period of six months beginning January 10, 2022, the Representative had a right of first refusal to act as lead underwriter and sole bookrunner in connection with any public offering of equity, equity-linked or debt securities or other capital markets financing and sole placement agent in any private offering of equity or equity-linked, or debt or debt-like, securities or other capital markets financing and sole book runner or placement in connection with any rights offering.

Standstill Agreement

Arena is a party to a Standstill Agreement (the “Standstill Agreement”) with B. Riley dated July 15, 2022 (the “Effective Date”), pursuant to which, among other things, and subject to certain exceptions, during the one-year period following the Effective Date, B. Riley agreed not to, without the prior approval of the Arena Board, directly or indirectly acquire additional shares of Arena Capital Stock to exceed: (i) beneficial ownership of 45% of Arena’s fully diluted voting power or (ii) certain monthly share acquisition limits. As noted above, B. Riley and its affiliates were the beneficial owner of more than 5% of Arena Common Stock at the time the Standstill Agreement was executed.

Transaction Agreement and Related Agreements

On November 5, 2023, Arena entered into the Transaction Agreement, as amended, by and among Arena, Simplify, Bridge Media, Newco, Merger Sub 1 and Merger Sub 2. In connection with the Transaction Agreement and the Transactions, Arena entered into, or Newco will enter into upon consummation of the Transaction, as applicable, certain agreements related to the Transaction Agreement (the “Related Agreements”). For more information regarding the Transaction Agreement and the Related Agreements, see “Proposal No. 1 The Transactions Proposal—The Transaction Agreement” and “Proposal No. 1 The Transactions Proposal—Certain Agreements Related to the Transaction.” Simplify is a holder of more than 10% of the outstanding shares of Arena Common Stock and will be a holder of more than 10% of outstanding shares of New Arena Common Stock following the consummation of the Transactions. Manoj Bhargava, a proposed member of the New Arena Board, is the control person of Simplify, which owns 100% of the outstanding Bridge Media Interests. 5-Hour and the Hans Foundation are parties to the Common Stock Subscription Agreement and the Preferred Stock Subscription Agreement, respectively. The indirect owner of 5-Hour has a non-controlling interest in Simplify. The Hans Foundation owns a non-controlling interest in Simplify.

Repayment of Outstanding Indebtedness

In connection with the Transactions, New Arena shall use a portion of the cash proceeds of the Common Stock Financing and the Preferred Stock Financing to repay $28.0 million in aggregate principal amount of outstanding indebtedness owed to Renew pursuant to the Arena Note Purchase Agreement and Securities Purchase and Assignment agreement at a purchase price equal to 100% of the principal amount thereof. The indirect owner of Renew also has an indirect non-controlling interest in Simplify.

Securities Purchase and Assignment Agreement

On December 1, 2023, Renew entered into the Securities Purchase and Assignment Agreement with BRF and the parties to the Arena Note Purchase Agreement, pursuant to which BRF agreed to sell to Renew all of BRF’s interests pursuant to the Arena Note Purchase Agreement (including BRF’s right, title and interest in the Arena Notes, the collateral described in the Arena Note Purchase Agreement and the proceeds of such collateral) and Renew agreed to purchase such interests and to assume all obligations of BRF pursuant to the Arena Note Purchase Agreement. Pursuant to the terms of the Arena Note Purchase Agreement and the Securities Purchase and Assignment Agreement, Arena shall pay to Renew interest on the outstanding Arena Notes at a rate of 10% per annum. Upon maturity, Arena shall pay to Renew the then-outstanding aggregate principal amount of Arena Notes due (plus any accrued and unpaid interest).

In connection with the B. Riley Purchase Transactions, B. Riley Principal Investments, LLC, Arena and Simplify entered into a Waiver of Liquidated Damages and Release of Claims, dated December 1, 2023, pursuant to which B. Riley Principal Investments, LLC irrevocably and unconditionally relinquished any claims to liquidated damages (or any accrued interest due thereon) that Arena had previously agreed to pay to certain purchasers of Arena’s equity securities pursuant to certain registration rights agreements and securities purchase agreements due to Arena’s failure to register shares of Arena Common Stock and timely file periodic reports as required by those agreements.

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Bridge Media Related Party Transactions

Except as disclosed below, there has been no transaction since August 18, 2022, the date of our incorporation, and there is no current transaction, in which (i) the amounts involved exceeded the lesser of $120,000 or 1% of Bridge Media’s total assets at the end of fiscal 2023 and (ii) any person who will serve as an executive officer or director of New Arena or beneficially own more than 5% of the outstanding shares of New Arena Common Stock following the Transactions, or any immediate family member of, or any person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

The following description relates to transactions between Bridge Media and (i) entities affiliated with Manoj Bhargava, a proposed director of the New Arena Board, the control person of Simplify, Bridge News, Agency 5 and MBX Wyoming, Inc. (“MBX Wyoming”) and a manager of Bridge Media, (ii) entities affiliated with Vince Bodiford, a proposed director of the New Arena Board, the Chief Executive Officer and a manager of Bridge Media, and the Chief Executive Officer of Bridge News, and (iii) Eric Wotila, the former owner of 10% of the outstanding Bridge Media Interests and a former manager of Bridge Media and the current President of Bridge News.

Restructuring Transactions – Contribution, Exchange, Membership Purchase and Subscription Agreements

As part of a series of restructuring transactions, each effective as of December 31, 2022, (i) MBX Wyoming contributed 100% of the then outstanding Bridge Media Interests to Bridge News, in exchange for a $1,000 credit to MBX Wyoming’s capital account in Bridge News, pursuant to a Contribution and Exchange Agreement, (ii) Bridge News contributed $3,800 of assets, property and equipment to Bridge Media, including intellectual property and station equipment, in exchange for 1,000 newly issued Class A Units of Bridge Media (which represented 100% of the then outstanding Bridge Media Interests), pursuant to a Contribution, Exchange and Subscription Agreement, (iii) Bridge News distributed 900 Class A Units of Bridge Media to MBX Wyoming, which was then the 90% owner of Bridge News, and 100 Class A Units of Bridge Media to Eric Wotila, the former owner of NEWSnet and then the 10% owner of Bridge News, and (iv) MBX Wyoming sold all 900 Class A Units of Bridge Media (which represented 90% of the then outstanding Bridge Media Interests) to Simplify for a purchase price of $70,000, pursuant to a Membership Interest Purchase Agreement, and Simplify issued a promissory note in the principal amount of $70,000 to MBX Wyoming.

Redemption of Bridge Media Units

Effective as of September 30, 2023, Bridge Media redeemed 100 Class A Units of Bridge Media, which represented all of the Bridge Media Interests owned by Eric Wotila, in exchange for $250 in cash. Following the redemption, Simplify became the sole member of Bridge Media and the owner of 100% of the then outstanding Bridge Media Interests.

Advertising Services

Beginning January 1, 2023, Agency 5, an indirect subsidiary of Simplify, has provided services to Bridge Media in connection with advertising and promotional programs related to any business, product or services offered by Simplify or 5-Hour. As of December 31, 2023 and March 31, 2024, Bridge Media has recorded $4,500 and $2,300, respectively, in advertising revenue from Agency 5.

At the Closing, Simplify, Agency 5 and Arena (on behalf of itself and its Affiliates) will enter into the Advertising Commitment Agreement. A copy of the Advertising Commitment Agreement is attached to this combined proxy statement/prospectus as Annex B. For a more detailed summary of the Advertising Commitment Agreement, see “Certain Agreements Related to the Transactions—Advertising Commitment Agreement” of this combined proxy statement/prospectus.

Airtime Services Agreements

Beginning January 1, 2023, Bridge Media has entered into the Airtime Services Agreements with Bridge News, pursuant to which Bridge News has agreed to maintain and operate the television broadcast stations and broadcast equipment owned or leased by Bridge News and provide to Bridge Media 100% of the airtime on two subchannels of the broadcast stations’ full channel for the carriage of certain television programming and networks produced by Bridge Media. Under the Airtime Services Agreements, Bridge Media pays market rate fees to Bridge News. The Airtime Services Agreements will continue for one year and automatically renew until either Bridge Media or Bridge News terminates the applicable agreement or Bridge News’ broadcast station licenses are no longer valid or in effect. As of December 31, 2023 and March 31, 2024, Bridge Media has paid Bridge News an aggregate of $719 and $445, respectively, in fees pursuant to the Airtime Services Agreements.

175

At or prior to the Closing, the Airtime Services Agreements will be terminated and superseded by the Master Airtime Services Agreement. A copy of the Master Airtime Services Agreement is attached to this combined proxy statement/prospectus as Annex C. For a more detailed summary of the Master Airtime Services Agreement, see “Certain Agreements Related to the Transactions—Master Airtime Services Agreement” of this combined proxy statement/prospectus.

Employee Sharing Agreement

On January 1, 2023, Bridge Media entered into an employee sharing agreement with Bridge News, pursuant to which Bridge News has agreed to make certain of its employees available to Bridge Media to perform services for Bridge Media through December 31, 2023 (the “Employee Sharing Agreement”). On January 1, 2024, the Employee Sharing Agreement was extended through December 31, 2024. Bridge News pays for all direct costs of the individuals subject to the Employee Sharing Agreement on behalf of Bridge Media and Bridge News, who remain the employers of the individuals subject to the Employee Sharing Agreement. Bridge Media has incurred an aggregate of $6,900 and $2,500 for the year ended December 31, 2023 and the three month period ended March 31, 2024, respectively, pursuant to the Employee Sharing Agreement.

Shared Services Agreement

Bridge Media entered into a shared services agreement with Simplify, effective as of September 1, 2022, pursuant to which Simplify provides certain accounting/financial, information technology and other services to Bridge Media from time to time (the “Simplify Shared Services Agreement”). Bridge Media pays Simplify for all costs of services provided pursuant to the Simplify Shared Services Agreement. For the years ended December 31, 2022 and December 31, 2023, and the three months ended March 31, 2024, Bridge Media paid an aggregate of $25, $533, and $321, respectively, to Simplify pursuant to the Simplify Shared Services Agreement.

Revolving Credit Facility

On February 21, 2023, Bridge Media entered into the Revolver with Simplify, pursuant to which Bridge Media could borrow up to $20,000 at an interest rate of 6%. The Revolver matured on the earlier of January 12, 2027, or upon demand by Simplify. On July 1, 2023, the Revolver was amended to grant Bridge Media access to a $30,000 maximum principal amount. On October 1, 2023, Simplify contributed the amounts owed under the Revolver, including the entire principal balance and all accrued and unpaid interest, in the aggregate outstanding amount of $26,789, to the capital of Bridge Media and the debt was canceled. Bridge Media accrued an aggregate of $499 in interest expense under the Revolver.

Note Payable

On January 1, 2024, Bridge Media entered into a revolving promissory note with its parent company, Simplify, which bears interest at 6%. The revolving promissory note matures on January 1, 2028. The note had a balance of $2,700 as of March 31, 2024 and Bridge Media recorded interest expense of $21 for the three months ended March 31, 2024.

Building Lease

Bridge Media leases the building in Farmington Hills, Michigan from Michigan Five Office, LLC, an entity controlled by Manoj Bhargava, pursuant to a building lease, effective as of November 1, 2023, which supersedes the prior lease between the parties. The lease expires on November 1, 2028 and the rent is $15 per month. As of March 31, 2024, Bridge Media incurred $5 in rental expense under this lease.

Distributions

Bridge Media did not record any distributions for the three months ended March 31, 2024. During the three months ended March 31, 2023, Bridge Media distributed approximately $1,700 in cash and $385 in fixed assets to a related party.

Consulting Fees

Golden Media, Inc., (“Golden Media”) an entity controlled by Vince Bodiford, a proposed director of the New Arena Board and Chief Executive Officer of Bridge Media, received fees from Bridge News and Simplify for consulting services performed by Vince Bodiford and provided to Bridge News, Bridge Media and Simplify. For the three months ended March 31, 2024 and 2023, Bridge Media paid Golden Media an aggregate of $3 and $0, respectively, for consulting services.

New Arena Related Party Transactions

Advertising Commitment Agreement

At the Closing, Arena will enter into the Advertising Commitment Agreement with Simplify and Agency 5, LLC, an indirect subsidiary of Simplify (together with Simplify, the “Advertisers”), pursuant to which the Advertisers will agree to spend an aggregate of $12.0 million per year for a period of five years beginning on the Closing Date and ending on the five year anniversary of the Closing Date in connection with Promotional Activities (as defined in the Advertising Commitment Agreement) across any digital online and video property owned or operated by Arena. Each party’s obligations pursuant to the Advertising Commitment Agreement shall remain non-cancellable and non-terminable, except in the event of the termination of the Transaction Agreement. Simplify will be a holder of more than 10% of outstanding shares of New Arena Common Stock following the consummation of the Transactions. Manoj Bhargava, a proposed member of the New Arena Board, may be deemed to beneficially hold shares of New Arena Common Stock held by Simplify.

176

Master Airtime Services Agreement

At the Closing, Bridge News and Bridge Media will enter into the Master Airtime Services Agreement, pursuant to which the parties have agreed, for the Initial Term, that (i) in consideration of the payment by Bridge Media to Bridge News of market rate fees mutually agreed by the parties, Bridge Media shall have the right to utilize, and Bridge News will provide Bridge Media with reasonable and necessary access to certain broadcast equipment owned and/or leased by Bridge News in order for Bridge Media to broadcast certain television programming it produces on television broadcast stations owned by Bridge News. Bridge News will maintain and operate the television broadcast stations and broadcast equipment identified in the Master Airtime Services Agreement and provide to Bridge Media 100% of the airtime on two subchannels of the broadcast station’s full channel for the carriage of television programming produced by Bridge Media. The Initial Term will automatically renew for three (3) successive Renewal Terms unless and until the Master Airtime Services Agreement is terminated by either Bridge News or Bridge Media upon ninety (90) days advance written notice at any time. Manoj Bhargava, a proposed member of the New Arena Board, holds 100% of the outstanding Bridge Media Interests. Simplify is an affiliate of Bridge News.

Stock Purchase Agreement

At the Closing, pursuant to the Committed Equity Facility Term Sheet, Newco will enter into a Stock Purchase Agreement with Simplify, pursuant to which Simplify will agree to purchase such number of shares of New Arena Common Stock having an aggregate purchase price of $20,000,000 in a private placement at a per share purchase price equal to the lesser of (i) the volume-weighted average price of the New Arena Common Stock for the last sixty (60) trading days prior to the purchase date and (ii) $3.86 per share. The Stock Purchase Agreement will provide that New Arena will have the right, but not the obligation, to direct Simplify to purchase the number of shares of New Arena Common Stock specified by New Arena, in a minimum aggregate purchase price of not less than $5,000,000 and up to a maximum of $20,000,000 from time to time during the 12 months following the Closing Date, subject to the earlier termination of the Stock Purchase Agreement. Pursuant to the Stock Purchase Agreement, at Closing, New Arena will issue Simplify 60,000 shares of New Arena Common Stock, representing payment of the commitment fee owed to Simplify.

Director and Officer Indemnification

New Arena’s charter and bylaws will provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Following the Transactions, New Arena expects that to enter into new indemnification agreements for each post-Closing director and officer of New Arena.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Transactions, the New Arena Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of New Arena’s executive officers or directors;

●	any person who is known by New Arena to be the beneficial owner of more than 5% of New Arena’s voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of New Arena’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New Arena’s voting stock; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

New Arena will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit and risk committee charter, the audit committee will have the responsibility to review related party transactions.

177

FUTURE STOCKHOLDER PROPOSALS

New Arena

Assuming consummation of the Transactions, New Arena stockholders will be entitled to present proposals for consideration at forthcoming New Arena stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and the New Arena Charter and New Arena Bylaws. The deadline for submission of all New Arena stockholder proposals for its next annual meeting will be disclosed in a subsequent filing with the SEC.

Arena

Arena will hold an annual meeting in 2024 (the “2024 Annual Meeting”) only if the Transactions have not already closed. Stockholders interested in presenting a proposal to be considered for inclusion in Arena’s proxy statement for the 2024 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and Arena’s second amended and restated bylaws (the “Arena Bylaws”). To be considered for inclusion, stockholder proposals must have been submitted in writing to Attention: Corporate Secretary, at the address listed for our principal offices as set forth in our then-most recent filing with the SEC no later than January 6, 2024.

With respect to proposals and nominations not to be included in Arena’s proxy statement for the 2024 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act, the Arena Bylaws provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at an annual meeting of stockholders must be submitted in writing to Attention: Corporate Secretary, at the address listed for Arena’s principal offices as set forth in its then-most recent filing with the SEC not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which Arena first mails its proxy materials for the preceding year’s annual meeting.

Stockholders wishing to present nominations for director or proposals for consideration at the 2024 Annual Meeting under these provisions of the Arena Bylaws must submit their nominations or proposals in writing so that they are received by Arena’s Corporate Secretary at Arena’s principal executive offices not earlier than February 20, 2024 and not later than March 21, 2024 in order to be considered. In the event that the 2024 Annual Meeting is to be held on a date that is 30 days prior to or delayed by more than 60 days after the one-year anniversary of Arena’s 2023 annual meeting of stockholders, then, for notice by the stockholder to be timely, it must be so received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Arena first makes a public announcement of the date of the 2024 Annual Meeting.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Arena’s nominees for the 2024 Annual Meeting must provide notice to Arena’s Corporate Secretary at Arena’s principal executive offices that sets forth all information required by Rule 14a-19 under the Exchange Act no later than April 2, 2024 (or, if the 2024 Annual Meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2023 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or by the close of business on the tenth calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made).

HOUSEHOLDING

Some banks, brokers and other nominee record holders may participate in the practice of “householding” the notice or the proxy statement. This means that only one copy of each of the notice or the proxy statement may have been sent to multiple stockholders in your household. Arena will promptly deliver a separate copy of these documents to you if you call or write to Arena’s Investor Relations Firm, FNK IR LLC, c/o Robert Fink, 225 West 34th Street, 9th Floor, New York, NY 10122, or by calling 646.971.8899, and indicate you are a stockholder of The Arena Group Holdings, Inc. If you prefer to receive copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or you may contact us at the above address or phone number.

178

EXPERTS

The consolidated financial statements of The Arena Group Holdings, Inc. and its subsidiaries appearing in this combined proxy statement/prospectus for the two-year period ended December 31, 2023, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon included therein, which contains an explanatory paragraph relating to substantial doubt about the ability of Arena Group Holdings to continue as going concern, as described in Note 1 to the financial statements, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Marcum LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The financial statements of Bridge Media Networks, LLC as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the validity of the New Arena Common Stock to be issued in the Transactions will be passed on for us by Greenberg Traurig, P.A.

179

INDEX TO FINANCIAL STATEMENTS

The Arena Group Holdings, Inc. and Subsidiaries

Bridge Media Networks, LLC

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

The Arena Group Holdings, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Arena Group Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and may need to restructure its debt to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum llp
Marcum LLP

We have served as the Company’s auditor since 2019.

New York, NY

April 1, 2024

F-2

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2023	2022
	($ in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$9,284	$13,871
Restricted cash	-	502
Accounts receivable, net	44,811	33,950
Subscription acquisition costs, current portion	29,706	25,931
Prepayments and other current assets	6,598	4,441
Total current assets	90,399	78,695
Property and equipment, net	328	735
Operating lease right-of-use assets	176	372
Platform development, net	8,723	10,330
Subscription acquisition costs, net of current portion	7,215	14,133
Acquired and other intangible assets, net	38,459	58,970
Other long-term assets	1,003	1,140
Goodwill	42,575	39,344
Total assets	$188,878	$203,719
Liabilities, mezzanine equity and stockholders’ deficiency
Current liabilities:
Accounts payable	$10,357	$12,863
Accrued expenses and other	30,771	23,102
Line of credit	19,609	14,092
Unearned revenue	59,786	58,703
Subscription refund liability	449	845
Operating lease liability	358	427
Contingent consideration	1,571	-
Liquidated damages payable	2,924	5,843
Bridge notes	7,887	34,805
Debt	102,309	65,684
Total current liabilities	236,021	216,364
Unearned revenue, net of current portion	10,679	19,701
Operating lease liability, net of current portion	-	358
Liquidating damages payable, net of current portion	-	494
Other long-term liabilities	406	5,307
Deferred tax liabilities	599	465
Total liabilities	247,705	242,689
Commitments and contingencies (Note 27)
Mezzanine equity:
Series G redeemable and convertible preferred stock, $0.01 par value, $1,000 per share liquidation value and 1,800 shares designated; aggregate liquidation value: $168; Series G shares issued and outstanding: 168; common shares issuable upon conversion: 8,582 at December 31, 2023 and 2022	168	168
Series H convertible preferred stock, $0.01 par value, $1,000 per share liquidation value and 23,000 shares designated; aggregate liquidation value: $0 and $14,356; Series H shares issued and outstanding: none and 14,356; common shares issuable upon conversion: none and 1,981,128 at December 31, 2023 and 2022, respectively	-	13,008
Total mezzanine equity	168	13,176
Stockholders’ deficiency:
Common stock, $0.01 par value, authorized 1,000,000,000 shares: issued and outstanding; 23,836,706 and 18,303,193 shares December 31, 2023 and 2022, respectively	237	182
Common stock to be issued	-	-
Additional paid-in capital	319,421	270,743
Accumulated deficit	(378,653)	(323,071)
Total stockholders’ deficiency	(58,995)	(52,146)
Total liabilities, mezzanine equity and stockholders’ deficiency	$188,878	$203,719

See accompanying notes to consolidated financial statements.

F-3

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2023	2022
	($ in thousands, except share data)
Revenue	$244,203	$220,935
Cost of revenue (includes amortization for developed technology and platform development for 2023 and 2022 of $8,782 and $9,459, respectively)	142,240	132,923
Gross profit	101,963	88,012
Operating expenses
Selling and marketing	74,245	72,489
General and administrative	44,152	53,499
Depreciation and amortization	18,924	17,650
Loss on impairment of assets	119	257
Loss on sale of assets	325	-
Total operating expenses	137,765	143,895
Loss from operations	(35,802)	(55,883)
Other expenses
Change in valuation of contingent consideration	(1,010)	-
Interest expense, net	(17,965)	(11,428)
Liquidated damages	(583)	(1,140)
Total other expenses	(19,558)	(12,568)
Loss before income taxes	(55,360)	(68,451)
Income tax (provision) benefit	(222)	1,063
Loss from continuing operations	(55,582)	(67,388)
Loss from discontinued operations, net of tax	-	(3,470)
Net loss	$(55,582)	$(70,858)
Basic and diluted net loss per common share:
Continuing operations	$(2.49)	$(3.82)
Discontinued operations	-	(0.20)
Basic and diluted net loss per common share	$(2.49)	$(4.02)
Weighted average number of common shares outstanding – basic and diluted	22,323,763	17,625,619

See accompanying notes to consolidated financial statements

F-4

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

Year Ended December 31, 2023

	Common Stock		Common Stock to be Issued		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficiency
	($ in thousands, except share data)
Balance at January 1, 2023	18,303,193	$182	41,283	$-	$270,743	$(323,071)	$(52,146)
Issuance of common stock in connection with registered direct offering	2,963,918	30	-	-	11,114	-	11,144
Issuance of common stock upon conversion of series H convertible preferred stock	1,981,128	20	-	-	12,988	-	13,008
Issuance of common stock in connection with the acquisition of Fexy Studios	274,692	3	-	-	1,997	-	2,000
Issuance of common stock in connection with settlement of liquidated damages	47,252	-	-	-	369	-	369
Gain upon issuance of common stock in connection with settlement of liquidated damages	-	-	-	-	130	-	130
Issuance of common stock for restricted stock units	429,528	4	-	-	(4)	-	-
Common stock withheld for taxes	(202,382)	(2)	-	-	(1,421)	-	(1,423)
Issuance of common stock upon exercise of stock options	795	-	-	-	-	-	-
Issuance of common stock in connection with acquisition	38,582	-	(38,582)	-	-	-	-
Reclassification to liability upon modification of common stock option	-	-	-	-	(68)	-	(68)
Gain upon forgiveness of liquidated damages with principal stockholder	-	-	-	-	3,497	-	3,497
Stock-based compensation	-	-	-	-	20,076	-	20,076
Net loss	-	-	-	-	-	(55,582)	(55,582)
Balance at December 31, 2023	23,836,706	$237	2,701	$-	$319,421	$(378,653)	$(58,995)

F-5

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

Year Ended December 31, 2022

	Common Stock		Common Stock to be Issued		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficiency
	($ in thousands, except share data)
Balance at January 1, 2022	12,635,591	$126	49,134	$-	$200,410	$(252,213)	$(51,677)
Issuance of common stock upon conversion of series H preferred stock	97,980	1	-	-	709	-	710
Issuance of stock in connection with acquisitions	330,863	3	-	-	3,138	-	3,141
Issuance of stock in connection with the merger of Say Media	7,851	-	(7,851)	-	-	-	-
Issuance of common stock in connection with professional services	14,617	-	-	-	184	-	184
Issuance of common stock in connection with settlement of liquidated damages	505,655	5	-	-	6,680	-	6,685
Gain upon issuance of common stock in connection with settlement of liquidated damages	-	-	-	-	323	-	323
Issuance of common stock in connection with the exercise of stock options	96,408	1	-	-	94	-	95
Issuance of common stock for restricted stock units	832,233	8	-	-	(8)	-	-
Common stock withheld for taxes upon issuance of underlying shares for restricted stock units	(373,394)	(4)	-	-	(4,464)	-	(4,468)
Repurchase restricted stock awards in connection with HubPages merger	(26,214)	-	-	-	-	-	-
Issuance of common stock in connection with public offering	4,181,603	42	-	-	30,448	-	30,490
Stock-based compensation	-	-	-	-	33,229	-	33,229
Net loss	-	-	-	-	-	(70,858)	(70,858)
Balance at December 31, 2022	18,303,193	$182	41,283	$-	$270,743	$(323,071)	$(52,146)

See accompanying notes to consolidated financial statements.

F-6

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2023	2022
	($ in thousands)
Cash flows from operating activities
Net loss	$(55,582)	$(70,858)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	352	539
Amortization of platform development and intangible assets	27,354	26,570
Amortization of debt costs	2,378	1,581
Noncash and accrued interest	3,824	320
Loss on impairment of assets	119	466
Loss on sale of assets	325	-
Change in valuation of contingent consideration	1,010	-
Liquidated damages	583	1,140
Stock-based compensation	19,060	31,345
Deferred income taxes	134	(1,200)
Bad debt expense	315	658
Other	-	184
Change in operating assets and liabilities net of effect of acquisitions:
Accounts receivable	(11,599)	(2,038)
Subscription acquisition costs	3,143	(1,667)
Royalty fees	-	11,250
Prepayments and other current assets	(2,157)	2,280
Other long-term assets	(77)	(285)
Accounts payable	(2,663)	(6,535)
Accrued expenses and other	3,453	(2,996)
Unearned revenue	(7,970)	3,898
Subscription refund liability	(396)	(2,379)
Operating lease liability	(231)	(218)
Other long-term liabilities	(6,147)	(3,359)
Net cash used in operating activities	(24,772)	(11,304)
Cash flows from investing activities
Purchases of property and equipment	-	(530)
Capitalized platform development	(3,773)	(5,179)
Proceeds from sale of assets	1,061	-
Proceeds from sale of equity investment	-	2,450
Payments for acquisitions, net of cash	(500)	(35,331)
Net cash used in investing activities	(3,212)	(38,590)
Cash flows from financing activities
Proceeds from bridge notes, net of debt costs	8,000	34,728
Payments of long-term debt	-	(5,928)
Proceeds, net of repayments, under line of credit	5,517	2,104
Proceeds from common stock public offering, net of offering costs	11,500	32,058
Payments of issuance costs from common stock public offering	(167)	(1,568)
Payments of debt issuance costs	(457)	-
Proceeds from exercise of common stock options	-	95
Payment of deferred cash payment	(75)	(453)
Payment for taxes related to common stock withheld for taxes	(1,423)	(4,468)
Payment of restricted stock liabilities	-	(2,152)
Net cash provided by financing activities	22,895	54,416
Net (decrease) increase in cash, cash equivalents, and restricted cash	(5,089)	4,522
Cash, cash equivalents, and restricted cash – beginning of year	14,373	9,851
Cash, cash equivalents, and restricted cash – end of year	$9,284	$14,373
Cash, cash equivalents, and restricted cash
Cash and cash equivalents	$9,284	$13,871
Restricted cash	-	502
Total cash, cash equivalents, and restricted cash	$9,284	$14,373
Supplemental disclosure of cash flow information
Cash paid for interest	$12,101	$9,528
Cash paid for income taxes	85	-
Noncash investing and financing activities
Reclassification of stock-based compensation to platform development	$1,016	$1,884
Debt costs recorded in accrued expenses and other and in other long-term liabilities	189	441
Issuance of common stock upon conversion of Series H convertible preferred stock	13,008	511
Issuance of common stock in connection with settlement of liquidated damages	499	7,008
Issuance of common stock in connection with an acquisition	2,000	3,141
Deferred cash payments recorded in connection with acquisitions	246	949
Assumption of liabilities in connection with acquisitions	1,246	17,110
Reclassification to liability upon common stock modification	68	-

See accompanying notes to consolidated financial statements.

F-7

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ in thousands, unless otherwise stated)

1. Organization and Basis of Presentation

Organization

The Arena Holdings Group, Inc. (formerly known as TheMaven, Inc.) (“The Arena Group” or the “Company”), was incorporated in Delaware on October 1, 1990. On October 11, 2016, the predecessor entity now known as The Arena Group exchanged its shares with another entity that was incorporated in Delaware on July 22, 2016. On November 4, 2016, these entities consummated a recapitalization. This resulted in The Arena Group becoming the parent entity, and the other Delaware entity becoming the wholly owned subsidiary. On December 19, 2019, the Company’s wholly owned subsidiaries The Arena Platform, Inc. (formerly known as Maven Coalition, Inc.), and HubPages, Inc. (“HubPages”), which was acquired by the Company in a merger during 2018, were merged into another of the Company’s wholly owned subsidiaries, Say Media, Inc. (“Say Media”), which was acquired by the Company in a merger during 2018, with Say Media as the surviving corporation. On January 6, 2020, Say Media changed its name to The Arena Platform, Inc. (“Arena Platform”). As of December 31, 2023, the Company’s wholly owned subsidiaries consist of The Arena Platform, The Arena Media Brands, LLC (“Arena Media”) (formerly known as Maven Media Brands, LLC) formed during 2019 as a wholly owned subsidiary of The Arena Group), TheStreet, Inc. (“TheStreet” acquired by the Company in a merger during 2019), College Spun Media Incorporated (“The Spun” acquired by the Company in a merger during 2021) and Athlon Holdings, Inc. (“Parade” acquired by the Company in a merger during 2022 as further described in Note 4).

The Company changed its legal name to The Arena Group Holdings, Inc. from TheMaven, Inc. on February 8, 2022. The Company’s subsidiaries changed their corporate names to The Arena Platform, Inc. from Maven Coalition, Inc. and to The Arena Media Brands, LLC from Maven Media Brands, LLC on February 18, 2022.

Unless the context indicates otherwise, The Arena Group, The Arena Platform, TheStreet, The Spun and Parade, are together hereinafter referred to as the “Company.”

Reverse Stock Split

On February 8, 2022, the Board approved a one-for-twenty-two (1-for-22) reverse stock split of its outstanding shares of common stock that was effective February 8, 2022. The Company’s common stock began trading on the NYSE American (the “NYSE American”) on February 9, 2022 (as further described below). At the effective time, every twenty-two shares of issued and outstanding common stock were automatically combined into one issued and outstanding share of common stock, without any change in the number of authorized shares. No fractional shares were issued as a result of the reverse stock split. Any fractional shares that would otherwise have resulted from the reverse stock split were rounded up to the next whole number.

The accompanying financial statements and notes to the financial statements give effect to the reverse stock split for all periods presented. The shares of common stock retained a par value of $0.01 per share. Accordingly, stockholders’ deficiency reflects the reverse stock split by reclassifying from “common stock” to “additional paid-in capital” in an amount equal to the par value of the decreased shares resulting from the reverse stock split. In connection with the reverse stock split, proportionate adjustments were made to increase the per share exercise prices and decrease the number of shares of common stock issuable upon exercise of common stock options and warrants whereby approximately the same aggregate price is required to be paid for such securities upon exercise as had been payable immediately preceding the reverse stock split. Any fractional shares that would otherwise be issued as a result of the reverse stock split were rounded up to the nearest whole share.

On February 9, 2022, in connection with the Company’s legal name change and reverse stock split, the Company up-listed its common stock to the NYSE American, which began trading on February 9, 2022 under the symbol “AREN.” The Company’s common stock, prior to the up-list, was quoted on the OTC Markets Group Inc.’s (“OTCM”) OTCQX® Best Market (the “OTCQX”) under the symbol “MVEN.”

F-8

Business Operations

The Company is a media company that leverages technology to build deep content verticals powered by anchor brands and a best-in-class digital media platform (the “Platform”) empowering publishers who impact, inform, educate, and entertain. The Company’s strategy is to focus on key subject matter verticals where audiences are passionate about a topic category (e.g., sports and finance) where it can leverage the strength of its core brands to grow its audience and increase monetization both within its core brands as well as for its media publisher partners (each, a “Publisher Partner”). The Company’s focus is on leveraging its Platform and brands in targeted verticals to maximize audience reach, enhance engagement, and optimize monetization of digital publishing assets for the benefit of its users, its advertiser clients, and its greater than 40 owned and operated properties as well as properties it runs on behalf of independent Publisher Partners. The Company owns and operates TheStreet, The Spun, Parade, and Men’s Journal and powers more than 320 independent Publisher Partners, including the many sports team sites that comprise FanNation.

Each Publisher Partner joins the Platform by invitation only with the objective of improving our position in key verticals while optimizing the performance of the Publisher Partner. Publisher Partners incur the costs in content creation on their respective channels and receive a share of the revenue associated with their content. Because of the state-of-the-art technology and large scale of the Platform and our expertise in search engine optimization, social media, ad monetization and subscription marketing, Publisher Partners continually benefit from our ongoing technological advances and audience development expertise. Additionally, we believe the lead brands within our verticals create a halo benefit for all Publisher Partners while each of them adds to the breadth and quality of content.

Platform

The Company developed the Platform, a proprietary online publishing platform that provides its owned and operated media businesses, Publisher Partners (who are third parties producing and publishing content on their own domains), and individual creators contributing content to its owned and operated sites (“Expert Contributors”), the ability to produce and manage editorially focused content through tools and services provided by it. The Company has also developed proprietary advertising technology, techniques and relationships that allow it, its Publisher Partners, and its Expert Contributors to monetize editorially focused online content through various display and video advertisements and tools and services for driving a subscription or membership based business and other monetization services (the “Monetization Solutions” and, together with the Platform, the “Platform Services”). The Company’s Platform offers audiences bespoke content with optimized design and page construction.

The Platform comprises state-of-the-art publishing tools, video platforms, social distribution channels, newsletter technology, machine learning content recommendations, notifications, and other technology that deliver a complete set of features to drive a digital media business in an entirely cloud-based suite of services. The Company’s software engineering and product development teams are experienced at delivering these services at scale. The Company continues to develop the Platform software by combining proprietary code with components from the open-source community, plus select commercial services as well as identifying, acquiring, and integrating other platform technologies where it sees unique long-term benefits to it.

Seasonality

The Company does experience seasonality during the year, as a result of advertising seasonality and sports seasons and major sporting events. Advertising typically peaks in the fourth quarter of the Company’s fiscal year as advertisers concentrate their budgets during the holiday season. This trend is magnified as it also includes the professional sports and college football seasons, which account for a significant portion of the Company’s advertising revenue during that period of the year. Other sporting events such as the Super Bowl, Winter and Summer Olympics, soccer’s World Cup, and major golf, tennis and cycling events create increased traffic surrounding the respective events.

Going Concern

The Company performed an annual reporting period going concern assessment. Management is required to assess the Company’s ability to continue as a going concern. These consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company’s consolidated financial statements do not include any adjustments that might be necessary if it is unable to continue as a going concern.

F-9

Most recently, for the year ended December 31, 2023, the Company incurred a net loss from continuing operations of $55,582, had cash on hand of $9,284 and a working capital deficit of $145,622. The Company’s net loss from continuing operations and working capital deficit have been evaluated by management to determine if the significance of those conditions or events would limit its ability to meet its obligations when due. Also, since the Company’s 2023 Notes (see Note 18), Senior Secured Notes, Delayed Draw Term Notes and 2022 Bridge Notes (see Note 19) (collectively “its current debt”) are subject to a forbearance period through the earlier of the following: (a) April 30, 2024; (b) the occurrence of the closing of the Business Combination and (c) the termination of the Business Combination prior to closing (as further described in Note 28) unless the Company is able to refinance or modify the terms of its current debt it runs the risk that its debt could be called, therefore, it may not be able to meet its obligations when due.

In its evaluation, management determined there is substantial doubt about the Company’s ability to continue as a going concern for a one-year period following the financial statement issuance date, unless it is able to refinance or modify its current debt.

The Company plans to refinance or modify the maturities of its current debt and complete the Business Combination to alleviate the conditions that raise substantial doubt about its ability to continue as a going concern, however, there can be no assurance that the Company will be able to refinance or modify its current debt and complete the Business Combination.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the financial statements of The Arena Group and its wholly owned subsidiaries, Arena Media, Arena Platform, TheStreet, The Spun and Parade. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported results of operations during the reporting period. Significant estimates include: reserves for bad debt; capitalization of platform development and associated useful lives; goodwill and other acquired intangible assets and associated useful lives; assumptions used in accruals for potential liabilities; revenue recognition and estimates of standalone selling price of performance obligations for revenue contracts with multiple performance obligations; stock-based compensation and the determination of the fair value; valuation allowances for deferred tax assets and uncertain tax positions; accounting for business combinations; and assumptions used to calculate contingent liabilities. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from management’s estimates.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the United States and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the United States and world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations.

F-10

In addition, the Company will compete with many companies that currently have extensive and well-funded projects, marketing and sales operations as well as extensive human capital. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development.

Uncertainty in the global economy presents significant risks to the Company’s business. Increases in inflation, rising interest rates, instability in the global banking system, geopolitical factors, including the ongoing conflicts in Ukraine and Israel and the responses thereto, and the remaining effects of the COVID-19 pandemic may have an adverse effect on the Company’s business. While the Company is closely monitoring the impact of the current macroeconomic conditions on all aspects of its business, the ultimate extent of the impact on its business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside of the Company’s control and could exist for an extended period of time. As a result, the Company is subject to continuing risks and uncertainties.

Effective December 1, 2023, B. Riley FBR, Inc. (“B. Riley FBR”), a registered broker-dealer owned by B. Riley Financial, Inc., a diversified publicly traded financial services company (“B. Riley”) that was instrumental in providing investment banking services to the Company and in raising debt and equity capital for the Company, and Renew Group Private Limited (“Renew”) entered into agreement where Renew purchased $110,691 in aggregate principal amount of the notes outstanding with B. Riley, including the 2023 Notes (as described in Note 18), Senior Secured Notes, Delayed Draw Term Notes and 2022 Bridge Notes (as described in Note 19), which constitute all of the notes outstanding with B. Riley and also assumed the role of agent under the Note Purchase Agreement, as further described in Note 26. The indirect owner of Renew also has an indirect non-controlling interest in Simplify Inventions, LLC (“Simplify”), a principal stockholder (as further described in Note 26).

Segment Reporting

The Company operates in one reportable segment which focuses on a publishing platform. The Company’s business offerings have similar operating characteristics and similar long-term operating performance, including the types of customers, nature of product or services, distribution methods and regulatory environment. The chief operating decision maker (the “CODM”) of the Company reviews specific financial and operational data and other key metrics to make resource allocation decisions and assesses performance by review of profit and loss information on a consolidated basis. The CODM does not review specific financial or operational data on a disaggregated basis or by aggregating operating segments into one reportable segment. The consolidated financial statements reflect the financial results of the Company’s one reportable segment.

Revenue Recognition

In accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, revenues are recognized when control of the promised goods or services are transferred to the Company’s customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company generates all of its revenue from contracts with customers. The Company accounts for revenue on a gross basis, as compared to a net basis, on its statements of operations. The Company has made this determination based on its control of the advertising inventory and the ability to monetize the advertising inventory or publications before transfer to the customer and because it is also the primary obligor responsible for providing the services to the customer. Cost of revenue is presented as a separate line item on the consolidated statements of operations.

F-11

The following is a description of the principal activities from which the Company generates revenue:

Advertising Revenue

Digital Advertising – The Company recognizes revenue from digital advertisements at the point when each ad is viewed. The quantity of advertisements, the impression bid prices and revenue are reported on a real-time basis. The Company enters into contracts with advertising networks to serve display or video advertisements on the digital media pages associated with its various channels. Although reported advertising transactions are subject to adjustment by the advertising network partners, any such adjustments are known within a few days of month end. The Company owes its independent Publisher Partners a revenue share of the advertising revenue earned, which is recorded as service costs in the same period in which the associated advertising revenue is recognized.

Advertising revenue that is comprised of fees charged for the placement of advertising, on the Company’s flagship website, TheStreet.com, is recognized as the advertising or sponsorship is displayed, if collection of the resulting receivable is reasonably assured.

Print Advertising – Advertising related revenues for print advertisements are recognized when advertisements are published (defined as an issue’s on-sale date), net of provisions for estimated rebates, rate adjustments, and discounts.

Subscription Revenue

Digital Subscriptions – The Company enters into contracts with internet users that subscribe to premium content on the owned and operated media channels and facilitate such contracts between internet users and its Publisher Partners. These contracts provide internet users with a membership subscription to access the premium content. The Company owes its independent Publisher Partners a revenue share of the membership subscription revenue earned, which is initially deferred and recorded as deferred contract costs. The Company recognizes deferred contract costs over the membership subscription term in the same pattern that the associated membership subscription revenue is recognized.

Subscription revenue generated from the Company’s flagship website TheStreet.com from institutional and retail customers is comprised of subscriptions and license fees for access to securities investment information, stock market commentary, director and officer profiles, relationship capital management services, and transactional information pertaining to mergers and acquisitions and other changes in the corporate control environment. Subscriptions are charged to customers’ credit cards or are directly billed to corporate subscribers, and are generally billed in advance on a monthly, quarterly or annual basis. The Company calculates net subscription revenue by deducting from gross revenue an estimate of potential refunds from cancelled subscriptions as well as chargebacks of disputed credit card charges. Net subscription revenue is recognized ratably over the subscription periods. Unearned revenue relates to payments for subscription fees for which revenue has not been recognized because services have not yet been provided.

Print Revenue

Print revenue includes magazine subscriptions and single copy sales at newsstands.

Print Subscriptions – Revenue from magazine subscriptions is deferred and recognized proportionately as products are distributed to subscribers.

Newsstand – Single copy revenue is recognized on the publication’s on-sale date, net of provisions for estimated returns. The Company bases its estimates for returns on historical experience and current marketplace conditions.

Licensing and Syndication Revenue

Content licensing-based revenues and syndication revenues are accrued generally monthly or quarterly based on the specific mechanisms of each contract. Generally, revenues are accrued based on estimated sales and adjusted as actual sales are reported by partners. These adjustments are typically recorded within three months of the initial estimates and have not been material. Any minimum guarantees are typically earned evenly over the fiscal year.

F-12

Nature of Performance Obligations

At contract inception, the Company assesses the obligations promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service or bundle that is distinct. To identify the performance obligations, the Company considers all the promises in the contract, whether explicitly stated or implied based on customary business practices. For a contract that has more than one performance obligation, the Company allocates the total contract consideration to each distinct performance obligation on a relative standalone selling price basis. Revenue is recognized when, or as, the performance obligations are satisfied, and control is transferred to the customer.

Digital Advertising – The Company sells digital advertising inventory on its websites directly to advertisers or through advertising agencies. The Company’s performance obligations related to digital advertising are generally satisfied when the advertisement is run on the Company’s platform. The price for direct digital advertising is determined in contracts with the advertisers. Revenue from the sale of direct digital advertising is recognized when the advertisements are delivered based on the contract. The customer is invoiced the agreed-upon price in the month following the month that the advertisements are delivered with normal trade terms. The agreed upon price is adjusted for estimated provisions for rebates, rate adjustments, and discounts. As part of the Company’s customary business practices, digital advertising contracts may include a guaranteed number of impressions and sales incentives to its customers including volume discounts, rebates, value added impressions, etc. For all such contracts that include these types of variable consideration, the Company estimates the variable consideration and factors in such an estimate when determining the transaction price.

Print Advertising – The Company provides advertisement placements in print media directly to advertisers or through advertising agencies. The Company’s performance obligations related to print advertising are satisfied when the magazine in which an advertisement appears is published, which is defined as an issue’s on-sale date. The customer is invoiced the agreed-upon price when the advertisements are published under normal industry trade terms. The agreed upon price is adjusted for estimated provisions for rebates, rate adjustments, and discounts. As part of the Company’s customary business practices, print advertising contracts include guaranteed circulation levels of magazines, referred to as rate base, and a number of sales incentives to its customers including volume discounts, rebates, bonus pages, etc. For all such contracts that include these types of variable consideration, the Company estimates such when determining the transaction price.

Digital Subscriptions – The Company recognizes revenue from each membership subscription to access the premium content over time based on a daily calculation of revenue during the reporting period, which is generally one year. Subscriber payments are initially recorded as unearned revenue on the balance sheets. As the Company provides access to the premium content over the membership subscription term, the Company recognizes revenue and proportionately reduces the unearned revenue balance.

Print Subscriptions – The Company sells magazines to consumers through subscriptions. Each copy of a magazine is determined to be a distinct performance obligation that is satisfied when the publication is sent to the customer. The majority of the Company’s subscription sales are prepaid at the time of order. Subscriptions may be canceled at any time for a refund of the price paid for remaining issues. As the contract may be canceled at any time for a full refund of the unserved copies, the contract term is determined to be on an issue-to-issue basis as these contracts do not have substantive termination penalties. Revenues from subscriptions are deferred and recognized proportionately as subscribers are served. Some magazine subscription offers contain more than one magazine title in a bundle. The Company allocates the total contract consideration to each distinct performance obligation, or magazine title, based on a standalone-selling price basis.

Newsstand – The Company sells single copy magazines, or bundles of single copy magazines, to wholesalers for ultimate resale on newsstands primarily at major retailers and grocery/drug stores, and in digital form on tablets and other electronic devices. Publications sold to magazine wholesalers are sold with the right to receive credit from the Company for magazines returned to the wholesaler by retailers. Revenue is recognized on the issue’s on-sale date as the date aligns most closely with the date that control is transferred to the customer. The Company bases its estimates for returns on historical experience and current marketplace conditions.

F-13

Licensing and Syndication – The Company has entered into various licensing and syndication agreements that provide third party partners with the right to utilize the Company’s content. Functional licenses in national media consist of content licensing.

Timing of Satisfaction of Performance Obligations

Point-in-Time Performance Obligations – For performance obligations related to certain digital advertising space and sales of print advertisements, the Company determines that the customer can direct the use of and obtain substantially all the benefits from the advertising products as the digital impressions are served or on the issue’s on-sale date. For performance obligations related to sales of magazines through subscriptions, the customer obtains control when each magazine issue is mailed to the customer on or before the issue’s on-sale date. For sales of single copy magazines on newsstands, revenue is recognized on the issue’s on-sale date as the date aligns most closely with the date that control is transferred to the customer. Revenues from functional licenses and syndication arrangements are recognized at a point-in-time when access to the completed content is granted to the partner.

Over-Time Performance Obligations – For performance obligations related to sales of certain digital advertising space, the Company transfers control and recognizes revenue over time by measuring progress towards complete satisfaction using the most appropriate method.

For performance obligations related to digital advertising, the Company satisfies its performance obligations on some flat-fee digital advertising placements over time using a time-elapsed output method.

Determining a measure of progress requires management to make judgments that affect the timing of revenue recognized. The Company has determined that the above method provides a faithful depiction of the transfer of goods or services to the customer. For performance obligations recognized using a time-elapsed output method, the Company’s efforts are expended evenly throughout the period.

Performance obligations related to subscriptions to premium content on the digital media channels provides access for a given period of time, which is generally one year. The Company recognizes revenue from each membership subscription over time based on a daily calculation of revenue during the reporting period.

Transaction Price and Amounts Allocated to Performance Obligations

Determining the Transaction Price – Certain advertising contracts contain variable components of the transaction price, such as volume discounts and rebates. The Company has sufficient historical data and has established processes to reliably estimate these variable components of the transaction price.

Subscription revenue generated from the flagship website TheStreet.com is subject to estimation and variability due to the fact that, in the normal course of business, subscribers may for various reasons contact the Company or their credit card companies to request a refund or other adjustment for a previously purchased subscription. With respect to many of the Company’s annual newsletter subscription products, the Company offers the ability to receive a refund during the first 30 days but none thereafter. Accordingly, the Company maintains a provision for estimated future revenue reductions resulting from expected refunds and chargebacks related to subscriptions for which revenue was recognized in a prior period. The calculation of this provision is based upon historical trends and is reevaluated each quarter.

The Company typically does not offer any type of variable consideration in standard magazine subscription contracts. For these contracts, the transaction price is fixed upon establishment of the contract that contains the final terms of the sale including description, quantity and price of each subscription purchased. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for these contracts.

A right of return exists for newsstand contracts. The Company has sufficient historical data to estimate the final amount of returns and reduces the transaction price at contract inception for the expected return reserve.

There is no variable consideration related to functional licenses.

F-14

Estimating Standalone-Selling Prices – For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation on a relative standalone-selling price basis. The standalone-selling price is the price at which the Company would sell a promised good or service separately to the customer. In situations in which an obligation is bundled with other obligations and the total amount of consideration does not reflect the sum of individual observable prices, the Company allocates the discount to (1) a single obligation if the discount is attributable to that obligation or (2) prorates across all obligations if the discount relates to the bundle. When standalone-selling price is not directly observable, the Company estimates and considers all the information that is reasonably available to the Company, including market conditions, entity specific factors, customer information, etc. The Company maximizes the use of observable inputs and applies estimation methods consistently in similar circumstances.

Measuring Obligations for Returns and Refunds – The Company accepts product returns in some cases. The Company establishes provisions for estimated returns concurrently with the recognition of revenue. The provisions are established based upon consideration of a variety of factors, including, among other things, recent and historical return rates for both specific products and distributors and the impact of any new product releases and projected economic conditions.

As of December 31, 2023 and 2022, a subscription refund liability of $449 and $845, respectively, was recorded for the provision for the estimated returns and refunds on the consolidated balance sheets.

Contract Modifications

The Company occasionally enters into amendments to previously executed contracts that constitute contract modifications. The Company assesses each of these contract modifications to determine:

●	if the additional services and goods are distinct from the services and goods in the original arrangement; and

●	if the amount of consideration expected for the added services or goods reflects the stand-alone selling price of those services and goods.

A contract modification meeting both criteria is accounted for as a separate contract. A contract modification not meeting both criteria is considered a change to the original contract and is accounted for on either a prospective basis as a termination of the existing contract and the creation of a new contract, or a cumulative catch-up basis (further details are provided under the headings Contract Balances and Subscription Acquisition Costs).

F-15

Disaggregation of Revenue

The following table provides information about disaggregated revenue by category, geographical market and timing of revenue recognition:

	Years Ended December 31,
	2023	2022
Revenue by category:
Digital revenue
Digital advertising	$135,376	$109,317
Digital subscriptions	12,764	21,156
Licensing and syndication revenue	18,482	18,173
Other digital revenue	5,384	1,166
Total digital revenue	172,006	149,812
Print revenue
Print advertising	9,881	10,214
Print subscriptions	62,316	60,909
Total print revenue	72,197	71,123
Total revenue	$244,203	$220,935
Revenue by geographical market:
United States	$234,012	$218,110
Other	10,191	2,825
Total revenue	$244,203	$220,935
Revenue by timing of recognition:
At point in time	$231,439	$199,779
Over time	12,764	21,156
Total revenue	$244,203	$220,935

Cost of Revenue

Cost of revenue represents the cost of providing the Company’s digital media channels and advertising and membership services. The cost of revenue that the Company has incurred in the periods presented primarily include: Publisher Partner guarantees and revenue share payments; amortization of developed technology and platform development; royalty fees; hosting and bandwidth and software license fees; printing and distribution costs; payroll and related expenses for customer support, technology maintenance; fees paid for data analytics and to other outside service providers; and stock-based compensation of related personnel (as described in Note 22).

F-16

Contract Balances

The timing of the Company’s performance under its various contracts often differs from the timing of the customer’s payment, which results in the recognition of a contract asset or a contract liability. A contract asset is recognized when a good or service is transferred to a customer and the Company does not have the contractual right to bill for the related performance obligations. An asset is recognized when certain costs incurred to obtain a contract meet the capitalization criteria (further details are provided under the heading Subscription Acquisition Costs). A contract liability is recognized when consideration is received from the customer prior to the transfer of goods or services.

The following table provides information about contract balances:

	As of December 31,
	2023	2022
Unearned revenue (short-term contract liabilities):
Digital revenue	$14,397	$18,571
Print revenue	45,389	40,132
	$59,786	$58,703
Unearned revenue (long-term contract liabilities):
Digital revenue	$542	$1,118
Print revenue	10,137	18,583
	$10,679	$19,701

Unearned Revenue – Unearned revenue, also referred to as contract liabilities, include payments received in advance of performance under the contracts and are recognized as revenue over time. The Company records contract liabilities as unearned revenue on the consolidated balance sheets. Digital subscription and print subscription revenue of $68,985 was recognized during the year ended December 31, 2023 from unearned revenue at the beginning of the year.

During January 2020, February 2020 and December 2021, the Company modified certain digital and print subscription contracts that prospectively changed the frequency of the related issues (or magazines) required to be delivered on a yearly basis (the “Contract Modifications”). The Company determined that the remaining digital content and magazines to be delivered are distinct from the digital content or magazines already provided under the original contract. As a result, the Company in effect established a new contract that included only the remaining digital content or magazines. Accordingly, the Company allocated the remaining performance obligations in the contracts as consideration from the original contract that has not yet been recognized as revenue. For the years ended December 31, 2023 and 2022, the Company recognized revenue of $554 and $2,986, respectively, resulting from the Contract Modifications.

Cash, Cash Equivalents, and Restricted Cash

The Company maintains cash, cash equivalents, and restricted cash at banks where amounts on deposit may exceed the Federal Deposit Insurance Corporation limit during the year. Cash and cash equivalents represent cash and highly liquid investments with an original contractual maturity at the date of purchase of three months. As of December 31, 2023 and 2022, cash and cash equivalents consist primarily of checking, savings deposits and money market accounts. These deposits exceeded federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk regarding its cash and cash equivalents.

The following table reconciles total cash, cash equivalents, and restricted cash:

	As of December 31,
	2023	2022
Cash and cash equivalents	$9,284	$13,871
Restricted cash	-	502
Total cash, cash equivalents, and restricted cash	$9,284	$14,373

As of December 31, 2023 and 2022, the Company had restricted cash of $0 and $502, which served as collateral for certain credit card merchant accounts with a bank.

F-17

Accounts Receivable and Allowance for Doubtful Accounts

The Company receives payments from advertising customers based upon contractual payment terms; accounts receivable is recorded when the right to consideration becomes unconditional and are generally collected within 90 days. The Company generally receives payments from digital and print subscription customers at the time of sign up for each subscription; accounts receivable from merchant credit card processors are recorded when the right to consideration becomes unconditional and are generally collected weekly. Accounts receivable have been reduced by an allowance for doubtful accounts. The Company maintains the allowance for estimated losses resulting from the inability of the Company’s customers to make required payments. The allowance represents the current estimate of lifetime expected credit losses over the remaining duration of existing accounts receivable considering current market conditions and supportable forecasts when appropriate. The estimate is a result of the Company’s ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations. Accounts receivable are written off when deemed uncollectible and collection of the receivable is no longer being actively pursued. Accounts receivable as of December 31, 2023 and 2022 of $44,811 and $33,950, respectively, are presented net of allowance for doubtful accounts.

The following table summarizes the allowance for doubtful accounts activity:

	Years Ended of December 31,
	2023	2022
Allowance for doubtful accounts beginning of year	$2,236	$1,578
Additions	315	658
Deductions - write-offs	(1,570)	-
Allowance for doubtful accounts end of year	$981	$2,236

Subscription Acquisition Costs

Subscription acquisition costs include the incremental costs of obtaining a contract with a customer, paid to external parties, if the Company expects to recover those costs. The Company has determined that sales commissions paid on all third party agent sales of subscriptions are direct and incremental costs of obtaining a contract with a customer and, therefore, meet the capitalization criteria. The Company has elected to apply the practical expedient to amortize these costs at the portfolio level. The sales commissions paid to third party agents are amortized as the magazines are sent to the subscriber on an issue-by-issue basis. The Company determined that commissions paid for subscriber renewal contracts to all third party agents are not from a specifically anticipated future contract, therefore, the commissions paid on renewals are amortized as the magazines are sent to the subscriber over the renewal term on an issue-by-issue basis. Direct mail costs for renewal subscriptions are expensed as incurred since they do not meet the capitalization criteria.

Amortization of subscription acquisition costs of $38,112 and $37,190 for the years ended December 31, 2023 and 2022, respectively, are included within selling and marketing expenses on the consolidated statements of operations. No impairment losses have been recognized for subscription acquisition costs for the years ended December 31, 2023 and 2022.

The Contract Modifications resulted in subscription acquisition costs to be recognized on a prospective basis in the same proportion as the revenue that has not yet been recognized.

The current portion of the subscription acquisition costs as of December 31, 2023 and 2022 was $29,706 and $25,931, respectively. The noncurrent portion of the subscription acquisition costs as of December 31, 2023 and 2022 was $7,215 and $14,133, respectively. Subscription acquisition costs as of December 31, 2023 presented as current assets of $29,706 are expected to be amortized over a one-year period, or through December 31, 2024, and presented as long-term assets of $7,215 are expected to be amortized after the one-year period ending December 31, 2024.

F-18

Concentrations

Significant Customers – Concentration of credit risk with respect to accounts receivable is limited to customers to whom the Company makes significant sales. While a reserve for the potential write-off of accounts receivable is maintained, the Company has not written off any material accounts to date. To control credit risk, the Company performs regular credit evaluations of its customers’ financial condition.

Revenue from significant customers as a percentage of the Company’s total revenue represent approximately 10.0% from a customer for the year ended December 31, 2023. Revenue from significant customers as a percentage of the Company’s total revenue represent 13.9% from a customer for the year ended December 31, 2022.

Significant Vendors – Concentrations of risk with respect to third party vendors who provide products and services to the Company are limited. If not limited, such concentrations could impact profitability if a vendor failed to fulfill their obligations or if a significant vendor was unable to renew an existing contract and the Company was not able to replace the related product or service at the same cost.

Significant accounts payable balances as a percentage of the Company’s total accounts payable represent 12.2%, and 14.1% from a vendor for the years ended December 31, 2023, and 2022, respectively.

Leases

The Company has lease arrangements for its offices. Leases are recorded as an operating lease right-of-use assets and operating lease liabilities on the consolidated balance sheets. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets. At inception, the Company determines whether an arrangement that provides control over the use of an asset is a lease. When it is reasonably certain that the Company will exercise the renewal period, the Company includes the impact of the renewal in the lease term for purposes of determining total future lease payments. Rent expense is recognized on a straight-line basis over the lease term.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Gains and losses from disposition of property and equipment are included on the consolidated statements of operations when realized. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Office equipment and computers	1 – 3 years
Furniture and fixtures	1 – 5 years

Platform Development

The Company capitalizes platform development costs for internal use when planning and design efforts are successfully completed, and development is ready to commence. The Company places capitalized platform development assets into service and commences amortization when the applicable project or asset is substantially complete and ready for its intended use. Once placed into service, the Company capitalizes qualifying costs of specified upgrades or enhancements to capitalized platform development assets when the upgrade or enhancement will result in new or additional functionality.

The Company capitalizes internal labor costs, including payroll-based and stock-based compensation, benefits and payroll taxes, that are incurred for certain capitalized platform development projects related to the Platform. The Company’s policy with respect to capitalized internal labor stipulates that labor costs for employees working on eligible internal use capital projects are capitalized as part of the historical cost of the project when the impact, as compared to expensing such labor costs, is material.

Platform development costs are amortized on a straight-line basis over three years, which is the estimated useful life of the related asset and is recorded in cost of revenue on the consolidated statements of operations.

F-19

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting. The acquisition method of accounting requires that the purchase price, including the fair value of contingent consideration, of the acquisition be allocated to the assets acquired and liabilities assumed using the estimated fair values determined by management as of the acquisition date. Goodwill is measured as the excess of consideration transferred and the net fair values of the assets acquired, and the liabilities assumed at the date of acquisition. While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, the Company’s estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill to the extent the Company identifies adjustments to the preliminary purchase price allocation. Upon the conclusion of the measurement period, which may be up to one year from the acquisition date, or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations. Additionally, the Company identifies acquisition-related contingent payments and determines their respective fair values as of the acquisition date, which are recorded as accrued liabilities on the consolidated balance sheets. Subsequent changes in fair value of contingent payments are recorded on the consolidated statements of operations. The Company expenses transaction costs related to the acquisition as incurred.

Intangible Assets

Intangible assets with finite lives, consisting of developed technology and trade names, are amortized using the straight-line method over the estimated economic lives of the assets. A finite lived intangible asset is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Intangible assets with an indefinite useful life are not amortized.

Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used when events or circumstances warrant such a review. The carrying value of a long-lived asset to be held and used is considered impaired when the anticipated separately identifiable undiscounted cash flows from such an asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily by reference to the anticipated cash flows discounted at a rate commensurate with the risk involved.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets of businesses acquired in a business combination. Goodwill is not amortized but rather is tested for impairment at least annually on December 31, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company operates as one reporting unit, therefore, the impairment test is performed at the consolidated entity level. Recoverability of goodwill is determined by comparing the fair value of Company’s reporting unit to the carrying value of the underlying net assets in the reporting unit. If the fair value of the reporting unit is determined to be less than the carrying value of its net assets, goodwill is deemed impaired, and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the difference between the fair value of the reporting unit and the fair value of its other assets and liabilities.

Debt Costs

Debt costs consist of cash and noncash consideration paid to lenders and third parties with respect to debt and other financing transactions, including legal fees and placement fees. Such costs are deferred and amortized over the term of the related debt. Upon the settlement of debt the pro rata portion of any related unamortized debt costs are charged to operations.

F-20

Additional consideration in the form of warrants and other derivative financial instruments issued to lenders are accounted for at fair value utilizing information determined by consultants with the Company’s independent valuation firm. The fair value of warrants and derivatives are recorded as a reduction to the carrying amount of the related debt and amortized to interest expense over the term of such debt, with the initial offsetting entries recorded as a liability on the balance sheet. Upon the settlement of the debt the pro rata portion of any related unamortized debt cost is charged to operations.

Liquidated Damages

The Company incurred liquidated damages when: (i) a registration rights agreement provides for damages if the Company does not register the shares of the Company’s common stock within the requisite time frame (the “Registration Rights Damages”), which, in general, provides for a cash payment equal to 1.0% per month of the amount invested, on a daily pro rata basis for any portion of a month, as partial liquidated damages per month, upon the occurrence of certain events, up to a maximum amount of 6.0% of the aggregate amount invested, subject to interest at the rate of 1.0% per month until paid in full; and (ii) a securities purchase agreement provides for damages if the Company fails for any reason to satisfy a public information requirement within the requisite time frame with the Securities and Exchange Commission (“SEC”) (the “Public Information Failure Damages”), which, in general, provides for a cash payment equal to 1.0% of the aggregate amount invested for each 30-day period, or pro rata portion thereof, as partial liquidated damages per month, up to a maximum of 6 months, subject to interest at the rate of 1.0% per month until paid in full. Collectively, the Registration Rights Damages and the Public Information Failure Damages are referred to as the “Liquidated Damages” on the consolidated balance sheets.

Selling and Marketing

Selling and marketing expenses consist of compensation, employee benefits and stock-based compensation of selling and marketing, account management support teams, as well as commissions, travel, trade show sponsorships and events, conferences and advertising costs. The Company’s advertising expenses relate to direct-mail costs for magazine subscription acquisition efforts, and print and digital advertising that are expensed when an advertisement takes place. During the years ended December 31, 2023 and 2022, the Company incurred advertising expenses of $4,372 and $5,987, respectively, which are included within selling and marketing on the consolidated statements of operations.

General and Administrative

General and administrative expenses consist primarily of payroll for executive personnel, technology personnel incurred in developing conceptual formulation and determination of existence of needed technology, and administrative personnel along with any related payroll costs; professional services, including accounting, legal and insurance; facilities costs; conferences; other general corporate expenses; and stock-based compensation of related personnel.

Derivative Financial Instruments

The Company accounts for freestanding contracts that are settleable in the Company’s equity securities, including the put option on the Company’s common stock, to be designated as an equity instrument, generally as a liability. A contract so designated is carried at fair value on the consolidated balance sheets, with any changes in fair value recorded as a gain or loss on the consolidated statements of operations, with no impact on cash flows.

At the date of settlement of a freestanding equity contract, the pro rata fair value of the related liability is transferred to additional paid-in capital.

F-21

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The carrying amount of the Company’s financial instruments comprising of cash, restricted cash, accounts receivable, accounts payable and accrued expenses and other approximate fair value because of the short-term maturity of these instruments.

Preferred Stock

Preferred stock (the “Preferred Stock”) (as described in Note 20) is reported as a mezzanine obligation between liabilities and stockholders’ deficiency. If it becomes probable that the Preferred Stock will become redeemable, the Company will re-measure the Preferred Stock by adjusting the carrying value to the redemption value of the Preferred Stock assuming each balance sheet date is a redemption date.

Stock-Based Compensation

The Company provides stock-based compensation in the form of (a) stock awards to employees and directors, comprised of restricted stock awards and restricted stock units, (b) stock option grants to employees, directors and consultants, (c) common stock warrants to Publisher Partners (no warrants were issued during the year ended December 31, 2022) (further details are provided under the headings Publisher Partner Warrants and New Publisher Partner Warrants in Note 22), and (d) common stock warrants to ABG (further details are provided under the heading ABG Warrants in Note 22).

The Company accounts for stock awards and stock option grants to employees, directors and consultants, and non-employee awards to certain directors and consultants by measuring the cost of services received in exchange for the stock-based payments as compensation expense in the Company’s consolidated financial statements. Stock awards and stock option grants to employees and non-employees which are time-vested, are measured at fair value on the grant date, and charged to operations ratably over the vesting period. Stock awards and stock option grants to employees and non-employees which are performance-vested, are measured at fair value on the grant date and charged to operations when the performance condition is satisfied or over the service period.

F-22

The fair value measurement of stock awards and grants used for stock-based compensation is as follows: (1) restricted stock awards and restricted stock units which are time-vested, are determined using the quoted market price of the Company’s common stock at the grant date; (2) stock option grants which are time-vested and performance-vested, are determined utilizing the Black-Scholes option-pricing model at the grant date; (3) restricted stock units and stock option grants which provide for market-based vesting with a time-vesting overlay, are determined through consultants with the Company’s independent valuation firm using the Monte Carlo model at the grant date; (4) Publisher Partner Warrants were determined utilizing the Black-Scholes option-pricing model; and (5) ABG warrants are determined utilizing the Monte Carlo model (further details are provided in Note 22). Estimated volatility was determined under the (1) “Probability Weighted Scenarios” (prior to the reverse stock split on February 8, 2022) where one scenario assumes that the Company’s common stock will be up-listed on a national stock exchange (the “Exchange”) on a certain listing date (the “Up-list”) where the estimated volatility was based on evaluating the average historical volatility of a group of peer companies that are publicly traded and the second scenario assumes that the Company’s common stock is not up-listed on the Exchange prior to the final vesting date of the grants (the “No Up-list”) where the historical volatility of the Company’s common stock was evaluated based upon market comparisons; and the (2) “Up-list Scenario” (after the reverse stock split on February 8, 2022) where the Company estimated volatility based on evaluating the average historical volatility of a group of peer companies that are publicly traded after the Company up-listed to the NYSE American. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The fair market value of common stock is determined by reference to the quoted market price of the Company’s common stock.

The Company has elected to recognize forfeitures as they occur and to recognize stock-based compensation cost on a straight-line basis over the total requisite service period for awards with graded vesting. The Company classifies stock-based compensation cost on its consolidated statements of operations in the same manner in which the award recipient’s cash compensation cost is classified.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss carryforwards and temporary differences between financial statement bases of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in the income tax rates on deferred tax asset and liability balances is recognized in income in the period that includes the enactment date of such rate change. A valuation allowance is recorded for loss carryforwards and other deferred tax assets when it is determined that it is more likely than not that such loss carryforwards and deferred tax assets will not be realized.

The Company follows accounting guidance that sets forth a threshold for financial statement recognition, measurement, and disclosure of a tax position taken or expected to be taken on a tax return. Such guidance requires the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on technical merits of the position.

Loss per Common Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the period and excludes any dilutive effects of common stock equivalent shares, such as stock options, restricted stock, and warrants. All restricted stock awards are considered outstanding but are included in the computation of basic loss per common share only when the restrictions expire, the shares are no longer forfeitable, and are thus vested. Restricted stock units are included in the computation of basic loss per common share only when the restrictions expire, the shares are no longer forfeitable, and are thus vested. Contingently issuable shares are included in basic loss per common share only when there are no circumstances under which those shares would not be issued. Diluted loss per common share is computed using the weighted average number of common shares outstanding and common stock equivalent shares outstanding during the period using the treasury stock method.

F-23

The Company excluded the outstanding securities summarized below (capitalized terms are described herein), which entitle the holders thereof to acquire shares of the Company’s common stock, from its calculation of net loss per common share, as their effect would have been anti-dilutive. Common stock equivalent shares are excluded from the diluted calculations when a net loss is incurred as they would be anti-dilutive.

	As of December 31,
	2023	2022
Series G Preferred Stock	8,582	8,582
Series H Preferred Stock	-	1,981,128
Financing Warrants	-	107,956
ABG Warrants	999,540	999,540
AllHipHop Warrants	5,682	5,682
Publisher Partner Warrants	9,800	4,154
Restricted stock awards	-	97,403
Restricted stock units	199,267	994,766
Common stock options	5,451,968	6,199,521
Total	6,674,839	10,398,732

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

In March 2022, the Financial Accounting Standards Board (the “FASB”) issued ASU 2022-02, Financial Instruments-Credit Losses(Topic 326): Troubled Debt Restructurings and Vintage Disclosures, addressing areas identified by the FASB as part of its post-implementation review of its previously issued credit losses standard (ASU 2016-13) that introduced the current expected credit losses (CECL) model. ASU 2022-02 eliminates the accounting guidance for troubled debt restructurings by creditors that have adopted the CECL model and enhances disclosure requirements for certain loan refinancings and restructurings made with borrowers experiencing financial difficulty. This update requires an entity to disclose current-period gross write-offs for financing receivables and net investment in leases by year of origination in the vintage disclosures. As the Company has already adopted ASU 2016-13, the new guidance was adopted on January 1, 2023. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, which clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. This update also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction and requires certain disclosures for equity securities subject to contractual sale restrictions. ASU 2022-03 is effective for the Company in the fiscal year beginning after December 15, 2023, and interim periods within the fiscal year. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the impact that the adoption of this new accounting standard will have on its consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which incorporates certain SEC disclosure requirements into the FASB Accounting Standards Codification (“Codification”). The amendments are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. ASU 2023-06 will become effective for each amendment on the effective date of the SEC’s corresponding disclosure rule changes. The Company is currently evaluating the impact that the adoption of this new standard will have on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. The provisions of ASU 2023-09 are effective for annual periods beginning after December 15, 2024; early adoption is permitted using either a prospective or retrospective transition method. The Company expects ASU 2023-09 to require additional disclosures in the notes to its consolidated financial statements.

F-24

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

3. Discontinued Operations

The Company, upon Board approval on September 15, 2022, discontinued (i.e., the “discontinued operations”) the Parade print business (“Parade Print”) that was acquired on April 1, 2022 (as part of the Parade acquisition, as further described below in Note 4), on November 13, 2022 (the last date of any obligation to deliver issues of Parade Print).

The table below sets forth the loss from discontinued operations for the period from April 1, 2022 to December 31, 2022:

Revenue	$26,817
Cost of revenue	23,015
Gross profit	3,802
Operating expense
Selling and marketing	5,396
General and administrative	1,722
Loss on impairment of assets	209
Total operating expenses	7,327
Loss from discontinued operations	(3,525)
Income tax benefit	55
Net loss from discontinued operations	$(3,470)

The discontinued operations of Parade Print also included Relish and Spry Living print products that were acquired as part of the Parade acquisition. Further information is provided under the heading Supplemental Pro Forma Information in Note 4.

During the year ended December 31, 2022, the Company recorded depreciation and amortization of $0; and operating and investing noncash items of $209 and $0, respectively, as part of the discontinued operations.

4. Acquisitions and Dispositions

The Company uses the acquisition method of accounting, which is based on ASC, Business Combinations (Topic 805), and uses the fair value concepts which requires, among other things, that most assets acquired, and liabilities assumed be recognized at their fair values as of the acquisition date.

2023 Acquisition

Teneology, Inc. – On January 11, 2023, the Company entered into an asset purchase agreement with Teneology, Inc., (“Teneology”) pursuant to which it acquired certain assets (consisting of the RoadFood media business, including digital and television assets; the Moveable Feast media business, including digital and television assets; the Fexy-branded content studio business; and the MonkeySee YouTube Channel media business, collectively “Fexy Studios”), for a purchase price of $3,307. The purchase price consisted of the following: (1) $500 cash paid at closing (including an advance payment of $250 prior to closing); (2) $75 deferred cash payments due in three equal installments of $25 on March 1, 2023 (paid), April 1, 2023 (paid) and May 1, 2023 (paid); (3) $200 deferred cash payment due on the first anniversary of the closing date, subject to certain indemnity provisions (not paid in January 2024, further details are provided under the heading Fexy Put Option in Note 28); and (4) the issuance of 274,692 shares of the Company’s common stock, subject to certain lock-up provisions, with a fair value of $2,000 on the transaction closing date (fair value was determined based on an independent appraisal); and which is subject to a put option under certain conditions (the “contingent consideration”) (as further described below in Note 17). The number of shares of the Company’s common stock issued was determined based on a $2,225 value using the common stock trading price on the day immediately preceding the January 11, 2023 closing date (on the closing date the common stock trading price was $7.94 per share). The agreement also provided for a cash retention pool for certain employees of $300, subject to vesting over three years upon continued employment and other conditions.

F-25

The composition of the purchase price is as follows:

Cash	$500
Common stock	2,000
Contingent consideration	561
Deferred cash payments, as discounted	246
Total purchase consideration	$3,307

The Company accounted for the asset acquisition as a business combination in accordance with ASC 805 since the acquisition met the definition of a business under the applicable guidance.

The Company incurred $99 in transaction costs related to the acquisition, which primarily consisted of legal and accounting expenses. The acquisition-related expenses were recorded in general and administrative expenses on the consolidated statements of operations.

The purchase price allocation resulted in the following amounts being allocated to the assets acquired and liabilities assumed at the closing date of the acquisition based upon their respective fair values as summarized below:

Advertiser relationships	$663
Brand names	659
Goodwill	1,985
Net assets acquired	$3,307

The Company utilized an independent appraisal firm to assist in the determination of the fair values of the assets acquired and liabilities assumed, which required certain significant management assumptions and estimates. The fair value of the advertiser relationships were valued using the excess earnings method of the income approach and the brand names were valued using the relief-from-royalty method of the income approach. The estimated useful life is fifteen years (15.0 years) for the advertiser relationships and twelve years (12.0 years) for the brand names.

The excess-of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents goodwill from the acquisition. Goodwill is recorded as a non-current asset that is not amortized but is subject to an annual review for impairment. The Company expects $1,678 of goodwill to be deductible for tax purposes.

Supplemental Pro Forma Information

The pro forma disclosures have been deemed impracticable for this acquisition since after making reasonable efforts the Company is unable to accept assumptions made by Teneology. The Company has determined, based on the information provided by Teneology and made available to the Company, that the earnings from the prior periods could not be verified since the acquisition only included certain activities of Teneology and financial statements were not available. In this regard, the Company: (1) made reasonable effort to obtain certain financial results of the certain activities but Teneology was unable to comply with this request; and (2) the presentation of the pro forma results and the assumptions made by Teneology management were unable to be independently substantiated.

F-26

2023 Disposition

On November 17, 2023, the Company sold certain assets related to one of Parade’s business components known as Athlon Outdoors for cash proceeds of $1,061 ($1,000 sale price (with a target working capital of $272) plus a preliminary working capital adjustment of $61), as further reduced by a final working capital adjustment of $153, as reflected in accrued expenses and other on the consolidated balance sheets, resulting in a final sale price of $908. In connection with the sale, the Company disposed of certain advertiser relationships and trade name relating to that business component with a carrying value of $639 and $172, respectively, along with the accounts receivable and accounts payable of the business component of $453 and $31, respectively, resulting in a recognized loss on sale of assets of $325 as reflected on the consolidated statements of operations.

2022 Acquisitions

Athlon Holdings, Inc. - On April 1, 2022, the Company acquired 100% of the issued and outstanding capital stock of Athlon Holdings, Inc. (or Parade), a Tennessee corporation, for a purchase price of $15,854, as adjusted for the working capital adjustment as of the closing date of the transaction. The working capital adjustment is pending acceptance by the sellers (further details are provided in Note 27). As a part of the closing consideration, the Company also acquired cash of $1,840, that was further adjusted post-closing for the working capital adjustment. The purchase price of $15,854, as discounted, is comprised of (i) a cash portion of $12,827, with $11,840 paid at closing and $987 estimated to be paid post-closing (as further described below) and (ii) the issuance of 314,103 shares of the Company’s common stock with a fair market value of $3,141. The number of shares of the Company’s common stock issued was determined based on a $3,000 value using the common stock trading price for the 10 trading days preceding the April 1, 2022 closing date. Certain of Parade’s key employees entered into either advisory agreements or employment agreements with the Company. Parade operates in the United States.

The amount estimated to be paid post-closing of $987 will be or was paid as follows: (i) $742 is expected to be paid upon receipts of certain tax refunds due to the sellers (consisting of $3,000 for the deferred cash payments, as discounted, less a $2,258 cash adjustment); and (ii) $245 was paid within two business days from the date the Company received proceeds from the sale of the equity interest in Just Like Falling Off a Bike, LLC that was held by Parade as of the closing date (paid on April 7, 2022).

The Company received a final valuation report from a third party valuation firm after the preliminary purchase price was adjusted during the quarterly period ended September 30, 2022. After considering the results of the final valuation report, the Company estimated that the purchase consideration decreased by $321. The decrease in the purchase price was related to an increase in identifiable assets of $54, an increase in deferred tax liabilities of $27, with a decrease in the working capital adjustment of $321, resulting in a decrease in goodwill of $348.

The composition of the purchase price is as follows:

Cash	$12,085
Common stock	3,141
Deferred cash payments, as discounted	628
Total purchase consideration	$15,854

The Company incurred $200 in transaction costs related to the acquisition, which primarily consisted of legal and accounting expenses. The acquisition-related expenses were recorded within general and administrative expense on the consolidated statements of operations.

F-27

The purchase price allocation resulted in the following amounts being allocated to the assets acquired and liabilities assumed at the closing date of the acquisition based upon their respective fair values as summarized below:

Cash	$2,604
Accounts receivable	10,855
Other current assets	1,337
Equity investment	2,450
Fixed assets	108
Digital content	355
Advertiser relationships	6,202
Trade names	2,261
Goodwill	2,587
Accounts payable	(7,416)
Accrued expenses and other	(2,440)
Unearned revenue	(1,203)
Other long-term liabilities	(543)
Deferred tax liabilities	(1,303)
Net assets acquired	$15,854

The Company utilized an independent appraisal firm to assist in the determination of the fair values of the assets acquired and liabilities assumed, which required certain significant management assumptions and estimates. The fair value of the digital content was determined using a cost approach. The fair values of the advertiser relationships were determined by projecting the acquired entity’s cash flows, deducting notional contributory asset charges on supporting assets (working capital, tangible assets, trade names, and the assembled workforce) to compute the excess cash flows associated with the advertiser relationships. The fair values of the trade names were determined by projecting revenue associated with each trade name and applying a royalty rate to compute the amount of the royalty payments the company is relieved from paying due to its ownership of the trade names. The estimated weighted average useful life is two years (2.00 years) for digital content, eight point seventy-five years (8.75 years) for advertiser relationships, and fourteen point five years (14.50 years) for trade names.

The excess purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents goodwill from the acquisition. Goodwill is recorded as a non-current asset that is not amortized but is subject to an annual review for impairment. No portion of the goodwill related to the acquisition will be deductible for tax purposes.

Supplemental Pro Forma Information

The following table summarizes the results of continuing operations of the Parade acquisition from the acquisition date included in the consolidated results of continuing operations and the unaudited pro forma results of continuing operations of the combined entity had the date of the acquisition been January 1, 2022:

Year Ended December 31, 2022
Parade continuing operations from acquisition date of April 1, 2022 (unaudited):
Revenue	$40,071
Net loss	(2,494)
Combined entity continuing operations supplemental pro forma information had the acquisition date been January 1, 2022 (unaudited):
Revenue:
Parade	$55,981
Arena	207,681
Total continuing operations supplemental pro forma revenue	$263,662
Net loss:
Parade	$(3,070)
Arena	(67,788)
Adjustments	(1,940)
Total continuing operations supplemental pro forma net loss	$(72,798)

The information presented above is for illustrative purposes only and is not necessarily indicative of results that would have been achieved if the acquisition had occurred at the beginning of the Company’s reporting period and does not reflect the discontinued operations of Parade Print that was acquired on April 1, 2022 (as part of the Parade acquisition).

The adjustments for the year ended December 31, 2022 of ($1,940), represents adjustments: (1) to record depreciation and amortization expense related to the fixed and intangible assets acquired from the acquisition of ($864); (2) to reverse the nonrecurring transaction cost related to the acquisition of $200; and (3) to reverse the deferred tax benefit related to the acquisition of ($1,276).

Buffalo Groupe, LLC – On September 27, 2022, the Company entered into an asset purchase agreement with Buffalo Groupe, LLC, doing business as Morning Read, where it purchased certain intellectual properties, certain assumed contracts, and other certain rights related to the intellectual properties (collectively, the “Morning Read Purchased Assets”) and assumed certain liabilities related to the Morning Read Purchased Assets. The purchase consideration consisted of a cash payment of $850 at closing.

The Company accounted for the acquisition as an asset acquisition in accordance with ASC 805-50, as substantially all of the fair value of the gross assets acquired by the Company is concentrated in a group of similar identifiable assets.

F-28

The purchase consideration totaled $850, which was assigned to the brand name acquired on the closing date of the acquisition. The useful life for the brand name is ten years (10.0 years).

A360 Media, LLC – On December 15, 2022 (the closing date), pursuant to an asset purchase agreement entered into December 7, 2022, the Company acquired certain assets and liabilities from Weider Publications, a subsidiary of A360 Media, LLC (or Men’s Journal) related to the digital media operations of Men’s Journal and other men’s active lifestyle brands. The Company paid $25,000 in cash for the acquisition consisting of: (i) $23,000 paid at closing; (ii) $1,000 deposited into an escrow account to be released in accordance with the terms of the agreement, subject to adjustments for any indemnification payments; and (iii) $1,000 paid in November 2022. The Company also assumed certain liabilities consisting of: (i) $2,676 an assumed lease obligation, as discounted (representing $3,189 in deferred payments over twenty-seven months (27) for the assumption of a lease obligation); and (ii) $4,078 in deferred revenue obligations to deliver certain publications to the subscribers of Men’s Journal ($3,941 in unearned revenue after consideration of an estimated subscription refund liability of $137). In accordance with the practical expedients under ASU 2021-08, the Company has elected to apply (i) the practical expedient to the modification of the subscriber contracts at the acquisition date to determine the performance obligations and transaction price; and (ii) to use the estimated selling price of a subscriber contract as the standalone selling price of the replacement magazine based on the number of magazines expected to be delivered to the Men’s Journal subscribers to satisfy the performance obligations. The agreement contains customary representations, warranties and covenants. Men’s Journal operates in the United States.

The Company accounted for the asset acquisition as a business combination in accordance with ASC 805 since the acquisition met the definition of a business under the applicable guidance.

The Company incurred $283 in transaction costs related to the acquisition, which primarily consisted of legal and accounting expenses. The acquisition-related expenses were recorded within general and administrative expense on the consolidated statements of operations.

In connection with the acquisition of Men’s Journal, the Company received a final valuation report during the quarterly period ended September 30, 2023 from a third party valuation firm after the preliminary purchase price was determined. After considering the results of the final valuation report, the Company estimated that the purchase consideration increased by $1,246 as a result of an increase in the fair value of the assumed lease obligation with an offset recorded to goodwill (see Note 11).

The purchase price allocation resulted in the following amounts being allocated to the assets acquired and liabilities assumed at the closing date of the acquisition based upon their respective fair values as summarized below:

Lease deposit receivable	$420
Advertiser relationships	6,860
Brand names	6,090
Goodwill	18,384
Unearned revenue	(3,941)
Subscription refund liability	(137)
Assumed lease obligation	(2,676)
Net assets acquired	$25,000

The Company utilized an independent appraisal firm to assist in the determination of the fair values of the assets acquired and liabilities assumed, which required certain significant management assumptions and estimates. The fair value of the advertiser relationships were determined by applying the multi-period earnings method of the income approach and the fair values of the brand names were determined by applying the relief-from-royalty method. The estimated weighted average useful life is twelve and one-half years (12.5 years) for the advertiser relationships and eleven years (11.0 years) for the brand names.

The excess-of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents goodwill from the acquisition. Goodwill is recorded as a non-current asset that is not amortized but is subject to an annual review for impairment. The Company expects $12,299 of goodwill to be deductible for tax purposes.

Supplemental Pro Forma Information

The pro forma disclosures have been deemed impracticable for this acquisition since after making reasonable efforts the Company is unable to accept assumptions made by Men’s Journal. The Company has determined, based on the information provided by Men’s Journal and made available to the Company, that the earnings from the prior periods could not be verified since the acquisition only included certain activities of Men’s Journal and financial statements were not available. In this regard, the Company: (1) made reasonable effort to obtain certain financial results of the certain activities but Men’s Journal was unable to apply the requirement; and (2) the presentation of the pro forma results and the assumptions made by management were unable be independently substantiated.

F-29

5. Prepayments and Other Current Assets

Prepayments and other current assets are summarized as follows:

	As of December 31,
	2023	2022
Prepaid expenses	$2,946	$2,321
Prepaid supplies	773	927
Refundable income and franchise taxes	157	957
Unamortized debt costs	209	216
Employee retention credits	2,468	-
Other receivables	45	20
Total prepayments and other current assets	$6,598	$4,441

Under the provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the subsequent extensions of the CARES Act, the Company was eligible for a refundable employee retention credit subject to certain criteria. The Company determined that it qualifies for the tax credit under the CARES Act. In connection with the CARES Act, the Company adopted a policy to recognize the employee retention credit when earned and to offset the credit against the related expenditure. During the year ended December 31, 2023, the Company recorded the employee retention credits as a reduction to payroll and related expenses of $6,868 in operating expenses on the consolidated statements of operations with a corresponding receivable included in prepaid expenses and other current assets on the consolidated balance sheets for the respective periods. During the year ended December 31, 2023, the Company received $4,400 in employee retention credits and has a receivable balance remaining of $2,468 as of December 31, 2023.

6. Property and Equipment

Property and equipment are summarized as follows:

	As of December 31,
	2023	2022
Office equipment and computers	$1,744	$1,744
Furniture and fixtures	166	240
	1,910	1,984
Less accumulated depreciation and amortization	(1,582)	(1,249)
Net property and equipment	$328	$735

Depreciation and amortization expense for the years ended December 31, 2023 and 2022 was $352 and $539, respectively. Impairment charges for property and equipment for the years ended December 31, 2023 and 2022 of $55 and $0, respectively, have been recorded on the consolidated statements of operations.

7. Leases

The Company’s real estate lease for the use of office space was subleased during the year ended December 31, 2023. The Company determines whether an arrangement contains a lease at inception. Lease assets and liabilities are recognized upon commencement of the lease based on the present value of the future minimum lease payments over the lease term. The lease term includes options to extend the lease when it is reasonably certain that the Company will exercise that option.

The Company’s current operating lease has a remaining fixed payment term of 0.75 years.

F-30

The table below presents supplemental information related to the operating lease:

	As of December 31,
	2023	2022
Operating lease costs during the year (1)	$1,052	$969
Cash payments included in the measurement of operating lease liability during the year	486	469
Weighted-average remaining lease term (in years) as of year-end	0.75	1.75
Weighted-average discount rate during the year	9.90%	9.90%

(1)	Operating lease costs is presented net of sublease income that is not material.

The Company generally utilizes its incremental borrowing rate based on information available at the commencement of the lease in determining the present value of future payments since the implicit rate for the Company’s lease is not readily determinable.

Variable lease expense includes rental increases that are not fixed, such as those based on amounts paid to the lessor based on cost or consumption, such as maintenance and utilities.

The components of operating lease costs were follows:

	As of December 31,
	2023	2022
Operating lease costs:
General and administrative	1,344	1,187
Total operating costs (1)	1,344	1,187
Less sublease income	(292)	(218)
Total operating lease costs	$1,052	$969

(1)	Includes certain costs associated with a business membership agreement (see below) that permits access to certain office space for the years ended December 31, 2023 and 2022 of $620 and $668, respectively, and month-to-month lease arrangements for the years ended December 31, 2023 and 2022 of $396 and $320, respectively.

Maturities of the operating lease liability as of December 31, 2023 are summarized as follows:

Minimum lease payments - 2024	$373
Less imputed interest	(15)
Present value of operating lease liability	$358
Current portion of operating lease liability	$358
Long-term portion of operating lease liability	-
Total operating lease liability	$358

Sublease Agreement – The Company has entered into agreements to sublease certain space that it does not occupy, through the duration of the lease terms, with one sublease through September 2024 and two other subleases through March 2024. As of December 31, 2023, the Company is entitled to receive total sublease income of $537.

Business Membership – Effective October 1, 2021, the Company entered into a business membership agreement with York Factory LLC, doing business as SaksWorks, that permits access to certain office space with furnishings, referred to as SaksWorks Memberships. This membership provides a certain number of accounts that equate to the use of the space granted. Effective June 1, 2022, the SaksWorks membership agreement was amended and assigned to Convene SW MSA Holdings, LLC (“Convene”). The initial term of the agreement with Convene was through December 31, 2023, with provisions for renewals. The Company terminated the arrangement effective December 31, 2023.

F-31

Lease Termination – Effective September 30, 2021, the Company terminated a certain lease arrangement for office space. In connection with the termination, the Company agreed to pay the landlord cash of $10,000 (the “Cash Payments”) and $1,475 in market rate advertising. The Cash Payments were paid or remain due as follows: $1,000 paid in December 2021; $1,000 paid in October 2022; $4,000 paid in October 2023; and $4,000 due on October 1, 2024, with imputed interest recognized at 10.0% per annum, and the market advertising of $615 has been delivered during the year ended December 31, 2023, leaving $860 to be delivered as of December 31, 2023, with the current amount due, net of imputed interest, reflected in accrued expenses and other on the consolidated balance sheets.

8. Platform Development

Platform development costs are summarized as follows:

	As of December 31,
	2023	2022
Platform development	$26,054	$21,493
Less accumulated amortization	(17,331)	(11,163)
Net platform development	$8,723	$10,330

A summary of platform development activity is as follows:

	As of December 31,
	2023	2022
Platform development beginning of year	$21,493	$21,997
Payroll-based costs capitalized	3,773	5,179
Less dispositions	(164)	(7,357)
Total capitalized payroll-based costs	25,102	19,819
Stock-based compensation	1,016	1,884
Impairments	(64)	(210)
Platform development end of year	$26,054	$21,493

Amortization expense for platform development for the year ended December 31, 2023 and 2022 was $6,332 and $5,822, respectively. Amortization expense for platform development is included in cost of revenue on the consolidated statements of operations. Impairment charges for platform development for the years ended December 31, 2023 and 2022 of $64 and $210, respectively, have been recorded on the consolidated statements of operations.

9. Intangible Assets

Intangible assets subject to amortization consisted of the following:

	As of December 31, 2023				As of December 31, 2022
	Weighted Average Useful Life (in years)	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	4.70	$17,333	$(17,333)	$-	$17,333	$(14,883)	$2,450
Trade name	16.10	5,181	(1,547)	3,634	5,380	(1,180)	4,200
Brand name	9.70	12,774	(2,374)	10,400	12,115	(908)	11,207
Subscriber relationships	5.10	73,459	(61,654)	11,805	73,459	(47,146)	26,313
Advertiser relationships	10.20	15,182	(2,832)	12,350	15,302	(1,368)	13,934
Database	3.00	2,397	(2,171)	226	2,397	(1,753)	644
Digital content	2.00	355	(311)	44	355	(133)	222
Total intangible assets		$126,681	$(88,222)	$38,459	$126,341	$(67,371)	$58,970

F-32

Intangible assets subject to amortization were recorded as part of the Company’s business acquisitions. Amortization expense for the years ended December 31, 2023 and 2022 was $21,022 and $20,748, respectively, of which amortization expense for developed technology of $2,130 and $2,831, respectively, is included in cost of revenue on the consolidated statements of operations. No impairment charges for the year ended December 31, 2023 was recorded for the intangible assets. Impairment charges for the year ended December 31, 2022 of $47 were recorded for the intangible assets on the consolidated statements of operations.

Estimated total amortization expense for the next five years and thereafter related to the Company’s intangible assets subject to amortization as of December 31, 2023 is as follows:

Years Ending December 31,
2024	$14,544
2025	3,427
2026	3,214
2027	3,214
2028	2,964
Thereafter	11,096
$38,459

10. Other Long-Term Assets

Other assets are summarized as follows:

	As of December 31,
	2023	2022
Security deposit	$420	$420
Other receivables	90	-
Prepaid insurance	284	504
Unamortized debt cost	209	216
Total other assets	$1,003	$1,140

11. Goodwill

The changes in carrying value of goodwill are as follows:

	As of December 31,
	2023	2022
Carrying value at beginning of year	$39,344	$19,619
Goodwill acquired in acquisition of Parade	-	2,587
Goodwill acquired in acquisition of Men’s Journal	1,246	17,138
Goodwill acquired in acquisition of Fexy Studios	1,985	-
Loss on impairment	-	-
Carrying value at end of year	$42,575	$39,344

The Company performs its annual impairment test at the reporting unit level, which is the operating segment or one level below the operating segment. Management determined that the Company would be aggregated into a single reporting unit for purposes of performing the impairment test for goodwill.

The Company, as part of its annual impairment evaluation of goodwill of its one reporting unit, performs the goodwill impairment test in accordance with applicable guidance. The guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit, if any. If an entity determines that the fair value of a reporting unit is greater than its carrying amount, the goodwill impairment test is not required. The annual impairment test was performed on December 31, 2023. No goodwill impairment was identified during the years ended December 31, 2023 and 2022, respectively.

12. Restricted Stock Liabilities

The Company recorded the repurchase of 26,214 shares of the Company’s restricted common stock during the year ended December 31, 2022 on the consolidated statement of stockholders’ deficiency. Effective April 4, 2022, there are no longer any shares of the Company’s common stock subject to repurchase. During the year ended December 31, 2022, the Company paid $2,307 in cash for the repurchase ($2,152 in principal and $155 in interest).

13. Accrued Expenses and Other

Accrued expenses and other are summarized as follows:

	As of December 31,
	2023	2022
General accrued expenses	$6,486	$6,339
Accrued payroll and related taxes	5,448	5,221
Accrued publisher expenses	7,596	4,911
Accrued interest	3,824	-
Liabilities in connection with acquisitions and dispositions	1,119	1,123
Assumed lease liability	1,328	-
Lease termination liability	4,481	4,753
Other accrued expenses	489	755
Total accrued expenses and other	$30,771	$23,102

F-33

14. Line of Credit

Arena Credit Agreement – On December 15, 2022, the Company entered into an amendment to its financing and security agreement for its line of credit with SLR Digital Finance LLC (“SLR” or the “amended line of credit”), as further amended on August 31, 2023 in connection with the Business Combination (see Note 28) (the “SLR Amendment”) pursuant to which the SLR Amendment provided for an extension of the maturity date, additional event of default provisions in connection with the Business Combination, payment of certain fees in connection with the Business Combination, additional borrowings under the 2023 Notes (see Note 18) pursuant to the First Amendment (see Note 18 and Note 27), and issuance of Series A preferred stock in connection with the Business Combination, all of which are more fully described herein. Collectively the amended line of credit and SLR Amendment are referred to as the “line of credit” (or the “Arena Credit Agreement”). In connection with the Arena Notes Default (as further described under the heading Arena Loan Agreement in Note 28) there was a cross-default of the line of credit, or the SLR Default (as further described under the heading Arena Credit Agreement Default in Note 28). The line of credit provided for (i) $40,000 maximum amount of advances available (subject to certain limits and eighty-five (85%) of eligible accounts receivable) pursuant to the amended line of credit, (ii) an interest rate at the prime rate plus 4.0% per annum of the amount advanced (subject to minimum utilization of at least 10% of the maximum amount of advances available) (as of December 31, 2023 the stated interest rate was 12.5%), (iii) payment of a fee equal to 2.25% of the maximum line amount with respect to any termination of the agreement prior to December 31, 2025 at the option of the Company at any time with 60 day notice pursuant to the SLR Amendment, (iv) a payment of a performance fee in the amount equal to 2.25% of the maximum line amount, under certain circumstances pursuant to the Business Combination in connection with a deal deadline or in the event of a deal failure, as defined in the SLR Amendment, further the performance fee will survive the termination of the agreement, pursuant to the SLR Amendment, (v) a payment of a success fee if the Business Combination is consummated, of 0.3% or 0.6% of the maximum line amount if the transaction closes on or before December 31, 2023 or after December 31, 2023, respectively, or $0 if the transaction closes after the deal deadline, pursuant to the SLR Amendment, and (vi) a maturity date of December 31, 2025. The SLR Amendment also permitted the Company to enter into the 2023 Notes in an aggregate of $8,000 (as further described under the heading 2023 Bridge Notes in Note 18) and permitted the issuance of the Series A preferred stock for $25,000 in connection with the Business Combination. The line of credit was for working capital purposes and was secured by a first lien on all the Company’s cash and accounts receivable and a second lien on all other assets.

In connection with the SLR Amendment and amended line of credit, the Company incurred debt costs of $200 and $441, respectively, with the SLR Amendment debt cost plus the unamortized debt cost at the time of the SLR Amendment being amortized over the life of the extended maturity date of the line of credit. The unamortized balance, as of December 31, 2023 and 2022, was reflected in prepayment and other current assets of $209 and $216, respectively, and other long-term assets of $209 and $216, respectively. As of December 31, 2023, the effective interest rate on the line of credit was 13.7%. As of December 31, 2023 and 2022, the balance outstanding under the line of credit was $19,609 and $14,092, respectively, as reflected on the consolidated balance sheets. As of December 31, 2023, in connection with the SLR Default, the Company recorded a $900 termination fee representing 2.25% of the maximum line amount, as reflected in accrued expenses and other on the consolidated balance sheets.

15. Liquidated Damages Payable

Liquidated damages were recorded as a result of the following: (i) certain registration rights agreements provide for damages if the Company does not register certain shares of the Company’s common stock within the requisite time frame (the “Registration Rights Damages”); and (ii) certain securities purchase agreements provide for damages if the Company does not maintain its periodic filings with the SEC within the requisite time frame (the “Public Information Failure Damages”).

F-34

Obligations with respect to the liquidated damages payable are summarized as follows:

	As of December 31, 2023
	Registration Rights Damages	Public Information Failure Damages	Accrued Interest	Balance
MDB common stock to be issued (1)	$15	$-	$-	$15
Series H convertible preferred stock	565	574	659	1,798
Convertible debentures (2)	-	144	72	216
Series J convertible preferred stock (2)	152	152	129	433
Series K convertible preferred stock (2)	166	70	226	462
Total	$898	$940	$1,086	$2,924

(1)	Shares of common stock issuable to MDB Capital Group, LLC (“MDB”) (see Common Stock to be Issued in Note 21).
(2)	Represents previously issued and converted debt or equity securities.

On February 8, 2023, the Company entered into a stock purchase agreement with an investor, where the Company was liable for liquidated damages, pursuant to which the Company issued 47,252 shares of its common stock, in satisfaction of the liquidated damages, at a price equal to $10.56 per share (determined based on the volume-weighted average price of the Company’s common stock at the close of trading on the sixty (60) previous trading days), to the investor in lieu of an aggregate of $499 owed in liquidated damages as of the conversion date. The Company prepared and filed a registration statement covering the resale of these shares of the Company’s common stock issued in lieu of payment of these liquidated damages in cash. During the year ended December 31, 2023, the Company recorded $499 in connection with the issuance of shares of the Company’s common stock on the consolidated statements of stockholders’ deficiency (further details are provided under the heading Common Stock for Liquidated Damages in Note 21).

On December 1, 2023, the Company entered into a waiver of liquidated damages and release of claims, where B. Riley, a principal stockholder at the time, relinquished any claims to liquidated damages and accrued interest thereon amounting to $3,497, which resulted in a gain on forgiveness of debt. Given this transaction was with a related party and in connection with other contemporaneous transactions with another principal stockholder, Simplify (further described in Note 26), the gain of $3,497 was recorded within additional paid-in capital on the consolidated statement of stockholders’ deficiency.

As of December 31, 2023, the short-term liquidated damages payable was $2,924. The Company will continue to accrue interest on the liquidated damages balance at 1% per month based on the balance outstanding as of December 31, 2023, or $2,924, until paid. There is no scheduled date when the unpaid liquidated damages become due. The previously issued and converted Series K convertible preferred stock remains subject to Registration Rights Damages and Public Information Failure Damages, which will accrue in certain circumstances, limited to 6% of the aggregate amount invested.

	As of December 31, 2022
	Registration Rights Damages	Public Information Failure Damages	Accrued Interest	Balance
MDB common stock to be issued (1)	$15	$-	$-	$15
Series H Preferred Stock	618	626	570	1,814
Convertible debentures (2)	-	704	280	984
Series J convertible preferred stock (2)	932	932	525	2,389
Series K convertible preferred stock (2)	437	478	220	1,135
Total	$2,002	$2,740	$1,595	$6,337

(1)	Shares of common stock issuable to MDB.
(2)	Represents previously issued and converted debt or equity securities.

F-35

As of December 31, 2022, the short-term and long-term liquidated damages payable were $5,843 and $494, respectively, totaling $6,337. The long-term portion was converted into shares of the Company’s common stock on January 24, 2022 (further details are provided under heading Common Stock for Liquidated Damages in Note 21).

Information with respect to the liquidated damages recognized on the consolidated statements of operations is provided in Note 23.

16. Other Long-term Liabilities

Other long-term liabilities consisted of the following:

	As of December 31,
	2023	2022
Lease termination liability	$-	$3,621
Assumed lease liability	350	1,486
Other	56	200
Total other long-term liabilities	$406	$5,307

17. Fair Value Measurement

The Company’s financial instruments consist of level 1, Level 2 and level 3 assets as of December 31, 2023 and 2022. As of December 31, 2023 and 2022, the Company’s cash and cash equivalents of $9,284 and $13,871, respectively, were Level 1 assets and included savings deposits, overnight investments, and other liquid funds with financial institutions.

The Company accounted for certain common stock issued in connection with the acquisition of Fexy Studios that is subject to a put option (which provides for a cash payment to the sellers on the first anniversary date of the closing (or January 11, 2024) in the event the common stock trading price on such date is less than the common stock trading price on the day immediately preceding the acquisition date, or $8.10 per share), as a derivative liability, which requires the Company to carry such amounts on its consolidated balance sheets as a liability at fair value, as adjusted at each reporting period-end (further details are provided under the heading Fexy Put Option in Note 28).

Financial instruments measured at fair value during the year ended December 31, 2023, related to the Company’s current debt, with a carrying value of $7,887 and $102,309 for the Bridge Notes and Debt as of December 31, 2023, respectively, approximates fair value due to their short nature and based on current market interest rates for debt instruments of similar credit standing.

Financial instruments measured at fair value during the year consisted of the following:

	As of December 31, 2023
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Contingent consideration	$1,571	$-	$1,571	$-

	As of December 31, 2022
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Senior Secured Notes	$61,787	$-	$61,787	$-

Contingent Consideration – The fair value of the contingent consideration is primarily dependent on the common stock trading price on the first anniversary of the closing of the Fexy Studios acquisition, or January 11, 2024. The estimated fair value was calculated based on the $8.10 put option amount based on the exercise price of the Company’s common stock at the acquisition date, less the $2.38 the Company’s common stock trading price as of the reporting date, or $5.72 per share, multiplied by the number of shares subject to the put option of 274,692, which approximated the value if the Black-Scholes option-pricing model was used given the proximity date of the put option. For the year ended December 31, 2023, the change in valuation of the contingent consideration of $1,010 was recognized in other expenses on the consolidated statement of operations. Further details are provided under the heading Fexy Put Option in Note 28.

F-36

Senior Secured Notes – The carrying value of the Senior Secured Notes (as defined below) approximates fair value based on current market interest rates for debt instruments of similar credit standing and, consequently, their fair values are based on Level 2 inputs.

The quantitative information utilized in the fair value calculation of the Level 3 liabilities are as follows:

Unearned Revenue – The fair value of unearned revenue remaining in connection with the 2019 acquisitions of Sports Illustrated licensed brands, was determined with the following inputs: (1) projection of when unearned revenue will be earned; (2) expense necessary to fulfill the subscriptions; (3) gross up of the fulfillment costs to include a market participant level of profitability; (4) slight premium to the fulfillment-costs plus a reasonable profit metric; and (5) reduce projected future cash flows to present value using an appropriate discount rate. The unearned revenue remaining from the acquisitions as of December 31, 2023 and 2022 was $523 and $1,154, respectively.

The changes in unearned revenue with inputs classified as Level 3 of the fair value hierarchy are reflected within revenue on the consolidated statements of operations.

18. Bridge Notes

2023 Notes

In connection with the Note Purchase Agreement, First Amendment and Second Amendment (as further described under the heading Principal Stockholders in Note 26), on August 31, 2023, the Company issued $5,000 aggregate principal amount of senior secured notes (the “2023 Notes”). The provisions of the First Amendment also permit certain incremental borrowings in the amount up to $3,000 at the sole discretion of the purchaser (the “Incremental 2023 Notes”), subject to a minimum amount of $1,000 and other conditions. On September 29, 2023, the Company issued $1,000 aggregate principal amount of senior secured notes pursuant to the incremental borrowings. On November 27, 2023, the Company issued $2,000 aggregate principal amount of senior secured notes pursuant to the incremental borrowings. In connection with the issuance of the 2023 Notes, the Company received net proceeds of $7,643 from the issuance of the notes and incurred debt costs of $357 that is being amortized over the expected life of the debt.

The terms of 2023 Notes provide for:

●	an interest rate fixed at 10.0% per annum;

●	a maturity date of April 30, 2024, as amended pursuant to the Second Amendment from December 31, 2023, subject to consummation of the Business Combination (see Note 28) on or prior to April 30, 2024, as amended pursuant to the Second Amendment from December 31, 2023, which may result in an event of default if not consummated, and a prepayment requirement to apply a portion of the net proceeds from the Business Combination to repay $8,000 (and any additional amounts borrowed pursuant to the incremental borrowing arrangement described above) under the notes;

●	a provision for the failure to repay the $8,000 prepayment requirement in full with the proceeds of the Business Combination or failure to consummate the Business Combination by April 30, 2024, as amended pursuant to the Second Amendment from December 31, 2023, will result in an event of default under the notes; and

●	an election to prepay the notes, at any time, at 100% of the principal amount due with no premium or penalty.

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The debt issuance cost incurred under the debt modifications pursuant to the First Amendment are being amortized over the term of the 2023 Notes. The debt modification pursuant to the Second Amendment resulted in the unamortized debt issuance cost being amortized over the extended term of the 2023 Notes.

On December 29, 2023, the Company failed to make the interest payment due on the 2023 Notes resulting in an event of default with subsequent agreement to a forbearance period through the earlier of the following: (a) April 30, 2024; (b) the occurrence of the closing of the Business Combination and (c) the termination of the Business Combination prior to closing (collectively the “forbearance”) (further details are provided for under the heading Arena Loan Agreement in Note 28).

As of December 31, 2023, the effective interest rate on the 2023 Notes was 14.2%. As of December 31, 2023, the current balance outstanding under the 2023 Notes was $7,887, net of unamortized cost of $113, with the principal balance due of $8,000, subject to the forbearance.

Information for the years ended December 31, 2023 and 2022, with respect to interest expense related to the 2023 Notes is provided under the heading Interest Expense in Note 19.

2022 Bridge Notes

On December 15, 2022, the Company issued $36,000 aggregate principal amount of senior secured notes (the “2022 Bridge Notes”) pursuant to the Note Purchase Agreement. In connection with the issuance of the notes, the Company received net proceeds of $34,728 and incurred debt costs of $1,272 that were being amortized over the expected life of the debt. As of December 31, 2022, the balance outstanding under the 2022 Bridge Notes was $34,805 ($36,000 principal balance less unamortized debt costs of $1,195), that was modified during the year ended December 31, 2023 (further details are provided under the heading 2022 Bridge Notes in Note 19).

19. Long-term Debt

Senior Secured Notes

Pursuant to the Note Purchase Agreement, as amended by the First Amendment and Second Amendment (as further described under the heading Principal Stockholders in Note 26), as of December 31, 2023 and 2022, the Company has notes outstanding referred to as the senior secured notes (the “Senior Secured Notes”), the delayed draw term notes (the “Delayed Draw Term Notes”) and the 2022 Bridge Notes, as further described below.

The terms of the Senior Secured Notes provide for:

●	a provision for the Company to enter into Delayed Draw Term Notes (as described below);

●	a provision where the Company added $13,852 to the principal balance of the notes for interest payable prior to January 1, 2022 as payable in-kind;

●	a provision where the paid in-kind interest can be paid in shares of the Company’s common stock based upon the conversion rate specified in the Certificate of Designation for the Series K convertible preferred stock, subject to certain adjustments;

●	an interest rate of 10.0% per annum, subject to adjustment in the event of default, with a provision that within one (1) business day after receipt of cash proceeds from any issuance of equity interests, unless waived, the Company will prepay certain obligations in an amount equal to such cash proceeds, net of underwriting discounts and commissions;

●	interest on the notes payable after February 15, 2022, at the agent’s sole discretion, either (a) in cash quarterly in arrears on the last day of each fiscal quarter or (b) by continuing to add such interest due on such payment dates to the principal amount of the notes;

●	a maturity date of December 31, 2026 (as amended from December 31, 2023 pursuant to the First Amendment), subject to consummation of the Business Combination (see Note 28) on or prior to April 30, 2024, as amended pursuant to the Second Amendment from December 31, 2023, which may result in an event of default if not consummated, and subject to certain acceleration conditions; and

●	the Company to enter into the 2022 Bridge Notes for $36,000 and to increase the line of credit with SLR in an aggregate principal amount not to exceed $40,000.

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Delayed Draw Term Notes

The terms of the Delayed Draw Term Notes provide for:

●	an interest rate of 10.0% per annum, subject to adjustment in the event of default;

●	interest on the notes payable after February 15, 2022, at the agent’s sole discretion, either (a) in cash quarterly in arrears on the last day of each fiscal quarter or (b) by continuing to add such interest due on such payment dates to the principal amount of the notes; and

●	a maturity date on December 31, 2026 (as amended from December 31, 2023 pursuant to the First Amendment), subject to consummation of the Business Combination on or prior to April 30, 2024, as amended pursuant to the Second Amendment from December 31, 2023, which may result in an event of default if not consummated, and subject to certain acceleration terms.

2022 Bridge Notes

Pursuant to the First Amendment, the 2022 Bridge Notes outstanding as of December 31, 2022 were amended and reclassified from a current liability to a noncurrent liability. In connection with the debt modification, the Company incurred debt issuance costs of $100 that are being amortized over the life of the 2022 Bridge Notes and a portion of the note maturity was extended as further described below.

The terms of the 2022 Bridge Notes provide for:

●	an interest rate fixed at 10.0% per annum (as amended from interest that was payable in cash at an interest rate of 12% per annum quarterly; with interest rate increases of 1.5% per annum on March 1, 2023, May 1, 2023, and July 1, 2023, pursuant to the First Amendment);

●	a maturity date of December 31, 2026 (as amended from December 31, 2023 pursuant to the First Amendment), subject to consummation of the Business Combination on or prior to April 30, 2024, as amended pursuant to the Second Amendment from December 31, 2023, which may result in an event of default if not consummated, and subject to certain mandatory prepayment requirements, including, but not limited to, a requirement that the Company apply the net proceeds from certain debt incurrences or equity offerings to repay the notes;

●	a prepayment requirement to apply a portion of the net proceeds from the Business Combination to repay $20,000 of the principal balance under the notes upon the earlier of April 30, 2024, as amended pursuant to the Second Amendment from December 31, 2023 or the closing of the Business Combination;

●	a provision for the failure to repay the $20,000 prepayment requirement in full with the proceeds of the Business Combination or failure to consummate the Business Combination by April 30, 2024, as amended pursuant to the Second Amendment from December 31, 2023, will result in an event of default under the notes; and

●	an election to prepay the notes, at any time, in whole or in part with no premium or penalty.

F-39

The following table summarizes the debt:

	As of December 31, 2023			As of December 31, 2022
	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value
Senior Secured Notes, effective interest rate of 10.1% as of December 31, 2023, as amended	$62,691	$(272)	$62,419	$62,691	$(904)	$61,787
Delayed Draw Term Notes, effective interest rate of 10.2% as of December 31, 2023, as amended	4,000	(31)	3,969	4,000	(103)	3,897
2022 Bridge Notes, effective interest rate of 10.2% as of December 31, 2023, as amended	36,000	(79)	35,921	-	-	-
Total	$102,691	$(382)	$102,309	$66,691	$(1,007)	$65,684

The debt issuance costs incurred under the debt modification pursuant to the First Amendment are being amortized over the term of the long-term debt. The debt modification pursuant to the Second Amendment resulted in the unamortized debt issuance cost being amortized over the extended term of the long-term debt.

On December 29, 2023, the Company failed to make the interest payment due on the Secured Senior Notes, Delayed Draw Term Notes and 2022 Bridge Notes (collectively the “debt”) resulting in an event of default with subsequent agreement to a forbearance period through the earlier of the following: (a) April 30, 2024; (b) the occurrence of the closing of the Business Combination and (c) the termination of the Business Combination prior to closing (or the forbearance) (further details are provided for under the heading Arena Loan Agreement in Note 28).

As of December 31, 2023, the current maturities of the debt were $102,309, with the principal balance due of $102,691, subject to the forbearance.

Information for the years ended December 31, 2023 and 2022 with respect to interest expense related to long-term debt is provided below.

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Interest Expense

The following table represents interest expense:

	Years Ended December 31,
	2023	2022
Amortization of debt costs:
Line of credit	$214	$9
2023 Notes	244	-
Senior Secured Notes	632	1,031
Delayed Draw Term Notes	72	464
2022 Bridge Notes	1,216	77
Total amortization of debt costs	2,378	1,581
Noncash and accrued interest:
2023 Notes	173	-
Senior Secured Notes	1,602	-
Delayed Draw Term Notes	102	-
2022 Bridge Notes	920	-
Line of credit termination fee	900	-
Parade	-	116
Other accrued interest	127	204
Total noncash and accrued interest	3,824	320
Cash paid interest:
Line of credit	2,023	1,328
2023 Notes	44	-
Senior Secured Notes	4,754	6,356
Delayed Draw Term Notes	303	980
2022 Bridge Notes	3,763	-
Other	1,214	863
Total cash paid interest	12,101	9,527
Less interest income (1)	(338)	-
Total interest expense	$17,965	$11,428

(1)	During the year ended December 31, 2023, the Company recorded interest income of $338 related to the refunds received from the employee retention credits.

Noncash and accrued interest of $204 as of December 31, 2022 related to the 2022 Bridge Notes, was paid in cash during the year ended December 31, 2023.

20. Preferred Stock

The Company has the authority to issue 1,000,000 shares of Preferred Stock, $0.01 par value per share, consisting of authorized and/or outstanding shares as of December 31, 2023 as follows:

●	1,800 authorized shares designated as “Series G Convertible Preferred Stock” (as further described below), of which 168 shares are outstanding as of December 31, 2023 and 2022.

●	23,000 authorized shares designated as “Series H Convertible Preferred Stock” (as further described below), of which none and 14,356 shares were outstanding as of December 31, 2023 and 2022, respectively.

F-41

Series G Preferred Stock

On May 30, 2000, the Company sold 1,800 shares of its Series G convertible Preferred Stock (the “Series G Preferred Stock”), of which 1,631.504 were converted prior to November 2001 and 168.496 shares continue to be outstanding, at a stated value of $1,000 per share, convertible into shares of the Company’s common stock, as adjusted for the stock split on February 8, 2022, and will be further adjusted in the event of another stock splits, stock dividends, combinations of shares and similar transactions subject to stock splits. The Series G Preferred Stock is convertible into shares of common stock, at the option of the holder, subject to certain limitations. The Company may require holders to convert all (but not less than all) of the Series G Preferred Stock or buy out all outstanding shares of Series G Preferred Stock at the liquidation value of $168. Holders of Series G Preferred Stock are not entitled to dividends and have no voting rights, unless required by law or with respect to certain matters relating to the Series G Preferred Stock.

Upon a change in control, sale of or similar transaction, as defined in the Certificate of Designation for the Series G Preferred Stock, the holder of the Series G Preferred Stock has the option to deem such transaction as a liquidation and may redeem their 168.496 shares at the liquidation value of $1,000 per share, or an aggregate amount of $168. The sale of all the assets of the Company on June 28, 2007 triggered the redemption option. As such redemption was not in the control of the Company, the Series G Preferred Stock has been accounted for as if it is redeemable preferred stock and is classified on the consolidated balance sheets as a mezzanine obligation between liabilities and stockholders’ deficiency. The holder of the Series G Preferred Stock still has the ability to exercise the redemption option.

Series H Preferred Stock

All of the then outstanding shares of Series H convertible Preferred Stock (the “Series H Preferred Stock”) automatically converted into shares of the Company’s common stock on the fifth anniversary date of the initial first closing of the Series H Preferred Stock, or on August 10, 2023, at the conversion price of $7.26 per share (the “automatic mandatory conversion”). Further details are provided under the heading Common Stock in Note 21.

21. Stockholders’ Deficiency

Common Stock

The Company has the authority to issue 1,000,000,000 shares of common stock, as the result of filing on December 18, 2020, a Certificate of Amendment with the Secretary of the State of Delaware to increase the number of authorized shares of its common stock from 100,000,000 shares to 1,000,000,000 shares.

Common Stock Registered Direct Offering – On March 31, 2023, the Company entered into common stock purchase agreements with certain purchasers, pursuant to which the Company issued and sold in a registered direct offering an aggregate of 2,963,918 shares of the Company’s common stock, at a purchase price of $3.88 per share. The gross proceeds received were $11,500 and after deducting offering expenses of $356, the Company received net proceeds of $11,144, as reflected on the consolidated statements of stockholder’s deficiency. No underwriter or placement agent participated in the registered direct offering. The net proceeds were intended for working capital and other general corporate purposes. Further information is provided in Note 26.

Common Stock for Series H Preferred Stock – During the years ended December 31, 2023 and 2022, the Company recorded the issuance of 1,981,128 (of which 1,759,224 were issued in accordance with the automatic mandatory conversion) and 97,980 shares of common stock, respectively, upon conversion of 14,356 (of which 12,748 were issued were issued in accordance with the automatic mandatory conversion) and 710 shares of Series H Preferred Stock, respectively, with a corresponding amount of $13,008 (representing 14,356 shares of Series H Preferred Stock at $1,000 stated par value per share, less issuance cost of $1,348) and $710 (representing 710 shares of Series H Preferred Stock at $1,000 stated par value per share), respectively, as reflected on the consolidated statements of stockholders’ deficiency.

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Common Stock for Acquisitions – During the years ended December 31, 2023 and 2022, the Company recorded the issuance of 274,692 and 330,863 shares of the Company’s common stock, respectively, as reflected on the consolidated statements of stockholders’ deficiency as follows: (i) 274,692 shares issued pursuant to the Fexy Studios asset acquisition on January 11, 2023, with a fair value of $2,000 on the transaction closing date, as further described in Note 4; and (ii) 330,863 shares issued consisted of (a) 314,103 shares issued pursuant to the Parade stock acquisition on April 1, 2022, with a fair market value of $3,141, as further described in Note 4; and (b) 16,760 shares issued on March 9, 2022, pursuant to an asset acquisition entered into March 9, 2020 with no fair value recognized at the time of issuance.

Common Stock for Liquidated Damages – During the years ended December 31, 2023 and 2022, the Company entered into several stock purchase agreements with an investor where it was liable for liquidated damages, pursuant to which the Company issued 47,252 and 505,655, respectively, shares of its common stock, as follows: (i) 47,252 shares of common stock were issued to the investor in lieu of an aggregate of $499 owed in liquidated damages as of the conversion date ($494 as of December 31, 2022 plus $5 in additional interest through the conversion date), where the Company recorded $369 in connection with the issuance of shares of the Company’s common stock and a gain of $130 on the settlement of the liquidated damages, both as reflected in additional paid-in capital, totaling $499; and (ii) 505,655 shares of common stock were issued at a price equal to $13.86 per share (determined based on the volume-weighted average price of the Company’s common stock at the close of trading on the sixty (60) previous trading days), to the investors in lieu of an aggregate of $7,008 owed in liquidated damages, where the Company recorded $6,685 in connection with the issuance of shares of the Company’s common stock and recognized a gain of $323 on the settlement of the liquidated damages, both of which were recorded as additional paid-in capital on the consolidated statements of stockholders’ deficiency. In connection with the 505,655 shares of common stock issued, the Company filed a registration statement covering the resale of those shares of the Company’s common stock.

Restricted Stock Units – The Company issued, in connection with the vesting of restricted stock units, 429,528 shares of the Company’s common stock and 832,233 shares of the Company’s common stock (as described in Note 22) during the years ended December 31, 2023 and 2022, respectively, as reflected on the consolidated statements of stockholders’ equity.

Common Stock Withheld – The Company recorded the repurchase of vested restricted common stock of 202,382 shares for the payment for taxes of $1,423, and 373,394 shares for the payment for taxes of $4,468, during the years ended December 31, 2023 and 2022, respectively, as reflected on the consolidated statements of stockholders’ deficiency.

Exercise of Stock Options – The Company recorded the exercise of 795 and 96,408 common stock options for shares of the Company’s common stock for cash of $0 and $95, during the years ended December 31, 2023 and 2022, respectively, as reflected on the consolidated statements of stockholders’ deficiency.

Common Stock to be Issued – In connection with the Say Media merger on December 12, 2018, the Company issued 38,582 and 7,851 shares of the Company’s common stock during the year ended December 31, 2023 and 2022, respectively, which were required to be issued as of January 1, 2022.

Professional Services – During the year ended December 31, 2022, the Company issued, in connection with entering into several professional services agreements, 14,617 shares of the Company’s common stock (14,617 shares consisted of 1,134 shares issued on January 12, 2022 at $13.20 and 13,483 shares issued on January 26, 2022 at $12.54) that were recorded at the trading price on the issuance date of $184, as reflected on the consolidated statements of stockholders’ deficiency.

Common Stock Public Offering – On February 15, 2022 and March 11, 2022, the Company raised gross proceeds of $34,498 pursuant to a firm commitment underwritten public offering of 4,181,603 shares of the Company’s common stock (on February 15, 2022 the Company issued 3,636,364 shares and on March 11, 2022 the Company issued 545,239 shares pursuant to the underwriter’s overallotment that was exercised on March 10, 2022), at a public offering price of $8.25 per share. The Company received net proceeds of $32,058, after deducting underwriting discounts and commissions and other offering costs payable by the Company of $2,440 to B. Riley (see Note 26). In addition, the Company directly incurred offering costs of $1,568 and recorded $30,490 upon the issuance of its common stock, as reflected on the consolidated statements of stockholders’ deficiency.

F-43

Restricted Stock Awards

Unless otherwise stated, the fair value of a restricted stock award is determined based on the number of shares granted and the quoted price of the Company’s common stock on the date issued. The estimated fair value of these shares is being recognized as compensation expense over the vesting period of the award (see Note 22).

A summary of the restricted stock award activity during the year ended December 31, 2023 is as follows:

	Number of Shares	Weighted Average Grant-Date Fair Value
Restricted stock awards outstanding at January 1, 2023	97,403	$16.94
Vested	(97,403)	(16.94)
Restricted stock awards outstanding at December 31, 2023	-

Information with respect to stock-based compensation cost and unrecognized stock-based compensation cost related to the restricted stock awards is provided under the heading Stock-Based Compensation in Note 22.

Common Stock to be Issued

In connection with a closing of a private placement on January 4, 2018, MDB, as the placement agent, was entitled to receive 2,701 shares of the Company’s common stock (subject to liquidated damages, see Note 15), which have not been issued as of December 31, 2023, as reflected on the consolidated statements of stockholders’ deficiency as common stock to be issued (see Note 15).

Common Stock Warrants

Warrants were issued to purchase shares of the Company’s common stock in connection with various financings (the “Financing Warrants”), all of which have expired.

A summary of the Financing Warrants activity during the year ended December 31, 2023 is as follows:

Weighted
Average
		Weighted	Remaining
		Average	Contractual
	Number of	Exercise	Life
	Shares	Price	(in Years)
Financing Warrants outstanding at January 1, 2023	107,956	$10.61	0.58
Expired	(107,956)	10.61
Financing Warrants outstanding at December 31, 2023	-	-

AllHipHop Warrants – On October 26, 2020, the Company granted AllHipHop, LLC an aggregate of 5,682 warrants for shares of the Company’s common stock with an exercise price of $14.30 (the “AllHipHop Warrants”). The AllHipHop Warrants are exercisable for a period of five years, subject to customary anti-dilution adjustments, and may be exercised on a cashless basis. The AllHipHop Warrants were in exchange for the surrender and termination of 6,819 previously issued Publisher Partner Warrants.

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ABG Warrants – On June 14, 2019, the Company issued 999,540 warrants to acquire the Company’s common stock to ABG (the “ABG Warrants”) in connection with the Licensing Agreement, expiring in ten years. The warrants provided time-based vesting in equal monthly increments over a period of two years beginning on the one year anniversary of the date of issuance of the warrants (the “Time-Based Warrants”) and performance based vesting based on the achievement of certain performance goals for the licensed brands in calendar years 2020, 2021, 2022, or 2023 (the “Performance-Based Warrants”). The warrants also provide that (1) under certain circumstances the Company may require ABG to exercise all (and not less than all) of the warrants, in which case all of the warrants will be vested; (2) all of the warrants automatically vest upon certain terminations of the Licensing Agreement by ABG or upon a change of control of the Company; and (3) ABG has the right to participate, on a pro-rata basis (including vested and unvested warrants, exercised or unexercised), in any future equity issuance of the Company (subject to customary exceptions).

As of December 31, 2023, 399,816 Time-Based Warrants vested and 599,724 Performance-Based Warrants vested as of the issuance date of these consolidated financial statements were issued (further details are provided under the heading ABG Warrants in Note 28 as to the full vesting of the ABG Warrants in January 2024).

Information with respect to stock-based compensation cost and unrecognized stock-based compensation cost related to the ABG Warrants is provided in Note 22.

Publisher Partner Warrants – On May 20, 2020, the Board approved a third publisher partner warrant program, which superseded the second publisher partner warrant program and authorized the Company to grant publisher partner warrants to purchase up to 90,910 shares of the Company’s common stock (the “Publisher Partner Warrants”). The issuance of the Publisher Partner Warrants is administered by management and approved by the Board.

New Publisher Partner Warrants – On November 2, 2022, the Board approved a warrant incentive program to grant warrants to certain publishers (the “New Publisher Partner Warrants”), that authorized the Company to grant New Publisher Partner Warrants to purchase up to 33,000 shares of the Company’s common stock. The New Publisher Partner Warrants will have the following terms: (i) one-third will become exercisable and vest on the one-year anniversary of the issuance; (ii) the remaining warrants will become exercisable and vest in a series of twenty-four (24) successive equal monthly installments following the first anniversary of the issuance; and (iii) a five-year term. The issuance of the New Publisher Partner Warrants is administered by management and approved by the Board.

Information with respect to stock-based compensation cost and unrecognized stock-based compensation cost related to the New Publisher Partner Warrants is provided in Note 22.

22. Stock–Based Compensation

The Company issued stock-based compensation awards under several plans as follows:

●	2016 Plan – On December 19, 2016, the Board adopted the 2016 Stock Incentive Plan (the “2016 Plan”) that allowed the Company to grant restricted stock awards and statutory and non-statutory common stock options to acquire shares of the Company’s common stock to employees, directors and consultants, with vesting variable vesting provisions consisting of time-based and performance-based. The Company is no longer issuing awards under the 2016 Plan.

●	2019 Plan – On April 4, 2019, the Board adopted the 2019 Equity Incentive Plan (the “2019 Plan”) that allowed awards of stock options, restricted stock awards, restricted stock units, unrestricted stock awards, and stock appreciation rights, with variable vesting provisions consisting of time-based, performance-based, or market-based. The Company is no longer issuing option awards under the 2019 Plan.

●	Outside Options – The Company granted stock options outside the 2016 Plan and 2019 Plan (the “Outside Options”) that allowed the Company to grant statutory and non-statutory common stock options, with variable vesting provisions consisting time-based, performance-based targets and certain performance achievements. The Company is no longer issuing Outside Options.

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●	2022 Plan – On April 18, 2022, the Board adopted the 2022 Stock and Equity Compensation Plan (the “2022 Plan”) that was approved by the Company’s stockholders on June 2, 2022 with a maximum number of shares authorized to be issued under the plan of 1,800,000. The purpose of the 2022 Plan is to foster the growth and success of the Company by providing a means to attract, motivate and retain officers, directors, key employees, and consultants through awards of stock options, stock appreciation rights, restricted stock awards, unrestricted stock awards and restricted stock units. Shares subject to an award that have been canceled, expired, settled in cash, or not issued or forfeited for any reason will not reduce the aggregate number of shares that may be subject to or delivered under the 2022 Plan and will be available for future awards granted under the 2022 Plan. Common stock options issued under the 2022 Plan may have a term of up to ten years and may have variable vesting provisions based on time and performance. The issuance of awards under the 2022 Plan is administered by the Board or any committee of directors designated by the Board.

Restricted Stock Units

During the year ended December 31, 2023 and 2022, the Company issued restricted stock units to various employees and members of the board subject to continued service. Upon vesting of the award, subject to certain conditions for release of the award, the Company issues the underlying common stock of the Company.

The fair value of a restricted stock unit was determined based on the number of shares granted and the quoted price of the Company’s common stock on the date issued during the years ended December 31, 2023, and 2022.

A summary of the restricted stock unit activity during the year ended December 31, 2023 is as follows:

	Number of Shares		Weighted Average Grant-Date
	Unvested	Vested	Fair Value
Restricted stock units outstanding at January 1, 2023	994,766	397,376	$15.44
Granted	148,970	-	5.77
Vested	(645,023)	645,023
Released	-	(429,528)
Cancelled	(299,446)	-
Restricted stock units outstanding at December 31, 2023	199,267	612,871	13.55

On February 28, 2023 and June 30, 2023, the Company modified certain restricted stock units as a result of the resignation of two senior executives, where 38,026 and 42,635 restricted stock units with time-based vesting that were unvested were vested, respectively, subject to certain provisions, resulting in no incremental cost.

On November 22, 2022, the Company modified 232,816 restricted stock units that were issued to one former employee (Ross Levinsohn) to remove the market trading volume condition, resulting in incremental cost of $321 at the modification date.

The Company’s policy is to repurchase the number of shares of its common stock at the fair market value at the time of issuance of new shares of its common stock upon conversion of a restricted stock unit to cover the tax obligations. During the year ending December 31, 2024, the Company expects to repurchase approximately 295,000 shares of its common stock upon conversion of restricted stock units that are expected to vest and be released during the period.

The total intrinsic value of shares of the Company’s common stock issued for restricted stock units that were released during the years ended December 31, 2023 and 2022 were $2,955 and $8,707, respectively.

Information with respect to stock-based compensation cost related to the restricted stock units is included within the Restricted Stock caption under the heading Stock-Based Compensation.

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Common Stock Options

During the years ended December 31, 2023 and 2022, the Company issued common stock options under the 2022 Plan, consisting of primarily of incentive stock options with a term of up to ten years with time-based vesting provisions over three years.

The fair value of common stock option awards granted during the years ended December 31, 2023 and 2022 was calculated using a Black-Scholes options-pricing model for the time-based awards under the Up-list Scenario, after the Company’s common stock was listed on the NYSE American. The fair value of common stock option awards granted during the year ended December 31, 2022 was calculated using the Black-Scholes option-pricing model for the time-based under the Probability Weighted Scenarios, prior to the Company’s common stock being listed on the NYSE American. The assumptions utilized are as follows:

	Years Ended December 31,
	2023	2022
	Up-list	Up-list	No Up-list
Risk-free interest rate	3.46% - 4.82%	0.97% - 4.36%	0.97% - 1.44%
Expected dividend yield	0.00%	0.00%	0.00%
Expected volatility	46.43% - 47.27%	42.00% - 82.00%	82.00% - 137.00%
Expected life	6 years	3.0 – 6.0 years	3.0 – 6.0 years

A summary of the common stock option activity during the year ended December 31, 2023 is as follows:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual
	Number of	Exercise	Life
	Shares	Price	(in Years)
Common stock options outstanding at January 1, 2023	6,199,521	$15.26	8.20
Granted	287,993	4.22
Exercised	(6,927)	8.82
Forfeited	(449,333)	9.70
Expired	(579,286)	9.38
Common stock options outstanding at December 31, 2023	5,451,968	9.56	4.43
Common stock options exercisable at December 31, 2023	4,049,393	9.64	5.06
Common stock options not vested at December 31, 2023	1,402,575
Common stock options available for future grants at December 31, 2023 (1)	542,847

(1)	Common stock available for future issuance under the 2022 Plan represent 1,800,000 of authorized shares; less 1,066,597 common stock options outstanding and 190,556 restricted stock units outstanding.

The aggregate grant date fair value of common stock options granted during the years ended December 31, 2023 and 2022 was $610 and $7,194, respectively. The weighted-average grant-date fair value of common stock options granted during the years ended December 31, 2023 and 2022 were $2.12 and $5.25, respectively.

The total intrinsic value of common stock options exercised during the years ended December 31, 2023 and 2022 were $10 and $1,507, respectively. The total fair value of common stock options vested during the years ended December 31, 2023 and 2022 were $10,155 and $12,694, respectively.

The unvested common stock options for which the vesting is expected based on achievement of a performance condition as of December 31, 2023 were 583,143 with a weighted average remaining contractual term of 5.28 years.

F-47

The Company’s policy is to repurchase the number of shares of its common stock at the fair market value at the time of issuance of its common stock upon exercise of common stock options to cover the tax obligations and any cashless exercise. In addition, the Company’s policy is to issue new shares of its common stock upon exercise of common stock options.

There was no intrinsic value of exercisable but unexercised in-the-money common stock option awards as of December 31, 2023 based on a fair market value of the Company’s common stock of $2.38 per share on December 31, 2023.

The exercise prices under the common stock options outstanding and exercisable are as follows as of December 31, 2023:

Exercise	Outstanding	Vested
Price	(Shares)	(Shares)
$2.48 to $10.50	4,318,901	3,308,790
$10.51 to $15.52	1,062,379	670,956
$15.53 to $20.54	9,091	9,091
$20.55 to $25.56	25,683	24,642
$25.57 to $30.58	910	910
$30.59 to $35.60	4,320	4,320
$35.61 to $40.62	2,728	2,728
$40.63 to $48.40	27,956	27,956
	5,451,968	4,049,393

Modification of Awards – On February 28, 2023, the Company modified certain equity awards as a result of the resignation of a senior executive employee where 38,026 restricted stock units with time-based vesting that were unvested were vested and 21,117 options to purchase shares of the Company’s common stock with time-based vesting that were unvested were vested, each subject to compliance with applicable securities laws and certain other provisions. In connection with the modification of these equity awards, the Company agreed to purchase a total of 45,632 options to purchase shares of the Company’s common stock (including previously vested options to purchase shares of the Company’s common stock of 24,515) as of the resignation date of the employee at a price of $10.29 per share, reduced by the exercise price and required tax withholdings, subject to certain conditions. The modification of the equity awards resulted in the unamortized costs being recognized at the modification date. The cash price of $10.29 per option less the strike price of $8.82 per option resulted in incremental cost of $68 being recognized at the modification date. The modification resulted in liability classification of the equity awards, with $68 paid during the year ended December 31, 2023.

On June 30, 2023, the Company modified certain equity awards upon the resignation of a senior executive employee pursuant to which unvested restricted stock units for 42,635 shares of the Company’s common stock vested, and unvested options for 29,701 shares of the Company’s common stock vested with the exercise period extended for the 10-year contractual term of the options from the grant date of the award. In connection with the termination, the unamortized costs of the awards of $773 was recognized at the termination date and $284 of incremental cost was recognized as a result of the option award modification upon termination of the senior executive.

On November 2, 2023, the Company modified options of former a senior executive officer for 450,560 shares of the Company’s common stock, pursuant to which the exercise period would be extended for the 10-year contractual term from the grant date of the award subject to continued employment through the closing date of the Business Combination (see Note 28) (the “conditions”). Incremental costs in connection with the modification was $380, of which no cost was recognized at the modification date since the conditions were not satisfied and the employment of the officer was terminated.

F-48

2022 Stock Option Repricing

On March 18, 2022, the Company approved a repricing of certain outstanding stock options (the “Stock Option Repricing”) granted under the Company’s 2016 Plan and 2019 Plan that had an exercise price above $ 8.82 per share, as well as certain outstanding stock options held by senior management of the Company under the Outside Options. The Stock Options Repricing was approved by the Board and stockholders. As a result of the Stock Option Repricing, the exercise prices were set to $8.82 per share, which was the closing sale price of the Company’s common stock as listed on the NYSE American exchange on March 18, 2022. Except for the repricing of the stock options under the 2019 Plan, all terms and conditions of each stock option remain in full force and effect. For the repricing of the stock options under the 2019 Plan, the Company (i) modified the exercise price; (ii) will allow cashless exercise as a method of paying the exercise price, and (iii) will waive a lock-up provision in the stock option agreements. All other term and conditions of each of the stock options under the 2019 Plan remain in full force and effect.

The Stock Option Repricing of approximately 4,343,017 stock option grants (for 340 employees) that were issued to employees of the Company, including senior management, resulted in incremental cost of $6,061, of which $143 was recognized at the time of the Stock Option Repricing for the fully vested awards and included on the consolidated statements of operations, and $5,918 will recognized over the remaining vesting term of the original award at the repricing date.

Information with respect to stock-based compensation cost and unrecognized stock-based compensation cost related to the common stock options is provided under the heading Stock-Based Compensation.

ABG Warrants

In connection with the Licensing Agreement and issuance of the ABG Warrants to purchase up to 999,540 shares of the Company’s common stock, the Company recorded the issuance of the warrants as stock-based compensation with the fair value of the warrants measured at the time of issuance and expensed over the requisite service period.

A summary of the ABG Warrant activity during the year ended December 31, 2023 is as follows:

	Number of Shares		Weighted Average	Weighted Average Remaining Contractual Life
	Unvested	Vested	Exercise Price	(in years)
ABG Warrants outstanding at January 1, 2023	599,724	399,816	$11.55	6.46
Vested	-	-
ABG Warrants outstanding at December 31, 2023	599,724	399,816	11.55	5.46

There was no intrinsic value of exercisable but unexercised in-the-money ABG Warrants as of December 31, 2023 based on a fair market value of the Company’s common stock of $2.38 per share on December 31, 2023. Information on the acceleration of the vesting of the ABG Warrants is provided in Note 28.

The exercise prices of the ABG Warrants outstanding and exercisable are as follows as of December 31, 2023.

Exercise	Outstanding	Exercisable
Price	(Shares)	(Shares)
$9.24	749,655	299,862
$18.48	249,885	99,954
	999,540	399,816

Information with respect to compensation cost and unrecognized compensation cost related to the ABG Warrants is provided under the heading Stock-Based Compensation.

F-49

Publisher Partner Warrants

Publisher Partner Warrants – Publisher Partner Warrants outstanding as of January 1, 2023, totaling 4,154, expired during the year ended December 31, 2023. As of December 31, 2023, there are no Publisher Partner Warrants outstanding.

New Publisher Partner Warrants

A summary of the New Publisher Partner Warrants activity during the year ended December 31, 2023 is as follows:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual
	Number of	Exercise	Life
	Shares	Price	(in Years)
New Publisher Partner Warrants outstanding at January 1, 2023	-	$-	-
Granted	9,800	6.91	-
New Publisher Partner Warrants outstanding at December 31, 2023	9,800	6.91	4.15
New Publisher Partner Warrants exercisable at December 31, 2023	1,084	10.56	3.92
New Publisher Partner Warrants not vested at December 31, 2023	8,716
New Publisher Partner Warrants available for future grants at December 31, 2023	23,000

There was no intrinsic value of exercisable but unexercised in-the-money New Publisher Partner Warrants since the fair market value of $2.38 per share of the Company’s common stock was lower than the exercise prices on December 31, 2023.

The exercise prices of the New Publisher Partner Warrants outstanding and exercisable are as follows as of December 31, 2023.

Exercise	Outstanding	Exercisable
Price	(Shares)	(Shares)
$5.30	6,800	-
$10.56	3,000	1,084
	9,800	1,084

Stock-Based Compensation

Stock–based compensation and equity-based expense charged to operations or capitalized during the years ended December 31, 2023 and 2022 are summarized as follows:

	Year Ended December 31, 2023
	Restricted Stock	Common Stock Options	ABG Warrants	Totals
Cost of revenue	$2,092	4,460	10	$6,562
Selling and marketing	257	1,402	-	1,659
General and administrative	6,372	3,457	1,010	10,839
Total costs charged to operations	8,721	9,319	1,020	19,060
Capitalized platform development	-	1,016	-	1,016
Total stock-based compensation	$8,721	10,335	1,020	$20,076

F-50

	Year Ended December 31, 2022
	Restricted Stock	Common Stock Options	ABG Warrants	Totals
Cost of revenue	$3,730	$6,505	$-	$10,235
Selling and marketing	270	2,502	-	2,772
General and administrative	9,067	7,776	1,495	18,338
Total costs charged to operations	13,067	16,783	1,495	31,345
Capitalized platform development	-	1,884	-	1,884
Total stock-based compensation	$13,067	$18,667	$1,495	$33,229

Unrecognized compensation expense related to the stock-based compensation awards and equity-based awards as of December 31, 2023 was as follows:

	As of December 31, 2023
	Restricted Stock	Common Stock Options	ABG Warrants	Totals
Unrecognized compensation expense	$1,191	$4,192	$26	$5,409
Weighted average period expected to be recognized (in years)	1.84	1.33	2.01	1.45

23. Liquidated Damages

During the years December 31, 2023 and 2022, the Company recorded liquidated damages of $583 and $1,140 (including accrued interest of $583 and $652), respectively. During the year December 31, 2022, liquidated damages of $488 were recorded as a result of Registration Rights Damages resulting from not registering the Series K convertible preferred stock timely.

24. Income Taxes

The components of the (provision) benefit for income taxes consist of the following:

	Years Ended December 31,
	2023	2022
Current tax (provision) benefit:
Federal	$-	$-
State and local	(88)	(77)
Total current tax (provision) benefit	(88)	(77)
Deferred tax (provision) benefit:
Federal	(57)	985
State and local	(77)	155
Total deferred tax (provision) benefit	(134)	1,140
Total income tax (provision) benefit	$(222)	$1,063

F-51

The components of deferred tax assets and liabilities were as follows:

	As of December 31,
	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$52,353	$51,023
Interest limitation carryforward	10,028	5,444
Tax credit carryforwards	264	264
Allowance for doubtful accounts	388	757
Accrued expenses and other	891	1,340
Lease termination	1,017	1,869
Liquidated damages	794	1,717
Unearned revenue	5,148	3,744
Stock-based compensation	7,229	6,931
Operating lease liability	58	118
Depreciation and amortization	4,146	3,706
Deferred tax assets	82,316	76,913
Valuation allowance	(76,367)	(65,406)
Total deferred tax assets	5,949	11,507
Deferred tax liabilities:
Acquisition-related intangibles	(6,548)	(11,972)
Total deferred tax liabilities	(6,548)	(11,972)
Net deferred tax liabilities	$(599)	$(465)

The Company must make judgements as to the realization of deferred tax assets that are dependent upon a variety of factors, including the generation of future taxable income, the reversal of deferred tax liabilities, and tax planning strategies. To the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. A valuation allowance has been established for deferred tax assets which the Company does not believe meet the “more likely than not” criteria. The Company’s judgments regarding future taxable income may change due to changes in market conditions, changes in tax laws, tax planning strategies or other factors. If the Company’s assumptions and consequently its estimates change in the future, the valuation allowances it has established may be increased or decreased, resulting in a respective increase or decrease in income tax expense. Based upon the Company’s historical operating losses and the uncertainty of future taxable income, the Company has provided a valuation allowance primarily against its deferred tax assets up to the deferred tax liabilities, except for deferred tax liabilities on indefinite lived intangible assets, as of December 31, 2023 and 2022.

As of December 31, 2023, the Company had federal, state, and local net operating loss carryforwards available of $193,801, $145,968 and $53,002 respectively, to offset future taxable income. Net operating losses for U.S. federal tax purposes of $138,243 do not expire (limited to 80% of taxable income in a given year) and $55,558 will expire, if not utilized, through 2037 in various amounts. As of December 31, 2022, the Company had federal, state, and local net operating loss carryforwards available of $190,070, $133,419 and $51,503, respectively, to offset future taxable income

Sections 382 and 383 of the Internal Revenue Code imposes restrictions on the use of a corporation’s net operating losses, as well as certain recognized built-in losses and other carryforwards, after an ownership change occurs. A section 382 ownership change occurs if one or more stockholders or groups of stockholders who own at least 5% of the Company’s common stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Future issuances or sales of the Company’s common stock (including certain transactions involving the Company’s common stock that are outside of the Company’s control) could also result in an ownership change under section 382. If an ownership change occurs, Section 382 would impose an annual limit on the amount of pre-change net operating losses and other losses the Company can use to reduce its taxable income generally equal to the product of the total value of the Company’s outstanding equity immediately prior to the ownership change (subject to certain adjustments) and the long-term tax exempt interest rate for the month of the ownership change.

F-52

The Company believes that it did have a change in control under these sections in connection with its recapitalization on November 4, 2016 and utilization of the carryforwards would be limited such that the majority of the carryforwards will never be available. Accordingly, the Company has not recorded those net operating loss carryforwards and credit carryforwards in its deferred tax assets. The Company completed a preliminary section 382 analysis as of December 31, 2023 and 2022 and concluded it may have experienced an ownership change as a result of certain equity transactions during the rolling three-year period of 2021 to 2023. The Company concluded that its federal net operating loss carryforwards, including any net operating loss carryforwards as a result of the mergers during 2018 and 2019, resulted in annual limitations on the overall net operating loss carryforward and that an ownership change, if any, would impose an annual limit on the net operating loss carryforwards and could cause federal income taxes (similar provisions apply for state and local income taxes) to be paid earlier than otherwise would be paid if such limitations were not in effect. The federal, state, and local net operating loss carryforwards are stated net of any such anticipated limitations as of December 31, 2023 and 2022.

The provision (benefit) for income taxes on the statements of operations differs from the amount computed by applying the statutory federal income tax rate to loss before the benefit for income taxes, as follows:

	Years Ended December 31,
	2023		2022
	Amount	Percent	Amount	Percent
Federal benefit expected at statutory rate	$(11,626)	21.0%	$(14,375)	21.0%
State and local taxes, net of federal benefit	(2,526)	4.6%	(3,429)	5.0%
Stock-based compensation	3,472	-6.3%	3,894	-5.7%
Unearned revenue	(562)	1.0%	(696)	1.0%
Interest expense	62	-0.1%	56	-0.1%
Gain upon debt extinguishment	-	0.0%	(760)	0.0%
Other differences, net	678	-1.2%	(997)	1.6%
Valuation allowance	10,961	-19.8%	14,959	-21.9%
Other permanent differences	(237)	0.4%	285	-0.4%
Income tax provision (benefit) and effective income tax rate	$222	-0.4%	(1,063)	1.6%

The Company recognizes the tax benefit from uncertain tax positions only if it is “more likely than not” that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense. The Company is also required to assess at each reporting date whether it is reasonably possible that any significant increases or decreases to its unrecognized tax benefits will occur during the next 12 months.

The Company did not recognize any uncertain tax position, or any accrued interest and penalties associated with uncertain tax positions for the years ended December 31, 2023 and 2022. The Company files tax returns in the U.S. federal jurisdiction and New York, California, and other states. The Company is generally subject to examination by income tax authorities for three years from the filing of a tax return, therefore, the federal and certain state returns from 2020 forward and the California returns from 2019 forward are subject to examination. The Company currently is under examination by a state tax authority.

25. Pension Plans

The Company has a qualified 401(k) defined contribution plan that allows eligible employees of the Company to participate in the plan, subject to limitations. The plan allows for discretionary matching contributions by the Company, up to 4% of eligible annual compensation made by participants of the plan. The Company contributions to the plan were $2,125 and $1,808 for the years ended December 31, 2023 and 2022, respectively.

F-53

26. Related Party Transactions

Principal Stockholders

The Company has an outstanding obligation with Renew, an affiliated entity of Simplify, where Renew purchased the all the outstanding debt held by BRF Finance Co., LLC (“BRF”) an affiliated entity of B. Riley Financial, Inc. (“B. Riley”) (as further described below), who now holds the debt in its capacity as agent for the purchasers and as purchaser, pursuant to the third amended and restated note purchase agreement entered into on December 15, 2022 (the “Note Purchase Agreement”), as amended by the first amendment to the Note Purchase Agreement on August 14, 2023 (the “First Amendment”) with an effective date of August 31, 2023, as further amended by the second amendment to the Note Purchase Agreement on December 1, 2023 (the “Second Amendment”). The Note Purchase Agreement contains provisions related to the 2023 Notes, Senior Secured Notes, Delayed Draw Term Notes and 2022 Bridge Notes, all as further described above and referred to as the “Notes”. Under the terms of the Note Purchase Agreement, First Amendment and Second Amendment, in the event there is a mandatory prepayment requirement, the principal payment of the Notes will be applied to: (1) the 2023 Notes until paid in full; (2) then to the 2022 Bridge Notes until paid in full; (3) then to the Delayed Draw Terms Notes until paid in full; and (4) then to the Senior Secured Notes. All borrowings under the Notes are collateralized by substantially all assets of the Company secured by liens and guaranteed by the Company’s subsidiaries. The Notes provide for a default interest rate equal to the rate of interest in effect at the time of default plus 4.0%, along with other provision for acceleration of the Notes under certain conditions. The Notes provide for certain affirmative covenants, including certain financial reporting obligations.

On November 30, 2023, Simplify entered into a stock purchase and assignment agreement (the “Stock Purchase Agreement”), pursuant to which it purchased an aggregate of 10,512,236 shares of the Company’s common stock for aggregate consideration of $30,485 on December 1, 2023 from B. Riley and other affiliated entities of B. Riley and certain other sellers (collectively the “Sellers”), resulting in Simplify becoming a principal stockholder and the Sellers no longer owning any of the Company’s common stock.

On November 30, 2023, Renew, an affiliated entity of Simplify and a principal stockholder, and BRF, an affiliate of the Sellers, entered into a securities purchase and assignment agreement (the “Debt Purchase Agreement”), pursuant to which BRF sold and assigned to Renew all of BRF’s rights, duties, liabilities and obligations pursuant to the Note Purchase Agreement, as amended, and the Notes purchased thereunder and the collateral securing such Notes on December 1, 2023 (further details are provided under the heading Arena Loan Agreement in Note 28), resulting in BRF no longer holding any debt securities of the Company. The aggregate principal balance under the Notes was $110,691 at the time of purchase by Renew.

As of November 30, 2023, Daniel Shribman, Chief Investment Officer of BRF, and Todd Sims, President of B. Riley Venture Capital, a subsidiary of BRF, resigned as members of the Board of the Company.

For the years ended December 31, 2023 and 2022, the Company paid in cash interest of $9,068 and $7,132, respectively, on the Notes due to BRF, an affiliated of B. Riley, a former principal stockholder.

For the year ended December 31, 2023, the Company incurred interest of $2,797 for the period from October 1, 2023 to December 31, 2023 on the Notes held by Renew, an affiliated entity of Simplify, a principal stockholder, where the Company defaulted on the payment of $2,797 interest due on December 29, 2023.

On March 31, 2023, in connection with the registered direct offering, the Company entered into common stock purchase agreements for 1,009,021 shares of the Company’s common stock for a total of $3,915 in gross proceeds with B. Riley, a former principal stockholder, at a price per share of $3.88 per share.

On August 10, 2023, the Series H Preferred Stock automatically converted into shares of the Company’s common stock at the conversion price of $7.26 per share, of which 134,550 shares were issued to B. Riley, a former principal stockholder.

F-54

On August 31, 2023, September 29, 2023 and November 27, 2023, in connection with the 2023 Notes, BRF, an affiliated entity of B. Riley, a former principal stockholder, issued $5,000, $1,000 and $2,000, respectively, in aggregate principal amount under the 2023 Note, where the Company incurred fees of $357.

The Company entered into transactions with B. Riley, a former principal stockholder, where it borrowed funds under the 2022 Bridge Notes of $36,000 during the year ended December 31, 2022.

For the year ended December 31, 2022, the Company had certain transactions with B. Riley, a former principal stockholder, where it paid fees associated with the common stock public offering totaling $2,440.

Registered Direct Offering

On March 31, 2023, in connection with the registered direct offering, the Company entered into common stock purchase agreements for 317,518 shares of the Company’s common stock for a total of $1,232 in gross proceeds with certain directors and affiliates, at a price of $3.88 per share, as follows: (i) 64,000 shares for $248 to H. Hunt Allred, a director, through certain trusts (32,000 shares are directly beneficially owned by the Allred 2002 Trust - HHA and 32,000 shares are directly beneficially owned by the by Allred 2002Trust - NLA); (ii) 195,529 shares for $759 to 180 Degree Capital Corp, a beneficial holder of more than 5% of the Company’s common stock; (iii) 25,773 shares for $100 to Daniel Shribman, a former director; (iv) 25,773 shares for $100 to Ross Levinsohn, a former director and the Company’s former Chief Executive Officer; and (v) 6,443 shares for $25 to Paul Edmonson, an executive officer.

Repurchases of Restricted Stock

On December 15, 2020, the Company entered into an amendment for certain restricted stock awards and units that were previously issued to certain employees in connection with the HubPages merger, pursuant to which the Company agreed to repurchase from certain key personnel of HubPages, Inc., including Paul Edmondson, one of the Company’s officers, and his spouse, an aggregate of 764 shares of the Company’s common stock at a price of $88.00 per share each month for a period of 24 months, for aggregate proceeds to Mr. Edmondson and his spouse of $67 per month. For year ended December 31, 2022, the Company paid Mr. Edmonson and his spouse $269 for 3,056 shares of the Company’s common stock.

27. Commitments and Contingencies

Claims and Litigation – From time to time, the Company may be subject to claims and litigation arising in the ordinary course of business. The Company is not currently a party to any pending or threatened legal proceedings that it believes would reasonably be expected to have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows. Further information is provided under the heading Legal Contingencies in Note 28.

In connection with the Athlon working capital adjustment (as previously disclosed in Note 4), the Company prepared the working capital adjustment. The sellers are challenging the Company’s adjustments and both parties have agreed to a standstill and tolling agreement while the adjustments are being reviewed and discussed. The amount due from this challenge, if any, is not estimatable as of the issuance date of these consolidated financial statements.

Royalty Fees – The Company guaranteed minimum annual royalties of $15,000 to ABG. The initial term of the minimum guarantee will expire December 31, 2029. Further details are provided under the heading Sports Illustrated Licensing Termination Rights in Note 28.

28. Subsequent Events

The Company performed an evaluation of subsequent events through the date of filing of these consolidated financial statements with the SEC. Other than the below described subsequent events, there were no material subsequent events which affected, or could affect, the amounts or disclosures on the consolidated financial statements.

F-55

Arena Loan Agreement

On January 5, 2024, as part of negotiations with Renew, in connection with the Company’s failure on December 29, 2023 to make the interest payment due on the Arena Loan Agreement, dated December 15, 2022 held by Renew (the “Arena Notes”) in the amount of $2,797, that resulted in an event of default under the Arena Notes (the “Arena Notes Default”), Renew agreed in writing to a forbearance period through March 29, 2024, subject to the Company retaining a chief restructuring officer acceptable to Renew, while reserving its rights and remedies. The outstanding principal on the Arena Notes was $110,691 as of December 31, 2023. In addition, while the Company continues discussions with Renew to restructure and/or amend the Arena Notes, the Board engaged, and Renew accepted, FTI Consulting Inc., (“FTI”), a global business advisory firm, to assist the Company with its turnaround plans and forge an expedited path to sustainable positive cash flow and earnings to create shareholder value (the “FTI Engagement”). In connection with the FTI Engagement, Jason Frankl, a senior managing director of FTI, was appointed as the Company’s Chief Business Transformation Officer. He was later appointed as interim President in addition to his role as the Company’s Chief Business Transformation Officer, as referenced below.

On March 27, 2024, the forbearance period was extended through the earlier of the following: (a) April 30, 2024; (b) the occurrence of the closing of the Business Combination (as further described below) and (c) the termination of the Business Combination prior to closing.

Sports Illustrated License Termination Rights

On January 2, 2024, the Company failed to make a quarterly payment due to ABG, pursuant to the Licensing Agreement, of $3,750 (the “ABG Default”). On January 3, 2024, ABG issued a notice of breach with the intent to exercise its right of termination. On January 18, 2024, ABG notified the Company of its intention to terminate the Licensing Agreement, effective immediately, in accordance with its rights under the Licensing Agreement. Upon such termination, a fee of $45,000 became immediately due and payable by the Company to ABG pursuant to the terms and conditions of the Licensing Agreement. On March 18, 2024, ABG announced it had reached an agreement in principle with a third party that will become the new operator of the Sports Illustrated media business. The Company is engaging in continuing discussions with ABG regarding the timing and terms of the transition of the Sports Illustrated media business to this third party.

ABG Warrants

On January 2, 2024, in connection with the ABG Default, the Performance-Based Warrants totaling 599,724 vested as a result of the default pursuant to certain provisions where all of the warrants automatically vest upon certain terminations of the Licensing Agreement by ABG.

Resignation and Appointments

On January 3, 2024, the Board appointed Jason Frankl as Chief Business Transformation Officer of the Company, effective immediately, reporting directly to the Board.

On January 4, 2024, the Board accepted the resignation of Manoj Bhargava from his position as interim Chief Executive Officer effective immediately.

On January 19, 2024, the Company accepted the resignation of Ross Levinsohn, the Company’s former Chief Executive Officer and Chairman of the Board.

On January 23, 2024, the Board appointed Jason Frankl as interim President of the Company, effective immediately, reporting directly to the Board.

On January 23, 2024, the Board appointed Cavitt Randall as Chairman of the Board, effective immediately.

On February 9, 2024, the Board appointed Cavitt Randall as the Company’s Chief Executive Officer, effective February 13, 2024.

On February 16, 2024, the Board appointed Manoj Bhargava as the Company’s Co-President, effective immediately.

F-56

Business Combination

On February 9, 2024, New Arena Holdco, Inc. (“New Arena”), a wholly owned subsidiary of the Company, filed a Registration Statement on Form S-4 (File No. 333-276999) with the SEC in connection with the Business Combination Agreement by and among the Company, Simplify, Bridge Media Networks, LLC (“Bridge Media”), New Arena and the other parties dated November 5, 2023, as amended on December 1, 2023 (the “Transaction Agreement”), that provides for the Company to combine its operations with those of Bridge Media, a wholly owned subsidiary of Simplify by way of a series of mergers with and among New Arena (the “Mergers”), subject to customary conditions, including the approval by the Company’s shareholders and certain regulatory approvals. Immediately following the Mergers, the Transaction Agreement provides for: (i) the purchase by The Hans Foundation USA, a nonprofit nonstock corporation (the “Hans Foundation”) of 25,000 shares of New Arena Series A Preferred Stock, par value $0.0001 per share, at a purchase price of $1,000.00 per share, for an aggregate purchase price of $25,000 (such amount, the “Preferred Stock Financing Amount,” and such financing, the “Preferred Stock Financing”) pursuant to the subscription agreement, dated as of November 5, 2023 (the “Preferred Stock Subscription Agreement”), by and between New Arena and the Hans Foundation; and (ii) the purchase by 5-Hour International Corporation Pte. Ltd. (“5-Hour”) of 5,000,000 shares of New Arena common stock, par value $0.0001 per share at a purchase price of $5.00 per share, for an aggregate purchase price of $25,000 (such amount, the “Common Stock Financing Amount,” such financing, the “Common Stock Financing”) pursuant to the subscription agreement, dated as of November 5, 2023 (the “Common Stock Subscription Agreement”), by and between New Arena and 5-Hour. Further, concurrently with the closing of the Mergers, pursuant to that certain Committed Equity Facility Term Sheet, dated November 5, 2023, by and between Arena and Simplify (the “Committed Equity Facility Term Sheet”), New Arena will enter into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Simplify, pursuant to which Simplify will agree to purchase, at New Arena’s request, up to $20,000 in aggregate purchase price of shares of New Arena common stock from time to time during the 12 months following the closing date at a price per share equal to the lesser of (i) the volume-weighted average price of the New Arena common stock for the last sixty trading days prior to the purchase date and (ii) $3.86 per share (the “Equity Line of Credit”), along with New Arena 60,000 shares of New Arena’s common stock as payment of a 1.5% commitment fee.

Immediately following the closing, (i) Simplify will own approximately 79% of the outstanding shares of New Arena common stock, par value $0.0001 per share, on a fully diluted basis, (ii) 5-Hour will own approximately 6% of the outstanding New Arena common stock and (iii) former Arena stockholders will own the remaining outstanding New Arena common stock. Such amounts exclude the ownership of shares of New Arena common stock that may be issued from time to time pursuant to the Equity Line of Credit. Following the closing, Arena common stock will be delisted from the NYSE American and deregistered under the Securities Exchange Act of 1934, as amended, and cease to be publicly traded. New Arena and its subsidiaries will operate under Arena’s current name “The Arena Group Holdings, Inc.” The Company anticipates that New Arena common stock will be traded on the NYSE American under Arena’s current stock ticker symbol “AREN.”

Common Stock Private Placement

On February 14, 2024, the Company entered into a subscription agreement (the “Subscription Agreement”) with Simplify, pursuant to which the Company agreed to sell and issue to Simplify in a private placement (the “Private Placement”) an aggregate of 5,555,555 shares (the “Private Placement Shares”) of the Company’s common stock, par value $0.01 per share, at a purchase price of $2.16 per share, a price equal to the 60-day volume weighted average price of the Company’s common stock. The Private Placement closed on February 14, 2024 and the Company received net proceeds from the Private Placement of approximately $12,000. The Company intends to use the net proceeds from the Private Placement for working capital and general corporate purposes. Prior to the consummation of the Private Placement, the Company’s public stockholders held a majority of the outstanding shares of the Company’s common stock. Following the issuance of the Private Placement Shares to Simplify, Simplify owns approximately 54.5% of the outstanding shares of the Company’s common stock, resulting in a change in control. As a result, Simplify has the ability to determine the outcome of any issue submitted to the Company’s stockholders for approval, including the election of directors. The funds used by Simplify to purchase the Private Placement Shares came from the working capital of Simplify.

F-57

Arena Credit Agreement Default

The Arena Notes Default created an event of cross-default under the Arena Credit Agreement with SLR (the “SLR Default”), resulting in SLR no longer providing for any additional funding under the debt, while paying down the debt with payments received from the Company’s customers in accordance with the terms of the agreement. The Company has refinanced the line of credit with a new credit facility with Simplify (as described below under the heading Simplify Loan). As of the issuance date of the consolidated financial statements, there was no principal amount due under the Arena Credit Agreement.

Fexy Put Option

On February 15, 2024, in connection with the contingent consideration related to the acquisition of Fexy Studios, the Company agreed to pay the amount due of $2,478 in four (4) equal installments of approximately $620 starting February 16, 2024 and then on the 15th day of each March, April and May of 2024 comprised of the following: (i) $2,225 pursuant to the put option where the Company gave the recipients of the contingent consideration a right to put their 274,692 shares of the Company’s common stock; (ii) $200 deferred payment due under the purchase agreement; and (iii) $53 in other costs and reimbursable transition expenses payable.

Simplify Loan

On March 13, 2024, the Company entered into a working capital loan with Simplify (the “Simplify Loan”), pursuant to which the Company has available up to $25,000 at 10% interest rate per annum. The loan is secured by certain assets of the Company. On closing, the Company borrowed $7,748, of which $3,448 was used to repay the outstanding loan balance, accrued interest, certain fees and contingency reserves under the Arena Credit Agreement.

Legal Contingencies

On January 30, 2024, the former President of Media filed an action against the Company and Manoj Bhargava, alleging claims for breach of contract, failure to pay wages and defamation, among other things, in the United States District Court of the Southern District of New York, and seeking damages in an unspecified amount. The Company believes that it has strong defenses to these claims and intends to vigorously defend itself and the allegations made in this lawsuit.

On March 21, 2024, the former CEO and Chairman of the Board filed an action against the Company, members of the Board of directors and Simplify, alleging claims for retaliation, breach of contract, wrongful termination and age discrimination, among other things, in the Superior Court of the State of California seeking damages in an amount of $20,000. The Company believes that it has strong defenses to these claims and intends to vigorously defend itself and the allegations made in this lawsuit.

Common Stock

From January 1, 2024 through the date these consolidated financial statements were issued, the Company issued 378,292 shares of its common stock as follows: (i) 36,608 shares to members of the Board; (ii) 256,853 shares pursuant to vested restricted stock units that were released; and (iii) 84,831 shares to certain former employees.

Compensation Plans

From January 1, 2024 through the date these consolidated financial statements were issued, the Company granted common stock options and restricted stock units totaling 22,843 and 222,396, respectively, to acquire shares of the Company’s common stock to officers, directors, employees and consultants.

F-58

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2024 (unaudited)	December 31, 2023
	($ in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$4,003	$9,284
Accounts receivable, net	26,452	31,676
Prepayments and other current assets	7,022	5,791
Current assets from discontinued operations	5,691	43,648
Total current assets	43,168	90,399
Property and equipment, net	261	328
Operating lease right-of-use assets	120	176
Platform development, net	8,095	8,723
Acquired and other intangible assets, net	25,339	27,457
Other long-term assets	733	1,003
Goodwill	42,575	42,575
Noncurrent assets from discontinued operations	-	18,217
Total assets	$120,291	$188,878
Liabilities, mezzanine equity and stockholders’ deficiency
Current liabilities:
Accounts payable	$8,797	$7,803
Accrued expenses and other	26,788	28,903
Line of credit	-	19,609
Unearned revenue	12,370	16,938
Subscription refund liability	44	46
Operating lease liability	242	358
Contingent consideration	-	1,571
Liquidated damages payable	3,000	2,924
Simplify loan	7,748	-
Bridge notes	7,972	7,887
Debt	102,342	102,309
Current liabilities from discontinued operations	98,874	47,673
Total current liabilities	268,177	236,021
Unearned revenue, net of current portion	624	542
Other long-term liabilities	244	406
Deferred tax liabilities	630	599
Noncurrent liabilities from discontinued operations	-	10,137
Total liabilities	269,675	247,705
Commitments and contingencies (Note 19)
Mezzanine equity:
Series G redeemable and convertible preferred stock, $0.01 par value, $1,000 per share liquidation value and 1,800 shares designated; aggregate liquidation value: $168; Series G shares issued and outstanding: 168; common shares issuable upon conversion: 8,582 at March 31, 2024 and December 31, 2023	168	168
Total mezzanine equity	168	168
Stockholders’ deficiency:
Common stock, $0.01 par value, authorized 1,000,000,000 shares; issued and outstanding: 29,513,563 and 23,836,706 shares at March 31, 2024 and December 31, 2023, respectively	294	237
Common stock to be issued	-	-
Additional paid-in capital	332,165	319,421
Accumulated deficit	(482,011)	(378,653)
Total stockholders’ deficiency	(149,552)	(58,995)
Total liabilities, mezzanine equity and stockholders’ deficiency	$120,291	$188,878

See accompanying notes to condensed consolidated financial statements

F-59

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2024	2023
	($ in thousands, except share data)
Revenue	$28,941	$28,418
Cost of revenue (includes amortization of platform development and developed technology for 2024 and 2023 of $1,549 and $2,369, respectively)	20,008	18,090
Gross profit	8,933	10,328
Operating expenses
Selling and marketing	4,564	5,847
General and administrative	10,135	12,975
Depreciation and amortization	987	1,096
Loss on impairment of assets	1,198	119
Total operating expenses	16,884	20,037
Loss from operations	(7,951)	(9,709)
Other (expense) income
Change in fair value of contingent consideration	(313)	(499)
Interest expense	(4,339)	(4,182)
Liquidated damages	(76)	(127)
Total other expenses	(4,728)	(4,808)
Loss before income taxes	(12,679)	(14,517)
Income taxes	(41)	(7)
Loss from continuing operations	(12,720)	(14,524)
Loss from discontinued operations, net of tax	(90,638)	(4,853)
Net loss	$(103,358)	$(19,377)
Basic and diluted net loss per common share:
Continuing operations	$(0.48)	$(0.78)
Discontinued operations	(3.43)	(0.26)
Basic and diluted net loss per common share	$(3.91)	$(1.04)
Weighted average number of common shares outstanding – basic and diluted	26,443,764	18,718,555

See accompanying notes to condensed consolidated financial statements.

F-60

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

(unaudited)

Three Months Ended March 31, 2024

	Common Stock		Common Stock to be Issued		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficiency
	($ in thousands, except share data)
Balance at January 1, 2024	23,836,706	$237	2,701	$-	$319,421	$(378,653)	$(58,995)
Issuance of common stock in connection with private placement	5,555,555	56	-	-	11,944	-	12,000
Issuance of common stock for restricted stock units	678,165	7	-	-	(7)	-	-
Common stock withheld for taxes	(282,171)	(3)	-	-	(476)	-	(479)
Repurchase of common stock for Fexy put option	(274,692)	(3)	-	-	(376)	-	(379)
Stock-based compensation	-	-	-	-	1,659	-	1,659
Net loss	-	-	-	-	-	(103,358)	(103,358)
Balance at March 31, 2024	29,513,563	$294	2,701	$-	$332,165	$(482,011)	$(149,552)

F-61

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

(unaudited)

Three Months Ended March 31, 2023

	Common Stock		Common Stock to be Issued		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficiency
	($ in thousands, except per share data)
Balance at January 1, 2023	18,303,193	$182	41,283	$-	$270,743	$(323,071)	$(52,146)
Issuance of common stock in connection with the acquisition of Fexy Studios	274,692	3	-	-	1,997	-	2,000
Issuance of common stock in connection with settlement of liquidated damages	35,486	-	-	-	324	-	324
Gain upon issuance of common stock in connection with settlement of liquidated damages	-	-	-	-	46	-	46
Issuance of common stock for restricted stock units	397,376	4	-	-	(4)	-	-
Common stock withheld for taxes	(202,382)	(2)	-	-	(1,421)	-	(1,423)
Issuance of common stock upon exercise of stock options	795	-			-	-	-
Issuance of common stock in connection with registered direct offering	2,963,918	30	-	-	11,181	-	11,211
Reclassification to liability upon modification of common stock option	-	-	-	-	(68)	-	(68)
Stock-based compensation	-	-	-	-	6,734	-	6,734
Net loss	-	-	-	-	-	(19,377)	(19,377)
Balance at March 31, 2023	21,773,078	$217	41,283	$-	$289,532	$(342,448)	$(52,699)

See accompanying notes to condensed consolidated financial statements.

F-62

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
	2024	2023
	($ in thousands)
Cash flows from operating activities
Net loss	$(103,358)	$(19,377)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	67	114
Amortization of platform development and intangible assets	4,870	7,021
Amortization of debt discounts	536	930
Noncash and accrued interest	2,839	-
Loss on impairment of assets	40,589	119
Change in fair value of contingent consideration	313	499
Liquidated damages	76	127
Stock-based compensation	1,451	6,427
Deferred income taxes	31	7
Bad debt expense	670	36
Change in operating assets and liabilities net of effect of business combination:
Accounts receivable, net	12,029	10,303
Subscription acquisition costs	6,131	(4,304)
Prepayments and other current assets	(424)	(7,596)
Other long-term assets	(148)	61
Accounts payable	(102)	2,595
Accrued expenses and other	44,334	(2,144)
Unearned revenue	(11,665)	3,464
Subscription refund liability	18	95
Operating lease liabilities	(60)	(56)
Other long-term liabilities	(162)	7
Net cash used in operating activities	(1,965)	(1,672)
Cash flows from investing activities
Capitalized platform development	(713)	(1,188)
Payments for acquisition of business, net of cash acquired	-	(500)
Net cash used in investing activities	(713)	(1,688)
Cash flows from financing activities
Payment of Fexy put option	(2,263)	-
Proceeds (repayments) under line of credit, net borrowing	(19,609)	(4,533)
Proceeds from common stock private placement	12,000	-
Proceeds from Simplify loan	7,748	-
Proceeds from common stock registered direct offering	-	11,500
Payments of issuance costs from common stock registered direct offering	-	(69)
Payment of deferred cash payments	-	(25)
Payment of taxes from common stock withheld	(479)	(1,423)
Net cash (used in) provided by financing activities	(2,603)	5,450
Net increase (decrease) in cash, cash equivalents, and restricted cash	(5,281)	2,090
Cash, cash equivalents, and restricted cash – beginning of period	9,284	14,373
Cash, cash equivalents, and restricted cash – end of period	$4,003	$16,463
Cash, cash equivalents, and restricted cash
Cash and cash equivalents	$4,003	$15,961
Restricted cash	-	502
Total cash, cash equivalents, and restricted cash	$4,003	$16,463
Supplemental disclosure of cash flow information
Cash paid for interest	$964	$3,252
Cash paid for income taxes	85	-
Noncash investing and financing activities
Reclassification of stock-based compensation to platform development	$208	$307
Issuance cost of registered direct offering recorded in accrued expenses and other	-	220
Repurchase of common stock for Fexy put option	379	-
Issuance of common stock in connection with settlement of liquidated damages	-	370
Issuance of common stock in connection with acquisition	-	2,000
Deferred cash payments recorded in connection with acquisitions	-	246
Reclassification to liability upon common stock modification	-	68

See accompanying notes to condensed consolidated financial statements.

F-63

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

($ in thousands, unless otherwise stated)

1. Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements include the accounts of The Arena Group Holdings, Inc. and its wholly owned subsidiaries (“The Arena Group” or the “Company”), after eliminating all significant intercompany balances and transactions.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete audited financial statements. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements, which are included in The Arena Group’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024.

The condensed consolidated financial statements as of March 31, 2024, and for the three months ended March 31, 2024 and 2023, are unaudited but, in management’s opinion, include all adjustments necessary for a fair presentation of the results of interim periods. All such adjustments are of a normal recurring nature. The year-end condensed consolidated balance sheet as of December 31, 2023, was derived from audited financial statements, but does not include all disclosures required by GAAP. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

The Company’s business and operations are sensitive to general business and economic conditions in the United States and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the United States and world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations.

In addition, the Company will compete with many companies that currently have extensive and well-funded projects, marketing and sales operations as well as extensive human capital. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development.

Uncertainty in the global economy presents significant risks to the Company’s business. Increases in inflation, rising interest rates, instability in the global banking system, geopolitical factors, including the ongoing conflicts in Ukraine and Israel and the responses thereto, and the remaining effects of the COVID-19 pandemic may have an adverse effect on the Company’s business. While the Company is closely monitoring the impact of the current macroeconomic conditions on all aspects of its business, the ultimate extent of the impact on its business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside of the Company’s control and could exist for an extended period of time. As a result, the Company is subject to continuing risks and uncertainties.

The Company operates in one reportable segment.

F-64

Going Concern

The Company’s condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company’s condensed consolidated financial statements do not include any adjustments that might be necessary if it is unable to continue as a going concern.

For the three months ended March 31, 2024, the Company incurred a net loss from continuing operations of $12,720, and as of March 31, 2024, had cash on hand of $4,003 and a working capital deficit of $225,009. The Company’s net loss from continuing operations and working capital deficit have been evaluated by management to determine if the significance of those conditions or events would limit its ability to meet its obligations when due. Also, since the Company’s 2023 Notes (see Note 11), Senior Secured Notes, Delayed Draw Term Notes and 2022 Bridge Notes (see Note 12) (collectively its “current debt”) are subject to a forbearance period through the earlier of the following: (a) September 30, 2024; (b) the occurrence of the closing of the Business Combination and (c) the termination of the Business Combination prior to closing (as further described in Note 18) unless the Company is able to refinance or modify the terms of its current debt it runs the risk that its debt could be called, therefore, it may not be able to meet its obligations when due.

In its evaluation, management determined there is substantial doubt about the Company’s ability to continue as a going concern for a one-year period following the financial statement issuance date, unless it is able to refinance or modify its current debt and complete the Business Combination.

The Company plans to refinance or modify the maturities of its current debt and complete the Business Combination to alleviate the conditions that raise substantial doubt about its ability to continue as a going concern, however, there can be no assurance that the Company will be able to refinance or modify its current debt and complete the Business Combination.

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements and the reported results of operations during the reporting period. Significant estimates include: reserves for bad debt; capitalization of platform development and associated useful lives; goodwill and other acquired intangible assets and associated useful lives; assumptions used in accruals for potential liabilities; revenue recognition and estimates of standalone selling price of performance obligations for revenue contracts with multiple performance obligations; stock-based compensation and the determination of the fair value; valuation allowances for deferred tax assets and uncertain tax positions; accounting for business combinations; and assumptions used to calculate contingent liabilities. These estimates are based on information available as of the date of the condensed consolidated financial statements; therefore, actual results could differ from management’s estimates.

Recently Adopted Accounting Standards

In June 2022, the Financial Accounting Standards Board (the “FASB”) issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, which clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. This update also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction and requires certain disclosures for equity securities subject to contractual sale restrictions. The adoption of ASU 2022-03 did not have a material impact on the Company’s condensed consolidated financial statements.

F-65

Loss per Common Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the period and excludes any dilutive effects of common stock equivalent shares, such as stock options, restricted stock, and warrants. All restricted stock awards are considered outstanding but are included in the computation of basic loss per common share only when the underlying restrictions expire, the shares are no longer forfeitable, and are thus vested. All restricted stock units are included in the computation of basic loss per common share only when the underlying restrictions expire, the shares are no longer forfeitable, and are thus vested. Contingently issuable shares are included in basic loss per common share only when there are no circumstances under which those shares would not be issued. Diluted loss per common share is computed using the weighted average number of common shares outstanding and common stock equivalent shares outstanding during the period using the treasury stock method.

The Company excluded the outstanding securities summarized below (capitalized terms are described herein), which entitle the holders thereof to acquire shares of the Company’s common stock, from its calculation of net loss per common share, as their effect would have been anti-dilutive. Common stock equivalent shares are excluded from the diluted calculations when a net loss is incurred as they would be anti-dilutive.

	As of March 31,
	2024	2023
Series G convertible preferred stock	8,582	8,582
Series H convertible preferred stock	-	1,981,128
Financing warrants	39,774	107,956
ABG Warrants	999,540	999,540
AllHipHop warrants	5,682	5,682
Publisher Partner Warrants	9,800	11,002
Restricted stock awards	-	97,403
Restricted stock units	329,533	888,152
Common stock options	4,485,881	6,183,262
Total	5,878,792	10,282,707

2. Discontinued Operations

On March 18, 2024, the Company discontinued the Sports Illustrated media business (the “SI Business”) that was operated under the Licensing Agreement with ABG-SI, LLC (“ABG”) dated June 14, 2019 (as amended to date, the “Licensing Agreement”). This discontinuation of the SI Business (i.e., discontinued operations) followed the termination of the Licensing Agreement by ABG on January 18, 2024. The last date of any obligation of the Company to perform under the Licensing Agreement was March 18, 2024. In connection with the termination, certain ABG Warrants vested (further details are provided under the heading Modification of Warrants in Note 15).

The table below sets forth the loss from discontinued operations:

	Three Months Ended March 31,
	2024	2023
Revenue	$21,848	$22,962
Cost of revenue	13,981	11,945
Gross profit	7,867	11,017
Operating expense
Selling and marketing	11,503	12,122
General and administrative(1)	45,192	78
Depreciation and amortization	2,401	3,670
Loss on impairment of assets	39,391	-
Total operating expenses	98,487	15,870
Loss from discontinued operations	(90,620)	(4,853)
Income tax benefit	(18)	-
Net loss from discontinued operations	$(90,638)	$(4,853)

(1)	Includes $45,000 termination fee liability.

F-66

The table below sets forth the major classes of assets and liabilities of the discontinued operations:

	As of
	March 31, 2024	December 31, 2023
Assets
Accounts receivable, net	$5,691	$13,135
Subscription acquisition costs, current portion	-	29,706
Prepayments and other current assets	-	807
Current assets from discontinued operations	5,691	43,648
Subscription acquisition costs, net of current portion	-	7,215
Acquired and other intangibles assets, net	-	11,002
Noncurrent assets from discontinued operations	-	18,217
Total assets from discontinued operations	$5,691	$61,865
Liabilities
Accounts payable	$1,458	$2,554
Accrued expenses and other	2,406	1,868
Subscription refund liability	423	403
Royalty fee liability	3,750	-
Termination fee liability	45,000	-
Subscription liability, current portion	45,837	42,848
Current liabilities from discontinued operations	98,874	47,673
Subscription liability, net of current portion	-	10,137
Noncurrent liabilities from discontinued operations	-	10,137
Total liabilities from discontinued operations	$98,874	$57,810

The table below sets forth the cash flows of the discontinued operations:

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities from discontinued operations
Net loss from discontinued operations	$(90,638)	$(4,853)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	2,401	3,670
Loss on impairment of assets	39,391	-
Stock-based compensation	538	190
Change in operating assets and liabilities:
Accounts receivable, net	7,444	5,000
Subscription acquisition costs	6,131	(4,304)
Prepayments and other current assets	807	190
Accounts payable	2,654	229
Accrued expenses and other	538	118
Subscription refund liability	20	(150)
Subscription liability	(7,148)	4,233
Termination fee liability	45,000	-
Net cash used in operating activities from discontinued operations	$7,138	$4,323

F-67

3. Acquisitions

The Company uses the acquisition method of accounting, which is based on ASC, Business Combinations (Topic 805), and uses the fair value concepts which requires, among other things, that most assets acquired, and liabilities assumed be recognized at their fair values as of the acquisition date.

Teneology, Inc. – On January 11, 2023, the Company entered into an asset purchase agreement with Teneology, Inc., (“Teneology”) pursuant to which it acquired certain assets (consisting of the RoadFood media business, including digital and television assets; the Moveable Feast media business, including digital and television assets; the Fexy-branded content studio business; and the MonkeySee YouTube Channel media business, collectively “Fexy Studios”), for a purchase price of $3,307. The purchase price consisted of the following: (1) $500 cash paid at closing (including an advance payment of $250 prior to closing); (2) $75 deferred cash payments due in three equal installments of $25 on March 1, 2023 (paid), April 1, 2023 (paid) and May 1, 2023 (paid); (3) $200 deferred cash payment due on the first anniversary of the closing date, subject to certain indemnity provisions (not paid in January 2024); and (4) the issuance of 274,692 shares of the Company’s common stock, subject to certain lock-up provisions, with a fair value of $2,000 on the transaction closing date (fair value was determined based on an independent appraisal); and which was subject to a put option under certain conditions (the “contingent consideration”) with a final vesting date of January 11, 2024 (further details for (3) and (4) are provided in Note 9). The number of shares of the Company’s common stock issued was determined based on a $2,225 value using the common stock trading price on the day immediately preceding the January 11, 2023 closing date (on the closing date the common stock trading price was $7.94 per share). The agreement also provided for a cash retention pool for certain employees of $300, subject to vesting over three years upon continued employment and other conditions.

The composition of the purchase price is as follows:

Cash	$500
Common stock	2,000
Contingent consideration	561
Deferred cash payments, as discounted	246
Total purchase consideration	$3,307

The Company accounted for the asset acquisition as a business combination in accordance with ASC 805 since the acquisition met the definition of a business under the applicable guidance.

The Company incurred $99 in transaction costs related to the acquisition, which primarily consisted of legal and accounting expenses. The acquisition-related expenses were recorded in general and administrative expenses on the condensed consolidated statements of operations.

The purchase price allocation resulted in the following amounts being allocated to the assets acquired and liabilities assumed at the closing date of the acquisition based upon their respective fair values as summarized below:

Advertiser relationships	$663
Brand names	659
Goodwill	1,985
Net assets acquired	$3,307

The Company utilized an independent appraisal firm to assist in the determination of the fair values of the assets acquired and liabilities assumed, which required certain significant management assumptions and estimates. The fair value of the advertiser relationships were valued using the excess earnings method of the income approach and the brand names were valued using the relief-from-royalty method of the income approach. The estimated useful life is fifteen years (15.0 years) for the advertiser relationships and twelve years (12.0 years) for the brand names.

The excess-of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents goodwill from the acquisition. Goodwill is recorded as a non-current asset that is not amortized but is subject to an annual review for impairment. The Company expects $1,678 of goodwill to be deductible for tax purposes.

Further details are provided under the heading Intangible Assets in Note 4 related to an impairment of intangible assets (i.e., the advertiser relationships and brand names).

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Supplemental Pro forma Information

The pro forma disclosures have been deemed impracticable for this acquisition since after making reasonable efforts the Company is unable to accept assumptions made by Teneology. The Company has determined, based on the information provided by Teneology and made available to the Company, that the earnings from the prior periods could not be verified since the acquisition only included certain activities of Teneology and financial statements were not available. In this regard, the Company: (1) made reasonable effort to obtain certain financial results of the certain activities but Teneology was unable to comply with this request; and (2) the presentation of the pro forma results and the assumptions made by Teneology management were unable to be independently substantiated.

4. Balance Sheet Components

The components of certain balance sheet amounts are as follows:

Accounts Receivable and Allowance for Doubtful Accounts – The Company receives payments from advertising customers based upon contractual payment terms; accounts receivable is recorded when the right to consideration becomes unconditional and are generally collected within 90 days. The Company generally receives payments from digital and print subscription customers at the time of sign up for each subscription; accounts receivable from merchant credit card processors are recorded when the right to consideration becomes unconditional and are generally collected weekly. Accounts receivable have been reduced by an allowance for doubtful accounts. The Company maintains the allowance for estimated losses resulting from the inability of the Company’s customers to make required payments. The allowance represents the current estimate of lifetime expected credit losses over the remaining duration of existing accounts receivable considering current market conditions and supportable forecasts when appropriate. The estimate is a result of the Company’s ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations. Accounts receivable are written off when deemed uncollectible and collection of the receivable is no longer being actively pursued. Accounts receivable as of March 31, 2024 and December 31, 2023 of $26,452 and $31,676, respectively, are presented net of allowance for doubtful accounts.

The following table summarizes the allowance for doubtful accounts activity:

	Three Months Ended March 31, 2024 (unaudited)	Year Ended December 31, 2023
Allowance for doubtful accounts beginning of year	$374	$2,236
Additions	670	315
Deductions – discontinued operations	(127)	(607)
Deductions – write-offs	(268)	(1,570)
Allowance for doubtful accounts end of period	$649	$374

Prepayments and Other Current Assets – Prepayments and other current assets are summarized as follows:

	As of
	March 31, 2024 (unaudited)	December 31, 2023
Prepaid expenses	$2,539	$2,139
Prepaid supplies	137	773
Refundable income and franchise taxes	157	157
Unamortized debt costs	-	209
Employee retention credits	2,468	2,468
Excess collections under line of credit	1,715	-
Other receivables	6	45
Total prepayments and other current assets	$7,022	$5,791

Under the provisions of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the subsequent extensions of the CARES Act, the Company was eligible for a refundable employee retention credit subject to certain criteria. The Company determined that it qualifies for the tax credit under the CARES Act. In connection with the CARES Act, the Company adopted a policy to recognize the employee retention credit when earned and to offset the credit against the related expenditure. For the three months ended March 31, 2023, the Company recorded the employee retention credits as a reduction to payroll and related expenses of $6,868, in operating expenses on the condensed consolidated statements of operations. As of March 31, 2024 and December 31, 2023, the Company has a receivable balance of $2,468 as presented in the above table in prepaid expenses and other current assets on the condensed consolidated balance sheets.

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Property and Equipment – Property and equipment are summarized as follows:

	As of
	March 31, 2024 (unaudited)	December 31, 2023
Office equipment and computers	$1,777	$1,744
Furniture and fixtures	133	166
	1,910	1,910
Less accumulated depreciation and amortization	(1,649)	(1,582)
Net property and equipment	$261	$328

Depreciation and amortization expense for the three months ended March 31, 2024 and 2023 was $67 and $114, respectively. Impairment charges for the three months ended March 31, 2024 and 2023 of $0 and $55, respectively, were recorded for property and equipment on the condensed consolidated statements of operations.

Platform Development – Platform development costs are summarized as follows:

	As of
	March 31, 2024 (unaudited)	December 31, 2023
Platform development	$26,975	$26,054
Less accumulated amortization	(18,880)	(17,331)
Net platform development	$8,095	$8,723

A summary of platform development activity for the three months ended March 31, 2024 is as follows:

Platform development beginning of period	$26,054
Payroll-based costs capitalized	713
Total capitalized costs	26,767
Stock-based compensation	208
Platform development end of period	$26,975

Amortization expense for the three months ended March 31, 2024 and 2023 was $1,549 and $1,573, respectively. Amortization expense for platform development is included in cost of revenue on the condensed consolidated statements of operations. Impairment charges for the three months ended March 31, 2024 and 2023 of $0 and $64, respectively, were recorded for platform development on the condensed consolidated statements of operations.

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Intangible Assets – Intangible assets subject to amortization consisted of the following:

	As of March 31, 2024 (unaudited)			As of December 31, 2023
	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$17,333	$(17,333)	$-	$17,333	$(17,333)	$-
Trade name	5,181	(1,610)	3,571	5,181	(1,547)	3,634
Brand name	12,115	(2,671)	9,444	12,774	(2,374)	10,400
Subscriber relationships	2,150	(1,187)	963	2,150	(1,121)	1,029
Advertiser relationships	14,519	(3,158)	11,361	15,182	(2,832)	12,350
Database	1,140	(1,140)	-	1,140	(1,140)	-
Digital content	355	(355)	-	355	(311)	44
Total intangible assets	$52,793	$(27,454)	$25,339	$54,115	$(26,658)	$27,457

Intangible assets subject to amortization were recorded as part of the Company’s business acquisitions. Amortization expense from continuing operations for the three months ended March 31, 2024 and 2023 was $920 and $1,778, respectively, of which amortization expense for developed technology of $0 and $796, respectively, is included in cost of revenues on the condensed consolidated statements of operations. Impairment charges of $1,198 and $0 from continuing operations for the three months ended March 31, 2024 and 2023, respectively, were recorded for the intangible assets on the condensed consolidated statements of operations.

Accrued Expenses and Other – Accrued expenses and other are summarized as follows:

	As of
	March 31, 2024	December 31, 2023
General accrued expenses	$3,850	$5,551
Accrued payroll and related taxes	5,427	4,515
Accrued publisher expenses	4,765	7,596
Accrued interest	5,635	3,824
Liabilities in connection with acquisitions and dispositions	740	1,119
Assumed lease liability	1,379	1,328
Lease termination liability	4,518	4,481
Other accrued expenses	474	489
Total accrued expenses and other	$26,788	$28,903

5. Leases

The Company’s real estate lease for the use of office space is subleased (as further described below). The Company’s current operating lease has a remaining fixed payment term of 0.50 years.

The table below presents supplemental information related to the operating lease:

	Three Months Ended March 31,
	2024	2023
Operating lease costs during the period (1)	$9	$240
Cash payments included in the measurement of operating lease liabilities during the period	$121	$121
Weighted-average remaining lease term (in years) as of period-end	0.50	1.51
Weighted-average discount rate during the period	9.9%	9.9%

(1)	Operating lease costs is presented net of sublease income that is not material.

The Company generally utilizes its incremental borrowing rate based on information available at the commencement of the lease in determining the present value of future payments since the implicit rate for the Company’s leases is not readily determinable.

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Variable lease expense includes rental increases that are not fixed, such as those based on amounts paid to the lessor based on cost or consumption, such as maintenance and utilities.

The components of operating lease costs were as follows:

	Three Months Ended March 31,
	2024	2023
Operating lease costs:
General and administrative	$134	$295
Total operating lease costs (1)	134	295
Sublease income	(125)	(55)
	$9	$240

(1)	Includes certain costs associated with a business membership agreement (see below) that permits access to certain office space for the three months ended March 31, 2024 and 2023 of $0 and $155, respectively, and month-to-month lease arrangements for the three months ended March 31, 2024 and 2023 of $0 and $76, respectively.

Maturities of the operating lease liability as of March 31, 2024 are summarized as follows:

Years Ending December 31,
2024 (remaining nine months of the year)	$249
Minimum lease payments	249
Less imputed interest	(7)
Present value of operating lease liability	$242
Current portion of operating lease liability	$242

Sublease Agreement – The Company has entered into agreements to sublease certain space that it does not occupy, through the duration of the lease terms, with one sublease through September 2024 and two other subleases (these operating leases were recorded as an assumed lease liability in connection with the acquisition of Men’s Journal) through March 2025. As of March 31, 2024, the Company is entitled to receive total sublease income of $423 (of which $265 were recorded as an assumed liability).

Business Membership – Effective October 1, 2021, the Company entered into a business membership agreement with York Factory LLC, doing business as SaksWorks, that permits access to certain office space with furnishings, referred to as SaksWorks Memberships. This membership provides a certain number of accounts that equate to the use of the space granted. Effective June 1, 2022, the SaksWorks membership agreement was amended and assigned to Convene SW MSA Holdings, LLC (“Convene”). The initial term of the agreement with Convene was through December 31, 2023, with provisions for renewals. The Company terminated the arrangement effective December 31, 2023.

Lease Termination – Effective September 30, 2021, the Company terminated a certain lease arrangement for office space. In connection with the termination, the Company agreed to pay the landlord cash payments and credits for market rate advertising. As of March 31, 2024, the Company has a remaining cash payment of $4,000 due on October 1, 2024 (reflected net of imputed interest recognized at 10.0% per annum) and market advertising to be delivered of $676, presented as a lease termination liability of $4,518, as reflected in accrued expenses and other on the condensed consolidated balance sheets.

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6. Goodwill

The changes in carrying value of goodwill are as follows:

	As of
	March 31, 2024 (unaudited)	December 31, 2023
Carrying value at beginning of year	$42,575	$39,344
Goodwill acquired in acquisition of Men’s Journal	-	1,246
Goodwill acquired in acquisition of Fexy Studios	-	1,985
Carrying value at end of period	$42,575	$42,575

7. Line of Credit

Line of Credit – In connection with the Arena Notes Default (as further described below in Note 18) there was a cross-default under the SLR Digital Finance LLC (“SLR” and the “SLR Default”) financing and security agreement for a line of credit (the “Line of Credit”), where the Line of Credit, as amended, was terminated. In connection with the termination, the Company paid SLR $3,448, representing the amount due on the outstanding loan balance, accrued interest, certain fees and contingency reserves other fees in connection with the termination. In connection with the SLR Default, SLR no longer provided funding under the Line of Credit while paying down the Line of Credit with payments received from the Company’s customers in accordance with the terms of the agreement. As of March 31, 2024, the Company repaid the full amount due under the Line of Credit and has an amount due of $1,715 from SLR representing excess collections under the Line of Credit as reflected in prepayments and other current assets on the condensed consolidated balance sheets.

The Line of Credit, as amended, provided for (i) $40,000 maximum amount of advances available (subject to certain limits and eighty-five (85%) of eligible accounts receivable), (ii) an interest rate at the prime rate plus 4.0% per annum of the amount advanced (subject to minimum utilization of at least 10% of the maximum amount of advances available), (iii) payment of a fee equal to 2.25% of the maximum line amount with respect to any termination of the agreement prior to December 31, 2025 at the option of the Company at any time with 60 day notice, (iv) a payment of a performance fee in the amount equal to 2.25% of the maximum line amount, under certain circumstances in connection with the Business Combination (as further described below), and (v) a payment of a success fee in connection with the Business Combination under certain circumstances. As of December 31, 2023, the outstanding balance under the Line of Credit was $19,609.

The Company has refinanced the Line of Credit with a new credit facility with Simplify Inventions, LLC (“Simplify”), as further described in Note 10.

Information for the three months ended March 31, 2024 and 2023 with respect to interest expense related to the Line of Credit is provided under the heading Interest Expense in Note 12.

8. Liquidated Damages Payable

Liquidated damages were recorded as a result of the following: (i) certain registration rights agreements that provide for damages if the Company does not register certain shares of the Company’s common stock within the requisite time frame (the “Registration Rights Damages”); and (ii) certain securities purchase agreements that provide for damages if the Company does not maintain its periodic filings with the SEC within the requisite time frame (the “Public Information Failure Damages”).

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Obligations with respect to the liquidated damages payable are summarized as follows:

	As of March 31, 2024 (unaudited)
	Registration Rights Damages	Public Information Failure Damages	Accrued Interest	Balance
MDB common stock to be issued (1)	$15	$-	$-	$15
Series H convertible preferred stock	565	574	694	1,833
Convertible debentures	-	144	76	220
Series J convertible preferred stock	152	152	137	441
Series K convertible preferred stock	166	70	255	491
Total	$898	$940	$1,162	$3,000

	As of December 31, 2023
	Registration Rights Damages	Public Information Failure Damages	Accrued Interest	Balance
MDB common stock to be issued (1)	$15	$-	$-	$15
Series H convertible preferred stock	565	574	659	1,798
Convertible debentures	-	144	72	216
Series J convertible preferred stock	152	152	129	433
Series K convertible preferred stock	166	70	226	462
Total	$898	$940	$1,086	$2,924

(1)	Consists of shares of common stock issuable to MDB Capital Group, LLC (“MDB”).

As of March 31, 2024 and December 31, 2023, the short-term liquidated damages payable were $3,000 and $2,924, respectively. The Company will continue to accrue interest on the liquidated damages balance at 1.0% per month based on the balance outstanding as of March 31, 2024, or $3,000, until paid. There is no scheduled date when the unpaid liquidated damages become due. The Series K convertible preferred stock remains subject to Registration Rights Damages and Public Information Failure Damages, which will accrue in certain circumstances, limited to 6% of the aggregate amount invested.

On February 8, 2023, the Company entered into a stock purchase agreement with an investor, where the Company was liable for liquidated damages, pursuant to which the Company issued 47,252 shares of its common stock at a price equal to $10.56 per share (determined based on the volume-weighted average price of the Company’s common stock at the close of trading on the ninety (60) previous trading days), to the investor in lieu of an aggregate of $499 owed in liquidated damages as of the conversion date. On February 10, 2023, the Company issued 35,486 shares of its common stock in satisfaction of the liquidated damages, with the remaining shares issued after March 31, 2023. The Company prepared and filed a registration statement covering the resale of these shares of the Company’s common stock issued in lieu of payment of these liquidated damages in cash. During the three months ended March 31, 2023, the Company recorded $324 in connection with the issuance of shares of the Company’s common stock and a gain of $46 on the settlement of the liquidated damages, totaling $370, which was recorded in additional paid-in capital on the condensed consolidated statement of stockholders’ deficiency.

9. Fair Value

The Company estimates the fair value of financial instruments using available market information and valuation methodologies the Company believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts the Company would realize upon disposition.

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The fair value hierarchy consists of three broad levels of inputs that may be used to measure fair value, which are described below:

Level 1. Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2. Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

Level 3. Assets or liabilities for which fair value is based on valuation models with significant unobservable pricing inputs and which result in the use of management estimates.

The Company accounted for certain common stock issued in connection with the Fexy Studios acquisition that is subject to a put option (the “Fexy Put Option”), which provides for a cash payment to the sellers on the first anniversary date of the closing (on January 11, 2024) in the event the common stock trading price on such date is less than the common stock trading price on the day immediately preceding the acquisition date of $8.10 per share, as a derivative liability, which requires the Company to carry such amounts on the condensed consolidated balance sheets as a liability at fair value, as adjusted at each reporting period-end.

Fexy Put Option – On February 15, 2024, in connection with the contingent consideration related to the acquisition of Fexy Studios, the Company agreed to pay the amount due of $2,478 in four (4) equal installments of approximately $620 starting February 16, 2024 (paid $620 in February 2024) and then on the 15th day of each March (paid $620 in March 2024), April (paid $620 in April 2024) and May (paid $620 in May 2024) of 2024 comprised of the following: (i) $2,225 pursuant to the Fexy Put Option where the Company gave the recipients of the contingent consideration a right to put their 274,692 shares of the Company’s common stock; (ii) $200 deferred payment due under the purchase agreement; and (iii) $53 in other costs and reimbursable transition expenses payable. As of March 31, 2024, the Company owed $1,238 on the Fexy Put Option as reflected in accounts payable on the condensed consolidated balance sheets. In addition, the Company recorded the repurchase of 274,692 shares of the Company’s common stock issued in connection with the acquisition, resulting in a loss of $379 as reflected on the condensed consolidated statements of stockholders’ deficiency.

Liabilities measured at fair value on a recurring basis consisted of the following as of December 31, 2023:

	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Contingent consideration	$1,571	$-	$1,571	$-

Contingent Consideration – The fair value of the contingent consideration was primarily dependent on the common stock trading price on the first anniversary of the closing of Fexy Studios, or January 11, 2024. As of December 31, 2023, the estimated fair value was calculated based on the $8.10 put option amount based on the exercise price of the Company’s common stock at the acquisition date, less the $2.38 the Company’s common stock trading price as of the reporting date, or $5.72 per share, multiplied by the number of shares subject to the put option of 274,692, which approximated the value if the Black-Scholes option-pricing model was used given the proximity date of the put option.

For the three months ended March 31, 2024 and 2023, the change in valuation of the contingent consideration of $313 and $499, respectively, was recognized in other expense on the condensed consolidated statements of operations.

10. Simplify Loan

On March 13, 2024, the Company entered into a working capital loan agreement with Simplify, a related party as further described in Note 18 (the “Simplify Loan”), pursuant to which the Company has available up to $25,000 at ten percent (10.0%) interest rate per annum (the “Applicable Interest Rate”), payable monthly in arrears unless otherwise demanded by Simplify, with a maturity on March 13, 2026. The Simplify Loan is secured by certain assets of the Company and its subsidiaries, which are also guarantors of the obligations. Upon the closing, the Company borrowed $7,748, of which $3,448 was used to repay the outstanding loan balance, accrued interest, certain fees and contingency reserves under the Line of Credit. In the event of a default, including but not limited to the failure to pay any amounts when due, the interest will accrue at the Applicable Interest Rate plus five percent (5.0%) and the Simplify Loan will be payable upon demand by Simplify. As of March 31, 2024, the balance outstanding on the Simplify Loan was $7,748.

Information for the three months ended March 31, 2024 and 2023, with respect to interest expense related to the Simplify Loan is provided under the heading Interest Expense in Note 12.

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11. Bridge Notes

2023 Notes

In connection with the Note Purchase Agreement, the First Amendment and the Second Amendment (as further described under the heading Principal Stockholder in Note 18), on August 31, 2023, the Company issued $5,000 aggregate principal amount of senior secured notes (the “2023 Notes”). The provisions of the First Amendment also permit certain incremental borrowings in the amount up to $3,000 at the sole discretion of the purchaser (the “Incremental 2023 Notes”), subject to a minimum amount of $1,000 and other conditions. On September 29, 2023, the Company issued $1,000 aggregate principal amount of senior secured notes pursuant to the incremental borrowings. On November 27, 2023, the Company issued $2,000 aggregate principal amount of senior secured notes pursuant to the incremental borrowings.

The terms of 2023 Notes provide for:

●	an interest rate fixed at 10.0% per annum;

●	an original maturity date of April 30, 2024, as amended pursuant to the forbearance (as described below and in Note 18), and a prepayment requirement to apply a portion of the net proceeds from the Business Combination to repay $8,000 (and any additional amounts borrowed pursuant to the incremental borrowing arrangement described above) under the notes;

●	a provision for the failure to repay the $8,000 prepayment requirement in full with the proceeds of the Business Combination or failure to consummate the Business Combination, as amended pursuant to the forbearance, will result in an event of default under the notes; and

●	an election to prepay the notes, at any time, at 100% of the principal amount due with no premium or penalty.

The debt issuance cost incurred under the debt modifications pursuant to the First Amendment are being amortized over the term of the 2023 Notes. The debt modification pursuant to the Second Amendment resulted in the unamortized debt issuance cost being amortized over the extended term of the 2023 Notes.

On December 29, 2023, the Company failed to make the interest payment due on the 2023 Notes resulting in an event of default with subsequent agreement to a forbearance period through the earlier of the following: (a) September 30, 2024; (b) the occurrence of the closing of the Business Combination and (c) the termination of the Business Combination prior to closing.

As of March 31, 2024, the effective interest rate on the 2023 Notes was 14.2%. As of March 31, 2024, the balance outstanding under the 2023 Notes was $7,972 ($8,000 principal balance less unamortized debt costs of $28). As of March 31, 2024, the principal balance due of $8,000 remains subject to the forbearance (see Note 18).

Information for the three months ended March 31, 2024 and 2023, with respect to interest expense related to the 2023 Notes is provided under the heading Interest Expense in Note 12.

12. Debt

Pursuant to the Note Purchase Agreement, as amended by the First Amendment and Second Amendment (as further described under the heading Principal Stockholder in Note 18), as of March 31, 2024 and December 31, 2023, the Company has notes outstanding referred to as the senior secured notes (the “Senior Secured Notes”), the delayed draw term notes (the “Delayed Draw Term Notes”) and the 2022 bridge notes (the “2022 Bridge Notes”), as further described below.

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Senior Secured Notes

The terms of the Senior Secured Notes provide for:

●	a provision for the Company to enter into Delayed Draw Term Notes (as described below);

●	a provision where the Company added $13,852 to the principal balance of the notes for interest payable prior to January 1, 2022 as payable in-kind;

●	a provision where the paid in-kind interest can be paid in shares of the Company’s common stock based upon the conversion rate specified in the Certificate of Designation for the Series K convertible preferred stock, subject to certain adjustments;

●	an interest rate of 10.0% per annum, subject to adjustment in the event of default, with a provision that within one (1) business day after receipt of cash proceeds from any issuance of equity interests, unless waived, the Company will prepay certain obligations in an amount equal to such cash proceeds, net of underwriting discounts and commissions;

●	interest on the notes payable after February 15, 2022, at the agent’s sole discretion, either (a) in cash quarterly in arrears on the last day of each fiscal quarter or (b) by continuing to add such interest due on such payment dates to the principal amount of the notes;

●	a maturity date of December 31, 2026, as amended pursuant to the forbearance (as described below and in see Note 18), and subject to certain acceleration conditions; and

●	the Company to enter into the 2022 Bridge Notes for $36,000 (as further described below).

Delayed Draw Term Notes

The terms of the Delayed Draw Term Notes provide for:

●	an interest rate of 10.0% per annum, subject to adjustment in the event of default;

●	interest on the notes payable after February 15, 2022, at the agent’s sole discretion, either (a) in cash quarterly in arrears on the last day of each fiscal quarter or (b) by continuing to add such interest due on such payment dates to the principal amount of the notes; and

●	a maturity date on December 31, 2026, as amended pursuant to the forbearance (as described below and in see Note 18), and subject to certain acceleration terms.

2022 Bridge Notes

The terms of the 2022 Bridge Notes provide for:

●	an interest rate fixed at 10.0% per annum (as amended from interest that was payable in cash at an interest rate of 12% per annum quarterly; with interest rate increases of 1.5% per annum on March 1, 2023, May 1, 2023, and July 1, 2023, pursuant to the First Amendment);

●	a maturity date of December 31, 2026, as amended pursuant to the forbearance (as described below and in see Note 18), and subject to certain mandatory prepayment requirements, including, but not limited to, a requirement that the Company apply the net proceeds from certain debt incurrences or equity offerings to repay the notes;

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●	a prepayment requirement to apply a portion of the net proceeds from the Business Combination to repay $20,000 of the principal balance under the notes, as amended pursuant to the forbearance (as described below and in see Note 18);

●	a provision for the failure to repay the $20,000 prepayment requirement in full with the proceeds of the Business Combination or failure to consummate the Business Combination, as amended pursuant to the extended forbearance (as described below and in see Note 18), will result in an event of default under the notes; and

●	an election to prepay the notes, at any time, in whole or in part with no premium or penalty.

The following table summarizes the debt:

	As of March 31, 2024 (unaudited)			As of December 31, 2023
	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value
Senior Secured Notes, effective interest rate of 10.1% as of March 31, 2024, as amended	$62,691	$(249)	$62,442	$62,691	$(272)	$62,419
Delayed Draw Term Notes, effective interest rate of 10.2% as of March 31, 2024, as amended	4,000	(28)	3,972	4,000	(31)	3,969
2022 Bridge Notes, effective interest rate of 10.2% as of March 31, 2024, as amended	36,000	(72)	35,928	36,000	(79)	35,921
Total	$102,691	$(349)	$102,342	$102,691	$(382)	$102,309

The debt issuance costs incurred under the debt modification pursuant to the First Amendment are being amortized over the term of the long-term debt. The debt modification pursuant to the Second Amendment resulted in the unamortized debt issuance cost being amortized over the extended term of the long-term debt.

On December 29, 2023, the Company failed to make the interest payment due on the Secured Senior Notes, Delayed Draw Term Notes and 2022 Bridge Notes (collectively the “Debt”) resulting in an event of default with subsequent agreement to a forbearance period through the earlier of the following: (a) September 30, 2024; (b) the occurrence of the closing of the Business Combination and (c) the termination of the Business Combination prior to closing.

As of March 31, 2024 and December 31, 2023, the current maturities of the Debt were $102,342 and $102,309, respectively. As of March 31, 2024, the principal balance due of $102,691 remains subject to the forbearance (see Note 18).

Information for the three months ended March 31, 2024 and 2023 with respect to interest expense related to the debt is provided below.

F-78

Interest Expense

The following table represents interest expense:

	Three Months Ended March 31,
	2024	2023
Amortization of debt costs:
Line of Credit	$418	$54
2023 Notes	7	628
Senior Secured Notes	23	223
Delayed Draw Term Notes	3	25
2023 Notes	85	-
Total amortization of debt costs	536	930
Noncash and accrued interest:
Simplify Loan	41	-
2023 Notes	202	-
Senior Secured Notes	1,585	-
Delayed Draw Term Notes	101	-
2022 Bridge Notes	910	-
Total noncash and accrued interest	2,839	-
Cash paid interest:
Line of Credit	795	438
Senior Secured Notes	-	1,567
Delayed Draw Term Notes	-	100
2022 Bridge Notes	-	1,127
Other	169	20
Total cash paid interest	964	3,252
Total interest expense	$4,339	$4,182

13. Preferred Stock

The Company has the authority to issue 1,000,000 shares of preferred stock, $0.01 par value per share, consisting of authorized and/or outstanding shares as of March 31, 2024 as follows:

●	1,800 authorized shares designated as “Series G Convertible Preferred Stock”, of which 168 shares are outstanding.

●	23,000 authorized shares designated as “Series H Convertible Preferred Stock” (as further described below), of which no shares are outstanding.

14. Stockholders’ Deficiency

Common Stock

The Company has the authority to issue 1,000,000,000 shares of common stock, $0.01 par value per share.

Common Stock Private Placement – On February 14, 2024, the Company entered into a subscription agreement (the “Subscription Agreement”) with Simplify, pursuant to which the Company agreed to sell and issue to Simplify in a private placement (the “Private Placement”) an aggregate of 5,555,555 shares (the “Private Placement Shares”) of the Company’s common stock, at a purchase price of $2.16 per share, a price equal to the 60-day volume weighted average price of the Company’s common stock. The Private Placement closed on February 14, 2024 and the Company received proceeds from the Private Placement of $12,000 as reflected on the condensed consolidated statements of stockholders’ deficiency. The proceeds were used for working capital and general corporate purposes. Further information is provided in Note 18.

F-79

Common Stock Registered Direct Offering – On March 31, 2023, the Company entered into common stock purchase agreements with certain purchasers, pursuant to which the Company agreed to issue and sell in a registered direct offering an aggregate of 2,963,918 shares of the Company’s common stock at a purchase price of $3.88 per share, with gross proceeds of $11,500. Net proceeds of $11,211 were received, after deducting issuance costs $289, as reflected on the condensed consolidated statement of stockholder’s deficiency. No underwriter or placement agent participated in the registered direct offering. The net proceeds were used for working capital and general corporate purposes. Further information is provided in Note 18.

Restricted Stock Units – The Company issued, in connection with the vesting of restricted stock units, 678,165 shares of the Company’s common stock and 397,376 shares of the Company’s common stock during the three months ended March 31, 2024 and 2023, respectively, as reflected on the condensed consolidated statements of stockholders’ equity.

15. Compensation Plans

The Company provides stock-based and equity-based compensation in the form of (a) restricted stock awards and restricted stock units to certain employees (the “Restricted Stock”), (b) stock option awards, unrestricted stock awards and stock appreciation rights to employees, directors and consultants under various plans (the “Common Stock Options”), and (c) common stock warrants, referred to as the ABG Warrants and Publisher Partner Warrants (collectively the “Warrants”) as referenced in the below table.

Stock-based compensation and equity-based expense charged to operations or capitalized are summarized as follows:

	Three Months Ended March 31, 2024
	Restricted Stock	Common Stock Options	Warrants	Totals
Cost of revenue	$35	$347	$3	$385
Selling and marketing	2	107	-	109
General and administrative	190	229	-	419
Total costs charged to operations	227	683	3	913
Capitalized platform development	-	208	-	208
Total stock-based compensation	$227	$891	$3	$1,121

	Three Months Ended March 31, 2023
	Restricted Stock	Common Stock Options	Warrants	Totals
Cost of revenue	$794	$1,189	$-	$1,983
Selling and marketing	65	303	-	368
General and administrative	2,352	1,288	246	3,886
Total costs charged to operations	3,211	2,780	246	6,237
Capitalized platform development	-	307	-	307
Total stock-based compensation	$3,211	$3,087	$246	$6,544

Unrecognized compensation expense and expected weighted-average period to be recognized related to the stock-based compensation awards and equity-based awards as of March 31, 2024 were as follows:

	As of March 31, 2024
	Restricted Stock	Common Stock Options	Warrants	Totals
Unrecognized compensation expense	$1,052	$1,939	$23	$3,014
Weighted average period expected to be recognized (in years)	1.55	1.39	1.77	1.45

F-80

Modification of Warrants – On January 2, 2024, in connection with the default under the Licensing Agreement, the Performance-Based Warrants totaling 599,724 vested as a result of the default pursuant to certain provisions where all of the warrants automatically vest upon certain terminations of the Licensing Agreement by ABG. Of the warrants that vested, 449,793 had an exercise price of $9.24 per share and 149,931 had an exercise price of $18.48 per share.

Modification of Awards – On February 28, 2023, the Company modified certain equity awards as a result of the resignation of a senior executive employee where 38,026 restricted stock units with time-based vesting that were unvested were vested and 21,117 options for shares of the Company’s common stock with time-based vesting that were unvested were vested, each subject to compliance with applicable securities laws and certain other provisions. In connection with the modification of these equity awards, the Company agreed to purchase a options exercisable for 45,632 shares of the Company’s common stock (including previously vested options of shares of the Company’s common stock of 24,515) as of the resignation date of the employee at a price of $10.29 per share, reduced by the exercise price and required tax withholdings, subject to certain conditions. The modification of the equity awards resulted in the unamortized costs being recognized at the modification date. The cash price of $10.29 per option less the strike price of $8.82 per option resulted in incremental cost of $68 being recognized at the modification date. The modification resulted in liability classification of the equity awards, with $68 paid during the three months ended March 31, 2023.

16. Revenue Recognition

Disaggregation of Revenue

The following table provides information about disaggregated revenue by category, geographical market and timing of revenue recognition:

	Three Months Ended March 31,
	2024	2023
Revenue by category:
Digital revenue
Digital advertising	$22,748	$19,093
Digital subscriptions	2,334	3,661
Licensing and syndication revenue	2,300	3,351
Other digital revenue	1,286	551
Total digital revenue	28,668	26,656
Print revenue
Print advertising	-	656
Print subscriptions	273	1,106
Total print revenue	273	1,762
Total	$28,941	$28,418
Revenue by geographical market:
United States	$27,411	$27,319
Other	1,530	1,099
Total	$28,941	$28,418
Revenue by timing of recognition:
At point in time	$26,607	$24,757
Over time	2,334	3,661
Total	$28,941	$28,418

For the three months ended March 31, 2024 and 2023, disaggregated revenue represents revenue from continuing operations.

F-81

Contract Balances

The timing of the Company’s performance under its various contracts often differs from the timing of the customer’s payment, which results in the recognition of a contract asset or a contract liability. A contract asset is recognized when a good or service is transferred to a customer and the Company does not have the contractual right to bill for the related performance obligations. A contract liability is recognized when consideration is received from the customer prior to the transfer of goods or services.

The following table provides information about contract balances:

	As of
	March 31, 2024 (unaudited)	December 31, 2023
Unearned revenue (short-term contract liabilities):
Digital revenue	$12,370	$16,938
Unearned revenue (long-term contract liabilities):
Digital revenue	$624	$542

Unearned Revenue – Unearned revenue, also referred to as contract liabilities, include payments received in advance of performance under certain contracts and are recognized as revenue over time. The Company records contract liabilities as unearned revenue on the condensed consolidated balance sheets.

17. Income Taxes

The provision for income taxes in interim periods is determined using an estimate of the Company’s annual effective tax rate, adjusted for discrete items, if any, that arise during the period. Each quarter, the Company updates its estimate of its annual effective tax rate, and if the estimated annual effective tax rate changes, the Company makes a cumulative adjustment in such period. The quarterly provision for income taxes, and estimate of the Company’s annual effective tax rate, are subject to variation due to several factors, including variability in pre-tax income (or loss), the mix of jurisdictions to which such income relates, changes in how the Company conducts business, and tax law developments.

The income tax provision (benefit) effective tax rate for the three months ended March 31, 2024 and 2023 was 0.32% and 0.04%, respectively. The deferred income taxes for the three months ended March 31, 2024 and 2023 was primarily due to deferred tax liabilities on indefinite lived intangible assets.

The realization of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the reversal of deferred tax liabilities, and tax planning strategies. Based upon the Company’s historical operating losses and the uncertainty of future taxable income, the Company has provided a valuation allowance against most of the deferred tax assets as of March 31, 2024 and 2023.

As of March 31, 2024 and 2023, the Company has no uncertain tax positions or interest and penalties accrued.

F-82

18. Related Party Transactions

Principal Stockholder

Arena Loan Agreement – On January 5, 2024, as part of negotiations with Renew Group Private Limited (“Renew”), an affiliated entity of Simplify, in connection with the Company’s failure on December 29, 2023 to make the interest payment due on the loan agreement (the “Arena Loan Agreement”), dated December 15, 2022 held by Renew (the “Arena Notes”) in the amount of $2,797, that resulted in an event of default under the Arena Notes (the “Arena Notes Default”), Renew agreed in writing to a forbearance period through March 29, 2024 (subsequently extended to April 30, 2024 and September 30, 2024), subject to the Company retaining a chief restructuring officer acceptable to Renew, while reserving its rights and remedies. In connection with the forbearance, the Company had an engagement with FTI Consulting Inc., (“FTI”) from January 5, 2024 through April 26, 2024, a global business advisory firm, to assist the Company with its turnaround plans and forge an expedited path to sustainable positive cash flow and earnings to create shareholder value (the “FTI Engagement”). In connection with the FTI Engagement, Jason Frankl, a senior managing director of FTI, was appointed as the Company’s Chief Business Transformation Officer. He was later appointed as the interim Co-President. Upon completion of their work under the FTI Engagement satisfactory to Renew and the Company, the FTI Engagement was terminated as of April 26, 2024 and Mr. Frankl resigned as Co-President and Chief Business Transformation Officer. The outstanding principal on the Arena Notes was $110,691 ($8,000 for the 2023 Notes and $102,691 for the Debt) as of March 31, 2024 and the forbearance period was further extended on April 29, 2024 (as further described below) through September 30, 2024.

On April 29, 2024, the forbearance period was extended through the earlier of the following: (a) September 30, 2024; (b) the occurrence of the closing of the Business Combination (as further described below) and (c) the termination of the Business Combination prior to closing.

For the three months ended March 31, 2024, the Company had certain transactions with Renew, where it incurred interest expense totaling $2,798 under the Arena Loan Agreement, none of which was paid. As of March 31, 2024, the total balance due the related party under the Arena Loan Agreement was $5,595 as reflected within accrued expenses and other as accrued interest on the condensed consolidated balance sheets.

Common Stock Private Placement – As a result of the issuance of the Private Placement Shares to Simplify, Simplify owns approximately 54.3% of the outstanding shares of the Company’s common stock, resulting in a change in control. As a result, Simplify has the ability to determine the outcome of any issue submitted to the Company’s stockholders for approval, including the election of directors. Prior to the consummation of the Private Placement, the Company’s public stockholders held a majority of the outstanding shares of the Company’s common stock. The funds used by Simplify to purchase the Private Placement Shares came from the working capital of Simplify.

Business Combination – On February 9, 2024, New Arena Holdco, Inc. (“New Arena”), a wholly owned subsidiary of the Company, filed a Registration Statement on Form S-4 (File No. 333-276999) with the SEC in connection with the Business Combination Agreement by and among the Company, Simplify Inventions, LLC (“Simplify”), Bridge Media Networks, LLC (“Bridge Media”), New Arena and the other parties dated November 5, 2023, as amended on December 1, 2023 (the “Transaction Agreement”), that provides for the Company to combine its operations with those of Bridge Media, a wholly owned subsidiary of Simplify by way of a series of mergers with and among New Arena (the “Mergers”), subject to customary conditions, including the approval by the Company’s shareholders and certain regulatory approvals. Immediately following the Mergers, the Transaction Agreement provides for: (i) the purchase by The Hans Foundation USA, a nonprofit nonstock corporation (the “Hans Foundation”) of 25,000 shares of New Arena Series A Preferred Stock, par value $0.0001 per share, at a purchase price of $1,000.00 per share, for an aggregate purchase price of $25,000 pursuant to the subscription agreement, dated as of November 5, 2023, by and between New Arena and the Hans Foundation; and (ii) the purchase by 5-Hour International Corporation Pte. Ltd. (“5-Hour”) of 5,000,000 shares of New Arena common stock, par value $0.0001 per share (the “New Arena Common Stock”), at a purchase price of $5.00 per share, for an aggregate purchase price of $25,000 pursuant to the subscription agreement, dated as of November 5, 2023, by and between New Arena and 5-Hour. Further, concurrently with the closing of the Mergers, pursuant to that certain Committed Equity Facility Term Sheet, dated November 5, 2023, by and between Arena and Simplify, New Arena will enter into a Stock Purchase Agreement with Simplify, pursuant to which Simplify will agree to purchase, at New Arena’s request, up to $20,000 in aggregate purchase price of shares of New Arena Common Stock from time to time during the 12 months following the closing date at a price per share equal to the lesser of (i) the volume-weighted average price of the New Arena Common Stock for the last sixty trading days prior to the purchase date and (ii) $3.86 per share (the “Equity Line of Credit”), along with 60,000 shares of New Arena Common Stock as payment of a 1.5% commitment fee.

F-83

Immediately following the Closing, (i) Simplify will own approximately 79% of the outstanding shares of New Arena Common Stock, on a fully diluted basis, (ii) 5-Hour will own approximately 6% of the outstanding New Arena Common Stock and (iii) former Arena stockholders will own the remaining outstanding New Arena Common Stock. Such amounts exclude the ownership of shares of New Arena Common Stock that may be issued from time to time pursuant to the Equity Line of Credit. Following the Closing, Arena common stock will be delisted from the NYSE American (the “NYSE American”) and deregistered under the Securities Exchange Act of 1934, as amended, and cease to be publicly traded. New Arena and its subsidiaries will operate under Arena’s current name “The Arena Group Holdings, Inc.” and New Arena Common Stock will be traded on the NYSE American under Arena’s current stock ticker symbol “AREN.”

Former Principal Stockholder

Note Purchase Agreement – The Company had an outstanding obligation with BRF Finance Co., LLC (“BRF”), an affiliated entity of B. Riley Financial, Inc. (“B. Riley”), in its capacity as agent for the purchasers and as purchaser, pursuant to a third amended and restated note purchase agreement (the “Note Purchase Agreement”) entered into on December 15, 2022, that was further amended pursuant to a first amendment to the third amended and restated note purchase agreement on August 14, 2023 (the “First Amendment” as further described below), where it amended the second amended and restated note purchase agreement issued on January 23, 2022. The Note Purchase Agreement contains provisions related to the 2022 Bridge Notes, 2023 Notes, Senior Secured Notes, and Delayed Draw Term Notes, all as further described below and referred to together as the “Notes”. Under the terms of the Note Purchase Agreement and First Amendment, in the event there is a mandatory prepayment requirement (as further described below), the principal payment of the notes will be applied to: (1) the 2023 Notes until paid in full; (2) then to the 2022 Bridge Notes until paid in full; (3) then to the Delayed Draw Terms Notes until paid in full; and (4) then to the Senior Secured Notes. All borrowings under the Notes are collateralized by substantially all assets of the Company secured by liens and guaranteed by the Company’s subsidiaries. The Notes provide for a default interest rate equal to the rate of interest in effect at the time of default plus 4.0%, along with other provision for acceleration of the Notes under certain conditions. The Notes provided for certain affirmative covenants, including certain financial reporting obligations. On December 1, 2023, Renew purchased all of the notes held by B. Riley and assumed the role of agent under the Note Purchase Agreement, and also purchased all of the common stock held by B. Riley.

For the three months ended March 31, 2023, the Company paid in cash interest of $2,998 on the Notes, due to BRF.

Registered Direct Offering – On March 31, 2023, in connection with the registered direct offering, the Company entered into common stock purchase agreements for 1,009,021 shares of the Company’s common stock for a total of $3,915 in gross proceeds with B. Riley, at a price per share of $3.88 per share.

For the three months ended March 31, 2023, the Company had certain transactions with B. Riley, where it paid fees associated with the common stock public offering totaling $2,440.

Board Members

Registered Direct Offering – On March 31, 2023, in connection with the registered direct offering, the Company entered into common stock purchase agreements for 317,518 shares of the Company’s common stock for a total of $1,232 in gross proceeds with certain directors and affiliates, at a price of $3.88 per share, as follows: (i) 64,000 shares for $248 to H. Hunt Allred, a director, through certain trusts (32,000 shares are directly beneficially owned by the Allred 2002 Trust - HHA and 32,000 shares are directly beneficially owned by the by Allred 2002 Trust - NLA); (ii) 195,529 shares for $759 to 180 Degree Capital Corp, a former beneficial holder of more than 5% of the Company’s common stock; (iii) 25,773 shares for $100 to Daniel Shribman, a former director; (iv) 25,773 shares for $100 to Ross Levinsohn, a former director and the Company’s former Chief Executive Officer; and (v) 6,443 shares for $25 to Paul Edmonson, an executive officer.

19. Commitments and Contingencies

Legal Contingencies

Claims and Litigation – From time to time, the Company may be subject to claims and litigation arising in the ordinary course of business. The outcome of any litigation is inherently uncertain. Based on the Company’s current knowledge it believes that the final outcome of the matters discussed below will not likely, individually or in the aggregate, have a material adverse effect on its business, financial position, results of operations or cash flows; however, in light of the uncertainties involved in such matters, there can be no assurance that the outcome of each case or the costs of litigation, regardless of outcome, will not have a material adverse effect on the Company’s business.

F-84

On January 30, 2024, the former President of Media filed an action against the Company and Manoj Bhargava, the former interim CEO and a principal stockholder, alleging claims for breach of contract, failure to pay wages and defamation, among other things, in the United States District Court of the Southern District of New York, seeking damages in an unspecified amount. The Company believes that it has strong defenses to these claims and intends to vigorously defend itself and the allegations made in this lawsuit.

On March 21, 2024, the former CEO and Chairman of the board of directors filed an action against the Company, members of its board of directors and Simplify, alleging claims for retaliation, breach of contract, wrongful termination and age discrimination, among other things, in the Superior Court of the State of California seeking damages in an amount of $20,000. The Company believes that it has strong defenses to these claims and intends to vigorously defend itself and the allegations made in this lawsuit.

On April 1, 2024, Authentic Brands Group, LLC, ABG-SI, LLC, and ABG Intermediate Holdings 2 LLC (collectively referred to as ABG) filed an action against the Company and Manoj Bhargave, the former interim CEO and a principal stockholder, alleging breach of contract among other things, in the United States District Court of the Southern District of New York seeking damages in the amount of $48,750 ($3,750 royalty fee liability and $45,000 termination fee liability as reflected in liabilities from discontinued operations), see Note 2 and Note 20.

In connection with the Company’s acquisition of Athlon Holdings, Inc., the Company prepared the working capital adjustment to the purchase price. The sellers are challenging the Company’s adjustments and both parties have agreed to a standstill and tolling agreement while the adjustments are being reviewed and discussed. The amount due from this challenge, if any, is not estimatable as of the issuance date of these condensed consolidated financial statements.

20. Subsequent Events

The Company performed an evaluation of subsequent events through the date of filing of these consolidated financial statements with the SEC. Other than the below described subsequent events, there were no material subsequent events which affected, or could affect, the amounts or disclosures on the consolidated financial statements.

Resignation and Appointments

On April 19, 2024, the Board appointed Sara Silverstein as the Chief Executive Officer, effective immediately, replacing Cavitt Randall.

Effective April 26, 2026, in connection with the ending of the interim management engagement with FTI Consulting Inc., Jason Frankl will no longer serve as interim Co-President and Chief Business Transformation Officer of the Company and Manoj Bhargava will serve as President.

Lease Agreement

Effective April 1, 2024, the Company entered into a sublease agreement for office space located in New York, NY with an expiration date of November 29, 2030 that provides for minimum lease payments totaling $4,019, with a payment of $652 made on April 11, 2024 representing twelve (12) months of minimum rental payments. In addition, the lease provides for additional rent for taxes and operating expenses under the terms of the underlying lease agreement.

Common Stock

From April 1, 2024 through the date these condensed consolidated financial statements were issued, the Company issued 17,698 shares of its common stock to members of the board of directors.

Legal Contingencies

On June 7, 2024, Arena filed a response denying ABG’s alleged breach of contract action and filed a counterclaim against ABG and Minute Media, Inc alleging, among other things, unfair competition, misappropriation of trade secrets, unjust enrichment, breach of contract and tortious interference with contract.

F-85

Bridge Media Networks, LLC

Financial Statements

December 31, 2023 and 2022

(With Independent Auditors’ Report Thereon)

F-86

Bridge Media Networks, LLC

F-87

Bridge Media Networks, LLC

Independent Auditors’ Report

To the Member of

Bridge Media Networks, LLC:

Opinion

We have audited the financial statements of Bridge Media Networks, LLC (the Company), which comprise the balance sheets as of December 31, 2023 and December 31, 2022, and the related statements of operations, changes in member’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and December 31, 2022, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-88

Bridge Media Networks, LLC

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Detroit, Michigan

June 13, 2024

F-89

Bridge Media Networks, LLC

Balance Sheets

(In Thousands of Dollars)	December 31,	December 31,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$47	$18
Accounts receivable, net	350	283
Related party accounts receivable, net	3,982	-
Prepaid expenses and other	299	170
Total current assets	4,678	471
Property and equipment, net (Note 3)	9,128	3,716
Right of use assets (Note 5)	751	101
Goodwill (Note 4)	697	697
Trade name	303	303
Total assets	$15,557	$5,288

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities
Accounts payable	$194	$398
Accrued expenses and other liabilities	454	120
Other accrued related party expenses	1,342	-
Current portion of lease liabilities (Note 5)	163	16
Total current liabilities	$2,153	534
Long term lease liabilities (Note 5)	589	85
Total long-term liabilities	589	85
Total liabilities	2,742	619
Member’s Equity
Accumulated equity	12,815	4,669
Total equity	12,815	4,669
Total liabilities and member’s equity	$15,557	$5,288

See Notes to Financial Statements

F-90

Bridge Media Networks, LLC

Statements of Operations

(In Thousands of Dollars)	Years Ended
	December 31,	December 31,
	2023	2022

Net Sales	$6,799	$341
Cost of Sales	1,926	182
Gross Profit	4,873	159
Operating Expenses
General and administrative expenses	13,804	284
Advertising and promotional expenses	598	2
Total operating expenses	14,402	286
Operating Loss	(9,529)	(127)
Nonoperating Income (Expense)
Interest income	3	-
Interest expense	(512)	-
Total nonoperating expense	(509)	-
Net Loss	$(10,038)	$(127)

See Notes to Financial Statements

F-91

Bridge Media Networks, LLC

Statements of Member’s Equity

(In Thousands of Dollars)	Accumulated Equity	Total Members’ Equity
Balance – January 1, 2022	$0	$0
Net Loss	(127)	(127)
Contributions	4,796	4,796
Balance – December 31, 2022	$4,669	$4,669
Net Loss	(10,038)	(10,038)
Contributions	35,302	35,302
Distributions	(17,118)	(17,118)
Balance – December 31, 2023	$12,815	$12,815

See Notes to Financial Statements

F-92

Bridge Media Networks, LLC

Statements of Cash Flows

(In Thousands of Dollars)	Years Ended
	December 31,	December 31,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(10,038)	$(127)
Adjustments to reconcile consolidated net income to net cash from operating activities:
Depreciation	805	-
Bad debt expense	112	25
Expenses directly paid by related party	7,170	-
Changes in operating assets and liabilities which (used) provided cash:
Accounts receivable	(4,161)	(138)
Prepaid advertising and other	(129)	-
Carrying amount of ROU asset & decrease in operating lease liabilities	1	-
Accounts payable	(204)	5
Accrued expenses and other liabilities	1,676	123
Net cash used in operating activities	(4,768)	(112)
Cash Flows from Investing Activities
Purchase of property and equipment	(6,586)	-
Net cash used in investing activities	(6,586)	-
Cash Flows from Financing Activities
Proceeds from revolving promissory note	28,090	-
Payments on revolving promissory note	(1,800)	-
Distributions	(16,749)	-
Contributions	1,842	130
Net cash provided by financing activities	11,383	130
Net Increase in Cash and Cash Equivalents	29	18
Cash and Cash Equivalents – Beginning of period	18	-
Cash and Cash Equivalents – End of period	$47	$18

Supplemental Cash Flow Information
Non-cash activities:
Net non-cash contributions	33,091	$4,666

See Notes to Financial Statements

F-93

Bridge Media Networks, LLC

Notes to Financial Statements

December 31, 2023 and 2022

Note 1 – Nature of Business and Significant Accounting Policies

Bridge Media Networks, LLC (“Bridge Media or the Company”), a wholly owned subsidiary of its parent company Simplify Inventions, LLC (“Simplify”), is an innovative national media group that offers a wide range of platforms for delivering the latest news, sports, automotive, and travel content nationwide across the United States. Bridge Media’s core brands include NEWSnet which provides 24 hours of news and weather content, Sports News Highlights (SNHtv.com) which provides 24 hours of sports news and highlights and TravelHost, which is a travel and lifestyle magazine and media outlet. Through these platforms, the Company markets and advertises 5-Hour ENERGY® products and other products and services sold by related party and third-party customers.

Bridge Media was established on August 18, 2022 with the acquisition of TravelHost. Bridge News LLC (“Bridge News”), a related party, began its operations in January 2022 when it acquired NEWSnet, a single local TV station in Cadillac, Michigan. During 2022, Bridge News focused on TV station operations. On December 31, 2022, Bridge News contributed certain assets to Bridge Media. In 2023, Bridge Media used the assets to expand operations and build out content for NEWSnet and Sport News Highlights network offerings.

On November 5, 2023, Simplify and Bridge Media entered into a Business Combination Agreement with The Arena Group Holdings, Inc. (“The Arena Group”) to acquire common shares that would equal approximately 65% ownership of The Arena Group. As part of the consideration of the transaction, Bridge Media will be contributed to The Arena Group. Simplify and The Arena Group are currently working through certain conditions under the Business Combination Agreement to finalize the proposed transaction.

Basis of Presentation

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The financial statements include revenues and expenses that are directly related to the business, including net sales and cost of sales for the core brands described above.

Summary of Significant Accounting Policies

Use of Estimates - The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents – The Company considers all highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. The Company deposits cash primarily with major banks and, at times, may maintain balances that exceed the federal insured amounts. The Company has not experienced any losses in such accounts, and management believes the Company is not exposed to any unusual credit risk on these deposits.

Accounts Receivable - Accounts receivable are stated at net invoice amounts and presented net of an allowance for credit losses. The allowance for credit losses is based on management’s evaluation of the receivables under current conditions, the aging of the receivables, review of specific collection issues and such other factors, which in management’s judgment, deserve recognition in estimating losses. The allowance for credit losses on the total accounts receivable balances was approximately $136 thousand and $25 thousand as of December 31, 2023 and 2022, respectively.

F-94

Bridge Media Networks, LLC

Notes to Financial Statements

December 31, 2023 and 2022

Property and Equipment – Purchases of property and equipment are recorded at cost. The straight-line method is used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives ranging from 1 to 38 years. Costs of maintenance and repairs are charged to expense when incurred.

Property and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the assets from the expected future pretax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such assets, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations such as quoted market values and third party independent appraisals. The Company did not recognize any impairment expense for the years ended December 31, 2023 and 2022.

Indefinite-lived Intangible Asset – The TravelHost trade name is an indefinite-lived intangible asset. The indefinite-lived intangible asset is tested for impairment annually, and more frequently when there is a triggering event. Annually, or when there is a triggering event, the Company first performs a qualitative assessment by evaluating all relevant events and circumstances to determine if it is more likely than not that the indefinite-lived intangible asset is impaired; this includes considering any potential effect on significant inputs to determining the fair value of the indefinite-lived intangible asset. When it is more likely than not that an indefinite-lived intangible asset is impaired, then the Company calculates the fair value of the intangible asset and performs a quantitative impairment test. No impairment was recorded in 2023 and 2022.

Goodwill - Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets of businesses acquired in a business combination. Goodwill is not amortized but rather is tested for impairment at least annually on December 31, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company has one reporting unit, therefore, the impairment test is performed at the entity level. ASC 350, Intangibles - Goodwill and Other, permits an entity to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than it carrying amount before applying the goodwill impairment model. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the remaining impairment steps would be unnecessary.

If the Company elects or is required to perform a quantitative analysis, then recoverability of goodwill is determined by comparing the fair value of Company’s reporting unit to the carrying value of the underlying net assets in the reporting unit. If the fair value of the reporting unit is determined to be less than the carrying value of its net assets, goodwill is deemed impaired, and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the difference between the fair value of the reporting unit and the fair value of its other assets and liabilities. No impairment was recorded in 2023 and 2022.

Leases - The Company’s lease arrangements consist of real estate property, such as office buildings. These leases require the Company to pay all executory costs (property taxes, maintenance, and insurance). Lease payments include both fixed and variable components. Rental payments included in the measurement of the lease liability comprise fixed payments. Variable payments associated with the Company’s leases are recognized when the event, activity or circumstance in the lease agreement on which those payments are assessed has occurred. Some of the Company’s leases include options to extend or terminate the leases. These options have been included in the relevant lease term to the extent that they are reasonably certain to be exercised. Generally, the leases have no residual value guarantees or material covenants. All current leases were determined to be operating leases, The Company currently has no short-term leases or finance leases.

F-95

Bridge Media Networks, LLC

Notes to Financial Statements

December 31, 2023 and 2022

The Company determines if an arrangement is a lease at inception. Operating lease ROU assets are presented as right of use assets on the balance sheet. The current portion of operating lease liabilities is presented separately as current portion of lease liability and the long-term portion of operating lease liabilities is presented separately as long-term lease liabilities on the balance sheet.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. The lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective interest method.

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentive received. The ROU asset is subsequently measured through the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. We use the implicit rate when readily determinable. As most of our leases do not provide an implicit interest rate, we have utilized the incremental borrowing rate of Simplify to determine the present value of future payments.

ROU assets are tested for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company first performs a qualitative assessment by evaluating all relevant events and circumstances to determine if it is more likely than not that the ROU assets are impaired; this includes considering any potential effect on significant inputs to determining the fair value of the ROU assets. When it is more likely than not that a ROU asset is impaired, then the Company calculates the fair value of the intangible asset and compares it to the carrying amount of the asset. If the carrying amount exceeds the fair value of the asset, impairment is recorded. No ROU asset impairment was recorded in 2023 and 2022.

Lease expense for lease payments is recognized on a straight-line basis over the lease term and is presented within general and administrative expenses on the statement of operations. Lease expense for variable payments is recognized within general and administrative expense on the statement of operations.

Revenue and Cost Recognition - In accordance with ASC 606, Revenue from Contracts with Customers, revenues are recognized when control of the promised goods or services are transferred to the Company’s customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services.

The primary sources of revenue are from advertising aired on its networks and licensing, services and advertising related to its magazine. For advertising aired on its networks, revenue is recognized, net of agency commissions, in the period in which advertisements are aired or delivered and payment occurs thereafter, with payment generally required within 30 to 60 days. Revenues from licenses and services are recognized when the Company publishes and prints its magazines for its licensees and service customers. Advertising related revenues for print advertisements are recognized when advertisements are published. There is no variable consideration related to advertising, licensing, or service revenue. Payment terms for the licensee’s and advertisers are generally 30 days. The Company recorded $5.4 million in revenue for network advertising and $1.4 million for licensing, services and advertising related to its magazine in 2023. The Company recorded $341 thousand for licensing, services and advertising related to its magazine and did not record any revenue for network advertising in 2022. Sales to one of its major customers aggregated to approximately 66% of total net sales for 2023. There were no significant sales to the specific customer in 2022.

F-96

Bridge Media Networks, LLC

Notes to Financial Statements

December 31, 2023 and 2022

At contract inception, the Company assesses the obligations promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service or bundle that is distinct. To identify the performance obligations, the Company considers all the promises in the contract, whether explicitly stated or implied based on customary business practices. The Company’s performance obligations related to advertising are satisfied at a point in time when an advertisement appears on its network or is published in its magazine. The Company determines that the customer can direct the use of and obtain substantially all the benefits from the advertising on the publication date. The Company’s performance obligations related to licensing and service are satisfied at a point in time when an advertisement appears on its network or is published printed and published in its magazine. The Company determines that the customer can direct the use of and obtain substantially all benefits from licensing and services on the publication date.

Advertising and Promotional Expenses - Advertising and promotional expenses are charged against income during the period when the advertising or promotion takes place. Advertising and promotional expenses were approximately $598 thousand and $2 thousand for the years ended December 31, 2023 and 2022, respectively.

Income Taxes - The Company is organized as a limited liability company and is taxed under partnership tax rules. Therefore, there is no provision for federal income taxes in the statement of operations since income is taxed at the individual member level.

Fair Value Measurements - The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

● Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

● Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

● Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The carrying amount of the Company’s financial instruments comprising of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these instruments.

Note 2 – Acquisition

On August 31, 2022, the Company acquired TravelHost to begin to expand its media offerings. The purchased assets include the TravelHost trade name and related intellectual property and a lease right of use asset and liability. Financial results for TravelHost have been included in the financial statements from the date of acquisition. The purchase price of TravelHost was approximately $1 million. The acquired assets of TravelHost were recorded at fair value, including $303 thousand to the trade name, valued using the relief from royalty method. The relief-from-royalty method requires forward looking estimates to determine fair value, including among other assumptions, forecasted revenue growth, and estimated royalty rate. The trade name was valued using a royalty rate of 2.5% and a discount rate of 12.5%. The acquisition resulted in $697 thousand of goodwill that represents the excess purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed and represents synergies expected to arise in the Company’s media offerings. The acquisition also resulted in recording of a right of use asset and lease liability in the amount of $33 thousand.

F-97

Bridge Media Networks, LLC

Notes to Financial Statements

December 31, 2023 and 2022

Note 3 – Property and Equipment

Property and equipment consist of the following as of December 31:

($ in thousands)	2023	2022	Depreciable Life - Years

Land	$26	$26	-
Buildings and building improvements	861	797	7-38
Machinery and equipment	324	331	1-6
Transportation equipment	232	306	4
Office equipment and software	5,617	1,428	1-6
Station equipment	-	390	5
Construction in progress	3,080	738	-
Total cost	10,140	4,016
Accumulated depreciation	(1,012)	(300)
Property and equipment, net	$9,128	$3,716

The Company recorded depreciation expense of $805 thousand in 2023. The Company did not record any depreciation expense in 2022 as the property and equipment was contributed by a related party on December 31, 2022

Note 4 – Goodwill

The changes in carrying value of goodwill are as follows:

($ in thousands)	2023	2022
Carrying value at the beginning of the year	$697	$-
Goodwill acquired in acquisition	-	697
Carrying value at the end of the year	$697	$697

The Company, as part of its annual impairment evaluation of goodwill of its one reporting unit, performs the goodwill impairment test in accordance with applicable guidance. ASC 350, Intangibles - Goodwill and Other, permits an entity to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than it carrying amount before applying the goodwill impairment model. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the remaining impairment steps would be unnecessary. The annual impairment test was performed on December 31, 2023. No impairment of goodwill has been identified during the years ended December 31, 2023 and 2022.

F-98

Bridge Media Networks, LLC

Notes to Financial Statements

December 31, 2023 and 2022

Note 5 – Leases

The Company leases building space from three different lessors, one of which is a related party. The right of use asset balance totaled $752 thousand and $101 thousand as of December 31, 2023 and 2022, respectively. The lease liability had a total short term balance of $163 thousand and $16 thousand as of December 31, 2023 and 2022, respectively, and a long term balance of $589 thousand and $85 thousand as of December 31, 2023 and 2022, respectively.

The components of operating lease costs were as follows:

($ in thousands)	2023	2022

Operating lease cost	$71	$3
Variable lease cost	7	-
Total lease cost	$78	$3

Operating lease and variable lease costs are recorded within the general and administrative expenses on the statement of operations. All operating and variable lease costs recorded during the years ended December 31, 2023 and 2022 represent cash used in operating activities in the statements of cash flows. The weighted-average remaining lease term was 4.7 years and 2.0 years for the years ended December 31, 2023 and 2022, respectively.

The future minimum lease payments are as follows:

($ in thousands)	Future Minimum Lease Payments
2024	$224
2025	192
2026	189
2027	180
2028	150
Thereafter	-
Undiscounted Total	935
Less imputed interest	(183)
Lease liabilities:	$752

Note 6 – Related Party Transactions

Revenue

The Company provides advertising services to related parties. The Company recorded $4.5 million in related party revenue for the year ended December 31, 2023. The Company did not record any related party revenue for the year ended December 31, 2022.

Broadcasting Services Expense

The Company receives broadcasting services from one of its related parties. The Company recorded $719 thousand for related party broadcasting expenses which are included in cost of sales of the Company’s statement of operations for the year ended December 31, 2023. The Company did not record any related party broadcasting expenses for the year ended December 31, 2022.

F-99

Bridge Media Networks, LLC

Notes to Financial Statements

December 31, 2023 and 2022

Employee Sharing Agreement

On January 1, 2023, Bridge Media entered into an employee sharing agreement with Bridge News, pursuant to which Bridge News has agreed to make certain of its employees available to Bridge Media to perform services for Bridge Media through December 31, 2023 (the “Employee Sharing Agreement”). Bridge News pays for all direct costs of the individuals subject to the Employee Sharing Agreement on behalf of Bridge Media and Bridge News remains the employer of the individuals subject to the Employee Sharing Agreement. Pursuant to the Employee Sharing Agreement, Bridge Media has incurred an aggregate of $6.9 million in payroll expenses which are included in general and administrative expenses for the year ended December 31, 2023.

Bridge News sponsors a 401(k) plan for its employees, including employees subject to the Employee Sharing Agreement with Bridge Media. The plan provides for discretionary matching contributions. Bridge media incurred $79 thousand of expenses for contributions to the plan which are included in general and administrative expenses for the year ended December 31, 2023.

On January 1, 2024, the Employee Sharing Agreement was extended through December 31, 2024.

Shared Service Expenses

The Company records expenses for monthly shared services provided by its parent company and other related parties. These services include employee time spent performing accounting, human resources, information technology, marketing and other professional services for the Company, as well as any non-employee related expenses incurred on behalf of the Company. Total shared service fees charged to the Company, which are included in general and administrative expenses of the Company’s statement of operations, were $533 thousand and $25 thousand for the years ended December 31, 2023 and 2022, respectively.

Advertising Expenses

During the year ended December 31, 2023, the Company recorded $118 thousand in expenses for advertising expenses paid for by a related party on behalf of the Company. Advertising expenses are included in general and administrative expenses in the Company’s statement of operations. The Company did not record any related party advertising expenses for the year ended December 31, 2022.

Consulting Expenses

During the year ended December 31, 2023, the Company recorded $345 thousand in expenses for consulting services from a related party. These expenses are included in general and administrative expenses in the Company’s statement of operations. The Company did not record any related party consulting expenses for the year ended December 31, 2022.

Note Payable

On February 21, 2023, the Company entered into a revolving promissory note with Simplify which bears interest at 6%. On October 1, 2023, the Company entered into a debt contribution agreement with Simplify to convert the outstanding debt and related accrued interest of the revolving promissory note to an equity contribution. The total balance of the debt converted to an equity contribution was $26.3 million.

F-100

Bridge Media Networks, LLC

Notes to Financial Statements

December 31, 2023 and 2022

Contributions and Distributions

During the year ended December 31, 2023, the Company received $35.3 million in cash and non-cash contributions from Simplify to support current and future operations. The cash contribution of $1.8 million was received from Simplify. Non cash- contributions include conversion of the revolving promissory note with Simplify in the amount of $26.3 million to an equity contribution, $6.9 million for payroll expenses paid by Bridge News, $499 thousand for interest expense paid by Simplify on behalf of the Company, and are net of $213 thousand of unbilled revenue collected by BN on behalf of BMN. During the year ended December 31, 2022, the Company recorded a $1.0 million contribution in the form of payment for consideration for the TravelHost acquisition. The remaining 2022 contributions consisted of $3.7 million of property and equipment and $0.1 million of net current assets and liabilities.

During the year ended December 31, 2023, the Company distributed approximately $16.7 million in cash and $369 thousand in fixed assets to a related party. The Company did not record any distributions for the year ended December 31, 2022.

Note 7 – Subsequent Events

The Company has evaluated events and transactions occurring subsequent to December 31, 2023 through June 13, 2024, the date the financial statements were available to be issued. Other than the subsequent events described below, there were no subsequent events that have been identified that would require adjustment of, or disclosure in, the accompanying financial statements.

Note Payable

On January 1, 2024, the Company entered into a revolving promissory note with its parent company, Simplify, in which bears interest at 6%. The revolving promissory note matures on January 1, 2028. The note has a balance of $4.8 million as of June 13, 2024 and the Company recorded interest expense of $67 thousand year to date through June 13, 2024.

F-101

Bridge Media Networks, LLC

Unaudited Financial Statements

As of March 31, 2024 and December 31, 2023 and

For the Three Month Periods Ended

March 31, 2024 and March 31, 2023

F-102

Bridge Media Networks, LLC

F-103

Bridge Media Networks, LLC

Balance Sheets

(In Thousands of Dollars)	March 31, 2024	December 31,
	(Unaudited)	2023
ASSETS
Current Assets
Cash and cash equivalents	$173	$47
Accounts receivable, net	375	350
Related party accounts receivable, net	6,308	3,982
Prepaid expenses and other	296	299
Total current assets	7,152	4,678
Property and equipment, net (Note 2)	9,566	9,128
Right of use assets (Note 4)	751	751
Goodwill (Note 3)	697	697
Trade name	303	303
Total assets	$18,469	$15,557

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities
Accounts payable	$388	$194
Accrued expenses and other liabilities	52	454
Other accrued related party expenses	1,430	1,342
Related party revolving credit facility (Note 5)	$2,650	$0
Current portion of lease liabilities (Note 4)	190	163
Total current liabilities	$4,710	2,153
Long-Term Liabilities
Long term lease liabilities (Note 4)	568	589
Total long-term liabilities	568	589
Total liabilities	5,278	2,742
Member’s Equity
Accumulated equity	13,191	12,815
Total equity	13,191	12,815
Total liabilities and member’s equity	$18,469	$15,557

See Notes to Financial Statements

F-104

Bridge Media Networks, LLC

Statements of Operations

(Unaudited)

(In Thousands of Dollars)	Three Months Ended
	March 31,	March 31,
	2024	2023

Net Sales	$2,841	$866
Cost of Sales	826	336
Gross Profit	2,015	530
Operating Expenses
General and administrative expenses	3,962	2,250
Advertising and promotional expenses	82	9
Total operating expenses	4,044	2,259
Operating Loss	(2,029)	(1,729)
Nonoperating Expense
Interest expense	38	8
Total nonoperating expense	38	8
Net Loss	$(2,067)	$(1,737)

See Notes to Financial Statements

F-105

Bridge Media Networks, LLC

Statements of Member’s Equity

(Unaudited)

(In Thousands of Dollars)	Accumulated Equity	Total Member’s Equity
Balance – January 1, 2024	$12,815	$12,815
Net Loss	$(2,067)	(2,067)
Contributions	2,443	2,443
Distributions	-	-
Balance – March 31, 2024	$13,191	$13,191

(In Thousands of Dollars)	Accumulated Equity	Total Member’s Equity
Balance – January 1, 2023	$4,669	$4,669
Net Loss	$(1,737)	(1,737)
Contributions	805	805
Distributions	(2,075)	(2,075)
Balance – March 31, 2023	$1,662	$1,662

See Notes to Financial Statements

F-106

Bridge Media Networks, LLC

Statements of Cash Flows

(Unaudited)

(In Thousands of Dollars)	Three Months Ended
	March 31,	March 31,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(2,067)	$(1,737)
Adjustments to reconcile consolidated net income to net cash from operating activities:
Depreciation	296	190
Bad debt expense	(37)	69
Expenses directly paid by related party	2,443	805
Changes in operating assets and liabilities which (used) provided cash:
Accounts receivable	(2,314)	(674)
Prepaid advertising and other	3	36
Carrying amount of ROU asset & decrease in operating lease liabilities	6	1
Accounts payable	194	(162)
Accrued expenses and other liabilities	(314)	125
Net cash used in operating activities	(1,790)	(1,347)
Cash Flows from Investing Activities
Purchase of property and equipment	(734)	(558)
Net cash used in investing activities	(734)	(558)
Cash Flows from Financing Activities
Proceeds from revolving promissory note	2,650	3,636
Distributions	-	(1,690)
Contributions	-	-
Net cash provided by financing activities	2,650	1,946
Net Increase in Cash and Cash Equivalents	126	41
Cash and Cash Equivalents – Beginning of period	47	18
Cash and Cash Equivalents – End of period	$173	$59

Supplemental Cash Flow Information
Non-cash activities:
Net non-cash contributions	2,443	1,096

See Notes to Financial Statements

F-107

Bridge Media Networks, LLC

Notes to Unaudited Financial Statements

Note 1 – Nature of Business and Significant Accounting Policies

Bridge Media Networks, LLC (“Bridge Media or the Company”), a wholly owned subsidiary of its parent company Simplify Inventions, LLC (“Simplify”), established in August 2022, is an innovative national media group that offers a wide range of platforms for delivering the latest news, sports, automotive, and travel content nationwide across the United States. Bridge Media’s core brands include NEWSnet which provides 24 hours of news and weather content, Sports News Highlights (SNHtv.com) which provides 24 hours of sports news and highlights and TravelHost, which is a travel and lifestyle magazine and media outlet. Through these platforms, the Company markets and advertises 5-Hour ENERGY® products and other products and services sold by related party and third-party customers.

On November 5, 2023, Simplify and Bridge Media entered into a Business Combination Agreement with The Arena Group Holdings, Inc. (“The Arena Group”) to acquire common shares that would equal approximately 65% ownership of The Arena Group. As part of the consideration of the transaction, Bridge Media will be contributed to The Arena Group. Simplify and The Arena Group are currently working through certain conditions under the Business Combination Agreement to finalize the proposed transaction.

Basis of Presentation

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The financial statements include revenues and expenses that are directly related to the business, including net sales and cost of sales for the core brands described above.

Summary of Significant Accounting Policies

Use of Estimates - The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents – The Company considers all highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. The Company deposits cash primarily with major banks and, at times, may maintain balances that exceed the federal insured amounts. The Company has not experienced any losses in such accounts, and management believes the Company is not exposed to any unusual credit risk on these deposits.

Accounts Receivable - Accounts receivable are stated at net invoice amounts and presented net of an allowance for credit losses. The allowance for credit losses is based on management’s evaluation of the receivables under current conditions, the aging of the receivables, review of specific collection issues and such other factors, which in management’s judgment, deserve recognition in estimating losses. The allowance for credit losses on the total accounts receivable balances was approximately $99 thousand and $136 thousand as of March 31, 2024 and December 31, 2023, respectively.

Property and Equipment – Purchases of property and equipment are recorded at cost. The straight-line method is used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives ranging from 1 to 38 years. Costs of maintenance and repairs are charged to expense when incurred.

Property and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the assets from the expected future pretax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such assets, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations such as quoted market values and third party independent appraisals. The Company did not recognize any impairment expense for the periods ended March 31, 2024 and 2023.

F-108

Bridge Media Networks, LLC

Notes to Unaudited Financial Statements

Indefinite-lived Intangible Asset – The TravelHost trade name is an indefinite-lived intangible asset. The indefinite-lived intangible asset is tested for impairment annually, and more frequently when there is a triggering event. Annually, or when there is a triggering event, the Company first performs a qualitative assessment by evaluating all relevant events and circumstances to determine if it is more likely than not that the indefinite-lived intangible asset is impaired; this includes considering any potential effect on significant inputs to determining the fair value of the indefinite-lived intangible asset. When it is more likely than not that an indefinite-lived intangible asset is impaired, then the Company calculates the fair value of the intangible asset and performs a quantitative impairment test. No impairment was recorded in 2024 and 2023.

Goodwill - Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets of businesses acquired in a business combination. Goodwill is not amortized but rather is tested for impairment at least annually on December 31, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company has one reporting unit, therefore, the impairment test is performed at the entity level. Accounting Standards Codification (ASC ) 350, Intangibles - Goodwill and Other, permits an entity to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than it carrying amount before applying the goodwill impairment model. If it is determined through the qualitative assessment that a reporting unit’s fair value is more likely than not greater than its carrying value, the remaining impairment steps would be unnecessary.

If the Company elects or is required to perform a quantitative analysis, then recoverability of goodwill is determined by comparing the fair value of Company’s reporting unit to the carrying value of the underlying net assets in the reporting unit. If the fair value of the reporting unit is determined to be less than the carrying value of its net assets, goodwill is deemed impaired, and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the difference between the fair value of the reporting unit and the fair value of its other assets and liabilities. No impairment was recorded in 2024 and 2023.

Leases - The Company’s lease arrangements consist of real estate property, such as office buildings. These leases require the Company to pay all executory costs (property taxes, maintenance, and insurance). Lease payments include both fixed and variable components. Rental payments included in the measurement of the lease liability comprise fixed payments. Variable payments associated with the Company’s leases are recognized when the event, activity or circumstance in the lease agreement on which those payments are assessed has occurred. Some of the Company’s leases include options to extend or terminate the leases. These options have been included in the relevant lease term to the extent that they are reasonably certain to be exercised. Generally, the leases have no residual value guarantees or material covenants. All current leases were determined to be operating leases, The Company currently has no short-term leases or finance leases.

The Company determines if an arrangement is a lease at inception. Operating lease ROU assets are presented as right of use assets on the balance sheet. The current portion of operating lease liabilities is presented separately as current portion of lease liability and the long-term portion of operating lease liabilities is presented separately as long-term lease liabilities on the balance sheet.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. The lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective interest method.

F-109

Bridge Media Networks, LLC

Notes to Unaudited Financial Statements

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentive received. The ROU asset is subsequently measured through the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. We use the implicit rate when readily determinable. As most of our leases do not provide an implicit interest rate, we have utilized the incremental borrowing rate of Simplify to determine the present value of future payments.

ROU assets are tested for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company first performs a qualitative assessment by evaluating all relevant events and circumstances to determine if it is more likely than not that the ROU assets are impaired; this includes considering any potential effect on significant inputs to determining the fair value of the ROU assets. When it is more likely than not that a ROU asset is impaired, then the Company calculates the fair value of the intangible asset and compares it to the carrying amount of the asset. If the carrying amount exceeds the fair value of the asset, impairment is recorded. No ROU asset impairment was recorded in 2024 and 2023.

Lease expense for lease payments is recognized on a straight-line basis over the lease term and is presented within general and administrative expenses on the statement of operations. Lease expense for variable payments is recognized within general and administrative expense on the statement of operations.

Revenue and Cost Recognition - In accordance with ASC 606, Revenue from Contracts with Customers, revenues are recognized when control of the promised goods or services are transferred to the Company’s customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services.

The primary sources of revenue are from advertising aired on its networks and licensing, services and advertising related to its magazine. For advertising aired on its networks, revenue is recognized, net of agency commissions, in the period in which advertisements are aired or delivered and payment occurs thereafter, with payment generally required within 30 to 60 days. Revenues from licenses and services are recognized when the Company publishes and prints its magazines for its licensees and service customers. Advertising related revenues for print advertisements are recognized when advertisements are published. There is no variable consideration related to advertising, licensing, or service revenue. Payment terms for the licensee’s and advertisers are generally 30 days. The Company recorded $2.5 million and $493 thousand in revenue for network advertising and $364 thousand and $372 thousand for licensing, services and advertising related to its magazine in the three months ended March 31, 2024 and 2023, respectively. Sales to one of its major customers aggregated to approximately 82% of total net sales for the three months ended March 31, 2024 and approximately 43% of total net sales for the three months ended March 31, 2023.

At contract inception, the Company assesses the obligations promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service or bundle that is distinct. To identify the performance obligations, the Company considers all the promises in the contract, whether explicitly stated or implied based on customary business practices. The Company’s performance obligations related to advertising are satisfied at a point in time when an advertisement appears on its network or is published in its magazine. The Company determines that the customer can direct the use of and obtain substantially all the benefits from the advertising at a point in time when an advertisement appears on its network or is printed and published in its magazine. The Company’s performance obligations related to licensing and service are satisfied on the publication date. The Company determines that the customer can direct the use of and obtain substantially all benefits from licensing and services on the publication date.

F-110

Bridge Media Networks, LLC

Notes to Unaudited Financial Statements

Advertising and Promotional Expenses - Advertising and promotional expenses are charged against income during the period when the advertising or promotion takes place. Advertising and promotional expenses were approximately $82 thousand and $9 thousand for the three months ended March 31, 2024 and 2023, respectively.

Income Taxes - The Company is organized as a limited liability company and is taxed under partnership tax rules. Therefore, there is no provision for federal income taxes in the statement of operations since income is taxed at the individual member level.

Fair Value Measurements - The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

● Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

● Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

● Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The carrying amount of the Company’s financial instruments comprising of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these instruments.

Note 2 – Property and Equipment

Property and equipment consist of the following:

($ in thousands)	March 31, 2024	December 31, 2023	Depreciable Life - Years

Land	$26	$26	-
Buildings and building improvements	861	861	7-38
Machinery and equipment	379	324	1-6
Transportation equipment	232	232	4
Office equipment and software	5,919	5,617	1-6
Construction in progress	3,457	3,080	-
Total cost	10,874	10,140
Accumulated depreciation	(1,308)	(1,012)
Property and equipment, net	$9,566	$9,128

F-111

Bridge Media Networks, LLC

Notes to Unaudited Financial Statements

The Company recorded depreciation expense of $296 thousand and $190 thousand and in the three months ended March 31, 2024 and 2023, respectively.

Note 3 – Goodwill

The changes in carrying value of goodwill are as follows:

($ in thousands)	2024	2023
Carrying value at the beginning of the year	$697	$697
Goodwill acquired in acquisition	-	-
Carrying value at the end of the year	$697	$697

Note 4 – Leases

The Company leases building space from three different lessors, one of which is a related party. The right of use asset balance totaled $751 thousand and $751 thousand as of March 31, 2024 and December 31, 2023, respectively. The lease liability had a total short term balance of $190 thousand and $163 thousand as of March 31, 2024 and December 31, 2023, respectively, and a long term balance of $568 thousand and $589 thousand as of March 31, 2024 and December 31, 2023, respectively.

The components of operating lease costs were as follows for the three months ended March 31:

($ in thousands)	2024	2023

Operating lease cost	$52	$5
Variable lease cost	8	-
Total lease cost	$60	$5

Operating lease and variable lease costs are recorded within the general and administrative expenses on the statement of operations. All operating and variable lease costs recorded during the three months ended March 31, 2024 and 2023 represent cash used in operating activities in the statements of cash flows. The weighted-average remaining lease term was 4.3 years and 4.7 years for the periods ended March 31, 2024 and December 31, 2023, respectively.

The future minimum lease payments are as follows:

($ in thousands)	Future Minimum Lease Payments
2024	$185
2025	224
2026	189
2027	180
2028	150
Thereafter	-
Undiscounted Total	928
Less imputed interest	(170)
Lease liabilities:	$758

F-112

Bridge Media Networks, LLC

Notes to Unaudited Financial Statements

Note 5 – Related Party Transactions

Revenue

The Company provides advertising services to related parties. The Company recorded $2.3 million and $372 thousand in related party revenue for the three months ended March 31, 2024 and 2023, respectively.

Broadcasting Services Expense

The Company receives broadcasting services from one of its related parties. The Company recorded $445 thousand and $89 thousand for related party broadcasting expenses which are included in cost of sales of the Company’s statement of operations for the three months ended March 31, 2024 and 2023, respectively.

Employee Sharing Agreement

On January 1, 2023, Bridge Media entered into an employee sharing agreement with Bridge News, pursuant to which Bridge News has agreed to make certain of its employees available to Bridge Media to perform services for Bridge Media through December 31, 2023 (the “Employee Sharing Agreement”). On January 1, 2024, the Employee Sharing Agreement was extended through December 31, 2024. Bridge News pays for all direct costs of the individuals subject to the Employee Sharing Agreement on behalf of Bridge Media and Bridge News remains the employer of the individuals subject to the Employee Sharing Agreement. Pursuant to the Employee Sharing Agreement, Bridge Media has incurred an aggregate of $2.5 million and $1.1 million in payroll expenses which are included in general and administrative expenses for the three months ended March 31, 2024 and 2023, respectively.

Bridge News sponsors a 401(k) plan for its employees, including employees subject to the Employee Sharing Agreement with Bridge Media. The plan provides for discretionary matching contributions. Bridge Media incurred $40 thousand and $9 thousand of expenses for contributions to the plan which are included in general and administrative expenses for the three months ended March 31, 2024 and 2023, respectively.

Shared Service Expenses

The Company records expenses for monthly shared services provided by its parent company and other related parties. These services include employee time spent performing accounting, human resources, information technology, marketing and other professional services for the Company, as well as any non-employee related expenses incurred on behalf of the Company. Total shared service fees charged to the Company, which are included in general and administrative expenses of the Company’s statement of operations, were $321 thousand and $61 thousand for the three months ended March 31, 2024 and 2023, respectively.

Consulting Expenses

During the three months ended March 31, 2024, the Company recorded $3 thousand in expenses for consulting services from a related party. These expenses are included in general and administrative expenses in the Company’s statement of operations. The Company did not record any related party consulting expenses for the three months ended March 31, 2023.

F-113

Bridge Media Networks, LLC

Notes to Unaudited Financial Statements

Note Payable

On January 1, 2024, the Company entered into a revolving promissory note with its parent company, Simplify, in which bears interest at 6%. The revolving promissory note matures on January 1 2028. Outstanding principal, together with any accrued but unpaid interest, will become due in full immediately upon demand of Simplify or on the maturity date. The note had a balance of $2.7 million as of March 31, 2024 and the Company recorded interest expense of $21 thousand for the three months ended March 31, 2024.

On February 21, 2023, the Company entered into a revolving promissory note with Simplify which bears interest at 6%. On October 1, 2023, the Company entered into a debt contribution agreement with Simplify to convert the outstanding debt and related accrued interest of the revolving promissory note to an equity contribution. The total balance of the debt converted to an equity contribution was $26.3 million.

Contributions and Distributions

During the three months ended March 31, 2024, the Company received a non cash contribution of $2.4 million for payroll expenses paid by Bridge News. During the three months ended March 31, 2023, the Company recorded a $1.1 million contribution for payroll expenses paid by Bridge News net of an unbilled revenue of $300 thousand collected by Bridge News on behalf of Bridge Media.

The Company did not record any distributions for the three months ended March 31, 2024. During the three months ended March 31, 2023, the Company distributed approximately $1.7 million in cash and $385 thousand in fixed assets to a related party.

Note 6 – Subsequent Events

The Company has evaluated events and transactions occurring subsequent to March 31, 2024 through June 13, 2024, the date the financial statements were available to be issued. As of the date of the issued financial statements, there were no subsequent events that have been identified that would require adjustment of, or disclosure in, the accompanying financial statements.

F-114

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The DGCL provides that Section 145 of the DGCL is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The New Arena Charter contains provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the DGCL, as may be amended from time to time.

Section 102(b)(7) of the DGCL, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The New Arena Charter contains a provision for such limitation of liability to the fullest extent permitted by the DGCL, as may be amended from time to time.

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Item 21. Exhibits and Financial Statement Schedules.

The exhibits listed below in the “Exhibit Index” are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.

EXHIBIT INDEX

Exhibit No.	Description
2.1*^	Business Combination Agreement, dated as of November 5, 2023, by and among The Arena Group Holdings, Inc., Simplify Inventions LLC, Bridge Media Networks LLC, New Arena Holdco, Inc., Energy Merger Sub I, LLC and Energy Merger Sub II, LLC, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of December 1, 2023 (attached as Annex A to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference).
3.1*	Amended and Restated Certification of Incorporation of The Arena Group Holdings, Inc., as currently in effect (filed as Exhibit 3.1 to New Arena Holdco, Inc.’s registration statement on Form S-4 (File No. 333-276999) filed on February 9, 2024).
3.2*	Second Amended and Restated Bylaws of The Arena Group Holdings, Inc., as currently in effect.
3.3*	Form of Amended and Restated Certificate of Incorporation of The Arena Group Holdings, Inc. (attached as Annex J to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference).
3.4*	Form of Amended and Restated Bylaws of The Arena Group Holdings, Inc. (attached as Annex K to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference).
3.5*	Form of Certificate of Designations of Series A Preferred Stock (attached as Annex L to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference).
5.1	Form of Legal Opinion of Greenberg Traurig, P.A.
8.1**	Tax Opinion of Fenwick & West LLP.
10.1*	Form of Nomination Agreement, among Simplify Inventions LLC, 5-Hour International Corporation Pte. Ltd. and New Arena Holdco, Inc. (attached as Annex H to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference).
10.2*	Form of Support Agreement, between The Arena Group Holdings, Inc. and the stockholders named on the signature pages thereto (attached as Annex I to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference).
10.3*	Common Stock Subscription Agreement, dated November 5, 2023, by and between The Arena Group Holdings, Inc. and 5-Hour International Corporation Pte. Ltd. (attached as Annex D to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference).
10.4*^	Preferred Stock Subscription Agreement, dated November 5, 2023, by and between The Arena Group Holdings, Inc. and The Hans Foundation (attached as Annex E to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference).
10.5*	Committed Equity Facility Term Sheet, dated November 5, 2023, by and between The Arena Group Holdings, Inc. and Simplify Inventions LLC (attached as Annex F to the combined proxy statement/prospectus, which is a part of this registration statement and incorporation herein by reference).
10.6*	Form of Registration Rights Agreement, by and among The Arena Group Holdings, Inc., Simplify Inventions LLC and 5-Hour International Corporation Pte. Ltd. (attached as Annex G to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference)
10.7*	Form of Advertising Commitment Agreement, by and among The Arena Group Holdings, Inc., Simplify Inventions LLC and Agency 5, LLC (attached as Annex B to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference).
10.8*	Form of Master Airtime Services Agreement, by and between Bridge News LLC and Bridge Media Networks LLC (attached as Annex C to the combined proxy statement/prospectus, which is part of this registration statement and incorporated herein by reference).
10.9	Subscription Agreement, dated February 14, 2024, by and between The Arena Group Holdings, Inc., and Simplify Inventions LLC (filed as Exhibit 10.1 to The Arena Group Holdings, Inc’s Current Report on Form 8-K filed on February 14, 2024).
10.10	Loan Agreement between The Arena Group Holdings, Inc. and Simplify Inventions, LLC dated March 13, 2024 (filed as Exhibit 10.1 to The Arena Group Holdings, Inc’s Current Report on Form 8-K filed on March 19, 2024).
10.11	Demand Promissory Note issued by Simplify Inventions, LLC to The Arena Group Holdings, Inc. dated March 13, 2024 (filed as Exhibit 10.2 to The Arena Group Holdings, Inc’s Current Report on Form 8-K filed on March 19, 2024).
10.12	Continuing Unconditional Guaranty among Simplify Inventions, LLC and certain subsidiaries of The Arena Group Holdings, Inc., dated March 13, 2024 (filed as Exhibit 10.3 to The Arena Group Holdings, Inc’s Current Report on Form 8-K filed on March 19, 2024).
10.13	Pledge and Security Agreement among The Arena Group Holdings, Inc., certain subsidiaries of The Arena Group Holdings, Inc. and Simplify Inventions, LLC dated March 13, 2024 (filed as Exhibit 10.4 to The Arena Group Holdings, Inc’s Current Report on Form 8-K filed on March 19, 2024).
21.1*	List of Subsidiaries.
23.1	Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1).
23.2	Consent of Marcum LLP (as auditor for Arena).
23.3	Consent of KPMG LLP (as auditor for Bridge Media).
23.4**	Consent of Fenwick & West LLP (contained in Exhibit 8.1).
99.1**	Form of Proxy Card.
99.2	Consent of Current Capital Securities LLC.
99.3*	Consent of H. Hunt Allred to be named as Director.
99.4*	Consent of Manoj Bhargava to be named as Director.
99.5*	Consent of Vince Bodiford to be named as Director.
99.6*	Consent of Christopher Fowler to be named as Director.
99.7*	Consent of Cavitt Randall to be named as Director.
99.8*	Consent of Laura Lee to be named as Director.
99.9*	Consent of Christopher Petzel to be named as Director.
107*	Calculation of Filing Fee Table.

*	Previously filed.
**	To be filed by amendment.
^	Schedules and certain exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish copies of any such schedules to the U.S. Securities and Exchange Commission upon request.
†	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10).

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Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)	That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 13th day of June 2024.

NEW ARENA HOLDCO, INC.

By:	/s/ Douglas Smith
Name:	Douglas Smith
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Douglas Smith	Chief Executive Officer and Sole Director	June 13, 2024
Douglas Smith	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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Annex A

AMENDMENT NO. 1 TO
BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of December 1, 2023, by and among The Arena Group Holdings, Inc., a Delaware corporation (“Arena”), Simplify Inventions, LLC, a Delaware limited liability company (“Simplify”), Bridge Media Networks, LLC, a Michigan limited liability company and a wholly owned subsidiary of Simplify, New Arena Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Arena (“Newco”), Energy Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco, and Energy Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco.

W I T N E S S E T H:

WHEREAS, the parties hereto previously entered into that certain Business Combination Agreement, dated as of November 5, 2023 (the “Agreement”; any undefined capitalized terms used in this Amendment have the meanings ascribed to such terms in the Agreement).

WHEREAS, in connection with the Letter of Intent and prior to the execution and delivery of the Agreement, Arena and each of BRF Investments, LLC (“BRF Investments”), B. Riley Securities, Inc. (“B. Riley Securities”), B. Riley Principal Investments, LLC (“B. Riley Principal Investments”), Bryant R. Riley and B. Riley Asset Management LLC (collectively, the “B. Riley Voting Agreement Parties”) entered into those certain Voting and Support Agreements, each dated as of August 14, 2023 (collectively, the “B. Riley Voting and Support Agreements”), pursuant to which, among other things, each of the B. Riley Voting Agreement Parties has agreed (i) to vote the Arena Common Stock held by such B. Riley Voting Agreement Party in favor of the transactions contemplated by the Letter of Intent, (ii) not to sell, transfer, pledge, encumber, assign, tender, exchange, hedge, short sell or otherwise dispose of any of the Arena Common Stock held by such B. Riley Voting Agreement Party during the term of the B. Riley Voting and Support Agreements and (iii) not to enter into any legally binding contract, option or other arrangement or undertaking providing for such transfer of any such Arena Common Stock during the term of the B. Riley Voting and Support Agreements.

WHEREAS, concurrently with the execution and delivery of this Amendment, Simplify and each of BRF Investments, B. Riley Securities, B. Riley Principal Investments, BRC Partners Opportunity Fund, LP, 272 Capital Master Fund Ltd., Bryant and Carleen Riley JTWROS, Bryant Riley C/F Abigail Riley UTMA CA, Bryant Riley C/F Charlie Riley UTMA CA, Bryant Riley C/F Susan Riley UTMA CA and Bryant Riley C/F Eloise Riley UTMA CA (collectively, the “B. Riley Sellers”) will enter into that certain Stock Purchase Agreement, dated as of the date hereof, by and among Simplify, the B. Riley Sellers, and Arena and the other Note Parties (as defined in the Arena Note Purchase Agreement, as amended, and hereinafter referred to as the “Note Parties”) party thereto (for purposes of Section 4 thereof) (the “B. Riley Stock Purchase Agreement”), pursuant to which, among other things, the B. Riley Sellers will sell to Simplify, and Simplify will purchase from the B. Riley Sellers, all of the shares of Arena Common Stock owned by the B. Riley Sellers, on the terms and subject to the conditions set forth therein.

WHEREAS, concurrently with the execution and delivery of this Amendment, Simplify and each of Boothbay Absolute Return Strategies, LP, Boothbay Diversified Alpha Master Fund, LP, Survivor’s Trust under the Riley Family Trust and Todd Sims (collectively, the “Non-B. Riley Sellers”) will enter into that certain Stock Purchase Agreement, dated as of the date hereof, by and among Simplify, the Non-B. Riley Sellers, and Arena and the other Note Parties party thereto (for purposes of Section 4 thereof) (the “Non-B. Riley Stock Purchase Agreement” and, together with the B. Riley Stock Purchase Agreement, the “Stock Purchase Agreements”), pursuant to which, among other things, the Non-B. Riley Sellers will sell to Simplify, and Simplify will purchase from the Non-B. Riley Sellers, all of the shares of Arena Common Stock owned by the Non-B. Riley Sellers, on the terms and subject to the conditions set forth therein.

WHEREAS, concurrently with the execution and delivery of this Amendment, Arena will enter into that certain Securities Purchase and Assignment Agreement, dated as of the date hereof, by and among BRF Finance Co., LLC (“BRF Finance”), Renew Group Private Limited (“Renew”), Arena and the other Note Parties party thereto (collectively with the documents, instruments and agreements referenced thereto, the “B. Riley Securities and Assignment Agreement”), pursuant to which, among other things, BRF Finance will sell to Renew, and Renew will purchase from BRF Finance, all of the Arena Notes owned by BRF Finance (constituting the sole Arena Notes issued under the Arena Note Purchase Agreement), on the terms and subject to the conditions set forth therein.

WHEREAS, one of the conditions to the closing under the Stock Purchase Agreements (the “B. Riley Closing”) is the execution and delivery by Arena and each of the B. Riley Voting Agreement Parties of those certain termination agreements, each dated as of the date hereof (collectively, the “B. Riley Voting and Support Agreement Terminations”), pursuant to which the B. Riley Voting and Support Agreements shall be terminated, conditioned upon, and effective immediately prior to, the consummation of the B. Riley Closing.

WHEREAS, one of the other conditions to the B. Riley Closing is the delivery by each of Todd Sims and Daniel Shribman (collectively, the “B. Riley Board Members”) of duly executed letters of resignation resigning from the Board of Directors of Arena, in each case, conditioned upon, and effective as of, the consummation of the B. Riley Closing.

WHEREAS, in connection with the Stock Purchase Agreements, Arena has required that Arena and Simplify enter into that certain Voting and Support Agreement, dated as of the date hereof (the “Simplify Voting and Support Agreement” and, together with the Stock Purchase Agreements, the B. Riley Securities and Assignment Agreement and the B. Riley Voting and Support Agreement Terminations, collectively, the “B. Riley Transaction Documents”; the transactions contemplated by the B. Riley Transaction Documents, the “B. Riley Transactions”), pursuant to which, among other things, Simplify has agreed (i) to vote the shares of Arena Common Stock owned by it in favor of the transactions contemplated by the Agreement and (ii) not to transfer Arena Common Stock held by it during the term of the Simplify Voting and Support Agreement.

WHEREAS, pursuant to Section 12.03 of the Agreement, any provision of the Agreement may be amended prior to the Arena Effective Time by an instrument in writing signed by each party to the Agreement.

WHEREAS, in connection with the B. Riley Transaction Documents and the B. Riley Transactions, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Section 1. Amendments to the Agreement. The Agreement is hereby amended as follows:

(a) Amendment with Respect to Directors of Newco. The text of Exhibit H of the Agreement is hereby deleted in its entirety and replaced with the text contained in Appendix A attached to and incorporated by reference into this Amendment.

(b) Amendment With Respect to Nomination Agreement. The text of Exhibit L of the Agreement is hereby deleted in its entirety and replaced with the text contained in Appendix B attached to and incorporated by reference into this Amendment.

(c) Amendments With Respect to Arena Note Purchase Agreement. The text of the definition of “Arena Note Purchase Agreement” in Section 1.01(a) of the Agreement (Definitions) is hereby deleted in its entirety and replaced with the following text:

““Arena Note Purchase Agreement” means the Third Amended and Restated Note Purchase Agreement, dated as of December 15, 2022, as amended by the First Amendment to the Third Amended and Restated Note Purchase Agreement, dated as of August 14, 2023, and as amended by the Second Amendment to the Third Amended and Restated Note Purchase Agreement, dated as of December 1, 2023, by and among Arena, the Subsidiaries of Arena party thereto, BRF Finance Co., LLC, and the other purchasers from time-to-time party thereto.”

(d) Amendments With Respect to B. Riley Transaction Documents.

(i) The text of Section 1.01(a) of the Agreement (Definitions) is hereby amended to add the following new defined terms in their appropriate alphabetical order:

““Amendment No. 1” means the Amendment No. 1 to Business Combination Agreement, dated as of December 1, 2023, by and among Arena, Simplify, Bridge Media, Newco, Merger Sub 1 and Merger Sub 2.”

““Stock Purchase Agreements” means, collectively, (i) the Stock Purchase Agreement, dated as of the date of the Amendment No. 1, by and among Simplify, each of BRF Investments, B. Riley Securities, B. Riley Principal Investments, BRC Partners Opportunity Fund, LP, 272 Capital Master Fund Ltd., Bryant and Carleen Riley JTWROS, Bryant Riley C/F Abigail Riley UTMA CA, Bryant Riley C/F Charlie Riley UTMA CA, Bryant Riley C/F Susan Riley UTMA CA and Bryant Riley C/F Eloise Riley UTMA CA, and Arena and the other Note Parties party thereto (for purposes of Section 4 thereof) and (ii) the Stock Purchase Agreement, dated as of the date of the Amendment No. 1, by and among Simplify, each of Boothbay Absolute Return Strategies, LP, Boothbay Diversified Alpha Master Fund, LP, Survivor’s Trust under the Riley Family Trust and Todd Sims, and Arena and the other Note Parties party thereto (for purposes of Section 4 thereof).”

(ii) The text of Section 5.07 of the Agreement (Ownership of Company Common Stock) is hereby deleted in its entirety and replaced with the following text:

“Section 5.07 Ownership of Company Common Stock. As of the date of the Amendment No. 1, other than as a result of this Agreement, the other Transaction Documents, the Letter of Intent or the Stock Purchase Agreements, none of Simplify or any of its “affiliates” or “associates” is, or has been at any time during the last three years, an “interested stockholder” of Arena (in each case, as such quoted terms are defined under Section 203 of Delaware Law). As of the date of the Amendment No. 1, other than the shares of Arena Common Stock acquired by Simplify pursuant to the Stock Purchase Agreements, Simplify and its “affiliates” or “associates” own no shares of Arena Common Stock.”

(e) No Additional Changes. Except as specifically set forth in this Amendment, the terms and provisions of the Agreement shall remain unmodified. From and after the date of this Amendment, all references to the Agreement shall mean the original Agreement as amended by this Amendment.

Section 2. Simplify Directors. In connection with the B. Riley Transactions, Arena shall take all necessary actions to appoint Cavitt Randall and Christopher Fowler to the Board of Directors of Arena to fill the vacancies resulting from the resignation of the B. Riley Board Members, effective as of immediately following such resignations.

Section 3. Antitakeover Statutes. Arena hereby represents and warrants to Simplify that as of the date hereof and as of the Closing that Arena has taken all action necessary to exempt the B. Riley Transaction Documents and the B. Riley Transactions from Section 203 of Delaware Law, and, accordingly, neither such section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the B. Riley Transaction Documents or the B. Riley Transactions.

Section 4. Waivers. Notwithstanding anything to the contrary contained in the Agreement, including, without limitation, in Section 8.01 of the Agreement (Reasonable Best Efforts), each of Simplify and Arena (each on behalf of itself and its Affiliates party to the Agreement) hereby waives any provision in the Agreement that is, may or could be violated by any term or condition set forth in the B. Riley Transaction Documents, including the consummation of the B. Riley Transactions.

Section 5. Counterparts; Facsimile Signatures. This Amendment may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Amendment, facsimile signatures shall be deemed originals, and the parties hereto agree to exchange original signatures as promptly as possible.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Amendment.

THE ARENA GROUP HOLDINGS, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

NEW ARENA HOLDCO, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

ENERGY MERGER SUB I, LLC

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

ENERGY MERGER SUB II, LLC

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

[Signature page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Amendment.

SIMPLIFY INVENTIONS, LLC

By:	/s/ Manoj Bhargava
Name:	Manoj Bhargava
Title:	Manager

BRIDGE MEDIA NETWORKS, LLC

By:	/s/ Vince Bodiford
Name:	Vince Bodiford
Title:	Chief Executive Officer

[Signature page to Amendment No. 1 to Business Combination Agreement]

APPENDIX A

EXHIBIT H
Directors of Newco

1.	Manoj Bhargava
2.	Vince Bodiford
3.	Cavitt Randall
4.	Herbert Hunt Allred
5.	Christopher Fowler
6.	Ross Levinsohn
7.	Laura Lee

APPENDIX B

EXHIBIT L
Form of Nomination Agreement

(see attached)

BUSINESS COMBINATION AGREEMENT

dated as of November 5, 2023,

by and among

The Arena Group Holdings, Inc.,

Simplify Inventions, LLC,

Bridge Media Networks, LLC,

New Arena Holdco, Inc.,

Energy Merger Sub I, LLC,

and

Energy Merger Sub II, LLC

i

ii

EXHIBITS

Exhibit A	–	Form of Bridge Media Delaware Certificate of Merger
Exhibit B	–	Form of Bridge Media Michigan Certificate of Merger
Exhibit C	–	Form of Arena Certificate of Merger
Exhibit D	–	Form of Bridge Media Surviving Company Limited Liability Company Agreement
Exhibit E	–	Form of Arena Surviving Corporation Certificate of Incorporation
Exhibit F	–	Form of Arena Surviving Corporation Bylaws
Exhibit G	–	Directors and Officers of Arena Surviving Corporation
Exhibit H	–	Directors of Newco
Exhibit I-1	–	Form of Newco Certificate of Incorporation
Exhibit I-2	–	Form of Newco Series L Preferred Stock Certificate of Designation
Exhibit I-3	–	Form of Newco Bylaws
Exhibit J	–	Form of Advertising Commitment Agreement
Exhibit K	–	Form of Registration Rights Agreement
Exhibit L	–	Form of Nomination Agreement
Exhibit M	–	Form of Master Airtime Services Agreement

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BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of November 5, 2023, by and among The Arena Group Holdings, Inc., a Delaware corporation (“Arena”), Simplify Inventions, LLC, a Delaware limited liability company (“Simplify”), Bridge Media Networks, LLC, a Michigan limited liability company and a wholly owned subsidiary of Simplify (“Bridge Media”), New Arena Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Arena (“Newco”), Energy Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 1”), and Energy Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 2”).

W I T N E S S E T H:

WHEREAS, Simplify owns 100% of the membership interests of Bridge Media (the “Bridge Media Interests”).

WHEREAS, Arena and Bridge Media desire to combine Arena with Bridge Media pursuant to the following steps.

WHEREAS, Bridge Media will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company and becoming a wholly owned subsidiary of Newco, on the terms and subject to the conditions set forth herein (the “Bridge Media Merger”).

WHEREAS, immediately following the Bridge Media Merger, Merger Sub 2 will merge with and into Arena, with Arena as the surviving corporation and becoming a wholly owned subsidiary of Newco, on the terms and subject to the conditions set forth herein (the “Arena Merger,” and together with the Bridge Media Merger, the “Mergers”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Newco has entered into a subscription agreement (the “Preferred Stock Subscription Agreement”) with Simplify, pursuant to which an affiliate of Simplify (the “Simplify Affiliate”) will purchase 25,000 shares of Newco Series L Preferred Stock at a purchase price of $1,000.00 per share, for an aggregate purchase price of $25,000,000 (such amount, the “Preferred Stock Financing Amount,” and such financing, the “Preferred Stock Financing”), to be consummated immediately following the Mergers.

WHEREAS, concurrently with the execution and delivery of this Agreement, Newco has entered into a subscription agreement (the “Common Stock Subscription Agreement”) with 5-Hour International Corporation Pte. Ltd., a company organized under the laws of Singapore (“5-Hour”), pursuant to which 5-Hour will purchase 5,000,000 shares of Newco Common Stock (as defined below) for an aggregate purchase price of $25,000,000 (such amount, the “Common Stock Financing Amount,” and such financing, the “Common Stock Financing,” and together with the Mergers, the Preferred Stock Financing, the transaction contemplated by the Support Agreement (as defined below) and the other transactions contemplated by this Agreement, the “Transactions”), to be consummated immediately following the Mergers.

WHEREAS, the Board of Directors of Arena has unanimously (i) determined that it is in the best interests of Arena and its stockholders to enter into this Agreement, (ii) approved, adopted and declared advisable this Agreement, (iii) approved the execution, delivery and performance by Arena of this Agreement and the consummation of the Transactions, including the Arena Merger, and (iv) recommended the adoption of this Agreement by the stockholders of Arena.

WHEREAS, the Board of Directors of Newco has unanimously (i) determined that it is in the best interests of Newco and Arena, its sole stockholder, to enter into this Agreement, (ii) approved, adopted and declared advisable this Agreement, (iii) approved the execution, delivery and performance by Newco of this Agreement and the consummation of the Transactions, including the Mergers, and (iv) recommended the adoption of this Agreement by Arena, as the sole stockholder of Newco.

WHEREAS, the sole manager of Merger Sub 1 has approved this Agreement, the transactions contemplated by this Agreement, the documents referenced in this Agreement and Merger Sub 1’s execution, delivery and performance thereof.

WHEREAS, Newco, as the sole member of Merger Sub 1, has determined that it is in the best interests of Merger Sub 1 and Newco, its sole member, and declared it advisable, for Merger Sub 1 to enter into this Agreement, and has approved the execution, delivery and performance of this Agreement, the filing of the Bridge Media Michigan Certificate of Merger and the consummation of the Transactions, including the Bridge Media Merger.

WHEREAS, the sole manager of Merger Sub 2 has approved this Agreement, the transactions contemplated by this Agreement, the documents referenced in this Agreement and Merger Sub 2’s execution, delivery and performance thereof.

WHEREAS, Newco, as the sole member of Merger Sub 2, has determined that it is in the best interests of Merger Sub 2 and Newco, its sole member, and declared it advisable, for Merger Sub 2 to enter into this Agreement, and has approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Arena Merger.

WHEREAS, the Board of Managers of Bridge Media has unanimously (i) determined that it is in the best interests of Bridge Media and its members, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Bridge Media of this Agreement and the consummation of the Transactions, and (iii) recommended the adoption of this Agreement and the filing of the Bridge Media Michigan Certificate of Merger by the members of Bridge Media.

WHEREAS, Simplify, as the sole member of Bridge Media, has (i) determined that the terms and conditions of this Agreement and the Bridge Media Merger are fair to and in the best interest of Simplify, and (ii) adopted this Agreement and approved and authorized the filing of the Bridge Media Michigan Certificate of Merger to effectuate the Bridge Media Merger on behalf of Bridge Media.

WHEREAS, prior to the execution and delivery of this Agreement, certain stockholders of Arena have entered into, or are entering into, a voting and support agreement (the “Support Agreement”) with Arena, pursuant to which such stockholders have agreed, upon the terms and subject to the conditions set forth in the Support Agreement, to, among other things, vote all of their Arena Common Stock in favor of the Transactions.

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WHEREAS, the parties intend that the Transactions, taken together, will qualify as exchanges governed under Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (the “Treasury Regulations”) (such intended tax treatment, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Action” means any action, claim, dispute, suit, arbitration, mediation, audit or proceeding, in each case, by or before any arbitrator or Governmental Authority.

“Advertising Commitment Agreement” means the Advertising Commitment Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, in the form of Exhibit J.

“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Ancillary Agreements” means the Nomination Agreement, the Advertising Commitment Agreement, the Registration Rights Agreement, the Common Stock Subscription Agreement, the Preferred Stock Subscription Agreement, the Support Agreement and the Master Airtime Services Agreement.

“Antitrust Laws” shall mean the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.

“Applicable Law” means, with respect to any Person, any U.S., non-U.S. or transnational, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, decision, doctrine, ruling or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, including any stock exchange rules, regulations or guidelines, that is binding upon or applicable to such Person or its property and assets.

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“Arena 10-Q” means Arena’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2023.

“Arena Balance Sheet” means the consolidated balance sheet of Arena as of the Arena Balance Sheet Date and the footnotes thereto set forth in the Arena 10-Q.

“Arena Balance Sheet Date” means June 30, 2023.

“Arena Benefit Plan” means any Benefit Plan that is sponsored, maintained, contributed to (or required to be contributed to) or entered into for the benefit of any Arena Employee by Arena or any of its Subsidiaries or for which Arena or any of its Subsidiaries has any Liability.

“Arena Capital Stock” means, collectively, the Arena Common Stock and the Arena Preferred Stock.

“Arena Common Stock” means the common stock of Arena, par value $0.01 per share.

“Arena Credit Agreement” means the Financing and Security Agreement, dated as of February 6, 2020, as amended through the Seventh Amendment to the Financing and Security Agreement, dated as of August 31, 2023, by and among Arena, the Subsidiaries of Arena party thereto and SLR Digital Finance LLC.

“Arena Credit Agreement Consents” means all necessary consents, amendments or waivers from the requisite lenders and agents under the Arena Credit Agreement that are required thereunder in order to permit the consummation of the Transactions and, if requested by Arena (with Simplify’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed), change the borrower under the Arena Credit Agreement to Newco, effective as of the Closing.

“Arena Disclosure Schedule” means the disclosure schedule, dated the date hereof, regarding this Agreement that has been provided by Arena to Simplify.

“Arena Employee” means, as of any relevant date of determination, any individual employed by Arena or any of its Subsidiaries.

“Arena Equity Award” means an Arena Stock Option or Arena RSU.

“Arena Equity Plans” means the Arena 2016 Stock Incentive Plan, the Arena 2019 Equity Incentive Plan, and the Arena 2022 Stock and Incentive Compensation Plan, each, as amended and restated.

“Arena Intellectual Property” means all Intellectual Property owned or purported to be owned by Arena or any of its Subsidiaries.

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“Arena Material Adverse Effect” means any circumstance, development, change, event, state of facts, condition or effect that, individually or in the aggregate, (i) has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Arena and its Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Mergers and the other Transactions; provided, that, with respect to clause (i) only, none of the following (or the results thereof) will constitute, or be taken into account in determining whether there has been, or will be, an Arena Material Adverse Effect: (i) any changes after the date hereof in general United States or global economic, political, business, labor or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof or conditions generally affecting the industry in which Arena and its Subsidiaries operate, (iii) any acts of God, force majeure, natural disasters, weather conditions, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic, COVID-19 Measures or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak), (iv) the execution and delivery of this Agreement, the public announcement of, or the pendency of, this Agreement or the Transactions, including the identity of Simplify, 5-Hour or their respective Affiliates (it being understood and agreed that this clause (iv) shall not apply with respect to Section 3.04 and Section 10.02(a) solely as such section relates to Section 3.04), (v) any failure by Arena and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts or causes giving rise or contributing to such failure that are not otherwise excluded from the definition of “Arena Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, an Arena Material Adverse Effect), (vi) any change in Applicable Law or GAAP occurring after the date hereof, (vii) any action or omission expressly required by this Agreement or any other Transaction Document or taken or omitted to be taken at the written request of Simplify or 5-Hour, and (viii) any change in the trading price or trading volume of the capital stock of Arena or change or announcement of potential change in the credit rating of Arena or its Subsidiaries (it being understood that any underlying facts or causes giving rise or contributing to such change that are not otherwise excluded from the definition of “Arena Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, an Arena Material Adverse Effect), except in the case of each of clauses (i), (ii), (iii) and (vi) above, to the extent that any such effect has a disproportionate effect on Arena and its Subsidiaries, taken as a whole, relative to the effect on other companies operating in the industries in which Arena or any of its Subsidiaries engages.

“Arena Material Leases” means all those Leases under which Arena or any of its Subsidiaries leases, subleases, licenses, uses, occupies or has any interest in any real property (i) which has an annual base rental obligation of more than $500,000 or (ii) where the real property is reasonably necessary to the operation of the business of Arena as conducted on the date of this Agreement and as of the Closing Date.

“Arena Notes” means the Notes (as such term is defined in the Arena Note Purchase Agreement).

“Arena Note Purchase Agreement” means the Third Amended and Restated Note Purchase Agreement, dated as of December 15, 2022, as amended by the First Amendment to the Third Amended and Restated Note Purchase Agreement, dated as of August 14, 2023, by and among Arena, the Subsidiaries of Arena party thereto, BRF Finance Co., LLC, and the other purchasers from time-to-time party thereto.

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“Arena Note Purchase Agreement Consents” means all necessary consents, amendments or waivers from the requisite lenders and agents under the Arena Note Purchase Agreement that are required thereunder in order to permit the consummation of the Transactions and, if requested by Arena (with Simplify’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed), change the issuer of the Notes under the Arena Note Purchase Agreement to Newco, effective as of the Closing.

“Arena Preferred Stock” means the Series G Preferred Stock, par value $0.01 per share, of Arena.

“Arena RSU” means any restricted stock unit of Arena granted under an Arena Equity Plan or as a non-plan inducement award.

“Arena SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents (including exhibits and all other information incorporated by reference therein) filed with or furnished to the SEC by Arena since January 1, 2021.

“Arena Stock Option” means any option to purchase Arena Common Stock granted under an Arena Equity Plan or as a non- plan inducement award.

“Arena Warrant” means warrants to purchase shares of Arena Common Stock that are issued and outstanding immediately prior to the Arena Effective Time.

“Benefit Plan” means any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, change in control, transaction or retention bonus or similar Contract, plan, arrangement or policy and (iii) other Contract, arrangement or policy providing for compensation, bonuses, profit-sharing, equity or equity-based incentives, incentive compensation, deferred compensation, vacation or paid time off benefits, relocation or expatriate benefits, insurance (including any self-insured arrangements), health or medical benefits (including dental and vision benefits), employee assistance program, death benefits, voluntary supplemental benefits, identity theft protection, tuition reimbursement, disability or sick leave benefits, severance, jubilee, old age, gratuity, part time or other termination-related payments or benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case, (x) whether written or oral and (y) whether funded or unfunded and (z) whether covering current or former employees, individual independent contractors, workers or consultants, but not including any multiemployer plan, as defined in Section 3(37) of ERISA.

“Bridge Media Acquisition Proposal” means, other than the Transactions, any inquiry, indication of interest, proposal or offer from any Person or “group” (as defined in the 1934 Act) of Persons relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) any material assets of Bridge Media outside the ordinary course of business, (B) any membership interests, capital stock or other equity interests of Bridge Media, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or other similar transaction involving Bridge Media that, if consummated, would result in any Person or group of Persons (or the stockholders of any Person) other than Simplify beneficially owning membership interests, capital stock or equity interests of Bridge Media, (iii) any joint venture or other strategic investment in or involving Bridge Media, including any third party financing, investment in or recapitalization of Bridge Media, or (iv) any combination of the foregoing.

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“Bridge Media Balance Sheet Date” means June 30, 2023.

“Bridge Media Benefit Plan” means any Benefit Plan that is sponsored, maintained, contributed to (or required to be contributed to) or entered into for the benefit of any Bridge Media Personnel: (i) by Bridge Media or any of its Affiliates or (ii) for which Bridge Media or any of its Affiliates has any Liability.

“Bridge Media Business” means the business of Bridge Media, as presently and as proposed to be conducted, including Bridge Media’s (i) platforms for delivering news, sports, automotive, and travel content nationwide, (ii) core brands commonly known as the “NEWSnet”, “Sportsnews Highlights”, “Driven Automotive”, and “TravelHost”, (iii) media portfolio, including operating rights for over-the-air television stations, two national television networks, and cutting-edge streaming platforms and websites, and (iv) content, consists of both original programming produced by Bridge Media and provided by third-party networks and syndicators, and college and professional sports, distributed through Bridge Media’s network, websites and streaming and third-party platforms.

“Bridge Media Consideration” means 41,541,482 shares of Newco Common Stock.

“Bridge Media Disclosure Schedule” means the disclosure schedule, dated the date hereof, regarding this Agreement that has been provided by Simplify to Arena.

“Bridge Media Intellectual Property” means all Intellectual Property owned or purported to be owned by Bridge Media.

“Bridge Media Material Adverse Effect” means any circumstance, development, change, event, state of facts, condition or effect that, individually or in the aggregate, (i) has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Bridge Media or (ii) prevents or materially delays the consummation of the Mergers and the other Transactions; provided, that, with respect to clause (i) only, none of the following (or the results thereof) will constitute, or be taken into account in determining whether there has been, or will be, a Bridge Media Material Adverse Effect: (i) any changes after the date hereof in general United States or global economic, political, business, labor or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof or conditions generally affecting the industry in which a Bridge Media operates, (iii) any acts of God, force majeure, natural disasters, weather conditions, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID- 19 pandemic, COVID-19 Measures or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak), (iv) the execution and delivery of this Agreement, the public announcement of, or the pendency of, this Agreement or the Transactions, including the identity of Arena (it being understood and agreed that this clause (iv) shall not apply with respect to Section 4.04 and Section 10.03(a) solely as such section relates to Section 4.04), (v) any failure by the Bridge Media Business to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts or causes giving rise or contributing to such failure that are not otherwise excluded from the definition of “Bridge Media Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Bridge Media Material Adverse Effect), (vi) any change in Applicable Law or GAAP occurring after the date hereof and (vii) any action or omission expressly required by this Agreement or any other Transaction Document or taken or omitted to be taken at the written request of Arena, except in the case of each of clauses (i), (ii), (iii) and (vi) above, to the extent that any such effect has a disproportionate effect on the Bridge Media Business, taken as a whole, relative to the effect on other companies operating in the industries in which Bridge Media engages.

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“Bridge Media Material Leases” means all those Leases (i) under which Bridge Media leases, subleases, licenses, uses, occupies or has any interest in any real property, in each case, where such Lease has an annual base rental obligation of over $500,000 or (ii) where the real property is reasonably necessary to the operation of the Bridge Media Business as conducted on the date of this Agreement and as of the Closing Date.

“Bridge Media Personnel” means any employees, individual independent contractors, workers, or consultants performing services for Bridge Media, including, but not limited to, pursuant to that certain Employee Leasing Agreement, by and between Bridge News and Bridge Media.

“Bridge News” means Bridge News LLC, a Michigan limited liability company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 3, 2023, entered into by and between Arena and SI Capital LLC and its Affiliates.

“Consent” means any consent, approval, waiver, license, permit, variance, franchise, clearance, authorization or permission.

“Contract” means, with respect to a Person, any legally binding written or oral contract, subcontract, agreement, obligation, commitment, arrangement, understanding, instrument, lease, sublease, license, sublicense or franchise (excluding any permits) to which such Person is a party.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, facility capacity limitation, social distancing, shut down, closure, sequester, safety or similar Applicable Law, directive or guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

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“COVID-19 Relief Legislation” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, the Consolidated Appropriations Act, 2021, Pub. L. 116-260, the American Rescue Plan Act of 2021, Pub. L. 117-2, and any similar U.S., non-U.S., state or local grant, subsidy, allowance, relief scheme, stimulus fund, program or measure enacted by a Governmental Authority in connection with or in response to COVID-19.

“Data Protection Laws” means all Applicable Law in any jurisdiction to the extent relating to privacy or the processing or protection of personal data, including (without limitation), to the extent applicable, the GDPR, the GDPR as transposed into the national laws of the United Kingdom, the UK Data Protection Act 2018 and the Privacy and Electronic Communications (EC Directive) Regulations 2003, and including any successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.

“Delaware Law” means the General Corporation Law of the State of Delaware and/or the Limited Liability Company Act of the State of Delaware, as the context may require.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority, in each case, relating to human health and safety, the environment or to hazardous substances.

“Environmental Permits” means, with respect to a Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of such Person or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Agent” means American Stock Transfer & Trust Company, LLC.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“GAAP” means generally accepted accounting principles in the United States.

“GDPR” means the General Data Protection Regulation (EU) 2016/679.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, arbitral tribunal, commission, stock exchange authority, official or other governmental authority or instrumentality, including any political subdivision thereof.

“Governmental Authorization” means any grant, exception, Consent, certification, registration or qualification granted by any Governmental Authority.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law, including asbestos, asbestos-containing materials, petroleum or any of its constituents or byproducts, lead-based paint, toxic mold and PFOA, PFOS and any other per- and polyfluoroalkyl substances.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all forms of industrial and intellectual property, and all rights associated therewith in any jurisdiction throughout the world, including (i) Trademarks, (ii) inventions, discoveries and technology, whether patentable or not, patents and applications therefor applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”), (iii) Trade Secrets, ideas, and know-how, (iv) copyrights, whether registered or not, rights in works of authorship, whether copyrightable or not, rights in data, databases and data collections, design rights, mask work rights and moral rights and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”), (v) Internet domain names, URLs, and social media accounts, identifiers and handles (collectively, “Domain Names”), (vi) rights in software (including source code, object code, firmware, middleware, operating systems and specifications) (“Software”), (vii) publicity rights and privacy rights and (viii) any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing or any intellectual property rights in any form and embodied in any media.

“IRS” means the U.S. Internal Revenue Service, or any successor agency thereto.

“IT Assets” means all computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation.

“knowledge” means (i) with respect to Arena, the actual knowledge after reasonable inquiry of Ross Levinsohn, Andrew Kraft, Douglas Smith, and Julie Fenster, and (ii) with respect to Simplify, the actual knowledge after reasonable inquiry of Christopher Fowler, Christopher Morris and Vince Bodiford.

“Letter of Intent” means that certain Binding Letter of Intent, dated as of August 14, 2023, between Arena and Simplify.

“Liability” means any debt, liability, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including loss of benefit or relief) or obligation of any kind or nature, whether accrued, unaccrued, contingent, absolute, asserted, unasserted, known, unknown, disclosed, undisclosed, liquidated, unliquidated, determined, determinable or otherwise, whether due or to become due and regardless of when asserted (including, whether arising out of any Contract or tort based on negligence or strict liability), and all costs and expenses relating thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, deed of trust, charge, option, right of first refusal, easement, servitude, lease, license, sublease, sublicense, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

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“Master Airtime Services Agreement” means the Master Airtime Services Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, in the form of Exhibit M.

“Michigan Law” means the Michigan Limited Liability Company Act.

“Newco Common Stock” means the common stock of Newco, par value $0.0001 per share.

“Newco Series L Preferred Stock” means the Series L preferred stock of Newco, par value $0.0001 per share.

“Nomination Agreement” means the Nomination Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, in the form of Exhibit L.

“NYSE” means the New York Stock Exchange, or any successor thereto.

“NYSE American” means the NYSE American, or any successor thereto.

“Open Source License” means (i) a license that complies with the “Open Source Definition” of the Open Source Initiative (www.opensource.org), including, for example, to the extent applicable, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or (ii) a license under which Software is distributed as “free software” and can be redistributed at no charge or a similar distribution model.

“Organizational Documents” means, with respect to any Person: (i) if such Person is a corporation, such Person’s certificate or articles of incorporation, by-laws and similar organizational documents, (ii) if such Person is a limited liability company, such Person’s certificate or articles of formation or organization and limited liability company agreement, and (iii) if such Person is a limited partnership, such Person’s certificate or articles of formation and limited partnership agreement.

“Order” means any order, decision, judgment, writ, injunction, stipulation, award or decree issued by any Governmental Authority.

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“Permitted Lien” means (i) Liens for Taxes or other governmental assessments, levies, fees, claims of payment or charges (x) not yet due and payable or (y) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’, workers’, construction or other similar statutory Liens, in each case, arising or incurred in the ordinary course of business or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves have been established in accordance with GAAP, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business, (iv) easements, rights-of-way, covenants, zoning ordinances, restrictions, declarations, rights of first refusal, leases, licenses and other similar encumbrances or imperfections of title which (A)(x) are of record, (y) would be disclosed by a true and accurate title commitment or (z) are incurred in the ordinary course of business and, in each case of clause (x), (y) or (z), do not materially detract from the value or impair the continued use or occupancy of the real property subject thereto in the operation of the businesses as presently conducted thereon, or (B) are imposed or promulgated by Applicable Laws, including zoning, entitlement, building codes or other similar Applicable Laws with respect to land use and occupancy, (v) statutory landlords’ liens and liens granted to landlords under any Lease, (vi) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (vii) Liens, pledges or encumbrances arising from or relating to transfer restrictions under the securities laws of any jurisdiction, (viii) any Liens that are not material to Arena and its Subsidiaries or Bridge Media, as applicable, taken as a whole, (ix) in the case of Liens applicable to Bridge Media, such other Liens as do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of Bridge Media, or (x) in the case of Liens applicable to Arena, any Liens securing the obligations under the Arena Credit Agreement or the Arena Note Purchase Agreement.

“Person” means an individual, corporation (including any non-profit corporation), partnership, limited liability company, association, joint venture, estate, trust or other enterprise, association, entity or organization, including any Governmental Authority.

“Registered Arena Intellectual Property” means all United States, international and foreign (i) Patents, (ii) Trademarks, (iii) Domain Names, (iv) Copyrights, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, in each case owned by, registered or filed in the name of, Arena or any of its Subsidiaries.

“Registered Bridge Media Intellectual Property” means all United States, international and foreign (i) Patents, (ii) Trademarks, (iii) Domain Names, (iv) Copyrights, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, in each case owned by, registered or filed in the name of, Bridge Media.

“Registration Rights Agreement” means the Registration Rights Agreement, to be dated as of the Closing Date and executed and delivered immediately following the Closing, in the form of Exhibit K.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors, agents or other representatives acting in the scope of his, her or its service to such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

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“Subsidiary” means, with respect to any Person, any other Person of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or (ii) such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person.

“Tax” means any and all federal, state, local and non-U.S. taxes, including, without limitation, gross receipts, gross income, net income, capital gains, profits, branch profits, windfall, license, sales, use, services, digital services, estimated, occupation, value added, ad valorem, documentary, recording, transfer, franchise, withholding, severance, social insurance, social security, payroll, recapture, net worth, employment, unemployment, alternative or add-on minimum, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, customs duties, tariffs, imposts, levies and other similar charges, in each case, in the nature of a tax and imposed by a Governmental Authority (a “Taxing Authority”), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” means any report, return, document, declaration, election, statement or other information filed or required to be filed with any Taxing Authority, with respect to Taxes, including information returns, any documents or any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreements” means all agreements or arrangements (whether or not written), entered into prior to the Closing, that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability (other than pursuant to commercial arrangements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Simplify, Bridge Media or any of their respective Affiliates.

“Third Party Intellectual Property” means all Intellectual Property owned or purported to be owned by any Person other than Arena or its Subsidiaries, or Bridge Media.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Trademarks” means trademarks, service marks, trade names, brand names, certification marks, logos, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Voting Company Debt” means, with respect to a Person, any bonds, debentures, notes or other indebtedness of such Person having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holders of equity interests of such Person may vote.

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“WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign law.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Arena	Preamble
Simplify	Preamble
Bridge Media	Preamble
Newco	Preamble
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Bridge Media Interests	Recitals
Bridge Media Merger	Recitals
Arena Merger	Recitals
Mergers	Recitals
Preferred Stock Subscription Agreement	Recitals
Simplify Affiliate	Recitals
Preferred Stock Financing Amount	Recitals
Preferred Stock Financing	Recitals
Common Stock Subscription Agreement	Recitals
5-Hour	Recitals
Common Stock Financing Amount	Recitals
Common Stock Financing	Recitals
Transactions	Recitals
Support Agreement	Recitals
Code	Recitals
Treasury Regulations	Recitals
Intended Tax Treatment	Recitals
Closing	Section 2.01(a)
Closing Date	Section 2.01(a)
Bridge Media Surviving Company	Section 2.01(a)
Arena Surviving Corporation	Section 2.01(b)
Bridge Media Delaware Certificate of Merger	Section 2.03
Bridge Media Effective Time	Section 2.03
Bridge Media Michigan Certificate of Merger	Section 2.03
Arena Certificate of Merger	Section 2.03
Arena Effective Time	Section 2.03
Bridge Media Surviving Company Limited Liability Company Agreement	Section 2.04(a)
Arena Merger Consideration	Section 2.06(b)
Arena Certificate	Section 2.07(a)
Uncertificated Arena Shares	Section 2.07(a)
Newco RSU	Section 2.09(a)

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Term	Section
Newco Option	Section 2.09(b)
Newco Warrant	Section 2.09(e)
Arena Stockholder Approval	Section 3.02(a)
Enforceability Exceptions	Section 3.02(a)
Arena Board Recommendation	Section 3.02(b)
Arena Securities	Section 3.05(a)
Arena Subsidiary Securities	Section 3.06(b)
Arena Permits	Section 3.12(c)
Lease	Section 3.14(b)
Arena IT Assets	Section 3.15(f)
Arena Tax Return	Section 3.17(a)
Title IV Plan	Section 3.18(b)
Employment Laws	Section 3.18(i)
Arena Material Contract	Section 3.19(a)
Arena Insurance Policies	Section 3.23(a)
Bridge Media Balance Sheet	Section 4.06
Bridge Media Financial Statements	Section 4.06
Bridge Media Owned Real Property	Section 4.13(b)
Scheduled Assets	Section 4.13(c)
Bridge Media IT Assets	Section 4.14(f)
Bridge Media Tax Return	Section 4.16(a)
Bridge Media Material Contract	Section 4.18(a)
Bridge Media Insurance Policies	Section 4.20(a)
Pre-Closing Period	Section 6.01
Arena Permitted Actions	Section 6.01
Arena Stockholder Meeting	Section 6.02(a)
Change in Board Recommendation	Section 6.03(a)
Arena Acquisition Proposal	Section 6.03(b)(i)
Arena Acquisition Transaction	Section 6.03(b)(ii)
Superior Proposal	Section 6.03(b)(iii)
NYSE Notice	Section 6.04
280G Analysis	Section 6.08
Bridge Media Permitted Actions	Section 7.01
Inactive Employee	Section 7.05(a)
Burdensome Condition	Section 8.01(c)
Proxy Statement/Prospectus	Section 8.02(a)
Registration Statement	Section 8.02(a)
Release	Section 8.03
Arena Indemnified D&O	Section 8.04(a)
Bridge Media Indemnified D&O	Section 8.04(a)
Transaction Litigation	Section 8.08
Transfer Taxes	Section 9.02
End Date	Section 11.01(b)(i)
Expense Reimbursement	Section 11.03(a)

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Section 1.02 Other Definitional and Interpretative Provisions. The words “hereby,” “herewith,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, captions, headings and the division of this Agreement into Articles, Sections and other subdivisions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that agreement or contract as amended, modified or supplemented as of the date of this Agreement in accordance with the terms thereof (it being understood that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must nevertheless be listed in the appropriate schedule). References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The sign “$” and the term “dollars” means the lawful currency of the United States of America. The phrase “made available,” “delivered” or words of similar import used in this Agreement (other than Section 3.24 and Section 4.21) shall mean (i) in respect of Arena, any document that was made available for viewing by Simplify and its Representatives in the “The Arena Group” electronic data rooms hosted by DataRooms.com at least one Business Day prior to the date of this Agreement or publicly available in any Arena SEC Document (including exhibits and other information incorporated by reference therein) that was publicly available at least one Business Day prior to the date of this Agreement (but, in each case, excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature) and (ii) in the case of any document of Simplify, any document that was made available for viewing by Arena and its Representatives in the “Bridge Media Networks, LLC” electronic data rooms hosted by DataRooms.com at least one Business Day prior to the date of this Agreement.

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Article 2

THE MERGERS

Section 2.01 The Closing; Closing Payments.

(a) The closing of the Mergers (the “Closing”) shall take place by electronic exchange of signatures at 10:00 a.m., Eastern time, as soon as possible after (but in any event no later than the second Business Day after) the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Arena and Simplify may mutually agree (the date on which the Closing occurs, the “Closing Date”).

(b) At the Closing, (i) each of Newco, Arena and Bridge Media shall pay or cause to be paid all of their respective unpaid transaction expenses that have been invoiced prior to the Closing and (ii) Newco or Arena shall pay or cause to be paid the portion of the Arena Notes that is due and owing as of the Closing pursuant to the terms of the Arena Notes in accordance with Section 8.12.

Section 2.02 The Mergers.

(a) At the Bridge Media Effective Time, Bridge Media shall be merged with and into Merger Sub 1, the separate corporate existence of Bridge Media shall cease to exist, and Merger Sub 1 shall continue as the surviving company and shall become a wholly owned subsidiary of Newco. Merger Sub 1, as the surviving company of the Bridge Media Merger, is sometimes referred to herein as the “Bridge Media Surviving Company”. From and after the Bridge Media Effective Time, all the property, rights, powers, privileges and franchise of Bridge Media and Merger Sub 1 shall be vested in the Bridge Media Surviving Company, and all of the debts, obligations, liabilities, restrictions and duties of Bridge Media and Merger Sub 1 shall become the debts, obligations, liabilities and duties of the Bridge Media Surviving Company, all as provided under the relevant provisions of Delaware Law and Michigan Law.

(b) At the Arena Effective Time, Merger Sub 2 shall be merged with and into Arena, the separate corporate existence of Merger Sub 2 shall cease to exist, and Arena shall continue as the surviving corporation and shall become a wholly owned subsidiary of Newco. Arena, as the surviving corporation of the Arena Merger, is sometimes referred to herein as the “Arena Surviving Corporation.” From and after the Arena Effective Time, all the property, rights, powers, privileges and franchise of Arena and Merger Sub 2 shall be vested in the Arena Surviving Corporation, and all of the debts, obligations, liabilities, restrictions and duties of Arena and Merger Sub 2 shall become the debts, obligations, liabilities and duties of the Arena Surviving Corporation, all as provided under the relevant provisions of Delaware Law.

Section 2.03 Effective Time. On the terms and subject to the conditions set forth herein, as soon as practicable following, and on the date of, the Closing, (a) Merger Sub 1 shall cause (i) the certificate of merger, in substantially the form attached hereto as Exhibit A (the “Bridge Media Delaware Certificate of Merger”), to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of filing with the Secretary of State of the State of Delaware or such later time as may be agreed to by the parties (and set forth in the Bridge Media Delaware Certificate of Merger) being referred to herein as the “Bridge Media Effective Time”) and (ii) the certificate of merger, in substantially the form attached hereto as Exhibit B (the “Bridge Media Michigan Certificate of Merger”), to be duly executed and filed with the Michigan Department of Licensing and Regulatory Affairs in accordance with the relevant provisions of Michigan Law and, substantially concurrently, (b) Arena shall cause the certificate of merger, in substantially the form attached hereto as Exhibit C (the “Arena Certificate of Merger”), to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of filing with the Secretary of State of the State of Delaware or such later time as may be agreed to by the parties (and set forth in the Arena Certificate of Merger) being referred to herein as the “Arena Effective Time”).

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Section 2.04 Organizational Documents; Directors and Officers.

(a) At the Bridge Media Effective Time, pursuant to the Bridge Media Merger, the certificate of formation of Merger Sub 1 as in effect immediately prior to the Bridge Media Effective Time shall be amended to change its name to “Bridge Media Networks, LLC” and, as so amended, shall be the certificate of formation of the Bridge Media Surviving Company, until thereafter amended in accordance with its terms and Applicable Law. At the Bridge Media Effective Time, pursuant to the Bridge Media Merger, the limited liability company agreement of Merger Sub 1 as in effect immediately prior to the Bridge Media Effective Time shall, at the Bridge Media Effective Time, be replaced in its entirety by the new limited liability company agreement set forth on Exhibit D hereto (the “Bridge Media Surviving Company Limited Liability Company Agreement”) pursuant to the adoption of such new limited liability company agreement, and such new limited liability company agreement shall be the limited liability company agreement of the Bridge Media Surviving Company until thereafter amended in accordance with the Organizational Documents of the Bridge Media Surviving Company and Applicable Law.

(b) At the Arena Effective Time, pursuant to the Arena Merger, the certificate of incorporation of Arena as in effect immediately prior to the Arena Effective Time shall be amended to read in its entirety as set forth on Exhibit E hereto and, as so amended, shall be the certificate of incorporation of the Arena Surviving Corporation until thereafter amended in accordance therewith and Applicable Law. Arena shall take all lawful action so that the bylaws of Arena as in effect immediately prior to the Arena Effective Time shall, at the Arena Effective Time, be amended and restated to read in their entirety as set forth on Exhibit F hereto and, as so amended, shall be the bylaws of the Arena Surviving Corporation until thereafter amended in accordance with the Organizational Documents of the Arena Surviving Corporation and Applicable Law.

(c) From and after the Bridge Media Effective Time, pursuant to the Bridge Media Surviving Company Limited Liability Company Agreement, (i) the business and affairs of the Bridge Media Surviving Company shall be managed by or under the direction of Newco, as the sole member of the Bridge Media Surviving Company, and (ii) Newco, as the sole member of the Bridge Media Surviving Company, may, from time to time, designate one or more officers of the Bridge Media Surviving Company.

(d) Arena shall take all lawful action so that the directors and officers of the Arena Surviving Corporation immediately following the Arena Effective Time shall be those individuals set forth in Exhibit G hereto, which individuals shall serve until successors are duly elected or appointed and qualified in accordance with Applicable Law and the Organizational Documents of the Arena Surviving Corporation.

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Section 2.05 Bridge Media Merger.

(a) At the Bridge Media Effective Time, by virtue of the Bridge Media Merger and without any other action on the part of the parties hereto or any other Person, all of the Bridge Media Interests issued immediately prior to the Bridge Media Effective Time shall cease to exist and be automatically converted into the right of Simplify to receive the Bridge Media Consideration.

(b) At the Bridge Media Effective Time, by virtue of the Bridge Media Merger and without any action on the part the parties hereto or any other Person, the limited liability company interests of Merger Sub 1 issued immediately prior to the Bridge Media Effective Time shall cease to exist and be automatically converted into and become 100% of the limited liability company interests of the Bridge Media Surviving Company (and the limited liability company interests of the Bridge Media Surviving Company into which the limited liability company interests of Merger Sub 1 are so converted shall be the only limited liability company interests of the Bridge Media Surviving Company that are issued immediately after the Bridge Media Effective Time) and Newco shall automatically be admitted as the sole member of the Bridge Media Surviving Company.

Section 2.06 Arena Merger. At the Arena Effective Time, by virtue of the Arena Merger and without any other action on the part of the parties hereto or any other Person:

(a) Each share of Arena Common Stock held in treasury by Arena that is not held on behalf of a third party (excluding, for the avoidance of doubt, any shares of Arena Common Stock that are held by Subsidiaries of Arena) immediately prior to the Arena Effective Time shall automatically be canceled without payment of any consideration therefor and shall cease to exist.

(b) Each share of Arena Common Stock that is issued and outstanding immediately prior to the Arena Effective Time (other than shares of Arena Common Stock to be canceled pursuant to Section 2.06(a)) shall cease to exist and automatically be converted into one validly issued, fully paid and non-assessable share of Newco Common Stock (the “Arena Merger Consideration”).

(c) The limited liability company interest of Merger Sub 2 issued immediately prior to the Arena Effective Time shall be converted into one share of common stock of the Arena Surviving Corporation (and the shares of common stock of the Arena Surviving Corporation into which the limited liability company interest of Merger Sub 2 are so converted shall be the only shares of capital stock of the Arena Surviving Corporation that are issued and outstanding immediately after the Arena Effective Time).

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Section 2.07 Exchange.

(a) All of the shares of Arena Common Stock converted into the Arena Merger Consideration pursuant to Section 2.06 shall, at the Arena Effective Time, automatically cease to be outstanding, be cancelled and cease to exist and (i) each certificate formerly representing any such shares of Arena Common Stock converted into the Arena Merger Consideration pursuant to Section 2.06 (an “Arena Certificate”) and (ii) each book-entry account formerly representing any such uncertificated shares of Arena Common Stock so converted (“Uncertificated Arena Shares”), shall thereafter represent shares of Newco Common Stock (without any requirement for the surrender of Arena Certificates or Uncertificated Arena Shares) with each Arena Certificate representing automatically an equivalent number of shares of Newco Common Stock.

(b) At the Bridge Media Effective Time, Newco shall cause the Exchange Agent to credit the Bridge Media Consideration to Simplify in the stock ledger and other appropriate books and records of Newco.

(c) At the Arena Effective Time, (i) the stock transfer books of Arena shall be closed with respect to all Arena Common Stock outstanding immediately prior to the Arena Effective Time and no further transfers of any shares of Arena Common Stock shall be made on such stock transfer book after the Arena Effective Time and (ii) Newco shall cause the Exchange Agent to credit in the stock ledger and other appropriate books and records of Newco an equivalent number of shares of Newco Common Stock for any Arena Certificate and any Uncertificated Arena Shares (other than, in each case, any shares of Arena Common Stock canceled pursuant to Section 2.06(a)).

(d) For the avoidance of doubt, (i) from and after the Bridge Media Effective Time, Simplify with respect to the Bridge Media Consideration, and (ii) from and after the Arena Effective Time, the former holders of Arena Common Stock whose shares of Arena Common Stock have converted into Newco Common Stock at the Arena Effective Time pursuant to Section 2.06(b), in each case, shall be entitled to receive any dividends and distributions which may be made with respect to such shares of Newco Common Stock.

Section 2.08 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other Transactions pursuant to Applicable Law.

Section 2.09 Treatment of Arena Equity Awards and Warrants.

(a) At the Arena Effective Time, each outstanding Arena RSU, whether vested or unvested, shall automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Arena Common Stock and shall be converted into a restricted stock unit denominated in an equal number of shares of Newco Common Stock (a “Newco RSU”). Except as specifically provided above, following the Arena Effective Time, each such Newco RSU shall continue to be governed by the same terms and conditions, including vesting terms, as were applicable to the applicable Arena RSU immediately prior to the Arena Effective Time.

(b) At the Arena Effective Time, each outstanding Arena Stock Option, whether vested or unvested, shall automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Arena Common Stock and shall be converted into an option to purchase an equal number of shares of Newco Common Stock (a “Newco Option”) at a per share exercise price equal to the per share exercise price of such Arena Stock Option immediately prior to the Arena Effective Time. Except as specifically provided above, following the Arena Effective Time, each such Newco Option shall continue to be governed by the same terms and conditions, including expiration date, vesting conditions and exercisability terms, as were applicable to the applicable Arena Stock Option immediately prior to the Arena Effective Time.

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(c) At or prior to the Arena Effective Time, the Board of Directors of Arena or its applicable committee shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of Arena RSUs and Arena Stock Options pursuant to Section 2.09(a) and Section 2.09(b). Arena shall take all actions necessary to ensure that from and after the Arena Effective Time, neither Arena nor the Arena Surviving Corporation will be required to deliver shares of Arena Common Stock or other Arena Capital Stock to any Person pursuant to or in settlement of Arena RSUs or Arena Stock Options.

(d) At the Arena Effective Time, Newco shall assume the Arena Equity Plans and as soon as practicable after the Arena Effective Time, Newco shall, if registration of the Newco Common Stock issuable pursuant to awards granted under this Section 2.09 is required under the 1933 Act, file with the SEC a registration statement on Form S-3 or Form S-8, if required, as the case may be (or any successor form), or another appropriate form with respect to such shares of Newco Common Stock and shall use reasonable best efforts to have such registration statement declared effective as soon as practicable following such filing.

(e) At the Arena Effective Time, each outstanding Arena Warrant, whether vested or unvested, shall automatically and without any required action on the part of the holder thereof, cease to represent a warrant to purchase shares of Arena Common Stock and shall be converted into a warrant to purchase an equal number of shares of Newco Common Stock (a “Newco Warrant”), at a per share exercise price equal to the per share exercise price of such Arena Warrant immediately prior to the Arena Effective Time. Except as specifically provided above, following the Arena Effective Time, each such Newco Warrant shall continue to be governed by the same terms and conditions, including vesting and exercisability terms, as were applicable to the applicable Arena Warrant immediately prior to the Arena Effective Time. At or prior to the Arena Effective Time, Arena shall take such actions as are reasonably necessary to effectuate the treatment of Arena Warrants pursuant to this Section 2.09(e).

Section 2.10 Withholding. Each of Arena and Newco shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Applicable Law. Amounts so deducted or withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Notwithstanding the foregoing, prior to withholding or deducting any amounts hereunder from any consideration payments other than consideration payments that are treated for Tax purposes as compensation for the performance of services, the party intending to withhold or deduct such amounts shall use commercially reasonable efforts to cooperate with and provide a reasonable opportunity to the payee to provide forms, documentation or other evidence that would exempt such payments from withholding or deductions or reduce or minimize the amount of any such withholding or deduction to the extent permitted under Applicable Law.

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Article 3

REPRESENTATIONS AND WARRANTIES OF ARENA

Except as disclosed in any publicly available Arena SEC Document (including exhibits and other information incorporated by reference therein) filed after June 30, 2021 and prior to the date hereof (excluding any disclosure set forth in any risk factor or forward looking statements section or in any other section to the extent it is cautionary, predictive or forward-looking in nature) or, subject to Section 12.05, as set forth in the Arena Disclosure Schedule, Arena represents and warrants to Simplify, as of the date hereof and as of the Closing Date, that:

Section 3.01 Corporate Existence and Power. Each of Arena, Newco, Merger Sub 1 and Merger Sub 2 is a corporation or limited liability company duly incorporated or organized (as applicable), validly existing and in good standing under the laws of the State of Delaware and has all corporate or limited liability company powers and authority required to own, lease and operate its assets and carry on its business as now conducted. Each of Arena, Newco, Merger Sub 1 and Merger Sub 2 is duly qualified to do business as a foreign corporation or limited liability company (as applicable) and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, an Arena Material Adverse Effect. Arena has heretofore made available to Simplify true and complete copies of the Organizational Documents of Arena and its Subsidiaries, including Newco, Merger Sub 1 and Merger Sub 2, in each case, as currently in effect.

Section 3.02 Corporate Authorization.

(a) Each of Arena, Newco, Merger Sub 1 and Merger Sub 2 has the requisite corporate or limited liability company powers and authority (as applicable) to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and, subject to the receipt of the Arena Stockholder Approval, to consummate the Mergers and the other Transactions. The execution, delivery and performance by Arena, Newco, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by Arena, Newco, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby are within each of Arena’s, Newco’s, Merger Sub 1’s and Merger Sub 2’s corporate or limited liability company powers (as applicable) and, except for the Arena Stockholder Approval, have been duly authorized by all necessary corporate or limited liability company action on the part of Arena, Newco, Merger Sub 1 and Merger Sub 2, as applicable. The execution, delivery and performance of each other Transaction Document to which Arena, Newco, Merger Sub 1 and Merger Sub 2 is or will be a party by Arena, Newco, Merger Sub 1 and Merger Sub 2, and the consummation of the transactions contemplated thereby, are within each of Arena’s, Newco’s, Merger Sub 1’s and Merger Sub 2’s corporate or limited liability company powers (as applicable) and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary corporate or limited liability company action on the part of Arena, Newco, Merger Sub 1 and Merger Sub 2, as applicable. The affirmative vote of the holders of a majority of the issued and outstanding shares of Arena Common Stock is the only vote of the holders of any Arena Securities necessary to adopt the Agreement and the other Transaction Documents and for Arena, Newco, Merger Sub 1 and Merger Sub 2 to consummate the Mergers and the other Transactions (the “Arena Stockholder Approval”). Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Arena, Newco, Merger Sub 1 and Merger Sub 2, enforceable against each of Arena, Newco, Merger Sub 1 and Merger Sub 2 in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Assuming due and valid execution by each other party thereto, each other Transaction Document to which Arena, Newco, Merger Sub 1 or Merger Sub 2 is or will be a party constitutes or, upon the execution and delivery thereof by Arena, Newco, Merger Sub 1 and Merger Sub 2, as applicable, shall constitute, a valid and binding agreement of Arena, Newco, Merger Sub 1 and Merger Sub 2, as applicable, enforceable against each of Arena, Newco, Merger Sub 1 and Merger Sub 2, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

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(b) At a meeting duly called and held, the Board of Directors of Arena has unanimously (i) determined that it is in the best interests of Arena and its stockholders to enter into this Agreement, (ii) approved, adopted and declared advisable this Agreement, (iii) approved the execution, delivery and performance by Arena of this Agreement and the consummation of the Transactions, including the Mergers, and (iv) recommended adoption of this Agreement by the stockholders of Arena (such recommendation, the “Arena Board Recommendation”).

Section 3.03 Governmental Authorization. The execution, delivery and performance by Arena, Newco, Merger Sub 1 and Merger Sub 2 of the Transaction Documents and the consummation by Arena, Newco, Merger Sub 1 and Merger Sub 2 of the Transactions require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of the Bridge Media Delaware Certificate of Merger and the Arena Certificate of Merger with the Delaware Secretary of State, the Bridge Media Michigan Certificate of Merger with the Michigan Department of Licensing and Regulatory Affairs and appropriate documents with the relevant authorities of other states in which Arena, Newco, Merger Sub 1 and Merger Sub 2 are qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of NYSE American, (iv) in connection with the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and (v) any action, Filing or Consent the absence of which would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole.

Section 3.04 Non-contravention. The execution, delivery and performance by Arena, Newco, Merger Sub 1 and Merger Sub 2 of the Transaction Documents and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Arena, Newco, Merger Sub 1, Merger Sub 2 or any other Subsidiary of Arena, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.03, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit or result in, or give rise to a right of, termination, cancellation, first offer, first refusal, acceleration or other change of any right or obligation or the loss, limitation or impairment of any benefit to which Arena or any of its Subsidiaries is entitled under any provision of any Arena Material Contract or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset, property or right of Arena or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole.

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Section 3.05 Capitalization.

(a) The authorized capital stock of Arena consists of 1,000,000,000 shares of Arena Common Stock and 1,800 shares of Arena Preferred Stock. As of September 30, 2023, there were outstanding (i) 23,823,476 shares of Arena Common Stock, of which no shares are held in treasury, (ii) 168 shares of Arena Preferred Stock, (iii) Arena Stock Options to purchase an aggregate of 5,941,339 shares of Arena Common Stock (of which options to purchase an aggregate of 3,906,099 shares of Arena Common Stock were exercisable), (iv) Arena RSUs with respect to an aggregate of 878,706 shares of Arena Common Stock and (v) Arena Warrants to purchase an aggregate of 1,054,796 shares of Arena Common Stock. There is no outstanding Voting Company Debt of Arena. Except as set forth in this Section 3.05 and for changes since September 30, 2023 resulting from the exercise or settlement of Arena Equity Awards outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Arena, (ii) securities of Arena convertible into or exercisable or exchangeable for shares of capital stock or other voting securities of or ownership interests in Arena, (iii) subscriptions, warrants, calls, options or other rights (whether or not currently exercisable) to acquire from Arena, or other obligation of Arena to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of Arena or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Arena (the items in clauses (i) through (iv) being referred to collectively as the “Arena Securities”).

(b) All outstanding shares of capital stock of Arena have been, and all shares that may be issued pursuant to any Arena Equity Award or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights, rights of participation, rights of repurchase or any similar rights granted by Arena or any rights of first refusal in favor of Arena. Section 3.05(b) of the Arena Disclosure Schedule contains a complete and correct list of each outstanding Arena Equity Award, including, as applicable, the holder, date of grant, type of award, exercise price, expiration date, vesting schedule (including whether such award accelerates on a single- or double-trigger basis) and number of shares of Arena Common Stock subject thereto. There are no obligations of Arena or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Arena Securities other than pursuant to the existing terms of Arena Equity Awards outstanding as of the date hereof. Each Arena Equity Award has been granted in all material respects in compliance with all applicable securities laws and the terms of the applicable Arena Equity Plan and, in the case of Arena Stock Options, has at all times been exempt from Section 409A of the Code. Neither Arena nor any of its Subsidiaries is a party to any voting agreement or other Contract with respect to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Arena Securities or any other securities of any other Person, other than the Support Agreements. Arena has made available to Simplify accurate and complete copies of the Arena Warrants outstanding as of the date of this Agreement.

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(c) Except as set forth in this Section 3.05, none of the (i) shares of capital stock of Arena or (ii) Arena Securities are owned by any Subsidiary of Arena.

Section 3.06 Subsidiaries.

(a) Section 3.06(a) of the Arena Disclosure Schedule contains a correct and complete list of each Subsidiary of Arena as of the date of this Agreement. Except for the capital stock or other voting securities of, or ownership interests in, the Subsidiaries of Arena identified in Section 3.06(a) of the Arena Disclosure Schedule, neither Arena nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, or joint venture, partnership or similar interest in, any Person. Each Subsidiary of Arena (other than Newco, Merger Sub 1 and Merger Sub 2) is a corporation or limited liability company (as applicable) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or limited liability company powers and authority required to own, lease and operate its assets and carry on its business as now conducted. Each Subsidiary of Arena (other than Newco, Merger Sub 1 and Merger Sub 2) is duly qualified and has all Governmental Authorizations to do business as a foreign corporation or limited liability company (as applicable) and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, an Arena Material Adverse Effect.

(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of Arena are duly authorized, validly issued, fully paid and non-assessable and are owned by Arena, directly or indirectly, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than restrictions on transfer under applicable securities laws. There are no issued, reserved for issuance or outstanding (i) Arena Securities or securities of any Subsidiary of Arena convertible into, or exercisable or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of Arena, (ii) subscriptions, warrants, calls, options or other rights (whether or not currently exercisable) to acquire from Arena or any of its Subsidiaries, or other obligations of Arena or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exercisable or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Arena or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Arena (the items in clauses (i) through (iii) being referred to collectively as the “Arena Subsidiary Securities”). There are no outstanding obligations of Arena or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Arena Subsidiary Securities.

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(c) None of Newco, Merger Sub 1 and Merger Sub 2 has conducted any business prior to the date of this Agreement and each of Newco, Merger Sub 1 and Merger Sub 2 has no, and prior to the Arena Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 3.07 SEC Filings and the Sarbanes-Oxley Act.

(a) Arena has filed with or furnished to the SEC on a timely basis, and made available to Simplify, all Arena SEC Documents required to be filed or furnished by or on behalf of Arena with the SEC under the 1933 Act, the 1934 and any other applicable federal securities laws. No Subsidiary of Arena has been required to file any forms, reports, statements or other documents with the SEC at any time.

(b) As of its filing date (and as of the date of any amendment), each Arena SEC Document complied (and each report, schedule, form, statement and other document filed subsequent to the date hereof that would constitute Arena SEC Document if filed as of the date of this Agreement, will comply) in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Arena SEC Document did not, and each Arena SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Arena is, and since January 1, 2021, has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NYSE American.

(e) Arena has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Arena, including its consolidated Subsidiaries, is made known to Arena’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Arena’s principal executive officer and principal financial officer to material information required to be included in Arena’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes- Oxley Act.

(f) Since January 1, 2021, except for the material weakness disclosed in Arena’s Annual Report on Form 10-K for the year ended December 31, 2022, Arena and its Subsidiaries have maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Arena’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Arena has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to its auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Arena’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

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(g) Since January 1, 2021, each of the principal executive officer and principal financial officer of Arena (or each former principal executive officer and principal financial officer of Arena, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NYSE American, and the statements contained in any such certifications are true and complete. Neither Arena nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(h) Neither Arena nor any of its Subsidiaries is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the 1934 Act).

(i) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Arena SEC Documents, and none of the Arena SEC Documents is, to the knowledge of Arena, the subject of ongoing SEC review or investigation.

Section 3.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Arena (including any related notes) included or incorporated by reference in the Arena SEC Documents (a) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (b) fairly present, in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto), the consolidated financial position of Arena and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 3.09 Disclosure Documents. The information supplied by Arena for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post- effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Arena for inclusion in the Proxy Statement/Prospectus (or any amendment or supplement thereto) shall not, on the date the Proxy Statement/Prospectus (and any amendments or supplements thereto) is first mailed to the stockholders of Arena or at the time of the Arena Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Section 3.10 Absence of Certain Changes.

(a) Since the Arena Balance Sheet Date, (i) the business of Arena and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, an Arena Material Adverse Effect.

(b) From the Arena Balance Sheet Date until the date hereof, there has not been any action taken by Arena or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Simplify’s consent, would constitute a breach of Section 6.01.

Section 3.11 No Undisclosed Material Liabilities. There are no Liabilities of Arena or any of its Subsidiaries, other than (i) Liabilities disclosed and provided for in the Arena Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent with past practices since the Arena Balance Sheet Date, (iii) Liabilities arising in the ordinary course of business under Contracts to the extent not resulting from a breach thereof, (iv) Liabilities for costs and expenses in connection with the Transactions, and (v) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole.

Section 3.12 Compliance with Laws and Orders; Permits.

(a) Arena and each of its Subsidiaries is, and since January 1, 2021, has been, in compliance with, and, to the knowledge of Arena, is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole. Neither Arena nor any of its Subsidiaries has, since January 1, 2021, received any written notice from any Governmental Authority regarding any potential or actual material violation of any Applicable Law, or provided any notice to any Governmental Authority regarding any potential or actual material violation by Arena or any of its Subsidiaries of any Applicable Law. There is no judgment, decree, injunction, rule or other Order of any arbitrator or Governmental Authority outstanding against Arena or any of its Subsidiaries or any of their respective properties, assets or rights that would reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole. The operation of Arena’s and its Subsidiaries’ business, as conducted and as currently proposed to be conducted, is compliant with all Applicable Law, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole.

(b) Neither Arena nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole.

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(c) Arena and its Subsidiaries hold, and have at all times since January 1, 2021, held, all Governmental Authorizations reasonably necessary for the lawful operation of the businesses of Arena and its Subsidiaries as currently conducted or as currently proposed to be conducted (the “Arena Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, (i) all Arena Permits are valid and in full force and effect, are not subject to any Action or Order that could result in any modification, termination or revocation thereof and, to the knowledge of Arena, no suspension or cancellation of any such Arena Permits is threatened, (ii) Arena and each of its Subsidiaries is in compliance with the terms and requirements of all Arena Permits and (iii) no Consent from or notice to any Governmental Authority is required for each Arena Permit to continue in full force and effect upon consummation of the Transactions.

Section 3.13 Litigation. There is no Action or, to the knowledge of Arena, investigation pending against, or, to the knowledge of Arena, threatened against or affecting, Arena, any of its Subsidiaries, any present or former officer, director, employee, independent contractor, worker or consultant of Arena or any of its Subsidiaries, or any Person for whom Arena or any of its Subsidiaries may be liable, or any of their respective properties, assets or rights, before (or, in the case of threatened investigations or Actions, would be before) or by any Governmental Authority, arbitrator or other Person, that would reasonably be expected, individually or in the aggregate, to be material to Arena and its Subsidiaries, taken as a whole, or to materially and adversely affect Arena’s ability to perform any of its obligations under this Agreement and the other Transaction Documents or to consummate any of the Transactions.

Section 3.14 Properties.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, Arena and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Arena Balance Sheet or acquired after the Arena Balance Sheet Date, except as have been disposed of since the Arena Balance Sheet Date in the ordinary course of business consistent with past practice, and such property and assets are free and clear of all Liens, except Permitted Liens.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole: (i) each lease, sublease, license, sublicense or other similar agreement to occupy space (each, a “Lease”) under which Arena or any of its Subsidiaries leases, subleases, licenses, sublicenses, uses, occupies or has any interest in any real property is valid and in full force and effect and free and clear of all Liens, except Permitted Liens; and (ii) neither Arena nor any of its Subsidiaries, nor, to Arena’s knowledge, any other party to any such Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such Lease, and neither Arena nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any such Lease. Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, neither Arena nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy all or any portion of any real property in which Arena or any of its Subsidiaries holds a real property interest. Section 3.14(b) of the Arena Disclosure Schedule sets forth an accurate and complete list of all Arena Material Leases as of the date of this Agreement, together with the use, address, landlord and tenant for each such Lease. Arena and its Subsidiaries do not own any real property.

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Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Arena Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration for Patents, Trademarks and Domain Names included in the Registered Arena Intellectual Property that are material to Arena or its Subsidiaries.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, (i) Arena and its Subsidiaries solely and exclusively own, free and clear of all Liens (other than any Permitted Liens), all Arena Intellectual Property, (ii) none of the Registered Arena Intellectual Property has been adjudged invalid or unenforceable in whole or in part other than in the ordinary course of Patent and Trademark prosecution and, to the knowledge of Arena, all such Registered Arena Intellectual Property is otherwise valid, subsisting and enforceable, (iii) Arena and each of its Subsidiaries is licensed to use all Third Party Intellectual Property used, held for use in or necessary for the conduct of their respective businesses as currently conducted and as currently proposed to be conducted, (iv) neither Arena nor its Subsidiaries, nor the conduct of their respective businesses, has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, the Intellectual Property of any Person, (v) to the knowledge of Arena, no Person has infringed, misappropriated or otherwise violated any Arena Intellectual Property, (vi) neither Arena nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending Action alleging that Arena or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any Person, (vii) the consummation of the Transactions will not (A) alter, encumber, impair or extinguish any Arena Intellectual Property, (B) pursuant to any Contract to which Arena or any of its Subsidiaries is party, encumber any Intellectual Property owned by or licensed to Simplify or any of its Affiliates (other than Arena and its Subsidiaries following the consummation of the Transactions), or (C) pursuant to any Contract to which Arena or any of its Subsidiaries is party, result in termination of such Contract or require the payment of (or increase the amount of) any royalties, fees or other consideration with respect to any use or exploitation of any Intellectual Property licensed to Arena or its Subsidiaries that would not have been payable but for the consummation of the Transactions, and (viii) Arena and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets and source code included in the Arena Intellectual Property, and no such Trade Secrets or source code has been disclosed other than to employees, independent contractors, representatives and agents providing services to Arena or any of its Subsidiaries all of whom are bound by written confidentiality agreements.

(c) None of the Software included in the Arena Intellectual Property is subject to any agreement with any Person under which Arena or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such Software, except for arrangements requiring the release of such source code solely for reasons of cessation to exist or bankruptcy of Arena or any of its Subsidiaries, and no such source code has been released to any Person by any escrow agent, or is entitled to be released to any Person by any escrow agent as a result of the Transactions. The consummation of the Transactions will not trigger the release of any source code of any such Software included in the Arena Intellectual Property.

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(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, Arena and its Subsidiaries have entered into binding, written agreements with the current and former employees of and independent contractors providing services to Arena and its Subsidiaries and any other Persons who have participated in the development of any material Intellectual Property for or on behalf of Arena or any of its Subsidiaries, whereby such employees, independent contractors and other Persons presently assign to Arena or any of its Subsidiaries any ownership interest and right they may have in all such Intellectual Property.

(e) Neither Arena nor any of its Subsidiaries has (i) used or incorporated any Software subject to any Open Source License in a manner that would require any material Software included in the Arena Intellectual Property to be (A) disclosed or distributed in source code form, be licensed for the purpose of preparing derivative works or (B) be redistributable at no charge, or (ii) licensed, distributed or used any Software subject to an Open Source License in material breach of the terms of any Open Source License or in a manner that does not materially comply with the internal policies of Arena or its Subsidiaries with respect to the licensing, distribution or use of Software subject to an Open Source License.

(f) The IT Assets owned by, or licensed or leased to, Arena and its Subsidiaries (the “Arena IT Assets”) operate and perform in a manner that permits Arena and its Subsidiaries to conduct their respective businesses as currently conducted. Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, (i) there has been (A) no failure of any Arena IT Assets or (B) to the knowledge of Arena, any breach, or unauthorized use, access, interruption, modification or corruption, of the Arena IT Assets (or any information and transactions stored or contained therein or transmitted thereby) and (ii) as of the date of this Agreement, to the knowledge of Arena, no material deficiencies or vulnerabilities in the Arena IT Assets have been identified.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, Arena and its Subsidiaries have taken reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Arena IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption and have implemented reasonable backup, disaster recovery, business continuity and encryption technology consistent with industry practices.

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Section 3.16 Data Protection and Cybersecurity. For the purposes of this Section 3.16, the terms “personal data,” “personal data breach,” “process” (and its derivatives) and “supervisory authority” shall have the meaning given to them in the GDPR. Except as would not reasonably be expected to be material to Arena and its Subsidiaries, taken as a whole, Arena and each of its Subsidiaries have (a) posted privacy policies on all websites, mobile apps and other online properties operated by or on behalf of Arena or its Subsidiaries regarding the collection and use of personal data of individuals who are visitors to such websites, mobile apps or online properties or customers of Arena and its Subsidiaries, (b) complied in all material respects with all applicable requirements of the Data Protection Laws, and (c) implemented reasonably appropriate technical and organizational measures to keep personal data processed by or on behalf of Arena and its Subsidiaries confidential in accordance with Applicable Law (including, for the avoidance of doubt, Data Protection Laws) and to protect such personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, as monitored through regular penetration tests and vulnerability assessments (including by remediating any and all identified critical- and high-severity vulnerabilities). Neither Arena nor any of its Subsidiaries has (i) since January 1, 2021, suffered any personal data breach concerning personal data processed by or on behalf of Arena or its Subsidiaries, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to a breach or alleged breach of their obligations under Data Protection Laws, or (iii) received any written claim or complaint from any data subject or other person claiming a right to compensation for failure to respond to any of their data subject rights requests or alleging any breach of Data Protection Laws and, to the knowledge of Arena, there is no pending investigation by any Governmental Authority of Arena or any of its Subsidiaries relating to such Data Protection Laws.

Section 3.17 Taxes.

(a) All material Tax Returns filed, or required by Applicable Law to be filed, with any Taxing Authority by, or on behalf of, Arena or any of its Subsidiaries (each such Tax Return, an “Arena Tax Return”) have been filed when due in accordance with all Applicable Law, and all such Arena Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) Arena and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Taxing Authority all material Taxes (whether or not shown as due and payable on any Arena Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Arena and its Subsidiaries ordinarily record items on their respective books.

(c) Arena and each of its Subsidiaries has duly and timely withheld all material Taxes required to be withheld from any payment to any Person, and such withheld Taxes have been or will be duly and timely paid to the appropriate Taxing Authority.

(d) There is no Action or, to the knowledge of Arena, investigation now pending or, to Arena’s knowledge, threatened against or with respect to Arena or any of its Subsidiaries in respect of any material Tax or Tax asset.

(e) No claim, deficiency or assessment with respect to material Taxes has been asserted in writing against Arena or any of its Subsidiaries, which has not been fully paid.

(f) Neither Arena nor any of its Subsidiaries (i) is now or has been a member of an “affiliated group” as defined in Section 1504 of the Code (or any similar provision of any Applicable Law), other than an “affiliated group” of which Arena is the common parent or (ii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any Applicable Law), as a transferee or successor, or by any other Contract, assumption or applicable provision of Applicable Law.

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(g) Neither Arena nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.

(h) Neither Arena nor any of its Subsidiaries (i) is a party to or bound by, or has any liability under, any Tax Sharing Agreement, other than any Tax Sharing Agreement solely between Arena and/or one or more of its Subsidiaries, or (ii) has granted any power of attorney with respect to any matters related to Taxes that is currently in force.

(i) Except as otherwise set forth on Section 3.17(i) of the Arena Disclosure Schedule, no Subsidiary of Arena has made any entity classification election for U.S. federal income tax purposes that is currently in effect.

(j) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Arena or any of its Subsidiaries (other than extensions granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business).

(k) No written claim has been made by any Governmental Authority in a jurisdiction where Arena or any of its Subsidiaries does not file Tax Returns that Arena or such Subsidiary is or may be subject to taxation by that jurisdiction.

(l) Neither Arena nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty), branch, or other fixed place of business in a jurisdiction outside of its country of incorporation.

(m) There are no Liens for material Taxes upon any property or assets of Arena or any of its Subsidiary except for Permitted Liens.

(n) Neither Arena nor any of its Subsidiaries will be required to include material amounts in income, or exclude or reduce material items of deduction, in a taxable period for which a Tax Return has not yet been filed as a result of any (i) change in or improper use of any method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) executed prior to the Closing, (iii) installment sale or open transaction made or entered into prior to the Closing, (iv) prepaid amount received or deferred revenue accrued prior to the Closing or (v) application of Section 965 of the Code (and no amounts will be required to be paid by Arena or any of its Subsidiaries pursuant to Section 965(h) of the Code).

(o) Neither Arena nor any of its Subsidiaries has made a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

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(p) Neither Arena nor any of its Subsidiaries has entered into or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(q) Neither Arena nor any of its Subsidiaries has received any relief, assistance or benefit, including any deferral of Taxes, from any Governmental Authority under any COVID-19 Relief Legislation.

(r) To the knowledge of Arena, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Notwithstanding anything to the contrary in this Agreement, this Section 3.17 (and so much of Section 3.18 as relates to Taxes) are the sole representations and warranties given by Arena in this Agreement, and no other representation or warranty given by Arena in this Agreement shall be construed or interpreted as containing any representation or warranty, in each case with respect to Tax matters.

Section 3.18 Employee Benefits and Labor Matters.

(a) Section 3.18(a) of the Arena Disclosure Schedule contains a correct and complete list of each material Arena Benefit Plan. Arena has made available to Simplify copies of each material Arena Benefit Plan and all amendments thereto and, if applicable, (i) any related trust, funding agreements or insurance policies, (ii) summary plan description and summaries of material modifications, (iii) the most recent IRS determination letter or foreign equivalent issued by a Governmental Authority, as may be applicable, (iv) actuarial reports and financial statements for the most recently completed fiscal year, (v) the most recent annual report (Form 5500) and all applicable schedules thereto or foreign equivalent, (vi) tax return (Form 990) prepared in connection with any such plan or trust or foreign equivalent and (vii) all material, non-routine documents and correspondence relating thereto received from or provided to any Governmental Authority during the past year. Notwithstanding the foregoing, this Section 3.18(a) shall not apply to any Arena Benefit Plan that is maintained or sponsored by any Governmental Authority. Neither Arena nor any of its Subsidiaries (nor any predecessor hereof) sponsors, maintains or contributes to (or is required to contribute to), or has in the past sponsored, maintained or contributed (or been required to contribute to), any Benefit Plan that is not a U.S. Benefit Plan.

(b) Neither Arena nor any of its Subsidiaries (nor any predecessor thereof) (i) sponsors, maintains or contributes to (or is required to contribute to), or has in the past sponsored, maintained or contributed to (or been required to contribute to), and no Arena Benefit Plan is, a plan subject to Title IV of ERISA (each, a “Title IV Plan”) or (ii) has any, or is reasonably expected to have any, individually or in the aggregate, direct or indirect liability with respect to any Title IV Plan. Neither Arena nor any of its Subsidiaries contributes to, or is required to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(c) Each Arena Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the knowledge of Arena, no circumstances exist that would reasonably be expected to cause such determination or opinion letter being revoked or not issued or reissued.

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(d) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, since January 1, 2021, (i) each Arena Benefit Plan has been established, funded and maintained in compliance with its terms and Applicable Law (including, to the extent applicable, ERISA and the Code) and with any agreement entered into with a union or labor organization, (ii) there have not been any Actions pending against or involving, or, to the knowledge of Arena, threatened against or threatened to involve, any Arena Benefit Plan (other than routine claims for benefits), (iii) no events have occurred with respect to any Arena Benefit Plan that has resulted in, or, to the knowledge of Arena, would reasonably be expected to result in, the assessment of any excise Taxes or penalties against Arena or any of its Subsidiaries, and (iv) all contributions, premiums and payments that are due to have been made for each Arena Benefit Plan within the time periods prescribed by the terms of such plan and Applicable Law have been made.

(e) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) entitle any current or former employee, independent contractor, worker or consultant of Arena or any of its Subsidiaries to any compensation or benefits (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise), of any compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Arena Benefit Plans, (iii) limit or restrict the right of Arena or any of its Subsidiaries and, after the consummation of the transactions contemplated hereby, Newco, the Bridge Media Surviving Company, the Arena Surviving Corporation or any of their Subsidiaries, to merge, amend or terminate any of the material Arena Benefit Plans, or (iv) result in the payment of any amounts that would not be deductible under Section 280G of the Code or result in the payment of any amounts subject to an excise tax under Section 4999 of the Code. Neither Arena nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Arena Employee or individual independent contractor, worker or consultant for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

(f) Neither Arena nor any of its Subsidiaries has any material liability in respect of, and no Arena Benefit Plan provides or promises, any post-employment or retirement health, medical or hospitalization or similar benefits (whether insured or self- insured) for any current or former Arena Employees or individual independent contractors, workers or consultants of Arena or any of its Subsidiaries, except as required under Section 4980B of the Code or other Applicable Law.

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by Arena or any of its Subsidiaries relating to, or change in employee participation or coverage under, an Arena Benefit Plan which would increase materially the expense of maintaining such Arena Benefit Plan above the level of the expense incurred in respect thereof for the most recently completed fiscal year.

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(h) Neither Arena nor any of its Subsidiaries is a party to, subject to, or is currently negotiating in connection with entering into or amending, any collective bargaining agreement or other Contract or understanding with a labor or trade union, works council or similar organization. Since January 1, 2021, there has not been any material labor disputes or any actual or, to the knowledge of Arena, threatened strikes, work stoppages, slowdowns, lockouts, or organizational campaign, petition, demand for recognition, or other union activity seeking to represent a collective bargaining unit of any employees of Arena or any of its Subsidiaries. There are no unfair labor practices, grievances or complaints pending or, to the knowledge of Arena, threatened against Arena or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any pending request for union recognition involving employees of Arena or any of its Subsidiaries. There is no, and since January 1, 2021, there has not been any, labor strike, slowdown or stoppage pending or, to the knowledge of Arena, threatened by current or former Arena Employees against Arena or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Arena to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(i) Since January 1, 2021, Arena and each of its Subsidiaries have been in compliance with all Applicable Laws relating to labor, employment and employment practices with respect to current and former Arena Employees and individual independent contractors, workers and consultants, including payment of wages and salaries, hours, overtime, pension contributions, holiday pay, sick pay, housing fund and social insurance (and similar) contributions, terms and conditions of employment, mandatory accrual of statutory leave allowances, collective bargaining, classification of workers, discrimination, harassment, immigration and the payment and withholding of Taxes (collectively, “Employment Laws”), except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, since January 1, 2021, there have not been any pending or, to the knowledge of Arena, threatened Actions against Arena or any of its Subsidiaries by or before any Governmental Authority relating to any violations or failures by Arena or any of its Subsidiaries to comply with any applicable Employment Laws.

(j) Since January 1, 2021, neither Arena nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Arena or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Arena or any of its Subsidiaries, and neither Arena nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No employee of Arena or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.

(k) Each employee of Arena or any of its Subsidiaries is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States or (iv) an alien authorized to work in the United States either specifically for Arena or one of its Subsidiaries or for any United States employer. Arena or one of its Subsidiaries has completed a Form I-9 (Employment Eligibility Verification) for each employee hired, and each such Form I-9 has since been updated as required by Applicable Law and, to the knowledge of Arena, is correct and complete.

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(l) Arena and each of its Subsidiaries (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”, (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under Applicable Law, (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by Applicable Law, records of hours worked, (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid, (v) has withheld, remitted, and reported all material amounts required by Applicable Law or by Contract to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees, and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(m) Since January 1, 2021, no allegation, complaint, charge, or claim of harassment on the basis of gender, sex or race, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination has been made against any Person who is or was an officer, director, manager or supervisory-level employee of Arena, and neither Arena nor any of its Subsidiaries has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any similar contract with respect to any such allegation, complaint, charge, or claim.

(n) Arena has made available to Simplify a complete and accurate list, as of the date specified therein, of each Arena Employee as of the date hereof, listed by their employee number, if any, and title, without listing their names, and including their salaries (if classified as exempt), wage rates (if classified as non-exempt), commissions, bonus targets, overtime entitlement and accrual, location of employment (country, state, and province, as applicable), status as full-time or part-time, exemption status under the Fair Labor Standards Act (as applicable), employing entity and hire date, annual vacation entitlement in days and accrued and unused vacation days, and any other paid time-off entitlement in days and accrued and unused days of such paid time-off. Arena has made available to Simplify a complete and accurate list, as of the date specified therein, of the name of each individual engaged by Arena as an independent contractor (except for such individual with an annual salary or aggregate wage amount payable by Arena and its Subsidiaries of less than $20,000), together with such individual’s compensation arrangement and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as set forth in Section 3.18(n) of the Arena Disclosure Schedule, the employment of each employee of Arena or any of its Subsidiaries, and the engagement of each independent contractor of Arena or any of its Subsidiaries, is terminable at will by Arena or its applicable Subsidiary without any penalty, liability, or severance obligation incurred by Arena or any of its Subsidiaries.

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Section 3.19 Material Contracts.

(a) Section 3.19(a) of the Arena Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which Arena or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which Arena or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, an “Arena Material Contract”):

(i) any Contract pursuant to which Arena or any of its Subsidiaries (A) incurred aggregate payment obligations, or (B) received (or had the right to receive) aggregate payments, in excess of $1,500,000 during the twelve-month period ended June 30, 2023;

(ii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of Arena or any of its Subsidiaries to engage or compete in any line of business, market or field or with any Person or in any geographic area or that would so limit or purport to limit, in any material respect, the freedom of Arena, Bridge Media, Newco, the Arena Surviving Corporation, the Bridge Media Surviving Company or any of their respective Affiliates after the Closing or (B) contains any material exclusivity or material “most favored nation” obligations, material rights of first refusal, material rights of first offer, material put or call rights or other restrictions or similar provisions that are binding on Arena or any of its Subsidiaries (or, after the Arena Effective Time, that would be binding on Arena, Bridge Media, Newco, the Arena Surviving Corporation, the Bridge Media Surviving Company or any of their respective Affiliates);

(iii) promissory notes, loan agreements, indentures, evidence of indebtedness or other Contracts providing for or relating to the lending or borrowing of money (including guarantees by Arena or any of its Subsidiaries) in excess of $1,500,000 individually and $3,000,000 in the aggregate;

(iv) any joint venture, profit-sharing, partnership, stockholders, investors rights, registration rights or similar Contract;

(v) any Contracts or series of related Contracts relating to the acquisition or disposition of the business, assets or securities of any Person or any business for a price in excess of $2,500,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise), entered into since January 1, 2021 or that contain any material indemnification obligation of Arena or any of its Subsidiaries or any “earnout” or other material contingent payment obligation, in each case, that is an outstanding obligation of Arena or any of its Subsidiaries as of the date hereof;

(vi) any Contracts or other transactions with any (A) executive officer or director of Arena, (B) record or, to the knowledge of Arena, beneficial owner of five percent (5%) or more of the voting securities of Arena, or (C) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such executive officer, director or beneficial owner;

(vii) any material Contract pursuant to which Arena or any of its Subsidiaries (A) grants any license, right to use or covenant not to sue with respect to any Arena Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business) or (B) obtains any license, right to use or covenant not to sue with respect to any Intellectual Property owned by any other Person (other than licenses obtained in the ordinary course of business on non-discriminatory pricing terms);

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(viii) any Arena Material Lease; and

(ix) any other Contract required to be filed by Arena pursuant to Item 601(b)(10) of Regulation S-K under the 1934 Act.

(b) Arena has made available to Simplify a true and complete copy of each Arena Material Contract. All of the Arena Material Contracts are, subject to the Enforceability Exceptions, valid and binding obligations of Arena or a Subsidiary of Arena and, to the knowledge of Arena, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Arena or its Subsidiaries and, to the knowledge of Arena, each of the other parties thereto, except where the failure to be valid and binding obligations and in full force and effect and enforceable would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole. To the knowledge of Arena, no Person is seeking to terminate or challenge the validity or enforceability of any Arena Material Contract, except such terminations or challenges which would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole. Neither Arena nor any of its Subsidiaries, nor, to the knowledge of Arena, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Arena nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Arena Material Contract, in each case, except for violations and defaults (or potential defaults) which would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole.

Section 3.20 Finders’ Fees. Except for Lazard Freres & Co. LLC and Current Capital Partners LLC, a copy of whose engagement agreements have been provided to Simplify, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Arena or any of its Subsidiaries who might be entitled to any fee or commission from Arena or any of its Subsidiaries.

Section 3.21 Opinion of Financial Advisor. The Board of Directors of Arena has received the opinion of Current Capital Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital Securities LLC in preparing such opinion, the Exchange Ratio (as defined in such opinion) is fair, from a financial point of view, to the public holders of Arena Common Stock other than the Excluded Parties (as defined in such opinion).

Section 3.22 Antitakeover Statutes. Arena has taken all action necessary to exempt the Transactions (including the Mergers), the Transaction Documents and the Letter of Intent from Section 203 of Delaware Law, and, accordingly, neither such section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Transaction Documents or the Transactions.

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Section 3.23 Insurance.

(a) Section 3.23 of the Arena Disclosure Schedule sets forth, with respect to each currently in-force material insurance policy under which Arena or any of its Subsidiaries is an insured (the “Arena Insurance Policies”), (i) the names of the insurer and the policyholder, (ii) the policy number, (iii) the policy period, coverage line and amount of coverage and (iv) the premium.

(b) With respect to each Arena Insurance Policy, except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, (i) the Arena Insurance Policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and is in full force and effect, (ii) to the knowledge of Arena, neither Arena nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Arena Insurance Policy, (iii) to the knowledge of Arena, no insurer has been declared insolvent or placed in receivership, conservatorship or liquidation, (iv) the limits of the Arena Insurance Policy are sufficient to comply with the Arena Material Contracts, (v) all premiums due and payable have been timely paid in full, and (vi) no written notice of denial of claim, termination or cancellation has been received by Arena or any of its Subsidiaries.

Section 3.24 No Other Representations and Warranties; Representations Complete.

(a) Except for the representations and warranties expressly made by Arena in this Article 3 and the other Transaction Documents, neither Arena nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Arena or its Subsidiaries, or the accuracy or completeness of any information regarding Arena or its Subsidiaries or any other matter furnished or provided to Simplify or 5-Hour or made available to Simplify or 5-Hour in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions. Arena and its Subsidiaries disclaim any other representations or warranties, whether made by Arena or any of its Subsidiaries or any of their respective Affiliates or Representatives. Arena acknowledges and agrees that, except for the representations and warranties expressly made by Simplify in Article 4 and Article 5 and by Simplify or 5-Hour in the other Transaction Documents, neither Simplify nor 5-Hour nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Simplify, 5-Hour, Bridge Media or their respective Affiliates, or the accuracy or completeness of any information regarding Simplify, 5-Hour, Bridge Media or their respective Affiliates or any other matter furnished or provided to Arena or made available to Arena in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, and reliance on any representations, warranties, statements, omissions, information or matters furnished or provided, other than the representations and warranties expressly made by Simplify in Article 4 and Article 5 and by Simplify or 5-Hour in the other Transaction Documents, is hereby expressly disclaimed by Arena. Notwithstanding the foregoing, nothing in this Agreement shall limit any party’s remedies in the case of actual fraud.

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(b) None of the representations or warranties made by Arena in this Article 3 contains or will contain at Closing any untrue statement of material fact, or omits or will omit at Closing, to state any material fact necessary in order to make the statements herein, in light of the circumstances under which made, not misleading.

Article 4

REPRESENTATIONS AND WARRANTIES OF SIMPLIFY REGARDING BRIDGE MEDIA

Subject to Section 12.05, except as set forth in the Bridge Media Disclosure Schedule, Simplify represents and warrants to Arena, as of the date hereof and as of the Closing Date, that:

Section 4.01 Corporate Existence and Power. Bridge Media is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan and has all limited liability company powers and authority required to own, lease and operate its assets and carry on its business as now conducted. Bridge Media is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Bridge Media Material Adverse Effect. Simplify has heretofore made available to Arena true and complete copies of the Organizational Documents of Bridge Media as currently in effect.

Section 4.02 Corporate Authorization. Bridge Media has the requisite limited liability company powers and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Mergers and the other Transactions. The execution, delivery and performance by Bridge Media of this Agreement and the consummation by Bridge Media of the transactions contemplated hereby are within Bridge Media’s limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of Bridge Media. The execution, delivery and performance of each other Transaction Document to which Bridge Media is or will be a party by Bridge Media, and the consummation of the transactions contemplated thereby, are within Bridge Media’s limited liability company powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary limited liability company action on the part of Bridge Media. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Bridge Media, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each other party thereto, each other Transaction Document to which Bridge Media is or will be a party constitutes or, upon the execution and delivery thereof by Bridge Media, shall constitute, a valid and binding agreement of Bridge Media, enforceable against Bridge Media in accordance with its terms, subject to the Enforceability Exceptions.

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Section 4.03 Governmental Authorization. The execution, delivery and performance by Bridge Media of the Transaction Documents and the consummation by Bridge Media of the Transactions require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of the Bridge Media Delaware Certificate of Merger and the Arena Certificate of Merger with the Delaware Secretary of State, the Bridge Media Michigan Certificate of Merger with the Michigan Department of Licensing and Regulatory Affairs and appropriate documents with the relevant authorities of other states in which Bridge Media is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of NYSE American, (iv) in connection with the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and (v) any action, Filing or Consent the absence of which would not reasonably be expected be, individually or in the aggregate, material to Bridge Media.

Section 4.04 Non-contravention. The execution, delivery and performance by Bridge Media of the Transaction Documents and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Bridge Media, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit or result in, or give rise to a right of, termination, cancellation, first offer, first refusal, acceleration or other change of any right or obligation or the loss, limitation or impairment of any benefit to which Bridge Media is entitled under any provision of any Bridge Media Material Contract or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset, property or right of Bridge Media, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media.

Section 4.05 Capitalization; Subsidiaries.

(a) Simplify is the sole member of Bridge Media and owns 100% of the Bridge Media Interests, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such membership interests), other than restrictions on transfer under applicable securities laws and as set forth in the Organizational Documents of Bridge Media. Except for the Bridge Media Interests, there are no membership interests or other equity securities or interests of Bridge Media issued or reserved for issuance. All of the membership interests of Bridge Media have been validly issued and are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, other than as set forth in the Organizational Documents of Bridge Media. There is no outstanding Voting Company Debt of Bridge Media.

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(b) Except as set forth in the Organizational Documents of Bridge Media, (i) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, profit participation rights, preemptive rights, puts, calls, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Bridge Media or any of its Affiliates is a party or by which it is bound (A) obligating Bridge Media to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests or other equity interests in, or any security convertible into or exercisable for or exchangeable into, or giving any Person a right to subscribe for or acquire, any membership interest of or other securities or equity interest in, Bridge Media or any Voting Company Debt, (B) obligating Bridge Media to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking or (C) obligating Bridge Media to pay an amount in cash or in kind with respect to, or based on the value of, any membership interest of or other equity interest in Bridge Media or any Voting Company Debt and (ii) there are no voting trusts, proxies or other similar agreements or understandings to which Simplify, Bridge Media or any of their respective Affiliates is a party or by which Simplify, Bridge Media or any of their respective Affiliates is bound with respect to the voting of a member of Bridge Media. Section 4.06(b) of the Bridge Media Disclosure Schedule contains a correct and complete list of each Subsidiary of Bridge Media as of the date of this Agreement. No Subsidiary of Bridge Media has any assets, liabilities, or obligations of any nature.

Section 4.06 Financial Statements. Section 4.06 of the Bridge Media Disclosure Schedule sets forth (a) the unaudited carve out balance sheet of Bridge Media as of June 30, 2023 (the “Bridge Media Balance Sheet”) and the related unaudited carve out statement of operations for the six months then ended and (b) the audited carve out balance sheet of Bridge Media as of December 31, 2022 and the related audited carve out statement of operations for the fiscal year then ended (collectively, the “Bridge Media Financial Statements”). The Bridge Media Financial Statements fairly present, in all material respects, in conformity with GAAP (except for the presentation of statements of equity, comprehensive income and cash flows for the periods then ended, tax adjustments on a standalone basis, and notes to the financial statements) applied on a consistent basis, the financial position of Bridge Media as of the dates thereof and the results of operations of Bridge Media for the periods then ended.

Section 4.07 Disclosure Documents. The information supplied by Bridge Media for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Bridge Media for inclusion in the Proxy Statement/Prospectus, or any amendment or supplement thereto, shall not, on the date the Proxy Statement/Prospectus, and any amendments or supplements thereto, is first mailed to the stockholders of Arena or at the time of the Arena Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.08 Absence of Certain Changes.

(a) Since the Bridge Media Balance Sheet Date, (i) Bridge Media has conducted its business in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Bridge Media Material Adverse Effect.

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(b) From the Bridge Media Balance Sheet Date until the date hereof, there has not been any action taken by Bridge Media that, if taken during the period from the date of this Agreement through the Closing without Arena’s consent, would constitute a breach of Section 7.01.

Section 4.09 No Undisclosed Material Liabilities. There are no Liabilities of Bridge Media, other than (i) Liabilities disclosed and provided for in the Bridge Media Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent with past practices since the Bridge Media Balance Sheet Date, (iii) Liabilities arising in the ordinary course of business under Contracts to the extent not resulting from a breach thereof, (iv) Liabilities for costs and expenses in connection with the Transactions, and (v) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media.

Section 4.10 Compliance with Laws and Orders.

(a) Bridge Media is, and since January 1, 2021, has been, in compliance with, and, to the knowledge of Simplify, is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media. Bridge Media has not, since January 1, 2021, received any written notice from any Governmental Authority regarding any potential or actual material violation of any Applicable Law, or provided any notice to any Governmental Authority regarding any potential or actual material violation by Bridge Media of any Applicable Law. There is no judgment, decree, injunction, rule or other Order of any arbitrator or Governmental Authority outstanding against Bridge Media or any of its properties, assets or rights that would reasonably be expected to be, individually or in the aggregate, material to Bridge Media. The operation of Bridge Media’s business, as conducted and as currently proposed to be conducted, is compliant with all Applicable Law, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media.

(b) Bridge Media is not a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media.

Section 4.11 Litigation. There is no Action or, to the knowledge of Simplify, investigation pending against, or, to the knowledge of Simplify, threatened against or affecting, Bridge Media, any present or former officer or manager of Bridge Media, or any present or former employee, independent contractor, worker or consultant providing services to Bridge Media, or any other Person for whom Bridge Media may be liable, or any of its properties, assets or rights before (or, in the case of threatened investigations or Actions, would be before) or by any Governmental Authority, arbitrator or other Person, that would reasonably be expected, individually or in the aggregate, to be material to Bridge Media or to materially and adversely affect Bridge Media’s ability to perform any of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party or to consummate any of the Transactions.

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Section 4.12 Permits. No Governmental Authorizations are necessary for the operation of Bridge Media’s business as currently conducted or as currently proposed to be conducted.

Section 4.13 Properties; Sufficiency of Assets.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, (i) Bridge Media has good title to, or valid leasehold interests in, all property and assets reflected on the Bridge Media Balance Sheet or acquired after the Bridge Media Balance Sheet Date, except as have been disposed of since the Bridge Media Balance Sheet Date in the ordinary course of business consistent with past practice and (ii) all such properties and assets are free and clear of all Liens, except Permitted Liens.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, (i) each Lease under which Bridge Media leases, subleases, licenses, sublicenses, uses, occupies or has any interest in any real property is valid and in full force and effect and free and clear of all Liens, except Permitted Liens, and (ii) neither Bridge Media nor, to Simplify’ s knowledge, any other party to any such Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such Lease, and Bridge Media has not received written notice that it has breached, violated or defaulted under any such Lease. Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, Bridge Media has not leased or otherwise granted to any Person the right to use or occupy all or any portion of any real property in which Bridge Media holds a real property interest. Section 4.13(b)(i) of the Bridge Media Disclosure Schedule sets forth an accurate and complete list of all Bridge Media Material Leases as of the date of this Agreement, together with the use, address, landlord and tenant for each such Lease. Section 4.13(b)(ii) of the Bridge Media Disclosure Schedule sets forth a correct and complete list of all real property owned by Bridge Media (the “Bridge Media Owned Real Property”). Bridge Media has good and marketable title to all Bridge Media Owned Real Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, Bridge Media has not received written notice that any Bridge Media Owned Real Property is (i) subject to any condemnation or eminent domain proceedings or (ii) located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards or being located within the one-hundred-year floodplain. Bridge Media has made available to Arena true, correct and complete copies of all leases, subleases and other agreements under which Bridge Media uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and, to the extent in Bridge Media’s actual possession and control, all material supplements thereto.

(c) The properties and assets (tangible and intangible) of Bridge Media set forth on Section 4.13(c) of the Bridge Media Disclosure Schedule (the “Scheduled Assets”) constitute, in all material respects, all of the property and assets that are reasonably necessary for, and used by Bridge Media in, the conduct of the Bridge Media Business as conducted as of the date hereof and as of the Closing Date. The Scheduled Assets and the Bridge Media Personnel comprise all of the assets, personnel and properties that would be necessary and sufficient in all material respects for Newco to conduct the Bridge Media Business after the Closing in substantially the same manner as conducted, and as proposed to be conducted, as of the date hereof and as of the Closing Date.

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(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, each of the properties and assets of Bridge Media that is material personal property is in all material respects in operable condition and repair, subject to normal wear and tear or refurbishments in the ordinary course and obsolescence in the ordinary course.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Bridge Media Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration for Patents, Trademarks and Domain Names included in the Registered Bridge Media Intellectual Property that is material to Bridge Media.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, (i) Bridge Media solely and exclusively owns, free and clear of all Liens (other than any Permitted Liens), all Bridge Media Intellectual Property, (ii) none of the Registered Bridge Media Intellectual Property has been adjudged invalid or unenforceable in whole or in part other than in the ordinary course of Patent and Trademark prosecution and, to the knowledge of Simplify, all such Registered Bridge Media Intellectual Property is otherwise valid, subsisting and enforceable, (iii) Bridge Media is licensed to use all Third Party Intellectual Property used, held for use in or necessary for the conduct of the Bridge Media Business as currently conducted and as currently proposed to be conducted, (iv) neither Bridge Media, nor the conduct of the Bridge Media Business, has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, the Intellectual Property of any Person, (v) to the knowledge of Simplify, no Person has infringed, misappropriated or otherwise violated any Bridge Media Intellectual Property, (vi) neither Simplify, nor Bridge Media, nor any of their respective Affiliates has received any written notice or otherwise has knowledge of any pending Action alleging that Bridge Media infringes, misappropriates or otherwise violates any Intellectual Property of any Person, (vii) the consummation of the Transactions will not (A) alter, encumber, impair or extinguish any Bridge Media Intellectual Property, (B) pursuant to any Contract to which Bridge Media is party, encumber any Intellectual Property owned by or licensed to Arena or its Subsidiaries, or (C) pursuant to any Contract to which Bridge Media is a party, result in termination of such Contract or require the payment of (or increase the amount of) any royalties, fees or other consideration with respect to any use or exploitation of any Intellectual Property licensed to Bridge Media that would not have been payable but for the consumption of the Transactions, and (viii) Bridge Media has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets and source code included in the Bridge Media Intellectual Property, and no such Trade Secrets or source code has been disclosed other than to employees, independent contractors, representatives and agents providing services to Bridge Media all of whom are bound by written confidentiality agreements.

(c) None of the Software included in the Bridge Media Intellectual Property is subject to any agreement with any Person under which Bridge Media has deposited, or could be required to deposit, into escrow the source code of such Software, except for arrangements requiring the release of such source code solely for reasons of cessation to exist or bankruptcy of Bridge Media, and no such source code has been released to any Person by any escrow agent, or is entitled to be released to any Person by any escrow agent as a result of the Transactions. The consummation of the Transactions will not trigger the release of any source code of any such Software included in the Bridge Media Intellectual Property.

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(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, Bridge Media has entered into binding, written agreements with the current and former employees of and independent contractors providing services to Bridge Media and any other Persons who have participated in the development of any material Intellectual Property for or on behalf of Bridge Media, whereby such employees, independent contractors and other Persons presently assign to Bridge Media any ownership interest and right they may have in all such Intellectual Property.

(e) Bridge Media has not (i) used or incorporated any Software subject to any Open Source License in a manner that would require any material Software included in the Bridge Media Intellectual Property to be (A) disclosed or distributed in source code form, be licensed for the purpose of preparing derivative works, or (B) be redistributable at no charge, or (ii) licensed, distributed or used any Software subject to an Open Source License in material breach of the terms of any Open Source License or in a manner that does not materially comply with the internal policies of Bridge Media with respect to the licensing, distribution or use of Software subject to an Open Source License.

(f) The IT Assets owned by, or licensed or leased to, Bridge Media (the “Bridge Media IT Assets”) operate and perform in a manner that permits Bridge Media to conduct the Bridge Media Business as currently conducted. Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, (i) there has been (A) no failure of any Bridge Media IT Assets or (B) to the knowledge of Simplify, any breach, or unauthorized use, access, interruption, modification or corruption, of the Bridge Media IT Assets (or any information and transactions stored or contained therein or transmitted thereby) and (ii) as of the date of this Agreement, to the knowledge of Simplify, no material deficiencies or vulnerabilities in the Bridge Media IT Assets have been identified.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, Bridge Media has taken reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Bridge Media IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption and have implemented reasonable backup, disaster recovery, business continuity and encryption technology consistent with industry practices.

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Section 4.15 Data Protection and Cybersecurity. For the purposes of this Section 4.15, the terms “personal data,” “personal data breach,” “process” (and its derivatives) and “supervisory authority” shall have the meaning given to them in the GDPR. Except as would not reasonably be expected to be material to Bridge Media, taken as a whole, Bridge Media has (a) posted privacy policies on all websites, mobile apps and other online properties operated by or on behalf of Bridge Media regarding the collection and use of personal data of individuals who are visitors to such websites, mobile apps or online properties or customers of Bridge Media, (b) complied with all applicable requirements of the Data Protection Laws, and (c) implemented reasonably appropriate technical and organizational measures to keep personal data processed by or on behalf of Bridge Media confidential in accordance with Applicable Law (including, for the avoidance of doubt, Data Protection Laws) and to protect such personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, as monitored through regular penetration tests and vulnerability assessments (including by remediating any and all identified critical- and high-severity vulnerabilities). Bridge Media has not (i) since January 1, 2021, suffered any personal data breach concerning personal data processed by or on behalf of Bridge Media, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to a breach or alleged breach of their obligations under Data Protection Laws, or (iii) received any written claim or complaint from any data subject or other person claiming a right to compensation for failure to respond to any of their data subject rights requests or alleging any breach of Data Protection Laws and, to the knowledge of Simplify, there is no pending investigation by any Governmental Authority of Bridge Media relating to such Data Protection Laws.

Section 4.16 Taxes.

(a) All material Tax Returns filed, or required by Applicable Law to be filed, with any Taxing Authority by, or on behalf of, Bridge Media (each such Tax Return, a “Bridge Media Tax Return”) have been filed when due in accordance with all Applicable Law, and all such Bridge Media Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) Bridge Media has paid (or has had paid on its behalf) to the appropriate Taxing Authority all material Taxes (whether or not shown as due and payable on any Bridge Media Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Bridge Media ordinarily record items on their respective books.

(c) Bridge Media has duly and timely withheld all material Taxes required to be withheld from any payment to any Person, and such withheld Taxes have been or will be duly and timely paid to the appropriate Taxing Authority.

(d) There is no Action or, to the knowledge of Simplify, investigation now pending or, to Simplify’s knowledge, threatened against or with respect to Bridge Media in respect of any material Tax or Tax asset.

(e) No claim, deficiency or assessment with respect to material Taxes has been asserted in writing against Bridge Media, which has not been fully paid.

(f) Bridge Media (i) is not now and has never been a member of an “affiliated group” as defined in Section 1504 of the Code (or any similar provision of any Applicable Law), other than an “affiliated group” of which Simplify is the common parent, and (ii) has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any Applicable Law), as a transferee or successor, or by any other Contract, assumption or applicable provision of Applicable Law. Bridge Media is, and since the date of its formation has always been, classified as either a partnership (other than a publicly traded partnership) or a disregarded entity for U.S. federal income tax purposes.

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(g) Bridge Media (i) is not a party to or bound by, and has no liability under, any Tax Sharing Agreement or (ii) has not granted any power of attorney with respect to any matters related to Taxes that is currently in force.

(h) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Bridge Media (other than extensions granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business).

(i) No written claim has been made by any Governmental Authority in a jurisdiction where Bridge Media does not file Tax Returns that Bridge Media is or may be subject to taxation by that jurisdiction.

(j) Bridge Media does not have a permanent establishment (within the meaning of an applicable Tax treaty), branch, or other fixed place of business in a jurisdiction outside of its country of formation.

(k) There are no Liens for material Taxes upon any property or assets of Bridge Media except for Permitted Liens.

(l) Bridge Media will not be required to include material amounts in income, or exclude or reduce material items of deduction, in a taxable period for which a Tax Return has not yet been filed as a result of any (i) change in or improper use of any method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) executed prior to the Closing, (iii) installment sale or open transaction made or entered into prior to the Closing, (iv) prepaid amount received or deferred revenue accrued prior to the Closing, or (v) application of Section 965 of the Code (and no amounts will be required to be paid by Bridge Media pursuant to Section 965(h) of the Code).

(m) Bridge Media has not made a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(n) Bridge Media has not entered into or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o) Bridge Media has not received any relief, assistance or benefit, including any deferral of Taxes, from any Governmental Authority under any COVID-19 Relief Legislation.

(p) To the knowledge of Simplify, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

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(q) Bridge Media is and through the Closing will be (i) classified as a “disregarded entity” within the meaning of Section 7701 and the Treasury Regulations thereunder and (ii) treated as owned by Simplify for U.S. federal income tax purposes.

Notwithstanding anything to the contrary in this Agreement, this Section 4.16 (and so much of Section 4.17 as relates to Taxes) are the sole representations and warranties given by Bridge Media in this Agreement, and no other representation or warranty given by Bridge Media in this Agreement shall be construed or interpreted as containing any representation or warranty, in each case with respect to Tax matters.

Section 4.17 Employee Benefits and Labor Matters.

(a) Section 4.17(a) of the Bridge Media Disclosure Schedule contains a correct and complete list of each material Bridge Media Benefit Plan. Bridge Media has made available to Arena copies of each material Bridge Media Benefit Plan and all amendments thereto and, if applicable, (i) any related trust, funding agreements or insurance policies, (ii) summary plan description and summaries of material modifications, (iii) the most recent IRS determination letter or foreign equivalent issued by a Governmental Authority, as may be applicable, (iv) actuarial reports and financial statements for the most recently completed fiscal year, (v) the most recent annual report (Form 5500) and all applicable schedules thereto or foreign equivalent, (vi) tax return (Form 990) prepared in connection with any such plan or trust or foreign equivalent and (vii) all material, non-routine documents and correspondence relating thereto received from or provided to any Governmental Authority during the past year. Notwithstanding the foregoing, this Section 4.17(a) shall not apply to any Bridge Media Benefit Plan that is maintained or sponsored by any Governmental Authority. Neither Bridge Media nor any predecessor hereof sponsors, maintains or contributes to (or is required to contribute to), or has in the past sponsored, maintained or contributed (or been required to contribute to), any Benefit Plan that is not a U.S. Benefit Plan.

(b) Neither Bridge Media nor any predecessor thereof (i) sponsors, maintains or contributes to (or is required to contribute to), or has in the past sponsored, maintained or contributed to (or been required to contribute to), and no Bridge Media Benefit Plan is, a Title IV Plan or (ii) has any, or is reasonably expected to have any, individually or in the aggregate, direct or indirect liability with respect to any Title IV Plan. Bridge Media does not contribute to, nor is it required to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(c) Each Bridge Media Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the knowledge of Simplify, no circumstances exist that would reasonably be expected to cause such determination or opinion letter being revoked or not issued or reissued.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, since January 1, 2021, (i) each Bridge Media Benefit Plan has been established, funded and maintained in compliance with its terms and Applicable Law (including, to the extent applicable, ERISA and the Code) and with any agreement entered into with a union or labor organization, (ii) there have not been any Actions pending against or involving, or, to the knowledge of Simplify, threatened against or threatened to involve, any Bridge Media Benefit Plan (other than routine claims for benefits), (iii) no events have occurred with respect to any Bridge Media Benefit Plan that has resulted in, or, to the knowledge of Simplify, would reasonably be expected to result in, the assessment of any excise Taxes or penalties against Bridge Media, and (iv) all contributions, premiums and payments that are due to have been made for each Bridge Media Benefit Plan within the time periods prescribed by the terms of such plan and Applicable Law have been made.

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(e) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event): (i) entitle any current or former Bridge Media Personnel to Bridge Media to any compensation or benefits (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise), of any compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Bridge Media Benefit Plans, (iii) limit or restrict the right of Bridge Media or its applicable Affiliates and, after the consummation of the transactions contemplated hereby, Newco, to merge, amend or terminate any of the material Bridge Media Benefit Plans, or (iv) result in the payment of any amounts that would not be deductible under Section 280G of the Code or result in the payment of any amounts subject to an excise tax under Section 4999 of the Code. Neither Bridge Media nor any of its applicable Affiliates has an obligation to gross-up, indemnify or otherwise reimburse any current or former Bridge Media Personnel for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

(f) Neither Bridge Media nor any of its applicable Affiliates has any material liability in respect of, and no Bridge Media Benefit Plan provides or promises, any post-employment or retirement health, medical or hospitalization or similar benefits (whether insured or self-insured) for any current or former Bridge Media Personnel providing services to Bridge Media, except as required under Section 4980B of the Code or other Applicable Law.

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by Bridge Media or its applicable Affiliates relating to, or change in employee participation or coverage under, a Bridge Media Benefit Plan which would increase materially the expense of maintaining such Bridge Media Benefit Plan above the level of the expense incurred in respect thereof for the most recently completed fiscal year.

(h) Neither Bridge Media nor any of its applicable Affiliates is a party to or subject to, nor is it currently negotiating in connection with entering into or amending, any collective bargaining agreement or other Contract or understanding with a labor or trade union, works council or similar organization. Since January 1, 2021, there has not been any labor disputes or any actual or threatened strikes, work stoppages, slowdowns, lockouts, or organizational campaign, petition, demand for recognition, or other union activity seeking to represent a collective bargaining unit of any Bridge Media Personnel. There are no unfair labor practice grievances or complaints pending or threatened against Bridge Media or its applicable Affiliates before the National Labor Relations Board or any other Governmental Authority or any pending request for union recognition involving Bridge Media Personnel. There is no, and since January 1, 20121, there has not been any, labor strike, slowdown or stoppage pending or threatened by current or former Bridge Media Personnel against Bridge Media. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Bridge Media to enter into this Agreement or to consummate any of the transactions contemplated hereby.

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(i) Since January 1, 2021, Bridge Media and its applicable Affiliates have been in compliance with all Applicable Laws relating to labor, employment and employment practices with respect to current and former Bridge Media Personnel, including all Employment Laws, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media. Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, since January 1, 2021, there have not been any pending or, to the knowledge of Simplify, threatened Actions against Bridge Media or its applicable Affiliates (with respect to the Bridge Media Business) by or before any Governmental Authority relating to any violations or failures by Bridge Media or such Affiliate to comply with any applicable Employment Laws.

(j) Since January 1, 2021, Bridge Media and its applicable Affiliates (with respect to the Bridge Media Business) have not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Bridge Media, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Bridge Media, and Bridge Media and such Affiliates have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No employee providing services to Bridge Media has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.

(k) Each Bridge Media Personnel is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States or (iv) an alien authorized to work in the United States either specifically for Bridge Media or one of its Affiliates or for any United States employer. Bridge Media or one of its Affiliates has completed a Form I-9 (Employment Eligibility Verification) for each employee hired by Bridge Media or one of its Affiliates, and each such Form I-9 has since been updated as required by Applicable Law and, to the knowledge of Bridge Media, is correct and complete.

(l) Bridge Media and each of its Affiliates (i) has taken reasonable steps to properly classify and treat all employees as “employees” and all independent contractors as “independent contractors”, (ii) has taken reasonable steps to properly classify and treat all employees as “exempt” or “nonexempt” from overtime requirements under Applicable Law, (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by Applicable Law, records of hours worked, (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid, (v) has withheld, remitted, and reported all material amounts required by Applicable Law or by Contract to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees, and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

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(m) Since January 1, 2021, no allegation, complaint, charge, or claim of harassment on the basis of gender, sex or race, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination has been made against any Person who is or was an officer, director, manager or supervisory-level Bridge Media Personnel, and none of Bridge Media or such Affiliates has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any similar contract with respect to any such allegation, complaint, charge, or claim.

(n) Simplify has made available to Arena a complete and accurate list, as of the date specified therein, of each Bridge Media Personnel as of the date hereof, listed by their employee number, if any, and title, without listing their names, and including their salaries (if classified as exempt), wage rates (if classified as non-exempt), commissions, bonus targets, overtime entitlement and accrual, location of employment (country, state, and province, as applicable), status as full-time or part-time, exemption status under the Fair Labor Standards Act (as applicable), employing entity and hire date, annual vacation entitlement in days and accrued and unused vacation days, and any other paid time-off entitlement in days and accrued and unused days of such paid time-off. Simplify has made available to Arena a complete and accurate list, as of the date specified therein, of the name of each Bridge Media Personnel that is providing services as an independent contractor or consultant of Bridge Media or of any of its Affiliates, together with such individual’s compensation arrangement and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as set forth in Section 4.17(n) of the Bridge Media Disclosure Schedule, the employment of each Bridge Media Personnel is terminable at will by Bridge Media or by any of its applicable Affiliates without any penalty, liability, or severance obligation incurred by Bridge Media or any of its Affiliates.

Section 4.18 Material Contracts.

(a) Section 4.18(a) of the Bridge Media Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which Bridge Media is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which Bridge Media becomes a party or by which it becomes bound after the date of this Agreement, a “Bridge Media Material Contract”):

(i) any Contract pursuant to which Bridge Media (A) incurred aggregate payment obligations, or (B) received (or had the right to receive) aggregate payments, in excess of $250,000 during the twelve-month period ended June 30, 2023;

(ii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of Bridge Media to engage or compete in any line of business, market or field or with any Person or in any geographic area or that would so limit or purport to limit, in any material respect, the freedom of Newco, the Bridge Media Surviving Company, the Arena Surviving Corporation or any of their respective Subsidiaries after the Closing or (B) contains any exclusivity or material “most favored nation” obligations, material rights of first refusal, material rights of first offer, material put or call rights or other restrictions or similar provisions that are binding on Bridge Media (or, after the Bridge Media Effective Time, that would be binding on Newco, the Bridge Media Surviving Company, the Arena Surviving Corporation or any of their respective Subsidiaries);

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(iii) promissory notes, loan agreements, indentures, evidences of indebtedness or other Contracts providing for or relating to the lending or borrowing of money (including guarantees by Bridge Media) in excess of $1,500,000 individually and $3,000,000 in the aggregate;

(iv) any joint venture, profit-sharing, partnership, stockholders, investors rights, registration rights or similar Contract;

(v) any Contracts or series of related Contracts relating to the acquisition or disposition of the business, assets or securities of any Person or any business for a price in excess of $2,500,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise), entered into since January 1, 2021 or that contain any material indemnification obligation of Bridge Media or any “earnout” or other material contingent payment obligation that is an outstanding obligation of Bridge Media as of the date hereof;

(vi) any Contracts or other transactions with any (A) executive officer or director of Bridge Media or (B) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b- 2 and Rule 16a-1 of the 1934 Act) of any such executive officer or director;

(vii) any material Contract pursuant to which Bridge Media (A) grants any license, right to use or covenant not to sue with respect to any Bridge Media Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business on Bridge Media’s standard form of customer agreement without material deviation) or (B) obtains any license, right to use or covenant not to sue with respect to any Intellectual Property owned by any other Person (other than non-exclusive licenses to commercial off-the-shelf software which are generally available on non-discriminatory pricing terms);

(viii) any Bridge Media Material Lease;

(ix) any material Contract relating to the development by or acquisition of Intellectual Property from any other Person, including any material Contract related to content creation;

(x) any Contract with any on-air talent;

(xi) any material affiliation Contracts with television stations or television networks;

(xii) any material OTT, CTV, MVPD, cable or other distribution channel Contracts; and

(xiii) any Contracts or other transactions between Bridge Media, on the one hand, and Simplify, Bridge News, 5-Hour or their respective Affiliates, on the other hand.

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(b) Simplify has made available to Arena a true and complete copy of each Bridge Media Material Contract. All of the Bridge Media Material Contracts are, subject to the Enforceability Exceptions, valid and binding obligations of Bridge Media and, to the knowledge of Simplify, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Bridge Media and, to the knowledge of Simplify, each of the other parties thereto, except where the failure to be valid and binding obligations and in full force and effect and enforceable would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media. To the knowledge of Simplify, no Person is seeking to terminate or challenge the validity or enforceability of any Bridge Media Material Contract, except such terminations or challenges which would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media. Neither Bridge Media nor, to the knowledge of Simplify, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and Bridge Media has not received written notice that it has violated or defaulted under, any Bridge Media Material Contract, except for those violations and defaults (or potential defaults) which would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media.

Section 4.19 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Bridge Media who might be entitled to any fee or commission from Bridge Media upon consummation of the Transactions.

Section 4.20 Insurance.

(a) Section 4.20(a) of the Bridge Media Disclosure Schedule sets forth, with respect to each currently in-force material insurance policy under which Bridge Media is an insured (the “Bridge Media Insurance Policies”), (i) the names of the insurer and the policyholder, (ii) the policy number, and (iii) the policy period, coverage line and amount of coverage.

(b) With respect to each Bridge Media Insurance Policy, except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, (i) the Bridge Media Insurance Policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and is in full force and effect, (ii) to the knowledge of Simplify, Bridge Media is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Bridge Media Insurance Policy, (iii) to the knowledge of Simplify, no insurer has been declared insolvent or placed in receivership, conservatorship or liquidation, (iv) the limits of the Bridge Media Insurance Policy are sufficient to comply with the Bridge Media Material Contracts, (v) all premiums due and payable have been timely paid in full, and (vi) no written notice of denial of claim, termination or cancellation has been received by Bridge Media.

Section 4.21 Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action (or, to the knowledge of Simplify, any basis therefor) or, to the knowledge of Simplify, investigation is pending or, to the knowledge of Simplify, is threatened by any Governmental Authority or other Person (x) relating to Bridge Media and (y) relating to or arising out of any Environmental Law; and (ii) to the knowledge of Simplify, Bridge Media is and has been in compliance with all Environmental Laws and all its Environmental Permits.

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Section 4.22 No Other Representations and Warranties.

(a) Except for the representations and warranties expressly made by Simplify in this Article 4 and Article 5 and by Simplify or 5-Hour in the other Transaction Documents, none of Simplify, 5-Hour or any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Simplify, 5-Hour, Bridge Media or any of their respective Affiliates, or the accuracy or completeness of any information regarding Simplify, 5-Hour, Bridge Media or any of their respective Affiliates or any other matter furnished or provided to Arena or made available to Arena in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions. Simplify and its Affiliates disclaim any other representations or warranties, whether made by Simplify or any of its Affiliates or any of their respective Representatives. Simplify acknowledges and agrees that, except for the representations and warranties expressly made by Arena in Article 3 and the other Transaction Documents, neither Arena nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Arena or its Subsidiaries, or the accuracy or completeness of any information regarding Arena or its Subsidiaries or any other matter furnished or provided to Simplify, Bridge Media or 5-Hour or made available to Simplify, Bridge Media or 5-Hour in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, and reliance on any representations, warranties, statements, omissions, information or matters furnished or provided, other than the representations and warranties expressly made by Arena in Article 3 and the other Transaction Documents, is hereby expressly disclaimed by Simplify. Notwithstanding the foregoing, nothing in this Agreement shall limit any party’s remedies in the case of actual fraud.

(b) None of the representations or warranties made by Simplify in this Article 4 or Article 5 contains or will contain at Closing any untrue statement of material fact, or omits or will omit at Closing, to state any material fact necessary in order to make the statements herein, in light of the circumstances under which made, not misleading.

Article 5

REPRESENTATIONS AND WARRANTIES OF SIMPLIFY

Subject to Section 12.05, except as set forth in the Bridge Media Disclosure Schedule, Simplify represents and warrants to Arena, as of the date hereof and as of the Closing Date, that:

Section 5.01 Corporate Existence and Power. Simplify is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers and authority required to carry on its business as now conducted. Simplify is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Simplify to perform any of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party or to consummate any of the Transactions. Simplify has heretofore made available to Arena true and complete copies of the Organizational Documents of Simplify as currently in effect.

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Section 5.02 Corporate Authorization. Simplify has the requisite limited liability company powers and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by Simplify of this Agreement and the consummation by Simplify of the transactions contemplated hereby are within Simplify’s limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of Simplify. The execution, delivery and performance of each other Transaction Document to which Simplify is or will be a party by Simplify, and the consummation of the transactions contemplated thereby, are within Simplify’s limited liability company powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary limited liability company action on the part of Simplify. Assuming due and valid execution by each party hereto, this Agreement constitutes a valid and binding agreement of Simplify, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each party thereto, each other Transaction Document to which Simplify is or will be a party constitutes or, upon the execution and delivery thereof by Simplify, shall constitute, a valid and binding agreement of Simplify, enforceable against Simplify in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Simplify of the Transaction Documents to which it is or will be a party and the consummation by Simplify of the Transactions require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of the Bridge Media Delaware Certificate of Merger and the Arena Certificate of Merger with the Delaware Secretary of State, the Bridge Media Michigan Certificate of Merger with the Michigan Department of Licensing and Regulatory Affairs and appropriate documents with the relevant authorities of other states in which Simplify is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of NYSE American, (iv) in connection with the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and (v) any action, Filing or Consent the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Simplify to perform any of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party or to consummate any of the Transactions.

Section 5.04 Non-contravention. The execution, delivery and performance by Simplify of the Transaction Documents to which it is or will be a party and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Simplify, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, or (iii) assuming compliance with the matters referred to in Section 5.03, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit or result in, or give rise to a right of, termination, cancellation, first offer, first refusal, acceleration or other change of any right or obligation or the loss, limitation or impairment of any benefit to which Simplify is entitled under any provision of any material Contract of Simplify, with only such exceptions, in the case of each of clauses (ii) through (iii), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Simplify to perform any of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party or to consummate any of the Transactions.

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Section 5.05 Litigation. There is no Action or, to the knowledge of Simplify, investigation pending against, or, to the knowledge of Simplify, threatened against or affecting, Simplify, before (or, in the case of threatened investigations or Actions, would be before) or by any Governmental Authority, arbitrator or other Person, that would adversely affect the ability of Simplify to perform any of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party or to consummate any of the Transactions.

Section 5.06 Disclosure Documents. The information supplied by Simplify for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post- effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Simplify for inclusion in the Proxy Statement/Prospectus (or any amendment or supplement thereto) shall not, on the date the Proxy Statement/Prospectus (and any amendments or supplements thereto) is first mailed to the stockholders of Arena or at the time of the Arena Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.07 Ownership of Company Common Stock. Other than as a result of this Agreement, the other Transaction Documents or the Letter of Intent, none of Simplify or any of its “affiliates” or “associates” is, or has been at any time during the last three years, an “interested stockholder” of Arena (in each case, as such quoted terms are defined under Section 203 of Delaware Law). As of the date hereof, Simplify and its “affiliates” or “associates” own no shares of Arena Common Stock.

Section 5.08 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Simplify or its Affiliates who might be entitled to any fee or commission from Simplify or its Affiliates upon consummation of the Transactions.

Section 5.09 Financing. Simplify and 5-Hour (together with their respective Affiliates) have, or will have at the closing of the Preferred Stock Financing or the closing of the Common Stock Financing, as applicable, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fund the Preferred Stock Financing Amount or the Common Stock Financing Amount, as applicable.

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Article 6

COVENANTS OF ARENA

Arena agrees that:

Section 6.01 Conduct of Arena. From the date hereof until the earlier of the Arena Effective Time and the valid termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by any Applicable Law or requested by any Governmental Authority (including any COVID-19 Measures), (iii) as set forth in Section 6.01 of the Arena Disclosure Schedule or (iv) with the prior written consent of Simplify (not to be unreasonably withheld, conditioned or delayed) (collectively, the “Arena Permitted Actions”), Arena shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct their businesses in the ordinary course consistent with past practice and (y) maintain and preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, publishers, advertisers, distributors, licensors, licensees and others having business dealings with it. Without limiting the generality of the foregoing, during the Pre-Closing Period, except for the Arena Permitted Actions, Arena shall not, and shall cause its Subsidiaries not to:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any business or division thereof or any assets, securities or property thereof, other than acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $1,500,000 individually or $3,000,000 in the aggregate, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;

(c) (i) split, combine, subdivide, change, exchange or reclassify any Arena Securities (whether by merger, consolidation or otherwise), (ii) amend any term or alter any rights of any Arena Securities or Arena Subsidiary Securities (in each case, whether by merger, consolidation or otherwise), (iii) declare, set aside or pay or make any dividend or any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Arena Securities or Arena Subsidiary Securities (in the case of this clause (iii), other than dividends or distributions by a wholly owned Subsidiary of Arena to Arena or another wholly owned Subsidiary of Arena), or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Arena Securities or Arena Subsidiary Securities (other than pursuant to the terms of Arena Equity Awards in accordance with the terms of the governing plans and applicable award agreements);

(d) (i) issue, grant, deliver or sell, or authorize the issuance, grant, delivery or sale of, any Arena Securities or Arena Subsidiary Securities, other than the issuance of any shares of Arena Common Stock upon the exercise or settlement of Arena Equity Awards in accordance with the terms of the governing plans and applicable award agreements, or (ii) grant any Arena Equity Awards or any other equity or equity-based awards or discretionarily accelerate the vesting or payment of any Arena Equity Awards, in each case other than in the ordinary course of business consistent with past practice;

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(e) incur any capital expenditures or any obligations or other Liabilities in respect thereof, except for any capital expenditures not to exceed $2,000,000 in the aggregate;

(f) sell, lease, sublease, license, sublicenses, transfer, abandon or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) or permit to lapse, any assets, securities, interests, businesses or property, other than (i) sales, leases, subleases, licenses and sublicenses of assets to the customers and business partners of Arena or its Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) sales of inventory and dispositions of obsolete assets, in each case, in the ordinary course of business consistent with past practice, and (iii) dispositions of assets, securities, interests, businesses or property for fair market value in an aggregate amount not to exceed $2,000,000 in the aggregate;

(g) incur, redeem, repurchase, prepay, cancel, assume, or guarantee or repurchase (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money, or issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise), other than (i) any indebtedness under the Arena Credit Agreement or the Arena Note Purchase Agreement, (ii) any indebtedness under any letters of credit or other credit support (or similar instruments) issued in the ordinary course of business consistent with past practice, (iii) any indebtedness of Arena owing to any of its Subsidiaries and of any Subsidiary of Arena owing to Arena or any other Subsidiary of Arena, any other indebtedness incurred pursuant to agreements in effect prior to the execution of this Agreement and made available to Simplify prior to the date hereof, (iv) any indebtedness incurred to replace, renew, extend, refinance or refund any of the foregoing (including undrawn commitments thereunder) (plus unpaid accrued interest thereon, and underwriting discounts, fees, commissions and expenses associated with such replacement, renewal, extension, refinancing or refunding) or (v) any indebtedness for borrowed money incurred in the ordinary course of business not to exceed $500,000;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) between Arena and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of Arena or (ii) in the ordinary course of business consistent with past practice;

(i) create or incur any Lien (except for a Permitted Lien) on any material asset;

(j) other than in the ordinary course of business consistent with past practice, enter into any Arena Material Contract or terminate, renew, extend or amend in any material respect any Arena Material Contract or waive, release or assign any material rights, claims or benefits thereunder, except for any amendment, restatement, replacement (whether upon or after termination or otherwise, and whether with the original lenders or otherwise) refinancing, supplement or modification of indebtedness under the Arena Credit Agreement or Arena Note Purchase Agreement;

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(k) except as required by Applicable Law or the terms of any collective bargaining agreement or Arena Benefit Plan in effect as of the date hereof, (i) grant or increase any severance, termination, change in control, retention or transaction bonus (or amend any agreement or arrangement providing for any of the foregoing), (ii) establish, adopt, materially amend or terminate any Arena Benefit Plan or any collective bargaining or similar agreement with any labor or trade union, works council or other employee representative, other than in the ordinary course of business consistent with past practice, or (iii) increase the compensation, bonus or other benefits payable to any Arena Employee or other service provider, other than in the ordinary course of business consistent with past practice;

(l) change methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(m) (i) make, change or revoke any material Tax election; (ii) change any annual Tax accounting period; (iii) change or revoke any material method of Tax accounting; (iv) amend any material Tax Return; (v) enter into any material closing or similar agreement with respect to Taxes; (vi) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); or (vii) settle or compromise any Action or investigation relating to material Taxes;

(n) settle or compromise, or offer or propose to settle or compromise, (i) any Action or investigation, whether pending or threatened, involving or against Arena or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice (provided, that any individual settlement or compromise or any series of related settlements or compromises involving payments by Arena and its Subsidiaries in excess of $1,000,000 individually or $3,000,000 in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief shall be deemed not to be in the ordinary course of business), (ii) any Transaction Litigation or (iii) any Action initiated by a stockholder of Arena in their capacity as such;

(o) disclose to any third party, other than to employees, independent contractors, representatives or agents of Arena or any of its Subsidiaries, or other third parties (including customers) in the ordinary course of business consistent with past practice, bound by written confidentiality agreements, any material Trade Secrets or source code included in the Arena Intellectual Property;

(p) materially reduce the amount of insurance coverage or fail to renew or maintain any material existing Arena Insurance Policies;

(q) amend any Arena Permits in a manner that adversely impacts Arena’s ability to conduct its business in any material respect, or terminate or allow to lapse any material Arena Permits; or

(r) agree, resolve or commit to do any of the foregoing.

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Section 6.02 Arena Stockholder Meeting.

(a) Arena shall, in consultation with Simplify, take all action necessary under Applicable Law and Arena’s Organizational Documents to cause a special meeting of its stockholders (together with any adjournment or postponement thereof permitted by Section 6.02(b), the “Arena Stockholder Meeting”) to be duly called and held as soon as reasonably practicable (but in no event later than 45 days) after the Registration Statement is declared effective under the 1933 Act for the purpose of obtaining the Arena Stockholder Approval (and any separate or unbundled proposals to the extent required to implement the foregoing or as requested by the SEC). Subject to Section 6.03, Arena shall (i) through the Board of Directors of Arena, recommend approval and adoption of this Agreement by Arena’s stockholders and include the Arena Board Recommendation in the Proxy Statement/Prospectus, (ii) in consultation with Simplify, set a record date for determining Persons entitled to notice of, and vote at, the Arena Stockholder Meeting, (iii) use its reasonable best efforts to cause the definitive Proxy Statement/Prospectus to be mailed to its stockholders entitled to vote at the Arena Stockholder Meeting, (iv) solicit proxies in favor of the proposal to adopt this Agreement from the stockholders of Arena, and use its commercially reasonable efforts to obtain (which may include hiring a proxy solicitor), the Arena Stockholder Approval at the Arena Stockholder Meeting (including any adjournment or postponement thereof) and (v) otherwise comply with all Applicable Law with respect to the Arena Stockholder Meeting.

(b) Arena shall not, without the prior written consent of Simplify (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Arena Stockholder Meeting; provided, however, that, notwithstanding the foregoing provisions of this Section 6.02(b), Arena may postpone or adjourn the Arena Stockholder Meeting (i) if the Board of Directors of Arena determines in good faith, after consultation with outside counsel, that such postponement or adjournment is necessary under Applicable Law to allow reasonable additional time for the filing with the SEC and delivery to Arena’s stockholders of any supplemental or amended disclosure, (ii) if the Board of Directors of Arena determines in good faith, after consultation with outside counsel, that such postponement or adjournment is required by Applicable Law or (iii) if, on the date of the Arena Stockholder Meeting, the Board of Directors of Arena determines in good faith, after consultation with Simplify, that Arena has not received proxies representing a sufficient number of shares of Arena Common Stock to obtain the Arena Stockholder Approval (whether or not a quorum is present) or that Arena will not have sufficient shares of Arena Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Arena Stockholder Meeting (provided, however, that the Arena Stockholder Meeting shall not be postponed or adjourned to a date that is (x) more than 30 days after the date for which the Arena Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by Applicable Law) or (y) more than 120 days from the record date for the Arena Stockholder Meeting). Notwithstanding the foregoing provisions of this Section 6.02(b), if, on the date of the Arena Stockholder Meeting, Simplify determines, in good faith, that Arena has not received proxies representing a sufficient number of shares of Arena Common Stock to obtain the Arena Stockholder Approval, Simplify may request Arena to adjourn or postpone the Arena Stockholder Meeting and upon such written request of Simplify, Arena shall adjourn or postpone the Arena Stockholder Meeting until such date as shall be mutually agreed upon by Arena and Simplify, which date shall be not less than five days nor more than ten days after the date of adjournment or postponement (but at least two Business Days prior to the End Date), and subject to Section 6.03, shall continue to use commercially reasonable efforts to solicit proxies from stockholders relating to the Arena Stockholder Approval. Arena shall coordinate with Simplify regarding the record date and the meeting date for the Arena Stockholders Meeting. Without limiting the generality of the foregoing, (A) Arena’s obligation to call, give notice of and hold the Arena Stockholder Meeting in accordance with this Section 6.02 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Arena Acquisition Proposal or Superior Proposal and (B) this Agreement shall be submitted to Arena’s stockholders at the Arena Stockholder Meeting for the Arena Stockholder Approval whether or not a Change in Board Recommendation shall have occurred.

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Section 6.03 No Solicitation; Other Offers.

(a) General Prohibitions. During the Pre-Closing Period, except as otherwise set forth in this Section 6.03, neither Arena nor any of its Subsidiaries nor any of their respective officers and directors shall, and Arena shall instruct and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives and employees not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission or announcement of any Arena Acquisition Proposal, (ii) enter into or participate in any discussions (other than to request clarification of an unsolicited Arena Acquisition Proposal for purposes of assessing whether such Arena Acquisition Proposal is or is reasonably likely to result in a Superior Proposal) or negotiations with, furnish any information relating to Arena or any of its Subsidiaries or afford access to the business, properties, assets, personnel, books or records of Arena or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party in connection with an Arena Acquisition Proposal or an offer, proposal or inquiry that could reasonably be expected to lead to an Arena Acquisition Proposal, (iii) fail to make, or withdraw or modify in a manner adverse to Simplify, the Arena Board Recommendation (it being understood that any failure to publicly (A) if a tender or exchange offer for Arena Common Stock that constitutes an Arena Acquisition Proposal is commenced, recommend against such Arena Acquisition Proposal within ten Business Days after the commencement of such Arena Acquisition Proposal, or (B) reaffirm the Arena Board Recommendation within ten Business Days after written request by Simplify to do so will be treated as a withdrawal of the Arena Board Recommendation; provided, that Simplify shall be entitled to make such a written request for reaffirmation only once for each Arena Acquisition Proposal and once for each material amendment to such Arena Acquisition Proposal) or recommend an Arena Acquisition Proposal (any of the foregoing in this clause (iii), a “Change in Board Recommendation”), (iv) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (v) approve, adopt, recommend, agree to or enter into, or publicly propose to approve, adopt, recommend, agree to or enter into, any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar agreement, commitment or instrument relating to an Arena Acquisition Proposal. It is agreed that any violation of the restrictions on Arena set forth in this Section 6.03(a) by any officer, director or employee of Arena or any of its Subsidiaries, and any violation of such restrictions by a Representative of Arena or any of its Subsidiaries acting on behalf of Arena or any of its Subsidiaries with the knowledge of Arena or resulting from actions directed or authorized by Arena or any of its Subsidiaries or any of their respective officers, directors or employees, shall be deemed to constitute a breach of this Section by Arena.

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(b) Definitions.

(i) “Arena Acquisition Proposal” means any inquiry, indication of interest, proposal or offer from any Person or “group” (as defined in the 1934 Act) of Persons (other than Simplify) relating to any Arena Acquisition Transaction.

(ii) “Arena Acquisition Transaction” means, in a single transaction or series of related transactions, (A) any (1) direct or indirect acquisition or purchase of any assets or business of Arena (including securities, assets or business of any Subsidiaries of Arena) equal to 20% or more of Arena’s and its Subsidiaries’ consolidated assets or to which 20% or more of Arena’s and its Subsidiaries’ revenues or earnings on a consolidated basis are attributable, or (2) direct or indirect acquisition or issuance of securities representing 20% or more of any class of equity securities of Arena, (B) any tender offer or exchange offer, as defined pursuant to the 1934 Act, that, if consummated, would result, directly or indirectly, in any Person or group of Persons (or the shareholders of any Person or group of Persons) beneficially owning, directly or indirectly, securities representing 20% or more of the outstanding voting power of Arena, (C) any merger, consolidation, business combination, share exchange, recapitalization or other similar transaction involving Arena that would result in any Person or group of Persons (or the shareholders of any Person or group of Persons) beneficially owning, directly or indirectly, securities representing 20% or more of the outstanding voting power of Arena or 20% or more of the voting power of the surviving entity in a merger or consolidation involving Arena or the resulting direct or indirect parent of Arena or such surviving or resulting entity (or any securities convertible into, or exercisable or exchangeable for, securities representing such voting power), (D) any joint venture or other strategic investment in or involving Arena or any of its Subsidiaries, including any third party financing, investment in or recapitalization of Arena or any of its Subsidiaries, or (E) any combination of the foregoing.

(iii) “Superior Proposal” means a bona fide, unsolicited written Arena Acquisition Proposal (with all references to 20% in the definition of Arena Acquisition Transaction being treated as references to 50% for these purposes) that (A) was not obtained or made as a direct or indirect result of a breach or violation of this Agreement (including this Section 6.03) and (B) is on terms and conditions that the Board of Directors of Arena determines in good faith, after consultation with Arena’s financial advisors and outside legal counsel, and considering such factors as the Board of Directors of Arena considers to be relevant in good faith (including the likelihood of consummation thereof and the financing terms thereof), to be (1) more favorable to the stockholders of Arena from a financial point of view than the Transactions and (2) reasonably capable of being completed in accordance with its terms, in each case, taking into account all financial, regulatory, legal and other aspects of the proposal (after taking into account any proposal by Simplify to amend the terms of this Agreement pursuant to Section 6.03(e)).

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(c) Superior Proposal. Notwithstanding Section 6.03(a), at any time prior to the obtainment of the Arena Stockholder Approval (and in no event thereafter):

(i) Subject to Arena’s compliance in all material respects with Section 6.03(a), at any time prior to obtaining the Arena Stockholder Approval at the Arena Stockholder Meeting, Arena may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a bona fide, written Arena Acquisition Proposal (which is not withdrawn) if (x) neither Arena nor any of its Representatives shall have breached this Section 6.03 in any material respect with respect to such Arena Acquisition Proposal and (y) the Board of Directors of Arena determines in good faith, after consultation with Arena’s financial advisors and outside legal counsel, that such Arena Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to Arena or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party with terms in all material respects no less restrictive in the aggregate to such Third Party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Arena Acquisition Proposal and shall not include any term that would prevent Arena from complying with its obligations under this Agreement); provided, that (1) Arena gives Simplify written notice of the identity of such Third Party and Arena’s intention to furnish information to such Third Party prior to providing such information to such Third Party and (2) all such information (to the extent that such information has not been previously provided or made available to Simplify) is provided or made available to Simplify or its Representatives prior to or promptly (and in any event within 24 hours) following the time it is provided or made available to such Third Party; and

(ii) Subject to compliance with Section 6.03(d) and Section 6.03(e), at any time prior to obtaining the Arena Stockholder Approval at the Arena Stockholder Meeting, the Board of Directors of Arena may make a Change in Board Recommendation following receipt of a bona fide, written Arena Acquisition Proposal (which is not withdrawn) if (A) neither Arena nor any of its Representatives shall have breached this Section 6.03 in any material respect with respect to such Arena Acquisition Proposal and (B) the Board of Directors of Arena determines in good faith, after consultation with Arena’s financial advisors and outside legal counsel, that such Arena Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal; but in each case referred to in the foregoing clauses (i) and (ii), only if the Board of Directors of Arena determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

In addition, nothing contained in this Agreement shall prevent the Board of Directors of Arena (or any committee thereof) from (x) complying with Rule 14e-2(a) under the 1934 Act with regard to an Arena Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided, that any such action taken or statement made that relates to an Arena Acquisition Proposal shall be deemed to be a Change in Board Recommendation unless the Board of Directors of Arena expressly reaffirms the Arena Board Recommendation in such statement or in connection with such action, (y) making a customary “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the 1934 Act (or substantially similar communication) or (z) making any other disclosure that the Board of Directors of Arena (or any committee thereof) determines in good faith, after consultation with outside counsel, is required by Applicable Law and that does not constitute a Change in Board Recommendation; provided, further, that this paragraph shall not permit the Board of Directors of Arena to make a Change in Board Recommendation except to the extent permitted by Section 6.03(c)(ii).

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(d) Required Notices. Arena shall notify Simplify promptly (but in no event later than 24 hours) after receipt by Arena (or any of its Subsidiaries or its or their respective Representatives) of (i) any Arena Acquisition Proposal, (ii) any bona fide indication that a Third Party intends to make an Arena Acquisition Proposal or (iii) any request for information relating to Arena or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of Arena or any of its Subsidiaries by any Third Party that has given any bona fide indication to Arena (any of its Subsidiaries or its or their respective Representatives) that it intends to make, or has made, an Arena Acquisition Proposal. Such notice shall identify the Third Party making, and include a summary of the material terms and conditions of, any such Arena Acquisition Proposal, indication or request, in each case subject to any existing confidentiality restrictions in place as of the date hereof. Arena shall keep Simplify reasonably informed, on a reasonably current basis, of the status and details of any such Arena Acquisition Proposal, indication or request. Any material amendment to any Arena Acquisition Proposal will be deemed to be a new Arena Acquisition Proposal for purposes of Arena’s compliance with this Section 6.03(d).

(e) Last Look. Notwithstanding Section 6.03(c)(ii), the Board of Directors of Arena shall not make a Change in Board Recommendation unless (i) Arena promptly notifies Simplify, in writing at least four Business Days (it being understood and agreed that any amendment to the financial terms or other material terms of a Superior Proposal shall require a new written notification from Arena and a new notice period under this Section 6.03(e), except that such new notice period shall be for three Business Days (as opposed to four Business Days)) before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making such Superior Proposal, (ii) during such four or three Business Day period, as applicable, if requested by Simplify, Arena shall, and shall cause its Representatives to, negotiate with Simplify in good faith to make such revisions or adjustments to the terms and conditions of this Agreement as may be offered in writing by Simplify so that the applicable Arena Acquisition Proposal ceases to constitute a Superior Proposal, and (iii) at the end of such four or three Business Day period, as applicable, the Board of Directors of Arena, after considering in good faith, in consultation with Arena’s financial advisors and outside legal counsel, any revisions or adjustments to the terms and conditions of this Agreement offered in writing by Simplify within such four or three Business Day period, as applicable, continues to determine in good faith, after consultation with Arena’s financial advisors and outside legal counsel, that such Arena Acquisition Proposal constitutes a Superior Proposal and the failure to make such Change in Board Recommendation would be inconsistent with its fiduciary duties under Applicable Law.

(f) Obligation to Terminate Existing Discussions. Arena shall, and shall cause its Subsidiaries and its and their officers, directors and employees, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Arena Acquisition Proposal. Arena shall promptly request that each Third Party, if any, that has executed a confidentiality agreement in connection with its consideration of any Arena Acquisition Proposal that remains in effect as of the date hereof return or destroy all confidential information heretofore furnished to such Person by or on behalf of Arena or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information).

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Section 6.04 Stock Exchange Listing. Newco shall use its reasonable best efforts to cause the shares of Newco Common Stock to be issued as part of the Bridge Media Consideration and the Arena Merger Consideration to be approved for quotation on NYSE or NYSE American as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Arena Effective Time, subject to official notice of issuance. In furtherance of the foregoing, Newco shall apply for the “AREN” ticker symbol with NYSE or NYSE American. On or prior to the Closing, if Newco or any of its Affiliates receives any written or oral notice from NYSE that Newco has failed, or would reasonably be expected to fail, to meet the NYSE or NYSE American listing requirements as of the Closing for any reason (such notice, a “NYSE Notice”), then Newco shall give prompt written notice of such stock exchange notice to Simplify, including a copy of any written NYSE Notice or a summary of any oral NYSE Notice.

Section 6.05 Newco Board of Directors. Prior to the Arena Effective Time, Newco shall take all action necessary to cause Newco’s Board of Directors to be comprised of seven directors initially consisting of the individuals listed on Exhibit H, effective as of the Arena Effective Time.

Section 6.06 Newco.

(a) Newco shall, and Arena shall cause, (i) the name of Arena to be changed to “The Arena Group Operating Holdco, Inc.” and (ii) Newco’s certificate of incorporation, certificate of designation of Newco Series L Preferred Stock and bylaws to be in the form attached hereto as Exhibit I-1, Exhibit I-2 and Exhibit I-3, respectively, in the case of each of clauses (i) and (ii), immediately prior to and at the earlier of the Bridge Media Effective Time and the Arena Effective Time. Arena shall cause Newco to take any and all action required by this Agreement to be taken by Newco prior to or at the Closing. Prior to the Closing, Newco will not, and Arena will cause Newco not to, undertake any activity except for activity in accordance with this Agreement and in connection with the Transactions.

(b) Newco shall cause Newco, Merger Sub 1 and Merger Sub 2 to take any action required by this Agreement to be taken by Newco, Merger Sub 1 and Merger Sub 2 prior to or at the Closing. Prior to the Closing, each of Newco, Merger Sub 1 and Merger Sub 2 will not undertake any activity except for activity in accordance with this Agreement and in connection with the Transactions.

(c) Newco shall adopt a customary related party transaction policy promptly following the date hereof (and in any event prior to or at the Closing), which policy shall be subject to the approval of Simplify.

Section 6.07 Arena Preferred Stock. Prior to the Arena Effective Time, Arena shall cause the Arena Preferred Stock to convert into Arena Common Stock.

Section 6.08 280G Analysis. To the extent any payments or benefits made in connection with the Transactions may separately or in the aggregate constitute “parachute payments” under Section 280G of the Code, as determined by Arena’s accountants or counsel (the “280G Analysis”), prior to the Closing and promptly following Arena’s receipt of the final 280G Analysis, the parties hereto shall cooperate to mitigate the amounts that would not be deducible under Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code, including, but not limited to engaging such accountants or other advisors to determine whether any such amounts constitute “reasonable compensation” (within the meaning of Section 280G of the Code and the regulations and guidance promulgated thereunder); provided that in no event shall any applicable compensatory agreement be amended nor shall any applicable payment be reduced without the consent of the applicable Disqualified Individual (within the meaning of Section 280G of the Code).

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Article 7

COVENANTS OF SIMPLIFY

Simplify agrees that:

Section 7.01 Conduct of Bridge Media. During the Pre-Closing Period, except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by any Applicable Law or requested by any Governmental Authority (including any COVID-19 Measures), (iii) as set forth in Section 7.01 of the Bridge Media Disclosure Schedule or (iv) with the prior written consent of Arena (not to be unreasonably withheld, conditioned or delayed) (collectively, the “Bridge Media Permitted Actions”), Bridge Media shall, and Simplify shall cause Bridge Media to, use commercially reasonable efforts to (x) conduct its business in the ordinary course consistent with past practice and (y) maintain and preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, publishers, advertisers, distributors, licensors, licensees and others having business dealings with it. Without limiting the generality of the foregoing, during the Pre-Closing Period, except for the Bridge Media Permitted Actions, Bridge Media shall not, and Simplify shall cause Bridge Media not to:

(a) amend the Organizational Documents (whether by merger, consolidation or otherwise) of Bridge Media;

(b) (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any business or division thereof or any assets, securities or property thereof, other than acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $1,500,000 individually or $3,000,000 in the aggregate, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;

(c) (i) split, combine, subdivide, change, exchange or reclassify any Bridge Media Interests (whether by merger, consolidation or otherwise), (ii) amend any term or alter any rights of the Bridge Media Interests or the members of Bridge Media (in each case, whether by merger, consolidation or otherwise), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Bridge Media Interests;

(d) issue, grant, deliver or sell, or authorize the issuance, grant, delivery or sale of, any securities or other equity interests of Bridge Media other than the Bridge Media Interests;

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(e) incur any obligations or other Liabilities in respect of capital expenditures that are not discharged in full prior to the Closing, except for (i) those contemplated by the capital expenditure budget that has been made available to Arena prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $1,000,000 in the aggregate;

(f) sell, lease, sublease, license, sublicenses, transfer, abandon or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) or permit to lapse, any assets, securities, interests, businesses or property, other than (i) sales, leases, subleases, licenses and sublicenses of assets to the customers and business partners of Bridge Media, in each case, in the ordinary course of business consistent with past practice, (ii) sales of inventory and dispositions of obsolete assets, in each case, in the ordinary course of business consistent with past practice, and (iii) dispositions of assets, securities, interests, businesses or property for fair market value in an aggregate amount not to exceed $500,000 in the aggregate;

(g) incur, redeem, repurchase, prepay, cancel, assume, or guarantee or repurchase (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money, or issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise);

(h) make any loans, advances or capital contributions to, or investments in, any other Person;

(i) create or incur any Lien (except for a Permitted Lien) on any material asset;

(j) other than in the ordinary course of business consistent with past practice, enter into any Bridge Media Material Contract or terminate, renew, extend or amend in any material respect any Bridge Media Material Contract or waive, release or assign any material rights, claims or benefits thereunder;

(k) except as required by Applicable Law or the terms of any collective bargaining agreement or Bridge Media Benefit Plan in effect as of the date hereof, (i) grant or increase any severance, termination, change in control, retention or transaction bonus (or amend any agreement or arrangement providing for any of the foregoing), (ii) establish, adopt, materially amend or terminate any Bridge Media Benefit Plan or any collective bargaining or similar agreement with any labor or trade union, works council or other employee representative, (iii) increase the compensation, bonus or other benefits payable to any Bridge Media Personnel or other service provider or (iv) hire, engage or terminate (other than for cause) the employment or services of any officer or executive level Bridge Media Personnel or other service provider;

(l) change methods of accounting, except as required by concurrent changes in GAAP and/or Applicable Law;

(m) (i) make, change or revoke any material Tax election; (ii) change any annual Tax accounting period; (iii) change or revoke any material method of Tax accounting; (iv) amend any material Tax Return; (v) enter into any material closing or similar agreement with respect to Taxes; (vi) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); or (vii) settle or compromise any Action or investigation relating to material Taxes;

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(n) settle or compromise, or offer or propose to settle or compromise, (i) any Action or investigation, whether pending or threatened, involving or against Bridge Media, other than in the ordinary course of business consistent with past practice (provided, that any individual settlement or compromise or any series of related settlements or compromises involving payments by Bridge Media in excess of $250,000 individually or $500,000 in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief shall be deemed not to be in the ordinary course of business) or (ii) any Action that relates to the Transactions;

(o) disclose to any third party, other than to employees, independent contractors, representatives or agents of Bridge Media, or other third parties (including customers) in the ordinary course of business consistent with past practice, bound by written confidentiality agreements, any material Trade Secrets or source code included in the Bridge Media Intellectual Property;

(p) materially reduce the amount of insurance coverage or fail to renew or maintain any material existing Bridge Media Insurance Policies; or

(q) agree, resolve or commit to do any of the foregoing.

Section 7.02 Intercompany Accounts and Agreements. Effective as of immediately prior to the Closing, all intercompany accounts between Bridge Media, on the one hand, and Simplify or 5-Hour and any of their respective Affiliates, on the other hand, set forth on Section 7.02 of the Bridge Media Disclosure Schedule shall be settled and paid in full (regardless of the terms of payment of such intercompany accounts), and all Contracts between Bridge Media, on the one hand, and Simplify, 5-Hour and any of their respective Affiliates, on the other hand, set forth on Section 7.02 of the Bridge Media Disclosure Schedule shall be terminated, in each case without further Liability or obligation (contingent or otherwise) to Bridge Media, Newco or any of its Subsidiaries.

Section 7.03 Delivery of Financial Statements. Simplify, Bridge Media and Arena shall each use its reasonable best efforts to provide information reasonably necessary to prepare, and shall reasonably cooperate in the preparation of, any pro forma financial statements and related footnotes to the extent required to be included in the Registration Statement. To the extent required by SEC rules and regulations to be included in the Registration Statement, Simplify and Bridge Media shall deliver to Arena as promptly as reasonably practicable (and in any event within 45 days) following the end of each financial quarter, any unaudited financial statements of Bridge Media required under the 1933 Act to be included in the Registration Statement and be prepared in conformity with GAAP.

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Section 7.04 No Solicitation. During the Pre-Closing Period, none of Simplify, Bridge Media nor any of their respective Affiliates or Subsidiaries, nor any of their respective officers, managers or employees shall, and each of Simplify and Bridge Media shall instruct and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission or announcement of any Bridge Media Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Bridge Media or afford access to the business, properties, assets, books or records of Bridge Media to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party in connection with a Bridge Media Acquisition Proposal or an offer, proposal or inquiry that could reasonably be expected to lead to a Bridge Media Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Bridge Media Acquisition Proposal, or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Bridge Media Acquisition Proposal. It is agreed that any violation of the restrictions on Simplify or Bridge Media set forth in this Section by any officer, manager or employee of Simplify or Bridge Media or any of their respective Affiliates or Subsidiaries, and any violation of such restrictions by a Representative of Simplify or Bridge Media or any of their respective Affiliates or Subsidiaries acting on behalf of Simplify or Bridge Media or any of their respective Affiliates or Subsidiaries with the knowledge of Simplify or Bridge Media or resulting from actions directed or authorized by Simplify or Bridge Media or any of their respective Affiliates or Subsidiaries, or any of their respective officers, managers or employees, shall be deemed to constitute a breach of this Section by Simplify and Bridge Media.

Section 7.05 Employees and Contractors.

(a) Prior to the Closing, Newco or one of its Subsidiaries shall offer, in writing, to employ or continue the service of, effective as of the Closing Date (or such other date as may mutually be agreed upon by Arena and Simplify), each individual included in the Bridge Media Personnel who is currently employed or engaged by Bridge Media or Bridge News to perform services for or on behalf of Bridge Media; provided that each such Bridge Media Personnel who is eligible for or receiving short- or long-term disability benefits or workers’ compensation benefits as of the Closing Date (each, an “Inactive Employee”) shall remain an employee of the employer for which he or she was employed as of immediately prior to the Closing Date until and unless the employee presents himself or herself to Newco or one of its Subsidiaries for active employment within one hundred eighty (180) days following the Closing Date, or such later date as required by Applicable Law, at which time such Inactive Employee shall become an employee of Newco or one of its Subsidiaries, effective as of the date such employment commences. With respect to matters described in this Section 7.05, Bridge Media will consult with Arena (and will consider in good faith the advice of Arena) prior to sending any notices or other communication materials to such Bridge Media Personnel.

(b) Effective no later than the day immediately preceding such employee’s effective date of employment with Newco or one of its Subsidiaries, Simplify shall cause Bridge News, in full compliance with all Applicable Law, to terminate the employment of all employees included in the Bridge Media Personnel who have received and accepted an offer of continued employment with Newco or one of its Subsidiaries. Prior to such employee’s effective date of employment with Newco or one of its Subsidiaries, Simplify shall (i) cause Bridge News to use its commercially reasonable efforts to obtain from each such terminated employee a separation agreement, in a form and substance reasonably satisfactory to Arena and Simplify, and including a release, and (ii) deliver a copy of each such separation agreement obtained by Bridge News in accordance with this Section 7.05(b) to Arena at or prior to the Closing.

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(c) Effective no later than the day immediately preceding the Closing, Simplify shall cause Bridge Media, in full compliance with all Applicable Law, to terminate the employment of all employees of Bridge Media included in the Bridge Media Personnel who have received, but not accepted, an offer of continued employment with Newco or one of its Subsidiaries. Prior to the Closing, Simplify shall (i) cause Bridge Media to use commercially reasonable efforts to obtain from each such terminated employee a separation agreement, in a form and substance reasonably satisfactory to Arena and Simplify, and including a release, and (ii) deliver a copy of each such separation agreement obtained by Bridge Media in accordance with this Section 7.05(c) to Arena at or prior to the Closing; provided, that any severance payments to any such terminated employees shall be subject to the prior written consent of Arena (such consent not to be unreasonably withheld).

(d) Except for those Persons set forth on Section 7.05(d) of the Bridge Media Disclosure Schedule, Bridge Media shall cause the relationships of each independent contractor, consultant and/or advisory board member of Bridge Media to be terminated at or prior to the Closing in compliance with all Applicable Law, in each case unless otherwise mutually agreed in writing by Bridge Media and Arena prior to the Closing.

Section 7.06 Improvements. At its sole cost and expense, Simplify will ensure the timely completion of the build-out of (i) the production studio located on property owned by Simplify and its Affiliates in Farmington Hills, Michigan for use by Bridge News and (ii) the advertising technology for use in the Bridge News network. For the avoidance of doubt, Simplify will control the build-out process, which will conform with all applicable industry standards.

Article 8

ADDITIONAL COVENANTS OF THE PARTIES

The parties hereto agree that:

Section 8.01 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to cause the satisfaction as promptly as practicable of all of the conditions set forth in Article 10 and to consummate and make effective as promptly as practicable the Transactions, including by using reasonable best efforts (i) to prepare and file, as promptly as practicable, but in any event no later than ten (10) Business Days as it relates to the HSR Act, any and all documentation to effect all necessary Filings with any Governmental Authority, and (ii) to obtain, as promptly as practicable, all Consents required to be obtained from any Governmental Authority that are necessary, proper or advisable, or may become necessary, to consummate the Transactions. To the extent permitted by Applicable Law, the parties shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the Transactions. Without limiting the foregoing, none of the parties or any of their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or other Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other parties.

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(b) Each of the parties hereto shall, to the extent permitted by Applicable Law, (i) promptly notify the other of any substantive communication made or received by such party, as applicable, with any Governmental Authority relating to Antitrust Law (or any other Filings made pursuant to this Section 8.01) and regarding this Agreement or the Transactions, and, if permitted by Applicable Law, provide the other parties a reasonable opportunity to review in advance any proposed written communication to any such Governmental Authority and incorporate such other party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication, (ii) not agree to participate in any in-person meeting or substantive discussion with any Governmental Authority in respect of any Filing, investigation or inquiry relating to Antitrust Law (or any other Filings made pursuant to this Section 8.01) and regarding this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other parties in advance and, to the extent permitted by such Governmental Authority, gives such other parties the opportunity to attend or participate, as applicable, and (iii) promptly furnish the other parties with copies of all correspondence, filings and written communications between it and its Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Arena, Bridge Media or other competitively sensitive material; provided, that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.01 as “outside counsel only.”

(c) Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, each of the parties hereto shall, and shall cause their respective Affiliates and Subsidiaries to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Transactions to occur prior to the End Date; provided, that nothing in this Section 8.01 or anything else in this Agreement shall require the parties hereto, or any of their respective Affiliates to: (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of the parties hereto or any of their respective Affiliates, or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit the parties hereto or any of their respective Affiliates’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party or any of their respective Affiliates, or any interest or interests therein; or (iii) agree to do any of the foregoing, in each case of the foregoing clauses (i), (ii) and (iii), except and only if such action would not otherwise reasonably be expected to materially and adversely affect Newco and its Subsidiaries (taken as a whole, after giving effect to the Transactions) (any of the actions described in this proviso, a “Burdensome Condition”).

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Section 8.02 Proxy Statement; Registration Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the parties shall jointly prepare, and Arena shall cause to be filed with the SEC, a proxy statement relating to the Arena Stockholder Meeting (together with all amendments and supplements thereto, the “Proxy Statement/Prospectus”) in preliminary form and (ii) the parties shall jointly prepare, and Arena shall cause to be filed with the SEC, a Registration Statement on Form S-4, which shall include the Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of Newco Common Stock to be issued in connection with the Mergers. Arena agrees, as to itself and its Subsidiaries, that the Proxy Statement/Prospectus shall comply in all material respects with the applicable provisions of the 1934 Act and other Applicable Law. Each party agrees, as to itself and its Subsidiaries, that the Registration Statement shall comply in all material respects with the applicable provisions of the 1933 Act and other Applicable Law.

(b) Each of the parties shall use its reasonable best efforts to (i) have, as promptly as reasonably practicable following the filing thereof, the Registration Statement declared effective under the 1933 Act, (ii) keep the Registration Statement effective as long as necessary to consummate the Mergers and (iii) respond as promptly as reasonably practicable to any comments or requests for additional information from the SEC with respect to the Proxy Statement/Prospectus or the Registration Statement, as applicable. Simplify and Bridge Media, on the one hand, and Arena, on the other hand, shall, as promptly as practicable after the receipt thereof, provide the other parties with copies of any written comments, and advise the other party of any oral comments, with respect to the Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive written correspondence (including all responses to SEC comments) and a summary of all oral communications between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of Simplify and Arena shall furnish all information concerning it or its Affiliates as may be reasonably requested by the other party in connection with such actions and the preparation of the Registration Statement and Proxy Statement/Prospectus. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the parties shall provide the other parties and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. No filing of, or amendment or supplement to, the Proxy Statement/Prospectus or the Registration Statement will be made by Bridge Media or Arena without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). None of Simplify, Bridge Media or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Proxy Statement/Prospectus unless it consults with the Arena in advance and, to the extent permitted by the SEC, allows Arena to participate. Neither Arena nor its Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Proxy Statement/Prospectus unless it consults with Simplify in advance and, to the extent permitted by the SEC, allows Simplify to participate. Subject to Section 6.03, the Proxy Statement/Prospectus shall include the Arena Board Recommendation.

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(c) The parties shall make all necessary filings with respect to the Transactions under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder. Each of the parties will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Newco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior during the Pre-Closing Period, any information relating to the parties, or any of their respective Affiliates, officers or directors should be discovered by a party that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Arena.

Section 8.03 Public Announcements. Arena and Simplify (on behalf of itself and Bridge Media) shall consult with each other with respect to, and shall provide each other with the opportunity to review and comment upon, their respective initial press releases and any other public statements or filings concerning this Agreement and the Transactions. Following such initial press release or other public statements or filings, Arena and Simplify (on behalf of itself and Bridge Media) shall consult with each other, and shall provide each other with the opportunity to review and comment, before issuing any additional press release or making any other public statement or filing or scheduling any press conference, conference call, public appearance (including interviews with media outlets) or meeting with investors or analysts or making or distributing any broad-based employee communication, in each case, with respect to this Agreement or the Transactions (collectively, a “Release”) and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (as determined in good faith by the disclosing party), no party hereto shall issue, and shall cause their respective controlled Affiliates not to issue, any such Release before such consultation and without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed) (and, to the extent applicable, shall reasonably in advance provide copies of any such Release (including any scripts for any conference calls) to the other party); provided, that the restrictions set forth in this Section 8.03 shall not apply to any Release (a) made or proposed to be made by Arena in compliance with Section 6.03 with respect to a Change in Board Recommendation made in compliance with Section 6.03, (b) if such Release does not disclose any non-public information regarding the Transactions beyond the scope of any previously agreed Release to which the other party had been consulted or (c) in connection with any litigation between the parties regarding this Agreement or the Transactions.

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Section 8.04 Director and Officer Liability.

(a) For six years after the Arena Effective Time, (i) the Arena Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of Arena (each, an “Arena Indemnified D&O”) in respect of acts or omissions arising out of or relating to their service as officers or directors of Arena occurring at or prior to the Arena Effective Time as provided under Arena’s Organizational Documents in effect on the date hereof, and (ii) the Bridge Media Surviving Company shall indemnify and hold harmless the present and former officers and managers of Bridge Media (each, a “Bridge Media Indemnified D&O”) in respect of acts or omissions arising out of or relating to their service as officers or managers of Bridge Media occurring at or prior to the Bridge Media Effective Time as provided under Bridge Media’s Organizational Documents in effect on the date hereof; provided, that, in the case of each of clauses (i) and (ii) above, such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Arena Effective Time, Newco shall cause to be maintained in effect provisions in the Arena Surviving Corporation’s and Bridge Media Surviving Company’s Organizational Documents (including in such documents of any successor to the business of the Arena Surviving Corporation or the Bridge Media Surviving Company, as applicable) regarding elimination of liability of directors, managers or officers, indemnification of officers, directors, managers and employees and advancement of expenses that are equivalent or more favorable to such directors, officers, managers and employees in all material respect to the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Arena Effective Time, (i) Arena shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Arena’s existing directors’ and officers’ insurance policies and Arena’s existing fiduciary liability insurance policies for the Arena Indemnified D&O for a claims reporting or discovery period of at least six years from the Arena Effective Time with respect to any claim related to any period prior to the Arena Effective Time; provided, that Arena shall provide Simplify a reasonable opportunity to participate in the selection of such tail policy and shall give reasonable and good faith consideration to any comments made by Simplify with respect thereto; and provided, further, that the cost of such tail policy shall not exceed 300% of the annual premiums currently in effect for Arena’s existing directors’ and officers’ liability coverage, and (ii) Simplify shall continue to provide coverage for the Bridge Media Indemnified D&Os under its directors’ and officers’ liability and fiduciary liability insurance policies for six years from the Bridge Media Effective Time with respect to any claim related to any period before the Bridge Media Effective Time with terms, conditions, retentions and limits of liability no less favorable than Simplify’s existing policies.

(d) If the Arena Surviving Corporation, Bridge Media Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Arena Surviving Corporation or Bridge Media Surviving Company, as the case may be, shall assume the obligations set forth in this Section 8.04.

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(e) The rights of each Arena Indemnified D&O and each Bridge Media Indemnified D&O under this Section 8.04 shall not be exclusive of any rights such Person may have under the certificate of incorporation or bylaws of Arena or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Arena Indemnified D&O with Arena or any of its Subsidiaries or any Bridge Media Indemnified D&O with Bridge Media. These rights shall survive consummation of the Mergers and are intended to benefit, and shall be enforceable by, each Arena Indemnified D&O and each Bridge Media Indemnified D&O.

Section 8.05 Third-Party Approvals and Permits. Except with respect to Consents which are addressed in Section 8.01, subject to the terms and conditions of this Agreement, prior to the Closing, (a) each of the parties hereto shall, and shall cause its respective controlled Affiliates to, use its commercially reasonable efforts to obtain, as promptly as practicable, all Consents required to be obtained from any third party that are necessary to consummate the Transactions and (b) Arena shall use commercially reasonable efforts to obtain, as promptly as practicable, the Arena Credit Agreement Consents and the Arena Note Purchase Agreement Consents (including to extend the deadline for completing the Approved SI Deal (as defined in the Arena Note Purchase Agreement) from December 31, 2023 to the Closing Date). Notwithstanding anything to the contrary contained in this Agreement, neither party shall, without the prior written consent of the other party, pay any fee or grant or offer to grant any accommodation or concession (financial or otherwise) to any such third party in connection with seeking or obtaining its Consent to the Transactions.

Section 8.06 Access to Information.

(a) During the Pre-Closing Period and subject to the Confidentiality Agreement, each of Arena and Bridge Media shall (i) provide to the other party, its counsel, financial advisors, auditors and other authorized Representatives, upon reasonable prior notice, reasonable access during normal business hours to the offices, properties, books, records and personnel of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information concerning its business as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with the other party in its investigation. All information furnished pursuant to this Agreement shall be subject to the Confidentiality Agreement. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b) Notwithstanding anything to the contrary in this Section 8.06, no party nor any of their respective Subsidiaries shall be required to (i) provide access to its offices, properties, books, records or personnel if such access would unreasonably disrupt its operations or (ii) provide access to or to disclose information where such access or disclosure would reasonably be expected to (A) result in the loss of the attorney-client, work product or other similar protection or privilege of such party or any of its Subsidiaries, (B) contravene any Applicable Law or Order, (C) violate any obligation of such party or any of its Subsidiaries or Affiliates with respect to confidentiality or privacy or (D) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, or personal information that would expose such party or any of its Subsidiaries to the risk of Liability; provided, that, in each case, such party shall inform the other of the nature of such information being withheld and shall use its commercially reasonable best efforts to make alternative arrangements that would allow such other party (or its applicable Representatives) access to such information. Notwithstanding anything to the contrary in this Section 8.06, materials may be redacted (1) as necessary to comply with contractual arrangements or Applicable Law and (2) as necessary to address reasonable attorney-client, work product or other similar protection or privilege or confidentiality or privacy concerns, and a party may designate information that it views to be commercially sensitive to be viewed only by outside counsel for the other parties, and such designation shall be honored by the parties receiving that information.

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Section 8.07 Notices of Certain Events. During the Pre-Closing Period, Arena, on the one hand, and Simplify and Bridge Media, on the other hand, shall promptly notify the other of:

(a) its receipt of any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) obtaining actual knowledge of any Actions that would reasonably be expected to prevent or materially delay the consummation of the Transactions;

(c) after obtaining actual knowledge of any inaccuracy of any representation or warranty contained in this Agreement that would reasonably be expected to cause the conditions set forth in Article 10 not to be satisfied; and

(d) after obtaining actual knowledge of any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause the conditions set forth in Article 10 not to be satisfied;

provided, that the delivery of any notice pursuant to this Section 8.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that a failure to comply with this Section 8.07 shall not constitute the failure of any condition set forth in Article 10 to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article 10 to be satisfied.

Section 8.08 Transaction Litigation. Arena shall promptly notify Simplify of any stockholder demands, litigations, arbitrations or other similar Actions (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement, the other Transaction Documents or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep Simplify informed regarding any such Transaction Litigation. Arena (i) shall give Simplify the opportunity to participate (but not control) in the defense, settlement or compromise of any Transaction Litigation, (ii) keep Simplify reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation, and Simplify may offer comments or suggestions with respect to such Transaction Litigation, which Arena shall consider in good faith, and (iii) shall not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any Transaction Litigation without Simplify’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 8.09 Section 16 Matters. Prior to the Arena Effective Time, each party shall take all such steps as may be required or appropriate to cause any dispositions of Arena Common Stock (including derivative securities with respect to Arena Common Stock, including Arena Equity Awards) or acquisitions of Newco Common Stock (including derivative securities with respect to Newco Common Stock, including Newco Options and Newco RSUs) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Arena or who as a result of the Transactions will become subject to such reporting requirements with respect to Newco, in each case to be exempt from Section 16(b) of the 1934 Act pursuant to Rule 16b-3 promulgated under the 1934 Act.

Section 8.10 Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Arena Effective Time, Arena shall cooperate with the other parties hereto and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NYSE or NYSE American to enable the de-listing by the Arena Surviving Corporation of the Arena Common Stock from NYSE American and the deregistration of the Arena Common Stock under the 1934 Act as promptly as practicable after the Arena Effective Time.

Section 8.11 Treatment of Arena Credit Agreement. The Arena Credit Agreement shall remain outstanding following the Closing Date. The parties hereto acknowledge that it may be necessary for Arena and Newco to enter into amendments to the Arena Credit Agreement in connection with the Transactions, including to provide for the addition of Newco as a borrower under the Arena Credit Agreement.

Section 8.12 Treatment of Arena Notes. A portion of the net proceeds from the Preferred Stock Financing and the Common Stock Financing shall be used to repay up to $28.0 million in aggregate principal amount of the Arena Notes on or about the Closing Date. The remaining Arena Notes shall remain outstanding following the Closing Date. The parties hereto acknowledge that it may be necessary for Arena and Newco to enter into amendments to the Arena Notes and the Arena Note Purchase Agreement in connection with the Transactions, including to provide for the assumption by Newco of Arena’s obligations as issuer under the Notes.

Article 9

TAX MATTERS

Section 9.01 Tax Treatment.

(a) Each of Arena and Simplify (i) shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Transactions, taken together, to qualify for the Intended Tax Treatment, and (ii) shall not take or agree to take, and shall cause its respective Subsidiaries not to take or agree to take, any action, or knowingly fail to take any action, reasonably likely to cause the Transactions, taken together, not to qualify for the Intended Tax Treatment. Each of Arena and Simplify shall, and shall cause its respective Affiliates to, report Transactions in a manner consistent with the Intended Tax Treatment and shall not take any contrary Tax position, except to the extent required pursuant to a “determination” under Section 1313(a) of the Code. Each of Arena and Simplify shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment. To the extent Section 368(a) is applicable to the Arena Merger, the parties hereby adopt this Agreement as the “plan of reorganization” within the meaning of Section 368(b) of the Code and the Treasury Regulations thereunder.

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(b) Notwithstanding the generality of Section 9.01(a), if, in connection with the preparation and filing of the Registration Statement or the Proxy Statement/Prospectus, the SEC requests or requires that tax opinions be prepared and submitted in such connection, each of Arena and Simplify shall deliver to Fenwick & West LLP customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement or the Proxy Statement/Prospectus shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement or the Proxy Statement/Prospectus, and, if required, Fenwick & West LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the stockholders of Arena in the Arena Merger; provided, that, if Fenwick & West LLP is unable to provide such opinion and such opinion is requested or required by the SEC, each of Arena and Simplify shall deliver to Morgan, Lewis & Bockius LLP customary Tax representation letters satisfactory to Morgan, Lewis & Bockius LLP, dated and executed as of the date the Registration Statement or the Proxy Statement/Prospectus shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Morgan, Lewis & Bockius LLP in connection with the preparation and filing of the Registration Statement or the Proxy Statement/Prospectus, and, if required, Morgan, Lewis & Bockius LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the stockholders of Arena.

Section 9.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, value added and other similar Taxes and fees (“Transfer Taxes”) imposed on the Arena Merger shall be borne and paid by Newco and all Transfer Taxes imposed on the Bridge Media Merger shall be borne by Simplify. Unless otherwise required by Applicable Law, Newco shall prepare and file any Tax Return or other necessary documentation with respect to such Transfer Taxes, and Simplify and Arena shall reasonably cooperate, and shall cause their respective Subsidiaries to reasonably cooperate, with respect thereto as necessary.

Section 9.03 FIRPTA Compliance. On or prior to the Closing Date, Simplify shall deliver a properly executed IRS Form W-9 to Arena.

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Article 10

CONDITIONS TO THE TRANSACTIONS

Section 10.01 Conditions to the Obligations of Each Party. The obligations of each party hereto to consummate the Transactions are subject to the satisfaction of the following conditions:

(a) the Arena Stockholder Approval shall have been obtained at the Arena Stockholder Meeting;

(b) no Applicable Law or Order shall have been entered into, issued or adopted by any court of competent jurisdiction or other Governmental Authority and be in force and effect preventing or prohibiting the consummation of the Transactions;

(c) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(d) no Applicable Law in any jurisdiction in which any of the parties (together with their respective Subsidiaries) has material assets, operations or revenues shall be in force and effect that would impose a Burdensome Condition (including any Burdensome Condition that would come in effect at the Closing), and no Action by any Governmental Authority in any such jurisdiction seeking to impose a Burdensome Condition shall be pending;

(e) the shares of Newco Common Stock to be issued in connection with the Mergers and pursuant to the Common Stock Subscription Agreement shall have been approved for listing on NYSE, subject to official notice of issuance; and

(f) the Arena Preferred Stock shall have been converted into Arena Common Stock.

Section 10.02 Conditions to the Obligations of Simplify and Bridge Media. The obligations of Simplify and Bridge Media to consummate the Transactions are subject to the satisfaction of the following further conditions:

(a) (i) each of Arena, Newco, Merger Sub 1 and Merger Sub 2 shall have performed in all material respects all of its obligations, covenants and agreements hereunder required to be performed by it at or prior to the Closing, (ii)(A) the representations and warranties of Arena contained in Section 3.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), (B) the representations and warranties of Arena contained in Section 3.01, Section 3.02, Section 3.05 (other than Section 3.05(a)), Section 3.06(c), Section 3.20, and Section 3.21, disregarding all qualifications and exceptions contained therein relating to materiality (but not, for the avoidance of doubt, any Arena Material Adverse Effect), shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), (C) the representations and warranties of Arena contained in Section 3.10(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, and (D) the other representations and warranties of Arena contained in Article 3 of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Arena Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (D) only, where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, an Arena Material Adverse Effect, and (iii) Simplify shall have received a certificate signed by an executive officer of Arena to the foregoing effect;

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(b) any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated and each Consent of a Governmental Authority set forth on Section 4.03 of the Bridge Media Disclosure Schedule shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated); in each case, without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing);

(c) since the date of this Agreement, there shall not have occurred any Arena Material Adverse Effect;

(d) Arena shall have delivered to Simplify copies of the written resignations of each of the directors and officers of Arena and Newco (other than the directors and officers designated pursuant to Section 2.04(c) or Section 6.05, as applicable), in each case, in form and substance reasonably satisfactory to Simplify, duly executed by such individual and effective as of the Arena Effective Time;

(e) Arena shall have delivered to Simplify a copy of the Nomination Agreement duly executed by Newco;

(f) Arena shall have delivered to Simplify a copy of the Registration Rights Agreement duly executed by Newco;

(g) Arena shall have delivered to Simplify a copy of the Advertising Commitment Agreement duly executed by Arena;

(h) Arena shall have delivered to Simplify a copy of the Preferred Stock Subscription Agreement, duly executed by Newco;

(i) Arena shall have delivered to Simplify, on behalf of 5-Hour, a copy of the Common Stock Subscription Agreement, duly executed by Newco;

(j) Arena shall have delivered to Simplify a copy of the Newco certificate of incorporation and certificate of designation of Newco Series L Preferred Stock, in the form attached hereto as Exhibit I-1 and Exhibit I-2, respectively, as certified by the Secretary of State of the State of Delaware; and

(k) (i) since the date of this Agreement, no Event of Default under the Arena Credit Agreement, the Arena Notes or the Arena Note Purchase Agreement shall have occurred and be continuing (which Event of Default is not waived or cured pursuant to the terms of the Arena Credit Agreement, Arena Notes or Arena Note Purchase Agreement, as applicable), and (ii) Arena shall have obtained the Arena Credit Agreement Consents and the Arena Note Purchase Agreement Consents.

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Section 10.03 Conditions to the Obligations of Arena. The obligations of Arena to consummate the Transactions are subject to the satisfaction of the following further conditions:

(a) (i) each of Simplify and Bridge Media shall have performed in all material respects all of its obligations, covenants and agreements hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Simplify contained in Section 4.05 shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, (iii)(A) the representations and warranties of Simplify contained in Section 4.01, Section 4.02, Section 4.19, Section 5.01, Section 5.02 and Section 5.08, disregarding all qualifications and exceptions contained therein relating to materiality (but not, for the avoidance of doubt, any Bridge Media Material Adverse Effect), shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), (B) the representations and warranties of Simplify contained in Section 4.08(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, (C) the representations and warranties of Simplify contained in Section 4.13(c), disregarding all qualifications and exceptions contained therein relating to materiality or Bridge Media Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (C) only, where the failure of such representations and warranties to be true and correct would not reasonably be expected to be, individually or in the aggregate, material to Newco and its Subsidiaries, taken as a whole, after the consummation of the Transactions, and (D) the other representations and warranties of Simplify contained in Article 4 and Article 5 of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Bridge Media Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (D) only, where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bridge Media Material Adverse Effect, and (iv) Arena shall have received a certificate signed by an executive officer of Simplify to the foregoing effect;

(b) any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated and each Consent of a Governmental Authority set forth on Section 3.03 of the Arena Disclosure Schedule shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated);

(c) since the date of this Agreement, there shall not have occurred any Bridge Media Material Adverse Effect;

(d) Simplify shall have delivered to Arena a copy of the Nomination Agreement duly executed by each of Simplify and 5-Hour;

(e) Simplify shall have delivered to Arena a copy of the Registration Rights Agreement duly executed by each of Simplify and 5-Hour;

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(f) Simplify shall have delivered to Arena a copy of the Advertising Commitment Agreement, duly executed by Simplify;

(g) Simplify shall have (i) delivered to Arena a copy of the Preferred Stock Subscription Agreement, duly executed by the Simplify Affiliate and (ii) funded the Preferred Stock Financing Amount pursuant to the terms of the Preferred Stock Subscription Agreement;

(h) (i) Simplify, on behalf of 5-Hour, shall have delivered to Arena a copy of the Common Stock Subscription Agreement, duly executed by 5-Hour, and (ii) 5-Hour shall have funded the Common Stock Financing Amount pursuant to the terms of the Common Stock Subscription Agreement; and

(i) Simplify shall have delivered to Arena a copy of the Master Airtime Services Agreement, duly executed by Bridge Media and Bridge News.

Article 11

TERMINATION

Section 11.01 Termination. This Agreement may be terminated and the Transactions (including the Mergers) may be abandoned at any time prior to the Bridge Media Effective Time (notwithstanding any approval of this Agreement by the stockholders of Arena):

(a) by mutual written agreement of Arena and Simplify;

(b) by either Arena or Simplify, if:

(i) the conditions to Closing set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing) have not been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, on or before August 5, 2024 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to (A) Arena, if Arena’s or Newco’s breach of any provision of this Agreement or any other Transaction Document is the principal cause of, or results in, the failure of the Transactions, including the Mergers, to be consummated by such time or (B) Simplify, if Simplify’s, 5-Hour’s or Bridge Media’s breach of any provision of this Agreement or any Transaction Document is the principal cause of, or results in, the failure of the Transactions, including the Mergers, to be consummated by such time;

(ii) there shall be any Applicable Law or Order that (A) makes consummation of the Transactions illegal or otherwise prohibited or (B) enjoins Arena, Newco, Simplify or Bridge Media from consummating the Transactions and, in the case of each of the foregoing clauses (A) and (B), such Applicable Law or Order shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall have complied, in all material respects, with such party’s obligations under Section 8.01;

(iii) at the Arena Stockholder Meeting at which a vote was taken, the Arena Stockholder Approval shall not have been obtained; or

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(c) by Simplify, if:

(i) a Change in Board Recommendation shall have occurred; provided, that any notice delivered by Arena to Simplify pursuant to Section 6.03(d) stating Arena’s intention to make a Change in Board Recommendation in advance thereof shall not result in Simplify having any termination rights pursuant to this Section 11.01(c)(i) unless and until a Change in Board Recommendation shall have occurred;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of Arena, Newco, Merger Sub 1 or Merger Sub 2 shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such breach or failure (A) is incapable of being cured by the End Date or (B) if capable of being cure by the End Date, has not been cured by Arena, Newco, Merger Sub 1 or Merger Sub 2, as applicable, within 30 days following written notice to Arena from Simplify of such breach or failure to perform; provided, that none of Simplify or Bridge Media is then in breach of any representation, warranty, covenant or agreement that would cause the condition set forth in Section 10.03(a) not to be satisfied; or

(iii) there shall have been an intentional and material breach of Section 6.02 or Section 6.03;

provided, that the termination rights under Sections 11.01(c)(i) and 11.01(c)(iii) may not be exercised by Simplify after the Arena Stockholder Approval shall have been obtained; or

(d) by Arena, if

(i) a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of Simplify or Bridge Media shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied, and such breach or failure (A) is incapable of being cured by the End Date or (B) if capable of being cured by the End Date, has not been cured by Simplify or Bridge Media, as applicable, within 30 days following written notice to Simplify from Arena of such breach or failure to perform; provided, that none of Arena, Newco, Merger Sub 1 and Merger Sub 2 is then in breach of any representation, warranty, covenant or agreement that would cause the condition set forth in Section 10.02(a) not to be satisfied;

(ii) there shall have been an intentional and material breach of Section 7.04; or

(iii) if, prior to the Arena Stockholder Approval having been obtained, (A) the Board of Directors of Arena authorizes Arena to enter into a definitive agreement relating to a Superior Proposal, (B) the Board of Directors of Arena has complied in all material respects with its obligations under Section 6.03 in respect of such Superior Proposal and (C) substantially concurrently with the termination of this Agreement pursuant to this Section 11.01(d)(iii), Arena enters into a definitive agreement in respect of such Superior Proposal and pays the Expense Reimbursement to Simplify in accordance with Section 11.03.

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The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.

Section 11.02 Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall, to the fullest extent permitted by Applicable Law, become void and of no effect without liability of any party (or any Subsidiary of such party or any former, current or future stockholder, member, director, manager, officer, employee, agent, consultant or other Representative of such party or any of its Subsidiaries) to the other party hereto; provided, that no party shall be relieved from any liability or damages for actual fraud or for any willful and material breach of this Agreement prior to such termination. The provisions of this Section 11.02 and Sections 8.03 (Public Announcements), 11.03 (Expense Reimbursement), 12.04 (Expenses), 12.07 (Governing Law), 12.08 (Jurisdiction) and 12.09 (Counterparts; Effectiveness) and, to the extent applicable to the foregoing provisions, Article 1 (Definitions) shall survive any termination hereof pursuant to Section 11.01. The Confidentiality Agreement shall not be affected by any termination of this Agreement.

Section 11.03 Expense Reimbursement.

(a) If this Agreement is terminated:

(i) by Simplify pursuant to Section 11.01(c)(i);

(ii) by either Arena or Simplify (A) pursuant to Section 11.01(b)(i), and all of the conditions to Arena’s obligation to close, other than receipt of the Arena Stockholder Approval, have been satisfied as of the End Date or are capable of satisfaction had the Closing occurred on the End Date or (B) pursuant to Section 11.01(b)(iii), in each case described in clauses (A) and (B) above, at a time when Simplify would have been entitled to terminate this Agreement pursuant to Section 11.01(c)(i);

(iii) by Arena pursuant to Section 11.01(d)(iii); or

(iv) by either Arena or Simplify pursuant to Section 11.01(b)(iii) and (A) at or prior to the Arena Stockholder Meeting, any Person shall have publicly announced an intention to make an Arena Acquisition Proposal, or an Arena Acquisition Proposal shall have been publicly disclosed, publicly announced, commenced, submitted or made and shall not have been publicly withdrawn without qualification at least five Business Days prior to the date of the Arena Stockholder Meeting and (B) on or prior to the date that is 12 months following such termination of this Agreement, either (1) an Arena Acquisition Transaction is consummated or (2) a definitive agreement relating to an Arena Acquisition Transaction is entered into by Arena and the transaction contemplated thereby is subsequently consummated (it being understood that, for the purposes of this clause (2), each reference to 20% in the definition of “Arena Acquisition Transaction” shall be deemed to be a reference to 50%);

then, in each case of clauses (i) through (iv) above, Arena shall promptly (but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from Simplify) pay to Simplify all of the reasonable and documented out-of- pocket expenses (including all reasonable fees and expenses of counsel, financial advisors, accountants, and other professional advisors) incurred by Simplify and its Affiliates in connection with this Agreement, the other Transaction Documents and any of the transactions contemplated hereby or thereby, up to a maximum of $5,000,000 (the “Expense Reimbursement”).

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(b) Any Expense Reimbursement due and payable by Arena under this Section 11.03 shall be paid by wire transfer of immediately available funds to an account designated in writing by Simplify. For the avoidance of doubt, the Expense Reimbursement shall be payable by Arena only once and not in duplication even though the Expense Reimbursement may be payable by Arena under one or more provisions hereof. Each of the parties acknowledges that the agreements contained in this Section 11.03 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the parties would not enter into this Agreement.

Article 12

MISCELLANEOUS

Section 12.01 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

if to Simplify or Bridge Media, to:

with copies to (which shall not constitute notice):

and

if to Arena, to:

with copies to (which shall not constitute notice):

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.02 Survival of Representations, Warranties and Agreements. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Arena Effective Time. Only the covenants contained herein that by their terms survive the Arena Effective Time shall survive the Arena Effective Time.

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Section 12.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Arena Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the Arena Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of Arena under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense (whether or not the Transactions are consummated); provided that all filing fees payable in connection with any Filings required under Antitrust Laws shall be borne equally by Arena and Simplify.

Section 12.05 Disclosure Schedules. Any disclosure contained in the Arena Disclosure Schedule or the Bridge Media Disclosure Schedule with reference to any section or subsection of this Agreement shall be deemed to apply to and incorporated by reference in any other section or subsection of the Arena Disclosure Schedule or the Bridge Media Disclosure Schedule, respectively, whether or not specific cross-references are made, to the extent the relevance of such disclosure to such other section or subsection is reasonably apparent on its face. The mere inclusion of any item in the Arena Disclosure Schedule as an exception to a representation or warranty made by Arena in this Agreement or in the Bridge Media Disclosure Schedule as an exception to a representation or warranty made by Simplify in this Agreement shall not be deemed to be an admission that (i) such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, an Arena Material Adverse Effect or a Bridge Media Material Adverse Effect, as applicable, or trigger any other materiality qualification, (ii) such item did not arise in the ordinary course of business or in a manner consistent with past practice of Arena or Bridge Media, as applicable, or (iii) that such item is required to be referred to or disclosed in the Arena Disclosure Schedule or the Bridge Media Disclosure Schedule, respectively. The information set forth in the Arena Disclosure Schedule and the Bridge Media Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Applicable Law or breach of any Contract.

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Section 12.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.04, shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Section 8.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 12.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state or any other jurisdiction.

Section 12.08 Jurisdiction; WAIVER OF JURY TRIAL.

(a) To the fullest extent permitted by Applicable Law, the parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought solely and exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such Action in any such courts or that any such Action brought in any such courts has been brought in an inconvenient forum. To the fullest extent permitted by Applicable Law, the parties hereto agree that process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court and, in furtherance, but not in limitation of the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

(b) EACH PARTY HERETO ACKNOWLEDGE AND AGREE THAT ANY ACTION SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BROUGHT BY ANY PARTY OR ANY OF ITS AFFILIATES OR AGAINST ANY PARTY OR ANY OF ITS AFFILIATES) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION. THE PARTIES HERETO CERTIFY AND ACKNOWLEDGE THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.08(B).

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Section 12.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10 Entire Agreement. The Transaction Documents and the Confidentiality Agreement collectively constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. For the avoidance of doubt, the Letter of Intent shall, to the fullest extent permitted by Applicable Law, become void and of no further force and effect upon the execution of this Agreement.

Section 12.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall, to the fullest extent permitted by Applicable Law, remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.12 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. Accordingly, the parties hereto agree that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party further agrees, to the fullest extent permitted by Applicable Law, to waive any requirement for the securing or posting of any bond in connection with such remedy and not assert the defense that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

THE ARENA GROUP HOLDINGS, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

NEW ARENA HOLDCO, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

ENERGY MERGER SUB I, LLC

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

ENERGY MERGER SUB II, LLC

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SIMPLIFY INVENTIONS, LLC

By:	/s/ Manoj Bhargava
Name:	Manoj Bhargava
Title:	Manager

BRIDGE MEDIA NETWORKS, LLC

By:	/s/ Vince Bodiford
Name:	Vince Bodiford
Title:	Chief Executive Officer

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EXHIBIT A

Form of Bridge Media Delaware Certificate of Merger

(see attached)

EXHIBIT B

Form of Bridge Media Michigan Certificate of Merger

(see attached)

EXHIBIT C

Form of Arena Certificate of Merger

(see attached)

EXHIBIT D

Form of Bridge Media Surviving Company Limited Liability Company Agreement

(see attached)

EXHIBIT E

Form of Arena Surviving Corporation Certificate of Incorporation

(see attached)

EXHIBIT F

Form of Arena Surviving Corporation Bylaws

(see attached)

EXHIBIT G

Directors and Officers of Arena Surviving Corporation

EXHIBIT H

Directors of Newco

EXHIBIT I-1

Form of Newco Certificate of Incorporation

(see attached)

EXHIBIT I-2

Form of New Series L Preferred Stock Certificate of Designation

(see attached)

EXHIBIT I-3

Form of Newco Bylaws

(see attached)

EXHIBIT J

Form of Advertising Commitment Agreement

(see attached)

EXHIBIT K

Form of Registration Rights Agreement

(see attached)

EXHIBIT L

Form of Nomination Agreement

(see attached)

EXHIBIT M

Form of Master Airtime Services Agreement

(see attached)

Annex B

ADVERTISING COMMITMENT AGREEMENT

THIS ADVERTISING COMMITMENT AGREEMENT (the “Agreement”), dated as of ___________, 2023 (the “Effective Date”), is entered into by and among The Arena Group Holdings, Inc., a Delaware corporation, on behalf of itself and its Affiliates (collectively, “Arena”), Simplify Inventions, LLC, a Delaware limited liability company (“Simplify”), and Agency 5, LLC, a Michigan limited liability company (“Agency 5”; Agency 5 and Simplify are collectively, the “Advertiser”). Each of Arena, Simplify and Agency 5 may be referred to herein as a “Party” and collectively as the “Parties”.

1)	Defined Terms.

a)	“Affiliate” means, with respect to any Party, any entity that controls, is controlled by, or under common control with such Party.

b)	“Promotional Activities” means advertising, promotional inventory, ad inventory, marketing programs, sponsorship programs, or other related programs, as determined by the Parties from time to time that promote any business or property owned or operated, or product or service offered, by Simplify or Agency 5 (or any of their respective Affiliates).

c)	“Term” means a period of five (5) years, unless terminated earlier pursuant to the terms of this Agreement, beginning on the effective date (the “Start Date”) of the closing of the transaction described in the Business Combination Agreement by and among Arena, Simplify, Bridge Media Networks, LLC, New Arena Holdco, Inc., Energy Merger Sub I, LLC and Energy Merger Sub II, LLC (the “BCA”), and ending on the fifth (5th) anniversary of the Start Date.

2)	Description of Service. For each year during the Term, Advertiser will spend (the “Annual Minimum Commitment”) an aggregate of Twelve Million and 00/100 Dollars ($12,000,000.00), inclusive of commissions or fees mutually agreed upon and paid to Arena, in connection with the Promotional Activities. Arena will use commercially reasonable efforts to provide opportunities for Advertiser to spend its Annual Minimum Commitment, and Advertiser will use commercially reasonable efforts to spend the Annual Minimum Commitment as evenly as possible across each year during the Term.

3)	Ads.

a)	This Agreement incorporates by reference and is subject to the IAB/AAAA Terms and Conditions governing digital media buys (as of the date hereof, version 3.0) (the “IAB Terms”). All digital media buys made in connection with the Promotional Activities shall be subject to the IAB Terms. All spend related to the Promotional Activities contemplated in this Agreement shall be at reasonably discounted market rates to Advertiser and on terms mutually agreed upon by the Parties from time to time.

b)	Advertiser shall have a privacy policy in place governing Advertiser’s use of end users’ personal information that meets or exceeds any applicable laws, rules and regulations governing the use of such information, and Advertiser shall comply with the terms of such privacy policy.

4)	Payment Terms and Calculations. Arena will invoice Advertiser, within ten (10) business days following the end of each calendar month of the Term, for the cost of the Promotional Activities applicable to such calendar month, and Advertiser will pay Arena on a net thirty (30) day basis from the date of invoice. The Annual Minimum Commitment shall be inclusive of any applicable sales tax, indirect or similar taxes chargeable on the Promotional Activities when such are billed and collected by Arena. All billing calculations shall be made by Arena using its ad serving system (which might include Google Ad Manager) or equivalent system depending on the media type. Within ten (10) business days following the end of each year of the Term, Arena will provide Advertiser with a summary of the total amount paid by Advertiser to Arena in the immediately preceding year of the Term in connection with the Promotional Activities.

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5)	Termination. In the event the BCA is terminated in accordance with its terms, this Agreement shall also terminate, effective as of the date of termination of the BCA.

6)	Liability, Warranty and Indemnity.

(a)	EXCEPT AS OTHERWISE STATED HEREIN, ARENA MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES, INCLUDING LOST PROFITS. THIS PROVISION SHALL SURVIVE ANY EXPIRATION OR TERMINATION OF THIS AGREEMENT.

(b)	Simplify and Agency 5 each agrees to defend, indemnify and hold Arena harmless from, against and in respect of any and all losses, costs, (including reasonable attorney’s fees) expenses, damages, assessments, or judgments (collectively, “Liabilities”) resulting from any claim brought by a third party against Arena in relation to the content of Simplify’s or Agency 5’s respective Promotional Activities, as appropriate, except to the extent that such claims directly result from the gross negligence or willful misconduct of, or modification or alteration of the content of any such Promotional Activities without Simplify’s consent by Arena.
(c)

Arena agrees to defend, indemnify and hold Simplify and Agency 5 harmless from, against and in respect of any and all Liabilities, resulting from any claim brought by a third party against Simplify and/or Agency 5, as applicable, in relation to Arena’s services under this Agreement, except to the extent that such claims directly result from the gross negligence or willful misconduct of Simplify or Agency 5, as applicable.

7)	General Provisions. These terms and conditions are governed by the laws of the State of Delaware, without reference to conflict of laws principles. The Parties consent to the exclusive jurisdiction and venue of the state and federal courts situated in Delaware, for all disputes related to the subject matter hereof. Neither Party will be deemed to have waived any of the terms and conditions in this Agreement, except in writing signed by its duly authorized representative. Neither Party may assign its rights hereunder to any third party (other than an Affiliate, which shall be deemed to be a permitted assignee) unless the other Party expressly consents to such assignment in writing, not to be unreasonably withheld. If any provision of this Agreement is found invalid or unenforceable pursuant to judicial decree or decision, the remaining provisions will remain valid and enforceable, and the unenforceable provisions will be deemed modified to the extent necessary to make them enforceable. Except as specifically provided herein, this Agreement constitutes the entire understanding and agreement between the parties and supersedes any and all prior understandings and/or agreements between the parties with respect to the subject matter expressed in this Agreement. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in writing signed by the Parties.

8)	Notices. All notices and other communications in connection with this Agreement will be in writing and will be considered given (a) immediately upon personal delivery, via fax or electronic mail to the recipient’s address as stated on this Agreement (with confirmation of receipt), or (b) one business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. A copy of all notices to Arena shall also be sent to. A copy of all notices sent to Simplify and/or Agency 5 shall also be sent to.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

THE ARENA HOLDINGS GROUP, INC.

Signature:
Printed Name:
Title:
Address:

Email:
With a copy to:

SIMPLIFY INVENTIONS, LLC	AGENCY 5, LLC
a Delaware limited liability company	a Michigan limited liability company

Signature:	Signature:
Printed Name:	Printed Name:
Title:	Title:

Address:	Address:

Email:	Email:
With a copy to:	With a copy to:

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Annex C

MASTER AIRTIME SERVICES AGREEMENT

THIS MASTER AIRTIME SERVICES AGREEMENT (the “Agreement”) is made by and between Bridge News LLC (“Bridge News”) and Bridge Media Networks, LLC (“Bridge Media”) as of ________________, 2023 (the “Effective Date”). Bridge News and Bridge Media are each, a “Party,” and collectively, the “Parties.”

WHEREAS, Bridge News owns the television broadcast stations (each, a “Station” and collectively, the “Stations”) which are: (a) identified on the schedules attached to this Agreement from time to time (each, a “Schedule” and collectively, the “Schedules”), which Schedules shall be in the form on Exhibit A, or in the form on Exhibit B in the case of stations acquired by Bridge News after the Effective Date to which this Agreement will apply; and (b) licensed with the Federal Communications Commission (the “FCC”) under the FCC Registration Number 0032881088 (as related to a particular Station, a “License” and collectively, the “Licenses”);

WHEREAS, the Stations broadcast television signals via broadcast equipment owned and/or leased by Bridge News (the “Broadcast Equipment”);

WHEREAS, Bridge Media produces a variety of television programming and networks (the “Programs”), and sells advertising and sponsorships into the Programs;

WHEREAS, Bridge News and Bridge Media are parties to those certain Airtime Services Agreements identified on the respective Schedules (each, a “Prior Agreement”), pursuant to which the Parties agreed for the Programs to be broadcast by the respective Station using the Broadcast Equipment pursuant to the respective Station’s License; and

WHEREAS, the Parties desire to amend, restate and replace each Prior Agreement in its entirety with this Agreement.

NOW, THEREFORE, for their mutual benefit and to enhance the respective abilities of the Parties to compete with other television stations and producers of television programming in the broadcast areas served by the Broadcast Equipment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	In consideration of the payment by Bridge Media to Bridge News of market rate fees mutually agreed upon by the Parties in a separate writing signed by both Parties from time to time (the “Fee Schedule”), which fees shall be paid as set forth in the Fee Schedule, Bridge Media has the right to utilize, and Bridge News will provide Bridge Media with reasonable and necessary access to, the Broadcast Equipment and related facilities of each Station to broadcast the Programs in the respective Station’s Nielsen Designated Market Area (the “DMA”), and Bridge Media will broadcast the Programs on a full-time basis, 24 hours per day, 7 days per week (subject to the terms set forth in this Agreement). Bridge News will provide Bridge Media with such assistance reasonably required in connection with Bridge Media’s use thereof.

2.	The initial term of this Agreement shall commence on the Effective Date and continue for a period of seven (7) years (“Initial Term”). The Initial Term will automatically renew for three (3) successive seven (7) year terms (each, a “Renewal Term”) (the Initial Term and any and all Renewal Terms are collectively, the “Term”), unless and until the Agreement is terminated by either Party upon ninety (90) days advance written notice prior to the end of the then-current Term. Notwithstanding the foregoing, this Agreement shall terminate with respect to a particular Station effective on the date on which: (i) the applicable Station’s License is no longer valid or in effect, or (ii) the applicable Station becomes a Transferred Station pursuant to Section 14 below. For the avoidance of doubt, in the event that none of the Licenses are valid or in effect, or if all of the Stations become Transferred Stations, this Agreement shall terminate.

3.	Bridge News will:

a.	Operate and maintain the Stations, the Broadcast Equipment and the related facilities. In that regard, Bridge News will use appropriate equipment to maintain high quality transmissions of the Programs, taking into account the technical quality of the Program feeds provided to the Stations by Bridge Media.

b.	Provide Bridge Media with 100% of the airtime of two subchannels of the respective Station’s full channel (in each case HDTV, including all cable television distribution of the channels, if any) for the carriage of the Programs and all associated network advertising and programming. The other subchannels of the respective Station’s full channel are reserved to Bridge News to place other networks or programming at its sole discretion. Bridge Media will produce and deliver the Programs for broadcast pursuant to this Agreement in accordance with broadcast requirements mutually agreed upon by the Parties from time to time. For avoidance of doubt, as between Bridge News and Bridge Media, Bridge Media shall own all right, title and interest in and to the Programs.

4.	Notwithstanding anything to the contrary contained in this Agreement, the Stations may:

a.	Preempt Bridge Media programming for matters of local or national public high importance, including emergencies, major news events, and other matters of a similar nature. Bridge News shall provide notice to Bridge Media of such preemption as soon as practicable, but not later than twenty-four (24) hours following such preemption.

b.	Substitute programming, if Bridge News reasonably believes in good faith that the Program’s programming is materially objectionable and unsuitable for public viewing and/or fails to comply with rules and regulations of the FCC. For the respective Station to exercise its substitution rights under this Section, Bridge News shall provide notice to Bridge Media of such preemption as soon as practicable, but not later than twenty-four (24) hours following such preemption (the “Substitution Notice”). The Parties will work together in good faith to determine such substitution, the justification therefor and the appropriate time to broadcast such substitute programming, not later than seventy-two (72) hours after Bridge Media receives the Substitution Notice. Any substitute programming shall be of high quality and taste and shall conform to all applicable law and regulations; provided, however, that such programming shall not be paid religion and/or long-form advertising (as such terms are generally understood in the television industry).

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5.	Bridge Media represents and warrants, to its best knowledge after reasonable inquiry, that the Programs do not infringe the intellectual property rights of any third party.

6.	Bridge News represents and warrants that the Licenses are valid and in full force and effect. Bridge News agrees that it will maintain the Licenses in full force and effect through the Term, at its own cost and expense.

7.	Bridge News will obtain and maintain throughout the Term appropriate insurance coverages for the operation of the Broadcast Equipment and each Station, consistent with customary industry standards, including, without limitation, general liability insurance with a reputable licensed insurance carrier. Bridge Media will obtain and maintain throughout the Term appropriate insurance coverage for the creation and operation of the Programs, consistent with customary industry standards including, without limitation, general liability insurance and standard errors and omissions insurance (also known as media or broadcasters’ liability insurance) with a reputable licensed insurance carrier.

8.	Each Party warrants and represents that (a) it is duly organized, validly existing and in good standing under the laws of its state of organization and in good standing in each state in which it is authorized to conduct business, if applicable, (b) it has all requisite power and authority to enter into the transactions contemplated in this Agreement, (c) it is not bound by any current or previous agreements or other documents or understandings which adversely affect this Agreement or either party’s due performance hereunder, (d) its entry into this Agreement does not violate the terms of nor will it create a default under any other Agreement to which it is a party, and (e) its respective activities conducted pursuant or related to this Agreement will comply with all applicable laws, rules and regulations, including, without limitation, the Communications Act of 1934, as amended (the “Act”), and the rules, regulations and policies of the FCC, as in effect from time (the “FCC Rules & Regulations”).

9.	Each Party will defend, indemnify and hold the other harmless from and against any and all claims, losses, damages or other costs and expenses (including reasonable attorneys’ fees) arising out of any third-party claim related to a failure or breach of such Party’s representations and/or warranties in this Agreement (each a “Claim”). A Party entitled to indemnification hereunder (the “Indemnified Party”) will promptly notify the other Party (the “Indemnifying Party”) of the Claim in writing after first receiving written notice of the Claim, providing all information in its possession relating to the Claim, and reasonably cooperate, at the Indemnifying Party’s expense, with the Indemnifying Party’s efforts to defend the Claim. The Indemnifying Party will promptly assume the defense of the Claim at its own expense, and will pay all costs associated with the defense, including reasonable attorneys’ fees. The Indemnifying Party will have full control over such defense, including any settlement discussions or agreement, provided that the Indemnifying Party may enter into a settlement only upon prior written approval of the Indemnified Party, not to be unreasonably withheld or delayed.

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10.	LIMITATION OF LIABILITY: IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER IN CONTRACT OR IN TORT OR UNDER ANY OTHER LEGAL THEORY (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE) FOR LOST PROFITS OR REVENUES, LOSS OR INTERRUPTION OF USE, LOST OR DAMAGED DATA, OR SIMILAR ECONOMIC LOSS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SIMILAR DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT. The foregoing is not intended and shall not be construed as limiting either Party’s indemnification obligations as stated above.

11.	If a force majeure event, such as a strike, labor dispute, material or labor restrictions, fire, flood or other act of God, riot, war, pandemic, terrorist attack, public or natural disaster, governmental or executive order, law or regulation, or other cause beyond the reasonable control of a Party, or failure or delay of any of the Broadcast Equipment as a result of any of the foregoing (each, a “Force Majeure Event”), prevents such Party from performing its obligations under this Agreement, such failure will not be a breach of this Agreement and such Party will be excused from such performance for the duration of the Force Majeure Event.

12.	All arrangements contemplated by this Agreement will be subject to, and are intended to comply in all respects with, the Act and FCC Rules & Regulations, and all other applicable laws. The arrangements made pursuant to this Agreement will not be deemed to constitute “joint sales,” “program services,” “time brokerage,” “local marketing,” or similar arrangements or a partnership, joint venture, or agency relationship between the Parties or the Stations, and no such arrangement will be deemed to give either Party any right to control the policies, operations, management or any other matter relating to the other Party.

13.	Neither Party may assign its rights and obligations, either in whole or in part, without the prior written consent of the other, which consent shall not be unreasonably withheld. Provided, however, that a Party may assign its rights and obligations to an affiliate or pursuant to a merger, acquisition or sale of substantially all of its assets with notice to the other Party. This Agreement and the covenants, conditions and provisions contained in this Agreement are for the exclusive benefit of, are binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing herein, express or implied, is intended, or shall be construed, to confer upon or give any person or entity, other than the Parties and their permitted successors and assigns, any right, remedy or claim, legal or equitable, under or by reason of this Agreement.

14.	Notwithstanding anything to the contrary set forth in this Agreement, the Parties acknowledge and agree that Bridge News has the right, in its sole discretion, to transfer, sell or otherwise divest any of the Stations (each, a “Transferred Station” and collectively, the “Transferred Stations”), in which case, this Agreement shall terminate with respect to a Transferred Station as of the date of such transfer, sale or other divestment.

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15.	The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

16.	This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same agreement. A facsimile, scanned or photocopied signature shall be the same as an original signature.

17.	All invoices, notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) one (1) business day after depositing with a nationally recognized courier service specifying delivery the next business day; (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to a Party at its address on record in writing with the other Party from time to time.

18.	The construction, validity and interpretation of this Agreement will be governed by, construed and enforced in accordance with the laws of the State of Michigan, without regard to conflict of laws principles (whether of the State of Michigan or any other jurisdiction).

19.	WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT ITS COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

20.	The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term “including” is used in this Agreement (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

21.	This Agreement, together with the Schedules which are attached to this Agreement from time to time, and any documents executed in connection with, or contemplated to be entered into by the Parties pursuant to or in connection with, this Agreement embodies the entire agreement between the Parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Parties have executed this Master Airtime Services Agreement as of the Effective Date first set forth above.

BRIDGE NEWS LLC	BRIDGE MEDIA NETWORKS, LLC

By:	By:

Its:	Its:

[signature page to master airtime services agreement]

EXHIBIT A

FORM OF SCHEDULE

(Station owned as of Master Airtime Services Agreement Effective Date)

SCHEDULE TO MASTER AIRTIME SERVICES AGREEMENT

FCC REGISTRATION NO. 0032881088

STATION – _____

Station	Channel	DMA

The Master Airtime Services Agreement (the “Agreement”) dated _______________, 2023, by and between Bridge News LLC and Bridge Media Networks, LLC amends, restates and replaces in its entirety the Airtime Services Agreement dated as of _________, 2023, by and between Bridge News LLC and Bridge Media Networks, LLC, relating to the above station.

The station identified on this Schedule is hereby added and incorporated into the Agreement as a Station (as defined in the recitals to the Agreement), effective as of the date set forth below.

Acknowledged and Agreed:

BRIDGE NEWS LLC	BRIDGE MEDIA NETWORKS, LLC

By:	By:

Its:	Its:

Effective Date: ___________, 20__

EXHIBIT B

FORM OF SCHEDULE

(Station acquired after Master Airtime Services Agreement Effective Date)

SCHEDULE TO MASTER AIRTIME SERVICES AGREEMENT

FCC REGISTRATION NO. 0032881088

STATION – _____

Station	Channel	DMA

The station identified on this Schedule is hereby added and incorporated into the Master Airtime Services Agreement (the “Agreement”) dated _______________, 2023, by and between Bridge News LLC and Bridge Media Networks, LLC as a Station (as defined in the recitals to the Agreement), effective as of the date set forth below.

Acknowledged and Agreed:

BRIDGE NEWS LLC	BRIDGE MEDIA NETWORKS, LLC

By:	By:

Its:	Its:

Effective Date: ___________, 20__

Annex D

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on November 5, 2023, by and between New Arena Holdco, Inc., a Delaware corporation (to be renamed “Arena Group Holdings, Inc.” following the transactions contemplated by the Transaction Agreement (as defined below)) (“Newco”), and 5-Hour International Corporation Pte. Ltd., a company organized under the laws of Singapore (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among The Arena Group Holdings, Inc., a Delaware corporation (“Arena”), Simplify Inventions LLC, a Delaware limited liability company (“Simplify”), Bridge Media Networks, LLC, a Michigan limited liability company (“Bridge Media”), Newco, Energy Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 1”) and Energy Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 2”), in substantially the form provided to the Investor prior to the date hereof, pursuant to which, among other things, Bridge Media will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company and becoming a wholly owned subsidiary of Newco (the “Bridge Media Merger”) and, immediately following the Bridge Media Merger, Merger Sub 2 will merge with and into Arena, with Arena as the surviving corporation (and becoming a wholly owned subsidiary of Newco) (the “Arena Merger,” and together with the Bridge Media Merger, the “Transaction”).

WHEREAS, in connection with the Transaction, Newco is seeking a commitment from the Investor to purchase, immediately following the closing of the Transaction, 5,000,000 shares of Newco’s common stock, par value $0.0001 per share (the “Shares”), in a private placement for an aggregate purchase price of $25,000,000 (the “Subscription Amount”).

WHEREAS, in connection with the Transaction, Newco has entered into a subscription agreement (the “Preferred Stock Subscription Agreement”) with The Hans Foundation USA, a Delaware nonprofit nonstock corporation (“The Hans Foundation”), pursuant to which The Hans Foundation will purchase 25,000 shares of Newco’s Series L preferred stock at a purchase price of $1,000 per share for an aggregate purchase price of $25,000,000 (the “Preferred Stock Financing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Newco acknowledges and agrees as follows:

1. Subscription. (a) The Investor hereby subscribes for and agrees to purchase from Newco, and (b) Newco hereby agrees to issue and sell to the Investor, in each case, the Shares on the terms and subject to the conditions provided for herein.

2. Closing. The closing of the sale, purchase and issuance of the Shares contemplated hereby (the “Closing”) shall occur on the closing date of (the “Closing Date”), and be conditioned upon the prior consummation of, the Transaction and the conditions set forth in Section 3. Upon (a) satisfaction or waiver in writing of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) Newco to the Investor (the “Closing Notice”), that Newco reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected closing date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Newco, two (2) business days prior to the expected closing date specified in the Closing Notice, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Newco in the Closing Notice, to be held in escrow until the Closing. On the Closing Date, Newco shall issue the Shares to the Investor, free and clear of any and all liens or other restrictions (other than those under applicable securities laws), and cause the Shares to be registered in book entry form in the name of the Investor (or its nominee in accordance with the delivery instructions), or to a custodian designated by the Investor, as applicable, on Newco’s share register, which book entry records shall contain the restrictive legend referred to in Section 6(b). For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close. Prior to or at the Closing, the Investor shall deliver to Newco a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Closing Date does not occur within five (5) business days after the expected closing date specified in the Closing Notice, Newco shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 7 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation (A) to redeliver funds to Newco in accordance with Section 2 following Newco’s delivery to the Investor of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in Section 3 immediately after the consummation of the Transaction.

3. Closing Conditions. The obligations of the parties hereto to consummate the purchase, sale and issuance of the Shares pursuant to this Subscription Agreement are subject to the satisfaction or waiver in writing of the following conditions: (a) no governmental authority shall have issued, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; (b) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including all necessary approvals of Arena’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transaction shall have occurred immediately prior to the Closing; (c) all conditions precedent to the Preferred Stock Financing shall have been satisfied (as determined by the parties to the Preferred Stock Subscription Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Preferred Stock Financing pursuant to the Preferred Stock Subscription Agreement) and the closing of the Preferred Stock Financing shall have occurred; (d) the terms of the Transaction Agreement as it exists on the date hereof shall not have been amended or modified, or any condition waived, in a manner that would be reasonably expected to be materially adverse to the economic benefits that the Investor (in its capacity as such) would reasonably expect to receive under this Subscription Agreement; (e) all representations and warranties of the parties hereto contained in this Subscription Agreement shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date (unless they specifically speak as of another date, in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality, Newco Material Adverse Effect or Investor Material Adverse Effect (each, as defined below), as applicable, which shall be true and correct in all respects at and as of the Closing Date (unless they specifically speak as of another date, in which case they shall be true and correct in all respects as of such date)); (f) each party shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; (g) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred, and the subscribed Shares shall have been approved for listing on the Stock Exchange (as defined below), subject to official notice of issuance; and (h) if requested by the Investor, a cross receipt executed by Newco and delivered to the Investor certifying that it has received the Subscription Amount from the Investor as of the Closing Date.

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4. Further Assurances. At or prior to the Closing, the parties hereto shall use commercially reasonable efforts to execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Newco Representations, Warranties and Covenants. Newco represents and warrants to the Investor, as of the date hereof and as of the Closing Date, and covenants that:

(a) Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Newco has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens and other restrictions (other than those under applicable securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under Newco’s certificate of incorporation or bylaws (as in effect at such time of issuance) or under the Delaware General Corporation Law.

(c) This Subscription Agreement has been duly authorized, executed and delivered by Newco and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is the legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) The execution and delivery of this Subscription Agreement, and the performance by Newco of its obligations hereunder, including the issuance and sale by Newco of the Shares pursuant to this Subscription Agreement, and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Newco or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Newco or any of its subsidiaries is a party or by which Newco or any of its subsidiaries is bound or to which any of the property or assets of Newco is subject that would reasonably be expected to (A) have, individually or in the aggregate, a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of Newco and its subsidiaries, taken as a whole (a “Newco Material Adverse Effect”), materially affect the validity of the Shares or materially affect the legal authority of Newco to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Newco; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Newco or any of its properties that would reasonably be expected to have a Newco Material Adverse Effect, materially affect the validity of the Shares or materially affect the legal authority of Newco to comply in all material respects with its obligations under this Subscription Agreement.

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(e) As of their respective filing dates, all filings, registration statements, proxy statements, reports and other documents required to be filed by Newco, if any, (the “SEC Reports”), with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder. There are no material outstanding or unresolved comments in comment letters received by Newco from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. None of the SEC Reports filed under the Exchange Act, contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Newco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) those required by The NYSE American or such other applicable stock exchange on which Newco’s common stock is then listed (the “Stock Exchange”), including with respect to obtaining approval of Newco’s stockholders, (iv) those required to consummate the Transaction contemplated by the Transaction Agreement and (v) those the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Newco Material Adverse Effect.

(g) As of the Closing Date, Newco shall have sufficient authorized and unissued capital stock to issue the Shares pursuant to this Subscription Agreement. Except as set forth in Newco’s certificate of incorporation, there are no securities or instruments issued by or to which Newco is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares pursuant to this Subscription Agreement.

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(h) Newco is in compliance with all applicable law, and Newco has not received any written communication from a governmental authority that alleges that Newco is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to be, individually or in the aggregate, material to Newco.

(i) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by Newco to the Investor.

(j) Neither Newco nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act and neither Newco, nor any person acting on its behalf has offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither Newco, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security of Newco nor solicited any offers to buy any security under circumstances that would adversely affect reliance by Newco on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.

(k) As of the Closing Date, the shares of common stock of Newco shall be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Stock Exchange. There is no suit, action, proceeding, or investigation pending, or, to the knowledge of Newco, threatened against Newco, including, but not limited to, any suit, action, proceeding or investigation by the Stock Exchange or the SEC, respectively, to prohibit or terminate the listing of, or suspend the trading of, the shares of common stock of Newco or to deregister the shares of common stock of Newco under the Exchange Act or the Stock Exchange. Newco has taken no action that is designed to terminate the registration of, or suspend the trading of, the shares of common stock under the Exchange Act or the Stock Exchange.

(l) Newco is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares to the Investor.

(m) There are no pending or, to the knowledge of Newco, threatened, suits, claims, actions, or proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Newco, which would, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

(n) Newco is not, and immediately after the closing of the Transaction and receipt of payment for the Shares will not be, (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

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6. Investor Representations and Warranties. The Investor represents and warrants to Newco, as of the date hereof and as of the Closing Date, that:

(a) The Investor (i) is (A) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or(B) an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (5), (7) or (8) under the Securities Act) (and in each case the Investor understands that the offering meets the exemptions for filing under FINRA Rule 5123(b)(1)(C) or (J)), (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of each such account is independently a qualified institutional buyer, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the securities law of any other jurisdiction. The Investor is not an entity formed for the specific purpose of acquiring the Shares.

(b) The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that Newco is not required to register the Shares except as set forth in the Registration Rights Agreement by and between Newco and the Investor to be entered into at the closing of the Transaction Agreement (the “Registration Rights Agreement”). The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Newco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entry records representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to the foregoing securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares. The Investor has determined based on its own independent review and such professional advice as it deems appropriate that the Shares are a suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares.

(c) The Investor acknowledges and agrees that the Investor is purchasing the Shares from Newco. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Newco, Arena, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, in each case other than those representations, warranties, covenants and agreements of Newco expressly set forth in this Subscription Agreement.

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(d) The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, without limitation, with respect to Newco, the Transaction and the business of Newco, Arena, Bridge Media and their respective subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has received access to and has had an adequate opportunity to review the financial and other such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including with respect to Newco, Arena, Bridge Media and the Transaction. The Investor acknowledges and agrees that the Investor and the Investor’s legal, accounting, regulatory, tax and other professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s legal, accounting, regulatory, tax and other professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. In making its decision to purchase the Shares, the Investor represents that it has relied solely upon independent investigation made by the Investor, the Investor’s own sources of information, investment analysis and due diligence (including professional advice the Investor deems appropriate) and the representations, warranties and covenants of Newco contained in this Subscription Agreement with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of Newco and Arena including but not limited to all business, legal, regulatory, accounting, credit, tax and other economic matters. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of anyone, other than the representations and warranties contained in this Subscription Agreement in making its decision to invest in Newco.

(e) The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Newco, Arena or a representative of Newco or Arena, and the Shares were offered to the Investor solely by direct contact between the Investor and Newco, Arena or a representative of Newco or Arena. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Newco, Arena, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of Newco contained in this Subscription Agreement, in making its investment or decision to invest in Newco.

(f) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax or other economic considerations relative to its purchase of the Shares. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither Newco nor Arena has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

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(g) Alone, or together with any professional advisor(s), the Investor has analyzed and considered the risks of an investment in the Shares and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Newco. The Investor acknowledges specifically that a possibility of total loss exists.

(h) The Investor acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

(i) The Investor has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation (to the extent such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(j) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, that would reasonably be expected to have a material adverse effect on the Investor’s ability to consummate the transactions contemplated hereby (an “Investor Material Adverse Effect”), and will not conflict with or violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has been duly authorized to execute the same, and, this Subscription Agreement has been duly executed and delivered by the Investor and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Newco, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(k) Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person or entity named on any sanctions-related list of sanctioned Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom, the European Union (or any member state thereof), or the United Nations Security Council (a “Sanctions List”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson Regions or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the United Kingdom, the European Union or any individual European Union member state; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the United Kingdom, the European Union or any individual European Union member state. The Investor further represents that the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

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(l) The Investor is not, nor is the Investor acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code.

(m) The Investor has or has commitments to have, and when required to deliver payment to Newco pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

(n) The Investor acknowledges and agrees that it is not an underwriter within the meaning of Section 2(a)(11) of the Securities Act and that the purchase and sale of Shares hereunder meets the exemptions from filing under FINRA Rule 5123(b)(1).

(o) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in Newco as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over Newco from and after the Closing as a result of the purchase and sale of Shares hereunder.

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7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (iii) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Newco shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 7, any monies paid by the Investor to Newco in connection herewith shall be promptly (and in any event within one (1) business day after such termination) returned to the Investor without any deduction.

8. Investor Covenant. The Investor hereby agrees that, from the date of this Subscription Agreement, none of the Investor, its controlled affiliates, or any person or entity acting on behalf of the Investor or any of its controlled affiliates or pursuant to any understanding with the Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of Arena prior to the Closing. For purposes of this Section 8, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and other similar transactions through non-U.S. broker dealers or foreign regulated brokers.

9. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than with the prior written consent of Newco, provided that, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executes a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions. Neither this Subscription Agreement nor any rights that may accrue to Newco hereunder or any of Newco’s obligations may be transferred or assigned other than pursuant to the Transaction.

(b) Newco may request from the Investor such additional information as Newco may deem reasonably necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in any registration statement, and the Investor shall reasonably promptly provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that, Newco agrees to keep any such information provided by the Investor confidential other than as necessary to include in any registration statement Newco is required to file pursuant to the Registration Rights Agreement.

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(c) The Investor acknowledges that Newco and, prior to the Closing, Arena, will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify Newco and Arena if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate. The Investor acknowledges and agrees that the purchase by the Investor of Shares under this Subscription Agreement from Newco will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notification) by the Investor as of the time of such purchase. Newco acknowledges that the Investor will rely on the acknowledgments, understandings, agreements, representations and warranties of Newco contained in this Subscription Agreement. Prior to the Closing, Newco agrees to promptly notify the Investor if any of the acknowledgments, understandings, agreements, representations and warranties of Newco set forth herein are no longer accurate.

(d) Each of Arena, Newco and the Investor is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing.

(f) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 7 above) except by an instrument in writing, signed by each of the parties hereto and, with respect to any modification or waiver, to the extent required by the Transaction Agreement, Arena and Simplify; provided that the Investor may waive any rights hereunder without obtaining written consent from Newco, Arena or Simplify. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8, Section 9(c), Section 9(d) and Section 10 with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

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(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties hereto shall endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(j) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(l) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(m) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9 OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

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(n) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT.

(o) Each of the Investor and Newco acknowledges and agrees that for U.S. federal income tax purposes, the Investor shall be deemed to be the owner of any funds transferred by the Investor to Newco unless and until the Closing is fully completed in accordance with the terms of this Subscription Agreement.

10. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Newco, Arena, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Newco expressly contained in this Subscription Agreement, in making its investment or decision to invest in Newco. The Investor acknowledges and agrees that no affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of Arena or any other party to the Transaction Agreement (other than Newco) shall be liable to the Investor pursuant to this Subscription Agreement, the negotiation hereof or the subject matter hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Newco, Arena or any Non-Party Affiliate concerning Newco, Arena, any of their affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Newco, Arena or any of their respective affiliates or any family member of the foregoing.

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11. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to:

with copies to (which shall not constitute notice), to:

If to Newco, to:

with copies to (which shall not constitute notice), to:

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

5-Hour International Corporation Pte. Ltd.

	By:	/s/ Ravinder Sajwan
	Name:	Ravinder Sajwan
	Title:	President

Date: November 5, 2023

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IN WITNESS WHEREOF, Newco has accepted this Subscription Agreement as of the date set forth below.

New Arena Holdco, Inc.

	By:	/s/ Ross Levinsohn
	Name:	Ross Levinsohn
	Title:	Chief Executive Officer

Date: November 5, 2023

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Annex E

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on November 5, 2023, by and between New Arena Holdco, Inc., a Delaware corporation (to be renamed “Arena Group Holdings, Inc.” following the transactions contemplated by the Transaction Agreement (as defined below)) (“Newco”), and The Hans Foundation USA, a Delaware nonprofit nonstock corporation (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among The Arena Group Holdings Inc., a Delaware corporation (“Arena”), Simplify Inventions LLC, a Delaware limited liability company (“Simplify”), Bridge Media Networks, LLC, a Michigan limited liability company (“Bridge Media”), Newco, Energy Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 1”), and Energy Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 2”), in substantially the form provided to the Investor prior to the date hereof, pursuant to which, among other things, Bridge Media will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company and becoming a wholly owned subsidiary of Newco (the “Bridge Media Merger”) and, immediately following the Bridge Media Merger, Merger Sub 2 will merge with and into Arena, with Arena as the surviving corporation and becoming a wholly owned subsidiary of Newco (the “Arena Merger,” and together with the Bridge Media Merger, the “Transaction”).

WHEREAS, in connection with the Transaction, Newco is seeking a commitment from the Investor to purchase, immediately following the closing of the Transaction, 25,000 shares of Newco’s Series L preferred stock, par value $0.0001 per share (the “Shares”), in the form and substance as set forth in the Certificate of Designations attached hereto as Exhibit A (the “Certificate of Designations”), in a private placement at a purchase price of $1,000 per share for an aggregate purchase price of $25,000,000 (the “Subscription Amount”).

WHEREAS, in connection with the Transaction, Newco has entered into a subscription agreement (the “Common Stock Subscription Agreement”) with 5-Hour International Corporation Pte. Ltd. (“5-Hour”), pursuant to which 5-Hour will purchase 5,000,000 shares of Newco common stock for an aggregate purchase price of $25,000,000 (the “Common Stock Financing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Newco acknowledges and agrees as follows:

1. Subscription. (a) The Investor hereby subscribes for and agrees to purchase from Newco, and (b) Newco hereby agrees to issue and sell to the Investor, in each case, the Shares on the terms and subject to the conditions provided for herein.

2. Closing. The closing of the sale, purchase and issuance of the Shares contemplated hereby (the “Closing”) shall occur on the closing date of (the “Closing Date”), and be conditioned upon the prior consummation of, the Transaction and the conditions set forth in Section 3. Upon (a) satisfaction or waiver in writing of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) Newco to the Investor (the “Closing Notice”), that Newco reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected closing date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Newco, two (2) business days prior to the expected closing date specified in the Closing Notice, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Newco in the Closing Notice, to be held in escrow until the Closing. On the Closing Date, Newco shall issue the Shares to the Investor, free and clear of any and all liens or other restrictions (other than those under applicable securities laws), and cause the Shares to be registered in book entry form in the name of the Investor (or its nominee in accordance with the delivery instructions), or to a custodian designated by the Investor, as applicable, on Newco’s share register, which book entry records shall contain the restrictive legend referred to in Section 6(b). For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close. Prior to or at the Closing, the Investor shall deliver to Newco a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Closing Date does not occur within five (5) business days after the expected closing date specified in the Closing Notice, Newco shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 7 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation (A) to redeliver funds to Newco in accordance with Section 2 following Newco’s delivery to the Investor of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in Section 3 immediately after the consummation of the Transaction.

3. Closing Conditions. The obligations of the parties hereto to consummate the purchase, sale and issuance of the Shares pursuant to this Subscription Agreement are subject to the satisfaction or waiver in writing of the following conditions: (a) no governmental authority shall have issued, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; (b) all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including all necessary approvals of Arena’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transaction shall have occurred immediately prior to the Closing; (c) all conditions precedent to the Common Stock Financing shall have been satisfied (as determined by the parties to the Common Stock Subscription Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Common Stock Financing pursuant to the Common Stock Subscription Agreement) and the closing of the Common Stock Financing shall have occurred; (d) the terms of the Transaction Agreement as it exists on the date hereof shall not have been amended or modified, or any condition waived, in a manner that would be reasonably expected to be materially adverse to the economic benefits that the Investor (in its capacity as such) would reasonably expect to receive under this Subscription Agreement; (e) all representations and warranties of the parties hereto contained in this Subscription Agreement shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date (unless they specifically speak as of another date, in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality, Newco Material Adverse Effect or Investor Material Adverse Effect (each, as defined below), as applicable, which shall be true and correct in all respects at and as of the Closing Date (unless they specifically speak as of another date, in which case they shall be true and correct in all respects as of such date)); (f) each party shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; (g) the Certificate of Designations shall conform in all material respects with the Certificate of Designations attached hereto as Exhibit A and shall have been adopted and filed by Newco with the Secretary of State of the State of Delaware on the Closing Date; (h) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred, and the subscribed Shares shall have been approved for listing on the Stock Exchange (as defined below), subject to official notice of issuance; and (i) if requested by the Investor, a cross receipt executed by Newco and delivered to the Investor certifying that it has received the Subscription Amount from the Investor as of the Closing Date.

4. Further Assurances. At or prior to the Closing, the parties hereto shall use commercially reasonable efforts to execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Newco Representations, Warranties and Covenants. Newco represents and warrants to the Investor, as of the date hereof and as of the Closing Date, and covenants that:

(a) Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Newco has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens and other restrictions (other than those under applicable securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under Newco’s certificate of incorporation or bylaws (as in effect at such time of issuance) or under the Delaware General Corporation Law.

(c) This Subscription Agreement has been duly authorized, executed and delivered by Newco and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is the legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

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(d) The execution and delivery of this Subscription Agreement, and the performance by Newco of its obligations hereunder, including the issuance and sale by Newco of the Shares pursuant to this Subscription Agreement, and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Newco or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Newco or any of its subsidiaries is a party or by which Newco or any of its subsidiaries is bound or to which any of the property or assets of Newco is subject that would reasonably be expected to (A) have, individually or in the aggregate, a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of Newco and its subsidiaries, taken as a whole (a “Newco Material Adverse Effect”), materially affect the validity of the Shares or materially affect the legal authority of Newco to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Newco; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Newco or any of its properties that would reasonably be expected to have a Newco Material Adverse Effect, materially affect the validity of the Shares or materially affect the legal authority of Newco to comply in all material respects with its obligations under this Subscription Agreement.

(e) As of their respective filing dates, all filings, registration statements, proxy statements, reports and other documents required to be filed by Newco, if any (the “SEC Reports”), with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder. There are no material outstanding or unresolved comments in comment letters received by Newco from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports. None of the SEC Reports filed under the Exchange Act, contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Newco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) those required by The NYSE American or such other applicable stock exchange on which Newco’s common stock is then listed (the “Stock Exchange”), including with respect to obtaining approval of Newco’s stockholders, (iv) those required to consummate the Transaction contemplated by the Transaction Agreement and (v) those the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Newco Material Adverse Effect.

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(g) As of the Closing Date, Newco shall have sufficient authorized and unissued capital stock to issue the Shares pursuant to this Subscription Agreement. Except as set forth in Newco’s certificate of incorporation, there are no securities or instruments issued by or to which Newco is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares pursuant to this Subscription Agreement.

(h) Newco is in compliance with all applicable law, and Newco has not received any written communication from a governmental authority that alleges that Newco is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to be, individually or in the aggregate, material to Newco.

(i) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by Newco to the Investor.

(j) Neither Newco nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act and neither Newco, nor any person acting on its behalf has offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither Newco, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security of Newco nor solicited any offers to buy any security under circumstances that would adversely affect reliance by Newco on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.

(k) Newco is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares to the Investor.

(l) There are no pending or, to the knowledge of Newco, threatened, suits, claims, actions, or proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Newco, which would, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

(m) Newco is not, and immediately after the closing of the Transaction and receipt of payment for the Shares will not be, (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

6. Investor Representations and Warranties. The Investor represents and warrants to Newco, as of the date hereof and as of the Closing Date, that:

(a) Investor (i) is (A) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or(B) an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (5), (7) or (8) under the Securities Act) (and in each case the Investor understands that the offering meets the exemptions for filing under FINRA Rule 5123(b)(1)(C) or (J)), (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of each such account is independently a qualified institutional buyer, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the securities law of any other jurisdiction. The Investor is not an entity formed for the specific purpose of acquiring the Shares.

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(b) The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that Newco is not required to register the Shares. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Newco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entry records representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to the foregoing securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares. The Investor has determined based on its own independent review and such professional advice as it deems appropriate that the Shares are a suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares.

(c) The Investor acknowledges and agrees that the Investor is purchasing the Shares from Newco. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Newco, Arena, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, in each case other than those representations, warranties, covenants and agreements of Newco expressly set forth in this Subscription Agreement.

(d) The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, without limitation, with respect to Newco, the Transaction and the business of Newco, Arena, Bridge Media and their respective subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has received access to and has had an adequate opportunity to review the financial and other such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including with respect to Newco, Arena, Bridge Media and the Transaction. The Investor acknowledges and agrees that the Investor and the Investor’s legal, accounting, regulatory, tax and other professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s legal, accounting, regulatory, tax and other professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. In making its decision to purchase the Shares, the Investor represents that it has relied solely upon independent investigation made by the Investor, the Investor’s own sources of information, investment analysis and due diligence (including professional advice the Investor deems appropriate) and the representations, warranties and covenants of Newco contained in this Subscription Agreement with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of Newco and Arena including but not limited to all business, legal, regulatory, accounting, credit, tax and other economic matters. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of anyone, other than the representations and warranties contained in this Subscription Agreement in making its decision to invest in Newco.

(e) The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Newco, Arena or a representative of Newco or Arena, and the Shares were offered to the Investor solely by direct contact between the Investor and Newco, Arena or a representative of Newco or Arena. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Newco, Arena, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of Newco contained in this Subscription Agreement, in making its investment or decision to invest in Newco.

(f) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax or other economic considerations relative to its purchase of the Shares. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither Newco nor Arena has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

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(g) Alone, or together with any professional advisor(s), the Investor has analyzed and considered the risks of an investment in the Shares and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Newco. The Investor acknowledges specifically that a possibility of total loss exists.

(h) The Investor acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

(i) The Investor has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation (to the extent such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(j) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, that would reasonably be expected to have a material adverse effect on the Investor’s ability to consummate the transactions contemplated hereby (an “Investor Material Adverse Effect”), and will not conflict with or violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has been duly authorized to execute the same, and, this Subscription Agreement has been duly executed and delivered by the Investor and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Newco, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(k) Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person or entity named on any sanctions-related list of sanctioned Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom, the European Union (or any member state thereof), or the United Nations Security Council (a “Sanctions List”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson Regions or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the United Kingdom, the European Union or any individual European Union member state; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the United Kingdom, the European Union or any individual European Union member state. The Investor further represents that the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

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(l) The Investor is not, nor is the Investor acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code.

(m) The Investor has or has commitments to have, and when required to deliver payment to Newco pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

(n) The Investor acknowledges and agrees that it is not an underwriter within the meaning of Section 2(a)(11) of the Securities Act and that the purchase and sale of Shares hereunder meets the exemptions from filing under FINRA Rule 5123(b)(1).

(o) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in Newco as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over Newco from and after the Closing as a result of the purchase and sale of Shares hereunder.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (iii) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Newco shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 7, any monies paid by the Investor to Newco in connection herewith shall be promptly (and in any event within one (1) business day after such termination) returned to the Investor without any deduction.

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8. Investor Covenant. The Investor hereby agrees that, from the date of this Subscription Agreement, none of the Investor, its controlled affiliates, or any person or entity acting on behalf of the Investor or any of its controlled affiliates or pursuant to any understanding with the Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of Arena prior to the Closing. For purposes of this Section 8, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and other similar transactions through non-U.S. broker dealers or foreign regulated brokers.

9. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than with the prior written consent of Newco, provided that, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executes a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions. Neither this Subscription Agreement nor any rights that may accrue to Newco hereunder or any of Newco’s obligations may be transferred or assigned other than pursuant to the Transaction.

(b) Newco may request from the Investor such additional information as Newco may deem reasonably necessary to evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall reasonably promptly provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that, Newco agrees to keep any such information provided by the Investor confidential.

(c) The Investor acknowledges that Newco and, prior to the Closing, Arena, will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify Newco and Arena if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate. The Investor acknowledges and agrees that the purchase by the Investor of Shares under this Subscription Agreement from Newco will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notification) by the Investor as of the time of such purchase. Newco acknowledges that the Investor will rely on the acknowledgments, understandings, agreements, representations and warranties of Newco contained in this Subscription Agreement. Prior to the Closing, Newco agrees to promptly notify the Investor if any of the acknowledgments, understandings, agreements, representations and warranties of Newco set forth herein are no longer accurate.

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(d) Each of Arena, Newco and the Investor is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing.

(f) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 7 above) except by an instrument in writing, signed by each of the parties hereto and, with respect to any modification or waiver, to the extent required by the Transaction Agreement, Arena and Simplify; provided that the Investor may waive any rights hereunder without obtaining written consent from Newco, Arena or Simplify. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8, Section 9(c), Section 9(d) and Section 10 with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties hereto shall endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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(j) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(l) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(m) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9 OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

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(n) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT.

(o) Each of the Investor and Newco acknowledges and agrees that for U.S. federal income tax purposes, the Investor shall be deemed to be the owner of any funds transferred by the Investor to Newco unless and until the Closing is fully completed in accordance with the terms of this Subscription Agreement.

10. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Newco, Arena, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Newco expressly contained in this Subscription Agreement, in making its investment or decision to invest in Newco. The Investor acknowledges and agrees that no affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of Arena or any other party to the Transaction Agreement (other than Newco) shall be liable to the Investor pursuant to this Subscription Agreement, the negotiation hereof or the subject matter hereof, or the transactions contemplated hereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Newco, Arena or any Non-Party Affiliate concerning Newco, Arena, any of their affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Newco, Arena or any of their respective affiliates or any family member of the foregoing.

11. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to:

with copies to (which shall not constitute notice), to:

and

If to Newco, to:

with copies to (which shall not constitute notice), to:

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

The Hans Foundation USA

By:	/s/ Manish Pathak
Name:	Manish Pathak
Title:	President

Date: November 5, 2023

IN WITNESS WHEREOF, Newco has accepted this Subscription Agreement as of the date set forth below.

New Arena Holdco, Inc.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

Date: November 5, 2023

EXHIBIT A

Certificate of Designations

Annex F

Committed Equity Facility Term Sheet

November 5, 2023

This term sheet (this “Term Sheet”) reflects the mutual understanding of Simplify Inventions, LLC (“Simplify”) and New Arena Holdco, Inc., a Delaware corporation (to be renamed “Arena Group Holdings, Inc.” following the transactions contemplated by the Business Combination Agreement (as defined below)) (“Newco”), concerning the transactions described herein. The consummation of the transactions described in this Term Sheet is subject to the execution of a definitive agreement between the parties hereto, which definitive agreement will be on terms and conditions consistent with the terms and conditions set forth herein and otherwise on terms and conditions customary for transactions of this nature.

This Term Sheet is executed in connection with that certain Business Combination Agreement, dated as of November 5, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among The Arena Group Holdings Inc., a Delaware corporation, Simplify, Bridge Media Networks, LLC, a Michigan limited liability company, Newco, Energy Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco, and Energy Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Business Combination Agreement.

Total Commitment Amount:	$20 million (the “Total Commitment Amount”)

Securities to Be Purchased:	Shares of Common Stock of Newco (the “Common Stock”)

Term:	12 months after the Closing Date

Structure:	Newco can draw down on the committed equity facility (the “CEF”) at its option by issuing shares to Simplify in exchange for funds. The minimum drawdown amount will be $5,000,000. Drawdowns will be subject to Board approval.

Use of Proceeds:	Working capital and other general corporate purposes.

Pricing:	The VWAP of the Common Stock for the last 60 trading days prior to the applicable purchase date, but not to exceed $3.86 per share.

Commitment Shares:	As consideration for Simplify’s funding commitment, Newco will issue to Simplify shares of Common Stock having an aggregate dollar value equal to 1.5% of the Total Commitment Amount (calculated based on $5.00 per share) on or about the Closing Date.

Registration Rights:	All shares of Common Stock issued or issuable under the CEF will be included as “Registrable Securities” in a registration statement to be filed by Newco within 120 days (the “Registration Deadline”) after the Closing pursuant to the Registration Rights Agreement (the “Registration Statement”).

Drawdown Conditions:	Simplify’s obligation to fund each drawdown is conditioned (among other customary conditions) on the following: (i) for any drawdown after the Registration Deadline, the Registration Statement has been timely filed; (ii) Newco has not received a notice of delisting from NYSE American; (iii) Newco is current on its SEC filings; and (iv) there has been no Material Adverse Effect on Newco.

Termination:	Simplify can terminate the CEF before the expiration of the 12-month term if: (i) there has been a change of control of Newco; (ii) the Common Stock has been delisted from NYSE American; or (iii) Newco has filed for bankruptcy.

[Signature page follows]

If you agree to the terms and conditions set forth in this Term Sheet, please indicate your acceptance by signing in the space provided below.

Very truly yours,

SIMPLIFY INVENTIONS, LLC

By:	/s/ Manoj Bhargava
Name:	Manoj Bhargava
Title:	Manager

Agreed and accepted as of the date first written above:

NEW ARENA HOLDCO, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

Annex G

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [  ], 2023, is made and entered into by and among New Arena Holdco, Inc., a Delaware corporation (to be renamed “Arena Group Holdings, Inc.” following the transactions contemplated by the Business Combination Agreement (as defined below)) (the “Company”), Simplify Inventions, LLC, a Delaware limited liability company (“SI”), and 5-Hour International Corporation Pte Ltd, a private limited company organized under the laws of Singapore (“5-Hour”).

RECITALS

WHEREAS, the Company, SI, Bridge Media Networks, LLC, a Michigan limited liability company (“Bridge Media”), The Arena Group Holdings, Inc., a Delaware corporation (“Arena”), Energy Merger Sub I, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub One”), and Energy Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub Two”), have entered into that certain Business Combination Agreement, dated as of November 5, 2023 (as amended or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, Bridge Media will merge (the “Bridge Media Merger”) with and into Merger Sub One, with Merger Sub One surviving the Bridge Media Merger as a wholly owned subsidiary of the Company, and Merger Sub Two will merge with and into Arena (the “Arena Merger” and, together with the Bridge Media Merger, the “Mergers”), with Arena surviving the Arena Merger as a wholly owned subsidiary of the Company;

WHEREAS, SI is receiving shares of common stock, par value $0.0001 per share, of the Company (the “Common Shares”) on or about the date hereof, pursuant to the Business Combination Agreement;

WHEREAS, 5-Hour is receiving Common Shares on or about the date hereof pursuant to the Subscription Agreement, dated as of November 5, 2023, by and between 5-Hour and the Company (the “Subscription Agreement”); and

WHEREAS, the Company has the right to cause 5-Hour to purchase Common Shares from time to time pursuant to the Stock Purchase Agreement, dated as of November 5, 2023, by and between 5-Hour and the Company (the “Stock Purchase Agreement”).

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement. As used in this Agreement, the following capitalized terms shall have the following respective meanings:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed and (iii) the Company has a bona fide business purpose for not making such information public.

“affiliate” shall mean, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person including without limitation any general partner, managing partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least fifty percent (50%) of the directors, managers, general partners, or persons exercising similar authority with respect to such Person; provided that no Holder shall be deemed an affiliate of the Company or any of its subsidiaries for purposes of this Agreement and neither the Company nor any of its subsidiaries shall be deemed an affiliate of any Holder for purposes of this Agreement.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Common Shares” shall have the meaning given in the Recitals hereto.

“Closing Date” shall mean the date of this Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

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“Company” shall have the meaning given in the Preamble and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Form S-1” shall mean a Registration Statement on Form S-1.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall mean a Registration Statement on Form S-3.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Holder” or “Holders” shall mean each of SI, 5-Hour and any other Person who hereafter becomes a party to this Agreement pursuant to Section 5.2, in each case, for so long as such Person beneficially owns or otherwise holds any Registrable Securities.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Mergers” shall have the meaning given in the Recitals hereto.

“Merger Sub One” shall have the meaning given in the Recitals hereto.

“Merger Sub Two” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement not misleading or, in the case of a Prospectus, not misleading in the light of the circumstances under which they were made.

“New Registration Statement” shall have the meaning give in subsection 2.1.4.

“Other Coordinated Offering” shall mean an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal.

“Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Piggyback Registration Rights Holders” shall have the meaning given in subsection 2.2.1.

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“Pro Rata” shall have the meaning given in subsection 2.1.5.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Common Shares or any other equity securities (including the Common Shares issued or issuable upon the exercise of any other equity securities) of the Company held by a Holder as of the date of this Agreement, including those acquired by the Holder pursuant to the Business Combination Agreement or pursuant to the Subscription Agreement, (b) any Common Shares that may from time to time be issued or become issuable under the Stock Purchase Agreement and (c) any other equity securities of the Company issued or issuable with respect to any such Common Shares referred to in clause (a) or (b) by way of a share capitalization or share subdivision or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) such securities may be sold without restriction pursuant to Rule 144 (or any successor thereto) under the Securities Act, including without any manner of sale or volume limitations.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, excluding Selling Expenses, but including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Shares are then listed;

(B) the fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees);

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(E) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by subsection 3.1.5;

(F) FINRA fees;

(G) the fees and disbursements of counsel for the Company;

(H) the fees and expenses of all independent registered public accountants retained by the Company, to the extent incurred specifically in connection with such Registration;

(I) the fees and expenses of any special experts retained by the Company in connection with such Registration; and

(J) the reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Takedown Requesting Holder initiating an Underwritten Shelf Takedown or Other Coordinated Offering (not to exceed $75,000 without the consent of the Company) (the “Selling Holder Counsel”).

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“SEC Guidance” shall have the meaning given in subsection 2.1.4.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.2.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Threshold” shall have the meaning given in subsection 2.1.3.

“Stock Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Subscription Agreement” shall have the meaning given in the Recitals hereto.

“Suspension Event” shall have the meaning given in Section 3.5.

“Takedown Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

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“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.3.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.6.

ARTICLE 2

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall use commercially reasonable efforts to, as soon as practicable, but in no event later than 120 calendar days after the consummation of the Mergers, prepare and file or cause to be prepared and filed with the Commission, a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as possible after the initial filing thereof, but in no event later than (i) sixty (60) business days following the filing deadline (ninety (90) business days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution to its shareholders, partners, members or other affiliates. Subject to Section 3.5, the Company shall use commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any Misstatement.

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2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use commercially reasonable efforts to file a Form S-1 Shelf as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as reasonably practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder (a “Takedown Requesting Holder”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (an “Underwritten Shelf Takedown”); provided that such Holder(s) reasonably expect aggregate gross proceeds in excess of $15,000,000 from such Underwritten Shelf Takedown (the “Shelf Threshold”). All requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Within three (3) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Underwritten Shelf Takedown to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.1.5, shall include in such Underwritten Shelf Takedown, all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Shelf Takedown, a “Requesting Holder”), within five (5) days after sending the Company Shelf Takedown Notice or, in the case of a Block Trade or an Other Coordinated Offering, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holders, subject to the Company’s prior approval, and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.1.3, subject to Section 3.4 and Article 4, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling shareholders as are customary in underwritten offerings of securities. The Holders may demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.3 in any 12-month period.

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2.1.4 Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the shelf registration as required by the Commission and/or (ii) withdraw the shelf registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Securities Act Rules Compliance and Disclosure Interpretation 612.09. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a Pro Rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the shelf registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the shelf registration, as amended, or the New Registration Statement.

2.1.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown pursuant to Section 2.1.3, in good faith, advise(s) the Company, the Takedown Requesting Holders and the Requesting Holders (if any)in writing that the aggregate dollar amount or number of Registrable Securities that the Takedown Requesting Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell and the Common Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, that can be sold in an Underwritten Shelf Takedown contemplated by this subsection 2.1.5 or subsection 2.2.2, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities as to which the Underwritten Shelf Takedown has been requested by the Takedown Requesting Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities, Pro Rata of the Requesting Holders exercising their rights to register their Registrable Securities pursuant to Section 2.1 hereof, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Shares or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.6 Underwritten Shelf Takedown Withdrawal. Prior to the pricing of the Underwritten Shelf Takedown, a majority-in-interest of the Takedown Requesting Holders initiating an Underwritten Shelf Takedown or a majority-in-interest of the Requesting Holders (if any), shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this subsection 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company other than pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan or employee share purchase plan, (ii) for an offering in connection with a merger, consolidation or other acquisition, an exchange offer or offering of securities solely to the Company’s existing shareholders (including any rights offering with a backstop or standby commitment), (iii) for an offering of debt that is convertible into or exchangeable for equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) business days after receipt of such written notice (such Registration, a “Piggyback Registration”, and each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Piggyback Registration, a “Piggyback Registration Rights Holder”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Registration Rights Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Piggyback Registration Rights Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with subsection 2.1.3. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this subsection 2.2.1 before the effective date of such Registration, whether or not any Holder has elected to include Registrable Securities in such Registration. The expenses, including any Selling Expenses, of such withdrawn Registration shall be borne by the Company in accordance with Section 3.2.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration (other than Underwritten Shelf Takedown), in good faith, advises the Company and the Piggyback Registration Rights Holders participating in the Piggyback Registration in writing that the dollar amount or number of the equity securities that the Company desires to sell, taken together with (i) the Common Shares or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Piggyback Registration Rights Holders hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to subsection 2.2.1 hereof and (iii) the Common Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of the Piggyback Registration Rights Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other equity securities for the account of other Persons that the Company is obligated to register, if any, as to which Registration has been requested pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by Persons other than the Piggyback Registration Rights Holders, then the Company shall include in any such Registration (A) first, the Common Shares or other equity securities, if any, of such requesting Persons, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of the Piggyback Registration Rights Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

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2.2.3 Piggyback Registration Withdrawal. Any Piggyback Registration Rights Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the public announcement of an offering if the Piggyback Registration is with respect to the sale of securities pursuant to an already effective Registration Statement. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to this Section 2.2 hereof shall not be counted as an Underwritten Shelf Takedown effected under Section 2.1.3 hereof.

2.3 Intentionally omitted.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration, and it continues to actively employ, in good faith, commercially reasonable efforts to cause the applicable Registration Statement to become and/or remain effective; (B) the Holders have requested an Underwritten Shelf Takedown and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement, the Underwritten Shelf Takedown, Block Trade or Other Coordinated Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future or for such Underwritten Shelf Takedown, Block Trade or Other Coordinated Offering to occur in the near future and that it is therefore essential to defer the filing of such Registration Statement or the occurrence of such Underwritten Shelf Takedown, Block Trade or Other Coordinated Offering. In such event, the Company shall have the right to defer such filing or offering for a period of not more than ninety (90) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

2.5 Block Trades; Other Coordinated Offerings.

2.5.1 Notwithstanding any other provision of this Article 2, but subject to Sections 2.4 and 3.5, if at any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 the Holders desire to effect (a) a Block Trade or (b) an Other Coordinated Offering, and, in each case, the Registrable Securities subject to such request have an anticipated aggregate offering price, net of Selling Expenses, of at least $15,000,000, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade or Other Coordinated Offering will commence.

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As promptly as reasonably practicable, the Company shall use commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering. The Holders shall use commercially reasonable efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade or Other Coordinated Offering) prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures.

2.5.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.5.2.

2.5.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Holder pursuant to this Agreement.

2.5.4 The Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.5.5 Any Registration effected pursuant to this Section 2.5 shall be deemed an Underwritten Shelf Takedown and within the cap on Underwritten Shelf Takedowns provided in the last sentence of Section 2.1.3.

ARTICLE 3

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the Closing Date, the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 use its commercially reasonable efforts to prepare and file with the Commission, a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, with respect to such Registrable Securities and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities;

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3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto (other than by way of a document incorporated by reference), furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (other than by way of a document incorporated by reference), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, however, that the Company shall be under no obligation to provide any document that is incorporated by reference in any Registration Statement or Prospectus, or any amendment or supplement thereto, to the extent such document is publicly available on the SEC’s EDGAR system;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable any Holder of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or to qualify as a dealer in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7 after the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) business days after such filing, notify the Holders of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within three (3) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5 hereof, and promptly make available to the Holders any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the Holders included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon;

3.1.8 promptly following the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.10 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, Block Trade, Other Coordinated Offering or other sale by a broker, placement agent or sales agent pursuant to such Registration in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.11 on the date the Registrable Securities are delivered for sale, in the event of an Underwritten Registration, Block Trade, Other Coordinated Offering or other sale by a broker, placement agent or sales agent pursuant to such Registration, obtain an opinion, dated as of such date, of one (1) counsel representing the Company for the purposes of such Registration, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions;

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3.1.12 enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Holders, and the representations, warranties and covenants of the Holders included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company;

3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.14 if the Registration involves the Registration of Registrable Securities with a total offering price (including piggyback securities and before deducting underwriting discounts) in excess of $30,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering;

3.1.15 upon execution of confidentiality agreements, make available for inspection by any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Selling Expenses and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders (as well as of any consultant retained by the Holders).

3.3 Information. The Holders shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

3.4 Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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3.5 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement or, if applicable, any amendment thereto in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, upon the advice of legal counsel, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Suspension Event”) for the shortest period of time, but in no event more than one hundred and twenty (120) total calendar days during any twelve (12)-month period, determined in good faith by the Company to be necessary for such purpose; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during any such Suspension Event, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a share option, share purchase, equity incentive or similar plan; or a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered. In the event the Company exercises its rights under this Section 3.5, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holders upon the termination of any Suspension Event, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request.

3.6 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, shall file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act, other than 8-K reports. The Company further covenants that it shall use commercially reasonable efforts to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions to the Company’s transfer agent. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person, if any, who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this subsection 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and shall indemnify, to the fullest extent permitted by law, the Company, each of its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any loss, claim, damage, liability or expense with respect to which he, she or it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) outside counsel for all parties indemnified by such indemnifying party with respect to such claim, unless, based upon the written opinion of counsel of any indemnified party, representation of an indemnified party and any other such indemnified party by the same counsel would be inappropriate due to actual or potential differing interests between them. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE 5

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: and, if to any Holder, at such Holder’s physical address, email address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 The provisions of this Agreement shall be binding upon and inure to the benefit of the Holders and their respective successors and assigns. A Holder may transfer or assign, in whole or from time to time in part, to one or more persons its rights hereunder in connection with the transfer of Registrable Securities by such Holder to such person, provided that such Holder complies with all laws applicable thereto and provides written notice of assignment to the Company promptly after such assignment is effected, and such person agrees in writing to be bound by all of the provisions contained herein.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

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5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

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5.7 WAIVER OF TRIAL BY JURY. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8 Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court within the State of New York, New York County, for the purposes of any proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 5.8 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 5.1 shall be effective service of process for any such proceeding, claim, demand, action or cause of action.

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5.9 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the then outstanding Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination or waiver effected in accordance with this Section 5.9 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Holders of a majority of the total Registrable Securities (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding Common Shares), the Company may make any person or entity who acquires Common Shares or rights to acquire Common Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Shares of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Shares.

5.11 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.12 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

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5.13 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce their rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.14 Other Registration Rights. The Company represents and warrants that no Person, other than a Holder of Registrable Securities and as described below in this Section 5.14, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. The Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of the Company as disclosed in Arena’s Exchange Act filings.

5.15 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Article 4 shall survive any termination.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

NEW ARENA HOLDCO, INC.

By:
Name:
Title:

SIMPLIFY INVENTIONS, LLC

By:
Name:
Title:

5-HOUR INTERNATIONAL CORPORATION PTE LTD

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

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Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [  ] (as the same may hereafter be amended, the “Registration Rights Agreement”), among Arena Group Holdings, Inc., a Delaware corporation (formerly known as New Arena Holdco, Inc.) (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Common Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein[; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) Common Shares shall not be included as Registrable Securities, for purposes of the Excluded Sections].

[For purposes of this Joinder, “Excluded Sections” shall mean [  ].]

Accordingly, the undersigned has executed and delivered this Joinder as of the [●] day of [●], 20[●].

HOLDER:

By:
Name:
Its:
Address:

Agreed and Accepted as of [●] [●], 20[●]

COMPANY:
ARENA GROUP HOLDINGS, INC.

By:
Name:
Title:

Annex H

NOMINATION AGREEMENT

by and among

new arena holdco, INC.,

simplify inventions, llc

and

5-HOUR INTERNATIONAL CORPORATION PTE. LTD.

made and entered into effective as of

________________________ ___, 2023

Exhibit A: Form of Director Resignation

Exhibit B: Form of Indemnification Agreement

i

nominatION AGREEMENT

This Nomination Agreement (as the same may be amended or amended and restated from time to time, this “Agreement”), is made and entered into effective as of ______________ ____, 2023 (the “Effective Date”), by and among New Arena Holdco, Inc., a Delaware corporation (to be renamed “Arena Group Holdings, Inc.” following the transactions contemplated by the Transaction Agreement (as defined below)) (the “Corporation”), Simplify Inventions, LLC, a Delaware limited liability company (“SI”), and 5-Hour International Corporation Pte. Ltd., a company organized under the laws of Singapore (“5-Hour” and, together with the Corporation and SI, collectively, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Corporation, The Arena Group Holdings, Inc., a Delaware corporation (“Arena”), SI, Bridge Media Networks, LLC, a Michigan limited liability company (“Bridge Media”), Energy Merger Sub I, LLC and Energy Merger Sub II, LLC have entered into that certain Business Combination Agreement, dated as of November 5, 2023 (as the same may be amended from time to time, the “Transaction Agreement”); and

WHEREAS, in connection with the Transaction Agreement and the transactions contemplated thereby, and to set forth certain rights and obligations of the Parties, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

Definitions

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I.

“5-Hour” has the meaning set forth in the Preamble.

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this definition, the Corporation shall not be an Affiliate of any Stockholder and no Stockholder shall be an Affiliate of the Corporation. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership, limited liability company, membership or other ownership interests, as trustee or executor, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

2

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Arena” has the meaning set forth in the Recitals.

“Audit Committee” means the “audit committee” (within the meaning of the NYSE Rules) of the Board.

“Board” means the Board of Directors of the Corporation.

“Bridge Media” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York, State of New York, are authorized or required to close.

“Bylaws” means the Amended and Restated Bylaws of the Corporation as in effect on the Effective Date, as the same may be amended or amended and restated from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on _________________ ____, 2023, as the same may be further amended or amended and restated from time to time.

“Change of Control” means (a) any consolidation or merger involving the Corporation or any of its Subsidiaries, on the one hand, and any Person or “group” (each, within the meaning of Section 13(d)(3) of the Exchange Act) of Persons, on the other hand, pursuant to which the stockholders of the Corporation immediately prior to the effectiveness of such merger or consolidation shall cease to own, directly or indirectly, a majority in voting power of the securities of the surviving or resulting entity immediately following the effectiveness of such merger or consolidation, (b) the acquisition (in one transaction or a series of related transactions) by any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons (other than the Corporation, any subsidiary of the Corporation, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation, or any Stockholder), of the beneficial ownership, directly or indirectly, of a majority in voting power of the then issued and outstanding Shares or (c) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, property, rights or securities of another Person) of all or substantially all of the property and assets of the Corporation and its Subsidiaries, on a consolidated basis, to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons (other than any Person at least a majority in voting power of the securities of which are owned, directly or indirectly, by the stockholders of the Corporation immediately prior to the effectiveness of such sale, lease, exchange, conveyance, transfer or other disposition), in substantially the same proportion as their ownership of the voting power of the then issued and outstanding Shares immediately prior to the effectiveness such sale, lease, exchange, conveyance, transfer or other disposition.

3

“Class/Series Director” means a Director elected by the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation having the right to elect such Director, and “Class/Series Directors” means more than one Class/Series Director.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Delaware Courts” has the meaning set forth in Section 6.12.

“Director” means a member of the Board.

“Dispute” has the meaning set forth in Section 6.12.

“Disinterested Directors” means members of the Board that are not Affiliated with, or designated by, SI, 5-Hour or any of their respective Affiliates.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Governmental Authority” means any national, state, provincial, local or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indemnifiable Expenses” has the meaning set forth in Section 2.01(f)(i).

“Indemnifiable Expenses Notice” has the meaning set forth in Section 2.01(f)(i)(B).

“Independence Requirements” means the applicable director and committee member independence requirements set forth in the NYSE Rules and, for the members of the Audit Committee, Rule 10A-3(b)(1) of the Exchange Act.

“Independent (NYSE)” means, with respect to any individual, an individual who meets the applicable Independence Requirements.

“Information” has the meaning set forth in Section 4.01(a).

“Majority Period” means the period beginning on the Effective Date and ending on the date on which SI and 5-Hour, together with their respective Permitted Transferees, no longer collectively own, of record or beneficially, in the aggregate at least fifty percent (50%) of the aggregate number of Shares then outstanding.

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“national securities exchange” shall mean a securities exchange that has been registered with the U.S. Securities and Exchange Commission under Section 6 of the Exchange Act.

“Nominating Committee” means the “nominating committee” (within the meaning of the NYSE Rules) of the Board, which shall be comprised of at least a majority of Non-SI Directors.

“Nominating Committee Charter” means the Charter of the Nominating Committee, as adopted by the Board and in effect at the relevant time of determination.

“Non-Majority Period” means the period beginning on the date on which SI and 5-Hour, together with their respective Permitted Transferees, no longer collectively own, of record or beneficially, in the aggregate at least fifty percent (50%) of the aggregate number of Shares then outstanding and ending on the date of the termination of this Agreement in accordance with Section 5.01.

“Non-SI Director” means a Non-SI Nominee who shall have been elected to the Board, and “Non-SI Directors” means the Non-SI Nominees who shall have been elected to the Board.

“Non-SI Nominee” and “Non-SI Nominees” have the respective meanings set forth in Section 2.02(a).

“NYSE Rules” means the Corporate Governance Requirements of the NYSE American LLC Company Guide or any successor rule or similar rule of the national securities exchange on which the Common Stock is then listed.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Parties” and “Party” have the meanings set forth in the Preamble.

“Permitted Transferee” means (a) with respect to any Person, any Affiliate of such Person, (b) with respect to SI, 5-Hour and its Affiliates, and (c) with respect to 5-Hour, SI and its Affiliates.

“Person” means an individual, corporation, partnership, limited partnership, limited liability limited partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with, or publicly furnished by the Corporation to, the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) (or any successor thereto) of the Exchange Act.

“Representative” means, with respect to any Person, any and all directors, managers, general partners, officers, employees, consultants, advisors, counsel, accountants and other agents or shareholders, stockholders, members, partners or Affiliates of such Person.

5

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the relevant time.

“Shares” means (a) shares of Common Stock, (b) any securities issued in respect of, in substitution for or upon the conversion or exchange of share(s) of Common Stock, including in connection with any reclassification, subdivision, combination of share(s) of Common Stock or any merger or consolidation to which the Corporation is a constituent entity, (c) any other voting securities of the Corporation and (d) any options, warrants or other rights entitling the holder thereof to acquire shares of Common Stock from the Corporation.

“SI” has the meaning set forth in the Preamble.

“SI Director” means an SI Nominee who shall have been elected to the Board and “SI Directors” means the SI Nominees who shall have been elected to the Board.

“SI Nominee” and “SI Nominees” have the respective meanings set forth in Section 2.01(a).

“Stockholder” or “Stockholders” means SI, 5-Hour and each of their Permitted Transferees that acquires Shares after the Effective Date and is, on the relevant date of determination, the owner of record or beneficially of Shares.

“Stockholder Associated Person” or “Stockholder Associated Persons” means, with respect to any Stockholder, (a) any Affiliate of such Stockholder and (b) any Representative of such Stockholder or any of its Affiliates.

“Subsidiary” means (a) with respect to any Person, any other Person of which more than a majority of the outstanding shares or other equity interests having the power to vote for director(s), general partner(s) or manager(s) are owned, directly or indirectly, by the first Person and (b) with respect to the Corporation, shall also include Arena and Bridge Media.

“Third Party” means any Person that is not, at the time of determination, (a) the Corporation, any Subsidiary of the Corporation or any of their respective Representatives or (b) a Stockholder, a Permitted Transferee of a Stockholder or any of their respective Representatives.

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other agreement, arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition; and the term “Transferrable” shall have a correlative meaning.

“Whole Board” means the total number of directors elected by the holders of the stockholders of the Corporation generally entitled to vote in the election of directors which, for the avoidance of doubt, shall not include any Class/Series Directors.

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Article II

Nominations

Section 2.01. Nomination of SI Nominees.

(a) Nomination of SI Nominees. SI shall be entitled to nominate for election to the Board (each, an “SI Nominee” and collectively, the “SI Nominees”):

(i) During the Majority Period, such number of individuals as constitutes a majority of the Whole Board, which, as of the Effective Date, shall be four of the seven total number of Directors constituting the Whole Board, and which individuals shall initially be Manoj Bhargava, Vince Bodiford, Cavitt Randall and Christopher Morris;

(ii) During the Non-Majority Period, such number of individuals (which number shall be rounded up to the nearest whole number, unless as a result of rounding up to the nearest whole number SI would be entitled to nominate a number of individuals that would constitute a majority of the Whole Board in which case, such number shall be rounded down to the nearest whole number) as is determined by multiplying (A) a fraction, the numerator of which is the aggregate number of Shares then owned, of record or beneficially, by SI and 5-Hour, together with their respective Permitted Transferees, and the denominator of which is the aggregate number of Shares then outstanding, by (B) the then total number of Directors constituting the Whole Board; and

(iii) In the event of the death, resignation, disqualification or removal of any SI Director, an individual to fill the vacancy resulting from such death, resignation, disqualification, removal or other cause.

(b) Independence Requirements. During the Majority Period, the SI Nominees shall include such number of Independent (NYSE) Nominees as shall be necessary to enable the Corporation to satisfy the Independence Requirements.

(c) Procedure for Nominating SI Nominee or SI Nominees.

(i) In the case of an annual meeting of stockholders of the Corporation, a nomination pursuant to Section 2.01(a) shall be made by written notice delivered to the Corporation not later than the close of business on the ninetieth (90th) day prior to the preceding year’s annual meeting of stockholders of the Corporation; provided, however, in the event that the annual meeting of stockholders of the Corporation is more than thirty (30) days before or more than seventy (70) days after such anniversary date, such notice must be delivered to the Corporation not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting of stockholders of the Corporation or (B) the tenth (10th) day following the day on which Public Announcement of the date of such annual meeting of stockholders of the Corporation is first made by the Corporation.

(ii) In the event of the death, resignation, disqualification or removal of any SI Director, the Corporation shall provide SI written notice thereof promptly after such death, resignation, disqualification or removal.

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(iii) In the event of the death, resignation, disqualification or removal of any SI Director, a nomination pursuant to Section 2.01(a) shall be made by written notice delivered to the Corporation no later than the close of business on the thirtieth (30th) day after SI’s receipt of the written notice required by Section 2.01(c)(ii).

(iv) A written notice required by Section 2.01(c)(i) or Section 2.01(c)(iii) shall include (A) the name of each SI Nominee, (B) all information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case, pursuant to and in accordance with Regulation 14A under the Exchange Act, to the extent the Exchange Act is applicable to such SI Nominee or the Corporation, and (C) all information reasonably requested by the Nominating Committee in connection with assessing eligibility, independence and other criteria applicable to all directors of the Corporation or satisfying compliance and legal or regulatory obligations of the Corporation.

(d) Submission of SI Nominee or SI Nominees to the Stockholders of the Corporation. The Corporation shall submit to the stockholders of the Corporation for election at any meeting thereof held for the purpose of electing Directors, an SI Nominee or SI Nominees, as applicable. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Nominating Committee determines, in good faith, after consultation with outside legal counsel, that (A) such submission would constitute a breach of fiduciary duties to the Corporation and the Corporation’s stockholders or (B) any SI Nominee is unqualified for service on the Board due to such SI Nominee’s failure to meet any director qualification requirements set forth in the Certificate of Incorporation or the Bylaws, then the Corporation shall not be required to effect such submission and shall notify SI promptly (and in no event more than twenty-four (24) hours after such determination) of such determination and the reasons therefor in writing, and SI shall be entitled to nominate a new individual or new individuals, as applicable, for election to the Board as an SI Nominee or SI Nominees, as applicable, within thirty (30) days of SI’s receipt of such notice from the Corporation and without regard to the time periods otherwise set forth in Section 2.01(c)(i) or Section 2.01(c)(iii).

(e) Procurement of Nominee Resignation. In furtherance of the provisions of Section 2.01(a), immediately upon the election of any SI Director, SI shall procure from such SI Director his or her irrevocable resignation from the Board, conditioned upon, and effectively immediately upon, the termination of this Agreement in accordance with Section 5.01(a) or Section 5.01(c), which resignation shall, in each case, be substantially in the form attached hereto and incorporated herein by reference as Exhibit A. Additionally, promptly upon the commencement of a Non-Majority Period, SI shall take all lawful actions to cause a number of SI Directors to resign from the Board such that, after giving effect to such resignation or resignations, the SI Directors no longer constitute a majority of the Whole Board. SI hereby covenants and agrees that it shall take all lawful actions, if any, necessary or desirable to give effect to the resignation of any SI Director pursuant to this Section 2.01(e).

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(f) Indemnity Contribution.

(i) The Corporation, on the one hand, and SI, on the other hand, agrees that, to the extent that SI or any of its Affiliates indemnifies and/or advances expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to any SI Director that the Corporation is obligated to indemnify or advance under the Certificate of Incorporation, the Bylaws or any agreement between the Corporation and such SI Director (including an indemnification agreement entered into pursuant to Section 2.05) (collectively, the “Indemnifiable Expenses”):

(A) As between the Corporation, on the one hand, and SI or any of its Affiliates, on the other hand, the Corporation shall be primarily liable for the Indemnifiable Expenses, regardless of whether SI or any of its Affiliates are permitted or obligated to pay such Indemnifiable Expenses and regardless of any rights or claims that any SI Director may have against SI or any of its Affiliates;

(B) Within ninety (90) days of the Corporation’s receipt of a written notice from SI or any of its Affiliates of SI’s or any of its Affiliates’ payment of any Indemnifiable Expenses to any SI Director, together with the aggregate dollar amount of the Indemnifiable Expenses (an “Indemnifiable Expenses Notice”), the Corporation shall reimburse SI or its relevant Affiliate or Affiliates for the full amount of any Indemnifiable Expenses set forth in the Indemnifiable Expenses Notice; and

(C) The Corporation waives, relinquishes and releases SI and its Affiliates from any and all claims for contribution, subrogation, indemnification or any other recovery in respect of the Indemnifiable Expenses.

(ii) Notwithstanding anything in Section 2.01(f)(i) to the contrary and to the fullest extent permitted by Applicable Law, the Indemnifiable Expenses Notice shall be required to include solely and exclusively a description of the general nature of the Indemnifiable Expenses and the aggregate amount of the Indemnifiable Expenses sought and shall not be required to include, contain or reveal, as applicable, (A) any certification of counsel, (B) any information that would jeopardize the protection of the attorney-client, work product or similar protection or privilege, (C) confidential information (other than the Information), (D) the hourly rates, time spent or time entries of relevant counsel, (E) the individual names or seniority of relevant counsel or (F) any other information.

Section 2.02. Nomination of Non-SI Nominees.

(a) Non-SI Nominees. SI and 5-Hour acknowledge and agree that the Nominating Committee shall nominate for election to the Board in accordance with the Organizational Documents and the Nominating Committee Charter the number of individuals set forth below, (i) each of whom shall (x) not be a Stockholder Associated Person and (y) except as hereinafter provided, be Independent (NYSE), as determined in the good faith judgment of the Nominating Committee and solely to the extent required for the Corporation to satisfy the Independence Requirements, and (ii) one of whom shall, from the Effective Date and for so long as he is the Chief Executive Officer of the Corporation, be Ross Levinsohn (each, a “Non-SI Nominee” and, collectively, the “Non-SI Nominees”):

(i) During the Majority Period, such number of individuals as determined by subtracting from the then total number of Directors constituting the Whole Board the number of SI Nominees determined pursuant to Section 2.01(a)(i) or Section 2.01(b), as applicable, which, as of the Effective Date, shall be three of the seven total number of Directors constituting the Whole Board, and which individuals shall initially be Ross Levinsohn, Daniel Shribman and Laura Lee;

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(ii) In the event of the death, resignation, disqualification or removal of any Non-SI Director, an individual to fill the vacancy resulting from such death, resignation, disqualification, removal or other cause; and

(iii) In the event of the removal or resignation of an SI Director pursuant to Section 2.01(e) upon the commencement of the Non-Majority Period, an individual to fill the vacancy resulting from such removal or resignation;

provided, however, that nothing in this Section 2.02(a) shall require the Nominating Committee to nominate any individual as a Non-SI Nominee in violation of its fiduciary duties to the Corporation and the Corporation’s stockholders.

(b) Submission of Non-SI Nominee or Non-SI Nominees to the Stockholders of the Corporation. SI and 5-Hour acknowledge and agree that the Corporation shall submit to the stockholders of the Corporation, for election to the Board at any meeting thereof held for the purpose of electing Directors, a Non-SI Nominee or Non-SI Nominees, as applicable. For the avoidance of doubt, nothing in this Section 2.02(b) is intended to limit or restrict the obligation of the Corporation to submit to the stockholders of the Corporation, for election to the Board at any meeting thereof held for the purpose of electing Directors, an SI Nominee or SI Nominees in accordance with Section 2.01(c)(iv).

Section 2.03. Certain Limitations.

(a) SI acknowledges and agrees that it shall not make any nomination or nominations of individuals for election to the Board by the stockholders of the Corporation generally entitled to vote, other than the SI Nominees pursuant to Section 2.01(a). For the avoidance of doubt, the foregoing sentence shall not limit the right of SI or any of its Permitted Transferees to make any nomination or nominations for election of individuals for election to the Board as Class/Series Directors.

(b) For the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, SI’s right to nominate the SI Nominees pursuant to Section 2.01(a) is personal to SI and not Transferrable to any other Person.

Section 2.04. D&O Insurance. As soon as practicable after the Effective Date, to the extent not already obtained, the Corporation shall obtain director and officer insurance providing coverage to the Directors (including the SI Directors and the Non-SI Directors), to the extent approved by the Board. From and after the Effective Date and until the termination of this Agreement in accordance with Section 5.01, the Corporation shall continue to maintain such insurance.

Section 2.05. Indemnification Agreement. Immediately upon the election of any Director (including any SI Director and any Non-SI Director) to the Board, the Corporation and such Director shall enter into an indemnification agreement, substantially in the form attached hereto as Exhibit B, with effect as of the date of such Director’s election to the Board.

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Section 2.06. No Right of Employment Conferred. This Agreement does not, and is not intended to, confer upon any Director any rights with respect to employment by the Corporation, the Corporation’s Subsidiaries or their respective Affiliates, and nothing in this Agreement should be construed to have created any employment agreement with any Director.

Article III

Election and Removal of Directors

Section 3.01. Election of Director Nominees. Each of SI and 5-Hour shall vote or cause to be voted (at a duly called and noticed annual or special meeting of stockholders of the Corporation or by consent in lieu of a meeting of stockholders of the Corporation (to the extent not prohibited by the Certificate of Incorporation)) all Shares owned of record or beneficially by such Person or over which such Person has voting control so as to cause each SI Nominee and each Non-SI Nominee to be elected to the Board.

Section 3.02. Removal of Directors. Except as provided in this Section 3.02, each of SI and 5-Hour agrees not to take any action to remove, with or without cause, any SI Director or any Non-SI Director; provided, however, upon the written request of (a) SI to remove any SI Director or (b) the Nominating Committee to remove any Non-SI Director, as the case may be, each of SI and 5-Hour shall vote or cause to be voted (at a duly called and noticed annual or special meeting of the stockholders of the Corporation or by consent in lieu of a meeting of the stockholders of the Corporation (to the extent not prohibited by the Certificate of Incorporation)) all Shares owned of record or beneficially by such Person or over which such Person has voting control so as to cause the removal of such SI Director or such Non-SI Director, as applicable.

Article IV

Confidentiality; Information Rights; Transactions With Affiliates

Section 4.01. Confidentiality.

(a) Each Stockholder shall, and shall cause such Stockholder’s Representatives to, (i) keep confidential and not disclose any information (including all budgets, business plans and analyses) concerning the Corporation or its Subsidiaries or any of their respective stockholders, partners or members, including the Corporation’s or its Subsidiaries’ assets, business, operations, financial condition or prospects (collectively, “Information”) to a Third Party, and (ii) use Information solely and exclusively in connection with (A) such Stockholder’s record or beneficial ownership of Shares and/or shares of any other class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the Certificate of Incorporation, (B) such Stockholder’s rights or obligations under the Organizational Documents and (C) such Stockholder’s or such Stockholder’s Representative’s rights or obligations under any agreement, arrangement or understanding between or among such Stockholder or such Stockholder’s Representatives, on the one hand, and the Corporation and/or any Subsidiary of the Corporation, on the other hand, including this Agreement; provided, however, that nothing in this Section 4.01(a) shall prevent any Stockholder or any of its Representatives from disclosing Information (1) upon the order of any Governmental Authority or administrative agency, (2) upon the request or demand of any regulatory agency or authority having jurisdiction over such Person, (3) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests and (4) to the extent necessary in connection with the exercise of any right or remedy (x) as a record or beneficial owner of Shares and/or shares of any other class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the Certificate of Incorporation, (y) under the Organizational Documents or (z) any agreement, arrangement or understanding between or among such Stockholder or such Stockholder’s Representatives, on the one hand, and the Corporation and/or any Subsidiary of the Corporation, on the other hand, including this Agreement; provided, further, that in the case of clause (1), (2) or (3), such Stockholder shall use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available. Each Stockholder shall be liable to the Corporation for any breach of this Section 4.01(a) by such Stockholder and such Stockholder’s Representatives.

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(b) The restrictions of Section 4.01(a) shall not apply to Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the applicable Stockholder or such Stockholder’s Representatives in violation of this Agreement; (ii) is or becomes available to the applicable Stockholder or such Stockholder’s Representatives on a non-confidential basis prior to its disclosure to the receiving Person; (iii) is or has been independently developed or conceived by the applicable Stockholder or such Stockholder’s Representatives without use of the Information; or (iv) becomes available to such Stockholder or such Stockholder’s Representatives on a non-confidential basis from a source other than the Corporation or any Subsidiary of the Corporation; provided, that such source is not known by the recipient of the Information to be bound by a confidentiality agreement or to be bound by any other confidentiality obligation (legal, fiduciary or contractual).

(c) All Information shall be and shall remain the property of the Corporation.

Section 4.02. Information Rights.

(a) The Corporation shall deliver to each Stockholder the annual budget of the Corporation and its Subsidiaries with respect to an upcoming year by no later than thirty (30) days before the start of each fiscal year.

(b) Upon the written request by any SI Director, the Corporation shall deliver such other information as such SI Director shall reasonably request.

(c) The Corporation shall permit any SI Director to visit and inspect the Corporation’s properties, examine its books of account and records, and discuss the Corporation’s affairs, finances and accounts with its management officers, employees, and accounting and legal advisers, in each case, at such reasonable times and in reasonable length as may be requested by such SI Director and approved in advance by the Corporation.

Article V

Term and Termination

Section 5.01. Termination of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall terminate upon the earliest to occur of:

(a) The date on which SI, together with its Permitted Transferees, no longer own of record or beneficially in the aggregate at least fifteen percent (15%) of the aggregate number of Shares then outstanding;

(b) The dissolution of the Corporation; and

(c) The consummation of a Change of Control.

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Section 5.02. Effect of Termination of this Agreement.

(a) The termination of this Agreement pursuant to Section 5.01 shall terminate all rights and obligations of the Parties under this Agreement, except that such termination shall not effect:

(i) The legal existence of the Corporation;

(ii) The obligation of a Party to pay any amounts (including damages and reasonable attorneys’ fees) arising on or incurred prior to the date of termination, or as a result of or in connection with such termination;

(iii) The rights that any Stockholder may have by operation of law as a stockholder of the Corporation, including under the Organizational Documents; or

(iv) The rights or obligations contained in this Agreement which, by their terms, are intended to survive termination of this Agreement.

(b) Each of this Section 5.02 and Section 5.01, Section 6.02, Section 6.11, Section 6.12, Section 6.13 and Section 6.14 shall survive any termination of this Agreement.

Article VI

Miscellaneous

Section 6.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Person incurring such costs and expenses.

Section 6.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by an internationally recognized courier (receipt requested) or (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the Parties at the following addresses (or at such other address as any Party shall specify in a notice given in accordance with this Section 6.02):

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If to the Corporation:

with copies to (which shall not constitute notice), to

If to SI:

with copies to (which shall not constitute notice), to

and

If to 5-Hour:

Section 6.03. Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, amended and restated, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits attached to this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement.

Section 6.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction to the fullest extent permitted by Applicable Law. Upon such determination that any term or other provision is invalid, illegal or unenforceable, each of the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.06. Entire Agreement. This Agreement and the Organizational Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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Section 6.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 6.08. No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09. Amendment and Modification. This Agreement may only be amended, modified or supplemented in a writing executed and delivered by all of the Parties and, in the case of the Corporation, only if authorized by a resolution of a duly designated committee of the Board comprised of Disinterested Directors.

Section 6.10. Waiver. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver by the Corporation shall be effective unless authorized by a resolution of a duly designated committee of the Board comprised of Disinterested Directors.

Section 6.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

Section 6.12. Jurisdiction. To the fullest extent permitted by Applicable Law, each of the Parties (a) hereby irrevocably and unconditionally agrees that any claim, suit, action or other proceeding arising out of, based upon or related to this Agreement or the transactions contemplated by this Agreement (a “Dispute”) shall be brought solely and exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over a particular Dispute, another state or federal court located within the State of Delaware (the “Delaware Courts”), (b) hereby irrevocably and unconditionally submits to the sole and exclusive jurisdiction of the Delaware Courts with regard to any Dispute, (c) agrees not to commence any Dispute except in the Delaware Courts and (d) hereby waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Dispute, any claim that such Person is not subject personally to the jurisdiction of the Delaware Courts, that such Person’s property is exempt or immune from attachment or execution, that such Dispute brought in an inconvenient forum, that the venue of such Dispute is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by the Delaware Courts. To the fullest extent permitted by Applicable Law, each of the Parties consents to and agrees that service of process, summons, notice or document given in the manner and to the address set forth in Section 6.02 or in any other manner permitted by Applicable Law shall be effective service of legal process.

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Section 6.13. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY WAIVES SUCH PARTY’S RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE SCOPE OF THE FOREGOING WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS SECTION 6.13 HAS BEEN FULLY DISCUSSED BY THE PARTIES, AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH OF THE PARTIES HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 6.14. Equitable Remedies. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged and money damages alone would be inadequate in the event of a breach or threatened breach by such Party of any of such Party’s obligations under this Agreement and further acknowledges and agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, to the fullest extent permitted by Applicable Law and in addition to any and all other rights and remedies that may be available to each of them in respect of such breach, be entitled to an injunction from the Delaware Courts (without, to the fullest extent permitted by Applicable Law, any requirement to post bond) granting other Party specific performance by such breaching Party of such Party’s obligations under this Agreement. In the event of any claim, suit, action or proceeding to specifically enforce the covenants contained in this Agreement, each of the Parties hereby waives, to the fullest extent permitted by Applicable Law, any defense that there is an adequate remedy at law.

Section 6.15. Acknowledgement. The parties to this Agreement acknowledge and agree that Greenberg Traurig, LLP acts as counsel for SI and that Greenberg Traurig, LLP does not represent the Corporation or 5-Hour in connection with this Agreement or the transactions contemplated by this Agreement and is not providing any advice to the Corporation in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Corporation and 5-Hour acknowledges having been advised to obtain separate counsel with respect to this Agreement and the transactions contemplated by this Agreement and having had sufficient opportunity to consult with counsel of such Person’s choosing.

Section 6.16. Representations and Warranties.

(a) SI. As of the Effective Date, SI hereby represents and warrants to each of the Corporation and 5-Hour that: (i) SI’s execution and delivery of this Agreement and performance of SI’s obligations under this Agreement have been duly authorized by all necessary limited liability company action and do not violate any Applicable Law applicable to SI or SI’s organizational documents; and (ii) this Agreement has been duly executed and delivered by SI and constitutes a legal, valid and binding agreement of SI, enforceable against SI in accordance with its terms.

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(b) 5-Hour. As of the Effective Date, 5-Hour hereby represents and warrants to each of the Corporation and SI that: (i) 5-Hour’s execution and delivery of this Agreement and performance of 5-Hour’s obligations under this Agreement have been duly authorized by all necessary company action and do not violate any Applicable Law applicable to 5-Hour or 5-Hour’s organizational documents; and (ii) this Agreement has been duly executed and delivered by 5-Hour and constitutes a legal, valid and binding agreement of 5-Hour, enforceable against 5-Hour in accordance with its terms.

(c) Corporation. As of the Effective Date, the Corporation hereby represents and warrants to each of SI and 5-Hour that: (i) the Corporation’s execution and delivery of this Agreement and performance of its obligations under this Agreement have been authorized by all necessary corporate action and do not violate any Applicable Law applicable to the Corporation or the Organizational Documents; and (ii) this Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms.

Section 6.17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

NEW ARENA HOLDCO, INC.

By:
Name:
Title:

[Signature Page to Nomination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

SIMPLIFY INVENTIONS, LLC

By:
Name:
Title:

[Signature Page to Nomination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

5-HOUR INTERNATIONAL CORPORATION PTE LTD.

By:
Name:
Title:

[Signature Page to Nomination Agreement]

EXHIBIT A

Form of Director Resignation

_______________ ___, 202__

New Arena Holdco, Inc.

________________________

________________________

________________________

Re: Resignation as Director of New Arena Holdco, Inc.

Ladies and Gentlemen:

Pursuant to Section 2.01(e) of that certain Nomination Agreement, made and entered into effective as of ___________ ____, 2023, by and among Arena Group Holdings, Inc. (formerly known as New Arena Holdco, Inc.) (the “Corporation”), Simplify Inventions, LLC and 5-Hour International Corporation Pte. Ltd. (as the same may be amended or amended and restated from time to time, the “Nomination Agreement”), I hereby resign irrevocably as a director of Corporation, conditioned and immediately effective upon the termination of the Nomination Agreement pursuant to Section 5.01(a) or Section 5.01(c) of the Nomination Agreement.

I hereby authorize and direct that this resignation be filed with the Secretary of the Corporation.

Sincerely,

[Name of Director]

EXHIBIT A

Exhibit B

Indemnification Agreement

(Attached)

EXHIBIT B

Annex I

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of            , 2023, is entered into by and between The Arena Group Holdings, Inc., a Delaware corporation (the “Company”) and [●], a [●] (“Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Binding LOI (as defined below).

WHEREAS, concurrently with the execution hereof, Company, Simplify Inventions, LLC (“Simplify”) are entering into a Binding Letter of Intent and Term Sheet, dated as of the date hereof (a copy of which is attached hereto as Attachment 1, as it may be amended from time to time, the “Binding LOI”), which provides, among other things, for the issuance and sale by the Company, and the purchase by the Simplify of (i) shares of Common Stock for an aggregate purchase price of $25.0 million and (ii) shares of Series L Preferred Stock for an aggregate purchase price of $25.0 million upon the terms and subject to the conditions set forth in the Binding LOI (the shares referred to in (i) and (ii) above being referred to herein as the “Company Securities”);

WHEREAS, the transactions contemplated by the Binding LOI (the “Transactions”) will require the approval of the Company’s shareholders (the “Stockholder Approval”) pursuant to the rules of the NYSE American which require shareholder approval for (i) the sale or issuance of common stock equal to 20% or more of the presently outstanding common stock of the Company for less than the greater of book or market value and (ii) issuances of common stock of the Company that will result in a change of control of the Company (the “Company Change in Control”);

WHEREAS, as of the date hereof, Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the shares of Common Stock set forth on the signature page hereto (such shares, the “Current Owned Common Stock” and together with any shares of Common Stock or other voting equity securities of the Company that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by Stockholder prior to the valid termination of this Agreement, being referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to the willingness of Simplify to enter into the Binding LOI, and as an inducement and in consideration for the SIC Entities to enter into the Binding LOI, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Agreement to Vote and Approve. Stockholder agrees that it shall, and shall cause any other holder of record of any Subject Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in any other circumstances upon which a vote, consent or other approval of the stockholders of the Company is sought (a) when a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present for the purpose of establishing a quorum; and (b) vote (or cause to be voted, including by proxy or by delivering a written consent) the Subject Shares (i) in favor of (A) the Transactions, including, but not limited to the issuance of the Company Securities (the “Stock Issuance Proposal”) and the resultant Company Change in Control (the “Change in Control Proposal”), and (B) any proposal to adjourn or postpone any such meeting of stockholders of the Company to a later date if there are not sufficient votes to adopt both the Stock Issuance Proposal and the Change in Control Proposal; and (ii) against any other proposal, action or agreement for an acquisition of, or change in control transaction involving, the Company. Stockholder agrees to waive, and to not exercise, any appraisal rights that may be available under Delaware law with respect to the Transactions. Any attempt by Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Subject Shares in contravention of this Section 1 shall be null and void ab initio. Except as set forth in this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company.

2. No Transfer. Except in accordance with the terms of this Agreement, the Binding LOI and the definitive agreement to be entered into between Simplify and the Company in furtherance of the Transactions (the “Stock Purchase Agreement”), Stockholder hereby covenants and agrees that during the term of this Agreement, Stockholder will not (a) sell, transfer, pledge, encumber, assign, tender, exchange, hedge, short sell or otherwise dispose of (“Transfer”) any of the Subject Shares, (b) enter into any legally binding contract, option or other arrangement or undertaking providing for the Transfer of any Subject Shares, (c) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (d) knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of materially preventing or disabling Stockholder from performing its obligations under this Agreement. Any action taken in violation of the immediately preceding sentence shall be null and void ab initio. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold the Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with its terms.

3. Effectiveness of Agreement; Termination.

(a) This Agreement shall not be effective unless and until (i) the Binding LOI is executed and delivered by all parties thereto and (ii) this Agreement is executed by all parties hereto.

(b) This Agreement shall terminate automatically, without any notice or other action by any person, entity or organization upon the first to occur of (i) the valid termination or expiration of the Binding LOI (or, if executed by the Company prior to such termination, the valid termination or expiration of the Stock Purchase Agreement) in accordance with their respective terms without the consummation of the transactions contemplated thereby, (ii) the consummation of the Transactions pursuant to the Letter of Intent or the Stock Purchase Agreement, (iii) the mutual written consent of the Company and Stockholder and (iv) fourteen days following a Change in Board Recommendation. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 3 shall relieve any party from liability for fraud or any breach of this Agreement prior to termination hereof; and provided, further, that the provisions of this Section 3 and Sections 5 through 14 hereof, inclusive, shall survive any termination of this Agreement.

(c) As used herein: (i) a “Change in Board Recommendation” means, prior to obtaining the Stockholder Approval and upon receipt of a Superior Proposal, the withdrawal, change, amendment, modification or qualification of the recommendation of the Company’s Board of Directors (the “Board”) to approve the Transactions and adopt the Stock Purchase Agreement pursuant to a determination by the Board in good faith that the failure to so withdraw, change, amend, modify or qualify such recommendation would be inconsistent with the fiduciary duties of the Board, (ii) a “Superior Proposal” means any bona fide written Acquisition Proposal that the Board determines in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), and considering such factors as the Board considers to be relevant in good faith, to be (A) more favorable to the shareholders of the Company from a financial point of view than the Transactions and (B) reasonably capable of being completed in accordance with its terms, in each case, taking into account all financial, regulatory, legal and other aspects of the proposal, (iii) an “Acquisition Proposal” means any proposal or offer from any person or group (other than IC or its affiliates) relating to, in a single transaction or series of related transactions, (A) any (1) direct or indirect acquisition the assets or business of the Company (including securities, assets or business of the subsidiaries of the Company) equal to more than 50% of the Company’s consolidated assets or to which more than 50% of the Company’s revenues or earnings on a consolidated basis are attributable, (2) direct or indirect acquisition or issuance of more than 50% of any class of voting equity securities of the Company, (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 50% or more of the outstanding voting power of the Company or (C) any merger, consolidation, business combination, share exchange, recapitalization or other similar transaction involving the Company that would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than 50% of the outstanding voting power of the Company or 50% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power), (iv) the “Exchange Act” means the Securities Exchange Act of 1934 and (v) “group” has the meaning set forth in Rule 13d-3 of the Exchange Act.

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4. Representations and Warranties. Stockholder represents and warrants to the Company that:

(a) Existence, Power; Binding Agreement. If Stockholder is an entity, Stockholder is validly existing and in good standing under the laws of the jurisdiction of its formation. Stockholder has the requisite power and authority (if Stockholder is an entity) or legal capacity (if Stockholder is a natural person) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. Except for filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of The New York Stock Exchange, (i) no consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any governmental entity or other person is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) if Stockholder is an entity, conflict with or violate any provision of its certificate of formation or operating agreement (or similar organizational documents), (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of Stockholder pursuant to any contract or agreement to which it is a party or by which Stockholder or any of its properties or assets are bound or affected or (C) violate any law, judgment, order or decree applicable to Stockholder or any of its properties or assets, except in the case of (B) or (C) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

(c) Ownership. As of the date hereof, Stockholder is the record and beneficial owner of, and has good and valid title to, the Current Owned Common Stock. As of the date hereof, Stockholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Current Owned Common Stock. Except as disclosed in the Company’s most recent proxy statement filed with the U.S. Securities and Exchange Commission, as of the date hereof, Stockholder does not own any options, equity awards, warrants, or equity interests or shares of the Company other than the Current Owned Common Stock.

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(d) No Inconsistent Agreements. Stockholder (i) has not entered into any voting agreement or voting trust with respect to the Subject Shares, (ii) has not granted a proxy or power of attorney with respect to the Subject Shares that is inconsistent with its obligations pursuant to this Agreement and (iii) has not entered into any agreement or undertaking that is otherwise inconsistent with its obligations pursuant to this Agreement.

5. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand (with a written or electronic confirmation of delivery) or by email transmission, in each case to the intended recipient as set forth on the signature pages to this Agreement. Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address, email address, or fax number through a notice given in accordance with this Section 5, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 5 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Shares and (b) nothing herein will be construed to limit or affect any action or inaction by such Stockholder (or its representative) in such person’s capacity as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

7. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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8. Entire Agreement; Assignment. This Agreement and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) the Company, in the case of an assignment by Stockholder and (b) Stockholder, in the case of an assignment by the Company; provided that the Company may assign any of its rights and obligations to any direct or indirect Subsidiary of the Company, but no such assignment shall relieve the Company of its obligations hereunder.

9. Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any laws or rules of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

10. Governing Law; Consent to Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles that would result in the application of the laws of another jurisdiction.

(b) Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts of the United States of America located in the State of Delaware. Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or federal courts of the United States of America located in the State of Delaware in respect of any legal action, suit or proceeding arising out of or relating to this Agreement and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts.

(c) To the fullest extent permitted by law, each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 5.

(d) The consents to jurisdiction set forth in this Section 9 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9 and shall not be deemed to confer rights on any person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

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11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof and injunctive and other equitable relief, in addition to any other remedy at law or equity, without posting any bond or other undertaking.

13. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

14. Further Assurances. Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law, to perform its obligations under this Agreement.

15. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterpart, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

[signature page to follow]

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IN WITNESS WHEREOF, the Company and Stockholder have executed or caused to be executed this Agreement as of the date first written above.

THE ARENA GROUP HOLDINGS, INC.

By:
Name:
Title:

Notice to the Company:

With a copy (which does not constitute notice) to:

 [Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the Company and Stockholder have executed or caused to be executed this Agreement as of the date first written above.

STOCKHOLDER

By:
Name:
Title:

Shares of Common Stock: _________________

Notice to Stockholder:

With a copy (which does not constitute notice) to:

 [Signature Page to Voting Agreement]

Attachment 1

Binding LOI

See attached.

Annex J

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW ARENA HOLDCO, INC.

The present name of the corporation is “New Arena Holdco, Inc.” The corporation was incorporated under the name “New Arena Holdco, Inc.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on September 26, 2023. This Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the consent of the corporation’s sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The corporation’s certificate of incorporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the corporation is “Arena Group Holdings, Inc.” (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is . The name of its registered agent at such address is .

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “General Corporation Law”).

FOURTH. Capital Stock.

1. Authorized Shares of Capital Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is [●] shares, divided into two classes as follows: (a) [●] shares, par value $0.0001 per share, of common stock (“Common Stock”); and (b) [●] shares, par value $0.0001 per share, of preferred stock (“Preferred Stock”).

2. Common Stock. The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of Common Stock are as follows:

(a) Dividends. Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock) (as the same may be amended or amended and restated, the “Certificate of Incorporation”) and then outstanding, dividends may be declared and paid on Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine.

(b) Voting. Except as otherwise provided by applicable law or by or pursuant to the provisions of the Certificate of Incorporation, each holder of one or more outstanding shares of Common Stock, as such, shall be entitled to one (1) vote for each outstanding share of Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other series, to vote thereon pursuant to the Certificate of Incorporation.

(c) Liquidation, Dissolution or Winding Up. Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of Common Stock held by them. None of a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease or exchange of all or substantially all of the Corporation’s property and assets which, in each case, shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2(c) of this Article FOURTH.

3. Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of the Certificate of Incorporation, no holder of one or more outstanding shares of any series of Preferred Stock then outstanding, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law, without the separate vote of the holders of the Preferred Stock as a class.

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FIFTH. Board of Directors.

1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Vacancies and Newly Created Directorships. Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority vote of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

3. Automatic Increase/Decrease in Total Authorized Number of Directors. During any period when the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding have the right to elect one or more directors (collectively, the “Class/Series Directors” and each, a “Class/Series Director”), then upon commencement of, and for the duration of, the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified Class/Series Director or Class/Series Directors, and the holders of such class or series of capital stock shall be entitled to elect such Class/Series Director or Class/Series Directors; and (b) each such Class/Series Director shall serve until such Class/Series Director’s successor shall have been duly elected and qualified, or until such Class/Series Director’s right to hold such office terminates by or pursuant to the provisions of the Certificate of Incorporation, whichever occurs earlier, subject to such Class/Series Director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, whenever the holders of any class or series of capital stock then outstanding having the right to elect one or more Class/Series Directors by or pursuant to the provisions of the Certificate of Incorporation are divested of such right by or pursuant to the provisions of this Certificate of Incorporation, the term of office of each such Class/Series Director elected by the holders of such class or series of capital stock, or elected to fill any vacancy resulting from the death, resignation, disqualification or removal of each such Class/Series Director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

4. No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

5. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation. In addition to any affirmative vote required by or pursuant to the provisions of the Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall (a) until 5:00 p.m. New York time on the first business day following the calendar day on which a majority of the outstanding shares of Common Stock is no longer owned of record or beneficially by Simplify Inventions, LLC and its affiliates (such first business day, the “Voting Rights Threshold Date”), receive the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class, and (b) from and after the Voting Rights Threshold Date, receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) in voting power of all of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.

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6. Special Meetings of Stockholders. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, special meetings of stockholders for any purpose or purposes may be called at any time, but solely and exclusively by the Chairperson of the Board of Directors, the Chief Executive Officer or the directors entitled to cast a majority of the votes of the whole Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

SIXTH. Stockholder Action. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, from and after the Voting Rights Threshold Date, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

SEVENTH. Exculpation. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation under this Article SEVENTH in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination. Without limiting the effect of the first sentence of this Article SEVENTH, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

EIGHTH. Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to the rights reserved in this Article EIGHTH.

If any provision of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable, then, to the fullest extent permitted by applicable law, such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of the Certificate of Incorporation (including, without limitation, all portions of any section of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable, which is not invalid, illegal or unenforceable) shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Second Amended and Restated Certificate of Incorporation this ____ day of ____________.

NEW ARENA HOLDCO, INC.

By:
Name:
Office:

[Signature Page to Amended and Restated Certificate of Incorporation]

Annex K

AMENDED AND RESTATED

BYLAWS

OF

ARENA GROUP HOLDINGS, INC.

ARTICLE I

Meetings of Stockholders

Section 1.1 Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware or by means of remote communication, as may be designated by resolution or resolutions of the Board of Directors (the “Board of Directors”) of Arena Group Holdings, Inc. (as such name may be changed in accordance with applicable law, the “Corporation”) from time to time. Any annual meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.

Section 1.2 Special Meetings. Except as otherwise provided by or pursuant to the provisions of the Corporation’s certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of preferred stock of the Corporation) (as the same may be amended or amended and restated, the “Certificate of Incorporation”), special meetings of stockholders for any purpose or purposes may be called at any time, but solely and exclusively by the Chairperson of the Board of Directors, the Chief Executive Officer or by the directors entitled to cast a majority of the votes of the whole Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Amended and Restated Bylaws (as the same may be amended or amended and restated, these “Bylaws”), the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the individual presiding over the meeting from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are (a) announced at the meeting at which the adjournment is taken, (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting given in accordance with Section 1.3 of these Bylaws. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.8 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 1.5 Quorum. Except as otherwise provided by applicable law, by or pursuant to the Certificate of Incorporation or by these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum; provided, however, that where a separate vote by a class or classes or series of capital stock of the Corporation is required by applicable law or the Certificate of Incorporation, the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of such class or classes or series of capital stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum for such matter. In the absence of a quorum, the individual presiding over the meeting or, if directed to be voted on by the individual presiding over the meeting, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall be present in person or represented by proxy. Shares of the Corporation’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the Corporation, (b) to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly, by the Corporation or if such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity. A quorum, once established at a meeting, shall not be broken by the withdrawal of the holders of enough outstanding shares of capital stock of the Corporation to leave less than a quorum.

Section 1.6 Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence, by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7 Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock of the Corporation held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting (where permitted by or pursuant to the provisions of the Certificate of Incorporation) may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors (other than Class/Series Directors (as defined below)) at which a quorum is present, a plurality of the votes cast shall be sufficient to elect. When a quorum is present at any meeting of stockholders, all other elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or the laws of the State of Delaware, a vote of a different number or voting by class or classes or series is required, in which case, such express provision shall govern. For purposes of this Section 1.7, a “majority of votes cast” means that the number of votes cast “for” a question or business exceeds the number of votes cast “against” such question or business, and shall not include abstentions and broker non-votes.

Section 1.8 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting (where not prohibited by or pursuant to the provisions of the Certificate of Incorporation), or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (b) in the case of a determination of stockholders entitled to consent to corporate action without a meeting (where not prohibited by or pursuant to the provisions of the Certificate of Incorporation), shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting (where not prohibited by or pursuant to the provisions of the Certificate of Incorporation), when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

Section 1.9 List of Stockholders Entitled to Vote. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 1.10 Action By Consent in Lieu of Meeting. When not prohibited by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is proposed to be taken without a meeting, without prior notice and without a vote, a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. If action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, by less than unanimous consent, prompt notice of the taking of the action by consent shall be given to those stockholders as of the record date for the action by consent who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent.

Section 1.11 Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the individual presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise. No individual who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12 Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided pursuant to Section 211(a)(2)b.(i) or (iii) of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “General Corporation Law”), or in accordance with Sections 211(e) or 212(c)(2) of the General Corporation Law, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted by this Section 1.12, the inspectors at the time they make their certification of their determinations pursuant to Section 1.11(e) of these Bylaws shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 1.13 Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting of stockholders shall be announced at the meeting by the individual presiding over the meeting. The Board of Directors may adopt (by resolution or resolutions thereof) such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the individual presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding individual, are appropriate for the proper conduct of the meeting of stockholders. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the individual presiding over the meeting of stockholders, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting of stockholders; (b) rules and procedures for maintaining order at the meeting of stockholders and the safety of those present; (c) limitations on attendance at or participation in the meeting of stockholders to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other individuals as the individual presiding over the meeting of stockholders shall determine; (d) restrictions on entry to the meeting of stockholders after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants in the meeting of stockholders. The Board of Directors or, in addition to making any other determinations that may be appropriate to the conduct of the meeting of stockholders, the individual presiding over any meeting of stockholders, in each case, shall have the power and duty to determine whether any election, question or business was or was not properly made, proposed or brought before the meeting of stockholders and therefore shall be disregarded and not be considered or transacted at the meeting, and, if the Board of Directors or the individual presiding over the meeting, as the case may be, determines that such election, question or business was not properly made, proposed or brought before the meeting of stockholders and shall be disregarded and not be considered or transacted at the meeting, the individual presiding over the meeting shall declare to the meeting that such election, question or business was not properly made, proposed or brought before the meeting and shall be disregarded and not be considered or transacted at the meeting, and any such election, question or business shall not be considered or transacted at the meeting. Unless and to the extent determined by the Board of Directors or the individual presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.14 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders. (i) Nominations of one or more individuals for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Class/Series Directors (as defined below)) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than a Nomination or Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than a Nomination or Nominations required by or pursuant to the provisions of the Certificate of Incorporation to be voted on solely and exclusively by the holders of any class (voting separately as a class) or series (voting separately as a series) of capital stock of the Corporation then outstanding) (collectively, “Business”) may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations, (B) by or at the direction of the Board of Directors, (C) by any one or more stockholders of the Corporation by or pursuant to any agreement by and between or by and among the Corporation and such one or more stockholders entitling such stockholder or stockholders and/or such stockholder’s or stockholders’ affiliates to nominate one or more individuals for election to the Board of Directors (such agreement, a “Nomination Agreement”) or (D) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.14 is delivered to the Secretary, who is entitled to vote at the annual meeting and who complies with the procedures set forth in this Section 1.14. For the avoidance of doubt, the foregoing clause (D) shall be the exclusive means for a stockholder of the Corporation (other than a stockholder of the Corporation referenced in the foregoing clause (C)) to make Nominations or propose Business (other than Business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.14 to make such Nominations or propose such Business at an annual meeting of stockholders.

(ii) For Nominations or Business to be properly brought before an annual meeting of stockholders by a stockholder of the Corporation pursuant to Section 1.14(a)(i)(D) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, the stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In the case of a Nomination proposed to be brought before an annual meeting of stockholders by a stockholder of the Corporation pursuant to Section 1.14(a)(i)(D) of these Bylaws, the stockholder shall have complied in all respects with the requirements of Section 14 of the Exchange Act, including, without limitation, if applicable, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the Securities and Exchange Commission, including any Securities and Exchange Staff interpretations relating thereto). In no event shall the number of Nominations proposed to be brought before an annual meeting of stockholders by a stockholder of the Corporation pursuant to Section 1.14(a)(i)(D) of these Bylaws exceed the number of directors to be elected at such annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of the stockholder’s notice as described above. The stockholder’s notice shall set forth: (A) as to each Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination (a “Nominee” and more than one, “Nominees”) that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, without regard to the application of the Exchange Act to either the Nomination or the Corporation, (2) such Nominee’s written consent to being named in any proxy statement as a nominee and to serving as director if elected, (3) a description of any direct or indirect compensation or benefit (including, without limitation, indemnification and/or advancement rights) to which such Nominee may be entitled under any agreement, arrangement or understanding with any person other than the Corporation (including, without limitation, the amount of any such monetary compensation) in connection with such Nominee’s nomination or service as a director of the Corporation and (4) a description of any other material relationship or relationships between or among such Nominee and/or such Nominee’s affiliates and associates, on the one hand, and the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Nominations is/are made and/or such stockholder’s or beneficial owner’s respective affiliates and associates, or others acting in concert with such stockholder or beneficial owner or their respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate, associate or other person were the “registrant” for purposes of such rule and such Nominee was a director or officer of such registrant; (B) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolution or resolutions proposed for consideration and in the event that such Business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reason or reasons for conducting such Business at the meeting and any material interest or interests in such Business of such stockholder and of the beneficial owner, if any, on whose behalf the Business is proposed; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination, Nominations or Business is/are made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, and any of their respective affiliates or associates or others acting in concert with them, (2) the class or classes or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, (3) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such stockholder and such beneficial owner, if any, with respect to any shares of any class or classes or series of capital stock of the Corporation, provided, however, that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination, and provided, further, that a stockholder or beneficial owner, if any, satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a stockholder or beneficial owner, if any, that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such stockholder or such beneficial owner, if any, as a hedge with respect to a bona fide derivatives trade or position of such stockholder or such beneficial owner, if any, arising in the ordinary course of such stockholder’s or such beneficial owner’s, if any, business as a derivatives dealer, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or such beneficial owner, if any, with respect to any securities of the Corporation and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or such beneficial owner, if any, with respect to any securities of the Corporation, (5) any rights to dividends on the shares of any class or classes or series of capital stock of the Corporation owned beneficially or of record of such stockholder or such beneficial owner, if any, that are separated or separable from the underlying shares of the Corporation, (6) any material shares or any Synthetic Equity Position in any principal competitor of the Corporation in any principal industry of the Corporation held by such stockholder or such beneficial owner, if any, (7) any material pending or threatened legal proceeding in which such stockholder or such beneficial owner, if any, is a party or material participant involving the Corporation, or any of its officers or directors, or any affiliate of the Corporation, (8) any other material relationship between such stockholder or such beneficial owner, if any, on the one hand, and the corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (9) any direct or indirect material interest in any material contract or agreement of such stockholder or such beneficial owner, if any, with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (10) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination, Nominations or Business and (11) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the Business or elect the Nominee or Nominees subject to the Nomination or Nominations and/or (y) to otherwise solicit proxies from stockholders of the Corporation in support of such Nomination, Nominations or Business; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders.

(iii) The Corporation may require a Nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such Nominee to serve as a director of the Corporation if elected, including: (A) the name, age, business address and residence address of such Nominee; (B) the principal occupation or employment of such Nominee; (C) the class or classes or series of capital stock of the Corporation and number of shares of the Corporation that are held of record or are beneficially owned by such Nominee and any derivative positions held or beneficially held by such Nominee; (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Nominee with respect to any securities of the Corporation and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such Nominee; (E) a written statement executed by such Nominee (1) agreeing to serve as a director of the Corporation if elected and acknowledging that as a director of the Corporation, such Nominee will owe Delaware common law fiduciary duties with respect to the Corporation and its stockholders and (2) acknowledging and agreeing that such Nominee will be in compliance, if elected as a director of the Corporation with all applicable corporate governance, conflict of interest, confidentiality and stock ownership / trading policies and guidelines of the Corporation publicly disclosed from time to time; and (F) any other information relating to such Nominee that would be required to be disclosed about such Nominee if proxies were being solicited for the election of the Nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

(iv) Notwithstanding anything in the second sentence of Section 1.14(a)(ii) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by Section 1.14(a)(ii) of these Bylaws shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) pursuant to the Corporation’s notice of meeting (or any supplement thereto) as aforesaid (provided that the Board of Directors has determined that directors shall be elected at such meeting) (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.14(b) is delivered to the Secretary, who is entitled to vote at the special meeting and upon such election and who complies with the notice procedures set forth in this Section 1.14(b). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors), any such stockholder entitled to vote in such election may make a Nomination or Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to this Section 1.14(b), if (i) the stockholder’s notice setting forth the information required by Section 1.14(a)(ii) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting, and (ii) the stockholder has complied in all respects with the requirements of Section 14 of the Exchange Act, including, without limitation, if applicable, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the Securities and Exchange Commission, including any Securities and Exchange Staff interpretations relating thereto). In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 1.14(b).

(c) General. (i) Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.14 shall be eligible for election at an annual or special meeting of stockholders, and only such Business shall be conducted at an annual or special meeting of stockholders as shall have been brought before such meeting in accordance with the procedures set forth in this Section 1.14. Except as otherwise provided by applicable law, the Board of Directors or the individual presiding over an annual or special meeting of stockholders shall have the power and duty to determine whether (A) a Nomination or any Business proposed to be brought before the meeting was or was not made, proposed or brought, as the case may be, in accordance with the procedures set forth in this Section 1.14 and (B) any proposed Nomination, Nominations or Business shall be disregarded or that such Nomination, Nominations or Business shall not be considered or transacted at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 1.14, if the stockholder (or a qualified representative of the stockholder) giving notice pursuant to Section 1.14(a)(i)(D) or Section 1.14(b) of these Bylaws does not appear at the annual or special meeting of stockholders to present a Nomination, Nominations or Business, such Nomination, Nominations or Business shall be disregarded and such Nomination, Nominations or Business shall not be considered or transacted at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii) For purposes of this Section 1.14, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with or publicly furnished by the Corporation to the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) (or any successor thereto) of the Exchange Act.

(iii) Nothing in this Section 1.14 shall be deemed to affect any (A) rights or obligations, if any, of stockholders with respect to inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (to the extent the Corporation or such proposals are subject to Rule 14a-8), (B) rights or obligations, if any, of stockholders with respect to the inclusion of a nominee in a universal proxy card pursuant to Rule 14a-19 (or any successor thereto) promulgated under the Exchange Act, (C) rights, if any, of a stockholder or stockholders to nominate one or more individuals for election to the Board of Directors pursuant to a Nomination Agreement or (D) rights, if any, of the holders of any class or classes or series of capital stock of the Corporation as provided for or fixed by or pursuant to the Certificate of Incorporation and then outstanding to, solely and exclusively, elect one or more directors (collectively, the “Class/Series Directors” and each, a “Class/Series Director”).

ARTICLE II

Board of Directors

Section 2.1 Number; Qualifications. Except for any Class/Series Directors, the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution or resolutions of the Board of Directors. Directors need not be stockholders.

Section 2.2 Resignation. Any director may resign at any time upon notice to the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.

Section 2.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such dates, times and places, if any, within or without the State of Delaware, as the Board of Directors may from time to time determine by resolution or resolutions thereof. Notice of regular meetings of the Board of Directors need not be given.

Section 2.4 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the Board of Directors, the Chief Executive Officer or by the directors entitled to cast at least half of the votes of the whole Board of Directors. Notice of a special meeting of the Board of Directors shall be given by or at the direction of the person or persons calling the meeting (a) in the case of notice delivered by United States mail, postage prepaid, at least four (4) days before the special meeting, (b) in the case of notice delivered by courier, at least forty-eight (48) hours before the special meeting, or (c) in the case of notice delivered by electronic mail, at least twenty-four (24) hours before the special meeting.

Section 2.5 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

Section 2.6 Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence, by the Chief Executive Officer, if any, or in his or her absence, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any individual to act as secretary of the meeting.

Section 2.8 Action by Unanimous Consent of Directors. Unless otherwise restricted by or pursuant to the Certificate of Incorporation or by these Bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the General Corporation Law. After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 2.9 Compensation of Directors. Members of the Board of Directors, as such, may receive, pursuant to a resolution of the Board of Directors, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board of Directors.

ARTICLE III

Committees

Section 3.1 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting, or recommending to the stockholders any action or matter (other than the election or removal of members of the Board of Directors) expressly required by the General Corporation Law to be submitted to stockholders for approval; or (b) adopting, amending or repealing any bylaw of the Corporation.

Section 3.2 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

Section 3.3 Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board of Directors designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

ARTICLE IV

Officers

Section 4.1 Executive Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer and a Secretary, and shall choose a Chairperson of the Board of Directors from among its members. The Board of Directors may also choose a President, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. All officers shall be elected by the Board of Directors; provided, however, that the Board of Directors may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Each such officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Except as otherwise provided by or pursuant to the Certificate of Incorporation, the Board of Directors may remove any officer with or without cause at any time provided, however that if the Board of Directors has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2 Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in these Bylaws or a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3 Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution or resolutions adopted by the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, for, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed for, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board of Directors or the Chief Executive Officer.

ARTICLE V

Stock

Section 5.1 Certificates; Uncertificated Shares. The shares of capital stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of capital stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of capital stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two (2) authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chairperson of the Board of Directors, the Chief Executive Officer and the Secretary, in addition to any other officers of the Corporation authorized by the Board of Directors (by resolution or resolutions thereof) or these Bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The Corporation shall not have the power to issue a certificate in bearer form.

Section 5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3 Restrictions. If the Corporation issues any shares of capital stock that are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under the applicable state securities laws, such shares may not be transferred without the consent of the Corporation and the certificates evidencing such shares or the notice required by Delaware law, as the case may be, shall contain substantially the following legend (or such other legend adopted by resolution or resolutions of the Board of Directors):

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THE CORPORATION’S AMENDED AND RESTATED BYLAWS (AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED) AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, WITHOUT THE CONSENT OF THE CORPORATION.

ARTICLE VI

Indemnification

Section 6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any individual (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, legislative or investigative or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution (including but not limited to giving testimony or responding to a subpoena) and including any appeal of any of the foregoing (a “proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, against all expenses, costs, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith. Such indemnification shall continue as to a Covered Person who has ceased to be a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, and shall inure to the benefit of such Covered Person’s heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3 of these Bylaws, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 6.2 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise. Any advances of expenses or undertakings to repay pursuant to this Section 6.2 shall, to the fullest extent permitted by applicable law, be unsecured, interest free and without regard to Covered Person’s ability to pay.

Section 6.3 Claims. If (a) a claim for indemnification (following the final disposition of such proceeding) under this Article VI is not paid in full within sixty (60) days after a written claim therefor by the Covered Person has been received by the Corporation or (b) a claim for advancement of expenses under this Article VI is not paid in full within twenty (20) days after a written claim therefor by the Covered Person has been received by the Corporation, as applicable, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In any such action to enforce a claim for indemnification under this Article VI, neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met such applicable standard of conduct.

Section 6.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote or consent of stockholders or disinterested directors or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

Section 6.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.6 Amendment or Repeal. Any amendment, repeal, modification or elimination of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal, modification or elimination.

Section 6.7 Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 6.8 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise or non-profit entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

Section 6.9 Certain Terms. For purposes of this Article VI: (a) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation as if its separate existence had continued; (b) references to “other enterprise” shall include employee benefit plans; (c) reference to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and (d) references to “serving at the request of the Corporation or any of its consolidated subsidiaries” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

ARTICLE VII

Interested Directors

Section 7.1 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers, are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders.

Section 7.2 Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE VIII

Miscellaneous

Section 8.1 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution or resolutions of the Board of Directors.

Section 8.2 Seal. The corporate seal of the Corporation shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 8.3 Manner of Notice. Except as otherwise provided in these Bylaws or permitted by applicable law, notices to directors and stockholders shall be in writing or electronic transmission and delivered by mail, courier service or electronic mail to the directors or stockholders at their addresses appearing on the records of the Corporation.

Section 8.4 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 8.5 Notice to Stockholders. So long as the Corporation is subject to the Securities and Exchange Commission’s proxy rules set forth in Regulation 14A under the Exchange Act, notice shall, in addition to compliance with the General Corporation Law, be given in the manner required by such rules. To the extent permitted by such rules, or if the Corporation is not subject to Regulation 14A, notice may be given by electronic transmission directed to the stockholder’s electronic mail address as it appears on the records of the Corporation, and if so given, shall be given when directed to such stockholder’s electronic mail address as it appears on the records of the Corporation, unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the General Corporation Law. If notice is given by electronic mail, such notice shall comply with the applicable provisions of Sections 232(a) and 232(d) of the General Corporation Law. Notice may be given by other forms of electronic transmission with the consent of a stockholder in the manner permitted by Section 232(b) of the General Corporation Law and shall be deemed given as provided therein.

Section 8.6 Affidavit of Giving Notice to Stockholders. An affidavit of the Secretary or an Assistant Secretary or the transfer agent or other agent of the Corporation that the notice has been given to the stockholders of the Corporation shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 8.7 Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 8.8 Reliance Upon Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.9 Certificate of Incorporation Governs. In the event of any conflict between the provisions of the Certificate of Incorporation and these Bylaws, the provisions of the Certificate of Incorporation shall govern.

Section 8.10 Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then, to the fullest extent permitted by applicable law, such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

Section 8.11 Forum for Adjudication of Disputes.

(a) Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any civil action to interpret, apply or enforce any provision of the General Corporation Law, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Certificate of Incorporation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 8.11(a) shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

(b) Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.

(c) Application. Failure to enforce the foregoing provisions of this Section 8.11 would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.11. This Section 8.11 shall not apply to any action asserting claims arising under the Exchange Act.

Annex L

CERTIFICATE OF DESIGNATION

OF

SERIES l PREFERRED STOCK

OF

ARENA GROUP HOLDINGS, inc.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Arena Group Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware (the “General Corporation Law”):

“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

Series L Preferred Stock:

Section 1. Designation and Number of Shares. The shares of such series shall be designated as “Series L Preferred Stock,” par value $0.0001 per share, of the Corporation (the “Series L Preferred Stock”), and the number of shares constituting such series shall be Eighty Five Thousand (85,000).

Section 2. Definitions. The following terms shall have the following meanings for purposes of this Certificate of Designation (as the same may be amended or amended and restated from time to time, this “Certificate of Designation”):

(a) “Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this definition, the Corporation shall not be an Affiliate of any holder of the Series L Preferred Stock and no holders of the Series L Preferred Stock shall be an Affiliate of the Corporation. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership, limited liability company, membership or other ownership interests, as trustee or executor, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

(b) “Average Price” shall mean, in respect of any securities, as of any day or relevant period (as applicable): (i) the volume weighted average price for such securities on a National Securities Exchange for such day or relevant period (as applicable) as reported by Bloomberg Finance Markets (“Bloomberg”) through its “Volume at Price” functions; (ii) if, as determined by the Board of Directors, a National Securities Exchange is not the principal securities exchange or trading market for such securities, the volume weighted average of such securities for such day or relevant period (as applicable) on the securities exchange or trading market for such securities determined by the Board of Directors to be the principal securities exchange or trading market for such securities as reported by Bloomberg through its “Volume Price” functions; (iii) if the foregoing clauses (i) and (ii) do not apply, the last closing trading price for such day or the average of the last closing trading prices for such relevant period (as applicable) of such securities in the over-the-counter market on the electronic bulletin board for such securities as reported by Bloomberg; (iv) if the forgoing clauses (i) and (ii) do not apply, and no last closing trade price for such day or relevant period (as applicable) is reported by Bloomberg, the last closing ask price for such day or the average of the last closing ask prices for such relevant period (as applicable) of such securities as reported by Bloomberg; or (v) if the forgoing clauses (i)-(iv) do not apply, the fair market value of such securities for such day or relevant period (as applicable) as determined by the Board of Directors.

(c) “Bloomberg” shall have the meaning set forth in the definition of “Average Price.”

(d) “Board of Directors” shall mean the Board of Directors of the Corporation.

(e) “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York, State of New York, are authorized or required to close.

(f) “Certificate of Incorporation” shall mean the certificate of incorporation of the Corporation (including this Certificate of Designation and any other certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock), as the same may be amended or amended and restated.

(g) “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

(h) “Disinterested Directors” shall mean the members of the Board of Directors that are not Affiliated with, or designated by any holder of the Series L Preferred Stock or any of their respective Affiliates.

(i) “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

(j) “Liquidation Proceeds” shall have the meaning set forth in Section 4(a).

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(k) “National Securities Exchange” shall mean the Nasdaq Stock Market, the New York Stock Exchange or any other national securities exchange.

(l) “Person” shall mean an individual, corporation, partnership, limited partnership, limited liability limited partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(m) “Qualifying Merger” shall mean: (i) a merger or consolidation to which the Corporation is a constituent entity and which results in fifty percent (50%) or more of the capital stock or similar equity interest of the surviving, resulting or consolidated entity or fifty percent (50%) or more of the voting power of the capital stock or similar equity interest of the surviving, resulting or consolidated entity, in either case, being held by Persons other than the Persons that, immediately prior to the effective time of such merger or consolidation, owned fifty percent (50%) or more of the capital stock of the Corporation or fifty percent (50%) or more the voting power of the capital stock of the Corporation; or (ii) a merger or consolidation to which any one or more of the Corporation’s subsidiaries is a constituent entity and which results in fifty percent (50%) or more of the capital stock of the Corporation or fifty percent (50%) or more of the voting power of the capital stock of the Corporation, in either case, being held by Persons other than the Persons that, immediately prior to the effective time of such merger or consolidation, owned fifty percent (50%) or more of the capital stock of the Corporation or fifty percent (50%) or more of the voting power of the capital stock of the Corporation.

(n) “Qualifying Merger Consideration” shall have the meaning set forth in Section 4(b).

(o) “Qualifying Sale” shall mean any sale, lease or exchange of all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises. For purposes of this definition of Qualifying Sale only, the property and assets of the Corporation shall include the property and assets of any subsidiary (as defined in Section 271(c) of the General Corporation Law) of the Corporation.

(p) “Qualifying Sale Consideration” shall have the meaning set forth in Section 4(c).

(q) “Securities Act” shall mean the Securities Act of 1933, as amended.

(r) “Series L Dividend Junior Stock” shall mean the Common Stock and any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking junior to the Series L Preferred Stock as to dividends.

(s) “Series L Dividend Parity Stock” shall mean any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking pari passu to the Series L Preferred Stock as to dividends.

(t) “Series L Dividend Payment Date” shall have the meaning set forth in Section 3(b).

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(u) “Series L Dividend Period” shall mean the period from and including any Series L Dividend Payment Date to, but excluding, the next Series L Dividend Payment Date; provided, however, that the first Series L Dividend Period shall be the period from and including the Series L Original Issue Date to, but excluding, the first Series L Dividend Payment Date.

(v) “Series L Dividend Per Share” shall have the meaning set forth in Section 3(a).

(w) “Series L Dividend Rate” shall mean, for each share of Series L Preferred Stock outstanding on the Series L Dividend Record Date, ten percent (10%) per annum of the Series L Original Issue Price.

(x) “Series L Dividend Record Date” shall have the meaning set forth in Section 3(b).

(y) “Series L Dividend Senior Stock” shall mean any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking senior to the Series L Preferred Stock as to dividends.

(z) “Series L Liquidation Junior Stock” shall have the meaning set forth in Section 4(a).

(aa) “Series L Liquidation Parity Stock” shall have the meaning set forth in Section 4(a).

(bb) “Series L Liquidation Senior Stock” shall have the meaning set forth in Section 4(a).

(cc) “Series L Maturity Date” shall mean the first day that is a Business Day after the fifth (5th) anniversary of the Series L Original Issue Date.

(dd) “Series L Original Issue Date” shall mean the day of the first issuance of any share or shares of Series L Preferred Stock.

(ee) “Series L Original Issue Price” shall mean $1,000 per share of Series L Preferred Stock.

(ff) “Series L Preference Price” shall mean, with respect to an outstanding share of Series L Preferred Stock, the Series L Original Issue Price (as adjusted for any split or subdivision of issued shares of Series L Preferred Stock, any combination of issued shares of Series L Preferred Stock or a reclassification or recapitalization of issued shares of Series L Preferred Stock (other than a split or subdivision or combination), in each case, occurring after the Series L Original Issue Date), plus the aggregate amount of dividends then accrued on such share of Series L Preferred Stock and not previously declared and paid or set aside for payment.

(gg) “Series L Qualifying Merger Junior Stock” shall have the meaning set forth in Section 4(b).

(hh) “Series L Qualifying Merger Parity Stock” shall have the meaning set forth in Section 4(b).

.

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(ii) “Series L Qualifying Merger Senior Stock” shall have the meaning set forth in Section 4(b).

(jj) “Series L Qualifying Sale Junior Stock” shall have the meaning set forth in Section 4(c).

(kk) “Series L Qualifying Sale Parity Stock” shall have the meaning set forth in Section 4(c).

(ll) “Series L Qualifying Sale Senior Stock” shall have the meaning set forth in Section 4(c).

(mm) “Series L Redemption Date (Corporation)” shall have the meaning set forth in Section 8(a).

(nn) “Series L Redemption Date (Holder)” shall have the meaning set forth in Section 7(a).

(oo) “Trading Day” shall mean any day on which the National Securities Exchange is open for business (other than a day on which the National Securities Exchange is scheduled to or does close prior to its regular weekday closing time).

Unless the context otherwise requires: (i) the word “or” is not exclusive; (ii) the words “including” or “includes” shall be deemed to be following by “without limitation”; (iii) words in the singular include the plural and in the plural include the singular; and (iv) the words “herein,” “hereof” and “hereunder” or words of similar import refer to this Certificate of Designation as a whole and not to a particular Section, subsection or clause of this Certificate of Designation.

Section 3. Preferential Dividends.

(a) Series L Dividend Per Share. Subject to the rights of the holders of Series L Dividend Senior Stock, for so long as any shares of Series L Preferred Stock shall be outstanding, the holders of shares of Series L Preferred Stock shall be entitled to receive, out of assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend on the Series L Dividend Junior Stock, and on a pari passu basis with respect to any declaration or payment of any dividend on any Series L Dividend Parity Stock, dividends for each Series L Dividend Period, when, as and if declared by the Board of Directors, in an amount per share of Series L Preferred Stock then outstanding equal to the Series L Dividend Rate (the “Series L Dividend Per Share”). If the dividend to be distributed among the holders of the Series L Preferred Stock and the Series L Dividend Parity Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire amount legally available for distribution shall be distributed ratably among the holders of the Series L Preferred Stock and the Series L Dividend Parity Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

(b) Payment of Series L Dividend. The Series L Dividend Per Share shall be paid on June 30th and December 31st of each calendar year or, if such day is not a Business Day, the next Business Day (each, a “Series L Dividend Payment Date”); provided, however, that the first Series L Dividend Payment Date shall be the first Series L Dividend Payment Date that is at least fifteen (15) calendar days after the Series L Original Issue Date. The Series L Dividend Per Share shall be paid to the holders of record of outstanding shares of Series L Preferred Stock on each Series L Dividend Payment Date (each, a “Series L Dividend Record Date”); provided, however, that the first Series L Dividend Record Date shall be the first Series L Dividend Payment Date. The amount of Series L Dividend Per Share payable on the outstanding shares of Series L Preferred Stock in respect of any Series L Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months; provided that the amount of Series L Dividend Per Share payable on the outstanding shares of Series L Preferred Stock in respect of the first Series L Dividend Period shall be computed on the basis of (x) a 360-day year consisting of twelve 30-day months and (y) actual days elapsed over a 30-day month.

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(c) Form of Series L Dividend Per Share. The Series L Dividend Per Share shall be paid in shares of Series L Preferred Stock, such number of shares of Series L Preferred Stock to be determined by dividing the Series L Dividend Per Share by the Series L Original Issue Price.

(d) Cumulation of Preferential Dividends. Dividends on the outstanding shares of Series L Preferred Stock shall begin to accrue and be cumulative from the Series L Original Issue Date and shall compound on each subsequent Series L Dividend Payment Date. Dividends on the outstanding shares of Series L Preferred Stock that are not declared and paid on the relevant Series L Dividend Payment Date to the holders thereof on the relevant Series L Dividend Record Date pursuant to this Section 3 shall cumulate semi-annually at the Series L Dividend Rate.

Section 4. Liquidation, Dissolution or Winding Up; Qualifying Merger; Qualifying Sale.

(a) Liquidation, Dissolution or Winding Up. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking senior to Series L Preferred Stock as to a liquidation, dissolution or winding up of the Corporation (the “Series L Liquidation Senior Stock”), in the event of the Corporation’s liquidation, dissolution or winding up, the holders of Series L Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to the Corporation’s stockholders (the “Liquidation Proceeds”), prior and in preference to any distribution of the Liquidation Proceeds to the holders of Common Stock or any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking junior to Series L Preferred Stock as to a liquidation, dissolution or winding up of the Corporation (the “Series L Liquidation Junior Stock”), and on a pari passu basis with respect to any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking on parity with Series L Preferred Stock as to a liquidation, dissolution or winding up of the Corporation (the “Series L Liquidation Parity Stock”), consideration in an amount per share equal to the Series L Preference Price. If, upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the Liquidation Proceeds distributed among the holders of Series L Preferred Stock and the Series L Liquidation Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entire Liquidation Proceeds shall be distributed ratably among the holders of Series L Preferred Stock and the Series L Liquidation Parity Stock in proportion to the full preferential amount to which each such holder is otherwise entitled. In the event of the Corporation’s liquidation, dissolution or winding up, after payment in full of the amounts to which they are entitled pursuant to this Section 4(a), the holders of Series L Preferred Stock shall not be entitled to any further right or claim to any of the remaining Liquidation Proceeds. None of a Qualifying Merger, a Qualifying Sale, a merger or consolidation of the Corporation with or into another corporation or other entity or sale of all or any part of the assets of the Corporation which, in each case, shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of its assets to its stockholders, shall be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4(a).

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(b) Qualifying Merger. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking senior to Series L Preferred Stock as to a Qualifying Merger (the “Series L Qualifying Merger Senior Stock”), in the event of a Qualifying Merger, the holders of Series L Preferred Stock shall be entitled to receive, in connection with the conversion in the Qualifying Merger of the shares of Series L Preferred Stock held by them immediately prior to the effectiveness of the Qualifying Merger, out of the aggregate consideration to which the holders of all capital stock of the Corporation are entitled to receive in connection with the conversion in the Qualifying Merger of such shares held by them immediately prior to the effectiveness of the Qualifying Merger (the “Qualifying Merger Consideration”), prior and in preference to the receipt of Qualifying Merger Consideration by the holders of Common Stock or any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking junior to Series L Preferred Stock as to a Qualifying Merger (the “Series L Qualifying Merger Junior Stock”), and on a pari passu basis with the receipt of Qualifying Merger Consideration by the holders of any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking on parity with Series L Preferred Stock as to a Qualifying Merger (the “Series L Qualifying Merger Parity Stock”), consideration in an amount per share equal to the Series L Preference Price. If, upon the occurrence of a Qualifying Merger, the Qualifying Merger Consideration distributed among the holders of Series L Preferred Stock and the Series L Qualifying Merger Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entire Qualifying Merger Consideration shall be distributed ratably among the holders of Series L Preferred Stock and the Series L Qualifying Merger Parity Stock in proportion to the full preferential amount to which each such holder is otherwise entitled. In the event of a Qualifying Merger, after payment in full of the amounts to which they are entitled pursuant to this Section 4(b), the holders of Series L Preferred Stock shall not be entitled to any further right or claim to any of the remaining Qualifying Merger Consideration.

(c) Qualifying Sale. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking senior to Series L Preferred Stock as to a Qualifying Sale (the “Series L Qualifying Sale Senior Stock”), in the event of a Qualifying Sale, the holders of Series L Preferred Stock shall be entitled to be paid, out of the aggregate consideration payable to the Corporation in such Qualifying Sale (the “Qualifying Sale Consideration”), prior and in preference to the payment, out of the Qualifying Sale Consideration, to holders of Common Stock or any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking junior to Series L Preferred Stock as to a Qualifying Sale (the “Series L Qualifying Sale Junior Stock”), and on a pari passu basis with the payment, out of the Qualifying Sale Consideration, to the holders of any outstanding series of Preferred Stock provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation ranking on parity with Series L Preferred Stock as to a Qualifying Sale (the “Series L Qualifying Sale Parity Stock”), consideration in an amount per share equal to the Series L Preference Price. If, upon the occurrence of a Qualifying Sale, the Qualifying Sale Consideration thus distributed among the holders of Series L Preferred Stock and the Series L Qualifying Sale Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entire Qualifying Sale Consideration shall be distributed ratably among the holders of Series L Preferred Stock and the Series L Qualifying Sale Parity Stock in proportion to the full preferential amount to which each such holder is otherwise entitled. In the event of a Qualifying Sale, after payment in full of the amounts to which they are entitled pursuant to this Section 4(c), the holders of Series L Preferred Stock shall not be entitled to any further right or claim to any of the remaining Qualifying Sale Consideration.

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(d) Determining Liquidation Proceeds, Qualifying Merger Consideration and Qualifying Sale Consideration. In the event of a liquidation, dissolution or winding up of the Corporation, a Qualifying Merger or a Qualifying Sale, if any of the Liquidation Proceeds, the Qualifying Merger Consideration or the Qualifying Sale Consideration, respectively, is in a form other than cash, its value for purposes of applying the terms of Section 4(a), Section 4(b) and Section 4(c), respectively, shall be the fair market value thereof determined as follows:

(i) Securities shall be valued at the Average Price of such securities over the twenty (20) Trading Day period ending three (3) Trading Days prior to the distribution date (in the event of a liquidation, dissolution or winding up the Corporation) or the closing date (in the event of a Qualifying Merger or a Qualifying Sale), as applicable;

(ii) Any consideration other than cash or securities shall be valued by the Board of Directors; and

(iii) The foregoing methods for valuing consideration other than cash to be distributed in connection with a Qualifying Merger or a Qualifying Sale, as applicable, may be superseded by any determination of such value set forth in the definitive agreements governing such Qualifying Merger or a Qualifying Sale, respectively.

(e) Noncompliance. In the event the requirements of this Section 4 are not complied with, to the fullest extent permitted by applicable law, the Corporation shall forthwith either:

(i) Cause the closing of such Qualifying Merger or such Qualifying Sale, as applicable, to be postponed or delayed until such time as the requirements of this Section 4 have been complied with; or

(ii) Terminate or abandon such Qualifying Merger or such Qualifying Sale, as applicable, in which event (for the avoidance of doubt) the powers (including voting powers), if any, and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, of Series L Preferred Stock shall, to the fullest extent permitted by applicable law, be the same as or revert to, as applicable, the powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, existing prior to such Qualifying Merger or such Qualifying Sale, respectively.

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Section 5. Voting Rights.

(a) Generally. Except as provided by this Certificate of Designation or applicable law, each holder of a share of Series L Preferred Stock, as such, shall not be entitled to vote and shall not be entitled to any voting powers in respect thereof.

(b) Protective Provisions. For so long as any shares of Series L Preferred Stock shall be outstanding, the Corporation shall not, directly or indirectly, by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by the Certificate of Incorporation or by applicable law) the prior vote or consent of the holders of at least a majority of the then outstanding shares of Series L Preferred Stock, voting or consenting separately as a single class, and any such act or transaction entered into without such vote or consent shall, to the fullest extent permitted by applicable law, be null and void ab initio, and of no force or effect:

(i) Amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate of Designation if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the shares of Series L Preferred Stock so as to affect them adversely;

(ii) Create, authorize the creation of or issue any series of Preferred Stock;

(iii) Reclassify any class or series of capital stock into any series of Preferred Stock;

(iv) Purchase or redeem, or permit any subsidiary of the Corporation to purchase or redeem, any shares of any Series L Dividend Junior Stock, Series L Liquidation Junior Stock, Series L Qualifying Merger Junior Stock or Series L Qualifying Sale Junior Stock, other than repurchases of shares of such capital stock from former directors, officers, employees, consultants or other individuals performing services for the Corporation or any subsidiary of the Corporation in connection with the cessation of employment or service and for a purchase price per share of such capital stock not exceeding the original purchase price thereof;

(v) Declare or pay any dividend on any Series L Dividend Junior Stock;

(vi) Incur or issue, or permit any subsidiary of the Corporation to incur or issue, any indebtedness for borrowed money (including loans, debt securities and obligations (whether or not contingent) under guarantees of indebtedness of any other Person), to the extent that such indebtedness would cause the Company to be insolvent, as determined by the Company in its reasonable discretion; or

(vii) Enter into, or permit the Corporation’s subsidiaries to enter into, any agreement, arrangement or understanding providing for any of the actions described in the aforesaid clauses (i) - (vi).

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(c) Consent in Lieu of Meeting. Notwithstanding anything to the contrary set forth in the Certificate of Incorporation, any action required or permitted to be taken at a meeting of the holders of Series L Preferred Stock may be taken without a meeting, without prior notice and without a vote in accordance with Section 228 of the General Corporation Law.

Section 6. Notices. Any notice required by the provisions of this Certificate of Designation to be given to a holder or holders of Series L Preferred Stock shall be deemed given to each holder of record in any manner permitted by the General Corporation Law.

Section 7. Optional Redemption.

(a) Optional Redemption. Subject to applicable law and provided that the Corporation has not previously delivered notice pursuant to Section 8(b), upon the Business Day established by such holder at any time from time to time from and after the Series L Maturity Date (such Business Day, the “Series L Redemption Date (Holder)”), a holder of an outstanding share or shares of Series L Preferred Stock shall have the right to cause the Corporation to redeem all (but not less than all) of the outstanding shares of Series L Preferred Stock held by such holder at the Series L Preference Price, paid by the Corporation in cash.

(b) Mechanics of Optional Redemption. A holder of an outstanding share or shares of Series L Preferred Stock desiring to cause the Corporation to redeem all (but not less than all) of the outstanding shares of Series L Preferred Stock held by such holder pursuant to this Section 7 shall deliver (on any Business Day that is after the Series L Maturity Date) written notice thereof to the principal office of the Corporation or of any transfer agent for Series L Preferred Stock specifying the Series L Redemption Date (Holder) (which Series L Redemption Date (Holder) may not be prior to the thirtieth (30th) calendar day following the date upon which such written notice is delivered pursuant this Section 7(b)), together with the certificate or certificates representing such shares of Series L Preferred Stock to be redeemed under this Section 7, duly indorsed for transfer to the Corporation.

(c) Payment of Redemption Amount. The Series L Preference Price shall be paid in cash. Upon the Series L Redemption Date (Holder), the Corporation shall, except to the extent prohibited by Delaware law governing distributions to stockholders, pay the Series L Preference Price to the holders of outstanding shares of Series L Preferred Stock delivering a written notice and certificate or certificates pursuant to Section 7(b). If the amount available for distribution under Delaware law governing distributions to stockholders shall be insufficient to permit the payment of the Series L Preference Price to all holders of shares of Series L Preferred Stock delivering a written notice and certificate or certificates pursuant to Section 7(b), then the entire amount available for distribution under Delaware law governing distributions to stockholders shall be utilized to redeem ratably among such holders of shares of Series L Preferred Stock.

(d) Delivery of Redemption Amount. The Corporation shall, as soon as practicable, and in no event later than three (3) Trading Days, after the Series L Redemption Date (Holder), deliver the Series L Preference Price, in cash, to the holder of each share of Series L Preferred Stock entitled thereto by either (i) wire transfer, to an account designated by the relevant holder by in the written notice delivered by the holder pursuant to Section 7(b), or (ii) delivery of a check, to the address of the relevant holder as shown on the books and records of the Corporation.

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(e) Effect of Optional Redemption. Redemption of outstanding shares of Series L Preferred Stock pursuant to this Section 7 shall be deemed to have been made immediately prior to the close of business on the Series L Redemption Date (Holder). From and after the Series L Redemption Date (Holder), each share of Series L Preferred Stock redeemed pursuant to this Section 7 shall no longer be deemed to be outstanding and all rights in respect of such share of Series L Preferred Stock shall cease, except for the right to receive the Series L Preference Price.

Section 8. Automatic Redemption.

(a) Automatic Redemption. Subject to applicable law and provided that a holder has not previously delivered notice pursuant to Section 7(b), upon the Business Day established by the Disinterested Directors at any time from time to time from and after the Series L Maturity Date (the “Series L Redemption Date (Corporation)”), the Corporation shall have the right to redeem all (but not less than all) of the outstanding shares of Series L Preferred Stock at the Series L Preference Price, paid by the Corporation in cash; provided, however, the amount available for distribution under Delaware law governing distributions to stockholders shall be sufficient to permit the payment of the Series L Preference Price to all holders of outstanding shares of Series L Preferred Stock.

(b) Mechanics of Automatic Redemption. The Corporation shall exercise its right to redeem all of the outstanding shares of Series L Preferred Stock pursuant to this Section 8 by delivering written notice thereof to the holders of all of the outstanding shares of Series L Preferred Stock specifying the Series L Redemption Date (Corporation) (which Series L Redemption Date (Corporation) may not be prior to the Business Day on which such written notice is delivered pursuant this Section 8(b)) and requesting the surrender of the certificate or certificates representing such shares of Series L Preferred Stock to be redeemed under this Section 8, duly indorsed for transfer to the Corporation.

(c) Payment of Redemption Amount. The Series L Preference Price shall be paid in cash. Upon the Series L Redemption Date (Corporation), the Corporation shall pay the Series L Preference Price to the holders of all (but not less than all) of the outstanding shares of Series L Preferred Stock.

(d) Delivery of Redemption Amount. The Corporation shall, as soon as practicable, and in no event later than three (3) Trading Days, after the Series L Redemption Date (Corporation), deliver the Series L Preference Price, in cash, to the holder of each share of Series L Preferred Stock by either (i) wire transfer, to an account designated by the relevant holder by in the written notice delivered by the holder pursuant to Section 8(b), or (ii) delivery of a check, to the address of the relevant holder as shown on the books and records of the Corporation.

(e) Effect of Automatic Redemption. The redemption of outstanding shares of Series L Preferred Stock pursuant to this Section 8 shall be deemed to have been made immediately prior to the close of business on the Series L Redemption Date (Corporation). From and after the Series L Redemption Date (Corporation), each share of Series L Preferred Stock redeemed pursuant to this Section 8 shall no longer be deemed to be outstanding and all rights in respect of such share of Series L Preferred Stock shall cease, except for the right to receive the Series L Preference Price.

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Section 9. Status of Converted, Redeemed or Repurchased Shares. If any share of Series L Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation in any manner whatsoever, the share of Series L Preferred Stock so acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series L Preferred Stock. Any share of Series L Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the Certificate of Incorporation or imposed by the General Corporation Law.

Section 10. Waiver. The powers (including voting powers), if any, of the Series L Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Series L Preferred Stock may be waived as to all shares of Series L Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the written consent or agreement of the holders of at least a majority of the shares of Series L Preferred Stock then outstanding, consenting or agreeing separately as a single class.”

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series L Preferred Stock of Arena Group Holdings, Inc on this ______ day of _____________.

ARENA GROUP HOLDINGS, INC.

By:
Name:
Title:

Annex M

November 3, 2023

The Board of Directors

The Arena Group Holdings, Inc.

200 Vesey Street

New York, NY 10281

Dear Members of the Board:

We understand that The Arena Group Holdings, Inc., a Delaware corporation (“Arena”), proposes to enter into a Business Combination Agreement, to be dated as of on or about November 3, 2023 (the “Agreement”), among Arena, Simplify Inventions, LLC, a Delaware limited liability company (“Simplify”), Bridge Media Networks, LLC, a Michigan limited liability company and a wholly owned subsidiary of Simplify (“Bridge Media”), New Arena Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Arena (“Newco”), Energy Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 1”), and Energy Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 2” and, together with Arena, Simplify, Bridge Media, Newco, and Merger Sub 1, the “Parties”), pursuant to which, among other things:

(a)	Bridge Media will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company (the “Bridge Media Merger”), and all of the Bridge Media Interests (as defined in the Agreement) issued immediately prior to the Bridge Media Effective Time (as defined in the Agreement) will be converted into the right of Simplify to receive shares of Newco Common Stock (as defined below);

(b)	immediately following the Bridge Media Merger, Merger Sub 2 will merge with and into Arena, with Arena as the surviving corporation and becoming a wholly owned subsidiary of Newco (the “Arena Merger,” and together with the Bridge Media Merger, the “Mergers”), and each issued and outstanding share of common stock, par value $0.01 per share, of Arena (the “Arena Common Stock”) will be converted, subject to certain exceptions, into the right to receive one (the “Exchange Ratio”) share of the common stock, par value $0.0001 per share, of Newco (the “Newco Common Stock”). You have advised us that the Newco Common Stock to be issued to the holders of Arena Common Stock (including holders of Arena warrants and equity awards) will, in the aggregate, represent 35% of fully-diluted shares of Newco Common Stock outstanding immediately following the consummation of Transaction.

We also understand that (x) concurrently with the execution and delivery of the Agreement, Newco will enter into a subscription agreement (the “Preferred Stock Subscription Agreement”) with Simplify or an affiliate thereof, pursuant to which Simplify or an affiliate thereof will purchase 25,000 shares of Newco Series L Preferred Stock at a purchase price of $1,000.00 per share, for an aggregate purchase price of $25,000,000 (such amount, the “Preferred Stock Financing Amount,” and such financing, the “Preferred Stock Financing”), to be consummated immediately following the Mergers, (y) concurrently with the execution and delivery of the Agreement, Newco will enter into a subscription agreement (the “Common Stock Subscription Agreement”) with 5-Hour International Corporation Pte. Ltd., a company organized under the laws of Singapore (“5-Hour”), pursuant to which 5-Hour will purchase 5,000,000 shares of Newco Common Stock (as defined below) for an aggregate purchase price of $25,000,000 (such amount, the “Common Stock Financing Amount,” and such financing, the “Common Stock Financing”), to be consummated immediately following the Mergers, and (z) prior to the effective time of the Arena Merger, Arena will cause the Arena Preferred Stock (as defined in the Agreement) to convert into Arena Common Stock.

The Board of Directors

The Arena Group Holdings, Inc.

The transactions contemplated by the Agreement (collectively, the “Transaction”) and the terms and conditions thereof are more fully set forth in the Agreement. Capitalized terms used but not defined in this letter have the meanings ascribed thereto in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the public holders of Arena Common Stock (other than Simplify and its affiliates (collectively, the “Excluded Parties”)) of the Exchange Ratio pursuant to the Agreement, after giving effect to the Bridge Media Merger, the Preferred Stock Financing and the Common Stock Financing (without giving effect to any impact of the Transaction on any particular stockholder of the Company other than in its capacity as a holder of Arena Common Stock).

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft, dated November 2, 2023, of the Agreement;

(ii)	reviewed certain publicly available business and financial information relating to Arena;

(iii)	reviewed certain historical financial information and other data relating to Arena that were provided to us by the management of Arena, approved for our use by Arena, and not publicly available;

(iv)	reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Arena that were provided to us by the management of Arena, approved for our use by Arena, and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2023, through December 31, 2028, prepared by the management of Arena;

(v)	reviewed certain historical financial information and other data relating to Bridge Media that were provided to us by the management of Bridge Media, approved for our use by Arena, and not publicly available;

(vi)	reviewed certain internal financial forecasts, estimates, and other data relating to the business and financial prospects of Bridge Media that were provided to us by the management of Arena, approved for our use by Arena, and not publicly available, including financial forecasts and estimates for the fiscal years ending December 31, 2024, through December 31, 2028, prepared by the management of Bridge Media and adjusted by the management of Arena;

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The Board of Directors

The Arena Group Holdings, Inc.

(vii)	reviewed certain estimates of synergies (collectively, the “Transaction Effects”), in each case, for the fiscal years ending December 31, 2024, through December 31, 2028, as directed by the management of Arena and approved for our use by Arena;

(viii)	conducted discussions with members of the senior management of Arena, Simplify, and Bridge Media concerning their respective businesses, operations, historical financial results, and financial prospects, the Transaction Effects, and the Transaction;

(ix)	reviewed current and historical market prices of the Arena Common Stock;

(x)	reviewed certain financial and stock market data of Arena and compared that data with similar publicly available data for certain other companies;

(xi)	reviewed certain pro forma effects relating to the Transaction, including the effects of anticipated financings, prepared by management of Arena and approved for our use by Arena; and

(xii)	conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to, discussed with, or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Arena or any of the other parties to the Agreement, or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, Transaction Effects, and pro forma effects referred to above, we have assumed, with your consent and based on advice of management of Arena, that they have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of Arena and Simplify as to the future financial performance of Arena and the other parties to the Agreement (including the Transaction Effects and pro forma effects) and will be achieved at the times and in the amounts projected.

We express no opinion with respect to such forecasts or estimates (including any Transaction Effects or pro forma effects). We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of Arena and Simplify. This opinion does not address any legal, regulatory, taxation, or accounting matters, as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals, and we have assumed the accuracy and veracity of all assessments made by such advisors to Arena with respect to such matters. Our opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information available to us as of, the date hereof and our opinion speaks only as of the date hereof.

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The Board of Directors

The Arena Group Holdings, Inc.

Our opinion does not address Arena’s underlying business decision to engage in the Transaction or any related transaction, the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to Arena, or whether the consideration to be received by the stockholders of Arena pursuant to the Agreement represents the best price obtainable. In connection with our engagement, we were not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, Arena or any other alternative transaction. We also express no view as to, and our opinion does not address, the solvency of Arena or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the public holders of Arena Common Stock (other than the Excluded Parties) of the Exchange Ratio pursuant to the Agreement. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction (including any agreement or transaction between any Excluded Party and Arena or any other party to the Agreement), including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Arena, Simplify, or any of their respective affiliates. We have not been asked to, nor do we, offer any opinion with respect to any ongoing obligations of Arena, Newco, or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, preemptive rights, registration rights, voting rights, or otherwise) contained in any agreement related to the Transaction or under applicable law, any allocation of the consideration (or any portion thereof) payable in connection with the Transaction, or the fair market value of Arena, Newco or any other party to the Agreement, the Arena Common Stock, or the Newco Common Stock. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Transaction, any Excluded Parties, or any class of such persons, whether relative to the Exchange Ratio or otherwise. This letter should not be construed as creating any fiduciary duty on the part of Current Capital Securities LLC (or any of its affiliates) to any party. We express no opinion as to what the value of the Newco Common Stock will be when issued pursuant to the Transaction or the prices at which the Newco Common Stock or Arena Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that except as would not be in any way meaningful to our analysis: (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) the representations and warranties of the parties to the Agreement, and the related Transaction documents, are true and correct, (iii) the parties to the Agreement, and the related Transaction documents, will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Agreement and the related Transaction documents, and (iv) the Transaction will be consummated in accordance with the terms of the Agreement and related Transaction documents, without any waiver or amendment of any term or condition thereof. We have also assumed, with your consent, that all governmental, regulatory, or other third-party consents and approvals necessary for the consummation of the Transaction or otherwise contemplated by the Agreement will be obtained without any adverse effect on Arena or any other party to the Agreement, or on the expected benefits of the Transaction, in any way meaningful to our analysis.

This opinion is provided for the information and assistance of the Board of Directors of Arena (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any other matter.

We have been engaged by Arena to provide a fairness opinion to the Board of Directors of Arena in connection with the Transaction. We will receive a fee for our services, none which is payable in connection with this opinion, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the past two years, neither Current Capital nor any of its affiliates have provided any other investment banking services to Arena, Simplify, or their respective affiliates for which Current Capital or its affiliates received compensation. We and our affiliates may seek to provide investment banking or other services to Arena, any of the other parties to the Agreement, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of our employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of Arena or any other party to the Agreement and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of Current Capital Securities LLC.

* * *

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The Board of Directors

The Arena Group Holdings, Inc.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the public holders of Arena Common Stock (other than the Excluded Parties).

Very truly yours,

/s/ Current Capital Securities LLC
CURRENT CAPITAL SECURITIES LLC